Exhibit 99.16

蒙牛

ANNUAL REPORT 2011年報


360°
LIFE CHAIN
好品質 綠生活

China Mengniu Dairy Company Limited
中國蒙牛乳業有限公司*

(Incorporated in the Cayman Islands with limited liability)
(於開曼群島註冊成立之有限公司)

Stock Code 股份代號：2319

* For identification purpose only 僅供識別

Corporate Profile
公司簡介

China Mengniu Dairy Company Limited (Stock Code: 2319) and its subsidiaries (the "Group") manufacture and distribute quality dairy products in China. It is one of the leading dairy product manufacturers in China, with ***MENGNIU*** as its core brand.

The Group's diversified products range include liquid milk products, such as UHT milk, milk beverages and yogurt, ice cream and other dairy products such as milk powder. In December 2011, the Group's annual production capacity reached 7.05 million tons.

中國蒙牛乳業有限公司(股份代號：2319)及其子公司(統稱「本集團」或「蒙牛」)於中國生產及銷售乳製品。憑藉其主要品牌***蒙牛***，本集團已成為中國領先的乳製品生產商之一。

本集團提供多元化的產品，包括液體奶(如UHT奶、乳飲料及酸奶)、冰淇淋及其他乳製品(如奶粉等)。於二零一一年十二月，本集團乳製品的年生產能力達705萬噸。

360° LIFE CHAIN
好品質 綠生活



Youth to middle age
中青年

Teenagers
青少年

Middle age to elderly
中老年

General consumption
大眾人群

Children / Baby
兒童 / 嬰幼兒





Contents 目錄

Highlights
摘要

For the year ended 31 December	截至十二月三十一日止年度	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Revenue	收入	**37,387,844**	30,265,415
Gross profit	毛利	**9,592,152**	7,786,436
Profit attributable to owners of the Company	本公司擁有人應佔利潤	**1,589,274**	1,237,273
Net cash inflow from operating activities	經營業務產生的淨現金流入	**2,520,057**	2,485,117
Earnings per share (RMB)	每股盈利（人民幣元）		
– Basic	－基本	**0.908**	0.712
– Diluted	－攤薄	**0.905**	0.711

- Capitalising on the opportunities presented by the orderly development of the industry, the Group continuously optimised its product portfolio and launched more high-end and innovative new products, thereby enabling it to consolidate its leading position in the market. The revenue of the Group increased by 23.5% to RMB37,387.8 million while the profit attributable to owners of the Company rose by 28.4% to RMB1,589.3 million during the year.
- The strategy of "selling to where it is produced and producing at where it is sold" (產地銷・銷地產) was deployed throughout the country and the aggregate annual production capacity of the Group reached 7.05 million tons as of December 2011.
- Mengniu proposed the theme of "One Step Closer to Green Life" (走近綠生活) for the year and exerted its best efforts to promote a green economy as well as organise eco-activity campaigns. During the year, Mengniu was honored with the Best Environmental Sustainability Initiative (最佳環境可持續發展獎) by the International Dairy Federation.
- Since the acquisition of Junlebao, both parties have achieved synergies by sharing resources in the procurement of raw milk and sales channels, thereby improving the sales of products as well as branding for both parties.
- Mengniu established an overseas sales centre to tap into the international market. Furthermore, the Group's products were launched again in Hong Kong and Macau, the first important step in entering the international market.

- 本集團把握行業有序發展的良好機遇，不斷優化產品結構，加大推出高端創新產品的力度，鞏固市場領導地位，於回顧年內的收入增長23.5%至人民幣373.878億元，而本公司擁有人應佔利潤增長28.4%至人民幣15.893億元。
- 本集團以「產地銷，銷地產」的思路在全國戰略佈局，於二零一一年十二月，合計年產能達到705萬噸。
- 蒙牛提出「走近綠生活」的年度主題，大力提倡綠色生態經濟，舉辦生態公益活動，年內獲世界乳業峰會(International Dairy Federation)頒發「最佳環境可持續發展獎」。
- 收購君樂寶後，雙方於原料鮮奶採購及銷售渠道等方面實現良好的資源共享，凸顯協同效應，使雙方產品銷量與品牌形象俱獲得提升。
- 為配合國際化目標，蒙牛成立了海外營銷中心，並重新登陸香港及澳門市場，向國際化進程邁出重要的第一步。

Revenue by Product Mix For the year ended 31 December
按產品劃分之收入 截至十二月三十一日止年度


RMB Million
人民幣百萬元
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
0.9%
10.3%
88.8%
1.2%
8.7%
90.1%
2010
2011
Liquid Milk
液體奶
Ice Cream
冰淇淋
Other Dairy Products
其他乳製品

Revenue by Product Mix in Liquid Milk Segment For the year ended 31 December
按液體奶產品劃分之收入 截至十二月三十一日止年度


RMB Million
人民幣百萬元
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
10.2%
27.3%
62.5%
13.5%
24.7%
61.8%
2010
2011
UHT Milk
UHT奶
Milk Beverages
乳飲料
Yogurt
酸奶

Plant Map
生產基地位置圖


Saibei Plant
塞北生產基地
Chabei Plant
察北生產基地
Shanyin Plant
山陰生產基地
Taiyuan Plant
太原生產基地
Helin (Hi-tech) Plant
和林(高科)生產基地
Helin (Headquarters) Plant
和林(總部)生產基地
Baotou Plant
包頭生產基地
Bameng Plant
巴盟生產基地
Yinchuan Plant
銀川生產基地
Heilongjiang
黑龍江
Qiqihaer Plant
齊齊哈爾生產基地
Shangzhi Plant
尚志生產基地
Wulanhaote Plant
烏蘭浩特生產基地
Inner Mongolia
內蒙古
Tongliao (Keerqin) Plant
通遼(科爾沁)生產基地
Liaoning
遼寧
Shenyang Plant
瀋陽生產基地
Tangshan Plant
唐山生產基地
Beijing
北京
Luannan Plant
灤南生產基地
Hebei
河北
Beijing Plant
北京生產基地
Baoding Plant
保定生產基地
Tianjin Plant
天津生產基地
Shanxi
山西
Shijiazhuang (Junlebao) Plant
石家莊(君樂寶)生產基地
Shandong
山東
Tai'an Plant
泰安生產基地
Shaanxi
陝西
Henan
河南
Jiaozuo Plant
焦作生產基地
Anhui
安徽
Ma'anshan Plant
馬鞍山生產基地
Hubei
湖北
Sichuan
四川
Zhejiang
浙江
Guangdong
廣東
Qingyuan Plant
清遠生產基地
Jinhua Plant
金華生產基地
Baoji Plant
寶雞生產基地
Meishan Plant
眉山生產基地
Shanxi Plant
山西生產基地
Wuhan Plant
武漢生產基地
Dangyang Plant
當陽生產基地
UHT milk and milk beverages
UHT 奶及乳飲料
Yogurt
酸奶
Ice cream
冰淇淋
Other dairy products
其他乳製品

Major Awards and Achievements
主要獎項及殊榮



The Group:

- IDF Dairy Innovation Award and Best Environmental Sustainability Initiative awarded by International Dairy Federation
- Garnered the "Eco-China Contribution Award" at the Second Ecological China Forum
- Honored as the "Chinese Listed Company with the Most Influential Brand Overseas" at the China Securities Golden Bauhinia Award
- Honored as a "Star of Boao" at the Boao Forum for Asia
- Received the "2011 Outstanding Enterprise in Fulfilling Corporate Social Responsibility Award" at the China Corporate Social Responsibility Annual Session
- Garnered the "Media Innovation Bronze Award" at the 2011 EFFIE Awards

本集團：

- 獲世界乳業峰會頒發「IDF乳品創新獎」及「最佳環境可持續發展獎」
- 獲第二屆生態中國論壇頒發「生態中國貢獻獎」
- 獲中國證券「金紫荊獎」頒發「海外最具品牌影響力的中國上市公司」
- 獲博鰲亞洲論壇頒發「博鰲之星」的榮譽
- 獲中國企業社會責任年會頒發「2011中國社會責任優秀企業獎」
- 入選2011中國艾菲獎，蒙牛獲「媒體時效銅獎」

Mengniu Brand:

- Ranked 18th under the "BrandZ™ Top 50 Most Valuable Chinese Brands 2012"
- Mengniu dairy products ranked first, in terms of sales volume and sales value, among similar products in China in 2011, according to China Industrial Information Issuing Centre under National Bureau of Statistics in China, the sixth time Mengniu has led this market category
- Inclusion in Hurun Brand List 2011
- Outstanding Brand Award 2010–2011 at the Third Conference of Branding and Communication in China

蒙牛品牌：

- 獲「BrandZ™2012最具價值中國品牌50強」第18位
- 根據國家統計局中國行業企業信息發佈中心公佈的資料，蒙牛乳製品榮列2011年度全國市場同類產品銷量及銷售額第一名，連續第六度蟬聯此項冠軍
- 入選2011胡潤品牌榜
- 獲第三屆中國品牌與傳播大會頒發「2010–2011年度傑出品牌大獎」稱號

CEO's Statement
總裁報告書



Yang Wenjun
楊文俊
Chief Executive Officer
總裁

Striving for excellence in quality
Dedicated to create a greener life
Mengniu enters into a new era in 2012
誠心誠意淬煉好品質
每時每刻倡導綠生活
二零一二年　蒙牛開啟新紀元

I am pleased to present the annual results of China Mengniu Dairy Company Limited (the "Company") and its subsidiaries ("Mengniu" or the "Group") for the year ended 31 December 2011 to our shareholders.

The year 2011 was a very critical year for the dairy industry in China. As stated by Mr. Wen Jiabao, the Prime Minister of China, when visiting the production plants of Mengniu, "China should raise its own breeds of milk cattle, so as to produce milk and dairy products of high quality and nurture its own brands for milk and dairy products". The entire industry underwent rationalisation under a more stringent regulatory regime and progressed towards the development of a high quality and branding-oriented base.

本人謹此欣然向全體股東呈報中國蒙牛乳業有限公司(「本公司」)及其子公司(統稱「蒙牛」或「本集團」)截至二零一一年十二月三十一日止年度之全年業績。

二零一一年是對於中國乳製品行業非常關鍵的一年，正如溫家寶總理於視察蒙牛生產基地時所指出，「中國應當培養出自己的奶牛品種，生產出高品質的牛奶和乳製品，培養出自己的牛奶和乳製品品牌」。整個行業在更加嚴格的監控環境中加強整頓，以高品質、品牌化的態勢向前發展。

On the one hand, we were very pleased to witness a stable and sustainable growth of the dairy industry in China caused by the continuously expanding consumption demand. On the other hand, the Government has re-examined the production permits of dairy product enterprises. Enterprises not complying with the stipulated requirements were eliminated. The industry was restructured and the barrier of competition was increased, which facilitated the development of the dairy market towards a healthy and orderly direction and created development opportunities for large enterprises which are leading the industry. As one of the leaders in the dairy industry, Mengniu actively sought a competitive edge to remain at the forefront of the prosperous development of the industry and further consolidated its market position. Mengniu had ranked as one of the top 20 global dairy enterprises (全球乳業20強) in a list issued by Rabobank, the Netherlands.

一方面，我們非常欣喜的看到中國乳製品行業，在不斷擴大的消費需求下穩步持續成長，另一方面，國家重新審核了乳製品企業生產許可，一部分不符合規範要求的生產企業被淘汰，行業環境整肅，競爭門檻提高，推動乳製品市場向健康有序的方向發展，為領先的大型生產企業締造了發展良機。身為乳製品行業領導者之一的蒙牛，積極借勢進行市場拓展，在行業的蓬勃發展中積極謀求領先企業的競爭優勢，進一步鞏固了市場地位。蒙牛於荷蘭合作銀行的全球乳業排行榜上，穩居前二十強之列。

In 2011, the total revenue of the Group was RMB37,387.8 million for the year, representing a growth of 23.5%. Profit attributable to owners of the Company increased to RMB1,589.3 million and basic earnings per share were RMB0.908. The Board of Directors of the Company (the "Board of Directors") recommended a final dividend payment of RMB0.198 per share for the year ended 31 December 2011.

於二零一一年，本集團全年收入共計人民幣373.878億元，實現23.5%的增長。本公司擁有人應佔利潤增長至人民幣15.893億元，每股基本盈利為人民幣0.908元。本公司董事會(「董事會」)建議派付截至二零一一年十二月三十一日止年度期末股息每股人民幣0.198元。


冠益乳
life'sDHA

By capitalising on the ongoing healthy growth in the market demand for dairy products as well as the favorable environment arising from the gradually regulated competitive market in the industry, the Group persisted in introducing mid to high-end dairy products with high added value to satisfy the consumption demand and expand its market share. Furthermore, Shijiazhuang Junlebao Dairy Co., Ltd. (石家莊君樂寶乳業有限公司) ("Junlebao"), the largest yogurt manufacturer in northern China, which we successfully acquired in 2010, comprehensively collaborated with us in terms of milk sources, markets, sales channels and production facilities, etc. The ensuing synergies delivered improvements in the sales of products and branding of both parties. Various favorable factors effectively promoted the growth of the Group's revenue. During the year, the liquid milk segment of the Group continuously enjoyed advantages with revenue increasing by 25.4% to RMB33,701.2 million, representing 90.1% of the Group's revenue and remained number one in market share within China. The ice cream products of Mengniu also underwent a comprehensive upgrade towards the higher end of the market, creating a new higher-end trend among local ice cream brands in China. The revenue from the ice cream segment increased by 4.7% to RMB3,258.6 million, representing 8.7% of the Group's revenue. As for other dairy products, Mengniu re-launched its milk powder products with the novel brand of *MENGNIU ARLA*, which had elicited a satisfactory preliminary market response. The growth in revenue from other dairy products segment totally increased by 51.8% to RMB428 million, representing 1.2% of the Group's revenue.

本集團借助中國乳製品市場需求的持續健康成長，行業競爭秩序日趨規範化的有利環境，繼續堅持推出高附加值的中高端乳製品滿足乳製品消費需求，進行市場拓展。此外，2010年成功收購的華北最大酸奶生產商石家莊君樂寶乳業有限公司(「君樂寶」)，與我們在奶源、市場、銷售渠道及生產設施等方面進行了充分合作，形成良好的協同效應，使雙方產品銷量與品牌形象共同獲得提升。各項積極因素，有效推進了本集團的收入增長。年內，本集團的液體奶業務持續佔領優勢，收入增長25.4%至人民幣337.012億元，佔本集團收入的90.1%，市場份額繼續名列中國第一。蒙牛旗下冰淇淋亦於年內向高端全面升級，引領了中國本土冰淇淋品牌的高端風潮。冰淇淋收入上升4.7%至人民幣32.586億元，佔本集團收入的8.7%。其他乳製品方面，蒙牛以*歐世蒙牛*的全新品牌形象重新推出奶粉產品，並初步獲得良好的成效。其他乳製品整體收入增長51.8%，至人民幣4.28億元，佔本集團收入的1.2%。

With a sustainable growth in revenue, the profitability of the Group was also stabilised and enhanced gradually during recent years and the net profit margin further increased to 4.3%. We believe this favorable performance was due to our advanced strategic planning, enhanced internal control procedures, optimised product portfolio and restructured organisation. Costs and expenses were tightly controlled, thereby enabling the growth in profitability and mitigating the cost pressure brought about by the inflationary environment.

在收入持續增長的情況下，本集團盈利水平近年來表現穩定並逐步提高，淨利潤率提升到4.3%。這是我們通過提前規劃佈局、強化內部管理、優化產品結構及變革組織架構等多種措施，嚴控成本支出，保障盈利空間，於通脹環境下化解成本增長壓力而獲得的可喜成果。

From a strategic expansion perspective, Mengniu continuously extended its deployment of resources throughout China, adding production plants at Qingyuan City in Guangdong Province and Yinchuan City in Ningxia Hui Autonomous Region. The demand from regional markets across China was thus catered for, with an aggregate annual production capacity of 7.05 million tons during the year. Mengniu actively tapped into the international market by leveraging its position as one of the leaders of the dairy industry in China. We embarked on research in the global dairy market, in order to advance towards the integration of resources globally whether within or outside China. Our products were launched again in international markets and distributed in Hong Kong and Macau respectively, which further internationalised the brand of ***MENGNIU***.

從戰略擴張層面來説，蒙牛繼續加強全國生產佈局，增加了位於廣東省清遠市及寧夏回族自治區銀川市的生產基地，以適應國內區域性市場需求，使年內總產能達到705萬噸。蒙牛以中國乳業領導者之一的地位，積極開展國際化，展開了全球乳業市場調研，朝著資源佈局全球化、國際國內市場一體化的方向邁開步伐。蒙牛的產品重新登陸國際市場，先後於香港、澳門等地上市，進一步將***蒙牛***品牌推向國際化。

The theme of "High Quality for a Green Life" (好品質・綠生活) remained the direction to be further pursued by Mengniu. In order to achieve "High Quality" (好品質), Mengniu carefully managed every aspect of production operations from milk sourcing to research and development ("R&D") and quality control. Overall control of product quality was thus enhanced. We undertook our best effort to develop safe and reliable milk sources. The proportion of milk sources provided by ranches and scaled farms was increased to nearly 80% during the year, and we also provided comprehensive technical service systems to the suppliers. We have persisted in improving the independent R&D standards for the dairy industry in China, and actively applied for patents. We have also commenced the operation of the post-doctoral scientific research centre and overseas R&D station in Tokyo so as to upgrade our R&D capacity.

「好品質・綠生活」繼續作為蒙牛深入推進的方向。為成就產品的「好品質」，蒙牛從奶源、研發、質檢等每一個生產運營環節，加強對產品品質的全面把控。我們一直致力於安全可靠的奶源建設，於年內進一步將牧場和養殖小區規模化奶源的比例提升至接近80%的水平，還為奶源供應方建立技術服務體系。我們堅持提高中國乳業的自主研發水平，積極加強專利申請工作，並開辦博士後科研工作站、東京海外研發站等推進研發能力的提升。

In terms of quality control, Mengniu is striving to perfect its "end-to-end" (端到端) comprehensive quality control system throughout the production process. The implementation of the "Electronic Tracking System" (電子追溯系統) is progressively advancing towards the target of tracking our products. The expectation of "High Quality" (好品質) is extended to every facet of the products. All operational departments and branches or processing plants of the Group have successfully passed the inspection by the State General Administration of Quality Supervision, Inspection and Quarantine ("AQSIQ") and obtained production permits of dairy products.

在質檢方面，蒙牛一直積極展開「端到端」全過程質量管理體系的持續完善工作，逐步建立「電子追溯系統」向產品可追溯的目標邁進，將「好品質」的要求延伸到產品的每一個環節。旗下各事業部及分公司或加工地均通過國家質量監督檢驗檢疫總局(「國家質檢總局」)審核，取得乳製品生產許可證。



It was announced by the state quality supervision authority of the PRC in December 2011 that a batch of products from Mengniu's plant at Meishan, Sichuan, was found excessive levels of flavacin M1 upon random inspection. As such batch of products was still in the warehouse at the time of the inspection, that batch of products was sealed immediately and later on destroyed by the Group and had not been released to the market. We deeply recognised from the incident that there was still room for improvement in our internal management. On the basis of the current management system based on the concept of the whole supply chain management system, we forthwith bolstered the control of milk sources, which boosted overall quality. Our internal quality control process flow was strengthened by the division of the quality control system into a raw materials quality control centre and a products quality control centre. The products would thus be cross-checked by two independent departments from production to dispatch. Moreover, the quality and safety administration centre and raw milk quality assurance centre were formed to further monitor the products quality. We shall also voluntarily invite third parties such as authoritative institutions of the Government to carry out random inspection on our products and publish the results. These efforts were intended to assure the credibility and reliability of the results in the quality inspection of products, and evidence the determination of Mengniu in realising "High Quality" (好品質).

於二零一一年十二月，國家質檢部門公佈在蒙牛四川眉山工廠抽檢的其中一批產品黃曲霉素M1超標。由於該批產品在檢測時尚未出庫，本集團亦已立即將該批產品進行了封存、銷毀，有關問題產品並未流入市場。此事件使我們深刻認識到內部管理仍需進一步加強，隨即在現有的管理基礎上以全產業鏈管理體系理念，強化奶源源頭管理，推動整體品質提升，加強內部質量控制流程，將質量管理系統拆分為原料質量管理中心和產品質量管理中心，由兩個獨立部門完成對產品由生產到出廠的雙重交叉檢驗，另外成立了質量安全管理中心和原奶質量督察中心對產品質量進行再監督。我們更將主動邀請第三方國家權威機構對產品進行隨機抽檢並公佈結果，確保產品質檢結果的公信力與可信度，以證明蒙牛全心全意打造「好品質」的決心。

Apart from actively expanding its businesses, the Group also continuously exerted considerable effort to build up the "Green Life" (綠生活) brand image of ***MENGNIU***. Highlights included becoming one of the global partners for the International Horticultural Exposition held at Xi'an in China, the organisation of a major ecological community event "Ecological Movement Support China" (生態行動，助力中國), and the participation in the "Earth Hour" (地球一小時) activity initiated by the World Wide Fund for Nature ("WWF"). Through these activities, we successfully turned 2011 into a year of "One Step Closer to Green Life" (走近綠生活). While we were pursuing a green vision in our branding, we also undertook social responsibility initiatives in promoting the ecological protection of the environment. Moreover, through utilising environmentally friendly packaging materials, promoting the recycling of packaging and advocating low carbon and emissions reduction in production, we had laid down the platform for environmental protection and sustainable development from the perspective of corporate social responsibility.

除積極的業務拓展以外，本集團亦繼續傾力打造***蒙牛***的「綠生活」品牌形象。本集團通過成為中國西安世界園藝博覽會的全球合作夥伴之一，自發舉辦「生態行動，助力中國」大型生態環保活動，以及參與世界自然基金會(WWF)發起的「地球一小時」活動，將二零一一年打造成為蒙牛的「走近綠生活」之年，在推進品牌綠色理念的同時，亦為推動生態環境保護而貢獻企業力量。此外，在我們通過使用環保包材、倡導包裝回收，並在生產環節中注重低碳減排，借此打造環境保護和可持續發展這一社會責任的企業平台。

The year 2011 was the first year of Mengniu's second five-year plan. Mengniu enjoyed success with its vigorous efforts, setting an encouraging prelude with consolidated determination, notwithstanding the intensive competition in the industry. We also became more confident that we could realise our strategic objective. Meanwhile, the fact that we detected the shortcomings in our enterprise management during 2011 enabled us to more clearly recognise how to enhance the quality of internal management in 2012. While steadily pursuing the objectives laid down in the five-year plan, Mengniu also commits itself to laying the groundwork for a more prosperous development in the future.

As a pioneer in the development of the dairy industry in China, as well as a Chinese enterprise with an appealing brand, Mengniu will not only devote efforts to strengthen its competencies but also strive to motivate the industry in its future development, contributing to the public good.

We will conduct our business with a solid foothold in the global dairy industry by establishing a brand image that fulfills immense corporate social responsibilities. We will provide healthy dairy products with high quality to consumers and establish a role model in green sustainable development for the benefit of society, ultimately creating maximum value for our shareholders. On behalf of Mengniu, I would like to take this opportunity to express our heartfelt gratitude to all sectors of society for their concern and support.

Yang Wenjun
Chief Executive Officer

Hong Kong, 27 March 2012

二零一一年是蒙牛第二個五年規劃的開局之年。在這一年當中，蒙牛付出了辛勤的汗水，也收獲了成功的喜悅。在這一年當中，儘管行業競爭激烈，但是蒙牛憑藉眾志成城的決心為五年規劃書寫了令人鼓舞的開篇序曲，也使我們更加堅定了實現戰略目標的信心。同時二零一一年也令我們看到了企業管理上的不足，這促使我們在二零一二年對如何提升內部管理素質產生了更加清晰的認識，除了按照五年規劃的既定目標穩步向前發展之外，還將為蒙牛未來更蓬勃的發展做好自身完善工作。

作為中國乳製品行業的發展先鋒，作為中國具有品牌號召力的民族企業，在蒙牛的未來發展規劃之中，不僅矢志加強企業自身力量，亦將帶動行業整體發展，貢獻回報社會作為奮鬥的方向。

我們期望以腳踏實地的行為，以深具社會責任感的企業形象立足於世界乳業品牌之列，為消費者提供健康優質的乳製品，為社會樹立可持續發展的綠色榜樣，為股東創造出最大化的價值。在此，本人謹代表蒙牛對於社會各界給予我們的監督與支持致以衷心的感謝！

楊文俊
總裁

香港，二零一二年三月二十七日



PROMOTE LOW-CARBON LIVING

實踐低碳技術 製造美好生活



Management Discussion and Analysis
管理層討論及分析

Financial Review

Capitalising on the healthy and orderly development of the dairy market, the Group continuously optimised its product portfolio. More high-end and innovative new products were launched, enabling the Group to consolidate its leading position in the market and to achieve greater success again. During the year under review, the revenue of the Group amounted to RMB37,387.8 million, as compared with RMB30,265.4 million in 2010, an increase of 23.5%. Profit attributable to owners of the Company was RMB1,589.3 million (2010: RMB1,237.3 million), an increase of 28.4% as compared with 2010. Basic earnings per share were RMB0.908 (2010: RMB0.712).

財務回顧

藉助乳製品市場的健康有序發展的有利時機，本集團不斷改善產品結構，加大推出高端創新產品的力度，鞏固市場領導地位，再次創造佳績。本集團於回顧年內之收入為人民幣373.878億元，較二零一零年的人民幣302.654億元增長23.5%。本公司擁有人應佔利潤為人民幣15.893億元（二零一零年：人民幣12.373億元），較二零一零年增長28.4%。每股基本盈利為人民幣0.908元（二零一零年：人民幣0.712元）。

Gross Profit

The gross profit of the Group amounted to RMB9,592.2 million, as compared with RMB7,786.4 million in 2010, an increase of 23.2%. The prices of raw milk and other raw materials continued to increase as a result of growing inflation. The Group effectively mitigated the impact of inflationary pressure on costs by actively adopting measures such as stringent cost control and optimisation of product portfolio. As such, the overall gross profit margin was maintained at 25.7% (2010: 25.7%).

毛利

本集團的毛利較二零一零年之人民幣77.864億元，增長23.2%至人民幣95.922億元。面對通脹加劇導致原料鮮奶及其他原輔材料價格持續上漲的市場環境，本集團透過精準的成本控制、優化的產品組合等積極舉措，有效緩和成本壓力帶來的影響，全年整體毛利率維持在25.7%水平（二零一零年：25.7%）。


特仑苏
成长有阶段
牛奶要不同

Operating Expenses

As a result of the expansion of its operational scale, the operating expenses of the Group in 2011 rose to RMB7,992 million (2010: RMB6,524.9 million). However, through measures to enhance operational efficiency and stringently controlled costs, its percentage to the Group's revenue decreased to 21.4% (2010: 21.6%).

The percentage of selling and distribution costs to the Group's revenue for the year was 17.9% (2010: 17.9%), similar to that of 2010. The Group maximised its utilisation of sales and marketing resources, and introduced novel and diversified marketing and promotion activities targeted at different customer segments for a wide range of products, thereby enhancing the recognition and popularity of the ***MENGNIU*** brand to consumers. The percentage of advertising and promotion expenses to revenue for the year remained at 7.6% (2010: 7.8%).

The administrative and other operating expenses amounted to RMB1,297.3 million (2010: RMB1,095.8 million). With further internal restructuring and stringent cost control, the percentage of related expenses to the Group's revenue was effectively reduced to 3.5% (2010: 3.7%).

經營費用

本集團經營規模的不斷擴大，使二零一一年的經營費用上升至人民幣79.92億元(二零一零年：人民幣65.249億元)，但通過改善經營效率及成本精準管控，其佔本集團收入比例下降至21.4%(二零一零年：21.6%)。

全年銷售及經銷費用佔本集團收入比例為17.9%(二零一零年：17.9%)，與二零一零年比例相若。其中，本集團針對各類型產品，最大化利用營銷資源，針對不同的顧客群推出新穎多元化的宣傳及推廣活動，以加強消費者對***蒙牛***品牌的認知度及鍾愛度。全年的廣告及宣傳費用佔收入比例仍保持在7.6%(二零一零年：7.8%)。

行政及其他經營費用為人民幣12.973億元(二零一零年：人民幣10.958億元)，因應本集團深化組織架構改革及嚴控成本，有關費用佔本集團收入的比例有效降低至3.5%(二零一零年：3.7%)。


真果粒
牛奶飲品
真果粒
牛奶飲品
MILK DELUXE
特仑苏
純牛奶
優益C
300亿

Profit from Operating Activities and Profit Attributable to the Owners of the Company

The Group's EBITDA for the year was RMB2,812.1 million (2010: RMB2,208.2 million). With effective cost control, the EBITDA margin increased to 7.5% (2010: 7.3%) as compared with last year. Profit attributable to the owners of the Company grew to RMB1,589.3 million (2010: RMB1,237.3 million). Net profit margin was 4.3% for the year (2010: 4.1%).

經營業務利潤及本公司擁有人應佔利潤

本集團的息稅折舊攤銷前利潤(EBITDA)為人民幣28.121億元(二零一零年：人民幣22.082億元)。由於有效的成本控制，使EBITDA利潤率提升至7.5%(二零一零年：7.3%)。本公司擁有人應佔利潤有所增長，錄得人民幣15.893億元，(二零一零年：人民幣12.373億元)，全年淨利潤率為4.3%(二零一零年：4.1%)。

Capital Structure, Liquidity and Financial Resources

The Group's net cash inflow from operating activities amounted to RMB2,520.1 million (2010: RMB2,485.1 million). Net cash balances (cash and bank balances net of total bank loans) of the Group reached RMB5,985.5 million as at 31 December 2011 (31 December 2010: RMB5,997 million), indicating a strong financial position and considerably healthy cash flow of the Group.

The outstanding bank loans of the Group amounted to RMB537.5 million (31 December 2010: RMB700.8 million), which was repayable within one year (31 December 2010: RMB550.8 million). Furthermore, the bank loans totaling RMB167.1 million (31 December 2010: RMB270.8 million) were fixed interest-bearing loans.

The total equity of the Group was RMB12,048.8 million as at 31 December 2011 (31 December 2010: RMB10,217.5 million), and the debt-to-equity ratio (total bank loans over total equity) of the Group was 4.5% (31 December 2010: 6.9%).

The Group's finance costs amounted to RMB60.94 million (2010: RMB45.20 million), representing approximately 0.2% of the Group's revenue (2010: 0.1%).

資本架構、流動資金及財務資源

本集團的經營業務產生的淨現金流入為人民幣25.201億元(二零一零年：人民幣24.851億元)，而本集團於二零一一年十二月三十一日之淨現金(現金及銀行存款扣除銀行貸款總額)為人民幣59.855億元(二零一零年十二月三十一日：人民幣59.97億元)，顯示本集團之財務狀況穩健，且現金流量非常健康。

本集團的尚未償還銀行貸款為人民幣5.375億元(二零一零年十二月三十一日：人民幣7.008億元)，全部均為一年內償還貸款(二零一零年十二月三十一日：人民幣5.508億元)。另外，人民幣1.671億元之銀行貸款(二零一零年十二月三十一日：人民幣2.708億元)為按固定利率計算。

本集團於二零一一年十二月三十一日的總權益為人民幣120.488億元(二零一零年十二月三十一日：人民幣102.175億元)，及債務權益比率(銀行貸款總額除以總權益)為4.5%(二零一零年十二月三十一日：6.9%)。

本集團的融資成本為人民幣6,094萬元(二零一零年：人民幣4,520萬元)，佔本集團收入約0.2%(二零一零年：0.1%)。



Market Review

Under the Government's policies to promote "the preservation of domestic demand" and "fostering of consumption" (保內需、促消費), the dairy industry in China continued to develop in a sound and rapid manner. An important development was the re-examination of production permits for the dairy enterprises by AQSIQ which facilitated the rationalising and regulation of dairy enterprises. The competitive environment continued to improve amidst the further consolidation of the industry. In addition, the Government continued to enhance the safety monitoring and inspection over dairy products, thus bolstering consumer confidence and setting a course for the long-term and sound development of the dairy market.

As one of the leaders in the industry, Mengniu has been well positioned to capture the development opportunities presented by the orderly advance of the industry. Through the prominence of healthy products with high quality and its strategic planning in the market, the pace of expansion achieved by the Group ranked at the forefront of the industry. The statistics provided by Nielsen Company once again demonstrated that the market share of the Group's liquid milk and yogurt segments continued to rank top in China. The Group was also selected for the third consecutive year as one of the top 20 global dairy enterprises (全球乳業20強) ranked by Rabobank for the year 2011. According to the statistics of China Industrial Information Issuing Centre under National Bureau of Statistics in China, the dairy products of Mengniu ranked first in terms of sales volume and sales value in 2011 among similar products for the sixth consecutive year domestically.

Business Review

Despite the pressure brought about by the rising cost in farming, the increase in the prices of raw milk and other raw materials, Mengniu achieved remarkable results through a series of ongoing measures such as optimisation of product portfolio, organisational restructuring and enhancing operational efficiency, etc.

市場回顧

在「保內需、促消費」的國策推動下，中國乳業繼續健康快速發展。其中，國家質檢總局對全國乳企重新審核發放生產許可證，整頓及規範乳品企業，保障行業健康有序發展。在行業進一步整合下，競爭環境得以持續改善。另外，國家持續加強對乳製品的安全監控以鞏固消費者的信心，亦為乳製品市場的長遠良性發展鋪平道路。

蒙牛作為行業的領導者之一，把握行業有序發展的良好發展機遇，憑藉其健康優質的產品及戰略性的市場佈局，增長速度位於行業前列。尼爾森公司的監測數據再次證明本集團之液體奶市場份額及酸奶市場份額繼續佔居榜首，並連續第三年成功入圍荷蘭合作銀行發佈的2011年度「全球乳業20強」。根據國家統計局中國行業企業信息發佈中心的統計，蒙牛乳製品於二零一一年第六度榮列全國同類產品銷量、銷售額第一位。

業務回顧

縱然面對養殖成本愈來愈高、原料鮮奶及原輔材料價格持續上漲等導致的成本壓力，蒙牛通過持續改善產品結構、完善組織架構變革及提高運營效率等一系列舉措，取得令人欣喜的成績。



Mengniu aggressively implemented an excellent cost control system. Through stringent cost control measures, the Group has effectively saved costs and enhanced overall profitability in addition to improved management mechanisms. Furthermore, the synergies after the organisation restructuring have been gradually realised. The operation of the Group was advanced by utilising the unified information system, management practices and performance appraisals. At the same time, Mengniu has actively strengthened the employment qualification system for staff. The constant reform of our management structure has laid a solid foundation for maintaining our leading position in the industry.

Since Mengniu acquired Junlebao in 2010, both parties have achieved synergies by sharing resources in purchase of raw milk and sales channels. Each of Mengniu's and Junlebao's share in the yogurt market of China has risen, demonstrating the mutual benefits of the win-win cooperation. The successful integration also provided a viable role model for our future mergers and collaboration.

Furthermore, Mengniu also established an overseas sales centre in August to tap into the international market. Our products were launched again in Hong Kong and Macau, the first important step to enter the international market. In 2012, Mengniu plans to expand further into overseas markets such as Singapore and Mongolia, which will extend the influence of the ***MENGNIU*** brand in the international market.

Branding and Marketing

Mengniu has devoted efforts to become a responsible leader in the industry, a practitioner of sustainable green development and a pioneer of healthy lifestyle. On the basis of the brand theme of "High Quality for a Green Life" (好品質‧綠生活), Mengniu proposed the theme of "One Step Closer to Green Life" (走近綠生活) for the year and used its best endeavours to promote a green economy.

蒙牛積極推行卓越成本控制體系，深入開展成本精準管控，在有效節約成本、提升綜合盈利能力的同時，亦推進了管理體系的完善。另外，本集團組織架構變革後的協同效應逐步體現，並朝各系統信息統一、管理方式統一、績效評定統一的方向共同前進；同時蒙牛積極加強員工任職資格體系項目建設，不斷革新管理模式以為領先行業發展奠定堅實基礎。

自蒙牛於二零一零年收購君樂寶後，雙方於原料鮮奶採購及銷售渠道等方面實現良好的資源共享，凸顯協同效應，於全國酸奶市場的份額均得到進一步提高，足以證明強強聯合的雙贏效果，為蒙牛今後的併購及合作模式樹立了良好典範。

另外，為配合國際化目標，蒙牛於8月成立了海外營銷中心，並重新登陸香港及澳門市場，向國際化進程邁出了重要的第一步。二零一二年，蒙牛將按計劃陸續擴展至新加坡及蒙古等海外市場，加強***蒙牛***品牌於國際市場的影響力。

品牌及市場推廣

蒙牛致力於成為負責任的行業領導者、綠色可持續發展的實踐者和健康生活的引領者。在「好品質‧綠生活」品牌主題的基礎之上，蒙牛提出「走近綠生活」的年度主題，大力提倡綠色生態經濟。



With its pioneering awareness and actions in the areas of corporate development, enhancement of production and ecological practices, Mengniu was selected as one of the global partners for the International Horticultural Exposition (the "Expo") in 2011. The Group participated in building its own ecology park at the Expo, and illustrated the mode of ecological development of the dairy industry to visitors from China and overseas. The Expo is one of the most influential green events in the world. Mengniu's participation has not only highlighted the corporate image of green ecology, but also created favourable sales impact in the marketing aspect. The "Mengniu Eco-ranch Fund" (蒙牛生態草原基金) continued to participate in the "Ecological Movement Support China" (生態行動・助力中國), a large-scale eco-activity campaign which was organised for the second time jointly by the National Green Committee (全國綠化委員會), the State Forestry Administration (國家林業局) and the Chinese Ecological Economics Society (中國生態經濟學會). The event aimed to draw the attention of the public to a green ecology through a series of community activities featuring celebrities, so as to lighten the spark for green environment and to accomplish blossomy growth of ecosystem. Mengniu also joined the "Earth Hour" (地球一小時) activity initiated by WWF as the first dairy enterprise in China participated in the event. At the same time, we also participated in an activity "Package Recycling – I Am Changing the World" (包裝回收・我為地球做一個改變) held at different retail outlets and within communities to increase the corporate social responsibility. Mengniu initiated the "Package Recycling" activities in a number of cities, namely Beijing, Shanghai, Guangzhou, Shenzhen and Chengdu, collecting approximately 600,000 pieces of Tetra Pak packaging in total, and guided the public to make joint efforts to the creation of an environmentally friendly dairy industry. The Group devoted substantial efforts to launch a green interactive platform, "Mengniu Green Life Arena" (蒙牛綠生活館), which has strong interaction and a high degree of participation. The platform is a brand new accomplishment for the green community activities of Mengniu, instantly conveying its branding theme of "High Quality for a Green Life" (好品質・綠生活) to consumers through instant communication with them. In 2011, Mengniu was awarded for the Best Environmental Sustainability Initiative (最佳環境可持續發展獎) by the International Dairy Federation, which recognised our Group's contribution to ecological sustainability.

蒙牛憑藉領先的企業發展理念、生產建設及生態實踐方面的創舉，入選2011世界園藝博覽會全球合作夥伴，參與其中開闢綠色生態園，為中外遊客實景展現中國乳業的生態發展模式。藉助世界園藝博覽會這全球最具影響力之一的綠色盛會，凸顯蒙牛綠色生態品牌形象的同時，亦在市場推廣方面達到了良好的營銷效果。蒙牛生態草原基金繼續參與由全國綠化委員會、國家林業局指導與中國生態經濟學會共同主辦的「生態行動・助力中國」全國大型生態公益活動第二季，聯同公益明星加入一系列公益活動喚起社會各方對綠色生態的關注，點亮綠色星星之火，推動生態燎原之勢。蒙牛亦參與世界自然基金會(WWF)發起的「地球一小時」熄燈活動，成為其首家中國合作乳企，同時還在多個賣場和社區啟動「包裝回收・我為地球做一個改變」活動，為公益宣傳造勢。蒙牛在北京、上海、廣州、深圳、成都等全國多個城市開展「包裝回收」活動，共計回收到利樂包裝約60萬個，引領社會共同參與打造環保乳業。本集團傾力打造的綠色網絡互動平台—「蒙牛綠生活館」，由於互動性強、參與度高，成為蒙牛綠色公益的全新視窗，通過與消費者的即時溝通，更好地向消費者傳遞蒙牛「好品質・綠生活」的品牌主張。二零一一年，世界乳業峰會(International Dairy Federation)所頒發給蒙牛的「最佳環境可持續發展獎」，正是對本集團持續做出的生態貢獻的充分認可。



Mengniu continued to make contribution to the society by organising the "Love Gifts Action" (愛心禮物行動) campaign. During the year, internet was used as the major platform in collaboration with a number of reputable portals to create an integrated information platform aimed at offering long-term material support and psychiatric counseling to children in remote and poor regions, as well as orphans and the disabled, along with working class's children. The campaign drew public attention to the underprivileged children groups and also demonstrated Mengniu's commitment to corporate social responsibility.

蒙牛延續以「愛心禮物行動」回饋社會。年內致力於以互聯網為核心媒介，並與多家知名網站合作，搭建出綜合網絡資訊平台，為偏遠、貧困地區兒童及孤殘、打工子弟學校兒童等提供長期有效的物質資助和心理輔導，喚起社會愛心人士對弱勢兒童群體的關注，體現蒙牛的社會責任感。

In addition to Mengniu's initiatives to build a green, caring, charitable and leading brand image, it also embarked on a number of large-scale innovative marketing activities. Furthermore, Mengniu also enhanced the reputation of its brand by sponsoring singing talent programmes such as "Heavenly Voice on Campus" (天驕之聲，唱響校園) and "Blossoming Flowers" (花兒朵朵), as well as major sports activities such as the "Tour of China Road Cycling Race 2011" (2011年環中國國際公路自行車賽).

蒙牛不遺餘力進行綠色、關愛、公益、領先的品牌形象建設的同時，亦積極舉辦大型的市場推廣活動。此外，蒙牛亦透過贊助「天驕之聲，唱響校園」、《花兒朵朵》大型歌唱類選秀節目以及「2011年環中國國際公路自行車賽」等大型文化體育活動，提升了品牌的美譽度。

The brand value of ***MENGNIU*** was further boosted through a series of promotional activities during the year. Recognition and endorsements were obtained within and outside China. Important awards received in 2011 included:

- Ranked 18th under the "BrandZ™ Top 50 Most Valuable Chinese Brands 2012" (BrandZ™ 2012最具價值中國品牌50強)
- Best Environmental Sustainability Initiative (最佳環境可持續發展獎) and IDF Dairy Innovation Award (IDF乳品創新獎) awarded by International Dairy Federation (世界乳業峰會)
- Inclusion in Hurun Brand List (胡潤品牌榜) 2011
- Outstanding Brand Award 2010–2011 (2010–2011年度傑出品牌大獎) to Mengniu at the Third Conference of Branding and Communication in China (第三屆中國品牌與傳播大會)

憑藉一系列的宣傳活動，***蒙牛***的品牌價值在年內獲得進一步提升，並得到國內外市場的認可與肯定。二零一一年所獲重要獎項包括：

- 「BrandZ™ 2012最具價值中國品牌50強」第18位
- 世界乳業峰會(International Dairy Federation)頒發的「最佳環境可持續發展獎」、「IDF乳品創新獎」
- 入選2011胡潤品牌榜
- 第三屆中國品牌與傳播大會頒發蒙牛「2010–2011年度傑出品牌大獎」稱號



In addition, Mengniu was the Gold Sponsor of the Boao Forum for Asia 2011 (博鰲亞洲論壇2011) due to the superb quality of its products and was the only dairy product sponsor of the event for the fifth year. We were also a cooperation partner for the Lunar Exploration Program (探月工程) and were honoured as the only designated dairy product for the China's Space Program (中國航天選用產品) for a number of consecutive years. Moreover, the Mongolian Olympic Committee (蒙古國奧林匹克委員會) and Mengniu entered into a cooperation agreement, designating Mengniu products as the Official Milk Products for Mongolian Athletes at the London 2012 Olympic Games (2012年倫敦奧運會蒙古國運動員指定牛奶). This follows Mengniu's selection as the official milk products for Mongolian athletes for the Beijing 2008 Olympic Games.

此外，蒙牛以優良品質成為博鰲亞洲論壇二零一一年黃金贊助商，連續第五年作為大會唯一指定牛奶贊助商，並成為探月工程合作夥伴和連續多年成為「中國航天選用產品」。此外，蒙古國奧林匹克委員會與蒙牛簽訂「2012年倫敦奧運會蒙古國運動員指定牛奶」合作協定書，蒙牛繼2008年北京奧運會後，再次成為蒙古國運動員官方指定牛乳製品。

Products

Mengniu strives to fulfil the increasingly diversified health needs of consumers in China by emphasising the R&D of high-end products, enriching the product portfolio and improving the functions of its products. Thus the Group's products have been well received in the market. By successfully building sub brands for different categories of products, and organising unique marketing and selling activities to widely promote the brand, the Group has enhanced its reputation and boosted growth in sales. To date, Mengniu has an unmatched portfolio of more than 400 types of quality dairy products that can fully satisfy the daily needs of consumers. Continuous innovation has boosted the development of Mengniu and consolidated its leading position in the market.

產品

蒙牛細心呵護中國消費者日益多樣化的健康需求，專注研發高端產品、豐富產品種類、提升產品功能性，廣受市場青睞。本集團針對旗下不同品類打造子品牌，並分別舉辦各具特色的市場營銷活動使品牌聲名遠播，提升美譽度和市場銷量。現時蒙牛已經擁有多達400種優質乳製品的強大產品陣容，全方位滿足消費者日常所需，並以持續創新促進蒙牛的發展，鞏固市場領軍地位。

Liquid milk

Revenue from the liquid milk segment amounted to RMB33,701.2 million, an increase of 25.4% as compared with RMB26,871.8 million in 2010, accounting for 90.1% (2010: 88.8%) of the revenue of the Group. Liquid milk remained the most important source of the Group's revenue.

液體奶

液體奶收入為人民幣337.012億元，較二零一零年的人民幣268.718億元增長25.4%，佔本集團收入的90.1%（二零一零年：88.8%），是本集團最重要的收益來源。

UHT milk

Revenue from UHT milk products grew by 24.1% to RMB20,837.6 million (2010: RMB16,790.4 million), accounting for 61.8% (2010: 62.5%) of the liquid milk segment's revenue.

UHT奶

UHT奶收入增長24.1%至人民幣208.376億元（二零一零年：人民幣167.904億元），佔液體奶收入的61.8%（二零一零年：62.5%）。



Regarded as the flagship product of the high-end milk line, the premium quality and high-end image of the *Milk Deluxe (特侖蘇)* series has gained widespread recognition within the market. During the year, the paramount position of *Milk Deluxe (特侖蘇)* was advanced by continually integrating elegant musical and cultural sales activities to increase the appeal of the brand. Furthermore, the Milk Deluxe Club (特侖蘇名仕會) provided the loyal consumer groups of *Milk Deluxe (特侖蘇)* with opportunities to participate in various celebrity activities, consolidating the loyalty in the brand and established a firm consumption base. Mengniu has always closely observed the needs of consumers. During the year, the market demand has spurred the upgrade and modification for the *Future Star Milk (未來星兒童成長牛奶)*. An enhanced nutrition formula that would facilitate growth and is easily digestible by children was researched and developed with reference to the different characteristics of children's bodies. The functions of this series of milk products can be discerned from their categorisation into *Wisdom (智慧型)*, *Strong Build (健骨型)* and *Digestive System Friendly (呵護腸胃型)*. The *XinYangDao (新養道)* series targeting the mid to high-end dairy product market segment occupied a leading market position through product differentiation. *XinYangDao Zhenyang Milk (新養道珍養牛奶)*, which blended the rich flavoured oriental recipe nourishing beauty and health, was nominated the IDF Dairy Innovation Award (IDF乳品創新獎) for the second time in representation of China. Winning this award, which is one of the world's most honored accolade in the dairy industry, represents Mengniu's remarkable success. Two other products, *XinYangDao Qinyan Milk (新養道沁妍牛奶)* with collagen protein and *XinYangDao Low Lactose Low Fat Milk (新養道低乳糖低脂牛奶)*, have been specifically created for the personalised needs of modern urban residents. The *Modern Ranch Pure Milk (現代牧場純牛奶)* series, a type of high quality UHT milk, was launched during the year. Its milk sources were derived from top ranking ranches with standardised management. The nutritional value of the milk is preserved with advanced technology which is a perfect union of science and nature.

被視為高端奶代表的*特侖蘇*系列，其優質品質及堅實的高端形象贏得了市場高度認可。年內*特侖蘇*繼續結合音樂的優雅內涵和文化營銷活動提升品牌內涵，突出其與眾不同的頂尖地位。此外，特侖蘇名仕會讓*特侖蘇*的忠實消費者群體有機會參與各種星級活動，拉動品牌忠誠度，建立牢固的消費基礎。蒙牛一直緊貼消費者需求，年內順應市場需要將兒童成長牛奶*未來星*系列升級改裝，根據兒童不同的體質特點，特別研發了幫助成長的營養配方，強化及加入多種營養元素，使兒童更容易汲取當中的營養，產品類型現分為*智慧型*、*健骨型*及*呵護腸胃型*，產品功能突出。主攻中高端功能性乳製品市場的*新養道*系列，以差異化的產品特色引領市場，其*新養道珍養牛奶*綜合了美顏養生的東方配方，更代表中國第二度問鼎世界乳業最高獎項「IDF乳品創新獎」，成績有目共睹。另外還推出添加膠原蛋白的*新養道沁妍牛奶*及*新養道低乳糖低脂牛奶*，充分照顧現代都市人群的個性化需求。年內推出的高品質常溫牛奶*現代牧場純牛奶*系列，奶源來自規範化管理的優良牧場，利用高技術保留了牛奶的豐富營養，是科學與天然的完美體現。

Milk beverages

Revenue from the milk beverages segment was RMB8,309.6 million (2010: RMB7,336.2 million), increased by 13.3% from last year and accounting for 24.7% (2010: 27.3%) of the liquid milk segment revenue.

乳飲料

乳飲料產品收入為人民幣83.096億元（二零一零年：人民幣73.362億元），較去年增長13.3%，佔液體奶收入的24.7%（二零一零年：27.3%）。



The sales of *Fruit Milk Drink (真果粒)* with chewable fruit grain remained high. This product not only earned three global independent intellectual property patents, but also was honoured with the China Patent Excellence Award (「中國專利獎優秀獎」) at the 12th China Patent Awards Conference (第十二屆中國專利獎頒獎大會) for the first time. Thus, the innovative character of this product has been widely recongnized. *Youyi C (優益C)*, a probiotic lactobacillus casein yogurt beverage containing casein, is effective in promoting gastrointestinal motility, aiding digestion and eliminating toxins from the body. This product can satisfy the consumers that are concerned about the health of their intestines. *Yiyou Te (益優特)*, a milk beverage product of Mengniu, contains the essence of milk extracted with the state-of-the-art technology. Launched into the market in 2011, it was named as an "Innovative Product" (創新產品) at the 12th China International Food and Beverage Exhibition 2011 organised by SIAL CHINA, initiating a new chapter in the history of the Group as a professional dairy products manufacturer to enter the milk beverages market with products of plastic packaging.

含有可嚼果粒的乳飲料*真果粒*持續暢銷，先後獲得全球三項獨立自主知識產權專利，並首次在第十二屆中國專利獎頒獎大會上獲得「中國專利獎優秀獎」，產品創新受到廣泛認同。活菌型乳酸菌飲品*優益C*，富含活力C菌，有效促進腸胃蠕動，並有助消化和排除體內毒素，滿足追求腸道健康的消費者。蒙牛於2011年推出牛奶飲品*益優特*，內含以高科技先進工藝提取的牛奶精華，於SIAL CHINA舉辦的2011第十二屆中國國際食品及飲料展覽會上獲「創新產品」稱號，開啟本集團作為專業乳製品生產商進軍塑膠包裝乳飲品市場的新篇章。

Yogurt

Revenue from the yogurt segment increased by 65.9% to RMB4,554 million (2010: RMB2,745.2 million), accounting for 13.5% (2010: 10.2%) of the liquid milk segment revenue.

Inner Mongolia Old Yogurt (內蒙古老酸奶) has inherited the craftsmanship of the Mongolian nomad tradition. It is made from premium whole fresh milk free from any artificial flavor, preservatives and chemical additives. This natural and green product has become very popular in China. Based on this product, Mengniu advanced one step to create the *European Double Layer Fruit Yogurt (歐式雙層果酪)*, a solid yogurt product fermented from selected ranch milk and added fresh fruits in a single cup. The thick texture of yogurt and the sweet taste of fruit is a perfect combination with great taste. With wide market acceptance, its sales have surged rapidly since its launch. *Champion (冠益乳)*, a high-end dual function yogurt, is the Group's first yogurt product to obtain national certification as a health-care product. *Champion* is rich in BB-12 Bifidobacterium, which can effectively regulate enzymes in the intestine, thereby enhancing the immune system. It is a healthy choice for the modern urban population with sales performance ranking at top of the market. The acquisition of Junlebao as a yogurt sub-brand of Mengniu has enlarged its product portfolio and further enhanced the Group's share in the yogurt market.

酸奶

酸奶收入增長65.9%至人民幣45.54億元(二零一零年：人民幣27.452億元)，佔液體奶收入的13.5%(二零一零年：10.2%)。

繼承了蒙古遊牧民族傳統酸奶製作工藝的*內蒙古老酸奶*，用優質純鮮牛奶製成，產品無香精、無防腐劑、無化學合成原料，崇尚天然綠色，在全國市場廣受熱捧。在此基礎之上，蒙牛再接再勵創新推出凝固型酸奶產品*歐式雙層果酪*，由優選牧場牛奶和新鮮水果單杯發酵而成，酸奶的濃稠口感與水果的香甜滋味匹配出完美組合，甫一推出即獲市場好評，銷售量迅速飆升。高端酸奶代表雙功能酸奶*冠益乳*為本集團首個獲批「國食健字號」的產品，通過豐富的BB冠菌有效調節腸道菌群，增強免疫力，為現代都市人群的健康選擇，銷售成績穩居市場前列。併購君樂寶成為蒙牛的酸奶子品牌，豐富了該品類產品組合，進一步提升了本集團於酸奶市場份額。

Ice cream

Revenue of the ice cream segment amounted to RMB3,258.6 million (2010: RMB3,111.5 million), up 4.7% from last year, accounting for 8.7% (2010: 10.3%) of the Group's revenue.

During the year, the Group conducted a major restructuring of its ice cream products, elevating the position of these products to a higher tier, and enhancing the product portfolio, thereby enhancing profitability. Focusing on its three major brands, namely, *Sui Bian (隨變)*, *Ice+ (冰+)* and the *Mood for Green (綠色心情)*, Mengniu had launched high-end products that became popular in the market. The Group also introduced the *Deluxe (蒂蘭聖雪)* series, the high-end brand of its ice cream products, which combines natural flavor and premium milk sources to form a delicious texture, thus gaining a favorable reputation in the market. This new brand swiftly established its position in the ice cream market. In terms of marketing activities for ice cream products, Mengniu organised the "Once More Piece" (再來一支) event for *Sui Bian (隨變)*, which adopted bold and avant-garde means to interpret the vision of "All Things Changing Upon Me" (一切隨我而變) to boost brand recognition. Mengniu's ice cream products were also selected as the exclusive dairy products for the International Horticultural Exposition 2011 held in Xi'an, which has helped to present the high-end brand image of ***MENGNIU***'s high end products to its consumers.

冰淇淋

冰淇淋收入為人民幣32.586億元（二零一零年：人民幣31.115億元），較去年增長4.7%，佔本集團收入的8.7%（二零一零年：10.3%）。

年內本集團對冰淇淋產品進行了重要調整，向高端整體升級，優化了該品類的產品組合，提升盈利空間。圍繞以往的*隨變*、*冰+*及*綠色心情*三大品牌，蒙牛推出銷售反應熱烈的高端產品。本集團還為消費者帶來冰淇淋的高端品牌*蒂蘭聖雪*系列，以天然香料和上乘奶源締造出美味口感贏得市場讚譽，新品牌的市場地位迅速確立。在營銷活動方面，為加深消費者對品牌的認知度，蒙牛舉辦了*隨變*「再來一支」活動，以大膽創新的營銷手法帶出「一切隨我而變」的品牌理念。蒙牛的冰淇淋產品均被選為2011年西安世界園藝博覽會專用乳製品，藉助營銷活動向更多消費者傳遞出***蒙牛***的高端品牌形象。

Other dairy products

Revenue from other dairy products amounted to RMB428 million (2010: RMB282.1 million), increased by 51.8%, accounting for 1.2% (2010: 0.9%) of the revenue of the Group.

其他乳製品

其他乳製品收入增長51.8%至人民幣4.28億元（二零一零年：人民幣2.821億元），佔本集團收入的1.2%（二零一零年：0.9%）。



MENGNIU ARLA (歐世蒙牛) debuted with a novel image tailored to the current situation of the milk powder market in China. The promotion of *MENGNIU ARLA (歐世蒙牛)* emphasised the application of premium milk sources imported from Europe in a formula customised for Chinese babies, highlighting the concept of a "Scandinavian Mind with a Chinese Heart" (北歐智慧中國心). This product appealed to the consumers by creating a new elite and elegant image. Moreover, the marketing strategies of *MENGNIU ARLA (歐世蒙牛)* were tailored to selected major cities for greater penetration. Professional training was provided to sales staff to ensure the product information was accurately delivered and follow-up activities were conducted to customers for better after-sales services. The hard work was paid off with *MENGNIU ARLA (歐世蒙牛)* earning two major international awards during the year. *Platinum Jiazhi Infant and Baby Formula Milk Powder (白金佳智嬰幼兒配方奶粉)* was named an "Innovative Product" (創新產品) in the 12th China International Food and Beverage Exhibition 2011 organised by SIAL CHINA and garnered the *"Innovative Formula Prize" (配方創新獎)* at the 5th China (Inner Mongolia) International Dairy Expo (第五屆中國(內蒙古)國際乳業博覽會). The quality of this product line has been increasingly recognized by the public. After implementing a series of improvement measures, the overall sales of *MENGNIU ARLA (歐世蒙牛)* have gradually increased. This fine-tuning of the marketing strategies has set the right direction for the future development of *MENGNIU ARLA (歐世蒙牛)* in China's rapidly growing milk powder market.

針對中國奶粉市場現狀，*歐世蒙牛*以全新形象打入市場，強調「北歐智慧中國心」，宣傳從歐洲進口奶源突出優良品質，而配方則為中國寶寶的特質量身打造，以高端優質形象重新展示於消費者眼前。此外，*歐世蒙牛*之營銷策略亦作出調整，特選部分城市展開重點市場滲透策略，為銷售人員提供專業培訓以保證產品訊息傳送得宜，並跟進奶粉顧客使用情況以提供良好的售後服務。此外，*歐世蒙牛*於年內摘取兩大國際獎項，旗下*白金佳智嬰幼兒配方奶粉*於SIAL CHINA舉辦的2011第十二屆中國國際食品及飲料展覽會上獲「創新產品」稱號，並於第五屆中國(內蒙古)國際乳業博覽會上獲「配方創新獎」，產品實力受到社會認可。在實施一系列調整舉措之後，*歐世蒙牛*整體銷售量逐步提升，足證市場策略之正確性，為未來在不斷擴大的中國奶粉市場中進一步發展確立良好發展方向。

Quality Control

Mengniu continued to constantly upgrade both the management and technologies of quality control during the year. In accordance with the requirements of AQSIQ for re-examination of production permits of dairy product enterprises in China, all operational departments and branches or processing plants of the Group had passed the inspection in a timely manner. The Group also deployed strategies to improve its "end-to-end" (端到端) comprehensive quality control system throughout the production process. Such measures included tightening the evaluation and management of raw materials suppliers, establishing a patrol division and conducting sample checks of products with different attributes, enhancing quality assurance technologies and preparing for the expansion of its electronic tracking system (電子追溯系統) as the secondary tracking system. In terms of certifications for quality control, Mengniu obtained the compliance certificate for FSSC22000 recognised in the international market, and was cleared for the certification by HACCP for the prevention of hazardous substances in food production.

品質監控

年內，蒙牛繼續在提升品質監控的管理和技術水平的道路上奮力前行。本集團按照國家質檢總局要求參與全國乳製品企業生產許可重新審核，涉及的所有事業部及分公司或加工地均如期通過審核。本集團還圍繞完善「端到端」全過程質量管理體系的目標進行戰略佈署，包括加強原輔材料供應商評估管理、成立巡查部門根據產品不同特徵開展抽查、品質保證質量技術改進以及為擴展「電子追溯系統」的二級追溯體系作好籌備工作等措施。在品質管理體系認證方面，蒙牛取得了接軌國際標準的FSSC22000體系的符合性證明，並通過了在食物生產過程中預防危害產生的HACCP體系認證。

Enhancement of Milk Sources

To enhance the quality of milk sources at its supply sources, increasing the proportion of milk sources provided by ranches and scaled farms to the Group's milk sources has always been one of the focuses of Mengniu. The Group continued to provide assistance to the construction of milk sources bases by providing entrusted loans, prepaying for raw milk, investing in large-scale ranches and construction of modernised ranch facilities for its suppliers. With the expansion in the scale of farming of suppliers, the proportion of milk sourced from the intensive production model accounted for nearly 80%, a leading rank within the industry. Mengniu also provided comprehensive technical service support to the suppliers, including recruiting technical staff or experts to offer technical training and consultation related to vaccination of dairy cattle and scientific nutrition. At the same time, we further controlled and managed segments such as feed and veterinary drugs safety. Modernised farming methods were also promoted in order to ensure excellent and reliable milk sources from upstream suppliers.

奶源建設

為增加牧場奶源和養殖小區規模化奶源在本集團總體奶源中的比例，從源頭塑造品質，是蒙牛長期工作的重點。本集團繼續扶持奶源基地建設，透過向供方提供委托貸款、預支奶款、參股大型牧場及投資建設現代化牧場設備等多種途徑，擴大供方養殖規模，使集約化生產模式的奶源比列上升至接近80%，處於行業領先地位。蒙牛還為供方建立全面的技術服務體系，包括聘請技術人員或專家提供奶牛養殖防疫，進行科學飼養的技術培訓、指導，同時還將監控管理深入到飼料、獸藥安全等細節，推廣現代化的養殖方法，以確保來自上游供方優質穩定的奶源供應。

R&D Achievements

Mengniu continued to pursue innovation and research. As at 31 December 2011, Mengniu has submitted 1,161 patent applications and obtained patents for 901 items on a cumulative basis, out of which 149 patents were applied for and 151 patents were obtained during the year.

In order to closely monitor the international trend of the technological development of dairy products, the operation of Mengniu's overseas R&D station in Tokyo, Japan officially commenced during the year, allowing the Group to conduct surveys, analysis and experiments over the Japanese market, which would be beneficial to the cooperative research and application of raw materials, equipment and products. With the approval obtained from the Ministry of Human Resources and Social Security, Mengniu established the post-doctoral scientific research centre, and began research on related projects as planned, so as to bolster the strength in R&D. The Group further expanded its own lactic acid bacteria library, so as to enhance its R&D capability for growing good strains with its proprietary intellectual property rights. In collaboration with Harbin Institute of Technology, Mengniu conducted research in fermentation agents. One of the research achievements, which is the application of new streptococcus thermophiles in the industrial production of fermented milk and their effects in prebiotics, was endorsed by the professionals from the Chinese Institute of Food Science and Technology. These results were regarded as having achieved an international advanced standard, with major significance for the development of new fermented dairy products in China.

研發成果

蒙牛持續加強研究創新，截至二零一一年十二月三十一日止，累計申請專利1,161件，授權專利901件，其中於年內申請專利149件，授權專利151件。

為緊密跟蹤國際乳製品技術發展趨勢，蒙牛位於日本東京的海外研發工作站於年內正式掛牌成立，以便針對日本市場展開調查、分析和實驗，並有利於對原料、設備、產品展開具體項目合作研究與應用。經國家人力資源和社會保障部批准，蒙牛建立博士後科研工作站，並開始有計劃地對有關項目展開研究，提升研發實力。本集團持續擴建自有的乳酸菌菌種庫，為研發具有自主知識產權的優良菌株儲備力量。蒙牛深入與哈爾濱工業大學合作進行發酵劑研究工作，其中關於新型嗜熱鏈球菌在發酵乳工業化生產中的應用及其益生功效方面的研究成果通過中國食品科學技術學會的專家鑒定，被認為達到國際先進水平，對於中國新型發酵乳製品開發具有重要意義。



Production and Operations

In December 2011, the aggregate annual production capacity of the Group increased to 7.05 million tons (2010: 6.5 million tons). The strategy of "selling to where it is produced and producing at where it is sold" (產地銷・銷地產) was deployed throughout the country, through which production capabilities and sales can be matched.

The Group persistently improved the internal standards of production management. Scientific and standardised management in production operations was strengthened through the adoption of a monitoring system. Production efficiency was enhanced by ongoing introduction of automated production technologies and equipment. The Group also kicked off R&D projects with equipment suppliers on the production procedures, through which production capacities would be enhanced by custom-designed production equipment.

Meanwhile, the Group also underwent organisational restructuring. A platform for sharing and optimisation of resources was formed for the management of production and operation. Under a uniform management system, the operation system had rationalised the supply chain procedures. Logistics projects were implemented, enhancing efficiency whilst reducing costs through the close cooperation of different departments. At the same time, the implementation of operation cost reduction project and operational management excellence model (卓越運營管理模式) also contributed to cost efficiency.

Joint Ventures and Alliances

The Group continued to strengthen its collaboration with COFCO Corporation ("COFCO"). By leveraging on the vast platform provided by COFCO, the leading cereals, oils and foodstuff enterprise in China, the advantages of sharing resources between them enabled Mengniu to move forward. Mengniu has also established a preferential supply relationship with China Modern Dairy Holdings Ltd., which offers safe and reliable premium milk sources to the Group.

生產和運營

於二零一一年十二月，本集團合計年產能擴充至705萬噸(二零一零年：650萬噸)，並以「產地銷・銷地產」的思路在全國戰略佈局，實現產能銷量的匹配。

本集團堅持提升內部生產管理水平，通過推廣巡更系統加強生產運營程序的科學標準化管理，並透過持續引進自動化生產技術及設備提高生產效率。本集團更與設備供應商針對生產流程展開共同研發工作，為蒙牛量身訂造生產設備，提升生產能力。

同時，本集團的內部組織架構變革，為生產營運管理整合出良好的共享平台，優化資源利用。在統一規劃之下，營運管理系統重新梳理供應鏈計劃流程，施行物流配送計劃項目，藉助各部門的緊密協作，提高配送效率，節約物流成本。同時，運營管理成本改善項目和卓越運營管理模式的推廣，也有利於加強成本效益。

合作和聯盟

本集團繼續深化與大股東中糧集團有限公司(「中糧集團」)之間的合作，借助中糧集團作為中國領先糧油食品企業所提供的廣闊平台，分享優勢資源，使蒙牛前進的步伐更加有力。與中國現代牧業控股有限公司建立的優先供應關係，為本集團優質奶源的供應提供安全穩定保障。



Human Resources

As at 31 December 2011, the Group had approximately 25,600 employees in Mainland China and Hong Kong. Total staff costs for the year, excluding the directors' remuneration, were approximately RMB1,745.1 million (2010: RMB1,556.9 million).

The Group continued to implement the employment qualification system during the year on a trial basis. This exercise would provide the staff with a clear code of conduct for their respective positions as well as a clear understanding of the knowledge and skills necessary for performance of duties. By providing information regarding their career paths, the professionalism of staff would be systematically improved. At the same time, the Group raised the salary standards for front line staff as appropriate and further provided staff incentives via housing subsidies and spiritual encouragement, etc. Furthermore, the human resources centre of the Group also arranged employee orientation, pre-job training and on-the-job training so as to allow the employees to cope with the overall strategic planning and working requirements of the Group. Overseas exchange opportunities for professional staff were increased and the quality of human resources was elevated as a result.

人力資源

於二零一一年十二月三十一日，本集團於中國大陸及香港合共聘用約25,600位僱員。年內僱員總成本(不包括董事酬金)約為人民幣17.451億元(二零一零年：人民幣15.569億元)。

本集團於年內繼續推動任職資格體系建設，並開始試點推行，促進員工對崗位的行為規範和必備知識技術達到清晰認知，通過提供專業職業規劃通道，鼓勵員工有章可循的提升專業水平。同時，本集團適當調高一線員工薪資水平，並通過住房補貼、精神激勵等形式進一步鼓勵員工工作積極性。此外，為適應本集團整體戰略規劃及工作需要，人力資源中心還積極為員工提供包括入職培訓、崗前培訓和在職培訓，增加專業人員海外交流機會，提升人力資源素質。

Prospects

After the completion of the nationwide re-examination of production permits for enterprises in the dairy products industry by government authorities, the industry has been upgraded and become better regulated. As urbanisation and the consumption level in China continue to rise, its dairy products market should continue to bloom while the consumption demand for quality dairy products will be elevated. At the same time, supervision of dairy product manufacturers by the relevant government bureaus is to be more stringent. Higher expectations on areas including quality and safety, production scale and brand establishment of dairy products enterprises have been proposed in China's 12th Five-year Plan for Food Industry (食品工業「十二五」發展規劃).

Mengniu deems leading the development of the industry as its own responsibility. In future, "High Quality" (好品質) will continue to be the core guideline for its long-term development. The second five-year development plan is to reinforce active and comprehensive corporate internal development, through which healthy and natural choices of dairy products will be offered to consumers in China, thereby enhancing Mengniu's own brand image and the overall standards of the industry.

展望

經過此前國家部門對全國乳製品行業企業生產許可的重新審核，乳製品行業得以整肅和規範。隨著中國城市化進程和消費水平不斷提升，中國乳製品市場將持續旺盛，乳制品消費需求也將朝著更高品質的階段升級。與此同時，國家相關部門對乳製品生產企業的監管將更為嚴格，中國《食品工業「十二五」發展規劃》對乳製品企業的質量安全、生產規模及品牌建設等方面均提出更高的期望。

蒙牛視引領行業發展為己任，在未來將繼續圍繞「好品質」為長期發展的核心，深入推進第二個五年發展規劃，積極展開全方位的企業內部建設，為中國消費者提供健康天然的乳製品消費選擇，從而帶動自身品牌形象和整體行業水平的提升。



I. Enhancement of Milk Sources – Continue to Implement the Strategy of Standardising Ranches, Exploring Upstream Dairy Farming Industry, and Building its Advantage in Quality Milk Sources

The Group will reinforce its advantages in milk sources and continue to build its own ranch facilities and invest in ranches to further increase the proportion of ranch milk sources so as to achieve its strategic goal of expanding the use of ranch milk sources at an expedited pace. Mengniu will strengthen the monitoring of upstream raw materials, implement precise management procedures on veterinary drugs and fodder, and provide comprehensive technical support for milk source vendors so as to ensure the quality of milk sources. The Group will also explore the industry chain by entering the upstream dairy cattle breeding industry. It will apply modernised cattle raising technology and create the benchmark of raw milk mass production in China so as to create a leading model of quality milk source supply.

一. 奶源建設－持續推進牧場化戰略，拓展上游養殖產業，打造高品質奶源優勢

本集團將鞏固於奶源方面的領先優勢，繼續通過自建牧場建設和參股牧場等形式，進一步提高牧場奶在原料鮮奶採購中的比例，以加快實現擴大採用牧場奶源的戰略目標。蒙牛將加大對上游原材料的管控力度，細化對獸藥、飼料等方面的管理工作，為奶源供應方提供完善的技術支持，確保奶源質量。本集團還將拓展產業鏈條，進入上游奶牛養殖產業，推行現代化養殖技術，打造中國規模化原奶生產模式的標杆，為優質奶源供應提供領先範本。

II. Quality Inspection – Establish Multi-level Internal Inspection Process and Proactively Accept Monitoring by Authoritative Institutions to Ensure Product Quality and Safety

Based on its past experience, Mengniu will adopt a series of reform measures to improve internal management of quality inspection. As at February 2012, the former quality control system was officially divided into two independent centres, a raw materials quality control centre and a products quality control centre. Both centres will maintain checks and balances over each other and carry out comprehensive inspections on products from the pre-production stage to pre-delivery stage through cross-checking. Mengniu has also added a quality and safety administration centre directly responsible to the Chief Executive Officer and a raw milk quality inspection centre within the operations department. It has also introduced an advanced mechanism in overseeing the whole supply chain management and invited overseas experts to evaluate the inspection procedures, as well as strengthened training on awareness of product quality and safety among its staff with an aim to safeguard product quality in a multi-faceted manner. Mengniu is also willing to accept voluntary inspection by authoritative institutions of the Government. Its products will be submitted to third parties for inspection on a random basis and such inspection results will be published so as to demonstrate to the public Mengniu's determination to pursue "High Quality" (好品質).

二. 質量檢測－設置多重內部檢測環節，主動接受權威機構監督，確保產品質量安全

吸取過往的經驗與教訓，蒙牛將採取一系列整改措施完善內部質量檢測的管理。以往的質量管理系統於二零一二年二月起正式劃分為原料質量管理中心與產品質量管理中心兩個獨立部門，以互相制約、互相監督的模式對產品進行由生產前到出庫前的全方位檢測。蒙牛還增設由總裁直接管理的質量安全管理中心和隸屬於營運部門下的原奶質量督察中心，並引入全產業鏈管理管控的先進機制，邀請國外專家評估檢測流程，加強員工對產品質量安全意識的培訓，重重把關產品質量。蒙牛亦樂意主動接受國家權威機構監督，不定期將產品交由第三方進行檢測並公佈檢測結果，向公眾證明蒙牛打造「好品質」的決心。



III. Product Portfolio – Develop Products with High Added Value and Functionality and Enrich Product Range in Segmented Markets

As the standard of living is enhanced, Chinese consumers' demand for quality and nutrition in dairy products is also rising. The Group will closely monitor the consumer trends in dairy products, continue to research and develop dairy products with high added value and functionality in response to the different needs of market segments, and increase the proportion of mid-range to high-end products so as to optimise product structure comprehensively. The overseas information and R&D stations as well as the advanced high-tech dairy products research institute of Mengniu help to provide marketing expertise and tremendous R&D efforts to the innovation and the R&D of quality products. On this basis, Mengniu is building popular high-end sub-brands in different product categories including UHT milk, yogurt and ice cream, while focusing on different demographic segments by providing greater choices of dairy products catering for different consumer needs. Mengniu will devote efforts on innovation and upgrades with an aim to consolidate its market share and maintain its leading position in the industry.

三. 產品組合－針對細分市場，開發高附加值、功能性產品，豐富產品矩陣

隨著生活水平的提高，中國消費者對乳製品的健康品質和營養功能的需求也越來越高。本集團將時刻關注乳製品消費趨勢，針對細分市場的不同需求，不斷研發高附加值、功能性的乳製品，提高中高端產品比例，實現產品結構的整體優化。蒙牛的海外信息站及研發工作站、領先的高科技乳品研究院都為產品的創新研發提供了敏銳的市場觸覺和雄厚的研發實力。在此基礎上，蒙牛將在常溫奶、酸奶、冰淇淋等不同市場領域內，打造膾炙人口的高端子品牌，同時重點拓展不同群體的市場，提供差異化的乳品消費選擇，滿足不同消費需求。蒙牛將會以持續的創新升級，鞏固市場份額，確保行業領先地位。

IV. Brand Building – Adhere to the Key Emphasis of "High Quality for a Green Life" (好品質，綠生活), Fulfilling Social Responsibility and Enhancing Brand Image

"High Quality for a Green Life" (好品質，綠生活) continues to be the key guidelines to brand building and fulfilment of social responsibility for Mengniu. The hardships in the past have prompted Mengniu to pay more careful attention to quality and safety and become even more determined to insist on its pursuit of "High Quality". Mengniu has set the year 2012 as "The Year of Quality". Apart from exercising strict control over product quality in production and operations, it is promoting its corporate image as a corporation committed to offering healthy dairy products and dedicated to product quality and safety, thereby building a solid consumer base. At the same time, Mengniu is further intensifying its green strategy and putting its low-carbon vision into practice. Through actively organising and participating in environmental protection campaigns, the Group is creating an eco-friendly corporate image while contributing to the development of ecology protection in China.

四. 品牌形象－堅持「好品質，綠生活」基調，履行社會責任，提升品牌形象

「好品質，綠生活」將繼續作為蒙牛塑造品牌形象、履行社會責任的主要方向。過往的挫折與磨礪，促使蒙牛在質量安全方面更加警醒，也更加堅定了堅持「好品質」的決心。蒙牛將二零一二年定為「質量年」，除了在生產運營中嚴格把關產品品質以外，更將繼續推廣本集團致力於提供健康乳品和堅持產品質量安全的企業形象，締造堅實的消費基礎。同時，蒙牛亦將不忘深化綠色戰略，踐行低碳理念，通過積極組織和參與環保公益活動，塑造企業環保形象的同時也為推動中國生態事業貢獻力量。



V. Global Strategy – Pursue the International Dairy Market, Integrate Market Resources and Steadily Move On to the Initial Stage of Internationalisation

As a pioneer in the Chinese dairy industry, Mengniu is broadening its vision and paying concern to the development trend of the global dairy market with an aim to implement its corporate development based on internationalisation of both its markets and management practices. For this purpose, Mengniu has set up a global strategic department which conducts thorough market research on the international dairy industry in order to fully understand the demand and supply characteristics of each regional market. With the strategic positioning in the internationalised market, resources and capacity as an integral part of the Group's strategy, the measures required are to be performed in a progressive and rational manner so as to steadily achieve the goal of globalisation of Chinese brands.

Corporate development is a course involving a long-term effort and a strong commitment. Mengniu is focusing on long-term goals and will meet the opportunities and challenges in the market with a strategic insight. The year 2012 marks the second year for the Group's implementation of its five-year plan. Mengniu will consolidate the achievements realised in 2011, learn from past shortcomings and strive to improve itself in order to accomplish the goals of its five-year plan, with an aim to become one of the world's top ten dairy companies.

五. 國際戰略－放眼國際乳業，整合市場資源，向初步國際化穩定推進

站在中國乳業先行者制高點上的蒙牛，將不斷拓寬眼界，關注全球乳業市場發展動向，立志將企業發展建立於國際化的基礎之上。蒙牛專門為此成立國際戰略部，對國際乳業展開詳細的市場調研，充分了解各區域性市場供需特點，以市場國際化、資源國際化和能力國際化為戰略定位，並循序漸進地推動相關工作，穩定實現中國品牌走向世界的目標。

企業的發展乃是長期努力並堅定承諾的過程。蒙牛將著眼於長遠目標，以戰略性眼光迎接市場的機遇與風險。二零一二年是本集團實行五年規劃的第二年，蒙牛將鞏固二零一一年所獲得的成功，也將深入總結過往的失誤和不足，堅持完善自身，完成五年規劃既定目標，邁入世界乳業前十強之列。



ADVANCE CORPORATE SOCIAL RESPONSIBILITY GIVE BACK TO SOCIETY

行動體現責任 愛心奉獻社會


"科学饮奶"
2011年大型民生工程


生态行动
助力中国
“生态牛奶日 绿色世园行” 第11个世界牛奶日公益活动启动仪式

Directors and Senior Management
董事及高級管理層

Executive Directors

Mr. Yang Wenjun, aged 45, was appointed as an executive Director of the Company in February 2004. Mr. Yang is the Chief Executive Officer ("CEO") of the Company and Inner Mongolia Mengniu Dairy (Group) Company Limited ("Inner Mongolia Mengniu") and one of the founders of Inner Mongolia Mengniu. He was appointed as a vice-chairman of the Company with effect from 10 June 2011. Mr. Yang graduated from Inner Mongolia Light Industry Institute and holds a Master's degree from Inner Mongolia Agricultural University. Mr. Yang has over 20 years of management experience in the large-scale dairy products industry and extensive experience in production management and sales and marketing of dairy products. Mr. Yang was elected as one of the "World Economy's Top 10 Outstanding Chinese Professional Managers" by the Professional System Assessment Committee of the appraisal system of World Chinese Economy (WCE) at the Annual Conference for Investment and Financing in Asia Pacific in 2008, and as one of the "China's Top 10 Celebrities for Industry Leaders" and "Tenth Session of Top 10 Celebrities for China's Reform Programme" in 2010. Mr. Yang currently serves as the Deputy Chairman of the Dairy Association of China.

Mr. Bai Ying, aged 41, was appointed as an executive Director of the Company in July 2008 and is a vice president in Operation of Inner Mongolia Mengniu. Mr. Bai graduated with a Master's degree from Inner Mongolia Agricultural University and holds a Master of Business Administration degree from China Europe International Business School. Mr. Bai was the vice president of Inner Mongolia Mengniu and the general manager of UHT milk division of Inner Mongolia Mengniu. He has been working in the dairy products industry for almost 20 years and has extensive experience and advanced management concepts in the dairy industry. In 2010, Mr. Bai was elected as "Advanced Staff of Hohhot" and "Inner Mongolia Autonomous Region Labour Model" for the second time.

執行董事

楊文俊先生，45歲，於二零零四年二月獲委任為本公司執行董事。楊先生為本公司兼內蒙古蒙牛乳業(集團)股份有限公司(「內蒙蒙牛」)總裁及內蒙蒙牛發起人之一，並由二零一一年六月十日起獲委任為本公司副主席。楊先生於內蒙古輕工業學院畢業，並持有內蒙古農業大學碩士學位。楊先生擁有二十多年的大型乳品行業管理經歷，積累了豐富的乳製品生產管理和營銷經驗。楊先生二零零八年在亞太(投融資)經濟年會上被世界華人經濟(WCE)測評體系專家系統評審委員會評為「世界經濟十大華人傑出職業經理人獎」，二零一零年被選為「中國十大產業領軍經濟新聞人物」及「第十屆中國改革十大新聞人物」。楊先生目前擔任中國乳業協會副理事長。

白瑛先生，41歲，於二零零八年七月獲委任為本公司執行董事，並為內蒙蒙牛營運副總裁。白先生畢業於內蒙古農業大學，持有碩士學位，並持有中歐國際工商學院工商管理碩士學位。白先生曾任內蒙蒙牛副總裁及歷任內蒙蒙牛常溫液體奶本部總經理，從事乳製品行業將近二十年，擁有豐富的乳品業從業經驗及先進的管理理念。白先生於二零一零年第二度當選「呼和浩特市先進工作者」及「內蒙古自治區勞動模範」。



Mr. Wu Jingshui, aged 46, was appointed as an executive Director and the Chief Financial Officer of the Company in March 2010 and is a vice president in Finance of Inner Mongolia Mengniu. Mr. Wu graduated from Inner Mongolia Light Industry Institute majoring in industrial enterprise financial accounting and holds a Master's degree from Inner Mongolia Agricultural University and a Master of Business Administration degree from China Europe International Business School. He also holds a senior accountant qualification. Before being appointed as the vice president in Finance of Inner Mongolia Mengniu in April 2008, Mr. Wu served as the financial general manager of liquid milk division and the Chief Financial Officer of Inner Mongolia Mengniu, and has extensive experience in financial management. In 2010, Mr. Wu was honored as a "Labour Model (Advanced Staff) of Hohhot".

吳景水先生，46歲，於二零一零年三月獲委任為本公司執行董事兼首席財務官，並為內蒙蒙牛財務副總裁。吳先生畢業於內蒙古輕工業學院工業企業財務會計專業，持有內蒙古農業大學碩士學位、中歐國際工商學院工商管理碩士學位及持有高級會計師職稱。二零零八年四月獲委任為內蒙蒙牛財務副總裁前，吳先生曾任內蒙蒙牛液體奶本部財務總經理、內蒙蒙牛財務總監等職務，擁有豐富的財務管理經驗。二零一零年，吳先生榮獲「呼和浩特市勞動模範(先進工作者)」稱號。

Mr. Ding Sheng, aged 44, was appointed as an executive Director of the Company in March 2010 and is a vice president in sales and marketing of Inner Mongolia Mengniu. Mr. Ding graduated from Inner Mongolia Light Industry Institute majoring in dairy products techniques and is a senior engineer. During his work, he pursued studies in Inner Mongolia University and Nankai University majoring in economics and management and business administration. Mr. Ding joined Inner Mongolia Mengniu in 2003. He served as a vice president and the general manager of yogurt division of Inner Mongolia Mengniu and has extensive management and sales and marketing experience in the dairy industry. Mr. Ding was elected as a "Labour Model (Advanced Staff) of Inner Mongolia Autonomous Region" in 2010. Mr. Ding currently serves as a member of the Chinese Institute of Food Science and Technology and the vice chairman of the lactic acid bacteria branch of the Chinese Institute of Food Science and Technology.

丁聖先生，44歲，於二零一零年三月獲委任為本公司執行董事，並為內蒙蒙牛營銷副總裁。丁先生畢業於內蒙古輕工業學院乳品工藝專業，具有高級工程師資格。工作期間曾先後在內蒙古大學、南開大學學習經濟管理專業、工商管理專業。丁先生於二零零三年加盟內蒙蒙牛，曾任內蒙蒙牛副總裁及低溫本部總經理，擁有豐富的乳品業管理營銷經驗。丁先生二零一零年當選「內蒙古自治區勞動模範(先進工作者)」。丁先生目前還擔任中國食品科學技術學會理事、中國食品科學技術學會乳酸菌分會副理事長。

Non-Executive Directors

Mr. Ning Gaoning, aged 53, was appointed as a non-executive Director of the Company in August 2009 and the Chairman of the Board of Directors of the Company in June 2011. Mr. Ning is currently the chairman of COFCO Corporation and COFCO (Hong Kong) Limited, an executive director and chairman of China Foods Limited, a company listed in Hong Kong, a non-executive director and chairman of China Agri-Industries Holdings Limited, a company listed in Hong Kong, a non-executive director of CPMC Holdings Limited, a company listed in Hong Kong, and an independent director of Huayuan Property Co., Ltd., a company listed in Shanghai. Mr. Ning is also a director of BOC International Holdings Limited. Mr. Ning was a non-executive director of Lippo China Resources Limited, a company listed in Hong Kong, from December 1998 to August 2009 and a director of Smithfield Foods, Inc., a company listed in New York, from 27 August 2008 to 2 March 2011. Before joining COFCO Corporation, Mr. Ning held various positions such as vice-chairman, director and general manager of China Resources (Holdings) Company Limited. Mr. Ning has over 20 years of experience in corporate management, investment and corporate finance, business restructurings and governmental relations. Mr. Ning graduated from Shandong University in China with a Bachelor's degree in Economics and from the University of Pittsburgh in the United States with a Master of Business Administration degree in Finance.

Mr. Jiao Shuge (alias Jiao Zhen), aged 46, was appointed as a non-executive Director of the Company in February 2004 and is a vice-chairman of the Board of Directors of the Company. Mr. Jiao joined the Group in September 2002 and is currently a director and Managing Partner of CDH China Management Company Limited. Mr. Jiao received a Bachelor's degree in Mathematics from Shandong University and a Master's degree in Engineering from the Ministry of Aeronautics and Astronautics. Currently, Mr. Jiao also serves as a non-executive director of China Yurun Food Group Limited and China Shanshui Cement Group Limited, both companies listed in Hong Kong and a director of Joyoung Company Limited, a company listed in Shenzhen.

非執行董事

寧高寧先生，53歲，於二零零九年八月獲委任為本公司非執行董事，並由二零一一年六月起獲委任為本公司董事會主席。寧先生現為中糧集團有限公司及中糧集團(香港)有限公司主席、香港上市公司中國食品有限公司執行董事及主席、香港上市公司中國糧油控股有限公司非執行董事及主席、香港上市公司中糧包裝控股有限公司非執行董事、上海上市公司華遠地產股份有限公司獨立董事。寧先生亦為中銀國際控股有限公司董事。寧先生自一九九八年十二月至二零零九年八月曾任香港上市公司力寶華潤有限公司非執行董事，自二零零八年八月二十七日至二零一一年三月二日曾任紐約上市公司Smithfield Foods, Inc.董事。加入中糧集團有限公司前，寧先生曾於華潤(集團)有限公司擔任副主席、董事、總經理等多個職位。寧先生於企業管理、投資及企業融資、重組及政府關係方面擁有逾二十年經驗。寧先生畢業於中國山東大學，獲經濟學學士學位，其後畢業於美國匹茲堡大學，獲金融學工商管理碩士學位。

焦樹閣(亦稱焦震)先生，46歲，於二零零四年二月獲委任為本公司非執行董事，並為本公司董事會副主席。焦先生於二零零二年九月加盟本集團，現時為CDH China Management Company Limited的董事兼執行合夥人。焦先生畢業於山東大學，持有數學學士學位及航空航天工業部工學碩士學位。焦先生目前亦擔任兩家香港上市公司－中國雨潤食品集團有限公司及中國山水水泥集團有限公司－非執行董事，及深圳上市公司九陽股份有限公司董事。

Mr. Niu Gensheng, aged 54, is a non-executive Director of the Company and is one of the members in the team founding Yili Group and the founder of Inner Mongolia Mengniu. Mr. Niu graduated from Inner Mongolia University with a degree in Administration and Management and obtained a Master's degree in Enterprise Management at the Chinese Academy of Social Sciences Graduate School. With his extensive experience and insights in China's dairy industry, Mr. Niu receives high reputation in the industry. In 2007, Mr. Niu was elected as one of "China's Most Influential Business Leaders" for the fifth consecutive year, and was honored the "2007 Hong Kong Bauhinia Award". Mr. Niu is devoted to charity. He was among "China's Top 10 Philanthropists" guided and published by the Ministry of Civil Affairs of the People's Republic of China in 2007 and ranked third in the "2007 Hurun Top 10 for Charity", and received the first and only "Lifetime Achievement in Philanthropy Award" presented by the "China Philanthropists List" in 2010. Mr. Niu currently serves as the deputy chairman of the Second China National Committee of International Dairy Federation and also an independent non-executive director of Alibaba.com Limited, a company listed in Hong Kong and was an independent director of Shanghai Metersbonwe Fashion & Accessories Company, a company listed in Shenzhen, until 22 April 2011.

牛根生先生，54歲，本公司非執行董事及伊利集團創始團隊成員和內蒙蒙牛創始人。牛先生畢業於內蒙古大學，持有行政管理學位，並在中國社會科學院研究生院取得企業管理碩士學位。牛先生對中國乳品業的認識透徹，憑藉豐富的行業經驗，於行業中擁有崇高地位。牛先生於二零零七年第五度當選「中國最具影響力的企業領袖」，並獲授予「二零零七年香港紫荊花獎」。牛先生致力於慈善事業，於二零零七年入選中華人民共和國民政部指導發佈的「中國十大慈善家」榜單，並於「二零零七年胡潤十大慈善榜」中排名第三，又於二零一零年獲「中國慈善排行榜」首次設立及唯一的「慈善終身成就獎」。牛先生目前擔任國際乳品聯合會(IDF)中國國家委員會第二屆理事會副主席，同時亦擔任香港上市公司阿里巴巴網絡有限公司獨立非執行董事及曾經擔任深圳上市公司上海美特斯邦威服飾股份有限公司獨立董事直至二零一一年四月二十二日。

Mr. Yu Xubo, aged 46, was appointed as a non-executive Director of the Company in August 2009 and a vice-chairman of the Board of Directors of the Company in June 2011. Mr. Yu is currently the president of COFCO Corporation and a director of COFCO (Hong Kong) Limited, and also an executive director and the managing director of China Agri-Industries Holdings Limited, a company listed in Hong Kong. Mr. Yu holds a Bachelor's degree in Economics from the University of International Business and Economics in Beijing and an Executive Master of Business Administration degree from China Europe International Business School.

于旭波先生，46歲，於二零零九年八月獲委任為本公司非執行董事，並於二零一一年六月獲委任為本公司董事會副主席。于先生現為中糧集團有限公司總裁及中糧集團(香港)有限公司董事，亦為香港上市公司中國糧油控股有限公司執行董事兼董事總經理。于先生畢業於北京對外經濟貿易大學並獲經濟學學士學位，後又獲中歐國際工商學院高級管理人員工商管理碩士學位。

Mr. Julian Juul Wolhardt, aged 38, joined the Group as a non-executive Director in January 2006. Mr. Wolhardt is currently a partner of KKR Asia Limited focusing on private equity transactions in the Greater China region. Mr. Wolhardt is a CPA and CMA and received a B.S. with honors in Accounting from the University of Illinois (Urbana-Champaign) in the United States. Mr. Wolhardt currently serves as a non-executive director of China Modern Dairy Holdings Ltd., a company listed in Hong Kong.

Julian Juul Wolhardt先生，38歲，於二零零六年一月加盟本集團為非執行董事。Wolhardt先生現任KKR Asia Limited的合夥人，主要致力於大中華區直接投資業務。Wolhardt先生為執業註冊會計師及美國註冊管理會計師，於美國伊利諾大學Urbana-Champaign分校取得會計學榮譽生學士學位。Wolhardt先生目前擔任香港上市公司中國現代牧業控股有限公司非執行董事。



Mr. Ma Jianping, aged 48, was appointed as a non-executive Director of the Company in August 2009. Mr. Ma is currently a vice president of COFCO Corporation. He is also a non-executive director of China Foods Limited, a company listed in Hong Kong, and a director of COFCO Property (Group) Co., Ltd., a company listed in Shenzhen. Mr. Ma graduated from the University of International Business and Economics in Beijing with a degree of Executive Master of Business Administration. Mr. Ma has extensive experience in corporate finance, investment, strategic planning and management and worked in Japan for over five years.

Mr. Fang Fenglei, aged 60, was appointed as a non-executive Director of the Company in August 2009. Mr. Fang is the chairman of HOPU Investment Management Co., Ltd. and the chairman of Goldman Sachs Gaohua Securities Company Limited. Previously, Mr. Fang was a deputy CEO of China International Capital Corporation Limited, CEO of BOC International Holdings Limited and CEO of ICEA Finance Holdings Limited. He was an independent non-executive director of Central China Real Estate Limited, a company listed in Hong Kong, from January 2008 to December 2009. Mr. Fang holds a Bachelor of Arts degree from Sun Yat-sen University.

Mr. Ma Wangjun, aged 47, was appointed as a non-executive Director of the Company with effect from 1 March 2010. Mr. Ma is currently an assistant president and vice chief financial controller of COFCO Corporation. He is also a non-executive director of China Agri-Industries Holdings Limited, a company listed in Hong Kong. Mr. Ma holds a Bachelor's degree in Economics from Beijing Technology and Business University and an Executive Master of Business Administration degree from Cheung Kong Graduate School of Business.

Independent Non-Executive Directors

Mr. Zhang Julin, aged 68, is a professor of accounting. Mr. Zhang graduated from the Economics Department of Lanzhou University. Mr. Zhang served as an assistant dean to the Inner Mongolia Finance and Economics University and a vice chairman of the Inner Mongolia Autonomous Region Audit Society. Mr. Zhang is currently an independent director of Inner Mongolia BaoTou Steel Union Co., Ltd., a company listed in Shanghai. Mr. Zhang was an independent director of Inner Mongolia Lantai Industrial Co., Ltd., a company listed in Shanghai, from April 2002 to May 2009. Mr. Zhang is also a member of the Chinese Institute of Certified Public Accountants. Mr. Zhang was appointed as an independent director for Inner Mongolia Mengniu on 18 October 2002 and became an independent non-executive Director of the Company on 23 February 2004. Mr. Zhang resigned from his positions as an independent non-executive Director of the Company and an independent director of Inner Mongolia Mengniu with effect from 10 June 2011.

馬建平先生，48歲，於二零零九年八月獲委任為本公司非執行董事。馬先生現為中糧集團有限公司副總裁。馬先生亦為香港上市公司中國食品有限公司非執行董事及深圳上市公司中糧地產(集團)股份有限公司董事。馬先生畢業於北京對外經濟貿易大學，獲高級管理人員工商管理碩士學位。馬先生於企業融資、投資、戰略規劃及管理方面具備廣泛經驗，並曾於日本工作逾五年。

方風雷先生，60歲，於二零零九年八月獲委任為本公司非執行董事。方先生現任厚樸投資管理公司董事長及高盛高華證券有限責任公司的董事長。此前，方先生曾先後擔任中國國際金融有限公司執行副總裁、中銀國際控股有限公司執行總裁、工商東亞金融控股有限公司執行總裁。方先生於二零零八年一月至二零零九年十二月曾任香港上市公司建業地產股份有限公司獨立非執行董事。方先生擁有中山大學文學學士學位。

馬王軍先生，47歲，於二零一零年三月一日獲委任為本公司非執行董事。彼現為中糧集團有限公司總裁助理兼副總會計師。馬先生亦為香港上市公司中國糧油控股有限公司非執行董事。馬先生持有北京工商大學經濟學學士學位及長江商學院高級工商管理碩士學位。

獨立非執行董事

張巨林先生，68歲，會計學教授。張先生於蘭州大學經濟系畢業，曾擔任內蒙古財經學院副院長，以及內蒙古自治區審計學會副會長。目前擔任上海上市公司內蒙古包鋼鋼聯股份有限公司獨立董事。張先生於二零零二年四月至二零零九年五月期間曾任上海上市公司內蒙古蘭太實業股份有限公司獨立董事。張先生亦是中國註冊會計師協會會員。張先生於二零零二年十月十八日獲委任為內蒙蒙牛獨立董事，並於二零零四年二月二十三日獲委任為本公司獨立非執行董事。張先生由二零一一年六月十日起辭任本公司獨立非執行董事及內蒙蒙牛獨立董事職務。



Mr. Liu Fuchun, aged 66, was appointed as an independent non-executive Director of the Company in May 2009. Mr. Liu was a graduate of the Beijing Foreign Trade Institute and now a senior commerce specialist. Mr. Liu was the deputy consulate of the Chinese Consulate-General in Vancouver. He also worked in various companies in the past, including serving as an officer in the finance department, the business planning department, and the general office of COFCO Corporation. He was also an officer of COFCO Corporation's sales representative office in the US, the deputy director and director of COFCO Corporation's cereals and oils department and the general manager, executive director, deputy president and president of Top Glory (London) Ltd., which was based in the United Kingdom. Currently, Mr. Liu serves as an independent non-executive director of DaChan Food (Asia) Limited, a company listed in Hong Kong, and an independent director of China Aviation Oil (Singapore) Corporation Ltd., a company listed in Singapore.

Mr. Zhang Xiaoya, aged 49, was appointed as an independent non-executive Director of the Company in May 2009. Mr. Zhang was a graduate of the Shandong University and the school of management at the Beihang University and is now a senior engineer. Mr. Zhang is the chairman of Unibank Media, and is also an independent director of SYSWIN INC., which is listed on the New York Stock Exchange of the US, and an independent director of Guangzhou Zhujiang Digital Group. Mr. Zhang previously served as a director and president of Airmedia which was listed on NASDAQ in the US and is experienced in the management of media operations and initial public offering.

Mr. Xie Tao, aged 48, was appointed as an independent non-executive Director of the Company in June 2011. Mr. Xie is the chief executive officer and a director of Agria Corporation, a company listed on the New York Stock Exchange. Mr. Xie is also an independent non-executive director of China Merchants China Direct Investments Limited, a company listed in Hong Kong, a director of PGG Wrightson Limited, a company listed on the New Zealand Stock Exchange, and an independent non-executive director of Tongyu Heavy Industry Ltd., a company listed on the Shenzhen Stock Exchange. Mr. Xie has previously been engaged in the advisory practice at PricewaterhouseCoopers for 22 years where he led the China market corporate finance practice of PricewaterhouseCoopers and served on the firm's management board. Mr. Xie has extensive experience in China related cross-border investments and M&A and corporate restructuring. Mr. Xie received his Bachelor's degree in physics from Peking University in China and is a member of The Association of Chartered Certified Accountants of UK.

劉福春先生，66歲，於二零零九年五月獲委任為本公司獨立非執行董事。劉先生於北京外貿學院畢業，現為高級商務師。劉先生曾任中國駐溫哥華總領事館副領事，亦曾於多家公司任職，包括中糧集團有限公司財務部、業務策劃部及綜合辦公室。劉先生曾於中糧集團有限公司駐美國銷售代表處任職，亦曾擔任中糧集團有限公司糧油部副處長及處長、總部在英國的鵬利(倫敦)有限公司的總經理、執行董事、副總裁及總裁。劉先生現為香港上市公司大成食品(亞洲)有限公司的獨立非執行董事、新加坡上市公司中國航油(新加坡)股份有限公司的獨立董事。

張曉亞先生，49歲，於二零零九年五月獲委任為本公司獨立非執行董事。張先生畢業於山東大學及北京航空航天大學管理學院，高級工程師。現為銀廣通傳媒集團董事長，同時還擔任美國紐交所上市公司思源經紀獨立董事、廣州珠江數碼集團獨立董事。張先生之前擔任美國納斯達克交易所上市的航美傳媒集團董事兼總裁，擁有豐富媒體經營管理和融資上市經驗。

謝韜先生，48歲，於二零一一年六月獲委任為本公司獨立非執行董事。謝先生為紐約證券交易所上市公司華奧物種集團之總裁兼董事。謝先生亦為香港上市公司招商局中國基金有限公司的獨立非執行董事、新西蘭證券交易所上市公司PGG Wrightson Limited董事以及深圳證券交易所上市公司通裕重工股份有限公司獨立非執行董事。謝先生之前曾於羅兵咸永道會計師事務所從事諮詢業務達22年，後帶領羅兵咸永道會計師事務所中國市場企業融資業務，並為公司之管治委員會成員。謝先生在中國相關跨境投資、併購及企業重組方面積累了豐富經驗。謝先生獲頒中國北京大學物理學學士學位，並為英國特許會計師公會會員。



Senior Management

Mr. Lu Jianjun, aged 35, is the Chief Administrative Officer of the Company and the Secretary of the Board of Directors of Inner Mongolia Mengniu. Mr. Lu graduated from Inner Mongolia Normal University with an art degree in Chinese Language. Mr. Lu joined the Group in June 2000, and served as various important positions including secretary to CEO Office, secretary to CEO, secretary to Chairman of the Board of Directors Office, Executive Assistant to Chairman. After ten years' work experience in such important positions, Mr. Lu has accumulated extensive management experience and gained unique industry insight. Mr. Lu was re-designated as the Secretary of the Board of Directors of Inner Mongolia Mengniu in 2009. In May 2010, Mr. Lu was awarded the professional qualification as secretary of board of directors by the Shanghai Stock Exchange.

Mr. Yao Haitao, aged 49, is a president in administration of Inner Mongolia Mengniu. He graduated from Inner Mongolia Finance and Economics College with a Bachelor's degree in Economics and holds a Master of Business Administration degree from China Europe International Business School. He also holds an accountant qualification. Mr. Yao joined Inner Mongolia Mengniu in 2003 and served as various positions including deputy general manager of the liquid milk division of Inner Mongolia Mengniu, assistant to president and vice president in administration during his term. He has solid experience in administrative management. Mr. Yao currently serves as the deputy chairman of the China Dairy Industry Association.

Ms. Zhao Yuanhua, aged 48, is a Vice President in Branding of Inner Mongolia Mengniu. Ms. Zhao graduated from Inner Mongolia University of Science and Technology (formerly known as Baotou University of Iron and Steel Technology) with a Bachelor's degree in Technology and obtained a Master of Business Administration degree from China Europe International Business School. Ms. Zhao joined Inner Mongolia Mengniu in 2000. She served as directors of sales, marketing, and sales and marketing of the UHT milk liquid division of Inner Mongolia Mengniu and director of sales and marketing and vice president of Inner Mongolia Mengniu. She has extensive experience in sales and marketing and management. Ms. Zhao also serves as a member of the Second Economics and Market Committee of China Dairy Industry Association. In 2009, Ms. Zhao was honored as "National Professional Model of Female Workers" and the "Outstanding Leader Award for Advertisements of Renowned Enterprises" of China Advertising Great-wall Awards.

高級管理層

盧建軍先生，35歲，本公司首席行政官兼內蒙蒙牛董事會秘書。盧先生畢業於內蒙古師範大學漢語言文學系。盧先生於二零零零年六月加盟本集團，先後擔任集團總裁辦公室綜合事務秘書、總裁秘書，董事會辦公室董事長秘書、董事長行政助理等多項機要職務。通過十年的機要工作經歷，盧先生積累了豐富的管理經驗，具備獨特的行業視角。盧先生於二零零九年調任內蒙蒙牛董事會秘書，二零一零年五月，獲上海證券交易所頒發的董事會秘書從業資格認證。

姚海濤先生，49歲，內蒙蒙牛行政總裁。姚先生畢業於內蒙古財經學院，持有經濟學士學位，並於中歐國際工商學院取得工商管理碩士學位，具有會計師職稱。姚先生於二零零三年加盟內蒙蒙牛，期間曾擔任內蒙蒙牛液體奶本部行政副總經理、內蒙蒙牛總裁助理，行政副總裁等多項職務，有豐富的行政管理經驗。姚先生目前擔任中國乳製品工業協會副理事長。

趙遠花女士，48歲，內蒙蒙牛品牌副總裁。趙女士畢業於內蒙古科技大學(原包頭鋼鐵學院)，持有工學學士學位，並於中歐國際工商學院取得工商管理碩士學位。趙女士二零零零年加盟內蒙蒙牛，歷任內蒙蒙牛常溫液態奶事業本部銷售總監、市場總監、營銷總監，內蒙蒙牛營銷總監，副總裁，擁有豐富的營銷管理經驗。趙女士亦同時擔任中國乳製品工業協會第二屆經濟市場委員會委員。二零零九年，趙女士榮獲「全國女職工建功立業標兵」稱號，中國廣告主長城獎之「名企廣告領軍人功勳獎」。



Ms. Liu Yan, aged 53, is a Vice President in Strategy of Inner Mongolia Mengniu. Ms. Liu obtained a Master's degree in Business Administration from China Europe International Business School. Ms. Liu graduated with a Master's degree in Industrial Science from the Chinese Academy of Agricultural Mechanization Sciences ("CAAMS") and was qualified as a senior engineer. Ms. Liu also held the position of senior engineer in CAAMS. She served as vice president of Customer Relationship Management of Tetra Pak (Beijing) Co., Ltd. and is very experienced in the management of dairy products industry. Ms. Liu joined Inner Mongolia Mengniu in December 2010 and is responsible for the research and planning of international strategies, planning and development of international businesses, including the planning and execution of mergers and acquisitions investments of the Group.

劉燕女士，53歲，內蒙蒙牛國際戰略部副總裁。劉女士於中歐國際工商學院取得工商管理碩士學位。劉女士畢業於中國農業機械化科學研究院，取得工學碩士學位及高級工程師資格，劉女士並曾在此任職高級工程師。其後就職於利樂(北京)有限公司，任客戶管理副總裁，擁有豐富的乳品行業管理經驗。劉女士2010年12月份加盟內蒙蒙牛，負責集團國際戰略研究與規劃、國際業務規劃與開發，其中包括併購投資計劃與實施。

Company Secretary and Qualified Accountant

Mr. Kwok Wai Cheong, Chris, aged 39, the Financial Controller and Company Secretary of the Company, joined the Group in May 2007. Prior to joining the Group, Mr. Kwok was the Financial Controller of a Hong Kong Main Board listed company and he also had served in an international accounting firm. Mr. Kwok graduated from The Hong Kong Polytechnic University with a Bachelor's degree in Accountancy. Mr. Kwok is a member of the Hong Kong Institute of Certified Public Accountants and a fellow member of Association of Chartered Certified Accountants.

公司秘書及合資格會計師

郭偉昌先生，39歲，本公司財務總監兼公司秘書，於二零零七年五月加盟本集團。在加盟本集團前，郭先生曾任一香港主板上市公司之財務總監，並曾於國際性會計師事務所工作。郭先生畢業於香港理工大學，取得會計學學士學位，亦為香港會計師公會會員及英國特許公認會計師公會資深會員。

PROVIDE WHOLESOME DAIRY PRODUCTS NOURISHING HEALTHY FAMILIES

豐富乳品選擇 滿足家庭健康夢想


MILK DELUXE
现代牧场
鲜牛奶
冠益乳
欧世蒙牛
白金佳智
DISTINGUE
缩芝特
BREAKFAST CHEESE
早餐奶酪



Corporate Governance Report
企業管治報告

The Company is dedicated to ensure high standards of corporate governance with an emphasis on a diligent Board of Directors (the "Board"), sound internal control, and increasing transparency and accountability to shareholders. The Board acknowledges that good corporate governance practices and procedures are beneficial to the Group and its shareholders. The Company is committed to improving those practices and maintaining its ethical corporate culture.

本公司致力確保企業管治達致高水平，尤其著重組建勤勉盡職的董事會(「董事會」)和健全的內部監控制度，以及提高透明度和對股東之問責性。董事會知悉，良好企業管治常規及程序對本集團及其股東有利。本公司致力改善該等常規及維持其道德企業文化。

The Company has adopted the code provisions set out in the Code of Corporate Governance Practices (the "CG Code") contained in Appendix 14 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules") as its own code of corporate governance practices.

本公司已採納香港聯合交易所有限公司證券上市規則(「上市規則」)附錄十四所載企業管治常規守則(「企業管治守則」)的守則條文作為其本身的企業管治常規守則。

Throughout the year, the Group has fully complied with all the compulsory code provisions set out in the CG Code.

本集團於本年度內均全面遵守企業管治守則所載的所有強制性守則條文。

The Board

As at 31 December 2011, the Board comprised fifteen Directors, including four executive Directors, namely, Mr. Yang Wenjun, Mr. Bai Ying, Mr. Wu Jingshui and Mr. Ding Sheng, eight non-executive Directors, namely, Mr. Ning Gaoning, Mr. Jiao Shuge (alias Jiao Zhen), Mr. Niu Gensheng, Mr. Yu Xubo, Mr. Julian Juul Wolhardt, Mr. Ma Jianping, Mr. Fang Fenglei and Mr. Ma Wangjun and three independent non-executive Directors, namely, Mr. Liu Fuchun, Mr. Zhang Xiaoya and Mr. Xie Tao. The Chairman of the Board is Mr. Ning Gaoning and the Chief Executive Officer of the Company is Mr. Yang Wenjun. Each of Mr. Yang Wenjun, Mr. Jiao Shuge (alias Jiao Zhen) and Mr. Yu Xubo is a Vice-Chairman of the Board.

董事會

於二零一一年十二月三十一日，董事會有董事十五名，包括四名執行董事(楊文俊先生、白瑛先生、吳景水先生及丁聖先生)、八名非執行董事(寧高寧先生、焦樹閣(又名焦震)先生、牛根生先生、于旭波先生、Julian Juul Wolhardt先生、馬建平先生、方風雷先生及馬王軍先生)和三名獨立非執行董事(劉福春先生、張曉亞先生及謝韜先生)。本公司董事會主席是寧高寧先生，本公司總裁是楊文俊先生。楊文俊先生、焦樹閣(又名焦震)先生及于旭波先生為董事會的副主席。

The Board is responsible for the leadership and management of the Company. Key responsibilities of the Board comprise formulation of the Group's overall strategies and policies, setting of performance and management targets, evaluation of business performance and supervision of management's performance. The management was delegated the authority and responsibility by the Board for the management and operations of the Group. In addition, the Board has also delegated various responsibilities to the Board Committees as detailed in this report.

董事會負責領導和管理本公司。董事會主要負責制訂本集團整體策略和政策、訂立績效和管理目標、評估業務表現和監察管理層表現。董事會向管理層轉授權力和責任，以管理和經營本集團。此外，董事會亦向各個董事委員會轉授多項責任，詳情載於本報告。

Biographies of the Directors are set out on pages 34 to 41 of the annual report, which demonstrates a diversity of skills, expertise, experience and qualifications of the Directors. There is no other material financial, business or relevant relationships among the Directors.

董事簡歷載於年報第34頁至第41頁，當中列出董事多方面的技能、專長、經驗和資格。董事之間概無其他重大財務、業務或相關關係。

Independence of Independent Non-Executive Directors

The independent non-executive Directors possess appropriate professional qualifications, or accounting or related financial management expertise. Their role is to provide independent and objective opinions to the Board for its consideration and decisions. The Company has received an annual confirmation of independence from each of the independent non-executive Directors in accordance with Rule 3.13 of the Listing Rules. The Board has assessed their independence and concluded that all independent non-executive Directors are independent within the definition of the Listing Rules.

獨立非執行董事的獨立性

獨立非執行董事具備合適的專業資格、會計或相關財務管理專長。彼等職責乃提供獨立及客觀的意見以供董事會考慮及作出決定。每名獨立非執行董事已根據上市規則第3.13條向本公司發出一份有關其獨立性的年度確認書。董事會已評估其獨立性，並作出總結，認為按上市規則之釋義，全體獨立非執行董事均為獨立。

Board Proceedings

The Board meets at least four times a year and additional operational meetings are also held, when required. The Company Secretary is responsible for preparing agenda and notices for the meetings. Senior management of the Group also provides the Directors with relevant information on a timely basis regarding key business developments of the Group and issues affecting the Group. Agenda and other information packages are normally delivered to the Directors before the meetings. The Directors also have independent access to the senior management in respect of operational issues. The Directors may take independent professional advice where appropriate to discharge their duties, at the Company's expenses.

董事會處理事務程序

董事會每年最少舉行四次會議，並在有需要時也會舉行其他業務會議。公司秘書負責編製會議議程和通告。本集團高級管理層亦適時向董事提供有關本集團主要業務發展和影響本集團事項的資料。一般而言，議程和其他資料會一併在舉行會議前寄發給董事。而董事也可就營運事宜個別與高級管理層商討。董事可在適當情況下徵詢獨立專業意見，以便履行職責，費用由本公司負擔。

During the year ended 31 December 2011, the Board held five meetings. Details of Director's attendance at the Board and Board Committee meetings held in 2011 are set out in the following table.

截至二零一一年十二月三十一日止年度，董事會舉行了五次會議。各董事出席於二零一一年舉行之董事會及董事委員會會議情況詳情載於下表。

Directors	董事	Meeting Attended/Held 出席／舉行會議 Board Meetings[1] 董事會會議[1]	Audit Committee 審核委員會	Remuneration Committee 薪酬委員會	Nomination Committee 提名委員會	Strategy and Development Committee 戰略及發展委員會
Executive Director	**執行董事**					
Yang Wenjun	楊文俊	5/5				0/1
Bai Ying	白瑛	5/5				
Wu Jingshui	吳景水	5/5				1/1
Ding Sheng	丁聖	5/5				
Non-executive Director	**非執行董事**					
Ning Gaoning	寧高寧	4/5			1/1	
Jiao Shuge (alias Jiao Zhen)	焦樹閣(又名焦震)	4/5	3/3		1/1	0/1
Niu Gensheng[3]	牛根生[3]	5/5				
Yu Xubo	于旭波	5/5		2/2		
Julian Juul Wolhardt	Julian Juul Wolhardt	3/5		2/2		
Ma Jianping	馬建平	5/5				1/1
Fang Fenglei	方風雷	4/5				1/1
Ma Wangjun	馬王軍	4/5	2/3			1/1
Independent Non-executive Director	**獨立非執行董事**					
Zhang Julin[2]	張巨林[2]	2/2	0/1	1/1	1/1	
Liu Fuchun	劉福春	2/5	3/3	1/2	1/1	
Zhang Xiaoya	張曉亞	4/5	3/3	2/2	1/1	
Xie Tao[2]	謝韜[2]	1/3	2/2	0/1		

Notes:

(1) During the year, the Company held four quarterly meetings and one other meeting to handle operational-level matters. According to the Company's articles of association, the quorum for convening a Board meeting is two members.

(2) Mr. Zhang Julin resigned while Mr. Xie Tao was appointed as an independent non-executive Director both with effect from 10 June 2011.

(3) Mr. Niu Gensheng resigned as the Chairman of the Board with effect from 10 June 2011. He remains as a non-executive Director of the Company.

附註：

(1) 本公司於年內舉行了四次季度會議及一次其他會議以處理運作層面事宜。根據本公司組織章程細則，召開董事會會議的法定人數為二人。

(2) 張巨林先生已辭任獨立非執行董事職務，而謝韜先生則獲委任為獨立非執行董事，均自二零一一年六月十日生效。

(3) 牛根生先生已辭任董事會主席職務，自二零一一年六月十日生效。彼仍為本公司之非執行董事。

Minutes of meetings of the Board and Board Committees are kept by the Company Secretary of the Company and are not only open for inspection by the Directors but also sent to the Directors for their records. All Directors have access to the Company Secretary of the Company, who is responsible for ensuring that the Board procedures are complied with and advising the Board on compliance matters.

Chairman and Chief Executive Officer

The role of the Chairman is separate from that of the Chief Executive Officer to ensure a balance of power and authority. The Chairman is responsible for overseeing the functioning of the Board while the Chief Executive Officer is responsible for managing the Group's business.

The Chairman shall ensure that Board meetings are planned and conducted effectively and all Directors are properly briefed on issues arising at Board meetings. He is also responsible for ensuring that the Directors receive adequate information in a timely manner, which must be complete and reliable.

Appointment, Re-election and Removal of Directors

Each Director has entered into a service contract with the Company for a term of three years. The Directors are subject to retirement by rotation and re-election at each annual general meeting of the Company in accordance with article 112 of the Company's articles of association. The Directors appointed as an addition to the Board or to fill a casual vacancy on the Board will be subject to re-election by the shareholders at the first general meeting after the appointment.

Board Committees

To oversee particular aspects of the Company's affairs and to assist in the execution of its responsibilities, the Company has established four Board Committees under the Board, namely the Audit Committee, the Remuneration Committee, the Nomination Committee and the Strategy and Development Committee, each of which is governed by specific terms of reference approved by the Board, covering its functions, duties and powers. The terms of reference of the respective Board Committees have complied with the CG Code provisions and are available for public inspection at the Company's principal place of business in Hong Kong.

董事會和董事委員會的會議紀錄由本公司的公司秘書負責存置，其後不但供董事查閱，同時也呈交各董事以作記錄。全體董事均可與本公司的公司秘書聯絡，公司秘書負責確保董事會程序已經符合並就適例事宜向董事會提出意見。

主席及總裁

本公司對主席與總裁角色加以區分，以確保權力得到平衡。主席負責監察董事會履行職能，而總裁則負責管理本集團的業務。

主席須確保董事會會議有效籌劃和進行，而在董事會會議上就產生的問題，應向全體董事妥為簡報。他亦負責確保董事及時收取充足資料，該等資料必須完整和可靠。

董事之委任、重選和罷免

每名董事已與本公司訂立為期三年的服務合約。董事須根據本公司的組織章程細則第112條在本公司每屆股東週年大會上輪值告退和重選。委任為董事會新增成員或填補董事會臨時空缺的董事，將於獲委任後於首次股東大會上由股東重選。

董事委員會

為了監察本公司特定事務及協助履行其責任，本公司董事會下設四個董事委員會，分別為審核委員會、薪酬委員會、提名委員會和戰略及發展委員會，各委員會分別受限於經董事會批准的特定職權範圍，其中涵蓋了職能、職責及權力。董事委員會各自的職權範圍已遵從企業管治守則條文，並置放於本公司的香港主要營業地點供公眾查閱。

Remuneration Committee

As at 31 December 2011, the Remuneration Committee comprised five members, three of whom are independent non-executive Directors (Mr. Liu Fuchun, Mr. Zhang Xiaoya and Mr. Xie Tao) and the remaining two members are non-executive Directors (Mr. Julian Juul Wolhardt and Mr. Yu Xubo). The Remuneration Committee is chaired by Mr. Julian Juul Wolhardt.

The duties of the Remuneration Committee are to review annually and recommend to the Board the overall remuneration policy and structure for the directors and senior management to ensure that the level of remuneration is linked to their level of responsibilities undertaken. The Remuneration Committee shall also evaluate annually the performance of the directors and the senior management and recommend to the Board specific adjustments in their remuneration and/or reward payments.

The Company's policy on remuneration is to maintain fair and competitive packages based on business needs and industry practice. For determining the level of fees paid to members of the Board, market rates and factors such as each director's workload and required commitment will be taken into account. In addition, factors comprising economic and market situations, individual contributions to the Group's results and development as well as individual potential are considered when determining the remuneration packages of executive Directors.

The Remuneration Committee held two meetings during the year ended 31 December 2011 and one further meeting since 1 January 2012 up to the date of this report. During the year, the Remuneration Committee had performed the following:

– assessed the performance of the Directors and senior management;

– reviewed and approved the remuneration for the Directors and senior management;

– reviewed the remuneration policy and recommended to the Board; and

– reviewed the proposal of granting of share options according to the Company's share option scheme, and made recommendations to the Board.

薪酬委員會

於二零一一年十二月三十一日，薪酬委員會有五名成員，其中三名為獨立非執行董事(劉福春先生、張曉亞先生及謝韜先生)，其餘兩名為非執行董事(Julian Juul Wolhardt先生及于旭波先生)。Julian Juul Wolhardt先生擔任薪酬委員會主席。

薪酬委員會的職責包括每年審閱董事和高級管理層的整體薪酬政策及結構，並向董事會提出有關建議，以確保薪酬水平與責任承擔相符。薪酬委員會每年須評估董事和高級管理層的表現，並就其薪酬及／或獎勵金應作出的特定調整，向董事會提出建議。

本公司的薪酬政策乃根據業務需要及行業慣例維持公平及具競爭力的薪酬福利。對於釐定支付予董事會各董事之袍金，會考慮市場水平與各項因素，如董事之工作量及彼所承擔之責任。此外，當釐定執行董事薪酬福利時會考慮之因素包括：經濟及市場情況、彼對本集團業績及發展之貢獻，以及個人之潛能等。

薪酬委員會於截至二零一一年十二月三十一日止年度舉行了兩次會議，而由二零一二年一月一日至本報告日期亦舉行了另外一次會議。本年度內，薪酬委員會完成了下列各項工作：

– 評估董事及高級管理層的表現；

– 檢討及批准董事及高級管理層的薪酬；

– 檢討薪酬政策並向董事會提出建議；及

– 審議本公司按購股權計劃授出購股權的方案，並向董事會提出建議。

Nomination Committee

As at 31 December 2011, the Nomination Committee comprised five members, three of whom are independent non-executive Directors (Mr. Liu Fuchun, Mr. Zhang Xiaoya and Mr. Xie Tao) and the remaining two members are non-executive Directors (Mr. Ning Gaoning and Mr. Jiao Shuge). The Nomination Committee is chaired by Mr. Jiao Shuge.

The responsibilities of the Nomination Committee are to review the structure, size and composition, including the skills, knowledge and experiences of the Board and make recommendations to the Board regarding any proposed changes. The Nomination Committee is also responsible for identifying and nominating suitable candidates qualified to become Board members and makes recommendations to the Board on relevant matters relating to the appointment or re-appointment of directors if necessary, in particular, candidates who can add value to the management through their contributions in the relevant strategic business areas and which appointments will result in the constitution of a stronger and more diverse Board. In the selection process, the Nomination Committee makes reference to criteria including, inter alia, reputation for integrity, accomplishment and experience in the dairy industry, professional and educational background, and commitment in respect of available time.

The Nomination Committee held one meeting during the year ended 31 December 2011 to discuss mainly the nomination of Mr. Xie Tao as an independent non-executive Director.

提名委員會

於二零一一年十二月三十一日，提名委員會有五名成員，其中三名為獨立非執行董事(劉福春先生、張曉亞先生及謝韜先生)，其餘兩名成員為非執行董事(寧高寧先生及焦樹閣先生)。焦樹閣先生擔任提名委員會主席。

提名委員會負責就董事會的架構、規模和組成(包括技能、知識和經驗)作出檢討，並就任何變動方案向董事會提出建議。提名委員會亦負責識別並提名適合成為董事會成員的人選，並就有關董事之委任或重新委任(如有需要)的相關事宜，向董事會提出建議；倘若有關人選能夠在有關的策略性業務領域作出貢獻，尤其對管理層起增值作用，並且有關委任會導致董事會成員組合更為強健和全面，則更為合適。在篩選過程中，提名委員會所參照的標準包括有關人選的持正信譽、乳業的成就和經驗、專業和教育背景以及其對時間投入的承擔。

提名委員會於截至二零一一年十二月三十一日止年度舉行了一次會議，主要討論提名謝韜先生為獨立非執行董事。

Audit Committee

As at 31 December 2011, the Audit Committee comprised five non-executive Directors, three of whom are independent (Mr. Liu Fuchun, Mr. Zhang Xiaoya and Mr. Xie Tao) in which one possesses the relevant professional qualifications required under the Listing Rules and the remaining two members are non-executive Directors (Mr. Jiao Shuge and Mr. Ma Wangjun). The Audit Committee is chaired by Mr. Xie Tao, an independent non-executive Director.

The Audit Committee serves as a focal point for communication between other directors, the external auditors, and the management as their duties relate to financial and other reporting, internal controls and the auditing. The Audit Committee assists the Board in fulfilling its responsibilities by providing an independent review of financial reporting and by satisfying themselves as to the effectiveness of the Company's internal controls and as to the efficiency of the audits.

審核委員會

於二零一一年十二月三十一日，審核委員會成員包括五名非執行董事，其中三名為獨立非執行董事(劉福春先生、張曉亞先生及謝韜先生)，並且一名擁有上市規則所規定的相關專業資格，其餘兩名成員為非執行董事(焦樹閣先生及馬王軍先生)。獨立非執行董事謝韜先生擔任審核委員會主席。

審核委員會充當其他董事、外部核數師和管理層之間的溝通渠道，因為此等人士的職責涉及財務和其他申報、內部監控和核數事宜。審核委員會應對財務報告作出獨立審閱，並確保本身信納本公司內部監控的效益和核數效率，藉此協助董事會履行其職責。

The Audit Committee held three meetings during the year ended 31 December 2011 and one further meeting since 1 January 2012 up to the date of this report. During the year, the Audit Committee has performed the following:

- met with the external auditors to discuss the general scope and findings of their audit and interim review works;
- reviewed external auditors' management letter and management's response;
- reviewed and recommended to the Board for approval of the external auditors' remuneration;
- made recommendations to the Board on the re-appointment of the external auditors;
- reviewed the external auditors' independence, objectivity and the effectiveness of the audit process;
- reviewed and monitored the integrity of financial statements, annual and interim reports, and annual and interim announcements of the Company; and
- discussed auditing, internal control, risk management and financial reporting matters before recommending them to the Board for approval.

All issues raised by the external auditors and the Audit Committee have been addressed by the senior management. The work and findings of the Audit Committee have been reported to the Board. During the year, no issues brought to the attention of the senior management and the Board were of sufficient significance for disclosure in the annual report.

Other than the reporting responsibilities of the Company's auditors (please refer to the independent auditors' report set out on pages 67 to 68), the Directors acknowledge their responsibility for preparing the financial statements of the Group and the Company which give a true and fair view of the state of affairs of the Group and the Company as at 31 December 2011 and the profit and cash flows of the Group for the year then ended.

審核委員會於截至二零一一年十二月三十一日止年度舉行了三次會議，而由二零一二年一月一日至本報告日期亦舉行了另外一次會議。在本年度內，審核委員會完成了下列各項工作：

- 與外部核數師討論其核數和中期審閱工作的一般範疇和結果；
- 審閱外部核數師的管理建議書和管理層的回應；
- 檢討外部核數師酬金並建議董事會予以批准；
- 就重新委任外部核數師事宜，向董事會提出建議；
- 檢討外部核數師的獨立性、客觀性和核數程序的效益；
- 檢討並監察本公司的財務報表、年報和中期報告以及年度和中期業績公佈的完整；及
- 就審核、內部監控、風險管理和財務報告事項，於建議董事會予以批准前進行討論。

高級管理層已就外部核數師和審核委員會提出的所有問題作出回應。審核委員會的工作和結果已經向董事會匯報。本年度內，需要高級管理層和董事會注意的問題之重要性不足以在年報內作出有關披露。

董事知悉，除本公司核數師肩負申報責任（請參閱第67至第68頁所載的獨立核數師報告）外，董事亦須負責編製本集團及本公司的財務報表，此等財務報表須真實公允地反映本集團及本公司於二零一一年十二月三十一日的財政狀況及本集團截至該日止年度的利潤及現金流量。

Internal Control

The Board is responsible for maintaining an established and effective internal control system, to safeguard the assets of the Group and the interest of shareholders, and for reviewing its effectiveness regularly. Aiming at strengthening the risk management culture of the Group and minimizing the impacts of the major risks on the business and earnings of the Group, the senior management of the Group meets to actively evaluate and review the significant risks to which the Group is exposed and reports to the Board on a regular basis. The Group also appoints external consultants, when considered appropriate, to review the Group's internal control, working systems and workflows, as well as the management systems, and to make suggestions on system enhancement.

Besides strict implementation of a performance assessment system and training programs for its staff, the Group has in place a series of written working systems in respect of business, production, finance, legal compliance and administration aspects, to ensure the significant risks, to which the Group is exposed, are contained:

- Control environment – The Group has established defined organizational structures. Authority to operate various business functions is delegated to respective management within limits set by senior management of the headquarters or the executive Directors. The senior management meets on a regular basis to discuss and approve business strategies, plans and budgets prepared by individual business units. The performance of the Group is reported to the Board on a regular basis.
- Risk assessment – The Group identifies, assesses and ranks the risks that are most relevant to the Group's business according to their likelihood, financial consequence and reputational impact on the Group.
- Control activities – Policies and procedures are set for each business function, in which approvals, authorization, verification, recommendations, performance reviews, asset security and segregation of duties are included.
- Information and communication – The Group's working systems document operational procedures of all business units, as well as authorization and approval procedures for significant decision making.
- Monitoring – The Group adopts a control and risk self-assessment methodology, continuously assessing and managing its business risks by way of assessment by the headquarters of the Group and each business unit on a regular basis, and communication of key control procedures to employees.

內部監控

董事會有責任維持穩健而有效的內部監控機制以保障本集團的資產及股東的權益，並定期檢討有關機制是否有效。本集團之高級管理團隊定期舉行會議，積極評估及檢討本集團面對之重大風險，旨在強化本集團之風險管理文化，盡量減低主要風險對本集團業務及盈利所帶來之影響，並會定期向董事會匯報情況。本集團也適時聘用外部顧問以檢討本集團的內部監控、工作制度和流程，以及管理體系等方面，並提供優化系統的建議。

本集團已設立一系列就業務、生產、財務、法律及行政等方面的書面工作制度，以及對員工的表現實施嚴格考核制度及為員工提供培訓，以確保本集團面對的重大風險得以控制。當中包括：

- 監控環境－本集團有清晰的組織架構，授權各管理層經營不同業務職能之權力，惟該權力乃受限於總部高級管理團隊或執行董事之限制。高級管理團隊定期討論及批核個別業務單位所編製之業務策略、計劃及預算，而本集團的表現將定期向董事會報告。
- 風險評估－本集團根據業務最關鍵的風險發生的可能性，及該等風險對本集團之財務及信譽所造成的影響，進行識別、評估及評級。
- 監控活動－為各業務功能設定政策及程序，當中包括批文、認可、核證、建議、表現檢討、資產擔保及職責劃分。
- 資訊及溝通－本集團的工作制度書面列明所有業務單位的經營程序，以及重大決策的授權及批准程序。
- 監察－本集團採用監控及風險自我評估方法，透過本集團總部及各業務單位定期進行的考核及向員工傳遞主要監控程序，以持續評估及管理其業務風險。

During the year ended 31 December 2011, the Board had examined the internal control system and reviewed the evaluation performed by the Audit Committee, the management and internal and external auditors, on the effectiveness of the internal control system of the Group. No significant areas of concern were identified.

截至二零一一年十二月三十一日止年度，董事會已審查內部監控系統，並已檢討了由審核委員會、管理層和內部及外部核數師執行有關本集團內部監控系統效能的評審。概無發現重大事宜。

The Board also reviewed the adequacy of resources, qualifications and experience of staff of the Company's accounting and financial reporting functions and their training programmes and budget and considered that they are adequate.

董事會亦檢討了本公司負責會計及財務匯報職能方面的資源、員工的資歷及經驗，彼等的培訓計劃及預算等的足夠性，檢討後認為是足夠的。

External Auditors

The Group's independent external auditors are Ernst & Young. The Audit Committee is responsible for the appointment of the external auditors and reviewing the non-audit functions performed by the external auditors for the Group. In particular, the Committee will, prior to the execution of contract with external auditors and the commencement of their duties, consider whether the non-audit functions will result in any potential material conflict of interest.

外部核數師

本集團的獨立外部核數師為安永會計師事務所。審核委員會負責委聘外部核數師及審閱該等核數師為本集團進行的非核數工作。特別是該委員會將於與外部核數師簽訂合約及開始履行其職責前，考慮有關非核數工作會否導致出現任何潛在重大利益衝突。

Details of fees paid or payable to Ernst & Young for the year ended 31 December 2011 are as follows:

截至二零一一年十二月三十一日止年度支付或應支付予安永會計師事務所的費用詳情如下：

Services rendered	提供的服務	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Annual audit	年度審計	3,540	3,400
Interim review	中期審閱	560	540
Non-audit service	非審計服務		
Review on continuing connected transactions	審閱持續關連交易	40	40
Other professional services	其他專業服務	300	860
		4,440	4,840

The Board is satisfied with the audit fees, process and effectiveness of Ernst & Young and has recommended their reappointment as the Company's external auditors at the forthcoming annual general meeting.

董事會滿意安永會計師事務所的核數費用、程序及效益，並已建議在應屆股東週年大會續聘安永會計師事務所為本公司的外部核數師。

Strategy and Development Committee

The Company has established a Strategy and Development Committee on 27 August 2009, which currently comprised two executive Directors, Mr. Yang Wenjun and Mr. Wu Jingshui and four non-executive Directors, Mr. Ma Jianping, Mr. Jiao Shuge, Mr. Fang Fenglei and Mr. Ma Wangjun. The Strategy and Development Committee is chaired by Mr. Ma Jianping.

The principal duties of the Strategy and Development Committee include drawing up long-term development strategies and significant investments on financing plans of the Company, proposing significant capital investment for operation projects, and conducting studies and making recommendation on important matters that would affect the development of the Company.

The Strategy and Development Committee held one meeting during the year ended 31 December 2011 to discuss mainly the significant investment plans, budget and performance target for 2012.

Directors' Securities Transactions

The Company has adopted, in terms no less exacting than, the standard required by the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules as the Company's code of conduct and rules governing dealings by all the directors in the securities of the Company (the "Model Code"). Having made specific enquiry of all the Directors, the Company confirms that, during the year ended 31 December 2011, all the Directors have strictly complied with the Model Code.

Investor Relations and Communications

The Company adopts a proactive policy in promoting investor relations and communications. Regular meetings are held with institutional investors and financial analysts to ensure two-way communications on the Company's performance and development. When the Company announces its interim and annual results, briefings are conducted to apprise investors, analysts and the press of the Group's operating results as well as business strategies and outlook. Investor relations website is updated on a timely basis to ensure that investors are able to have access to the Company's information, latest news and reports. Nine out of the fifteen Directors, have attended the annual general meeting in June 2011 to be available to answer questions at the meeting.

Separate resolutions are proposed at general meetings for each substantially separate issue, including election of Directors. Poll voting has been adopted for decision-making at shareholders' meeting. Details of poll voting procedures were included in the circular dispatched to the shareholders of the Company. The circular also included relevant details of proposed resolutions and biographies of the Directors standing for election.

戰略及發展委員會

本公司於二零零九年八月二十七日成立戰略及發展委員會，目前由兩名執行董事(楊文俊先生及吳景水先生)及四名非執行董事(馬建平先生、焦樹閣先生、方風雷先生及馬王軍先生)組成。馬建平先生擔任戰略及發展委員會主席。

戰略及發展委員會的主要職責為草擬本公司長期發展策略及融資計劃的重大投資，就經營項目提出重大資本投資建議，並對影響本公司發展的重要事宜進行研究及作出建議。

戰略及發展委員會於截至二零一一年十二月三十一日止年度舉行了一次會議，主要討論二零一二年的重大投資計劃、預算及表現目標。

董事的證券交易

本公司已採納不遜於上市規則附錄十所載上市發行人董事進行證券交易的標準守則之規定準則，作為規管本公司所有董事進行本公司證券交易的行為守則和規則(「標準守則」)。對所有董事作出特定查詢後，本公司確認所有董事於截至二零一一年十二月三十一日止年度一直嚴格遵守標準守則。

投資者關係及溝通

本公司採取積極政策推動投資者關係及增進溝通。本公司定期與機構投資者及財務分析員舉行會議，以確保就本公司的表現及發展維持雙向的溝通。當本公司宣佈中期及年度業績時，會以簡報會形式知會投資者、分析員及媒體有關本集團的營運業績以及業務策略及展望。本集團會及時更新投資者關係網站，以確保投資者可查閱本公司的資訊、最新消息及報告。在二零一一年六月舉行的股東週年大會上，十五名董事中九名董事出席，以便在會上解答各界提問。

股東大會上就每一重要事項提呈獨立的決議案，包括董事選舉。股東大會上採用投票表決方式作出決策。有關投票表決程序的詳情載於寄發予本公司股東的通函內。該份通函亦詳列有關提呈決議案的詳情及候選董事的履歷。

Report of the Directors
董事會報告

The board of directors (the "Directors") presents its report together with the audited financial statements of the Company and the Group for the year ended 31 December 2011.

董事會(「董事」)提呈其年度報告,連同本公司及本集團截至二零一一年十二月三十一日止年度的經審核財務報表。

Principal Activities and Analysis of Operations

The principal activity of the Company is investment holding. The principal activities of the Group's main operating subsidiary, Inner Mongolia Mengniu Dairy (Group) Company Limited ("Inner Mongolia Mengniu"), and its subsidiaries are manufacturing and distribution of dairy products including liquid milk (comprising UHT milk, milk beverages and yogurt), ice cream and other dairy products (such as milk powder) in China.

Particulars of the Company's subsidiaries are set out in note 19 to the financial statements.

The Group's revenue is derived principally from business activities in China. An analysis of the Group's performance for the year ended 31 December 2011 by business segments is set out in note 3 to the financial statements.

主要業務及營運分析

本公司主要業務為投資控股。本集團主營子公司-內蒙古蒙牛乳業(集團)股份有限公司(「內蒙蒙牛」)及其子公司的主要業務為在中國生產及經銷乳製品,產品計有液體奶(包括超高溫滅菌奶(「UHT奶」)、乳飲料及酸奶)、冰淇淋及其他乳製品(例如奶粉等)。

本公司子公司的詳情載於財務報表附註19。

本集團的收入主要來自中國業務。本集團截至二零一一年十二月三十一日止年度按業務分部資料劃分的業績分析載於財務報表附註3。

Results and Appropriations

The results of the Group for the year ended 31 December 2011 are set out in the consolidated income statement on page 69.

The Directors have recommended the payment of a final dividend of RMB0.198 (2010: RMB0.16) per share, amounting to approximately RMB349,953,000 (2010: RMB278,078,000) in total, to shareholders whose names appear on the register of members on Friday, 22 June 2012.

業績及分配

本集團截至二零一一年十二月三十一日止年度的業績載於第69頁綜合利潤表。

董事建議向二零一二年六月二十二日(星期五)名列股東名冊的股東派付期末股息每股人民幣0.198元(二零一零年:人民幣0.16元),合共約人民幣349,953,000元(二零一零年:人民幣278,078,000元)。

Property, Plant and Equipment

Details of the movements in the property, plant and equipment of the Group and the Company during the year are set out in note 12 to the financial statements.

物業、廠房及設備

本集團及本公司本年度物業、廠房及設備的變動詳情載於財務報表附註12。

Reserves

Details of the movements in the reserves of the Group and of the Company during the year are set out in the consolidated statement of changes in equity on page 73 to 74 and note 42 to the financial statements. The Company's distributable reserves, calculated in accordance with statutory provisions applicable in the Company's place of incorporation, amounted to approximately RMB8,055,410,000 as at 31 December 2011 (2010: RMB7,814,927,000).

儲備

本集團及本公司年內的儲備變動詳情載於第73至74頁綜合權益變動表及財務報表附註42。本公司於二零一一年十二月三十一日的可供分派儲備(根據本公司註冊成立地點適用的法定條文計算)約為人民幣8,055,410,000元(二零一零年：人民幣7,814,927,000元)。

Donations

Charitable and other donations made by the Group during the year amounted to approximately RMB7,924,000 (2010: RMB12,941,000).

捐款

本集團於年內捐獻約人民幣7,924,000元(二零一零年：人民幣12,941,000元)作為慈善及其他捐款。

Share Capital and Share Options

Details of movement in the Company's share capital and share options during the year are set out in notes 41 and 44 to the financial statements.

股本及購股權

本公司年內股本及購股權變動的詳情載於財務報表附註41與44。

Directors

The Directors during the year ended 31 December 2011 were:

董事

於截至二零一一年十二月三十一日止年度內，董事如下：

Executive Directors

Mr. YANG Wenjun
Mr. BAI Ying
Mr. WU Jingshui
Mr. DING Sheng

執行董事

楊文俊先生
白瑛先生
吳景水先生
丁聖先生

Non-Executive Directors

Mr. NING Gaoning
Mr. JIAO Shuge (alias JIAO Zhen)
Mr. NIU Gensheng
Mr. YU Xubo
Mr. Julian Juul WOLHARDT
Mr. MA Jianping
Mr. FANG Fenglei
Mr. MA Wangjun

非執行董事

寧高寧先生
焦樹閣(亦稱焦震)先生
牛根生先生
于旭波先生
Julian Juul WOLHARDT先生
馬建平先生
方風雷先生
馬王軍先生

Independent Non-Executive Directors

Mr. ZHANG Julin (resigned on 10 June 2011)
Mr. LIU Fuchun
Mr. ZHANG Xiaoya
Mr. XIE Tao (appointed on 10 June 2011)

獨立非執行董事

張巨林先生 (於二零一一年六月十日辭任)
劉福春先生
張曉亞先生
謝韜先生 (於二零一一年六月十日獲委任)

In accordance with Article 112 of the Company's articles of association, Mr. Ning Gaoning, Mr. Jiao Shuge, Mr. Yu Xubo, Mr. Julian Juul Wolhardt and Mr. Ma Jianping, will retire by rotation and Mr. Xie Tao will also retire in accordance with the Company's articles of association and, being eligible, offer themselves for re-election at the forthcoming annual general meeting.

根據本公司組織章程細則第112條，寧高寧先生、焦樹閣先生、于旭波先生、Julian Juul Wolhardt先生及馬建平先生將會輪值告退，以及根據本公司組織章程細則，謝韜先生亦將會告退，惟彼等合資格及願意於應屆股東週年大會膺選連任。

The Company considers that all the independent non-executive Directors are independent pursuant to the criteria set out in Rule 3.13 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules") and that a confirmation of independence has been received from each of them.

根據香港聯合交易所有限公司證券上市規則第3.13條(「上市規則」)所載之準則，以及所有獨立非執行董事各人之獨立性確認書，本公司認為彼等均為獨立人士。

Biographical Details of Directors and Senior Management

Brief biographical details of the Directors and the senior management are set out on pages 34 to 41.

董事及高級管理人員履歷詳情

董事及高級管理人員履歷概要詳情載於第34頁至第41頁。

Directors' Service Contracts

No director proposed for re-election at the forthcoming annual general meeting has service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation.

董事之服務合約

將於應屆股東週年大會提呈重選之董事概無與本公司簽訂不可由本公司於一年內免付補償(法定補償除外)予以終止之服務合約。

Directors' Interests in Contracts

No contracts of significance in relation to the Group's business to which the Company or any of its subsidiaries was a party and in which a Director had a material interest, whether directly or indirectly, subsisted at the end of the year or at any time during the year.

董事之合約權益

於年底時或年內任何時間，本公司或其任何子公司概無簽訂任何涉及本集團的業務而任何董事直接或間接在其中擁有重大權益之重大合約。

Directors' Interests, Long and Short Positions in Shares, Underlying Shares and Debentures

As at 31 December 2011, the interests and short positions of the Directors and chief executives of the Company in the shares, underlying shares and debentures of the Company and any associated corporation (within the meaning of Part XV of the Securities and Futures Ordinance) (the "SFO") as recorded in the register required to be kept under Section 352 of the SFO or as otherwise notified to the Company and The Stock Exchange of Hong Kong Limited (the "Stock Exchange") pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers (the "Model Code") as set out in Appendix 10 to the Listing Rules were as follows:

董事於股份、相關股份及債權證之權益、好倉及淡倉

於二零一一年十二月三十一日，本公司董事及主要行政人員於本公司及任何相聯法團(定義見證券及期貨條例(「證券及期貨條例」)第XV部)之股份、相關股份及債權證中，擁有已列入證券及期貨條例第352條規定存置的登記冊內之權益及淡倉，或如上市規則附錄十所載列，根據上市發行人之董事進行證券交易之標準守則(「標準守則」)須知會本公司和香港聯合交易所有限公司(「聯交所」)之權益及淡倉如下：

Long positions in the shares of the Company/Associated Corporation:

本公司／相聯法團股份之好倉：

Name of Director 董事姓名	Company/Name of Associated Corporation 公司／相聯法團名稱	Nature of Interest 權益性質	Total Number of Ordinary Shares 普通股總數	Percentage of the Company's/ Associated Corporation's Issued Share Capital 佔本公司／相聯法團已發行股本之百分比 (Note 1) (附註1)
Yang Wenjun 楊文俊	The Company 本公司	Personal Interest 個人權益	1,506,196 (L)	0.09%
	Inner Mongolia Mengniu 內蒙蒙牛	Personal Interest 個人權益	4,510,460 (L)	0.30%
Bai Ying 白瑛	The Company 本公司	Personal Interest 個人權益	148,837 (L)	0.01%
	Inner Mongolia Mengniu 內蒙蒙牛	Personal Interest 個人權益	448,201 (L)	0.03%

Notes:

1. The total issued shares of the Company as at 31 December 2011 was 1,767,441,014.

2. On 9 September 2011, Xin Niu International Limited, Yinniu Milk Industry Limited, Jinniu Milk Industry Limited, Niu Gensheng and a group of 21 individuals comprising Directors and management staff of the Group (the "Management Shareholders") (together, the "Concert Parties") entered into a deed of termination to terminate a concert party agreement (the "Concert Party Agreement") previously entered into by the Concert Parties on 24 July 2008 regarding their interest in the Company and break up the concert party arrangement. The Concert Party Agreement constituted an agreement under section 317 of the SFO.

(L) Indicates a long position.

附註：

1. 於二零一一年十二月三十一日，本公司之已發行股份總數為1,767,441,014股。

2. 於二零一一年九月九日，Xin Niu International Limited、Yinniu Milk Industry Limited、Jinniu Milk Industry Limited、牛根生及由21名個人組成的團體包括本集團董事及管理層(「管理層股東」)(統稱「一致行動方」)簽訂了一份終止契約，以終止一致行動方就彼等於本公司之權益於二零零八年七月二十四日訂立之一致行動方協議(「一致行動方協議」)及解除一致行動方安排。根據證券及期貨條例第317條，一致行動方協議構成協議。

(L) 表示好倉。

Certain Directors of the Company have been granted options under the Company's share option scheme, details of which are set out in the section "Share Option Scheme" below.

本公司若干董事根據本公司之購股權計劃獲授購股權，詳情載於下文「購股權計劃」一節。

Save as disclosed above, as at 31 December 2011, none of the Directors and the chief executive of the Company and their respective associates had any interests and short positions in the shares, underlying shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) as recorded in the register of the Company required to be kept under Section 352 of the SFO or as otherwise notified to the Company and the Stock Exchange pursuant to the Model Code.

除上文所披露者外，於二零一一年十二月三十一日，本公司各董事及主要行政人員及各自之聯繫人士於本公司及任何相聯法團（定義見證券及期貨條例第XV部）之股份，相關股份及債權證中，概無擁有須登記在根據證券及期貨條例第352條規定存置的登記冊內，或根據標準守則須知會本公司和聯交所之權益及淡倉。

Substantial Shareholders' Interests

As at 31 December 2011, the interests or short positions of substantial shareholders, other than the Directors or the chief executive of the Company whose interests and short positions in the shares of the Company and of its associated corporations (within the meaning of Part XV of the SFO) are set out above, in the shares and underlying shares of the Company as recorded in the register required to be maintained under section 336 of the SFO were as follows:

主要股東權益

於二零一一年十二月三十一日，根據證券及期貨條例第336條規定存置之登記冊所紀錄，主要股東（於本公司及其相聯法團（定義見證券及期貨條例第XV部）的股份中所擁有的權益及淡倉已於上文載列的本公司董事及主要行政人員除外）於本公司股份及相關股份中的權益或淡倉如下：

Name of Substantial Shareholder	主要股東姓名／名稱	Number of Ordinary Shares 普通股數目	Percentage of the Company's Issued Share Capital 佔本公司已發行股本之百分比 (Note 1) (附註1)
COFCO Corporation (formerly known as COFCO Limited)	中糧集團有限公司（前稱「中國糧油食品集團有限公司」）	496,014,022 (L)	28.06%
COFCO Dairy Holdings Limited	COFCO Dairy Holdings Limited	347,600,000 (L)	19.67%
COFCO Dairy Investments Limited	COFCO Dairy Investments Limited	347,600,000 (L)	19.67%
Farwill Limited	Farwill Limited	495,614,022 (L)	28.04%
UBS AG	UBS AG	139,458,125 (L)	7.89%
		494,832 (S)	0.03%
J P Morgan Chase & Co	J P Morgan Chase & Co	103,751,800 (L)	5.87%
		646,000 (S)	0.04%
		92,244,993 (P)	5.22%

Notes:

(1) The total issued shares of the Company as at 31 December 2011 was 1,767,441,014.

(2) COFCO Dairy Holdings Limited, COFCO Dairy Investments Limited and Farwill Limited are subsidiaries of COFCO Corporation.

(3) Mr. Ning Gaoning, a non-executive director and the chairman of the Company, is also the chairman of COFCO Corporation. Mr. Yu Xubo, a non-executive director of the Company, is also the president of COFCO Corporation. Mr. Ma Jianping, a non-executive director of the Company, is also the vice president and the director of the strategy department of COFCO Corporation. Mr. Ma Wangjun, a non-executive director of the Company, is also the assistant president and the vice chief financial controller of COFCO Corporation.

(4) Please refer to Note 2 under "Directors' Interests, Long and Short Positions in Shares, Underlying Shares and Debentures". The Concert Parties have ceased to be substantial shareholders (within the meaning of Part XV of the SFO) of the Company as from 9 September 2011.

(S) Indicates a short position.

(L) Indicates a long position.

(P) Indicates a lending position.

Saved as disclosed above and in the section "Share Option Scheme" below, as at 31 December 2011, no other interests or short position in the shares or underlying shares of the Company were recorded in the register maintained under Section 336 of the SFO.

Continuing Connected Transactions

On 20 January 2010, the Company entered into the Master Sale and Purchase Agreement with COFCO Corporation, a connected person of the Company, pursuant to which the Group, subject to the Group's regular review and at the Group's option, purchased white sugar, edible oil, other raw materials and related products from COFCO Corporation, its subsidiaries and certain associated companies (collectively "COFCO Corporation Group Companies") and COFCO Corporation Group Companies supplied white sugar, edible oil, other raw materials and related products to the Group, for a period commencing from 20 January 2010 to 19 January 2012.

The transactions under the Master Sale and Purchase Agreement constituted continuing connected transactions of the Group. The annual value of the transactions amount under the Master Sale and Purchase Agreement for each of the two years ended 31 December 2010 and 2011 was not expected to exceed RMB290,000,000 and RMB450,000,000 respectively.

附註：

(1) 於二零一一年十二月三十一日，本公司的已發行股份總數為1,767,441,014股。

(2) COFCO Dairy Holdings Limited、COFCO Dairy Investments Limited及Farwill Limited為中糧集團有限公司的附屬公司。

(3) 寧高寧先生為本公司的非執行董事及主席，彼亦為中糧集團有限公司的主席。于旭波先生為本公司的非執行董事，彼亦為中糧集團有限公司的總裁。馬建平先生為本公司的非執行董事，彼亦為中糧集團有限公司的副總裁及策略部部長。馬王軍先生為本公司的非執行董事，彼亦為中糧集團有限公司的總裁助理兼副總會計師。

(4) 請參閱「董事於股份、相關股份及債權證之權益、好倉及淡倉」項下的附註2。自二零一一年九月九日起，一致行動方不再為本公司的主要股東(定義見證券及期貨條例第XV部)。

(S) 表示淡倉。

(L) 表示好倉。

(P) 表示借出。

除上文及下文「購股權計劃」一節所披露者外，於二零一一年十二月三十一日，根據證券及期貨條例第336條規定存置之登記冊所示，概無任何其他於本公司股份或相關股份中之權益或淡倉。

持續關連交易

於二零一零年一月二十日，本公司與中糧集團有限公司(本公司的關連人士)訂立總購銷協議，據此，在本集團定期檢討及本集團有權選擇之情況下，由二零一零年一月二十日至二零一二年一月十九日期間，本集團從中糧集團有限公司、其子公司及其若干聯營公司(統稱「中糧集團公司」)購入白砂糖、食用油、其他原料及相關產品及中糧集團公司向本集團供應白砂糖、食用油、其他原料及相關產品。

總購銷協議項下的交易構成本集團的持續關連交易。總購銷協議截至二零一零年及二零一一年十二月三十一日止兩年各年之交易額按每年計算預期分別不超過人民幣290,000,000元及人民幣450,000,000元。

For the year ended 31 December 2011, the total amount paid/payable by the Group to the COFCO Corporation Group Companies for the purchase of white sugar, edible oil, other raw materials and related products was approximately RMB265,832,000.

截至二零一一年十二月三十一日止年度，本集團就購入白砂糖、食用油、其他原料及相關產品已付／應付中糧集團公司之總金額約為人民幣265,832,000元。

The independent non-executive directors of the Company have reviewed the continuing connected transactions set out above and have confirmed that these continuing connected transactions were entered into (i) in the ordinary and usual course of business of the Group; (ii) on normal commercial terms or on terms no less favourable to the Group than terms available to or from independent third parties; and (iii) in accordance with the relevant agreements governing them on terms that are fair and reasonable and in the interests of the shareholders of the Company as a whole. The Company confirms that it has complied with the disclosure requirements in accordance with Chapter 14A of the Listing Rules.

本公司獨立非執行董事已審閱上文所載之持續關連交易，並已確認該等持續關連交易乃(i)於本集團日常及一般業務過程中進行；(ii)按正常商業條款，或不遜於本集團向獨立第三方提供或獲獨立第三方提供之條款而進行；及(iii)根據規管上述交易的相關協議條款進行，而該等條款屬公平合理並符合本公司股東之整體利益。本公司確認其已遵守上市規則第14A章的披露規定。

Ernst & Young, the Company's auditors, were engaged to report on the Group's continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 *Assurance Engagements Other Than Audits or Reviews of Historical Financial Information* and with reference to Practice Note 740 *Auditor's Letter on Continuing Connected Transactions under the Hong Kong Listing Rules* issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing their findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.38 of the Listing Rules. A copy of the auditors' letter has been provided by the Company to the Hong Kong Stock Exchange.

本公司之核數師安永會計師事務所獲委聘根據香港會計師公會頒佈的香港核證委聘準則第3000號「*對過往財務資料進行審核或審閱以外的核證委聘*」及參考實務說明第740號「*關於香港上市規則所述持續關連交易的核數師函件*」對本集團的持續關連交易進行報告。安永會計師事務所已根據上市規則第14A.38條發出無保留意見函件，當中載有彼等就本集團於上文披露之持續關連交易之發現及結論。本公司已向香港聯交所提供核數師函件之副本。

On 20 February 2012, the Company entered into a new Master Sale and Purchase Agreement with COFCO Corporation for a term commencing from 20 January 2012 and ending on 31 December 2014, the details of which are set out in the announcement of the Company dated 20 February 2012. COFCO Corporation, a substantial shareholder of the Company currently holds approximately 28.06% in the shares of the Company.

於二零一二年二月二十日，本公司與中糧集團有限公司新簽訂一份總購銷協議，年期自二零一二年一月二十日起至二零一四年十二月三十一日屆滿。該協議之詳情載列於日期為二零一二年二月二十日之本公司公佈中。中糧集團有限公司乃本公司之主要股東，現時於本公司的股份中持有約28.06%之權益。

Share Option Scheme

The Company operates a share option scheme (the "Scheme") for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Group's operations. The following share options were outstanding under the Scheme during the year.

購股權計劃

本公司採納一項購股權計劃(「計劃」),藉此向對本集團業務成功有貢獻之合資格參與者作出鼓勵及獎賞。年內,計劃內尚未行使之購股權如下。

Name or Category of Participant 參與者名稱或類別	As at 1 January 2011 於二零一一年一月一日	Granted during the year 年內授出	Exercised during the year (3) 年內行使 (3)	Lapsed during the year 年內失效	As at 31 December 2011 於二零一一年十二月三十一日	Date of grant of share options 授出購股權日期	Exercise Period of share options (both dates inclusive)(1) 購股權行使期間(包括首尾兩天)(1)	Exercise price of share options 購股權行使價 HK$ 港元
Executive directors 執行董事								
Yang Wenjun 楊文俊	9,000,000	–	–	–	9,000,000	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	6,600,000	–	–	–	6,600,000	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	–	9,000,000	–	–	9,000,000	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10(2)
Bai Ying 白瑛	34,250	–	(34,250)	–	–	26.10.2006 二零零六年十月二十六日	26.10.2007 to 25.10.2012 二零零七年十月二十六日至二零一二年十月二十五日	13.40
	3,680,000	–	(1,840,000)	–	1,840,000	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	3,210,000	–	–	–	3,210,000	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	–	3,200,000	–	–	3,200,000	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10(2)
Wu Jingshui 吳景水	15,750	–	(15,750)	–	–	26.10.2006 二零零六年十月二十六日	26.10.2007 to 25.10.2012 二零零七年十月二十六日至二零一二年十月二十五日	13.40
	1,650,000	–	(550,000)	–	1,100,000	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	1,500,000	–	–	–	1,500,000	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	–	2,400,000	–	–	2,400,000	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10(2)

Name or Category of Participant 參與者名稱或類別	As at 1 January 2011 於二零一一年一月一日	Granted during the year 年內授出	Exercised during the year [3] 年內行使 [3]	Lapsed during the year 年內失效	As at 31 December 2011 於二零一一年十二月三十一日	Date of grant of share options 授出購股權日期	Exercise Period of share options (both dates inclusive)[1] 購股權行使期間（包括首尾兩天）[1]	Exercise price of share options 購股權行使價 HK$ 港元
Ding Sheng 丁聖	24,000	–	(24,000)	–	–	26.10.2006 二零零六年十月二十六日	26.10.2007 to 25.10.2012 二零零七年十月二十六日至二零一二年十月二十五日	13.40
	1,850,000	–	(700,000)	–	1,150,000	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	1,800,000	–	–	–	1,800,000	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	–	3,200,000	–	–	3,200,000	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10[2]
Employees in Aggregate 僱員總計	1,683,642	–	(1,423,827)	(47,707)	212,108	26.10.2006 二零零六年十月二十六日	26.10.2007 to 25.10.2012 二零零七年十月二十六日至二零一二年十月二十五日	13.40
	56,945,280	–	(24,345,173)	(7,819,613)	24,780,494	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	73,428,000	–	(519,442)	(11,319,690)	61,588,868	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	4,470,000	–	–	(100,000)	4,370,000	6.12.2010 二零一零年十二月六日	6.12.2012 to 5.12.2016 二零一二年十二月六日至二零一六年十二月五日	22.80
	–	47,200,000	–	–	47,200,000	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10[2]
	165,890,922	65,000,000	(29,452,442)	(19,287,010)	182,151,470			

Notes:

(1) The exercise period of the share options granted commences after a certain vesting period and the fulfilment of certain performance targets, and ends on a date which is no later than seven years from the date of grant of such options. Further details of the Scheme are set out in note 44 to the financial statements.

(2) The closing price of the Company's shares immediately before the date of grant (i.e. 7 October 2011) was HK$24.05.

(3) The weighted average closing price of the Company's shares immediately before the dates on which the options were exercised was HK$26.37.

(4) As at the date of this report, the total number of the Company's shares available for issue under the Scheme (excluding the share options granted but not yet to be exercised) is 12,183,682 shares, which represented approximately 0.69% of the Company's shares in issue as at that date.

附註：

(1) 該等購股權之行使期由若干歸屬期及達成若干表現目標後開始生效，並至授出該等購股權日期起屆不超過七年當日為止。有關計劃的其他詳情載於財務報表附註44。

(2) 本公司股份於緊接授出日期(即二零一一年十月七日)前之收市價為24.05港元。

(3) 本公司緊隨購股權獲行使日期前之加權平均收市價為26.37港元。

(4) 於本報告日期，根據計劃本公司可供發行股份總數(不包括已授出但尚未行使之購股權)為12,183,682股股份，指本公司於該日期已發行股份約0.69%。

The values of share options calculated using the binomial model are subject to certain fundamental limitations, due to the subjective nature of and uncertainty related to a number of assumptions of the expected future performance input to the model, and certain inherent limitations of the model itself. Details of the valuation are set out in note 44 to the financial statements.

購股權之價值採用二項計價模式計算，但由於模式所採納的多項未來表現假設所存在的主觀性及不肯定因素，以及模式本身之若干內在限制，故此計算方法受到若干基本限制。估值詳情載於財務報表附註44。

The value of an option varies with different variables of certain subjective assumptions. Any change to the variables used may materially affect the estimation of the fair value of an option.

購股權價值隨著若干主觀假設之不同變數而變動。所使用變數之任何變動或會對購股權之估計公允價值造成重大影響。

Pre-emptive Rights

優先認購權

There is no provision for pre-emptive rights under the Company's articles of association or the laws of the Cayman Islands which would oblige the Company to offer new shares on a pro rata basis to its existing shareholders.

本公司之組織章程細則或開曼群島法例並無訂出任何有關本公司須向現有股東按比例發售新股的優先認購權規定。

Purchase, Sale or Redemption of the Company's Listed Securities

購買、出售或贖回本公司上市股份

During the year, neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Company's listed securities.

年內，本公司或其任何子公司概無購買、出售或贖回本公司任何上市證券。

Public Float

公眾持股量

As at the date of this report, the Company has maintained the prescribed public float under the Listing Rules, based on the information that is publicly available to the Company and within the knowledge of the Directors.

基於公開予本公司查閱的資料及據董事所知悉，於本報告日，本公司已維持上市規則所訂明的公眾持股量。

Management Contracts

管理合約

No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed during the year.

本公司於年內概無訂立或存在牽涉本公司整體業務或任何重大業務部分的管理及行政合約。

Major Customers and Suppliers

主要客戶及供應商

The percentage of purchases attributable to the five largest suppliers of the Group combined was less than 30% of the total purchases of the Group.

本集團五大供應商合共應佔的採購百分比不足本集團總採購額的30%。

The percentage of revenue attributable to the five largest customers of the Group combined was less than 30% of the total revenue of the Group.

本集團五大客戶合共應佔的收入百分比不足本集團收入總額的30%。

Pledge of Assets

As at 31 December 2011, the Group has pledged certain bank deposits, land use rights and certain property, plant and equipment aggregating to approximately RMB555,103,000 (2010: RMB291,881,000). Details are set out in the respective notes to the financial statements.

資產抵押

於二零一一年十二月三十一日，本集團已抵押之若干銀行存款、土地使用權及若干物業、廠房及設備合共約人民幣555,103,000元（二零一零年：人民幣291,881,000元）。有關詳情載於財務報表相關附註。

Contingent Liabilities and Commitments

Details of contingent liabilities and commitments are set out in notes 46 and 49, respectively, to the financial statements.

或然負債及承擔

或然負債及承擔的詳情分別載於財務報表附註46及49。

Financial Summary

A summary of the results for the year and of the assets and liabilities of the Group as at 31 December 2011 and for the previous four financial periods are set out on page 216.

財務概要

本集團於二零一一年十二月三十一日及過去四個財政年度期間的年度業績及資產負債概要載於第216頁。

Corporate Governance

The Company's corporate governance principles and practices are set out in the Corporate Governance Report on pages 44 to 53.

企業管治

本公司的企業管治原則及慣例載於第44頁至第53頁所載的企業管治報告內。

Auditors

The financial statements have been audited by Ernst & Young. A resolution for the re-appointment of Ernst & Young as auditors of the Company will be proposed at the forthcoming annual general meeting.

核數師

財務報表由安永會計師事務所審核。應屆股東週年大會將提呈決議案，續聘安永會計師事務所為本公司核數師。

By order of the Board of Directors

承董事會命

Yang Wenjun
Chief Executive Officer

楊文俊
總裁

Hong Kong, 27 March 2012

香港，二零一二年三月二十七日

Corporate Information
公司資料

Board of Directors

Executive Directors

Mr. YANG Wenjun
Mr. BAI Ying
Mr. WU Jingshui
Mr. DING Sheng

Non-Executive Directors

Mr. NING Gaoning
Mr. JIAO Shuge (alias JIAO Zhen)
Mr. NIU Gensheng
Mr. YU Xubo
Mr. Julian Juul WOLHARDT
Mr. MA Jianping
Mr. FANG Fenglei
Mr. MA Wangjun

Independent Non-Executive Directors

Mr. ZHANG Julin (resigned on 10 June 2011)
Mr. LIU Fuchun
Mr. ZHANG Xiaoya
Mr. XIE Tao (appointed on 10 June 2011)

Senior Management

Mr. LU Jianjun
Mr. YAO Haitao
Ms. ZHAO Yuanhua
Ms. LIU Yan
Mr. KWOK Wai Cheong, Chris
(Qualified Accountant & Company Secretary)

Stock Code

Hong Kong Stock Exchange 2319

Investor Relations Contact

Mr. KWOK Wai Cheong, Chris
Unit 1001, 10th Floor, Jubilee Centre
18 Fenwick Street, Wanchai
Hong Kong
Email: info@mengniuir.com
Website: www.mengniuir.com

董事會

執行董事

楊文俊先生
白瑛先生
吳景水先生
丁聖先生

非執行董事

寧高寧先生
焦樹閣（亦稱焦震）先生
牛根生先生
于旭波先生
Julian Juul WOLHARDT先生
馬建平先生
方鳳雷先生
馬王軍先生

獨立非執行董事

張巨林先生 （於二零一一年六月十日辭任）
劉福春先生
張曉亞先生
謝韜先生 （於二零一一年六月十日委任）

高級管理層

盧建軍先生
姚海濤先生
趙遠花女士
劉燕女士
郭偉昌先生
（合資格會計師及公司秘書）

股份代號

香港聯合交易所2319

投資者關係聯絡人

郭偉昌先生
香港
灣仔分域街18號
捷利中心10樓1001室
電郵地址：info@mengniuir.com
網址：www.mengniuir.com

Corporate Information 公司資料

Place of Business in Hong Kong
Unit 1001, 10th Floor, Jubilee Centre
18 Fenwick Street, Wanchai
Hong Kong

Registered Office
Maples Corporate Services
P.O. Box 309
Ugland House
Grand Cayman, KY1-1104
Cayman Islands

Principal Share Registrar
Butterfield Fulcrum Group (Cayman) Limited
Butterfield House
68 Fort Street
P.O. Box 609
Grand Cayman, KY1-1107
Cayman Islands

Hong Kong Branch Share Registrar
Computershare Hong Kong Investor Services Limited
46th Floor, Hopewell Centre
183 Queen's Road East, Wanchai
Hong Kong

Legal Advisors
As to Hong Kong Law
Norton Rose Hong Kong

As to Cayman Islands Law
Maples and Calder Asia

Principal Bankers
Agricultural Bank of China
Bank of China
Industrial Commercial Bank of China
BNP Paribas

Auditors
Ernst & Young

Investor Relations Consultant
Strategic Financial Relations (China) Limited

香港營業地點
香港
灣仔分域街18號
捷利中心10樓1001室

註冊辦事處
Maples Corporate Services
P.O. Box 309
Ugland House
Grand Cayman, KY1-1104
Cayman Islands

主要股份過戶登記處
Butterfield Fulcrum Group (Cayman) Limited
Butterfield House
68 Fort Street
P.O. Box 609
Grand Cayman, KY1-1107
Cayman Islands

香港股份過戶登記分處
香港中央證券登記有限公司
香港
灣仔皇后大道東183號
合和中心46樓

法律顧問
香港法律
諾頓羅氏律師事務所

開曼群島法律
Maples and Calder Asia

主要往來銀行
中國農業銀行
中國銀行
中國工商銀行
法國巴黎銀行

核數師
安永會計師事務所

投資者關係顧問
縱橫財經公關顧問(中國)有限公司

Independent Auditors' Report
獨立核數師報告

ERNST & YOUNG
安永

Ernst & Young
22nd Floor
CITIC Tower
1 Tim Mei Avenue
Central, Hong Kong

Tel: +852 2846 9888
Fax: +852 2868 4432
www.ey.com

安永會計師事務所
香港中環添美道1號
中信大廈22樓

電話: +852 2846 9888
傳真: +852 2868 4432
www.ey.com

To the shareholders of China Mengniu Dairy Company Limited
(Incorporated in the Cayman Islands with limited liability)

致：中國蒙牛乳業有限公司全體股東
（於開曼群島註冊成立之有限公司）

We have audited the consolidated financial statements of China Mengniu Dairy Company Limited (the "Company") and its subsidiaries (together, the "Group") set out on pages 69 to 215, which comprise the consolidated and company statements of financial position as at 31 December 2011, and the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

我們已完成審核中國蒙牛乳業有限公司(「貴公司」)及其子公司(統稱「貴集團」)刊於第69至215頁的綜合財務報表，包括於二零一一年十二月三十一日的綜合及公司財務狀況表、截至該日止年度的綜合利潤表、綜合全面收益表、綜合權益變動表及綜合現金流量表，以及重大會計政策概要及其他解釋資料。

Directors' Responsibility for the Consolidated Financial Statements

The directors of the Company are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

董事對綜合財務報表的責任

貴公司董事須遵照國際會計準則委員會頒佈的國際財務報告準則以及香港公司法的披露規定，負責編製作出真實而公允反映的綜合財務報表，並落實董事認為就編製並無重大錯誤陳述(不論其由欺詐或錯誤引起)的綜合財務報表而言屬必要的內部監控。

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

核數師的責任

我們則負責根據我們的審核結果對綜合財務報表發表意見。本報告僅為全體股東編製，並不能作其他用途。我們概不會就本報告內容對任何其他人士承擔或接受任何責任。

我們按照香港會計師公會頒佈的香港核數準則進行審核工作。該等準則要求我們遵守道德規範，策劃和進行審核工作以合理確定該等綜合財務報表是否不存在重大錯誤陳述。

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation of consolidated financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated financial statements.

審核範圍包括進行程序以取得與綜合財務報表所載數額及披露事項有關的審核憑證。選用之程序須視乎核數師的判斷，包括評估綜合財務報表的重大錯誤陳述（不論由欺詐或錯誤引起）的風險。在作出該等風險評估時，核數師將考慮與公司編製作出真實而公允反映的綜合財務報表有關的內部監控，以為不同情況設計適當審核程序，但並非旨在就公司內部監控是否有效表達意見。審核範圍亦包括評估所用會計政策的恰當性，董事所作會計估算的合理性，並就綜合財務報表的整體呈列方式作出評估。

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

我們相信，就得出審核意見而言，我們所獲審核憑證屬充分而恰當。

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2011, and of the Group's profit and cash flows for the year then ended in accordance with International Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

意見

我們認為，綜合財務報表符合國際財務報告準則且能真實公允地反映 貴公司及 貴集團於二零一一年十二月三十一日的財務狀況以及 貴集團截至該日止年度的利潤和現金流量狀況，並已按照香港公司法的披露規定妥為編製。

Ernst & Young
Certified Public Accountants

Hong Kong, 27 March 2012

安永會計師事務所
執業會計師

香港，二零一二年三月二十七日

Consolidated Income Statement
綜合利潤表

For the year ended 31 December 2011 截至二零一一年十二月三十一日止年度

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
REVENUE	**收入**	4	**37,387,844**	30,265,415
Cost of sales	銷售成本		**(27,795,692)**	(22,478,979)
GROSS PROFIT	**毛利**		**9,592,152**	7,786,436
Other income and gains	其他收入及收益	4	**296,265**	193,472
Selling and distribution costs	銷售及經銷費用		**(6,694,705)**	(5,429,141)
Administrative expenses	行政費用		**(1,110,089)**	(1,036,039)
Other operating expenses	其他經營費用	5	**(187,162)**	(59,745)
PROFIT FROM OPERATING ACTIVITIES	**經營業務利潤**		**1,896,461**	1,454,983
Interest income	利息收入		**173,052**	87,884
Finance costs	融資成本	8	**(60,942)**	(45,203)
Share of profits and losses of associates	應佔聯營公司利潤及虧損	20	**52,059**	40,438
PROFIT BEFORE TAX	**稅前利潤**	6	**2,060,630**	1,538,102
Income tax expense	所得稅支出	9	**(276,081)**	(182,185)
PROFIT FOR THE YEAR	**本年利潤**		**1,784,549**	1,355,917
Attributable to:	以下各方應佔：			
Owners of the Company	本公司擁有人		**1,589,274**	1,237,273
Non-controlling interests	非控股股東		**195,275**	118,644
			1,784,549	1,355,917
EARNINGS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE COMPANY (EXPRESSED IN RMB PER SHARE)	**本公司普通股擁有人應佔每股盈利（以每股人民幣元計）**	11		
– Basic	–基本		**0.908**	0.712
– Diluted	–攤薄		**0.905**	0.711

Details of the dividends payable and proposed for the year are disclosed in note 10 to the financial statements.

本年應付及建議派付股息的詳情於財務報表附註10披露。

Consolidated Statement of Comprehensive Income
綜合全面收益表

For the year ended 31 December 2011 截至二零一一年十二月三十一日止年度

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
PROFIT FOR THE YEAR	**本年利潤**		**1,784,549**	1,355,917
OTHER COMPREHENSIVE INCOME	**其他全面收益**			
Available-for-sale investments:	可供出售投資：			
Changes in fair value	公允值變動	22	**(108,536)**	145,366
Income tax effect	所得税的影響	22	**17,035**	(39,865)
			(91,501)	105,501
Exchange differences on translation of foreign operations	換算海外業務的匯兑差額		**(196,303)**	(150,885)
OTHER COMPREHENSIVE INCOME FOR THE YEAR, NET OF TAX	**年度其他全面收益，扣除税項**		**(287,804)**	(45,384)
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	**年度全面收益總額**		**1,496,745**	1,310,533
Attributable to:	以下各方應佔：			
Owners of the Company	本公司擁有人		**1,304,899**	1,183,864
Non-controlling interests	非控股股東		**191,846**	126,669
			1,496,745	1,310,533

Consolidated Statement of Financial Position
綜合財務狀況表

As at 31 December 2011 於二零一一年十二月三十一日

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
NON-CURRENT ASSETS	**非流動資產**			
Property, plant and equipment	物業、廠房及設備	12	6,806,539	5,380,385
Construction in progress	在建工程	13	887,103	535,104
Land use rights	土地使用權	14	585,007	484,572
Long term prepayments	長期預付款	28	243,942	–
Goodwill	商譽	15	482,436	451,613
Other intangible assets	其他無形資產	16	224,887	221,508
Investments in associates	於聯營公司的投資	20	153,352	113,857
Available-for-sale investments	可供出售投資	22	295,206	301,681
Deferred tax assets	遞延所得稅資產	23	66,749	81,060
Other financial assets	其他金融資產	24	69,961	71,754
			9,815,182	7,641,534
CURRENT ASSETS	**流動資產**			
Inventories	存貨	25	1,685,247	1,176,423
Bills receivable	應收票據	26	261,024	20,539
Trade receivables	應收賬款	27	574,734	554,933
Prepayments and deposits	預付款及按金	28	774,907	942,303
Other receivables	其他應收款項	29	289,427	169,897
Investment deposits	投資存款	30	102,800	–
Pledged deposits	保證金存款	31	175,289	102,399
Cash and bank balances	現金及銀行結存	31	6,523,075	6,697,813
			10,386,503	9,664,307
CURRENT LIABILITIES	**流動負債**			
Trade payables	應付賬款	32	2,543,405	2,061,193
Bills payable	應付票據	33	1,141,141	1,487,302
Deferred income	遞延收益	39	18,912	15,082
Other payables	其他應付款項	34	1,581,781	1,061,253
Accruals and customers' deposits	預提費用及客戶訂金	35	1,180,720	880,142
Interest-bearing bank loans	計息銀行貸款	36	537,544	550,786
Other loans	其他貸款	37	119,094	140,018
Income tax payable	應付所得稅		103,228	42,513
			7,225,825	6,238,289
NET CURRENT ASSETS	**淨流動資產**		3,160,678	3,426,018
TOTAL ASSETS LESS CURRENT LIABILITIES	**總資產減流動負債**		12,975,860	11,067,552

Consolidated Statement of Financial Position 綜合財務狀況表

As at 31 December 2011 於二零一一年十二月三十一日

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
NON-CURRENT LIABILITIES	**非流動負債**			
Interest-bearing bank loans	計息銀行貸款	36	–	150,000
Long term payables	長期應付款項	38	188,739	14,102
Deferred income	遞延收益	39	234,940	226,049
Deferred tax liabilities	遞延所得稅負債	23	22,830	39,865
Other financial liabilities	其他金融負債	40	480,531	420,027
			927,040	850,043
NET ASSETS	**淨資產**		12,048,820	10,217,509
EQUITY	**權益**			
Equity attributable to owners of the Company	本公司擁有人應佔權益			
Issued capital	已發行股本	41	181,087	178,679
Retained earnings	保留利潤		3,074,337	2,050,216
Other reserves	其他儲備	42(A)	8,215,634	7,529,169
			11,471,058	9,758,064
Non-controlling interests	非控股股東權益		577,762	459,445
TOTAL EQUITY	**總權益**		12,048,820	10,217,509

Ning Gaoning
寧高寧
Director
董事

Yang Wenjun
楊文俊
Director
董事

Consolidated Statement of Changes in Equity
綜合權益變動表

For the year ended 31 December 2011 截至二零一一年十二月三十一日止年度

			Attributable to owners of the Company 本公司擁有人應佔權益					
		Notes 附註	Issued capital 已發行股本 RMB'000 人民幣千元	Other reserves 其他儲備 RMB'000 人民幣千元 Note 42(A) 附註42(A)	Retained earnings 保留利潤 RMB'000 人民幣千元	Total 合計 RMB'000 人民幣千元	Non-controlling interests 非控股股東 RMB'000 人民幣千元	Total equity 總權益 RMB'000 人民幣千元
At 1 January 2010	於二零一零年一月一日		178,611	7,102,301	1,294,766	8,575,678	336,016	8,911,694
Profit for the year	本年利潤		–	–	1,237,273	1,237,273	118,644	1,355,917
Other comprehensive income for the year:	年度其他全面收益：							
Changes in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項		–	97,476	–	97,476	8,025	105,501
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額		–	(150,885)	–	(150,885)	–	(150,885)
Total comprehensive income for the year	年度全面收益總額		–	(53,409)	1,237,273	1,183,864	126,669	1,310,533
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	44	68	13,343	–	13,411	–	13,411
Equity-settled share option arrangements	以股份支付的購股權安排	44	–	366,183	–	366,183	–	366,183
Transfer to statutory reserves	轉撥至法定儲備		–	236,378	(236,378)	–	–	–
Final 2009 dividend declared	已宣派二零零九年期末股息	10	–	–	(245,445)	(245,445)	–	(245,445)
Dividends paid to non-controlling shareholders	向非控股股東派付股息		–	–	–	–	(27,228)	(27,228)
Acquisition of a subsidiary	收購一家子公司	45	–	–	–	–	221,287	221,287
Derecognition of puttable non-controlling interests	終止確認可沽售非控股股東權益	40	–	(135,627)	–	(135,627)	(197,299)	(332,926)
At 31 December 2010	於二零一零年十二月三十一日		178,679	7,529,169	2,050,216	9,758,064	459,445	10,217,509

Consolidated Statement of Changes in Equity 綜合權益變動表

For the year ended 31 December 2011 截至二零一一年十二月三十一日止年度

		Notes 附註	Attributable to owners of the Company 本公司擁有人應佔權益 Issued capital 已發行股本 RMB'000 人民幣千元	Other reserves 其他儲備 RMB'000 人民幣千元 Note 42(A) 附註42(A)	Retained earnings 保留利潤 RMB'000 人民幣千元	Total 合計 RMB'000 人民幣千元	Non-controlling interests 非控股股東 RMB'000 人民幣千元	Total equity 總權益 RMB'000 人民幣千元
At 1 January 2011	於二零一一年一月一日		178,679	7,529,169	2,050,216	9,758,064	459,445	10,217,509
Profit for the year	本年利潤		–	–	1,589,274	1,589,274	195,275	1,784,549
Other comprehensive income for the year:	年度其他全面收益：							
Changes in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項		–	(88,072)	–	(88,072)	(3,429)	(91,501)
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額		–	(196,303)	–	(196,303)	–	(196,303)
Total comprehensive income for the year	年度全面收益總額		–	(284,375)	1,589,274	1,304,899	191,846	1,496,745
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	44	2,408	518,208	–	520,616	–	520,616
Equity-settled share option arrangements	以股份支付的購股權安排	44	–	173,541	–	173,541	–	173,541
Transfer to statutory reserves	轉撥至法定儲備		–	285,920	(285,920)	–	–	–
Final 2010 dividend declared	已宣派二零一零年期末股息	10	–	–	(279,233)	(279,233)	–	(279,233)
Dividends paid to non-controlling shareholders	向非控股股東派付股息		–	–	–	–	(51,047)	(51,047)
Acquisition of a subsidiary	收購一家子公司	45	–	–	–	–	21,635	21,635
Derecognition of puttable non-controlling interests	終止確認可沽售非控股股東權益	40	–	(6,829)	–	(6,829)	(44,117)	(50,946)
At 31 December 2011	於二零一一年十二月三十一日		181,087	8,215,634	3,074,337	11,471,058	577,762	12,048,820

Consolidated Statement of Cash Flows
綜合現金流量表

For the year ended 31 December 2011 截至二零一一年十二月三十一日止年度

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Cash flows from operating activities	**經營業務產生的現金流量**			
Profit before tax	稅前利潤		**2,060,630**	1,538,102
Adjustments for:	就下列各項作出調整：			
Interest income	利息收入		**(173,052)**	(87,884)
Finance costs	融資成本	8	**60,942**	45,203
Depreciation of items of property, plant and equipment	物業、廠房及設備折舊	6	**839,264**	697,996
Amortisation of land use rights	土地使用權攤銷	6	**12,538**	9,172
Amortisation of other intangible assets	其他無形資產攤銷	6	**11,735**	5,608
Loss on disposal of items of property, plant and equipment	處置物業、廠房及設備虧損	5	**8,502**	18,661
Share-based payment expense	以股份為基礎的支付	44	**173,541**	366,183
Provision/(write-back of provision) for trade receivables and other receivables	應收賬款及其他應收款項撥備／（撥備撥回）	6	**12,973**	(1,013)
Share of profits and losses of associates	應佔聯營公司利潤及虧損	20	**(52,059)**	(40,438)
Write-down of inventories to net realisable value	存貨撇減至可變現淨值	5	**1,522**	865
Government grants	政府補助		**(55,771)**	–
Amortisation of deferred income	遞延收益攤銷	4	**(17,257)**	(14,857)
Foreign exchange differences, net	匯兌差額淨額	4	**(143,693)**	(57,338)
Gain on deemed disposal of an associate	視同出售一家聯營公司收益	4	**(21,566)**	(6,256)
Unrealised fair value losses on derivative financial instruments	未變現衍生金融工具公允值虧損	6	**6,731**	–
			2,724,980	2,474,004
Increase in other financial assets	其他金融資產增加		**(26,230)**	(58,552)
Increase in inventories	存貨增加		**(512,744)**	(425,877)
Decrease/(increase) in trade and bills receivables	應收賬款及應收票據減少／（增加）		**(272,752)**	41,417
Decrease in pledged deposits	保證金存款減少		**57,175**	57,389
Increase in prepayments, deposits and other receivables	預付款、按金及其他應收款項增加		**(167,288)**	(632,163)
Increase in trade and bills payables	應付賬款及應付票據增加		**252,847**	1,053,248
Increase in accruals and other payables	預提費用及其他應付款項增加		**706,936**	116,273
Cash generated from operations	經營業務產生的現金		**2,762,924**	2,625,739
Interest paid	支付利息		**(46,420)**	(38,864)
Income taxes paid	支付所得稅		**(196,447)**	(101,758)
Net cash flows from operating activities	**經營業務產生的淨現金流量**		**2,520,057**	2,485,117

Consolidated Statement of Cash Flows 綜合現金流量表

For the year ended 31 December 2011 截至二零一一年十二月三十一日止年度

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Cash flows from investing activities	**投資活動產生的現金流量**			
Proceeds from disposal of items of property, plant and equipment	處置物業、廠房及設備所得款項		**12,371**	3,740
Purchase of items of property, plant and equipment	購置物業、廠房及設備		**(586,726)**	(218,080)
Purchase of construction in progress	在建工程增加	13	**(1,705,881)**	(865,743)
Purchase of other intangible assets	其他無形資產增加	16	**(6,796)**	(1,678)
Purchase of land use rights	土地使用權增加	14	**(94,110)**	(54,166)
Purchase of available-for-sale investments	購買可供出售投資		**(106,491)**	(129,776)
Disposal of available-for-sale investments	出售可供出售投資		**3,870**	–
Acquisition of subsidiaries	收購子公司		**3,268**	(281,639)
Capital injection to associates	對聯營公司注資		**(738)**	(4,374)
Capital injection to a jointly-controlled entity	對一家共同控制實體注資		**(20,000)**	–
Receipt of government grants	收取政府補助金		**20,630**	10,713
Withdrawal/(Purchase) of time deposits with original maturity of more than three months	撤銷／(購買)原到期日為三個月以上的定期存款		**759,355**	(759,161)
Interest received	收取利息		**167,721**	82,020
Dividends received from associates	收取聯營公司股息		**11,163**	12,559
Dividends received from an available-for-sale investment	從可供出售投資收取的股息		**144**	867
Disposal of associates	出售聯營公司		**–**	250
Purchase of investment deposits	投資存款增加		**(102,800)**	–
Net cash flows used in investing activities	**投資活動所用淨現金流量**		**(1,645,020)**	(2,204,468)
Cash flows from financing activities	**融資活動產生的現金流量**			
Proceeds from interest-bearing bank loans	計息銀行貸款所得款項		**404,186**	139,246
Repayment of interest-bearing bank loans	償還計息銀行貸款		**(723,682)**	(311,694)
Repayment of other loans	償還其他貸款		**(2,646)**	–
Decrease/(Increase) in pledged deposits for bank loans	銀行貸款的保證金存款減少／(增加)		**(130,065)**	81,180
Dividends paid to owners of the Company	支付本公司擁有人的股息	10	**(279,233)**	(245,445)
Dividends paid to non-controlling shareholders	支付非控股股東的股息		**(51,970)**	(27,228)
Proceeds from other loans	其他貸款所得款項		**42,493**	42,356
Repayment of long term payables	償還長期應付款項		**(37,886)**	(87,407)
Capital contribution by a joint venture partner	合營夥伴注資		**20,000**	–
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	44	**520,616**	13,411
Net cash flows from financing activities	**融資活動產生的淨現金流量**		**(238,187)**	(395,581)

For the year ended 31 December 2011 截至二零一一年十二月三十一日止年度

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Net increase/(decrease) in cash and cash equivalents	現金及現金等價物增加／(減少)淨額		636,850	(114,932)
Cash and cash equivalents at beginning of year	**年初的現金及現金等價物**	31	3,775,255	3,986,624
Effect of foreign exchange rate changes, net	匯率變動的影響(淨額)		(52,233)	(96,437)
Cash and cash equivalents at end of year	**年終的現金及現金等價物**	31	4,359,872	3,775,255
Analysis of balances of cash and cash equivalents	**現金及現金等價物結餘分析**			
Cash and bank balances as stated in the consolidated statement of financial position	於綜合財務狀況表中列賬的現金及銀行結存	31	6,523,075	6,697,813
Time deposits with original maturity more than three months	原到期日為三個月以上的定期存款	31	(2,163,203)	(2,922,558)
Cash and cash equivalents as stated in the consolidated statement of cash flows	於綜合現金流量表中列賬的現金及現金等價物	31	4,359,872	3,775,255

Statement of Financial Position
財務狀況表

As at 31 December 2011 於二零一一年十二月三十一日

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
NON-CURRENT ASSETS	**非流動資產**			
Property, plant and equipment	物業、廠房及設備	12	**28**	17
Available-for-sale investments	可供出售投資	22	**69,008**	114,831
Loans to a subsidiary	應收一家子公司款項	18	**2,656,684**	2,680,430
Investments in subsidiaries	於子公司的投資	19	**5,043,682**	5,017,482
			7,769,402	7,812,760
CURRENT ASSETS	**流動資產**			
Other receivables	其他應收款項	29	**647,991**	394,196
Cash and bank balances	現金及銀行結存	31	**622,766**	599,995
			1,270,757	994,191
CURRENT LIABILITIES	**流動負債**			
Other payables	其他應付款項		**1,133**	1,544
			1,133	1,544
NET CURRENT ASSETS	**淨流動資產**		**1,269,624**	992,647
NET ASSETS	**淨資產**		**9,039,026**	8,805,407
EQUITY	**權益**			
Issued capital	已發行股本	41	**181,087**	178,679
Reserves	儲備	42(B)	**8,857,939**	8,626,728
TOTAL EQUITY	**總權益**		**9,039,026**	8,805,407

Ning Gaoning
寧高寧
Director
董事

Yang Wenjun
楊文俊
Director
董事

Notes to Financial Statements
財務報表附註

1. Corporate Information

The Company was incorporated as an exempted company with limited liability in the Cayman Islands. The Company is an investment holding company and its subsidiaries are engaged in the manufacture and distribution of dairy products mainly in the People's Republic of China (the "PRC").

2.1 Basis of Preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRSs") issued by the International Accounting Standards Board ("IASB") and the disclosure requirements of the Hong Kong Companies Ordinance. They have been prepared on a historical cost basis except for share options, certain available-for-sale equity investments and derivative financial instruments which have been measured at fair value. They are presented in Renminbi ("RMB") and all values are rounded to the nearest thousand except when otherwise indicated.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries (collectively referred to as the "Group") for the year ended 31 December 2011. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. The result of subsidiaries are consolidated from the date of acquisition, being the date on which the Group obtains control, and continue to be consolidated until the day that such control ceases. All intra-group balances, transactions, unrealised gains and losses resulting from intra-group transactions and dividends are eliminated on consolidation in full.

Total comprehensive income within a subsidiary is attributed to the non-controlling interest even if that results in a deficit balance.

A change in the ownership of a subsidiary, without a loss of control, is accounted for as an equity transaction.

If the Group loses control over a subsidiary, it derecognises (i) the assets (including goodwill) and liabilities of the subsidiary, (ii) the carrying amount of any non-controlling interest and (iii) the cumulative translation differences recorded in equity; and recognises (i) the fair value of the consideration received, (ii) the fair value of any investment retained and (iii) any resulting surplus or deficit in profit or loss. The Group's share of components previously recognised in other comprehensive income is reclassified to profit or loss or retained profits, as appropriate.

1. 公司資料

本公司為在開曼群島註冊成立的獲豁免有限公司。本公司乃一家投資控股公司，而其子公司主要在中華人民共和國(「中國」)從事乳製品生產及經銷業務。

2.1 編製基準

該等財務報表是按照國際會計準則委員會(「國際會計準則委員會」)頒佈的國際財務報告準則(「國際財務報告準則」)及香港公司法的披露規定編製而成。財務報表以歷史成本法編製，惟購股權、若干可供出售股本投資及衍生金融工具以公允值計量。財務報表以人民幣(「人民幣」)呈列，而所有數值除另有指明外，均調整至最接近的千位。

綜合基準

綜合財務報表包括本公司及其子公司(統稱「本集團」)截至二零一一年十二月三十一日止年度的財務報表。編製子公司財務報表的呈報期間與本公司相同，會計政策亦貫徹一致。子公司業績由收購日期(即本集團取得控制權當日)起綜合入賬，直至控制權不再存在當日為止。所有集團內公司間結餘、交易、因集團內公司間交易產生的未變現收益及虧損及股息均已於綜合入賬時全數對銷。

非控股股東須分享子公司的全面收益總額，即使非控股股東權益結餘為負數。

子公司的所有權變動(並無失去控制權)按權益交易入賬。

倘本集團失去對子公司的控制權，則其終止確認(i)該子公司的資產(包括商譽)及負債、(ii)任何非控股股東權益的賬面值及(iii)於權益內記錄的累計換算差額；及確認(i)所收代價的公允值、(ii)所保留任何投資的公允值及(iii)損益賬中任何因此產生的盈餘或虧損。先前於其他全面收益內確認的本集團應佔部分重新歸類為損益或保留利潤(如適用)。

2.2 Impact of New and Revised IFRSs

The Group has adopted the following new and revised IFRSs for the first time for the current year's financial statements.

IFRS 1 Amendment	Amendment to IFRS 1 *First-time Adoption of International Financial Reporting Standards – Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters*
IAS 24 (Revised)	*Related Party Disclosures*
IAS 32 Amendment	Amendment to IAS 32 *Financial Instruments: Presentation – Classification of Rights Issues*
IFRIC-Int 14 Amendments	Amendments to IFRIC-Int 14 *Prepayments of a Minimum Funding Requirement*
IFRIC-Int 19	*Extinguishing Financial Liabilities with Equity Instruments*
Improvements to IFRSs 2010	Amendments to a number of IFRSs issued in May 2010

Other than as further explained below regarding the impact of IAS 24 (Revised), and amendments to IFRS 3, IAS 1 and IAS 27 included in *Improvements to IFRSs 2010*, the adoption of the new and revised IFRSs has had no significant financial effect on these financial statements.

The principal effects of adopting these new and revised IFRSs are as follows:

(a) IAS 24 (Revised) *Related Party Disclosures*

IAS 24 (Revised) clarifies and simplifies the definitions of related parties. The new definitions emphasis a symmetrical view of related party relationships and clarify the circumstances in which persons and key management personnel affect related party relationships of an entity. The revised standard also introduces an exemption from the general related party disclosure requirements for transactions with a government and entities that are controlled, jointly controlled or significantly influenced by the same government as the reporting entity. The accounting policy for related parties has been revised to reflect the changes in the definitions of related parties under the revised standard. The adoption of the revised standard did not have any impact on the financial position or performance of the Group. Details of the related party transactions, including the related comparative information, are included in note 50 to the consolidated financial statements.

2.2 新頒佈及經修訂國際財務報告準則的影響

本集團已於本年度的財務報表首次採納以下新頒佈及經修訂國際財務報告準則。

國際財務報告準則第1號的修訂	國際財務報告準則第1號*「首次採納國際財務報告準則－國際財務報告準則第7號「首次採納者的披露」的比較數字的有限豁免」*的修訂
國際會計準則第24號（經修訂）	*關聯人士的披露*
國際會計準則第32號的修訂	國際會計準則第32號*「金融工具：呈列－供股的分類」*的修訂
國際財務報告詮釋委員會－詮釋第14號的修訂	國際財務報告詮釋委員會－詮釋第14號*「最低資金要求的預付款」*的修訂
國際財務報告詮釋委員會－詮釋第19號	*以權益工具消除金融負債*
國際財務報告準則二零一零年度的改進	於二零一零年五月頒佈的多項國際財務報告準則的修訂

除於下文就國際會計準則第24號（經修訂），以及*國際財務報告準則二零一零年度的改進*所載的國際財務報告準則第3號、國際會計準則第1號及國際會計準則第27號的修訂本的影響作進一步詮釋者外，採納該等新頒佈及經修訂國際財務報告準則對該等財務報表並無重大財務影響。

採納該等新頒佈及經修訂國際財務報告準則的主要影響如下：

(a) 國際會計準則第24號（經修訂）*「關聯人士的披露」*

國際會計準則第24號（經修訂）經修訂闡明和簡化關聯人士的定義。新定義強調關聯人士關係的對稱性，並闡明人士和主要管理人員影響一間實體的關聯人士關係的情況。經修訂準則亦引入報告的實體與政府和受同一政府控制、共同控制或重大影響的實體進行交易的一般關聯人士披露規定的豁免。關聯人士的會計政策已修訂，以反映根據經修訂準則的關聯人士定義變動。採納經修訂準則不會對本集團的財務狀況或表現構成任何影響。有關關聯人士交易（包括相關比較資料）的詳情載於綜合財務報表附註50。

2.2 Impact of New and Revised IFRSs (continued)

(b) *Improvements to IFRSs 2010* issued in May 2010 sets out amendments to a number of IFRSs. There are separate transitional provisions for each standard. While the adoption of some of the amendments may result in changes in accounting policies, none of these amendments has had a significant financial impact on the financial position or performance of the Group. Details of the key amendments most applicable to the Group are as follows:

- IFRS 3 *Business Combinations:* The amendment clarifies that the amendments to IFRS 7, IAS 32 and IAS 39 that eliminate the exemption for contingent consideration do not apply to contingent consideration that arose from business combinations whose acquisition dates precede the application of IFRS 3 (as revised in 2008).

  In addition, the amendments limit the scope of measurement choices for non-controlling interests. Only the components of non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the acquiree's net assets in the event of liquidation are measured at either fair value or at the present ownership instruments' proportionate share of the acquiree's identifiable net assets. All other components of non-controlling interests are measured at their acquisition date fair value, unless another measurement basis is required by another IFRS.

  The amendments also added explicit guidance to clarify the accounting treatment for non-replaced and voluntarily replaced share-based payment awards.

- IAS 1 *Presentation of Financial Statements*: The amendment clarifies that an analysis of each component of other comprehensive income can be presented either in the statement of changes in equity or in the notes to the financial statements. The Group elects to present the analysis of each component of other comprehensive income in the statement of changes in equity.

- IAS 27 *Consolidated and Separate Financial Statements*: The amendment clarifies that the consequential amendments from IAS 27 (as revised in 2008) made to IAS 21, IAS 28 and IAS 31 shall be applied prospectively for annual periods beginning on or after 1 July 2009 or earlier if IAS 27 is applied earlier.

2.2 新頒佈及經修訂國際財務報告準則的影響(續)

(b) 於二零一零年五月頒佈的*國際財務報告準則二零一零年度的改進*載列對多項國際財務報告準則作出的修訂。各項準則均設有個別過渡性條文。儘管採納部份修訂或會導致會計政策變動，但該等修訂對本集團的財政狀況或業績不會構成重大財務影響。最適用於本集團的主要修訂詳情如下：

- 國際財務報告準則第3號「*業務合併*」：修訂闡明國際財務報告準則第7號、國際會計準則第32號及國際會計準則第39號修訂本所消除對或然代價的豁免，並不適用於採用國際財務報告準則第3號(於二零零八年經修訂)前所進行的業務合併的或然代價。

  此外，修訂限制非控股股東權益計量選擇的範圍。只屬於現時所有權權益並賦予其持有人在清盤時按比例分佔被收購方淨資產的非控股股東權益成份，方可以公允值或以現時的所有權工具按比例分佔被收購方可識別淨資產計量。除非其他國際財務報告準則規定須採用其他計量基準，否則非控股股東權益的所有其他成份均以其收購日期的公允值計量。

  修訂亦加入明文指引，以闡明非取代和自願取代的基於股權支付獎勵的會計處理方式。

- 國際會計準則第1號「*財務報表的呈列*」：修訂闡明其他全面收益各成份的分析可在權益變動表或財務報表附註呈列。本集團選擇在權益變動表呈列其他全面收益各成份的分析。

- 國際會計準則第27號「*綜合和獨立財務報表*」：修訂闡明國際會計準則第27號(於二零零八年經修訂)對國際會計準則第21號、國際會計準則第28號及國際會計準則第31號所作出的後續修訂須在二零零九年七月一日或之後開始的年度期間或提早應用國際會計準則第27號時應用。

2.3 Issued But Not Yet Effective IFRSs

The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in these financial statements.

IFRS 1 Amendments	Amendments to IFRS 1 *First-time Adoption of International Financial Reporting Standards – Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters*[1]
IFRS 7 Amendments	Amendments to IFRS 7 *Financial Instruments: Disclosures – Transfers of Financial Assets*[1]
IFRS 7 Amendments	Amendments to IFRS 7 *Financial Instruments: Disclosures – Offsetting Financial Assets and Financial Liabilities*[4]
IFRS 9	*Financial Instruments*[6]
IFRS 10	*Consolidated Financial Statements*[4]
IFRS 11	*Joint Arrangements*[4]
IFRS 12	*Disclosure of Interests in Other Entities*[4]
IFRS 13	*Fair Value Measurement*[4]
IAS 1 Amendments	*Presentation of Financial Statements – Presentation of Items of other Comprehensive Income*[3]
IAS 12 Amendments	Amendments to IAS 12 *Income Taxes – Deferred Tax: Recovery of Underlying Assets*[2]
IAS 19 (2011)	*Employee Benefits*[4]
IAS 27 (2011)	*Separate Financial Statements*[4]
IAS 28 (2011)	*Investments in Associates and Joint Ventures*[4]
IAS 32 Amendments	Amendments to IAS 32 *Financial Instruments: Presentation – Offsetting Financial Assets and Financial Liabilities*[5]
IFRIC-Int 20	*Stripping Costs in the Production Phase of a Surface Mine*[4]

2.3 已頒佈惟尚未生效的國際財務報告準則

本集團尚未於本財務報表應用下列已頒佈惟尚未生效的新頒佈及經修訂國際財務報告準則。

國際財務報告準則第1號的修訂	國際財務報告準則第1號*「首次採納國際財務報告準則－嚴重高通脹及剔除首次採用者的固定日期」*的修訂[1]
國際財務報告準則第7號的修訂	國際財務報告準則第7號*「金融工具：披露－轉讓金融資產」*的修訂[1]
國際財務報告準則第7號的修訂	國際財務報告準則第7號*「金融工具：披露－抵銷金融資產及金融負債」的修訂*[4]
國際財務報告準則第9號	*金融工具*[6]
國際財務報告準則第10號	*綜合財務報表*[4]
國際財務報告準則第11號	*共同安排*[4]
國際財務報告準則第12號	*於其他實體的權益的披露*[4]
國際財務報告準則第13號	*公允值計量*[4]
國際會計準則第1號的修訂	*財務報表的呈列－其他全面收益項目的呈列*[3]
國際會計準則第12號的修訂	國際會計準則第12號*「所得税－遞延税項：收回相關資產」*的修訂[2]
國際會計準則第19號(二零一一年)	*僱員福利*[4]
國際會計準則第27號(二零一一年)	*獨立財務報表*[4]
國際會計準則第28號(二零一一年)	*於聯營公司及合營企業的投資*[4]
國際會計準則第32號的修訂	國際會計準則第32號*「金融工具：披露－抵銷金融資產及金融負債」的修訂*[5]
國際財務報告詮釋委員會－詮釋第20號	*露天礦生產階段的剝採成本*[4]

2.3 Issued But Not Yet Effective IFRSs (continued)

1 Effective for annual periods beginning on or after 1 July 2011

2 Effective for annual periods beginning on or after 1 January 2012

3 Effective for annual periods beginning on or after 1 July 2012

4 Effective for annual periods beginning on or after 1 January 2013

5 Effective for annual periods beginning on or after 1 January 2014

6 Effective for annual periods beginning on or after 1 January 2015

The Group is in the process of determining whether these new and revised standards and interpretations will have any material impact on the Group's results of operations and financial position.

2.4 Summary of Significant Accounting Policies

Subsidiaries

A subsidiary is an entity whose financial and operating policies the Company controls, directly or indirectly, so as to obtain benefits from its activities.

The results of subsidiaries are included in the Company's income statement to the extent of dividends received and receivable. The Company's interests in subsidiaries that are not classified as held-for-sale in accordance with IFRS 5 are stated at cost less any impairment losses.

Jointly-controlled entities

A jointly-controlled entity is a joint venture that is subject to joint control, resulting in none of the participating parties having unilateral control over the economic activity of the jointly-controlled entity.

The Group's investments in its jointly-controlled entities are accounted for by the proportionate consolidation method, which involves recognising its share of the jointly-controlled entities' assets, liabilities, income and expenses with similar items in the consolidated financial statements on a line-by-line basis. Unrealised gains and losses resulting from transactions between the Group and its jointly-controlled entities are eliminated to the extent of the Group's investments in the jointly-controlled entities, except where unrealised losses provide evidence of an impairment of the asset transferred.

The results of jointly-controlled entities are included in the Company's income statement to the extent of dividends received and receivable. The Company's investments in jointly-controlled entities are treated as non-current assets and are stated at cost less any impairment losses.

2.3 已頒佈惟尚未生效的國際財務報告準則(續)

1 於二零一一年七月一日或之後開始的年度期間生效

2 於二零一二年一月一日或之後開始的年度期間生效

3 於二零一二年七月一日或之後開始的年度期間生效

4 於二零一三年一月一日或之後開始的年度期間生效

5 於二零一四年一月一日或之後開始的年度期間生效

6 於二零一五年一月一日或之後開始的年度期間生效

本集團現正釐定該等新頒佈及經修訂準則及詮釋是否會對本集團的經營業績及財務狀況造成任何重大影響。

2.4 重大會計政策概要

子公司

子公司指本公司直接或間接控制其財務及營運政策的公司，以便能從其業務中獲利。

子公司的業績計入本公司的利潤表中，並以已收和應收股息為限。本公司的子公司權益(並不根據國際財務報告準則第5號分類為持有待售)以成本值減去任何減值損失列賬。

共同控制實體

共同控制實體指受共同控制的合營企業，致使參與各方於共同控制實體的經濟活動中均無單方面控制權。

本集團於共同控制實體的投資以比例綜合法入賬，當中涉及逐項確認其分佔共同控制實體的資產、負債、收入及開支於綜合財務報表中類似項目。本集團與其共同控制實體之間交易所產生的未變現收益及虧損，均以本集團於共同控制實體的投資為限予以抵銷，惟未變現虧損是由所轉讓資產減值導致則除外。

共同控制實體業績以已收及應收股息為限計入本公司的利潤表。本公司於共同控制實體的投資當作非流動資產處理並按成本減任何減值損失列賬。

2.4 Summary of Significant Accounting Policies (continued)

Associates

An associate is an entity, not being a subsidiary or a jointly-controlled entity, in which the Group has a long term interest of generally not less than 20% of the equity voting rights and over which it is in a position to exercise significant influence.

The Group's investments in associates are stated in the consolidated statement of financial position at the Group's share of net assets under the equity method of accounting, less any impairment losses. The Group's share of the post-acquisition results and reserves of associates is included in the consolidated income statement and consolidated reserves, respectively. Unrealised gains and losses resulting from transactions between the Group and its associates are eliminated to the extent of the Group's investments in the associates, except where unrealised losses provide evidence of an impairment of the asset transferred. Goodwill arising from the acquisition of associates is included as part of the Group's investments in associates and is not individually tested for impairment.

The results of associates are included in the Company's income statement to the extent of dividends received and receivable. The Company's investments in associates are treated as non-current assets and are stated at cost less any impairment losses.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The consideration transferred is measured at the acquisition date fair value which is the sum of the acquisition date fair values of assets transferred by the Group, liabilities assumed by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. For each business combination, the Group elects whether it measures the non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportional share of net assets in the event of liquidation either at fair value or at the proportionate share of the acquiree's identifiable net assets. All other components of non-controlling interests are measured at fair value. Acquisition costs are expensed as incurred.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

2.4 重大會計政策概要(續)

聯營公司

聯營公司指本集團持有其一般不少於20%投票權的長期權益而對其有重要影響力的公司，但該公司既非子公司，亦非共同控制實體。

本集團於聯營公司的投資，是採用權益會計法按本集團所佔資產淨值減任何減值損失在綜合財務狀況表列賬。本集團所佔聯營公司的收購後業績及儲備分別計入綜合利潤表及綜合儲備。本集團與其聯營公司之間交易所產生的未變現收益及虧損，均以本集團於聯營公司的投資為限予以抵銷，惟未變現虧損是由所轉讓資產減值導致則除外。收購聯營公司產生的商譽乃作為本集團於聯營公司的投資的一部分入賬，且並不會單獨作減值測試。

聯營公司業績以已收及應收股息為限計入本公司的利潤表。本公司於聯營公司的投資當作非流動資產處理並按成本減任何減值損失列賬。

業務合併及商譽

業務合併採用收購法入賬。所轉讓的代價按收購日期的公允值計量，乃本集團所轉讓資產、本集團對被收購方前擁有人所承擔的負債及本集團所發行以換取被收購方控制權的股權於收購日期公允值的總和。於各業務合併中，本集團選擇是否以公允值或被收購方可識別資產淨值的應佔比例，計算於被收購方屬現時擁有人權益的非控股權益，並賦予擁有人權利，於清盤時按比例分佔實體的淨資產。非控制權的股本權益的一切其他成分乃按公允值計量。收購成本於產生時支銷。

當本集團收購業務時，其根據合約條款、經濟情況及於收購日期的相關條件評估金融資產及所承擔的負債以作出適當的分類及指定。這包括被收購方區分主合約的嵌入式衍生工具。

2.4 Summary of Significant Accounting Policies (continued)

Business combinations and goodwill (continued)

If the business combination is achieved in stages, the acquisition date fair value of the acquirer's previously held equity interest in the acquiree is remeasured to fair value as at the acquisition date through profit or loss.

Any contingent consideration to be transferred by the acquirer is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset or liability will be recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. If the contingent consideration is classified as equity, it will not be remeasured. Subsequent settlement is account for within equity. In instances where the contingent consideration does not fall within the scope of IAS 39, it is measured in accordance with the appropriate IFRS.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognised for non-controlling interests and any fair value of the Group's previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognised in profit or loss as a gain on bargain purchase.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognised. An impairment loss recognised for goodwill is not reversed in a subsequent period.

2.4 重大會計政策概要(續)

業務合併及商譽(續)

倘業務合併分階段完成，收購方以往持有被收購方的股權須於收購日期重新以公允值計量，差額計入損益。

收購方將轉讓的任何或然代價按收購日期的公允值確認。被視為一項資產或負債的或然代價的公允值其後出現變動，將根據國際會計準則第39號於損益或作為其他全面收益變動確認。倘或然代價分類為權益，則不予重新計量。其後結算於權益中入賬。在或然代價並未符合國際會計準則第39號範疇的情況下，其按合適的國際財務報告準則計量。

商譽初步按成本計量，而成本乃指所轉讓代價、就非控股股東權益確認的金額及本集團以往持有被收購方的股權的任何公允值的總和超出所購入可識別資產及所承擔負債淨額的差額。倘此代價與其他項目的總和低於所收購子公司淨資產的公允值，則經重新評估後的差額於損益確認為議價購入的收益。

繼最初確認後，商譽按成本值減任何累計減值損失計算。商譽每年測試是否有所減值，若有事件或情況變化顯示賬面值可能出現減值，則會更頻密進行測試。本集團於十二月三十一日進行年度商譽減值測試。就減值測試而言，業務合併收購的商譽自收購日期起分配至本集團各現金產生單位(或現金產生單位組別)，不論本集團其他資產或負債是否分配至該等單位或單位組別，預期彼等將從合併的協同效益中受益。

減值按與商譽有關的現金產生單位(現金產生單位組別)可收回金額評估釐定。倘若現金產生單位(現金產生單位組別)的可收回金額低於賬面值，則確認減值損失。已確認的商譽減值損失不會在以後期間撥回。

2.4 Summary of Significant Accounting Policies (continued)

Business combinations and goodwill (continued)

Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Impairment of non-financial assets

Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than inventories, construction contract assets, financial assets, investment properties, goodwill and non-current assets/a disposal group classified as held for sale), the asset's recoverable amount is estimated. An asset's recoverable amount is the higher of the asset's or cash-generating unit's value in use and its fair value less costs to sell, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the income statement in the period in which it arises in those expense categories consistent with the function of the impaired asset.

An assessment is made at the end of each reporting period as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount is estimated. A previously recognised impairment loss of an asset other than goodwill is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortisation) had no impairment loss been recognised for the asset in prior years. A reversal of such an impairment loss is credited to the income statement in the period in which it arises.

2.4 重大會計政策概要(續)

業務合併及商譽(續)

倘商譽構成現金產生單位(現金產生單位組別)一部分及該出售單位中的業務一部分，則於釐定該業務的出售收益或虧損時，與該已出售業務相關的商譽計入該業務的賬面值。在此情況下出售的商譽根據所出售業務的相關價值及所保留現金產生單位的部分計量。

非金融資產減值

當有跡象顯示出現減值，或當須進行資產年度減值測試(存貨、建築合約資產、金融資產、投資物業、商譽及分類為持有待售的非流動資產／處置組除外)，則估計資產的可收回金額。資產的可收回金額乃選取資產或現金產生單位的使用價值及其公允值減銷售成本的較高者，並對個別資產釐定，惟倘資產並無產生大致獨立於其他資產或資產組別的現金流入，則可收回金額在該資產所屬的現金產生單位基礎上確定。

減值損失僅於資產賬面值超逾其可收回金額時確認。在評估使用價值時，估計未來現金流量乃按稅前折現率折現至現值。所用稅前折現率反映了當前市場對貨幣時值及該資產特定風險的評估。減值損失於產生期間自利潤表中與減值資產功能一致的支出類別扣除。

於各報告期末，本集團評估是否有任何跡象顯示先前確認的減值損失可能不再存在或已經減少。如有該等跡象，本集團會估計可收回金額。僅若用以釐定商譽除外資產的可收回金額的估計有變動，方會撥回先前確認該資產的減值損失，惟金額不得超過假使該資產在過往年度並無確認減值損失，原應釐定的賬面值(扣減任何折舊／攤銷後)。減值損失撥回計入產生期間的利潤表中。

2.4 Summary of Significant Accounting Policies (continued)

Related parties

A party is considered to be related to the Group if:

(a) the party is a person or a close member of that person's family and that person

(i) has control or joint control over the Group;

(ii) has significant influence over the Group; or

(iii) is a member of the key management personnel of the Group or of a parent of the Group;

or

(b) the party is an entity where any of the following conditions applies:

(i) the entity and the Group are members of the same group;

(ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

(iii) the entity and the Group are joint ventures of the same third party;

(iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v) the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

(vi) the entity is controlled or jointly controlled by a person identified in (a); and

(vii) a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

2.4 重大會計政策概要(續)

關聯人士

一方被視為與本集團有關聯，倘：

(a) 該方為該名人士家族的人士或直系親屬，而該名人士

(i) 控制或共同控制本集團；

(ii) 對本集團施加重大影響；或

(iii) 為本集團或本集團母公司主要管理人員的成員；

或

(b) 倘符合下列任何條件，該方即屬實體：

(i) 該實體與本集團屬同一集團的成員公司；

(ii) 一間實體為另一實體的聯營公司或合營企業(或另一實體的母公司、附屬公司或同系附屬公司之旗下)；

(iii) 該實體及本集團均為同一第三方的合營企業；

(iv) 一間實體為第三方實體的合營企業，而另一實體為該第三方實體的聯營公司；

(v) 該實體為離職後福利計劃，該計劃的受益人為本集團或與本集團有關的實體僱員；

(vi) 該實體由(a)項所述人士控制或共同控制；及

(vii) 於(a)(i)項所述人士對該實體有重大影響或屬該實體(或該實體的母公司)主要管理人員的成員。

2.4 Summary of Significant Accounting Policies (continued)

Property, plant and equipment and depreciation

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. When an item of property, plant and equipment is classified as held for sale or when it is part of a disposal group classified as held for sale, it is not depreciated and is accounted for in accordance with IFRS 5, as further explained in the accounting policy for "Non-current assets and disposal groups held for sale". The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Expenditure incurred after items of property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the income statement in the period in which it is incurred. In situations where the recognition criteria are satisfied, the expenditure for a major inspection is capitalised in the carrying amount of the asset as a replacement. Where significant parts of property, plant and equipment are required to be replaced at intervals, the Group recognises such parts as individual assets with specific useful lives and depreciates them accordingly.

Depreciation is calculated on the straight-line basis to write off the cost of each item of property, plant and equipment to its residual value over its estimated useful life. The estimated useful lives of property, plant and equipment are as follows:

Buildings and structures	20 years
Plant and machinery	5 to 10 years
Office equipment	5 years
Motor vehicles	5 years

Where parts of an item of property, plant and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately. Residual values, useful lives and the depreciation method are reviewed, and adjusted if appropriate, at least at each financial year end.

An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on disposal or retirement recognised in the income statement in the year the asset is derecognised is the difference between the net sales proceeds and the carrying amount of the relevant asset.

2.4 重大會計政策概要(續)

物業、廠房及設備和折舊

物業、廠房及設備是按成本值減去累計折舊及任何減值損失後列賬。倘物業、廠房及設備項目分類為持有待售或當其為分類為持有待售的處置組的一部分時，其不予折舊並根據國際財務報告準則第5號入賬，進一步闡釋見會計政策「持有待售的非流動資產及處置組」。物業、廠房及設備項目成本包括其購買價及使資產處於擬定用途的運作狀況及地點而產生的任何直接應佔成本。

物業、廠房及設備項目投入運作後產生的支出(例如維修及保養)，一般於其產生期間於利潤表扣除。而大修支出在符合確認條件時，計入資產的賬面值作為更換成本。當物業、廠房及設備的重要部件須定期更換，本集團將該等部件確認為獨立的資產，並在特定可使用年期下單獨計提折舊。

折舊乃按物業、廠房及設備的各個項目於其估計可使用年期以直線法撇減其成本至剩餘價值。物業、廠房及設備的估計可使用年期如下：

房屋及建築物	20年
廠房及機器	5至10年
辦公設備	5年
汽車	5年

倘一項物業、廠房及設備的各部分有著不同可使用年期，則有關項目的成本以合理基準分配於各部分，而每部分將作獨立折舊。剩餘價值、可使用年期及折舊方法至少於各財政年度結算日審閱及調整(如適用)。

物業、廠房及設備項目以及經確認為資產的任何重要部件，乃在處置時或在預計未來不可從其使用或處置中獲得經濟利益時終止確認。於終止確認資產當年的利潤表中確認的處置或廢棄而產生的任何收益或虧損乃銷售所得款項淨額與相關資產賬面值之間的差額。

2.4 Summary of Significant Accounting Policies (continued)

Construction in progress

Construction in progress represents plants and properties under construction, which is stated at cost less any impairment losses, and is not depreciated. Cost comprises the direct costs of construction and capitalised borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property, plant and equipment when completed and ready for use.

Non-current assets and disposal groups held for sale

Non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered principally through a sales transaction rather than through continuing use. For this to be the case, the asset or disposal group must be available for immediate sale in its present condition subject only to terms that are usual and customary for the sale of such assets or disposal groups and its sale must be highly probable. All assets and liabilities of a subsidiary classified as a disposal group are reclassified as held for sale regardless of whether the Group retains a non-controlling interest in its former subsidiary after the sale.

Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amounts and fair values less costs to sell. Property, plant and equipment and intangible assets classified as held for sale are not depreciated or amortised.

Intangible assets (other than goodwill)

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is the fair value as at the date of acquisition.

The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year end.

2.4 重大會計政策概要(續)

在建工程

在建工程是指正在興建的廠房及物業，乃以成本值減任何減值損失列賬。在建工程不計提折舊。成本值包括在建期間的直接建築成本以及已借相關資金所屬已撥充資本的借貸費用。當在建工程竣工、隨時可供使用時，在建工程重新分類歸入物業、廠房及設備內的適當類別。

持有待售的非流動資產及處置

倘非流動資產及處置組的賬面值將主要透過一項銷售交易而非透過持續使用得以收回，該等非流動資產及處置組則分類為持有待售。為此，該資產(或處置組)必須在其當前情況下僅根據出售此類資產(或處置組)的通常和慣用的條款即可立即出售，並且出售必須極可能發生。所有分類為處置組的子公司資產及負債重新歸類為持有待售，而不論本集團於出售後有否保留其前子公司的非控股股東權益。

分類為持有待售的非流動資產及處置組乃按其賬面值及公允值減銷售成本後的餘額孰低計量。分類為持有待售的物業、廠房及設備以及無形資產不予折舊或攤銷。

無形資產(商譽除外)

單獨收購的無形資產於初步確認時按成本計量。於業務合併時所收購無形資產的成本相等於收購日期的公允值。

無形資產的可使用年期可評估為有限或無限。年期有限的無形資產於可使用經濟年期內攤銷，並於有跡象顯示無形資產可能出現減值時評估減值。可使用年期有限的無形資產的攤銷年期及攤銷方法至少於各財政年度結算日複核一次。

2.4 Summary of Significant Accounting Policies (continued)

Intangible assets (other than goodwill) (continued)

Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash-generating unit level. Such intangible assets are not amortised. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Patents and licences

Purchased patents and licences are stated at cost less any impairment losses and are amortised on the straight-line basis over their estimated useful lives of 10 years.

Trademarks

Trademarks acquired separately are measured at cost. Trademarks acquired as part of a business combination are valued at fair value based on the royalty relief method.

Trademarks with finite useful life are amortised on the straight-line basis over their estimated useful lives of 10 years. Trademarks with indefinite useful life are tested for impairment annually.

Computer software

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised on the straight-line basis over their estimated useful lives of 3 to 10 years.

Research and development costs

All research costs are charged to the income statement as incurred.

Expenditure incurred on projects to develop new products is capitalised and deferred only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the project and the ability to measure reliably the expenditure during the development. Product development expenditure which does not meet these criteria is expensed when incurred.

2.4 重大會計政策概要(續)

無形資產(商譽除外)(續)

可使用年期無限的無形資產於每年按個別或現金產生單位作減值測試，且不予攤銷。對年期無限的無形資產需每年對其使用年期作複核，以釐定無限可使用年期的評估是否持續可靠。否則，可使用年期評估按預期法自此由無限年期更改為有限年期。

專利及特許權

所購買專利及特許權乃按成本減任何減值損失列賬，且按估計可使用年期10年以直線法攤銷。

商標

所收購商標按成本單獨計量。作為業務合併一部分所收購的商標根據特許權費減免法按公允值進行估值。

可使用年期有限的商標按估計可使用年期10年以直線法攤銷。可使用年期無限的商標每年測試減值。

電腦軟件

購入的電腦軟件特許權根據購買及使用該特定軟件所引起的成本進行資本化。有關成本按其估計可使用年期3至10年以直線法攤銷。

研究開發費用

所有研究費用在產生時於利潤表支銷。

開發新產品的項目產生的支出，僅當本集團可顯示下列各項，方予資本化及遞延：完成該項無形資產使其可供使用或出售在技術上的可行性，其完成的意向，及使用或出售該資產的能力，該資產日後如何產生經濟利益，是否有資源可以完成該項目，以及在開發過程中是否可以可靠地計量該項支出。不符合該等條件的產品開發支出在產生時支銷。

2.4 Summary of Significant Accounting Policies (continued)

Intangible assets (other than goodwill) (continued)

Research and development costs (continued)

Deferred development costs are stated at cost less any impairment losses and are amortised using the straight-line basis over the commercial lives of the underlying products, commencing from the date when the products are put into commercial production.

Leases

Leases that transfer substantially all the rewards and risks of ownership of assets to the Group, other than legal title, are accounted for as finance leases. At the inception of a finance lease, the cost of the leased asset is capitalised at the present value of the minimum lease payments and recorded together with the obligation, excluding the interest element, to reflect the purchase and financing. Assets held under capitalised finance leases, including prepaid land lease payments under finance leases, are included in property, plant and equipment, and depreciated over the shorter of the lease terms and the estimated useful lives of the assets. The finance costs of such leases are charged to the income statement so as to provide a constant periodic rate of charge over the lease terms.

Assets acquired through hire purchase contracts of a financing nature are accounted for as finance leases, but are depreciated over their estimated useful lives.

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Group is the lessor, assets leased by the Group under operating leases are included in non-current assets, and rentals receivable under the operating leases are credited to the income statement on the straight-line basis over the lease terms. Where the Group is the lessee, rentals payable under operating leases net of any incentives received from the lessor are charged to the income statement on the straight-line basis over the lease terms.

Prepaid land lease payments under operating lease are initially stated at cost and subsequently recognised as an expense in the consolidated income statement on the straight-line basis over the lease terms of 50 years.

2.4 重大會計政策概要(續)

無形資產(商譽除外)(續)

研究開發費用(續)

遞延開發費用按成本值減任何減值損失列賬並以直線法按相關產品自其投產日期起計的商業年期攤銷。

租賃

凡資產擁有權絕大部份回報及風險(不包括法定所有權)轉歸本集團所有的租約，均列作融資租約。於融資租約開始時，租賃資產的成本乃按最低租約付款的現值撥充資本，並連同債務(不包括利息部份)一併入賬，藉以反映購買與融資情況。根據已資本化的融資租約持有的資產(包括經營租賃下的土地租賃預付款乃納入物業、廠房及設備，並按租期或資產的估計可使用年期兩者中的較短者折舊。有關租約的財務成本乃於利潤表中扣除，以反映租期內的固定週期支出比率。

透過具融資性質的租購合約收購的資產乃列作融資租約，惟有關資產乃按估計可使用年期予以折舊。

若出租者保留資產所有權的絕大部分風險及回報，則有關租賃歸類為經營租賃。當本集團為出租者時，本集團根據經營租賃出租的資產計入在非流動資產，而經營租賃下的應收租金按租賃期以直線法計入利潤表。當本集團為承租人時，經營租賃下的應付租金扣除從出租者收取的任何獎勵按租賃期以直線法自利潤表扣除。

經營租賃下的土地租賃預付款最初按成本值列賬，其後按50年的租賃期以直線法在綜合利潤表確認為支出。

2.4 Summary of Significant Accounting Policies (continued)

Investments and other financial assets

Initial recognition and measurement

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables and available-for-sale investments, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Group determines the classifications of its financial assets at initial recognition. When financial assets are recognised initially, they are measured at fair value plus transaction costs, except in the case of financial assets recorded at fair value through profit or loss.

All regular way purchases and sales of financial assets are recognised on the trade date, that is, the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

The Group's financial assets include cash and bank balances, trade and bills receivables, other receivables, entrusted loans, quoted and unquoted available-for-sale equity investments, and derivative financial instruments.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of sale in the near term. Derivatives, including separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments as defined by IAS 39.

2.4 重大會計政策概要(續)

投資及其他金融資產

初始確認和計量

國際會計準則第39號範圍內的金融資產分類為以公允值計量且其變動計入損益的金融資產、貸款和應收款項及可供出售投資或於有效對沖中指定為對沖工具的衍生工具(如適用)。本集團於初始確認時釐定其金融資產的分類。當金融資產首次確認,乃按公允值計量,倘並非為以公允值計量且其變動計入損益的投資,則另加直接應佔的交易成本。

正常的購買和出售金融資產事項全部在交易日(即本集團購買或出售資產之日)確認。所謂正常的購買或出售金融資產事項,是指按市場監管規例或慣例所訂定的時限內交付有關資產的買賣活動。

本集團的金融資產包括現金及銀行結存、應收賬款及應收票據、其他應收款項、委託貸款、有報價及無報價可供出售股本投資,以及衍生金融工具。

後續計量

金融資產的後續計量取決於其分類如下:

以公允值計量且其變動計入損益的金融資產

以公允值計量且其變動計入損益的金融資產包括持作買賣的金融資產及於首次確認時指定為以公允值計量且其變動計入損益的金融資產。倘收購金融資產的目的是為在短期內出售,則該等資產分類為持作買賣。包括獨立嵌入式衍生工具的衍生工具亦歸類為持作買賣,除非其指定為按國際會計準則第39號定義的有效對沖工具。

2.4 Summary of Significant Accounting Policies (continued)

Investments and other financial assets (continued)

Financial assets at fair value through profit or loss (continued)

Financial assets at fair value through profit and loss are carried in the statement of financial position at fair value with net changes in fair value recognised in other income and gains or finance costs in the income statement. These net fair value changes do not include any dividends or interest earned on these financial assets, which are recognized in accordance with the policies set out for "Revenue recognition" below.

Financial assets designated upon initial recognition at fair value through profit and loss are designated at their initial recognition date and only if the criteria under IAS 39 are satisfied. The Group has not designated any financial assets at fair value through profit or loss.

The Group evaluates its financial assets held for trading to determine whether the intention to sell them in the near term is still appropriate. When in rare circumstances the Group is unable to trade these financial assets due to inactive markets and management's intention to sell them in the foreseeable future significantly changes, the Group may elect to reclassify these financial assets. The reclassification from financial assets at fair value through profit or loss to loans and receivables, available-for-sale financial assets or held-to-maturity investments depends on the nature of the asset. This evaluation does not affect any financial assets designated at fair value through profit or loss using the fair value option at designation as these instruments cannot be reclassified after initial recognition.

Derivatives embedded in host contracts are accounted for as separate derivatives and recorded at fair value if their economic characteristics and risks are not closely related to those of the host contracts and the host contracts are not held for trading or designated at fair value though profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognised in the income statement. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

2.4 重大會計政策概要(續)

投資及其他金融資產(續)

以公允值計量且其變動計入損益的金融資產(續)

以公允值計量且其變動計入損益的金融資產按公允值記錄於財務狀況表並將公允值變動在利潤表的其他收入及收益或融資成本確認。該等公允淨值變動不包括此等金融資產所賺取的任何股息或利息，此等股息或利息乃根據下文「收入確認」一段所載的政策確認。

於首次確認時指定為以公允值計量且其變動計入損益的金融資產於首次確認日期及僅於符合國際會計準則第39號時予以指定。本集團尚未指定任何以公允值計量且其變動計入損益的金融資產。

本集團評估其持作買賣的金融資產於短期內出售的能力及意向是否仍適用。在罕見情況下，倘本集團無法交易金融資產，乃由於在可預見的將來市場不活躍及管理層的意向有重大變化，本集團可以選擇重新歸類金融資產。將以公允值計量且其變動計入損益的金融資產分類至貸款及應收款項、可供出售金融資產或持有至到期投資乃基於這些資產的性質。由於此等工具不可於首次確認後重新歸類，故此評估不會影響於指定時採用公允值選擇指定為以公允值計量且其變動計入損益的任何金融資產。

倘衍生工具的經濟特徵及風險與主合約所述者並無密切關係，而主合約並非持作買賣用途或指定按公允值計入損益，主合約的內含衍生工具以個別衍生工具入賬並按公允值記錄。此等內含衍生工具按公允值計量而公允值變動於利潤表內確認。倘合約條款變動大幅改變現金流量，方會就所需重新評估。

2.4 Summary of Significant Accounting Policies (continued)

Investments and other financial assets (continued)

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables are subsequently measured at amortised cost using the effective interest rate method less any allowance for impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and includes fees or costs that are an integral part of the effective interest rate. The effective interest rate amortisation is included in interest income in the consolidated income statement. The loss arising from impairment is recognised in the consolidated income statement in finance costs for loans in other operating expenses for receivables.

Available-for-sale investments

Available-for-sale investments are non-derivative financial assets in listed and unlisted equity investments and debt securities. Equity investments classified as available for sale are those which are neither classified as held for trading nor designated at fair value through profit or loss. Debt securities in this category are those which are intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or in response to changes in market conditions.

After initial recognition, available-for-sale investments are subsequently measured at fair value, with unrealised gains or losses recognised as other comprehensive income in the available-for-sale investment revaluation reserve until the investment is derecognised, at which time the cumulative gain and loss is recognised in the consolidated income statement in other income and gains, or until the investment is determined to be impaired when the cumulative gain or loss is reclassified from the available-for-sale investment revaluation reserve to the consolidated income statement in other operating expenses. Interest and dividends earned while holding the available-for-sale investments are reported as interest income and dividend income, respectively and are recognised in the consolidated income statement as "Other income and gains" in accordance with the policies set out for "Revenue recognition" below.

2.4 重大會計政策概要(續)

投資及其他金融資產(續)

貸款及應收款項

貸款及應收款項為並無活躍市場報價而具有固定的或可確認付款額的非衍生金融資產。經初步計算後，該等貸款及應收款項其後採用實際利率法，按攤銷成本減任何減值撥備計量。攤銷成本乃經考慮收購的任何折價或溢價以及屬實際利率組成部分的費用或成本後計算。實際利率攤銷金額列入綜合利潤表的利息收入中。減值產生的虧損在綜合利潤表就貸款確認為融資成本及就應收款項確認為其他經營費用。

可供出售投資

可供出售金融投資為上市及非上市權益性及債務證券的非衍生金融資產。歸類為可供出售的股本投資乃既未被歸類為持有作交易的股本投資亦未指定為以公允值計量且其變動計入損益的股本投資。屬於此類的債務證券指有意無限期持有及可能因應流動資金需要或因應市況變動而出售的投資。

於初步確認後，可供出售投資隨後按公允值計量，而未變現收益或虧損乃於可供出售的投資估值儲備中確認為其它全面收益，直至投資被終止確認，屆時，累計收益及虧損計入綜合利潤表的其它收入，或直至投資被釐定出現減值時，屆時累計收益或虧損從可供出售投資估值儲備重新歸類為綜合利潤表內的其他經營費用。所賺取並同時持有可供出售投資的利息及股息分別呈報為利息收入及股息收入，並根據下文所載「收入確認」的政策在綜合利潤表內確認為「其他收入及收益」。

2.4 Summary of Significant Accounting Policies (continued)

Investments and other financial assets (continued)

Available-for-sale investments (continued)

When the fair value of unlisted equity investments cannot be reliably measured because (a) the variability in the range of reasonable fair value estimates is significant for that investment or (b) the probabilities of the various estimates within the range cannot be reasonably assessed and used in estimating fair value, such investments are stated at cost less any impairment losses.

The Group evaluates whether the ability and intention to sell its available-for-sale financial assets in the near term are still appropriate. When, in rare circumstances, the Group is unable to trade these financial assets due to inactive markets and management's intent to do so significantly changes in the foreseeable future, the Group may elect to reclassify these financial assets. Reclassification to loans and receivables is permitted when the financial assets meet the definition of loans and receivables and the Group has the intent and ability to hold these assets for the foreseeable future or to maturity. The reclassification to the held-to-maturity category is permitted only when the Group has the ability and intent to hold until the maturity date of the financial asset.

For a financial asset reclassified from the available-for-sale category, the fair value carrying amount at the date of reclassification becomes its new amortised cost and any previous gain or loss on that asset that has been recognised in equity is amortised to profit or loss over the remaining life of the investment using the effective interest rate. Any difference between the new amortised cost and the maturity amount is also amortised over the remaining life of the asset using the effective interest rate. If the asset is subsequently determined to the impaired, then the amount recorded in equity is reclassified to the income statement.

2.4 重大會計政策概要(續)

投資及其他金融資產(續)

可供出售投資(續)

當非上市權益性證券的公允值，由於(a)該投資於合理公允值估計數目範圍的變動很重大，或(b)於範圍內不同估計數目的概率不能合理地評估並用於估計公允值而不能可靠地計量時，該等證券將按成本減任何減值損失列賬。

本集團評估其可供出售的金融資產於短期內出售的能力及意向是否仍適用。在罕見情況下，倘本集團無法交易金融資產，乃由於在可預見的將來市場不活躍及管理層的意向有重大變化，本集團可以選擇重新歸類金融資產。當金融資產符合貸款和應收款項的定義，而本集團有意向及能力在可預見的將來持有該等資產或持有該等資產直至到期日，才允許重新歸類金融資產至貸款和應收款項。只有當本集團有能力及意向持有金融資產直至到期日，才被允許重新歸類為持有至到期日類別。

金融資產被重新歸類為不屬於可供出售的類別，於重新歸類日期的公允值賬面值成為其新攤銷費用，而已於權益確認的資產的任何過往收益或虧損，在投資餘下的年期內使用實際利率攤銷至損益賬。任何新攤銷費用與到期款項之間的差額也在資產餘下的年期內使用實際利率攤銷。如果資產隨後被認定為減值，則列入權益的金額被重新歸類入利潤表。

2.4 Summary of Significant Accounting Policies (continued)

Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognised when:

- the rights to receive cash flows from the asset have expired; or
- the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a "pass-through" arrangement and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Group's continuing involvement in the asset. In that case, the Group also recognises an associated liability. The transferred asset and associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

2.4 重大會計政策概要(續)

終止確認金融資產

金融資產(或，倘適用，一項金融資產的一部分或一組類似金融資產的一部分)在下列情況下將終止確認：

- 收取該項資產所得現金流量的權利經已屆滿；或
- 本集團已轉讓其收取該項資產所得現金流量的權利，或根據「轉手」安排承擔在無重大延誤下向第三方全數支付已收取現金流量的責任；及(a)本集團已轉讓資產絕大部分風險及回報，或(b)本集團並無轉讓或保留資產的絕大部分風險及回報，但已轉讓資產的控制權。

倘本集團已轉讓從資產收取現金流量的權利或已訂立轉手安排，則將評估其是否已保留資產所有權的風險及回報並其程度。倘並無轉讓或保留資產絕大部分風險及回報，亦無轉讓資產的控制權，則按本集團持續參與資產的程度確認資產。在此情況下，本集團將確認相應的負債。已轉移資產及相關負債以本集團保留的權利與義務為基礎進行計量。

通過對已轉讓資產作出擔保的形式持續參與的計量，按資產原賬面值與本集團或須償還的最高代價兩者較低者計算。

2.4 Summary of Significant Accounting Policies (continued)

Impairment of financial assets

The Group assesses at the end of each reporting period whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred "loss event") and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that a debtor or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortised cost

For financial assets carried at amortised cost, the Group first assesses individually whether objective evidence of impairment exists for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred). The present value of the estimated future cash flows is discounted at the financial asset's original effective interest rate (i.e., the effective interest rate computed at initial recognition). If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

2.4 重大會計政策概要(續)

金融資產減值

本集團會於各報告期末評估是否有任何客觀證據顯示某項金融資產或一組金融資產出現減值。當及僅當有客觀證據顯示由於其初始確認後發生一宗或多宗事件(發生的「損失事件」)致使某項金融資產或一組金融資產的預計未來現金流量受影響,且該影響金額可以可靠估計而發生減值,則有關資產被視為已發生減值。發生減值的證據可包括債務人或一組債務人出現重大財政困難,違約或拖欠利息或本金支付,有面臨破產或進行其他財務重組的可能以及有公開資料表明其估計未來現金流量確已減少且可計量,如欠款數目變動或出現與違約相關的經濟狀況。

按攤銷成本列賬的金融資產

對於按攤銷成本列賬的金融資產,本集團首先單獨評估單項金額重大的金融資產是否存在減值客觀證據,或對單項金額不重大的金融資產按組合評估是否存在減值客觀證據。對本集團釐定為不存在減值客觀證據的單獨評估金融資產,無論其金額是否重大,其應當包括在具有類似信用風險特性的金融資產組合內並按組合進行減值測試。已單獨進行減值測試及已確認減值損失或繼續確認減值損失的資產,不應包括在組合中進行減值測試。

倘有客觀證據顯示已發生減值損失,虧損金額按該資產的賬面值與估計未來現金流量的現值兩者的差額計量(不包括尚未發生的未來信貸虧損)。估計未來現金流量的現值按該金融資產的原實際利率(即初始確認時使用的實際利率)折現。對於浮動利率貸款,在計算任何減值損失時可採用現行實際利率作為折現率。

2.4 Summary of Significant Accounting Policies (continued)

Impairment of financial assets (continued)

Financial assets carried at amortised cost (continued)

The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognised in the consolidated income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. Loans and receivables together with any associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the Group.

If, in a subsequent period, the amount of the estimated impairment loss increases or decreases because of the event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a further write-off is later recovered, the recovery is credited to other operating expenses in the income statement.

Assets carried at cost

If there is objective evidence that an impairment loss has been incurred on an unquoted equity instrument that is not carried at fair value because its fair value cannot be reliably measured, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset. Impairment losses on these assets are not reversed.

Available-for-sale investments

For available-for-sale investments, the Group assesses at the end of each reporting period whether there is objective evidence that an investment or a group of investments is impaired.

If an available-for-sale financial asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortisation) and its current fair value, less any impairment loss previously recognised in the consolidated income statement, is removed from other comprehensive income and recognised in the consolidated income statement.

2.4 重大會計政策概要(續)

金融資產減值(續)

按攤銷成本列賬的金融資產(續)

該資產的賬面值可通過使用備抵賬目方式來抵減，虧損金額則於綜合利潤表確認。利息收入就削減賬面值持續累算，並按計量減值損失時對未來現金流進行折現時使用的利率累算。當並無可變現的未來減值恢復跡象時，貸款及應收款項連同任何相關備抵可予撇銷，而所有抵押品已變現及已轉讓至本集團。

倘在後續期間，在減值確認後發生致使估計減值損失的金額增加或減少的事件，則會調整備抵賬目以增加或減少先前確認的減值損失。倘未來撇銷其後收回，則收回金額記入利潤表的其他經營費用。

按成本列賬的資產

倘有客觀證據表明一項無報價權益工具已產生減值損失，而該項工具由於公允值無法可靠計量而並無按公允值列賬，則損失的金額乃按該資產的賬面值與將該資產的預計未來現金流量按當前市場上相似金融資產的回報率折現的現值兩者的差額計算。該等資產的減值損失不得撥回。

可供出售金融投資

對於可供出售的金融投資，本集團於各報告期末評估是否存在客觀證據顯示一項或一組投資出現減值。

倘可供出售資產出現減值，則成本(已扣減任何本金及攤銷)與當時公允值的差額，於扣減任何過往在綜合利潤表確認的減值損失後，自其他全面收益轉撥至綜合利潤表確認。

2.4 Summary of Significant Accounting Policies (continued)

Impairment of financial assets (continued)

Available-for-sale investments (continued)

In the case of equity investments classified as available for sale, objective evidence would include a significant or prolonged decline in the fair value of an investment below its cost. The determination of what is "significant" or "prolonged" requires judgement. "Significant" is evaluated against the original cost of the investment and "prolonged" against the period in which the fair value has been below its original cost. Where there is evidence of impairment, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognised in the consolidated income statement – is removed from other comprehensive income and recognised in the consolidated income statement. Impairment losses on equity instruments classified as available for sale are not reversed through the consolidated income statement. Increases in their fair value after impairment are recognised directly in other comprehensive income.

In the case of debt instruments classified as available for sale, impairment is assessed based on the same criteria as financial assets carried at amortised cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortised cost and the current fair value, less any impairment loss on that investment previously recognised in the income statement. Future interest income continues to be accrued based on the reduced carrying amount of the asset and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of interest income. Impairment losses on debt instruments are reversed through the income statement if the increase in fair value of the instruments can be objectively related to an event occurring after the impairment loss was recognised in the income statement.

2.4 重大會計政策概要(續)

金融資產減值(續)

可供出售金融投資(續)

倘被分類為可供出售的股本投資，客觀證據可包括該投資的公允值大幅或長期低於其成本。界定「大幅」或「長期」需要作出判斷。「大幅」乃與該投資的原始成本對照評估而「長期」乃評價其公允值低於原始成本的時間。倘有證據顯示出現減值，則累計損失(按照收購成本與當前公允值的差異並扣除該投資之前已在綜合利潤表確認的任何減值損失所計算)自其他全面收益轉出至綜合利潤表確認。分類為可供出售的權益工具減值損失不會通過綜合利潤表撥回。已計減值後公允值的增加直接計入其他全面收益。

倘被分類為可供出售的債務證券，則會按與按攤銷成本列賬的金融資產相同的標準進行減值評估，惟減值金額為按攤銷成本與當前公允值的差異計量的累計損失(減過往就該項投資於利潤表確認的減值損失)。日後利息收入會就該項資產的削減賬面值持續累算，並按計量減值損失時對未來現金流量進行折現時使用的利率累算。利息收入作為融資收入的一部分列賬。若債務工具的公允值增加可客觀地連繫至於減值損失在利潤表確認後發生的事件，債務工具的減值損失可透過利潤表撥回。

2.4 Summary of Significant Accounting Policies (continued)

Financial liabilities

Initial recognition and measurement

Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, loans and borrowings or as derivatives designated as hedging instruments in an effective hedge as appropriate. The Group determines the classification of its financial liabilities at initial recognition.

All financial liabilities are recognised at fair value plus, in the case of loans and borrowings, directly attributable transaction costs.

The Group's financial liabilities include trade and bills payables, other payables, financial guarantee contracts, interest-bearing bank loans, other loans, and other financial liabilities.

Subsequent measurement

The subsequent measurement of financial liabilities depends on their classification as follows:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognised in the income statement. The net fair value gain or loss recognized in the income statement does not include any interest charged on these financial liabilities.

Financial liabilities designated upon initial recognition at fair value through profit and loss are designated at the date of initial recognition and only if criteria of IAS 39 are satisfied. The Group has not designated any financial liability as at fair value through profit or loss.

2.4 重大會計政策概要(續)

金融負債

初始確認和計量

國際會計準則第39號範圍內的金融負債分類為以公允值計量且其變動計入損益的金融負債，貸款及借款，或指定為有效對沖的對沖工具的衍生工具(如適用)。本集團在初始確認時釐定其金融負債的分類。

所有金融負債按公允值確認，而貸款和借款則須在此基礎上另加直接應佔交易成本。

本集團的金融負債包括應付賬款及應付票據、其他應付款項、財務擔保合約、計息銀行貸款、其他貸款及其他金融負債。

後續計量

金融負債的後續計量取決於其分類如下：

以公允值計量且其變動計入損益的金融負債

以公允值計量且其變動計入損益的金融負債包括持作買賣的金融負債及於首次確認時指定為以公允值計量且其變動計入損益的金融負債。

倘收購金融負債的目的是為在短期內出售，則該等負債分類為持作買賣。該分類包括本集團訂立但在對沖關係(定義見國際會計準則第39號)中並無指定為對沖工具的衍生金融工具。個別嵌入式衍生工具亦分類為持作買賣，惟彼等被指定為有效對沖工具除外。持作買賣的負債的收益或虧損乃於利潤表中確認。於利潤表中確認的公允值淨額收益或虧損不包括有關該等金融資產的任何利息。

於首次確認時指定為以公允值計量且其變動計入損益的金融負債於首次確認日期及僅於符合國際會計準則第39號時予以指定。本集團尚未指定任何以公允值計量且其變動計入損益的金融負債。

2.4 Summary of Significant Accounting Policies (continued)

Financial liabilities (continued)

Loans and borrowings

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost, using the effective interest method unless the effect of discounting would be immaterial, in which case they are stated at cost. Gains and losses are recognised in the consolidated income statement when the liabilities are derecognised as well as through the effective interest rate amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortisation is included in finance costs in the consolidated income statement.

Financial guarantee contracts

Financial guarantee contracts issued by the Group are those contracts that require a payment to be made to reimburse the holder for a loss it incurs because the specified debtor fails to make a payment when due in accordance with the terms of a debt instrument. A financial guarantee contract is recognised initially as a liability at its fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantee. Subsequent to initial recognition, the Group measures the financial guarantee contract at the higher of: (i) the amount of the best estimate of the expenditure required to settle the present obligation at the end of the reporting period; and (ii) the amount initially recognised less, when appropriate, cumulative amortisation.

Derecognition of financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled, or expires.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference between the respective carrying amounts is recognised in the consolidated income statement.

2.4 重大會計政策概要(續)

金融負債(續)

貸款和借款

於初始確認後，計息貸款和借款其後採用實際利率法以攤銷成本計量，除非折現影響非屬重大，在此情況下，則按成本列賬。當負債終止確認時，收益及虧損於綜合利潤表並透過以實際利率法攤銷程序確認。

攤銷成本乃經考慮收購的任何折價或溢價以及屬實際利率組成部分的費用或成本後計算。實際利率攤銷金額列入綜合利潤表的融資成本中。

財務擔保合約

本集團發行的財務擔保合約乃因特定債務人不能支付到期款項(與債務工具所述條款一致)而應向持有人支付款項以彌補其由此招致的損失的合約。財務擔保合約首次按公允值並對與發行擔保的直接應佔交易成本進行調整後確認為負債。於首次確認後，本集團按下列兩者的較高者計量財務擔保合約：(i)於報告期末履行現時責任的最佳估計開支金額；及(ii)首次確認金額減累計攤銷金額(如適用)。

終止確認金融負債

當負債項下的責任解除、終止或屆滿，即終止確認金融負債。

倘現有的金融負債被另一項從同一貸款人按相當不同的條款訂定的金融負債取代，或現有負債的條款有相當修改，該項交換或修改乃被視作終止確認原負債並確認新負債，而各賬面值的差額乃於綜合利潤表中確認。

2.4 Summary of Significant Accounting Policies (continued)

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if, and only if, there is currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

Fair value of financial instruments

The fair value of financial instruments that are traded in active financial markets is determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs. For financial instruments where there is no active market, fair value is determined using appropriate valuation techniques. Such techniques include using recent arm's length market transactions; reference to the current market value of another instrument which is substantially the same; a discounted cash flow analysis; and option pricing model.

Derivative financial instruments

Initial recognition and subsequent measurement

The Group uses derivative financial instruments, such as forward commodity contracts, to hedge its commodity price risks. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

The fair value of commodity purchase contracts that meet the definition of a derivative under IAS 39 are recognised in the income statement in cost of sales. Commodity contracts that are entered into and continue to be held for the purpose of the receipt or delivery of a non-financial item in accordance with the group's expected purchase, sale or usage requirements are held at cost.

Any gains or losses arising from changes in the fair value of derivatives are taken directly to the income statement, except for the effective portion of cash flow hedges, which is recognised in other comprehensive income.

2.4 重大會計政策概要(續)

金融工具的抵銷

倘且僅倘目前有強制執行的法律權力要求抵銷已確認的金額且有按照淨額結清，或同時變現資產和結清負債的意圖，金融資產和金融負債可抵銷並按淨值列報於財務狀況表中。

金融工具的公允值

在活躍金融市場交易的金融工具的公允值乃參考市場報價或交易商報價(多頭的買價及空頭的賣價)而釐定，不扣除任何交易成本。沒有活躍市場的金融工具，公允值的釐定使用適當估值技術。該等技術包括採用近期公平市場交易、參考大致上相同的另一工具的當前市場價值、折現現金流量分析及期權定價模型。

衍生金融工具

初步確認及其後計量

本集團利用商品遠期合約等衍生金融工具對沖其商品價格風險。該等衍生金融工具乃按訂立衍生工具合約當日的公允值初步確認，其後按公允值重新計量。當公允值為正數時，該等衍生工具入賬列為金融資產，當公允值為負數時，則列為金融負債。

符合國際會計準則第39號項下衍生工具定義的商品購買合約的公允值乃於利潤表中確認為銷售成本。按集團預計買賣或使用要求就收款或交付非金融項目之目的而訂立及持續持有的商品合約以成本持有。

衍生工具公允值變動所產生的任何收益或虧損，直接列入利潤表內，惟現金流量對沖的有效部份則在其他全面收益內確認。

2.4 Summary of Significant Accounting Policies (continued)

Derivative financial instruments (continued)

Current versus non-current classification

Derivative instruments that are not designated as effective hedging instruments are classified as current or non-current or separated into a current and non-current portion based on an assessment of the facts and circumstances (i.e., the underlying contracted cash flows):

- Where the Group will hold a derivative as an economic hedge (and does not apply hedge accounting) for a period beyond 12 months after the reporting date, the derivative is classified as non-current (or separated into current and non-current portions) consistent with the classification of the underlying item.
- Embedded derivates that are not closely related to the host contract are classified consistent with the cash flows of the host contract.
- Derivative instruments that are designated as, and are effective hedging instruments, are classified consistently with the classification of the underlying hedged item. The derivative instruments are separated into a current portion and a non-current portion only if a reliable allocation can be made.

Inventories

Inventories are valued at the lower of cost and net realisable value.

Costs incurred in bringing each product to its present location and conditions are accounted for as follows:

Raw materials	–	cost on a weighted average basis;
Finished goods	–	cost of direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity but excluding borrowing costs on a weighted average basis.

Net realisable value is the estimated selling price less any estimated costs of completion and the estimated costs necessary to make the sale.

2.4 重大會計政策概要(續)

衍生金融工具(續)

流動與非流動分類對比

並無指定為有效對沖工具的衍生工具乃根據對事實及情況的評估(即相關合約現金流量)分類為流動或非流動，或單獨列為流動及非流動部份：

- 當本集團將持有衍生工具作為經濟對沖(而並無應用對沖會計處理方法)至超過報告日期後十二個月期間，該衍生工具乃與相關項目的分類一致分類為非流動(或單獨列為流動及非流動部份)。
- 與主合約並非密切聯繫的嵌入式衍生工具乃與主合約的現金流量一致分類。
- 指定為及為有效對沖工具的衍生工具乃與相關對沖項目的分類一致分類。衍生工具僅於可作出可靠分配時單獨列為流動部份及非流動部份。

存貨

存貨以其成本值與可變現淨值兩者中的較低數額計值。

將各產品運至現址和達致現狀產生的成本的會計處理方法如下：

原材料	–	成本(按加權平均法計算)；
成品	–	直接材料及直接人工成本，以及根據正常運作量比例計算的生產經常費用，但不包括借貸費用(按加權平均法計算)。

可變現淨值按估計售價減去任何估計完工成本及估計銷售所需的費用釐定。

2.4 Summary of Significant Accounting Policies (continued)

Cash and cash equivalents

For the purpose of the consolidated statement of cash flows, cash and cash equivalents comprise cash on hand and demand deposits, and short term highly liquid investments that are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Group's cash management.

For the purpose of the statement of financial position, cash and cash equivalents comprise cash on hand and at banks, including term deposits, and assets similar in nature to cash, which are not restricted as to use.

Provisions

A provisions is recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognised for a provision is the present value at the end of the reporting period of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the income statement.

A contingent liability recognised in a business combination is initially measured at its fair value. Subsequently, it is measured at the higher of (i) the amount that would be recognised in accordance with the general guidance for provisions above; and (ii) the amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with the guidance for revenue recognition.

2.4 重大會計政策概要(續)

現金及現金等價物

就綜合現金流量表而言，現金及現金等價物包括手頭現金及活期存款以及可隨時轉換為已知數額現金、價值變動風險極微及一般自購入後三個月或三個月內到期的短期高流動性投資，扣減須應要求償還及構成本集團現金管理不可分割部分的銀行透支。

就財務狀況表而言，現金及現金等價物包括用途不受限制的手頭現金及銀行存款(包括定期存款)及與現金性質相似的資產。

撥備

本集團若因過往事項而現時有法定或推定債務，而且可能需要有涉及經濟利益的資源外流以償付這些債務，並能對債務數額作出可靠估計，便確認撥備。

如折現的影響重大，則確認的撥備額為預期需用作償還債務的未來支出於報告期末的現值。因時間流逝而增加的折現現值，列作融資成本計入利潤表。

於業務合併中確認的或然負債按其公允值初步計量。期後以(i)根據上述計提準備的一般原則確認的金額；及(ii)初始確認金額扣減按照收入確認原則確認的累計攤銷金額(如適用)中較高者計量。

2.4 Summary of Significant Accounting Policies (continued)

Income tax

Income tax comprises current and deferred tax. Income tax relating to items recognised outside profit or loss is recognised outside profit or loss, either in other comprehensive income or directly in equity.

Current income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into considerations and practices prevailing in the countries in which the Group operates.

Deferred income tax

Deferred tax is provided, using the liability method on temporary differences at the end of the reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences, except:

- when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

- in respect of taxable temporary differences associated with investments in subsidiaries, associates and a joint venture, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

2.4 重大會計政策概要(續)

所得稅

所得稅包括即期及遞延稅項。損益賬外確認的相關所得稅項目，計入損益賬外的其他全面收益或直接計入權益。

即期所得稅

當期或前期的即期稅項資產及負債乃按預期可收回的數額或支付予稅務機關數額根據於報告期末已頒佈或實質上已頒佈的稅率(及稅法)計算，並考慮本集團經營所在國家的現行詮釋及慣例。

遞延所得稅

於報告期末的資產及負債的稅基與其就財務報告而言的賬面值之間的暫時性差異，須按債務法計提遞延所得稅撥備。

所有應課稅暫時性差異均會確認遞延所得稅負債，惟下列各項除外：

- 倘若遞延所得稅負債的起因，是由於在非業務合併交易中商譽或資產或負債的初始確認，而且在交易時，對會計利潤或應課稅利潤或虧損均無影響；及

- 對於涉及子公司、聯營公司及合營企業的投資的應課稅暫時性差異，倘若撥回暫時性差異的時間可以控制，且該暫時性差異在可預見的將來很可能不會撥回。

2.4 Summary of Significant Accounting Policies (continued)

Income tax (continued)

Deferred income tax (continued)

Deferred tax assets are recognised for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses can be utilised, except:

- when the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

- in respect of deductible temporary differences associated with investments in subsidiaries, associates and a joint venture, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at the end of the reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at the end of the reporting period and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current income tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

2.4 重大會計政策概要(續)

所得稅(續)

遞延所得稅(續)

對於所有可扣減暫時性差異及結轉的未用稅項抵免及未用稅項虧損，若日後有可能出現應課稅利潤，可用以抵扣該等可扣減暫時性差異、結轉的未用稅項抵免及未用稅項虧損的，則遞延所得稅資產一律確認入賬，惟下列各項除外：

- 倘若有關可扣減暫時性差異的遞延所得稅資產的起因，是由於在一宗非屬業務合併的交易中首次確認資產或負債，而且在交易時，對會計利潤或應課稅利潤或虧損均無影響；及

- 對於涉及子公司、聯營公司及合營企業的投資的可扣減暫時性差異，只有在暫時性差異有可能在可預見將來撥回，而且日後有可能出現應課稅利潤，可用以抵扣該等暫時性差異時，方會確認遞延所得稅資產。

遞延所得稅資產的賬面值，在報告期末予以審閱。若不再可能有足夠應課稅利潤用以抵扣遞延所得稅資產的全部或部分金額，則扣減遞延所得稅資產賬面值。並無確認的遞延所得稅資產，在報告期末重新評估，若日後可能有應課稅利潤將可收回遞延所得稅資產，則予確認。

變現資產或清償負債的年度預期適用的稅率，會用作計量遞延所得稅資產及負債，並以報告期末已經頒佈或實質上已經頒佈的稅率(及稅法)為基準。

若存在法律上可強制執行的權利，藉以用即期所得稅資產抵銷即期所得稅負債，而遞延所得稅與同一應課稅實體及同一稅務當局相關，則遞延所得稅資產及遞延所得稅負債相互抵銷。

2.4 Summary of Significant Accounting Policies (continued)

Government grants

Government grants are recognised at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognised as income over the periods necessary to match the grant on a systematic basis to the costs that it is intended to compensate.

Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments or deducted from the carrying amount of the asset and released to the consolidated income statement by way of a reduced depreciation charge.

Where the Group receives a non-monetary grant, the asset and the grant are recorded at the fair value of the non-monetary asset and released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments.

Where the Group receives government loans granted with no or at a below-market rate of interest for the construction of a qualifying asset, the initial carrying amount of the government loans is determined using the effective interest rate method, as further explained in the accounting policy for "Financial liabilities" above. The benefit of the government loans granted with no or at a below-market rate of interest, which is the difference between the initial carrying value of the loans and the proceeds received, is treated as a government grant and released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments.

2.4 重大會計政策概要(續)

政府補助金

當有相當把握將會收到補助金及將符合所有附帶條件時，政府補助金即按公允值確認入賬。若補助金與支出項目有關，即於期內以能夠有系統地將該筆補助金配對所擬補償的成本為合確認為收入。

若補助金與資產有關，即將其公允值計入遞延收益賬戶，並於有關資產的預計可使用年期內，以等額年金調撥往綜合利潤表或從資產賬面值中扣減並以經扣減折舊開支調撥往綜合利潤表。

當本集團收取非貨幣補助金，資產及補助金按非貨幣資產的公允值入賬，並於有關資產的預計可使用年期內，以等額年金調撥往綜合利潤表。

當本集團因興建合資格資產而收取無息或低於市場利率的政府貸款，則政府貸款的初步賬面值採用實際利率法釐定(上文有關「金融負債」的會計政策中有進一步解釋)。所授出無息或低於市場利率的政府貸款的利益(即貸款的初步賬面值與所收取款項的差額)視為政府補助金並於有關資產的預計可使用年期內，以等額年金調撥往綜合利潤表。

2.4 Summary of Significant Accounting Policies (continued)

Revenue recognition

Revenue is recognised when it is probable that the economic benefits will flow to the Group and when the revenue can be measured reliably, on the following bases:

Sale of goods

Revenue is recognised when the significant risks and rewards of ownership of the goods have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold.

Rental income

Revenue is recognised on a time proportion basis over the lease term.

Interest income

Revenue is recognised as interest accrues using the effective interest method by applying the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument or a shorter period, when appropriate, to the net carrying amount of the financial asset.

Dividends

Revenue is recognised when the shareholders' right to receive the payment has been established.

Employee benefits

Retirement benefits

The Group's subsidiaries operating in People's Republic of China except for Hong Kong ("Mainland China") participate in a central defined contribution retirement benefit plan managed by the local municipal government in the locations in which they operate. Contributions are made based on a percentage of the companies' payroll costs and are charged to the consolidated income statement as they become payable in accordance with the rules of the central defined contribution retirement benefit plan.

The Company also participates in the defined contribution Mandatory Provident Fund retirement benefit scheme (the "MPF Scheme") in Hong Kong under the Mandatory Provident Fund Schemes Ordinance for the its employees. Contributions are made based on a percentage of the employees' basic salaries and are charged to the consolidated income statement as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the Group in an independently administered fund. The Group's employer contributions vest fully with the employees when contributed into the MPF Scheme.

2.4 重大會計政策概要(續)

收入確認

收入是在經濟利益很可能流入本集團以及能夠可靠地計量時按下列準則確認入賬：

貨品銷售

當貨品所有權附帶的重大風險及回報轉給買家，且本集團不再對所售貨品具有通常與所有權有關的管理權，亦無實際控制權時即確認收入。

租金收入

收入乃按租期的時間比例確認。

利息收入

在利息產生時確認利息收入，採用實際利率法計算，該比率為將金融工具估計未來收回現金按金融工具的估計年期或更短期間(如適用)折現至金融資產賬面淨值的折現率。

股息

當股東收取款項的權利得以確立時確認收入。

僱員福利

退休福利

本集團在中華人民共和國(香港除外)(「中國大陸」)營運的子公司，參與其營業所在地的地方政府管理的中央界定供款退休計劃，有關供款乃根據公司薪金費用的某百分比計算，並根據中央退休計劃的規則，應付時在綜合利潤表內支銷。

本公司亦根據《強制性公積金計劃條例》就其僱員參與香港一項界定供款強制性公積金退休福利計劃(「強積金計劃」)。供款乃根據僱員基本薪金的某個百分比計算，並根據強積金計劃的規則，應付時在綜合利潤表內支銷。強積金計劃的資產乃以個別於本集團的一項獨立管理的基金持有。當本集團就強積金計劃作出僱主供款時，供款全數歸屬僱員。

2.4 Summary of Significant Accounting Policies (continued)

Employee benefits (continued)

Share-based payment transactions

The Company operates a share option scheme for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Group's operations. Employees (including directors) of the Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments ("equity-settled transactions").

The cost of equity-settled transactions with employees is measured by reference to the fair value at the date on which they are granted. The fair value is determined by an external valuer using a binomial model, further details of which are given in note 44 to the financial statements.

The cost of equity-settled transactions is recognised, together with a corresponding increase in equity, over the period in which the performance and service conditions are fulfilled. The cumulative expense recognised for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated income statement for the period represents the movement in cumulative expense recognised as at the beginning and end of that period.

No expense is recognised for awards that do not ultimately vest, except for equity-settled transactions where vesting is conditional upon a market or non-vesting condition, which are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity-settled award are modified, the minimum expense recognised is the expense if the terms had not been modified, if the original terms of the award are met. An additional expense is recognised for any modification that increases the total fair value of the share-based payment transaction or is otherwise beneficial to the employee as measured at the date of modification.

2.4 重大會計政策概要(續)

僱員福利(續)

以股份為基礎的支付交易

本公司採納一項購股權計劃，藉此對本集團業務有貢獻的合資格參與者作出鼓勵及獎賞。本集團僱員(包括董事)會收取以股份為基礎的支付交易形式的酬金，而僱員會提供服務作為換取股本工具的代價(「股權結算交易」)。

與僱員進行的股權結算交易乃參考授出權利當日的公允值計算成本。公允值乃由外聘估值師按二項式計價模式釐定(詳情見財務報表附註44)。

股權結算交易的成本連同權益的相應升幅會於業績及服務條件達到的期間內確認。歸屬日之前的各報告期末就股權結算交易確認的累計支出反映歸屬期屆滿的部分以及本集團最終將歸屬的股本工具數目的最佳估計。期間內於綜合利潤表扣除或計入的數額指於該期間初及終已確認累計支出的變動。

最終未完成歸屬的報酬不會確認支出，除非歸屬的股權結算交易附帶市況或非歸屬條件，則該情況下不論是否達到該市況或非歸屬條件均會視作歸屬處理，惟其他所有業績及／或服務條件必須達成。

當股權結算報酬條款修訂時，倘報酬的原條款達到，需按條款並無進行修訂的情形確認最少的支出。此外，倘任何修訂導致於修訂日期所計量的以股份為基礎的支付交易的總公允值增加或以其他方式令僱員受惠，則所產生的任何額外支出予以確認。

2.4 Summary of Significant Accounting Policies (continued)

Employee benefits (continued)

Share-based payment transactions (continued)

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. This includes any award where non-vesting conditions within the control of either the Group or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e., assets that necessarily take a substantial period of time to prepare for their intended use, are capitalised as a part of the cost of those assets. The capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs capitalised.

All other borrowing costs are recognised as expenses in the consolidated income statement in the period in which they are incurred.

Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Dividends

Final dividends proposed by the directors are classified as a separate allocation of retained earnings within the equity section of the statement of financial position, until they have been approved by the shareholders in a general meeting. When these dividends are approved by the shareholders and declared, they are recognised as a liability.

Interim dividends are simultaneously proposed and declared, because the Company's memorandum and articles of association grant the directors the authority to declare interim dividends. Consequently, interim dividends are recognised directly as a liability when they are proposed and declared.

2.4 重大會計政策概要(續)

僱員福利(續)

以股份為基礎的支付交易(續)

當股權結算報酬註銷時，視作報酬於註銷當日已經歸屬，而報酬尚未確認的任何支出會即時確認。此包括本集團或僱員並未達致惟可控制的非歸屬條件的任何報酬。然而，倘註銷的報酬有任何替代的新報酬，並指定為授出當日的替代報酬，則該項註銷及新報酬會如上段所述被視為對原有報酬的修訂處理。

尚未行使購股權的攤薄影響應通過計算每股盈利時的額外股份攤薄反映。

借貸費用

若借貸費用直接屬於購買、興建或生產合資格資產(即需要相當長時間才可擬定用途的資產)，即撥充資本作為該等資產成本的一部分，而當相關資產大致達到擬定用途時，即不再把該等借貸費用撥充資本。用以支付合資格資產的特定借款的臨時投資所賺取的投資收益從撥充資本的借貸費用中扣除。

所有其他借貸費用皆於產生期間在綜合利潤表支銷。

借貸費用包括利息及實體因資金借貸而產生的其他成本。

股息

董事擬派付的期末股息，未經股東在股東大會上批准以前，須作為保留利潤的單獨分配歸入綜合財務狀況表中權益項內。該等股息一經股東批准及宣派，即確認為負債。

由於本公司的組織章程大綱及細則授權董事宣派中期股息，故中期股息同時建議及宣派。因此，中期股息在建議及宣派時直接確認為負債。

2.4 Summary of Significant Accounting Policies (continued)

Foreign currencies

Each entity in the Group determines its own functional currency based on the assessment of its specific facts and circumstances. The Company, established in the Cayman Islands, uses the Hong Kong dollar as its functional currency and the subsidiaries, established in the PRC, use the Renminbi ("RMB") as their functional currency. As the Group mainly operates in Mainland China, RMB is used as the presentation currency of the Group. Transactions in foreign currencies are initially recorded at the functional currency rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rates of exchange ruling at the end of the reporting period. All differences arising on settlement or translation of monetary items are taken to the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. The gain or loss arising on retranslation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item (i.e., translation differences on item whose fair value gain or loss is recognised in other comprehensive income or profit or loss is also recognised in other comprehensive income or profit or loss, respectively).

As at the reporting date, the assets and liabilities of companies whose functional currency differs from the presentation currency are translated into the presentation currency of the Group at the rates of exchange ruling at the end of the reporting period and their income statements are translated at the weighted average exchange rates for the reporting period. The exchange differences arising on the retranslation are recognised in other comprehensive income and accumulated in a separate component of equity. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in the consolidated income statement.

For the purpose of the consolidated statement of cash flows, the cash flows of overseas subsidiaries are translated into RMB at the exchange rates ruling at the dates of the cash flows. Frequently recurring cash flows of overseas subsidiaries which arise throughout the year are translated into RMB at the weighted average exchange rates for the year.

2.4 重大會計政策概要(續)

外幣

本集團各實體按其特定事實及情況釐定其功能貨幣。本公司於開曼群島成立，功能貨幣為港元，各子公司則於中國成立，功能貨幣為人民幣(「人民幣」)。由於本集團主要於中國大陸營業，故使用人民幣作為本集團的呈列貨幣。外幣交易最初以交易當日的適用功能貨幣匯率記錄入賬。以外幣列值的貨幣性資產及負債，則按報告期末的適用功能貨幣匯率再換算。結算或換算貨幣項目產生的所有差額均計入綜合利潤表內。以外幣列值及按歷史成本計量的非貨幣項目，乃按最初進行交易當日的匯率換算。以外幣列值及按公允值計量的非貨幣項目，須按釐定公允值當日的匯率換算。重新換算非貨幣項目而產生的收益或虧損，按確認該項目的公允值變動的收益或虧損一致的方法處理(即其他全面收益或損益已確認的項目的公允值收益或虧損，其換算差額亦分別於其他全面收益或損益確認)。

於報告日期，倘公司的功能貨幣與呈列貨幣不同，其資產及負債乃按報告期末的適用匯率換算為本集團的呈列貨幣，而利潤表則按該報告期間的加權平均匯率換算。因再換算而產生的匯兌差額乃於其他全面收益內確認並於權益的一個獨立組成部分內累計。於處置外國業務時，與該特定外國業務有關的其他全面收益的組成部分於綜合利潤表內確認。

就綜合現金流量表而言，海外子公司的現金流量按產生現金流量當日的適用匯率換算為人民幣。海外子公司全年經常產生的現金流量則按當年的加權平均匯率換算為人民幣。

2.5 Significant Accounting Judgements and Estimates

The preparation of the Group's financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amounts of the assets or liabilities affected in the future.

Judgements

In the process of applying the Group's accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Withholding tax arising from the distribution of dividends

The Group's determination as to whether to accrue for withholding taxes arising from the distributions of dividends from certain subsidiaries according to the relevant tax jurisdictions is subject to judgement on the timing of the payment of the dividends or on whether certain companies of the Group is determined to be a Chinese resident enterprise by the PRC governing tax authorities in the future. Management considered that it is not probable that the Group's PRC subsidiaries will distribute profits earned on or after 1 January 2008 till the end of 2011 in the foreseeable future, and accordingly no additional provision for withholding tax was made in 2011. Where the final outcome of these matters are different from the amounts originally rewarded, the difference will impact the deferred tax provision in the period in which the differences realise.

Operating lease commitments – group as lessor

The Group has entered into commercial leases on certain of its ranch facilities comprising of plant and machinery included in the property, plant and equipment account. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it retains all the significant risks and rewards of ownership of these properties which are leased out on operating leases.

2.5 重大會計判斷及估計

管理層於編製本集團的財務報表時，須對報告期末列報的收入、開支、資產及負債，以及披露或然負債時作出判斷、估計及假設。然而，由於該等假設及估計具有不確定性，可能導致資產或負債的賬面值須於未來作出重大調整。

判斷

於應用本集團的會計政策的過程中，管理層已作出以下判斷，乃對綜合財務報表內已確認金額構成最重大影響：

分派股息產生的預扣稅

本集團根據相關稅務機關的規定計提從子公司分配股息所產生的預扣稅，是否計提取決於股息支付的時間或本集團的某些公司在未來期間是否被中國政府稅務當局認定為中國居民企業納稅人。管理層認為在可預見的未來，本集團的中國子公司不可能分派於二零零八年一月一日或之後直至二零一一年結束為止所賺取的利潤，因此對於二零一一年沒有計提額外的預扣稅。當該事件的最終結果於當初預計的不一樣時，差異所產生的遞延所得稅將在差異確認的當期計提。

經營租賃承擔－本集團作為出租人

本集團已就其若干牧場設備(包括計入物業、廠房及設備的廠房及機器)訂立商業租約。本集團根據對該等安排的條款及條件進行評估，已決定保留此等按經營租賃租出的物業所有權的所有重大風險及回報。

2.5 Significant Accounting Judgements and Estimates (continued)

Judgements (continued)

Operating lease commitments – group as lessee

The Group has entered into commercial leases on certain machinery. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it does not bear all the significant risks and rewards of ownership of these machinery and accounts for the contracts as operating leases.

Classification between investment properties and own-occupied properties

The Group determines whether a property qualified as an investment property, and has developed criteria in making that judgement. Investment property is a property held to earn rentals or for capital appreciation or both. Therefore, the Group considers whether a property generates cash flows largely independently of the other assets held by the Group. Some properties comprise a portion that is held to earn rentals or for capital appreciation and another portion that is held for use in the production or supply of goods or services or for administrative purposes. If these portions could be sold separately or leased out separately under a finance lease, the Group accounts for the portions separately. If the portions could not be sold separately, the property is an investment property only if an insignificant portion is held for use in the production or supply of goods or services or for administrative purposes. Judgement is made on an individual property basis to determine whether ancillary services are so significant that a property does not qualify as an investment property.

Estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the end of reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below.

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. Details of goodwill are given in note 17 to the financial statements.

2.5 重大會計判斷及估計(續)

判斷(續)

經營租賃承擔－本集團作為承租人

本集團已就若干機器訂立商業租約。本集團根據對該等安排的條款及條件進行評估，已決定不會承擔此等機器所有權的所有重大風險及回報，並將合約歸類為經營租賃。

投資物業與自置物業的分類

本集團決定物業是否符合投資物業的資格，並已制訂出作此判斷的準則。投資物業是為賺取租金或資本增值或同時為此兩項目的而持有的物業。因此，本集團會考慮一項物業產生現金流量時是否基本上與本集團持有的其他資產無關。若干物業包括就賺取租金或資本增值而持有的部分及持作生產或供應貨品或服務或作行政用途的另一部分。倘此等部分可獨立出售或根據融資租約獨立出租，本集團會將該等部分個別列賬。倘該等部分無法獨立出售，則僅於非重大部分乃持作生產或供應貨品或服務或作行政用途的情況下，該項物業方分類為投資物業。本集團按個別物業基準作出判斷，以釐定輔助服務是否極為重大，以致物業不合資格列為投資物業。

估計的不確定性

對未來事項的主要假設及於報告期末估計的不確定性的其他主要來源(存有重大風險可能導致資產及負債賬面值須於下一財政年度內作出重大調整者)於下文論述。

商譽減值

本集團每年最少一次釐定商譽是否減值。釐定商譽是否減值須對獲分派商譽的現金產生單位的使用價值作出估計。估計使用價值時，本集團須估計預期來自現金產生單位之日後現金流量，並挑選合適的折現率以計算該等現金流量的現值。商譽詳情請參閱財務報表附註17。

2.5 Significant Accounting Judgements and Estimates (continued)

Estimation uncertainty (continued)

Impairment of non-financial assets (other than goodwill)

The Group assesses whether there are any indicators of impairment for all non-financial assets at the end of each reporting period. Indefinite life intangible assets are tested for impairment annually and at other times when such an indicator exists. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. An impairment exists when the carrying value of an asset or a cash-generating unit exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The calculation of the fair value less costs to sell is based on available data from binding sales transactions in an arm's length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. When value in use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash-generating unit and choose a suitable discount rate in order to calculate the present value of those cash flows.

Deferred tax assets

Deferred tax assets are recognised for all deductible temporary differences and all unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the unused tax losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and level of future taxable profits, which affects the probability of utilisation and the tax rate to be used in the calculations. Details of deferred tax assets are contained in note 23 to the financial statements.

Fair value of financial instruments

Where the fair value of financial assets and financial liabilities recorded in the consolidated statement of financial position cannot be derived from active markets, their fair value is determined using valuation techniques including the discounted cash flow model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

2.5 重大會計判斷及估計(續)

估計的不確定性(續)

非金融資產(商譽除外)減值

於每個報告期末，本集團評估所有非金融資產是否存在任何減值跡象。無特定年限的無形資產按年及於該等跡象出現時測試減值。倘跡象顯示其他非金融資產的賬面值可能無法收回時，將對該等資產進行減值測試。減值存在於當某一資產或某一現金產生單位的賬面值超過其可回收金額時，即其公允值減其銷售成本與其使用價值的較高者。公允值減銷售成本的計算基於在相似資產公平交易中，可獲得的具約束性銷售交易信息或可觀察市場價格減處置該資產的增量成本。計算使用價值時，管理層須估計來自資產或現金產生單位的預期未來現金流量，並選擇合適的折現率，以計算現金流量的現值。

遞延所得稅資產

遞延所得稅資產就所有可扣減暫時性差異及所有未用稅項虧損加以確認，惟僅限於日後有可能出現應課稅利潤，可用以抵扣該等可扣減暫時性差異及未用稅項虧損的情況。在釐定可予確認的遞延所得稅資產金額時，須根據影響可用作扣減的可能性及將用於計算的稅率的日後應稅利潤的大致時間及水平，作出重要的管理層判斷。遞延所得稅資產的詳情請參閱財務報表附註23。

金融工具的公允值

當於綜合財務狀況表內入賬的金融資產及金融負債的公允值不能由交投活躍市場取得時，則使用估值法(包括折現現金流量模式)釐定其公允值。該等模式的輸入數據在可能情況下從可觀察市場取得，惟在不可行情況下，則須作一定程度的判斷以釐定公允值。判斷包括考慮如流動資金風險、信貸風險及波動性等輸入數據。有關該等因素假設的變動可能對金融工具的已呈報公允值造成影響。

2.5 Significant Accounting Judgements and Estimates (continued)

Estimation uncertainty (continued)

Impairment of available-for sale investments

For available-for-sale financial investments, the Group assesses at each reporting date whether there is objective evidence that an investment or a group of investments is impaired. In the case of equity investments classified as available-for-sale, objective evidence would include a significant or prolonged decline in the fair value of the investment below its cost. The determination of what is "significant" or "prolonged" requires judgement. In making this judgement, the Group evaluates, among other factors, historical share price movements and the duration or extent to which the fair value of an investment is less than its cost.

Impairment of trade and other receivables

The Group determines the provision for impairment of trade and other receivables based on an assessment of the recoverability of the receivables. This assessment is based on the credit history of its customers and other debtors and the current market condition. Management reassesses the provisions at the end of each reporting period.

Fair value of contingent considerations

Contingent considerations, resulting from business combinations, are valued at fair value at the acquisition date as part of the business combinations. Where the contingent consideration meets the definition of a derivative and thus, a financial liability, it is subsequently remeasured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows. The key assumptions take into consideration the probability of meeting each performance target and the discount factors.

2.5 重大會計判斷及估計(續)

估計的不確定性(續)

可供出售投資減值

至於可供出售金融投資，本集團於每個報告期末評估有否客觀證據顯示一項投資或一組投資項目出現減值。倘被列為可供出售股本投資，客觀證據應包括一項投資的公允價大幅或持續低於其成本。在釐定何謂「大幅」或「持續」時須作出判斷。在作出這判斷時，本集團評估(其中包括)歷史股價變動及投資的公允價低於其成本的期間或程度。

應收賬款及其他應收款項減值

本集團按應收款項可收回程度的評估就應收賬款及其他應收款項釐定減值撥備。該等評估乃基於客戶及其他債務人的信貸紀錄及現時市況。管理層於各報告期末重新評估撥備。

或然代價的公允值

業務合併產生的或然代價按收購日期的公允值進行估值作為業務合併的一部分。倘或然代價符合衍生工具的定義，則作為金融負債於各報告日期其後重新計量至公允值。公允值按照折現現金流量釐定。所考慮的主要假設為達致各表現目標及折現因素的可能性。

2.5 Significant Accounting Judgements and Estimates (continued)

Estimation uncertainty (continued)

Share-based payments

The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield and making assumptions about them. The assumptions and models used are disclosed in note 44 to the financial statements.

Useful lives, residual values and depreciation of property, plant and equipment

The Group determines the estimated useful lives and related depreciation charges for the Group's property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. The Group will revise the depreciation charges where useful lives are different to those previously estimated, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold. Actual economic lives may differ from estimated useful lives; actual residual values may differ from estimated residual values. Periodic review could result in a change in depreciable lives and residual values and therefore depreciation expenses in the future periods.

2.5 重大會計判斷及估計(續)

估計的不確定性(續)

以股份為基礎的支付

本集團計量與僱員的股權結算交易的成本時乃參考權益工具授出當日的公允值。估算公允值須釐定授出權益工具(視乎授出的條款及條件)的最合適估值模式,亦須釐定估值模式最適合的輸入數據,包括購股權的預計年期、波動率及股息率,以及就此作出假設。各項假設及所採用的模式於財務報表附註44披露。

物業、廠房及設備的使用年期、剩餘價值及折舊

本集團就其物業、廠房及設備釐定估計可使用年期及相關折舊開支。此項估計乃按照性質及用途相似的物業、廠房及設備的實際可使用年期的過往經驗而作出。倘可使用年期與過往的估計年期有出入,本集團將調整折舊開支,或將撇銷或撇減技術上陳舊或非策略性而已遭廢棄或出售的資產。實際經濟年期或會與估計可使用年期有所不同;實際剩餘價值亦可能會與估計剩餘價值有所不同。定期審閱可導致可予折舊年期及剩餘價值有所更改,從而導致未來期間的折舊開支有所更改。

3. Operating Segment Information

For management purposes, the Group is organised into business units based on their products and services and has three reportable operating segments as follows:

- Liquid milk products segment – manufacture and distribution of ultra-high temperature milk ("UHT milk"), milk beverages and yogurt;
- Ice cream products segment – manufacture and distribution of ice cream; and
- Other dairy products segment – mainly manufacture and distribution of milk powder.

Management monitors the results of its operating segments separately for the purpose of making decisions about resources allocation and performance assessment. Segment performance is evaluated based on reportable segment profit/(loss), which is a measure of adjusted profit/(loss) before tax. The adjusted profit/(loss) before tax is measured consistently with the Group's profit/(loss) before tax except that interest income, finance costs, dividend income, as well as head office and corporate expenses are excluded from such measurement.

Segment assets exclude equity investments and other unallocated head office and corporate assets as these assets are managed on a group basis.

Segment liabilities exclude other unallocated head office and corporate liabilities as these liabilities are managed on a group basis.

Intersegment sales and transfers are transacted with reference to the selling prices used for sales made to third parties at the then prevailing market prices.

3. 經營分部資料

出於管理需要，本集團按產品及服務構組業務單元，共有下列三個可報告經營分部：

- 液體奶產品分部－生產及經銷超高溫滅菌奶(「UHT奶」)、乳飲料及酸奶；
- 冰淇淋產品分部－生產及經銷冰淇淋；及
- 其他乳製品分部－主要生產及經銷奶粉。

管理層獨立監察各經營分部的業績，以作出有關資源分配及表現評估的決策。分部表現乃根據可報告分部利潤／(虧損)(其為對經調整稅前利潤／(虧損)的一種計量)予以評估。經調整稅前利潤／(虧損)乃貫徹以本集團的稅前利潤／(虧損)計量，惟利息收入、融資成本、股息收入及總部及公司支出不包含於該計量內。

分部資產並無包括股本投資，以及其他不分部的總部及公司資產，因該等資產按集團層面管理。

分部負債並無包括其他不分部的總部及公司負債，因該等負債按集團層面管理。

分部間銷售及轉讓是參考以當時市價向第三者銷售所採用的售價進行交易。

3. Operating Segment Information (continued) 3. 經營分部資料(續)

Year ended 31 December 2011

截至二零一一年十二月三十一日止年度

		Liquid milk products 液體奶產品 RMB'000 人民幣千元	Ice cream products 冰淇淋產品 RMB'000 人民幣千元	Other dairy products 其他乳製品 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Segment revenue:	分部收入：				
Sales to external customers	銷售予外部客戶	33,701,215	3,258,602	428,027	37,387,844
Intersegment sales	分部間銷售	185,099	17,057	89,761	291,917
		33,886,314	3,275,659	517,788	37,679,761
Reconciliation:	調整：				
Elimination of intersegment sales	對銷分部間銷售				(291,917)
Revenue	收入				37,387,844
Segment results	分部業績	2,026,108	31,181	(21,188)	2,036,101
Reconciliation:	調整：				
Interest income	利息收入				173,052
Finance costs	融資成本				(60,942)
Share of profits and losses of associates	應佔聯營公司利潤及虧損				52,059
Unallocated corporate expenses	不分部的公司支出				(139,640)
Profit before tax	稅前利潤				2,060,630
Income tax expense	所得稅支出				(276,081)
Profit for the year	本年利潤				1,784,549
Segment assets	分部資產	14,940,212	1,613,604	343,248	16,897,064
Reconciliation:	調整：				
Elimination of intersegment receivables	對銷分部間應收款項				(4,756,443)
Unallocated corporate assets	不分部的公司資產				8,061,064
Total assets	總資產				20,201,685
Segment liabilities	分部負債	10,814,233	1,016,822	261,879	12,092,934
Reconciliation:	調整：				
Elimination of intersegment payables	對銷分部間應付款項				(4,756,443)
Unallocated corporate liabilities	不分部的公司負債				816,374
Total liabilities	總負債				8,152,865

3. Operating Segment Information (continued) 3. 經營分部資料(續)

Year ended 31 December 2011 截至二零一一年十二月三十一日止年度

		Liquid milk products 液體奶產品 RMB'000 人民幣千元	Ice cream products 冰淇淋產品 RMB'000 人民幣千元	Other dairy products 其他乳製品 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Other segment information:	其他分部資料：				
Depreciation and amortisation	折舊及攤銷	706,532	85,752	23,113	815,397
Unallocated amounts	不分部款項				48,140
Total depreciation and amortisation	折舊及攤銷總額				863,537
Capital expenditure	資本開支	2,393,609	230,444	7,260	2,631,313
Unallocated amounts	不分部款項				64,951
Total capital expenditure	資本開支總額				2,696,264*
Impairment losses recognised in the consolidated income statement	於綜合利潤表確認的減值虧損	1,868	12,596	31	14,495
Other non-cash expenses	其他非現金支出	66,420	6,357	652	73,429
Unallocated amounts	不分部款項				100,112
Total non-cash expenses	非現金支出總額				188,036

* Capital expenditure consists of additions to property, plant and equipment, construction in progress, intangible assets, land use rights, and assets from the acquisition of associates and subsidiaries.

* 資本開支包括添置物業、廠房及設備、在建工程、無形資產、土地使用權及收購聯營公司和子公司獲得的資產。

3. Operating Segment Information (continued) 3. 經營分部資料(續)

Year ended 31 December 2010 截至二零一零年十二月三十一日止年度

		Liquid milk products 液體奶產品 RMB'000 人民幣千元	Ice cream products 冰淇淋產品 RMB'000 人民幣千元	Other dairy products 其他乳製品 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Segment revenue:	分部收入：				
Sales to external customers	銷售予外部客戶	26,871,834	3,111,521	282,060	30,265,415
Intersegment sales	分部間銷售	75,917	736	250,196	326,849
		26,947,751	3,112,257	532,256	30,592,264
Reconciliation:	調整：				
Elimination of intersegment sales	對銷分部間銷售				(326,849)
Revenue	收入				30,265,415
Segment results	分部業績	1,836,040	17,125	(25,181)	1,827,984
Reconciliation:	調整：				
Interest income	利息收入				87,884
Finance costs	融資成本				(45,203)
Share of profits and losses of associates	應佔聯營公司利潤及虧損				40,438
Unallocated corporate expenses	不分部的公司支出				(373,001)
Profit before tax	稅前利潤				1,538,102
Income tax expense	所得稅支出				(182,185)
Profit for the year	本年利潤				1,355,917
Segment assets	分部資產	11,499,448	1,387,524	372,228	13,259,200
Reconciliation:	調整：				
Elimination of intersegment receivables	對銷分部間應收款項				(3,938,771)
Unallocated corporate assets	不分部的公司資產				7,985,412
Total assets	總資產				17,305,841
Segment liabilities	分部負債	8,995,050	848,956	275,372	10,119,378
Reconciliation:	調整：				
Elimination of intersegment payables	對銷分部間應付款項				(3,938,771)
Unallocated corporate liabilities	不分部的公司負債				907,725
Total liabilities	總負債				7,088,332

3. Operating Segment Information (continued) 3. 經營分部資料(續)

Year ended 31 December 2010 截至二零一零年十二月三十一日止年度

		Liquid milk products 液體奶產品 RMB'000 人民幣千元	Ice cream products 冰淇淋產品 RMB'000 人民幣千元	Other dairy products 其他乳製品 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Other segment information:	其他分部資料：				
Depreciation and amortisation	折舊及攤銷	569,016	83,855	22,727	675,598
Unallocated amounts	不分部款項				37,178
Total depreciation and amortisation	折舊及攤銷總額				712,776
Capital expenditure	資本開支	1,305,886	70,429	4,325	1,380,640
Unallocated amounts	不分部款項				45,423
Total capital expenditure	資本開支總額				1,426,063*
Impairment losses recognised in the consolidated income statement	於綜合利潤表確認的減值虧損	(889)	178	563	(148)
Other non-cash expenses	其他非現金支出	147,262	8,814	4,140	160,216
Unallocated amounts	不分部款項				205,967
Total non-cash expenses	非現金支出總額				366,035

* Capital expenditure consists of additions to property, plant and equipment, construction in progress, intangible assets, land use rights, and assets from the acquisition of associates and subsidiaries.

* 資本開支包括添置物業、廠房及設備、在建工程、無形資產、土地使用權及收購聯營公司和子公司獲得的資產。

Geographical information 地區資料

a. Revenue from external customers 來自外部客戶的收入

Over 90% of the revenue is contributed by customers in Mainland China.

90%以上的收入來自位於中國大陸的客戶。

b. Non-current assets 非流動資產

Over 90% of the Group's non-current assets are located in Mainland China.

本集團90%以上的非流動資產均位於中國大陸。

4. Revenue, Other Income and Gains

Revenue, being the turnover of the Group, represents the net invoiced value of goods sold, after allowances for goods returns and trade discounts, and after eliminations of all significant intra-group transactions.

An analysis of the Group's revenue, other income and gains is as follows:

4. 收入、其他收入及收益

收入為本集團的營業額，指已售出商品的發票淨值，經扣除退貨及貿易折扣，以及抵銷集團內所有公司間之重大交易後所得的數額。

本集團的收入、其他收入及收益的分析如下：

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Revenue:	收入：			
Sale of goods	商品銷售		**37,387,844**	30,265,415
Other income and gains:	其他收入及收益：			
Government grants	政府補助金	(a)	**59,488**	77,365
Amortisation of deferred income	遞延收益攤銷	(b)	**17,257**	14,857
Gain on deemed disposal of an associate	視同出售一家聯營公司收益		**21,566**	6,256
Foreign exchange gains, net	匯兌收益淨額		**143,693**	57,338
Others	其他		**54,261**	37,656
			296,265	193,472
			37,684,109	30,458,887

Notes:

(a) The government grants in the form of cash donations have been received for the Group's contribution to the local economy with respect to the establishment of infrastructure relating to the dairy products industry. There are no unfulfilled conditions or contingencies attaching to these grants.

(b) The Group has received certain government grants in the form of property, plant and equipment donations or cash donations to purchase items of property, plant and equipment. The grants are initially recorded as deferred income and amortised to match the depreciation charge of the underlying property, plant and equipment in accordance with the assets' estimated useful lives (note 39).

附註：

(a) 本集團因建設有關乳製品行業基建設施而對地方經濟有所貢獻，故獲現金捐款形式的政府補助金。該等補助金並無附帶任何未達成的條件或或然事項。

(b) 政府以物業、廠房和設備捐款或現金捐款以購買物業、廠房及設備方式，向本集團金授予若干補助。該等補助金初始確認為遞延收益，並根據資產的估計可使用年期攤銷，以配對相關物業、廠房及設備的折舊開支(附註39)。

5. Other Operating Expenses 5. 其他經營費用

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Write-off of inventories	撇銷存貨	**6,258**	6,740
Write-down of inventories to net realisable value	存貨撇減至可變現淨值	**1,522**	865
Loss on disposal of items of property, plant and equipment	處置物業、廠房及設備虧損	**8,502**	18,661
Donations	捐贈支出	**7,924**	12,941
Provision/(write-back of provision) for trade receivables and other receivables	應收賬款及其他應收款項撥備╱(撥備撥回)	**12,973**	(1,013)
Educational surcharges and city construction tax	教育費附加和城市維護建設稅	**143,005**	13,782
Others	其他	**6,978**	7,769
		187,162	59,745

6. Profit Before Tax

The Group's profit before tax is arrived at after charging/(crediting):

6. 稅前利潤

本集團的稅前利潤乃經扣除／(計入)下列各項後計算所得：

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Cost of inventories sold	銷售存貨成本	27,788,961	22,478,979
Realised and unrealised fair value losses of derivative financial instruments, net (note 34)	變現及未變現衍生金融工具公允值虧損淨額(附註34)	6,731	–
Cost of sales	銷售成本	27,795,692	22,478,979
Employee benefit expense (excluding directors' remuneration as disclosed in note 7)	僱員福利費用(不包括附註7所披露的董事酬金)		
– Wages, salaries, housing benefits and other allowances	–工資、薪金、住房福利及其他津貼	1,471,455	1,172,323
– Retirement benefit contributions	–退休福利供款	137,049	93,941
– Share-based payment expense (note 44)	–以股份為基礎的支付(附註44)	136,620	290,587
		1,745,124	1,556,851
Depreciation of items of property, plant and equipment	物業、廠房及設備折舊	839,264	697,996
Amortisation of land use rights	土地使用權攤銷	12,538	9,172
Amortisation of other intangible assets	其他無形資產攤銷	11,735	5,608
Research and development costs – current year expenditure	當年研究開發費用	54,787	37,111
Provision/(write-back of provision) for trade receivables and other receivables	應收賬款及其他應收款項撥備／(撥備撥回)	12,973	(1,013)
Minimum lease payments under operating leases on buildings and certain production equipment	房屋及若干生產設備的經營租賃最低租金	153,082	252,888
Display space leasing fees	陳列空間租賃費	593,090	495,076
Auditors' remuneration	核數師酬金	4,140	3,980

7. Directors' and Senior Executive's Emoluments

Directors' remuneration for the year, disclosed pursuant to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules") and Section 161 of the Hong Kong Companies Ordinance, is as follows:

7. 董事及高級行政人員酬金

根據香港聯合交易所有限公司證券上市規則(「上市規則」)及香港公司條例第161條披露的本年度董事酬金如下：

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Fees	袍金	**1,010**	1,001
Other emoluments	其他酬金		
– Basic salaries, housing benefits, other allowances and benefits in kind	–基本薪金、住房福利、其他津貼及實物利益	**7,224**	8,729
– Retirement benefit contributions	–退休福利供款	**249**	201
		8,483	9,931

7. Directors' and Senior Executive's Emoluments (continued) 7. 董事及高級行政人員酬金(續)

		Notes 附註	Fees 袍金 RMB'000 人民幣千元	Basic salaries, housing benefits, other allowances and benefits in kind 基本薪金、住房福利、其他津貼及實物利益 RMB'000 人民幣千元	Retirement benefit contributions 退休福利供款 RMB'000 人民幣千元	Total remuneration 總酬金 RMB'000 人民幣千元
2011	二零一一年					
Executive directors	執行董事					
– Mr. Yang Wenjun	–楊文俊先生		30	2,425	43	2,498
– Mr. Wu Jingshui	–吳景水先生	(a)	30	1,069	43	1,142
– Mr. Bai Ying	–白瑛先生		30	2,108	53	2,191
– Mr. Ding Sheng	–丁聖先生	(a)	30	1,185	67	1,282
Non-executive directors	非執行董事					
– Mr. Ning Gaoning	–寧高寧先生		100	–	–	100
– Mr. Niu Gensheng	–牛根生先生		30	437	43	510
– Mr. Jiao Shuge	–焦樹閣先生	(b)	–	–	–	–
– Mr. Julian Juul Wolhardt	–Julian Juul Wolhardt先生	(b)	–	–	–	–
– Mr. Yu Xubo	–于旭波先生		100	–	–	100
– Mr. Ma Jianping	–馬建平先生		100	–	–	100
– Mr. Fang Fenglei	–方風雷先生		100	–	–	100
– Mr. Ma Wangjun	–馬王軍先生	(a)	100	–	–	100
Independent non-executive directors	獨立非執行董事					
– Mr. Zhang Julin	–張巨林先生	(a)	50	–	–	50
– Mr. Zhang Xiaoya	–張曉亞先生		120	–	–	120
– Mr. Liu Fuchun	–劉福春先生		120	–	–	120
– Mr. Xie Tao	–謝韜先生	(a)	70	–	–	70
			1,010	7,224	249	8,483

7. Directors' and Senior Executive's Emoluments (continued) 7. 董事及高級行政人員酬金(續)

		Notes 附註	Fees 袍金 RMB'000 人民幣千元	Basic salaries, housing benefits, other allowances and benefits in kind 基本薪金、住房福利、其他津貼及實物利益 RMB'000 人民幣千元	Retirement benefit contributions 退休福利供款 RMB'000 人民幣千元	Total remuneration 總酬金 RMB'000 人民幣千元
2010	二零一零年					
Executive directors	執行董事					
– Mr. Yang Wenjun	–楊文俊先生		30	2,625	34	2,689
– Mr. Yao Tongshan	–姚同山先生	(a)	3	13	3	19
– Mr. Wu Jingshui	–吳景水先生	(a)	28	1,149	34	1,211
– Mr. Bai Ying	–白瑛先生		30	2,050	34	2,114
– Mr. Ding Sheng	–丁聖先生	(a)	28	1,566	62	1,656
Non-executive directors	非執行董事					
– Mr. Ning Gaoning	–寧高寧先生		100	–	–	100
– Mr. Niu Gensheng	–牛根生先生		30	1,326	34	1,390
– Mr. Jiao Shuge	–焦樹閣先生	(b)	–	–	–	–
– Mr. Julian Juul Wolhardt	–Julian Juul Wolhardt先生	(b)	–	–	–	–
– Mr. Yu Xubo	–于旭波先生		100	–	–	100
– Mr. Ma Jianping	–馬建平先生		100	–	–	100
– Mr. Fang Fenglei	–方風雷先生		100	–	–	100
– Mr. Ma Wangjun	–馬王軍先生	(a)	92	–	–	92
Independent non-executive directors	獨立非執行董事					
– Mr. Zhang Julin	–張巨林先生	(a)	120	–	–	120
– Mr. Zhang Xiaoya	–張曉亞先生		120	–	–	120
– Mr. Liu Fuchun	–劉福春先生		120	–	–	120
			1,001	8,729	201	9,931

7. Directors' and Senior Executive's Emoluments (continued)

Notes:

a. Mr. Yao Tongshan and Mr. Zhang Julin resigned as directors on 1 March 2010 and 10 June 2011, respectively. Mr. Wu Jingshui, Mr. Ding Sheng and Mr. Ma Wangjun were appointed as directors on 1 March 2010 and Mr. Xie Tao was appointed as director on 10 June 2011.

b. The two (2010: two) non-executive directors agreed to waive their entitlements to directors' fees totalling RMB200,000 (2010: RMB200,000) for the year. Other than the aforementioned, there was no arrangement under which a director waived or agreed to waive any remuneration during the year.

c. During the year, certain directors were granted share options in respect of their services to the Group under the share option scheme of the Company, further details of which are set out in note 44 to the financial statements. In accordance with IFRS 2, share option benefits represent the fair value at grant date of the share options issued under the share option scheme of the Company amortised to the consolidated income statement during the year disregarding whether the options have been vested/exercised or not. During the year, the share option benefits relating to the share options granted to Mr. Yang Wenjun, Mr. Yao Tongshan, Mr. Wu Jingshui, Mr. Bai Ying and Mr. Ding Sheng were approximately RMB18,952,000 (2010: RMB37,189,000), nil (2010: RMB5,332,000), RMB4,298,000 (2010: RMB7,575,000), RMB8,448,000 (2010: RMB16,686,000) and RMB5,223,000 (2010: RMB8,814,000), respectively. Share option benefits relating to the share options granted to the directors are not included in the above analysis.

7. 董事及高級行政人員酬金(續)

附註：

a. 姚同山先生及張巨林先生分別於二零一零年三月一日及二零一一年六月十日辭任董事。吳景水先生、丁聖先生及馬王軍先生於二零一零年三月一日獲委任為董事，以及謝韜先生於二零一一年六月十日獲委任為董事。

b. 於本年度，兩位(二零一零年：兩位)非執行董事同意放棄其董事袍金，金額合共人民幣200,000元(二零一零年：人民幣200,000元)。除前述者外，本年度並無任何有關董事放棄或同意放棄任何酬金的安排。

c. 年內，若干董事就其對本集團的服務獲本公司根據購股權計劃授出購股權(有關詳情載於財務報表附註44)。根據國際財務報告準則第2號，購股權福利指按本公司購股權計劃所發行的購股權於授出日期的公允值，年內已於綜合利潤表內予以攤銷，而不論該等購股權是否已歸屬／行使。年內，有關授予楊文俊先生、姚同山先生、吳景水先生、白瑛先生及丁聖先生購股權的購股權福利分別約為人民幣18,952,000元(二零一零年：人民幣37,189,000元)、人民幣零元(二零一零年：人民幣5,332,000元)、人民幣4,298,000元(二零一零年：人民幣7,575,000元)、人民幣8,448,000元(二零一零年：人民幣16,686,000元)及人民幣5,223,000元(二零一零年：人民幣8,814,000元)。上述分析並無包括有關向該等董事授出購股權的購股權福利。

7. Directors' and Senior Executives's Emoluments (continued)

Four (2010: four) of the five highest paid individuals were directors whose emoluments have been shown above. Details of emoluments paid to the remaining one (2010: one) non-director, highest paid individual, who is a senior executive, for the year was as follows:

7. 董事及高級行政人員酬金(續)

五位最高薪人士包括四位(二零一零年:四位)董事,有關彼等的酬金資料已於上文披露。本年度支付予其餘一位(二零一零年:一位)非董事、最高薪高級行政人員的酬金如下:

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Basic salaries, housing benefits, other allowances and benefits in kind	基本薪金、住房福利、其他津貼及實物利益	**1,715**	1,364
Retirement scheme contributions	退休福利計劃供款	**67**	61
		1,782	1,425

The number of non-director, highest paid employees whose remuneration fell within the following bands is as follows:

酬金列入以下組別的最高薪非董事僱員的數目如下:

		Number of employees 僱員數目 2011 二零一一年	2010 二零一零年
HK$1,500,001 to HK$2,000,000	1,500,001港元至2,000,000港元	**–**	1
HK$2,000,001 to HK$2,500,000	2,000,001港元至2,500,000港元	**1**	–
		1	1

During the year, share options were granted to one (2010: one) non-director, highest paid employee in respect of her services to the Group, further details of which are set out in note 44 to the financial statements. During the year, the share option benefits relating to the share options granted to the non-director, highest paid employee is approximately RMB2,319,000 (2010: RMB9,300,000) in aggregate. The share option benefits relating to the share options granted to this non-director, highest paid employee is not included in the above analysis.

年內,一名(二零一零年:一名)最高薪非董事僱員就其對本集團的服務獲授購股權(有關詳情在財務報表附註44中披露)。年內,有關向該名最高薪非董事僱員授出購股權的購股權福利合共約為人民幣2,319,000元(二零一零年:人民幣9,300,000元)。上述分析並無包括有關向該名最高薪非董事僱員授出購股權的購股權福利。

8. Finance Costs

An analysis of finance costs is as follows:

8. 融資成本

融資成本的分析如下：

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Interest on long term payables	長期應付款項利息	**9,846**	6,339
Interest on bank loans wholly repayable within five years	須於五年內全數償還的銀行貸款利息	**46,540**	38,303
Increase in discounted amounts of contingent consideration arising from the passage of time	因時間流逝而增加或然代價的折現現值	**4,556**	561
		60,942	45,203

9. Income Tax Expense

Hong Kong profits tax has not been provided as the Group had no assessable profits arising in Hong Kong during the year. The tax charge represents the provision for the PRC corporate income tax ("CIT") and deferred tax for the year.

Under the Law of the People's Republic of China on Corporate Income Tax ("PRC CIT law"), except for certain preferential treatment available to sixteen (2010: twenty-two) of the Group's subsidiaries and a jointly-controlled entity, the entities within the Group are subject to CIT at a rate of 25% (2010: 25%) on the taxable income as reported in their statutory accounts which are prepared in accordance with the PRC accounting standards and financial regulations.

9. 所得稅支出

本集團在本年度並無在香港產生任何應課稅利潤，故無計提香港利得稅撥備。稅項支出指在本年內計提的中國企業所得稅(「企業所得稅」)及遞延所得稅撥備。

根據中華人民共和國企業所得稅法(「中國企業所得稅法」)，除了本集團十六間(二零一零年：二十二間)子公司及一間共同控制實體獲得若干稅務優惠外，本集團旗下的企業應就其法定賬目所呈報應課稅利潤按25%(二零一零年：25%)之稅率交納企業所得稅，法定賬目是按照中國會計準則及財務法規編製。

9. Income Tax Expense (continued) 9. 所得稅支出(續)

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Current income tax	即期所得稅		
Current income tax charge	即期所得稅支出	**260,330**	130,551
Adjustments recognized in the year for current tax of prior years	年內就往年當期所得稅確認的調整	**1,440**	953
Deferred income tax	遞延所得稅		
Relating to origination and reversal of tax losses and temporary differences (note 23)	有關稅項虧損及暫時性差異的產生及回撥(附註23)	**14,311**	50,681
		276,081	182,185

A reconciliation of the income tax expense applicable to profit before tax at the statutory income tax rate to the income tax expense at the Group's effective income tax rate for the year is as follows:

在年度內，就稅前利潤按法定所得稅稅率計算的所得稅支出，與按照本集團實際所得稅稅率計算的所得稅支出，調節如下：

		Notes 附註	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Profit before tax	稅前利潤		**2,060,630**	1,538,102
At CIT rate of 25% (2010: 25%)	按25%(二零一零年：25%)企業所得稅稅率計算		**515,157**	384,525
Non-deductible items and others, net	不可抵扣稅的項目及其他(淨額)		**17,352**	55,376
Adjustment recognised in the year for current tax of prior years	年內就往年當期所得稅確認的調整		**1,440**	953
Effect of preferential tax rates	優惠稅率的影響	(a)	**(102,931)**	(148,950)
Effect of tax exemptions	稅務減免的影響	(a)	**(132,691)**	(68,368)
Tax losses not recognised	未確認稅務虧損		**13,566**	7,514
Utilisation of previously unrecognised tax credits	使用先前未確認的稅務抵免		**(35,812)**	(48,865)
At the effective income tax rate of 13.4% (2010: 11.8%)	按13.4%(二零一零年：11.8%)實際所得稅稅率計算		**276,081**	182,185

9. Income Tax Expense (continued)

Notes:

(a) Sixteen (2010: twenty-two) subsidiaries and a jointly-controlled entity were subject to tax concessions in 2011. The total taxable profits of the subsidiaries that are subject to tax concessions amounted to approximately RMB541,960,000 (2010: RMB804,315,000) in aggregate. Out of the sixteen subsidiaries, six (2010: fifteen) plus the jointly-controlled entity were granted tax concessions by the state tax bureau in accordance with the PRC CIT law and the corresponding transitional tax concession policy and "The notice of preferential tax policies for companies located in West China". Thirteen (2010: ten) subsidiaries were granted tax concessions in accordance with the policy of "The notice of preferential tax policy for preliminary processing of agriculture products".

(b) The share of tax attributable to associates amounting to approximately RMB17,447,000 (2010: RMB9,948,000) is included in the share of profits and losses of associates on the face of the consolidated income statement.

9. 所得稅支出(續)

附註：

(a) 於二零一一年，十六間(二零一零年：二十二間)子公司及一間共同控制實體享受稅務減免。該等獲稅務減免的子公司的應課稅利潤總額合計約人民幣541,960,000元(二零一零年：人民幣804,315,000元)。十六間子公司中，有六間(二零一零年：十五間)子公司及該共同控制實體獲國家稅務局授予的稅務減免以新稅法及有關稅收優惠過渡政策及《財政部、國家稅務總局、海關總署關於西部大開發優惠政策問題的通知》的政策為據。十三間(二零一零年：十間)子公司的稅務減免以《關於發佈享受企業所得稅優惠政策的農產品初加工範圍(試行)的通知》的政策為據。

(b) 聯營公司應佔稅項約為人民幣17,447,000元(二零一零年：人民幣9,948,000元)，已計入綜合利潤表的應佔聯營公司利潤及虧損內。

10. Dividends

10. 股息

		Notes 附註	**2011** **二零一一年** **RMB'000** **人民幣千元**	2010 二零一零年 RMB'000 人民幣千元
Declared and paid during the year	*本年度宣派及支付*			
Equity dividends on ordinary shares	普通股股息		**279,233**	245,445
Proposed for approval at the AGM	*建議提呈於股東週年大會批准*			
Equity dividends on ordinary shares: Proposed final – RMB0.198 (2010: 0.16) per ordinary share	普通股股息： 擬派期末股息－每股普通股人民幣0.198元(二零一零年：0.16元)	(a)/(b)	**349,953**	278,078

Notes:

a. The proposed final dividend for the year is subject to the approval of the Company's shareholders at the forthcoming Annual General Meeting (the "AGM"). This dividend was not recognised as a liability in the consolidated financial statements as at 31 December 2011 but was reflected as an appropriation of retained earnings for the year ending 31 December 2012.

b. The proposed final dividend for the year is appropriated from the undistributed profit earned before 1 January 2008.

附註：

a. 擬派年度期末股息須由本公司的股東在應屆股東週年大會(「股東週年大會」)批准。該等股息並未在二零一一年十二月三十一日的綜合財務報表確認為負債，但已反映為截至二零一二年十二月三十一日止年度的保留利潤分配。

b. 擬派年度期末股息從二零零八年一月一日前所獲得的未分配利潤中撥出。

11. Earnings Per Share Attributable to Ordinary Equity Holders of the Company

11. 本公司普通股權有人應佔的每股盈利

The basic earnings per share for the year is calculated by dividing the profit for the year attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the year.

本年度的每股基本盈利乃根據年內本公司普通股擁有人應佔利潤除以年內已發行普通股的加權平均數計算。

The diluted earnings per share was calculated by dividing the profit for the year attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares in issue during that year, as used in the basic earnings per share calculation, and the weighted average number of ordinary shares assumed to have been issued at no consideration on the deemed exercise of all share options during the year pursuant to the contingent ordinary share provision in IAS 33 *Earnings per Share*.

每股攤薄盈利乃根據年內本公司普通股擁有人應佔利潤除以用作計算每股基本盈利所採用的年內已發行普通股加權平均數並假設年內所有購股權獲行使並根據國際會計準則第33號「*每股盈利*」的或然普通股撥備按無代價發行的普通股加權平均數計算。

A reconciliation of the weighted average number of shares used in calculating the basic and diluted earnings per share amount is as follows:

計算每股基本及攤薄盈利時所用加權平均股份數目調節如下：

		2011 **二零一一年** **Number of shares** **股份數目** **'000** **千股**	2010 二零一零年 Number of shares 股份數目 '000 千股
Weighted average number of ordinary shares for the purpose of the basic earnings per share calculation	計算每股基本盈利所用的普通股加權平均數	**1,750,820**	1,737,398
Weighted average number of ordinary shares, assuming issued at no consideration on the deemed exercise of all share options during the year	假設年內所有購股權獲行使並按無代價發行之普通股加權平均數	**5,728**	3,443
Weighted average number of ordinary shares for the purpose of the diluted earnings per share calculation	計算每股攤薄盈利所用的普通股加權平均數	**1,756,548**	1,740,841

12. Property, Plant and Equipment

Movements of the Group's property, plant and equipment during the year are as follows:

12. 物業、廠房及設備

本集團的物業、廠房及設備於本年內變動如下：

		Buildings and structures 房屋及建築物 RMB'000 人民幣千元	Plant and machinery 廠房及機器 RMB'000 人民幣千元	Office equipment 辦公設備 RMB'000 人民幣千元	Motor vehicles 汽車 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
At 1 January 2011, net of accumulated depreciation	於二零一一年一月一日，扣減累計折舊	1,722,074	3,468,268	157,939	32,104	5,380,385
Acquisition of a subsidiary (note 45)	收購一家子公司（附註45）	16,065	25,850	1,521	244	43,680
Additions	增加	102,097	693,933	79,876	12,833	888,739
Transfers from construction in progress (note 13)	轉撥自在建工程（附註13）	603,541	722,168	15,063	3,721	1,344,493
Disposals	處置	(561)	(9,539)	(923)	(471)	(11,494)
Depreciation provided during the year	年內折舊撥備	(116,271)	(655,032)	(57,567)	(10,394)	(839,264)
At 31 December 2011, net of accumulated depreciation	於二零一一年十二月三十一日，扣減累計折舊	2,326,945	4,245,648	195,909	38,037	6,806,539
At 1 January 2011	於二零一一年一月一日					
Cost	成本值	2,207,809	6,139,155	347,408	72,540	8,766,912
Accumulated depreciation	累計折舊	(485,735)	(2,670,887)	(189,469)	(40,436)	(3,386,527)
Net carrying amount	賬面淨值	1,722,074	3,468,268	157,939	32,104	5,380,385
At 31 December 2011	於二零一一年十二月三十一日					
Cost	成本值	2,937,279	7,547,572	427,662	88,157	11,000,670
Accumulated depreciation	累計折舊	(610,334)	(3,301,924)	(231,753)	(50,120)	(4,194,131)
Net carrying amount	賬面淨值	2,326,945	4,245,648	195,909	38,037	6,806,539

12. Property, Plant and Equipment (continued) 12. 物業、廠房及設備(續)

		Buildings and structures 房屋及建築物 RMB'000 人民幣千元	Plant and machinery 廠房及機器 RMB'000 人民幣千元	Office equipment 辦公設備 RMB'000 人民幣千元	Motor vehicles 汽車 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
At 1 January 2010, net of accumulated depreciation	於二零一零年一月一日，扣減累計折舊	1,469,824	3,304,678	127,592	17,514	4,919,608
Acquisition of a subsidiary (note 45)	收購一家子公司(附註45)	127,657	175,635	7,346	6,397	317,035
Additions	增加	58,075	87,191	70,299	16,338	231,903
Transfers from construction in progress (note 13)	轉撥自在建工程(附註13)	177,197	453,412	11,560	2,051	644,220
Disposals	處置	(5,101)	(25,846)	(555)	(2,883)	(34,385)
Depreciation provided during the year	年內折舊撥備	(105,578)	(526,802)	(58,303)	(7,313)	(697,996)
At 31 December 2010, net of accumulated depreciation	於二零一零年十二月三十一日，扣減累計折舊	1,722,074	3,468,268	157,939	32,104	5,380,385
At 1 January 2010	於二零一零年一月一日					
Cost	成本值	1,833,736	5,441,320	261,796	47,167	7,584,019
Accumulated depreciation	累計折舊	(363,912)	(2,136,642)	(134,204)	(29,653)	(2,664,411)
Net carrying amount	賬面淨值	1,469,824	3,304,678	127,592	17,514	4,919,608
At 31 December 2010	於二零一零年十二月三十一日					
Cost	成本值	2,207,809	6,139,155	347,408	72,540	8,766,912
Accumulated depreciation	累計折舊	(485,735)	(2,670,887)	(189,469)	(40,436)	(3,386,527)
Net carrying amount	賬面淨值	1,722,074	3,468,268	157,939	32,104	5,380,385

12. Property, Plant and Equipment (continued)

(a) All of the Group's buildings are located in Mainland China.

(b) Certain property, plant and equipment of the Group with a net book value of approximately RMB345,261,000 (2010: RMB116,786,000), nil (2010: RMB1,136,000) and RMB31,958,000 (2010: RMB38,726,000) have been pledged to secure the long term payables, other loans and short term bank loans, respectively, details of which are set out in notes 38, 37 and 36 to the financial statements.

(c) The Group leases its ranch facilities included in property, plant and equipment with a net book value of approximately RMB185,243,000 (2010: Nil) to a dairy farm company under operating lease arrangements, with lease terms ranging from five to six years (note 48(a)).

Movements of the Company's property, plant and equipment during the year, which comprise only office equipment, are as follows:

12. 物業、廠房及設備(續)

(a) 本集團的房屋均位於中國大陸。

(b) 本集團若干賬面淨值約為人民幣345,261,000元(二零一零年：人民幣116,786,000元)、無(二零一零年：人民幣1,136,000元)及人民幣31,958,000元(二零一零年：38,726,000元)的物業、廠房及設備已經用作本集團獲得長期應付款項、其他貸款及短期銀行貸款的抵押品。有關詳情載於財務報表附註38、附註37及附註36。

(c) 本集團根據經營租賃安排向一家奶農公司租賃其列入物業、廠房及設備的牧場設施的賬面淨值約人民幣185,243,000元(二零一零年：無)，租賃為期五年至六年(附註48(a))。

本公司的物業、廠房及設備(全部為辦公設備)於本年內變動如下：

		Company 本公司	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
At 1 January, net of accumulated depreciation	於一月一日，扣減累計折舊	**17**	28
Additions	增加	**21**	–
Depreciation provided during the year	年內折舊撥備	**(10)**	(11)
At 31 December, net of accumulated depreciation	於十二月三十一日，扣減累計折舊	**28**	17
At 1 January	於一月一日		
Cost	成本值	**167**	167
Accumulated depreciation	累計折舊	**(150)**	(139)
Net carrying amount	賬面淨值	**17**	28
At 31 December	於十二月三十一日		
Cost	成本值	**188**	167
Accumulated depreciation	累計折舊	**(160)**	(150)
Net carrying amount	賬面淨值	**28**	17

13. Construction in Progress

Movements of the Group's construction in progress, all of which are located in Mainland China, are as follows:

13. 在建工程

本集團全部位於中國大陸的在建工程變動如下：

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Carrying amount at beginning of year	年初的賬面值	**535,104**	326,679
Acquisition of a subsidiary (note 45)	收購一家子公司(附註45)	**10,994**	27,188
Additions during the year	年內增加	**1,705,881**	865,743
Transfers to property, plant and equipment (note 12)	轉撥至物業、廠房及設備(附註12)	**(1,344,493)**	(644,220)
Transfers to land use rights (note 14)	轉撥至土地使用權(附註14)	**(15,003)**	(30,961)
Transfers to other intangible assets (note 16)	轉撥至其他無形資產(附註16)	**(5,380)**	(9,325)
Carrying amount at end of year	年終的賬面值	**887,103**	535,104

14. Land Use Rights 14. 土地使用權

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Carrying amount at beginning of year	年初的賬面值	495,052	375,247
Acquisition of a subsidiary (note 45)	收購一家子公司(附註45)	6,179	43,850
Additions during the year	年內增加	94,110	54,166
Transfers from construction in progress (note 13)	轉撥自在建工程(附註13)	15,003	30,961
Amortisation provided during the year	年內計提攤銷	(12,538)	(9,172)
Carrying amount at end of year	年終的賬面值	597,806	495,052
Current portion included in prepayments and deposits under current assets (note 28)	即期部分(計入流動資產中預付款及按金(附註28))	12,799	10,480
Non-current portion	非即期部分	585,007	484,572
		597,806	495,052

(a) The leasehold land is held under a long term lease of 50 years and is situated in Mainland China.

(b) Certain land use rights of the Group with a net book value of approximately RMB2,595,000 (2010: RMB32,834,000) have been pledged to secure the short-term bank loans of the Group, details of which are set out in note 36 to the financial statements.

(a) 租賃土地以50年長期租賃持有，位於中國大陸。

(b) 本集團賬面淨值約為人民幣2,595,000元(二零一零年：32,834,000元)的若干土地使用權已質押作為本集團短期銀行借款的抵押，有關詳情載於財務報表附註36。

15. Goodwill 15. 商譽

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Carrying amount at 1 January	於一月一日的賬面值	**451,613**	199,143
Acquisition of a subsidiary (note 45)	收購一家子公司(附註45)	**30,823**	252,470
Carrying amount at 31 December	於十二月三十一日的賬面值	**482,436**	451,613

During 2011, the Group acquired an additional 41.66% equity interest in Shijiazhuang Junlebao Leshi Dairy Co., Ltd. ("Leshi"). The business acquisition gave rise to goodwill of RMB30,823,000. Further details of the acquisition are included in note 45 to the financial statements.

During 2010, the Group acquired a 51% equity interest in Shijiazhuang Junlebao Dairy Co., Ltd. ("Junlebao"). The business acquisition gave rise to goodwill of RMB252,470,000. Further details of the acquisition are included in note 45 to the financial statements.

As at 31 December 2011 and 2010, the goodwill was tested for impairment (note 17).

於二零一一年內，本集團收購石家莊君樂寶樂時乳業有限公司(「樂時」)額外41.66%股權。該業務收購產生商譽人民幣30,823,000元。收購的進一步詳情載於財務報表附註45。

於二零一零年內，本集團收購石家莊君樂寶乳業有限公司(「君樂寶」)51%股權。該業務收購產生商譽人民幣252,470,000元。收購的進一步詳情載於財務報表附註45。

於二零一一年及二零一零年十二月三十一日，商譽已進行減值測試(附註17)。

16. Other Intangible Assets 16. 其他無形資產

Movements of the Group's other intangible assets are as follows: 本集團的其他無形資產變動如下：

		Patents and licences 專利及特許權 RMB'000 人民幣千元	Trademarks 商標 RMB'000 人民幣千元 (a)	Computer software 電腦軟件 RMB'000 人民幣千元	Others 其他 RMB'000 人民幣千元 (b)	Total 總計 RMB'000 人民幣千元
Cost at 1 January 2011, net of accumulated amortisation	於二零一一年一月一日，按成本值，扣減累計攤銷	1,062	184,059	27,936	8,451	221,508
Acquisition of a subsidiary (note 45)	收購一家子公司(附註45)	2,938	–	–	–	2,938
Additions	增加	–	–	6,796	–	6,796
Transfers from construction in progress (note 13)	轉撥自在建工程(附註13)	–	–	5,380	–	5,380
Amortisation provided during the year	年內計提攤銷	(181)	(1,560)	(4,160)	(5,834)	(11,735)
At 31 December 2011	於二零一一年十二月三十一日	3,819	182,499	35,952	2,617	224,887
At 31 December 2011	於二零一一年十二月三十一日					
Cost	成本值	6,413	189,909	49,904	9,503	255,729
Accumulated amortisation	累計攤銷	(2,594)	(7,410)	(13,952)	(6,886)	(30,842)
Net carrying amount	賬面淨值	3,819	182,499	35,952	2,617	224,887
Cost at 1 January 2010, net of accumulated amortisation	於二零一零年一月一日，按成本值，扣減累計攤銷	608	11,400	19,629	–	31,637
Acquisition of a subsidiary (note 45)	收購一家子公司(附註45)	–	174,219	754	9,503	184,476
Additions	增加	649	–	1,029	–	1,678
Transfers from construction in progress (note 13)	轉撥自在建工程(附註13)	–	–	9,325	–	9,325
Amortisation provided during the year	年內計提攤銷	(195)	(1,560)	(2,801)	(1,052)	(5,608)
At 31 December 2010	於二零一零年十二月三十一日	1,062	184,059	27,936	8,451	221,508
At 31 December 2010	於二零一零年十二月三十一日					
Cost	成本值	1,413	189,909	37,728	9,503	238,553
Accumulated amortisation	累計攤銷	(351)	(5,850)	(9,792)	(1,052)	(17,045)
Net carrying amount	賬面淨值	1,062	184,059	27,936	8,451	221,508

16. Other Intangible Assets (continued)

(a) There were two trademarks: a trademark acquired in 2007 at a cost of RMB15,690,000, which was stated at cost less any impairment losses and was amortised on the straight-line basis over its estimated useful life of 10 years; a trademark acquired as part of a business combination in 2010 at RMB174,219,000, which was regarded as having an indefinite useful life because the trademarked product is expected to generate net cash inflows indefinitely. As at 31 December 2011 and 2010, the trademark was tested for impairment (note 17).

(b) Others mainly represented the exclusive right of milk supply, distribution channels and a right to receive dividends acquired as part of a business combination in 2010 at RMB5,982,000, RMB2,195,000 and RMB1,326,000, respectively. Their useful lives ranged from six months to 10 years.

17. Impairment Testing of Goodwill and Trademarks with Indefinite Lives

Goodwill acquired through business combinations and trademarks with indefinite lives have been allocated to the following cash-generating units (the "CGUs") for impairment testing:

– liquid milk products excluding Junlebao CGU;

– ice cream products CGU;

– other dairy products CGU; and

– Junlebao CGU.

16. 其他無形資產(續)

(a) 商標共有兩個：一個於2007年按成本人民幣15,690,000元收購，已按成本值減去任何減值損失列賬及以直線法按其估計可使用年期10年攤銷；另一個則作為業務合併的一部分於二零一零年以人民幣174,219,000元收購，並因商標產品預期可以無限期產生淨現金流入而被視為擁有無限可使用年期。於二零一一年及二零一零年十二月三十一日，該商標已進行減值測試(附註17)。

(b) 其他主要指作為業務合併的一部分於二零一零收購的牛奶供應專營權、分銷渠道及收取股息的權利分別為人民幣5,982,000元、人民幣2,195,000元及人民幣1,326,000元。其可使用年期由六個月至十年不等。

17. 商譽及無限年期商標的減值測試

透過業務合併取得的商譽及無限年期商標已分配至下列現金產生單位(「現金產生單位」)作減值測試：

– 液體奶產品現金產生單位(君樂寶現金產生單位除外)；

– 冰淇淋產品現金產生單位；

– 其他乳製品現金產生單位；及

– 君樂寶現金產生單位。

17. Impairment Testing of Goodwill and Trademarks with Indefinite Lives (continued)

The carrying amounts of goodwill and trademarks with indefinite useful lives allocated to each of cash generating units are as follows:

17. 商譽及無限年期商標的減值測試（續）

分配至各現金產生單位的商譽及無限可使用年期商標的賬面值如下：

		Liquid milk products excluding Junlebao 液態奶產品（君樂寶除外）		Ice cream products 冰淇淋產品		Other dairy products 其他乳製品		Junlebao 君樂寶		Total 總計	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Goodwill	商譽	167,433	167,433	23,865	23,865	7,845	7,845	283,293	252,470	482,436	451,613
Trademarks	商標	-	-	-	-	-	-	174,219	174,219	174,219	174,219
		167,433	167,433	23,865	23,865	7,845	7,845	457,512	426,689	656,655	625,832

The recoverable amount of each CGU has been determined based on a value in use calculation using cash flow projections based on financial budgets or forecasts approved by senior management covering a five-year period. The growth rates used to extrapolate the cash flows beyond the five-year period are based on the estimated growth rate of each unit taking into account the industry growth rate, past experience and the medium or long term growth target of each CGU. The growth rates for these CGUs are higher than the respective average industry growth rates. Senior management believes such growth rates are justified because:

- the growth rates of these CGUs have significantly exceeded those in the market in the past years;
- the new product launch and new market expansion have been successful in the past;
- market share grew continuously in the past years due to strong brand equity and marketing capability; and
- expertise on product innovation, portfolio enhancement and marketing will be further leveraged.

各現金產生單位的可收回金額乃以經高級管理人員批准的五年財政預算或預測為基準，採用現金流量預測計算所得的使用價值予以釐定。用於推算五年期以後現金流量的增長率，乃以各單位的估計增長率為基準，並考慮行業增長率、過往經驗及各現金產生單位的中長期增長目標而計算所得。此等現金產生單位的增長率高於各自的平均行業增長率。高級管理人員相信該等增長率合理，原因是：

- 此等現金產生單位在過去多年遠超市場增長率；
- 過去推出新產品及開拓新市場一直十分成功；
- 在強勁品牌優勢和營銷能力的推動下，過去幾年市場份額持續增長；及
- 將會進一步發揮產品創新、優化產品結構及營銷專長。

17. Impairment Testing of Goodwill and Trademarks with Indefinite Lives (continued)

The discount rates applied to cash flow projections and the growth rates used to extrapolate cash flows beyond the five-year period are as follows:

17. 商譽及無限年期商標的減值測試(續)

用於現金流量預測的折現率及用於五年期以後現金流量推斷的增長率如下：

		Discount rate 折現率		Growth rate 增長率	
		2011 二零一一年	2010 二零一零年	**2011 二零一一年**	2010 二零一零年
Liquid milk products excluding Junlebao CGU	液體奶產品現金產生單位(君樂寶現金產生單位除外)	**13.93%**	13.67%	**4.0%**	4.0%
Ice cream products CGU	冰淇淋產品現金產生單位	**14.03%**	13.43%	**3.0%**	3.0%
Other dairy products CGU	其他乳製品現金產生單位	**13.82%**	13.59%	**4.0%**	4.0%
Junlebao CGU	君樂寶現金產生單位	**15.44%**	16.73%	**4.0%**	4.0%

Key assumptions were used in the value in use calculation of each CGU. The following describes each key assumption on which management has based its cash flow projections to undertake impairment testing of goodwill:

a) Budgeted gross margins – The basis used to determine the value assigned to the budgeted gross margins is the average gross margin achieved in the year immediately before the budget year, adjusted for expected efficiency improvements and expected increase in production costs.

b) Discount rates – The discount rates used are before tax and reflect specific risks relating to the relevant CGUs.

c) Raw materials price fluctuation – Reference is made to the actual data of the past year of countries from where raw materials are sourced.

The values assigned to key assumptions are consistent with external information sources.

在計算各現金產生單位的使用價值時採用了一些主要假設。管理層按現金流量預測進行商譽減值測試所依據的各項主要假設詳述如下：

a) 預算毛利率－用於釐定預算毛利率價值的基準乃緊接預算年度前一年所達致的平均毛利率，並因應預計效能提升及預期生產成本增加而予以調整。

b) 折現率－所用折現率乃稅前並反映有關現金產生單位的特定風險。

c) 原材料價格變動－參考原料採購國家過往實際數據。

主要假設的價值與外部數據來源一致。

18. Loans to a Subsidiary

The loans to a subsidiary included in the Company's non-current assets of RMB2,656,684,000 (2010: RMB2,680,430,000) are unsecured and repayable within twenty years. The annual interest rates had been made by reference to the Hong Kong Interbank Offered Rate. The carrying amount of the loans to a subsidiary approximates to its fair value.

18. 應收一家子公司款項

計入本公司非流動資產的應收一家子公司款項人民幣2,656,684,000元(二零一零年：人民幣2,680,430,000元)為無抵押，且須於二十年內償還。年利率參考香港銀行同業拆息計算。應收一家子公司款項的賬面值與其公允值相若。

19. Investments in Subsidiaries

19. 於子公司的投資

		Company 本公司 2011 二零一一年 RMB'000 人民幣千元	 2010 二零一零年 RMB'000 人民幣千元
Unlisted shares, at cost	非上市股份，按成本值	**4,302,622**	4,239,647
Loans to a subsidiary	應收一家子公司款項	**741,060**	777,835
		5,043,682	5,017,482

Loans to a subsidiary included in the investments in subsidiaries above are unsecured, interest-free and have no fixed terms of repayment. In the opinion of the directors, the loans are considered as quasi-equity loans to the subsidiary. The carrying amount of the loans to a subsidiary approximates to its fair value.

計入上述於子公司的投資的應收一家子公司款項為無抵押、免息且無固定還款期。董事認為，該應收款項被視為應收一家子公司的准權益款項。應收一家子公司款項的賬面值與其公允值相若。

19. Investments in Subsidiaries (continued)

Details of the Company's principal subsidiaries at 31 December 2011 are set out below:

19. 於子公司的投資(續)

於二零一一年十二月三十一日，本公司子公司的詳情載於下文：

Name 名稱	Date of incorporation/ establishment* 註冊成立/成立日期*	Issued share capital 已發行股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	 Indirect 間接	Principal activities 主要業務
China Dairy Holdings (i)	5 June 2002 二零零二年六月五日	US$214 214美元	100%	–	Investment holding 投資控股
China Dairy (Mauritius) Limited (i)	15 June 2002 二零零二年六月十五日	US$100 100美元	–	100%	Investment holding 投資控股
China Mengniu Investment Company Limited (i) (中國蒙牛投資有限公司) (i)	11 April 2011 二零一一年四月十一日	HK$1,000 1,000港元	100%	–	Investment holding 投資控股
Inner Mongolia Mengniu Dairy (Group) Company Limited (iii) (內蒙古蒙牛乳業(集團)股份有限公司) (iii)	18 August 1999 一九九九年八月十八日	RMB1,504,290,870 人民幣1,504,290,870元	8.97%	84.32%	Manufacture and sale of dairy products 生產及出售乳製品
Beijing Mengniu Dairy Co., Ltd. (i) (ii) (iv) (北京蒙牛乳製品有限責任公司) (i) (ii) (iv)	4 July 2000 二零零零年七月四日	RMB500,000 人民幣500,000元	–	48.51%	Packaging and sale of dairy products 包裝及出售乳製品
Inner Mongolia Mengniu Founding Industry Management Co., Ltd. (i) (ii) (內蒙古蒙牛方鼎產業管理有限責任公司) (i) (ii)	9 February 2002 二零零二年二月九日	RMB45,000,000 人民幣45,000,000元	–	93.29%	Investment holding 投資控股
Mengniu Dairy (Wulanhaote) Co., Ltd. (i) (ii) (蒙牛乳業(烏蘭浩特)有限責任公司) (i) (ii)	18 June 2002 二零零二年六月十八日	RMB60,000,000 人民幣60,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Inner Mongolia Mengniu Dairy Keerqin Co., Ltd. (i) (ii) (內蒙古蒙牛乳業科爾沁有限責任公司) (i) (ii)	19 June 2002 二零零二年六月十九日	RMB100,000,000 人民幣100,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued) 19. 於子公司的投資(續)

Name 名稱	Date of incorporation/establishment* 註冊成立/成立日期*	Issued share capital 已發行股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	 Indirect 間接	Principal activities 主要業務
Mengniu Dairy (Dangyang) Co., Ltd. (i)(ii) (蒙牛乳業(當陽)有限責任公司) (i)(ii)	7 November 2002 二零零二年十一月七日	RMB42,000,000 人民幣42,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Beijing) Co., Ltd. (i)(iii) (蒙牛乳業(北京)有限責任公司)) (i)(iii)	11 November 2002 二零零二年十一月十一日	RMB120,000,000 人民幣120,000,000元	26.70%	68.38%	Manufacture and sale of dairy products 生產及出售乳製品
Jinhua Mengniu Dairy Co., Ltd. (i)(ii)(iv) (金華蒙牛乳業有限公司) (i)(ii)(iv)	19 February 2003 二零零三年二月十九日	RMB500,000 人民幣500,000元	–	47.58%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Shenyang) Co., Ltd. (i)(iii) (蒙牛乳業(瀋陽)有限責任公司) (i)(iii)	4 December 2003 二零零三年十二月四日	RMB100,000,000 人民幣100,000,000元	26.05%	68.99%	Manufacture and sale of dairy products 生產及出售乳製品
Beijing Mengniu Hongda Dairy Co., Ltd. (i)(ii)(iv) (北京蒙牛宏達乳製品有限責任公司) (i)(ii)(iv)	12 September 2002 二零零二年九月十二日	RMB20,000,000 人民幣20,000,000元	–	48.51%	Packaging and sale of dairy products 包裝及出售乳製品
Inner Mongolia Mengniu Dairy Baotou Co., Ltd. (i)(iii) (內蒙古蒙牛乳業包頭有限責任公司) (i)(iii)	9 January 2003 二零零三年一月九日	RMB30,000,000 人民幣30,000,000元	26.40%	68.66%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Dengkou Bayan Gaole) Co., Ltd. (i)(ii) (蒙牛乳業(磴口巴彥高勒)有限責任公司) (i)(ii)	13 July 2003 二零零三年七月十三日	RMB70,000,000 人民幣70,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Inner Mongolia Mengniu Dairy (Group) Shanxi Dairy Co., Ltd. (i)(ii) (內蒙古蒙牛乳業(集團)山西乳業有限公司) (i)(ii)	14 July 2003 二零零三年七月十四日	RMB10,000,000 人民幣10,000,000元	–	83.96%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued) 19. 於子公司的投資(續)

Name 名稱	Date of incorporation/ establishment* 註冊成立/成立日期*	Issued share capital 已發行股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	Indirect 間接	Principal activities 主要業務
Mengniu Dairy (Jiaozuo) Co., Ltd. (i) (ii) (蒙牛乳業(焦作)有限公司) (i) (ii)	6 November 2003 二零零三年十一月六日	RMB170,000,000 人民幣170,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy Taian Co., Ltd. (i) (iii) (蒙牛乳業泰安有限責任公司) (i) (iii)	18 November 2003 二零零三年十一月十八日	RMB110,000,000 人民幣110,000,000元	26.03%	69.01%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Luannan) Co., Ltd. (i) (iii) (蒙牛乳業(灤南)有限責任公司) (i) (iii)	31 March 2004 二零零四年三月三十一日	RMB56,000,000 人民幣56,000,000元	26.06%	68.98%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Tangshan) Co., Ltd. (i) (iii) (蒙牛乳業(唐山)有限責任公司) (i) (iii)	31 March 2004 二零零四年三月三十一日	RMB70,000,000 人民幣70,000,000元	26.05%	68.99%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Maanshan) Co., Ltd. (i) (ii) (蒙牛乳業(馬鞍山)有限責任公司) (i) (ii)	4 February 2005 二零零五年二月四日	RMB355,000,000 人民幣355,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Hubei Frealth Dairy Co., Ltd. (Former name: Mengniu (Wuhan) Frealth Dairy Co., Ltd.) (i) (ii) (湖北友芝友乳業有限責任公司(原名：蒙牛(武漢)友芝友乳業有限公司)) (i) (ii)	6 January 2006 二零零六年一月六日	RMB120,000,000 人民幣120,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Inner Mongolia Mengniu Hi-tech Dairy Co., Ltd. (i) (ii) (內蒙古蒙牛高科乳業有限公司) (i) (ii)	2 August 2006 二零零六年八月二日	RMB150,000,000 人民幣150,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Tai Yuan) Co., Ltd. (i) (ii) (蒙牛乳業(太原)有限公司) (i) (ii)	13 April 2006 二零零六年四月十三日	RMB116,670,000 人民幣116,670,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Shangzhi) Co., Ltd. (i) (ii) (蒙牛乳業(尚志)有限責任公司) (i) (ii)	10 June 2005 二零零五年六月十日	RMB80,000,000 人民幣80,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued) 19. 於子公司的投資(續)

Name 名稱	Date of incorporation/ establishment* 註冊成立/成立日期*	Issued share capital 已發行股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	 Indirect 間接	Principal activities 主要業務
Mengniu Dairy (Chabei) Co., Ltd. (i) (ii) (蒙牛乳業(察北)有限公司) (i) (ii)	15 June 2005 二零零五年六月十五日	RMB30,000,000 人民幣30,000,000元	–	72.77%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Baoji) Co., Ltd. (i) (iii) (蒙牛乳業(寶雞)有限公司) (i) (iii)	1 November 2005 二零零五年十一月一日	RMB96,840,000 人民幣96,840,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Baoding) Co., Ltd. (i) (ii) (蒙牛乳業(保定)有限公司) (i) (ii)	22 January 2007 二零零七年 一月二十二日	RMB62,000,000 人民幣62,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Beijing Mengniu Cheese Co., Ltd. (i) (ii) (北京蒙牛奶酪有限公司) (i) (ii)	23 May 2007 二零零七年 五月二十三日	RMB5,000,000 人民幣5,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy Meishan Co., Ltd. (i) (ii) (蒙牛乳業眉山有限公司) (i) (ii)	29 August 2007 二零零七年 八月二十九日	RMB60,000,000 人民幣60,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Saibei Dairy Co., Ltd. (i) (iii) (蒙牛塞北乳業有限公司) (i) (iii)	29 August 2007 二零零七年 八月二十九日	RMB67,121,418 人民幣67,121,418元	**26%**	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Qiqihaer) Co., Ltd. (i) (iii) (蒙牛乳業(齊齊哈爾)有限公司) (i) (iii)	23 November 2007 二零零七年 十一月二十三日	RMB75,000,000 人民幣75,000,000元	**26%**	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Qingyuan) Co., Ltd. (i) (ii) (蒙牛乳業(清遠)有限公司) (i) (ii)	25 September 2009 二零零九年 九月二十五日	RMB120,000,000 人民幣120,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Suqian) Co., Ltd. (i) (ii) (蒙牛乳業(宿遷)有限公司) (i) (ii)	20 September 2010 二零一零年九月二十日	RMB110,000,000 人民幣110,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued) 19. 於子公司的投資(續)

Name 名稱	Date of incorporation/establishment* 註冊成立／成立日期*	Issued share capital 已發行股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	 Indirect 間接	Principal activities 主要業務
Mengniu Dairy (Tianjin) Co., Ltd. (i)(iii) (蒙牛乳業(天津)有限公司) (i)(iii)	9 July 2010 二零一零年七月九日	RMB134,000,000 人民幣134,000,000元	**26%**	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Yinchuan) Co., Ltd. (i)(ii) (蒙牛乳業(銀川)有限公司) (i)(ii)	27 July 2010 二零一零年七月二十七日	RMB210,000,000 人民幣210,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Inner Mongolia Hehe Investment Co., Ltd. (i)(ii) (內蒙古禾和投資有限責任公司) (i)(ii)	29 November 2010 二零一零年十一月二十九日	RMB200,000,000 人民幣200,000,000元	–	93.29%	Investment holding 投資控股
Mengniu Dairy (Hengshui) Co., Ltd. (i)(iii) (蒙牛乳業(衡水)有限公司) (i)(iii)	16 May 2011 二零一一年五月十六日	RMB150,000,000 人民幣150,000,000元	**26%**	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Baoding Mengniu Beverage Co., Ltd. (i)(iii) (保定蒙牛飲料有限公司) (i)(iii)	17 May 2011 二零一一年五月十七日	RMB80,000,000 人民幣80,000,000元	**26%**	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Shijiazhuang Junlebao Dairy Co., Ltd. (ii)(iv) (石家莊君樂寶乳業有限公司) (ii)(iv)	21 April 2000 二零零零年四月二十一日	RMB53,251,700 人民幣53,251,700元	–	47.58%	Manufacture and sale of dairy products 生產及出售乳製品
Shijiazhuang Yongsheng Dairy Co., Ltd. (i)(ii)(iv) (石家莊永盛乳業有限公司) (i)(ii)(iv)	25 September 2007 二零零七年九月二十五日	RMB80,000,000 人民幣80,000,000元	–	47.58%	Manufacture and sale of dairy products 生產及出售乳製品
Baoding Junlebao Dairy Co., Ltd. (i)(ii)(iv) (保定君樂寶乳業有限公司) (i)(ii)(iv)	25 August 2003 二零零三年八月二十五日	RMB32,540,000 人民幣32,540,000元	–	24.23%	Manufacture and sale of dairy products 生產及出售乳製品
Hebei Guanwei Dairy Co., Ltd. (Former name: Luquan Hongqi Dairy Co., Ltd.) (i)(ii)(iv) (河北冠唯乳業有限公司(原名：鹿泉紅旗乳業有限公司)) (i)(ii)(iv)	30 July 1996 一九九六年七月三十日	RMB9,650,000 人民幣9,650,000元	–	24.26%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued) 19. 於子公司的投資(續)

Name 名稱	Date of incorporation/ establishment* 註冊成立/成立日期*	Issued share capital 已發行股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	Indirect 間接	Principal activities 主要業務
Jiangsu Junlebao Dairy Co., Ltd. (i)(ii)(iv) (江蘇君樂寶乳業有限公司) (i)(ii)(iv)	8 March 2004 二零零四年三月八日	RMB20,617,666 人民幣20,617,666元	–	24.26%	Manufacture and sale of dairy products 生產及出售乳製品
Xuzhou Junlebao Guorun Dairy Co., Ltd. (i)(ii)(iv) (徐州君樂寶國潤乳業有限公司) (i)(ii)(iv)	20 June 2008 二零零八年六月二十日	RMB10,000,000 人民幣10,000,000元	–	24.26%	Manufacture and sale of dairy products 生產及出售乳製品
Shijiazhuang Junlebao Leshi Dairy Co., Ltd. (i)(ii)(iv)(v) (石家莊君樂寶樂時乳業有限公司) (i)(ii)(iv)(v)	20 June 2008 二零零八年六月二十日	RMB29,000,300 人民幣29,000,300元	–	30.48%	Manufacture and sale of dairy products 生產及出售乳製品

* Except for China Dairy Holdings and China Dairy (Mauritius) Limited, which were incorporated in the Cayman Islands and Mauritius, respectively, all subsidiaries were established in the PRC.

(i) Not audited by Ernst & Young Hong Kong or another member firm of the Ernst & Young global network.

(ii) The subsidiaries are registered as companies with limited liability under PRC law.

(iii) The subsidiaries are registered as Sino-foreign equity joint ventures under PRC law.

(iv) Since more than 50% of the equity interest of the subsidiaries was held by either Inner Mongolia Mengniu Dairy (Group) Company Limited ("Mengniu") or Inner Mongolia Hehe Investment Co., Ltd. ("Hehe") in which the Company held a 93.29% equity interest, the Company had control over the subsidiaries even with less than 50% of equity interest held indirectly as at the end of reporting period.

(v) On 17 March 2011, the Group acquired an additional 41.66% equity interest in Leshi. Further details of the acquisition are included in note 45 to the financial statements.

* 除China Dairy Holdings及China Dairy (Mauritius) Limited分別於開曼群島及毛裡求斯註冊成立外，所有子公司均於中國註冊成立。

(i) 未經香港安永會計師事務所或安永全球網絡的其他成員公司所審核。

(ii) 該等子公司均根據中國法律註冊為有限責任公司。

(iii) 該等子公司均根據中國法律註冊為中外合資公司。

(iv) 於報告期末，由於該等子公司逾一半股權由內蒙古蒙牛乳業(集團)股份有限公司(「蒙牛」)或內蒙古禾和投資有限責任公司(「禾和」)(本公司持有其93.29%股權)持有，縱使本公司間接持有少於一半股權，本公司對該等子公司仍具有控制權。

(v) 於二零一一年三月十七日，本集團收購樂時的額外41.66%股權。收購進一步詳情載於財務報表附註45。

20. Investments in Associates 20. 於聯營公司的投資

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Share of net assets	分佔淨資產	153,352	113,857

Details of the Group's principal associates at 31 December 2011 are set out below:

於二零一一年十二月三十一日，本集團之主要聯營公司的詳情載於下文：

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立／登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2011 二零一一年	2010 二零一零年	Principal activities 主要業務
Xinjiang Tianxue Food Co., Ltd. (i) (新疆天雪食品有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	23%	23%	Trading of dairy products 乳製品貿易
Fuzhou Mengxin Trading Co., Ltd. (i) (福州蒙鑫貿易有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	43%	43%	Trading of dairy products 乳製品貿易
Shijiazhuang Mengniu Ice Cream Sales Co., Ltd. (i) (石家莊蒙牛冰淇淋銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	37%	37%	Trading of dairy products 乳製品貿易
Tianjin Mengniu Ice Cream Sales Co., Ltd. (i) (天津蒙牛冰淇淋銷售有限責任公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	37%	37%	Trading of dairy products 乳製品貿易
Guangzhou Mengniu Dairy Trading Co., Ltd. (i) (廣州市蒙牛乳業貿易有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	37%	37%	Trading of dairy products 乳製品貿易
Wuhan Mengniu Dairy Co., Ltd. (i) (武漢蒙牛乳業有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	26%	26%	Trading of dairy products 乳製品貿易
Guilin Mengniu Dairy Sales Co., Ltd. (i) (桂林蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	37%	37%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued) 20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立/登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2011 二零一一年	2010 二零一零年	Principal activities 主要業務
Tianjin Mengniu Dairy Sales Co., Ltd. (i) (天津市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Wenzhou Mengniu Dairy Co., Ltd. (i) (溫州蒙牛乳業有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Heilongjiang Mengniu Dairy Sales Co., Ltd. (i) (黑龍江蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Chengdu Mengniu Dairy Sales Co., Ltd. (i) (成都蒙牛乳業銷售有限責任公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**34%**	34%	Trading of dairy products 乳製品貿易
Nanjing Mengniu Dairy Sales Co., Ltd. (i) (南京蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Jinan Mengniu Dairy Co., Ltd. (i) (濟南蒙牛乳業有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Taiyuan Mengniu Dairy Co., Ltd. (i) (太原市蒙牛乳業有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Nanchang Mengniu Dairy Sales Co., Ltd. (i) (南昌蒙牛乳業銷售有限責任公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Chongqing Mengniu Dairy Sales Co., Ltd. (i) (重慶市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Hefei Mengniu Dairy Sales Co., Ltd. (i) (合肥市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**43%**	39%	Trading of dairy products 乳製品貿易
Shijiazhuang Jinmengyuan Trading Co., Ltd. (i) (石家莊金蒙源貿易有限責任公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Beijing Mengniu Technical Development Co., Ltd. (i) (ii) (北京蒙牛科技發展有限公司)(i)(ii)	Registered capital 註冊資本	Mainland China 中國大陸	**19%**	19%	Technology development 技術開發

20. Investments in Associates (continued) 20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立/登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2011 二零一一年	 2010 二零一零年	Principal activities 主要業務
Wulumuqi Mengniu Dairy Sales Co., Ltd. (i) (烏魯木齊蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	37%	37%	Trading of dairy products 乳製品貿易
Kunming Deluxe Commercial Trading Co., Ltd. (i) (昆明特侖蘇商貿有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Changsha Mengniu Dairy Co., Ltd. (i) (長沙市蒙牛乳業有限責任公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	37%	37%	Trading of dairy products 乳製品貿易
Xi'an Mengniu Dairy Sales Co., Ltd. (i) (西安蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	43%	43%	Trading of dairy products 乳製品貿易
Changchun Mengniu Dairy Sales Co., Ltd. (i) (長春蒙牛乳品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	46%	46%	Trading of dairy products 乳製品貿易
Xuzhou Mengniu Dairy Sales Co., Ltd. (i) (徐州蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	37%	37%	Trading of dairy products 乳製品貿易
Foshan Mengniu Dairy Sales Co., Ltd. (i) (佛山市蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	46%	46%	Trading of dairy products 乳製品貿易
Guiyang Mengniu Dairy Trading Co., Ltd. (i) (貴陽蒙牛乳業貿易有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	37%	37%	Trading of dairy products 乳製品貿易
Shengyang Mengniu Dairy Sales Co., Ltd. (i) (ii) (瀋陽蒙牛乳業銷售有限公司) (i) (ii)	Registered capital 註冊資本	Mainland China 中國大陸	19%	19%	Trading of dairy products 乳製品貿易
Xiangfan Mengniu Dairy Sales Co., Ltd. (i) (襄樊市蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	46%	46%	Trading of dairy products 乳製品貿易
Hangzhou Mengniu Dairy Trading Co., Ltd. (i) (杭州蒙牛貿易有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Suzhou Mengniu Dairy Sales Co., Ltd. (i) (蘇州蒙牛乳製品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued) 20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立/登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2011 二零一一年	 2010 二零一零年	Principal activities 主要業務
Guangzhou Mengniu Dairy Sales Co., Ltd. (i) (廣州市蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**29%**	29%	Trading of dairy products 乳製品貿易
Shanghai Mengniu Food Sales Co., Ltd. (i) (上海蒙牛食品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Hohhot Menglai Trading Co., Ltd. (i) (呼和浩特市蒙萊商貿有限責任公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Cangzhou Mengniu Dairy Sales Co., Ltd. (i) (滄州市蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Changsha Mengniu Frealth Dairy Sales Co., Ltd. (i) (長沙蒙牛友芝友乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Changsha Mengniu Ice Cream Sales Co., Ltd. (i) (長沙蒙牛冰淇淋銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Wuhan Mengniu Hongtai Sales Co., Ltd. (i) (武漢蒙牛宏泰食品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Nanjing Wanjiahao Mengniu Ice Cream Sales Co., Ltd. (i) (南京萬家好蒙牛冰淇淋銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Hefei Mengniu Ice Cream Sales Co., Ltd. (i) (合肥蒙牛冰淇淋銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Nanjing Mengniu Low Temperature Dairy Products Sales Co., Ltd. (i) (南京蒙牛乳業低溫乳品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Changsha Mengniu Low Temperature Dairy Products Sales Co., Ltd. (i) (長沙蒙牛乳業低溫乳製品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued)

20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立/登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接)		Principal activities 主要業務
			2011 二零一一年	2010 二零一零年	
Guangzhou Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (廣州市蒙牛乳業低溫奶銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Jinhua Mengniu Ice Cream Sales Co., Ltd. (i) (金華蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Dalian Mengniu Ice Cream Sales Co., Ltd. (i) (大連蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Nanchang Mengniu Ice Cream Sales Co., Ltd. (i) (南昌蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Taiyuan Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (太原蒙牛乳業低溫乳品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Xi'an Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (西安蒙牛乳業低溫乳品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Zhanjiang Mengniu Dairy Sales Co., Ltd. (i) (湛江市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Dezhou Mengniu Dairy Sales Co., Ltd. (i) (德州市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Zhaoqing Mengniu Dairy Sales Co., Ltd. (i) (肇慶市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**29%**	29%	Trading of dairy products 乳製品貿易
Liuzhou Mengniu Dairy Sales Co., Ltd. (i) (柳州蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**33%**	33%	Trading of dairy products 乳製品貿易
Quanzhou Mengniu Hongtai Dairy Sales Co., Ltd. (i) (泉州市蒙牛乳業鴻泰銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**23%**	23%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued) 20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立／登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2011 二零一一年	 2010 二零一零年	Principal activities 主要業務
Harbin Mengniu Frozen Food Sales Co., Ltd. (i) (哈爾濱蒙牛冷凍食品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Harbin Mengniu Trading Co., Ltd. (i) (哈爾濱蒙牛商貿有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Jiaxing Mengniu Dairy Sales Co., Ltd. (i) (嘉興蒙牛乳品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Hengshui Guangyuanjiaxing Trading Co., Ltd. (i) (衡水市廣源聚鑫商貿有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Kunming Mengniu Sales Co., Ltd. (i) (昆明蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Inner Mongolia Mengniu Saikexing Reproductive Biotechnology Co., Ltd (i) (內蒙古賽科星繁育生物技術股份有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**20%**	28%	Cultivation and sale of cattle embryos 培育及出售牛胚胎
Xianyang Mengniu Sales Co., Ltd. (i) (咸陽蒙牛乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Wuhan Mengniu Frealth Dairy Sales Co., Ltd. (i) (武漢蒙牛友芝友乳業銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Tianjin Mengniu Trading Co., Ltd. (i) (天津市開元蒙牛商貿有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**45%**	45%	Trading of dairy products 乳製品貿易
Shenzhen Mengniu Trading Co., Ltd. (i) (深圳蒙牛貿易有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Changzhou Mengniu Dairy Sales Co., Ltd. (i) (常州蒙牛乳品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued)　20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立╱登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2011 二零一一年	 2010 二零一零年	Principal activities 主要業務
Beijing Mengniu Dairy Trading Co., Ltd. (i) (北京蒙牛乳業商貿有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	45%	–	Trading of dairy products 乳製品貿易
Chengdu Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (成都蒙牛低溫乳品銷售有限公司) (i)	Registered capital 註冊資本	Mainland China 中國大陸	46%	–	Trading of dairy products 乳製品貿易
Shijiazhuang Junlebao Leshi Dairy Co., Ltd. (i) (ii) (iii) (石家莊君樂寶樂時乳業有限公司) (i) (ii) (iii)	Registered capital 註冊資本	Mainland China 中國大陸	–	11%	Manufacture and sale of dairy products 生產及出售乳製品

(i) Not audited by Ernst & Young Hong Kong or another member firm of the Ernst & Young global network.

(ii) Since more than 20% of the equity interest of the associates was held by either Mengniu or Junlebao, the Company had significant influence over the associates even with less than 20% of equity interest held indirectly as at the end of the reporting period.

(iii) On 17 March 2011, the Group acquired an additional 41.66% equity interest in Leshi. Further details of the acquisition are included in note 45 to the financial statements.

(i) 未經香港安永會計師事務所或安永全球網絡的其他成員公司所審核。

(ii) 於報告期末，由於該等聯營公司逾20%股權由蒙牛或君樂寶持有，縱使本公司間接持有的股權低於20%，本公司對該等聯營公司仍有重大影響力。

(iii) 於二零一一年三月十七日，本集團收購樂時額外41.66%股權。收購的進一步詳情載於財務報表附註45。

20. Investments in Associates (continued)

The following table illustrates the summarised financial information of the Group's associates extracted from their unaudited management accounts:

20. 於聯營公司的投資(續)

下表顯示本集團聯營公司的財務資料概要(摘錄自其未經審核管理賬目):

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Share of the associates' assets and liabilities:	分佔聯營公司的資產及負債:		
Current assets	流動資產	**415,951**	318,014
Non-current assets	非流動資產	**49,137**	46,866
Current liabilities	流動負債	**(300,035)**	(248,710)
Non-current liabilities	非流動負債	**(11,701)**	(2,313)
Net assets	淨資產	**153,352**	113,857
Share of the associates' revenues and profits and losses:	分佔聯營公司的收入及利潤(或虧損):		
Revenues	收入	**2,150,137**	1,884,221
Profits and losses	利潤(或虧損)	**52,059**	40,438

All the above associates have been accounted for using the equity method in these financial statements. The Group has discontinued the recognition of its share of losses of certain associates because the share of losses of the associates exceeded the Group's interests in the associates. The amounts of the Group's unrecognised share of losses of these associates for the current year and cumulatively were RMB6,607,000 (2010: RMB15,305,000) and RMB33,142,000 (2010: RMB34,081,000), respectively.

上述所有聯營公司已採用權益法於財務報表內處理。本集團已終止確認其所佔若干聯營公司的虧損,因為應佔聯營公司的虧損超過本集團於聯營公司的權益。於本年度,本集團未確認應佔該等聯營公司的虧損及累計虧損分別為人民幣6,607,000元(二零一零年:人民幣15,305,000元)及人民幣33,142,000元(二零一零年:人民幣34,081,000元)。

21. Investments in a Jointly-Controlled Entity

21. 於共同控制實體的投資

Details of the Company's jointly-controlled entity are set out below:

本公司的共同控制實體的詳情載列如下：

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of establishment and operations 成立及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的權益百分比(間接) 2011 二零一一年	2010 二零一零年	Principal activities 主要業務
Mengniu Arla (Inner Mongolia) Dairy Products Co., Ltd. (i) 內蒙古歐世蒙牛乳製品有限責任公司(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46.65%**	46.65%	Manufacture and sale of dairy products 生產及出售乳製品

(i) Not audited by Ernst & Young Hong Kong or another member firm of the Ernst & Young global network.

(i) 未經香港安永會計師事務所或安永全球網絡的其他成員公司所審核。

The share of the assets, liabilities, income and expenses of the jointly-controlled entity at 31 December 2011 and for the year then ended, which is included in the consolidated financial statements, is as follows:

下表顯示於二零一一年十二月三十一日及截至該日止年度本集團分佔共同控制實體的資產、負債、收入及開支，有關金額已計入綜合財務報表：

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Share of the assets and liabilities:	應佔資產及負債：		
Current assets	流動資產	**110,090**	123,715
Non-current assets	非流動資產	**190,659**	207,711
Current liabilities	流動負債	**(222,736)**	(238,475)
Net assets	淨資產	**78,013**	92,951
Share of the revenue and loss:	應佔收入及虧損：		
Revenue	收入	**286,595**	195,371
Cost of sales and operating expenses	銷售成本及經營費用	**(321,543)**	(211,334)
Loss	虧損	**(34,948)**	(15,963)

22. Available-For-Sale Investments 22. 可供出售投資

		Notes 附註	Group 本集團 2011 二零一一年 RMB'000 人民幣千元	 2010 二零一零年 RMB'000 人民幣千元
Listed equity investments, at fair value:	上市股本投資，按公允值：			
Hong Kong	香港	(a)	**69,008**	114,831
Unlisted equity investments,	非上市股本投資，			
At fair value	按公允值	(a)	**103,319**	171,461
At cost	按成本值	(b)	**122,879**	15,389
			226,198	186,850
			295,206	301,681

			Company 本公司 2011 二零一一年 RMB'000 人民幣千元	 2010 二零一零年 RMB'000 人民幣千元
Listed equity investments, at fair value:	上市股本投資，按公允值：			
Hong Kong	香港	(a)	**69,008**	114,831

22. Available-For-Sale Investments (continued)

Notes:

(a) The holding company of an unlisted company, in which the Group held a 2.32% equity interest at the cost of RMB12,000,000 at that time, was listed in 2010. Accordingly, the fair value of the unlisted equity investment has been estimated by reference to the quoted market share price of its holding company, taking into account the liquidity factors.

In addition, the Company invested cash of approximately HK$151,512,000 (equivalent to RMB128,926,000) into the aforementioned holding company upon its listing, representing a 1.08% equity interest in the holding company at that time. The fair value of the listed equity securities is determined by reference to published quotations in an active market.

The above equity investments have no fixed maturity date or coupon rate and were designated as available-for-sale financial assets.

Changes in fair value of the Group's above available-for-sale investments recognised in other comprehensive income amounted to RMB91,501,000 (2010: gain of RMB105,501,000), net of tax of RMB17,035,000 (2010: RMB39,865,000) (note 23).

(b) As at 31 December 2011, certain unlisted equity investments with a carrying amount of RMB122,879,000 (2010: RMB15,389,000) were stated at cost less impairment because the range of reasonable fair value estimates is so significant that the directors are of opinion that their fair value cannot be measured reliably. The Group does not intend to dispose of them in the near future.

22. 可供出售投資(續)

附註：

(a) 一間非上市公司(本集團於二零一零年按成本人民幣12,000,000元持有其2.32%股權)之控股公司於二零一零年上市。據此，該非上市股本投資的公允值乃參考其控股公司的市場所報股價並考慮流動性因素而作估計。

此外，本公司於上述控股公司上市時向其投資約151,512,000港元現金(相等於人民幣128,926,000元)，相當於該控股公司當時的1.08%股權。上市股本證券的公允值乃參考於活躍市場公佈的報價釐定。

上述股本投資並無固定到期日或票面息率，並被指定為可供出售金融資產。

於其他綜合收益確認的本集團可供出售投資的公允值變動為人民幣91,501,000元(二零一零年：收益人民幣105,501,000元(扣除稅項人民幣17,035,000元(二零一零年：人民幣39,865,000元))(附註23)。

(b) 於二零一一年十二月三十一日，由於合理公允值估算的範圍的變動很重大，董事認為其公允值不能可靠計量，故賬面值為人民幣122,879,000元(二零一零年：人民幣15,389,000元)的若干非上市股本投資按成本減去減值列賬。本集團無意於短期內出售該等投資。

23. Deferred Tax

The movements in the deferred tax assets and liabilities during the year are as follows:

23. 遞延所得稅

年內遞延所得稅資產及負債的變動如下：

Deferred tax assets:

遞延所得稅資產：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
At 1 January	於一月一日	**81,060**	131,741
Deferred tax debited to the consolidated income statement during the year (note 9)	年內於綜合利潤表扣除的遞延所得稅(附註9)	**(14,311)**	(50,681)
Gross deferred tax assets at 31 December	於十二月三十一日的遞延所得稅資產總額	**66,749**	81,060

23. Deferred Tax (continued) 23. 遞延所得稅(續)

Deferred tax liabilities: 遞延稅項負債：

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
At 1 January	於一月一日	39,865	–
Deferred tax credited to the consolidated statement of comprehensive income arising from fair value changes of available-for-sale investments during the year (note 22(a))	年內因可供出售投資的公允值變動而產生計入綜合全面收益表的遞延所得稅(附註22(a))	(17,035)	39,865
Gross deferred tax liabilities at 31 December	於十二月三十一日的遞延所得稅負債總額	22,830	39,865

Deferred income tax assets at 31 December 2011 related to the following:

於二零一一年十二月三十一日的遞延所得稅資產與下列項目有關：

		Consolidated statement of financial position 綜合財務狀況表 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元	Consolidated income statement 綜合利潤表 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Tax losses available for offsetting against future taxable profits	可抵銷日後應課稅利潤的稅項虧損	10,244	56,565	(46,321)	(35,313)
Write-down of inventories to net realisable value	撇減存貨至可變現淨值	257	103	154	(28)
Un-invoiced accruals	未獲得發票的預提費用	30,859	–	30,859	(16,925)
Deferred income	遞延收益	25,389	24,392	997	1,585
Deferred tax assets	遞延所得稅資產	66,749	81,060		
Deferred income tax expense (note 9)	遞延所得稅支出(附註9)			(14,311)	(50,681)

Management expects it is probable that taxable profits will be available against which the above tax losses and deductible temporary differences can be utilised in the coming years.

管理層預期未來年度有可能出現應課稅利潤，可用以抵扣上述稅項虧損及可扣減暫時性差異。

23. Deferred Tax (continued)

Deferred tax liabilities: (continued)

Deferred tax assets have not been recognised in respect of the following items:

23. 遞延所得稅(續)

遞延稅項負債：(續)

遞延所得稅資產並未就下列項目確認：

		Group 本集團	
		2011 二零一一年 **RMB'000** 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Tax losses arising in Mainland China (i)	於中國大陸產生的稅項虧損(i)	**160,102**	102,212
Tax credits related to purchases of domestic equipment (ii)	與購置國內設備有關的稅項抵免(ii)	**20,749**	56,819
Deductible temporary differences	可扣減暫時性差異	**132,379**	172,576
		313,230	331,607

(i) The above tax losses are available for offsetting against future taxable profits of the companies in which the losses arose for a maximum of five years.

(ii) Tax credits can be carried forward for five to seven years to offset the tax payables if the future year tax exceeded the base year tax.

(i) 上述稅項虧損可用以抵銷公司產生虧損日後應課稅利潤最多五年。

(ii) 倘未來年度的稅款超逾基準年度的稅款，稅項抵免可結轉五至七年以抵銷應付稅款。

Deferred tax assets have not been recognised in respect of the above items as it is not considered probable that tax profits will be available against which the above items can be utilised or tax authorities should approve the Group to utilise the above tax credits or deductible temporary differences.

遞延所得稅資產並無就上述各項而予以確認，因認為不可能有可供上述各項動用的稅項利潤，或稅務機關不可能批准本集團動用上述稅項抵免或可扣減暫時性差異。

Pursuant to the PRC CIT Law, a 10% withholding tax is levied on dividends declared to foreign investors from the foreign investment enterprises established in Mainland China. The requirement is effective from 1 January 2008 and applies to earnings after 31 December 2007. A lower withholding tax rate may be applied if there is a tax treaty between China and the jurisdiction of the foreign investors. For the Group, the applicable rate is 5% or 10%. The Group is therefore liable for withholding taxes on dividends distributed by those subsidiaries established in Mainland China in respect of earnings generated from 1 January 2008.

根據中國企業所得稅法，於中國大陸成立的外資企業向外國投資者宣派的股息須徵收10%預扣稅。有關規定自二零零八年一月一日起生效，並適用於二零零七年十二月三十一日後所產生的盈利。倘中國與外國投資者所屬司法權區之間訂有稅務協定，則可按較低預扣稅率徵收。本集團的適用稅率為5%或10%。因此，本集團須就該等於中國大陸成立的子公司就二零零八年一月一日起產生的盈利所分派的股息計繳預扣稅。

23. Deferred Tax (continued)

Deferred tax liabilities: (continued)

At 31 December 2011, no deferred tax liabilities (2010: Nil) have been recognised for the withholding taxes that would be payable on the unremitted earnings that are subject to withholding tax of Mengniu and other subsidiaries located in Mainland China whose equity interests were directly held by the Company. The directors of the Company represented that there was no plan to distribute the earnings generated in 2009, 2010 and 2011.

At 31 December 2011, there were no significant unrecognised deferred tax liabilities (2010: Nil) for taxes that would be payable on the unremitted earnings of certain of Mengniu's subsidiaries and associates, as Mengniu has no liability to additional tax should such amount be remitted.

There are no income tax consequences attaching to the payment of dividends by the Company to its shareholders.

Except for the amount disclosed above, the Group and the Company did not have any material unrecognised deferred tax liabilities or deferred tax assets at 31 December 2011 (2010: Nil).

23. 遞延所得税(續)

遞延税項負債：(續)

於二零一一年十二月三十一日，並未就於蒙牛及位於中國大陸的其他本公司擁有直接股權子公司的未匯出盈利而應付的預扣税確認遞延所得税負債(二零一零年：無)。本公司董事表示概無計劃就於二零零九年、二零一零年及二零一一年產生的盈利作分派。

於二零一一年十二月三十一日，概無任何涉及蒙牛若干子公司及聯營公司的未匯出盈利而應付的税項的重大未確認遞延所得税負債(二零一零年：無)，此乃因為即使該等款項獲匯出，蒙牛亦無須繳付額外税項。

概無因本公司向其股東支付股息而附帶的所得税後果。

除上述所披露的金額外，於二零一一年十二月三十一日，本集團及本公司概無任何重大未確認遞延所得税負債或遞延所得税資產(二零一零年：無)。

24. Other Financial Assets

Other financial assets represented entrusted loans to certain dairy farmers via banks. A maturity analysis of the entrusted loans of the Group is as follows:

24. 其他金融資產

其他金融資產乃透過銀行提供予若干奶戶的委託貸款。本集團委託貸款之到期分析如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Within 1 year	一年內	**45,911**	17,888
1 to 2 years	一至兩年	**41,564**	31,507
2 to 3 years	兩至三年	**24,666**	29,188
Over 3 years	三年以上	**3,731**	11,059
Total entrusted loans	委託貸款總額	**115,872**	89,642
Less: Amount due within one year included in current assets under other receivables (note 29)	減：計入流動資產中其他應收款項的一年內到期款項(附註29)	**(45,911)**	(17,888)
		69,961	71,754

24. Other Financial Assets (continued)

The above entrusted loans are unsecured, with annual interest rates ranging from 5.40% to 6.90% (2010: 5.76% to 8.16%).

The above entrusted loans are neither past due nor impaired and have no recent history of default.

As the Group's entrusted loans related to a large number of diversified suppliers, there is no significant concentration of credit risk.

24. 其他金融資產(續)

上述委託貸款為無抵押，年利率介乎5.40%至6.90%(二零一零年：5.76%至8.16%)。

上述委託貸款並無逾期或減值，以及在近期並無拖欠款項之記錄。

由於本集團的委託貸款與大量不同類別供應商相關，故並無重大信貸集中風險。

25. Inventories

25. 存貨

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Raw materials	原材料	**1,155,840**	880,156
Finished goods	產成品	**529,407**	296,267
Total inventories at the lower of cost and net realisable value	按成本與可變現淨值的較低者計價的存貨總額	**1,685,247**	1,176,423

The amount of write-down of inventories recognised as an expense was RMB1,522,000 (2010: RMB865,000). This was recognised in other operating expenses (note 5).

確認為開支的存貨撇減金額為人民幣1,522,000元(二零一零年：人民幣865,000元)，並於其他經營費用(附註5)中確認。

26. Bills Receivable 26. 應收票據

An aged analysis of the bills receivable as at the end of the reporting period, based on the invoice date, is as follows:

本集團於報告期末的應收票據按發票日期的賬齡分析如下：

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Within 3 months	3個月以內	**224,987**	19,439
4 to 6 months	4至6個月	**36,037**	1,100
		261,024	20,539

The amount due from associates of approximately RMB66,316,000 (2010: Nil) is included in the above balances.

應收聯營公司款項約人民幣66,316,000元(二零一零年：無)乃列入上述結餘。

None of the bills receivable is either past due or impaired, for which there were no recent history of default.

概無應收票據為逾期或減值，且在近期並無拖欠款項記錄。

27. Trade Receivables 27. 應收賬款

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Trade receivables	應收賬款	**576,578**	556,422
Impairment	減值	**(1,844)**	(1,489)
		574,734	554,933

The Group normally allows a credit period of not more than 30 days to its customers which is extendable in certain circumstances. The Group closely monitors overdue balances. In view of the aforementioned and the fact that the Group's trade receivables relate to a large number of diversified customers, there is no significant concentration of credit risk. The Group does not hold any collateral or other credit enhancements over its trade receivables. The trade receivables are non-interest-bearing.

本集團一般給予客戶不超過30天的信貸期，在特定情況下可延長。本集團密切留意逾期未償還結餘。鑒於上文所述及本集團的應收賬款乃與大量不同類別的客戶有關，故並無重大信貸集中風險。本集團並無在其應收賬款方面持有任何抵押品或其他信貸提升。應收賬款並無附帶利息。

27. Trade Receivables (continued)

27. 應收賬款(續)

An aged analysis of the trade receivables as at the end of the reporting period, based on the invoice dated and net of provision, is as follows:

於報告期末，經扣除撥備的應收賬款按發票日期的賬齡分析如下：

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Within 3 months	3個月以內	**465,053**	444,546
4 to 6 months	4至6個月	**86,195**	101,423
7 to 12 months	7至12個月	**15,347**	8,205
Over 1 year	1年以上	**8,139**	759
		574,734	554,933

The movements in the provision for impairment of trade receivables are as follows:

應收賬款減值撥備的變動如下：

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
At 1 January	於一月一日	**1,489**	2,502
Impairment losses recognised	已確認的減值損失	**14,818**	1,264
Amount written-off as uncollectible	因不可收回而撇銷的款額	**(12,541)**	–
Impairment losses reversed	撥回減值損失	**(1,922)**	(2,277)
At 31 December	於十二月三十一日	**1,844**	1,489

27 Trade Receivables (continued)

The aged analysis of the trade receivables that are not individually nor collectively considered to be impaired is as follows:

27 應收賬款(續)

個別或總體均不存在減值問題的應收賬款的賬齡分析如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Neither past due nor impaired	既未過期亦無減值	**573,220**	533,314
Past due but not impaired	已過期但無減值		
– Within 3 months	一3個月內	**249**	3,081
– Over 3 months	一3個月以上	**–**	3,579
		573,469	539,974

Receivables that were neither past due nor impaired relate to a large number of diversified customers for whom there was no recent history of default.

Receivables that were past due but not impaired relate to a number of independent customers that have a good track record with the Group. Based on past experience, the directors of the Company are of the opinion that no provision for impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.

The amounts due from associates of approximately RMB259,948,000 (2010: RMB276,844,000) are included in the above balances. As at 31 December 2010, an amount due from a jointly-controlled entity of approximately RMB155,000 was included in the above balances. These balances are unsecured, non-interest-bearing and are repayable on credit terms similar to those offered to other major customers of the Group.

既未過期亦無減值之應收款項乃與大量不同類別的客戶有關，彼等在近期並無拖欠款項之記錄。

到期未付但並無減值之應收款項乃與一些獨立客戶有關，該等客戶在本集團內有良好的往績記錄。根據過往經驗，本公司董事認為無需就該等結餘計提減值撥備，皆因信貸質量並無太大的轉變而結餘被認為依然可以全數收回。

上述結餘包括應收聯營公司款項約人民幣259,948,000元(二零一零年：人民幣276,844,000元)。於二零一零年十二月三十一日，上述結餘包括應收共同控制實體款項約人民幣155,000元。上述結餘為無抵押及免息，償還信貸期與給予本集團其他主要客戶的相若。

28. Prepayments and Deposits 28. 預付款及按金

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Deposits	按金	**11,406**	6,844
Prepayments	預付款	**644,627**	834,496
Value-added tax recoverable	可抵扣增值稅	**82,204**	75,518
Corporate income tax recoverable	可退企業所得稅	**10,357**	14,965
Land use rights – current portion (note 14)	土地使用權－即期部分（附註14）	**12,799**	10,480
Long term prepayments (note a)	長期預付款（附註a）	**257,456**	–
Total prepayments and deposits	預付款及按金總額	**1,018,849**	942,303
Less: Long term prepayments – non-current portion (note a)	減：長期預付款－非即期部分（附註a）	**(243,942)**	–
		774,907	942,303

Notes:

(a) During the year, the Group has entered into various long term raw milk supply contracts with certain milking cow raising companies. In accordance with these contracts, the Group prepaid for raw milk supplies for the next six years.

(b) The amount due from an associate of approximately RMB32,215,000 (2010: RMB1,951,000) and an amount due from a jointly-controlled entity of approximately RMB20,689,000 (2010: RMB54,000,000) are included in the above balances.

附註：

(a) 年內，本集團與若干蓄養泌乳牛公司訂立多份長期原料鮮奶供貨合約。根據該等合約，本公司就未來六年預付原料鮮奶供貨。

(b) 上述結餘包括應收聯營公司款項約人民幣32,215,000元（二零一零年：人民幣1,951,000元）及應收共同控制實體款項約人民幣20,689,000元（二零一零年：人民幣54,000,000元）。

29. Other Receivables 29. 其他應收款項

The balance of other receivables can be analysed as follows:

其他應收款項結餘分析如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Dividends receivable	應收股息	**13,302**	393
Other financial assets (note 24)	其他金融資產(附註24)	**45,911**	17,888
Others	其他	**230,214**	151,616
Total	總計	**289,427**	169,897

		Company 本公司	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Dividends receivable	應收股息	**595,820**	357,247
Loans to a subsidiary	應收一家子公司款項	**52,034**	36,843
Others	其他	**137**	106
Total	總計	**647,991**	394,196

The loans to a subsidiary included in other receivables above are unsecured, interest-bearing and repayable within one year. The carrying amount of the loans to a subsidiary approximates to its fair value.

計入上述其他應收款項的應收一家子公司款項為無抵押、計息且須於一年內償還。應收一家子公司款項的賬面值與其公允值相若。

The amount due from associates of approximately RMB29,000 (2010: Nil) is included in the above balances.

計入上述結餘的應收聯營公司款項約為人民幣29,000元(二零一零年：無)。

30. Investment Deposits

As at 31 December 2011, the Group's investment deposits were purchased from a domestic bank with good credit rating and were stated at amortised cost. The investment deposits were acquired with original maturity of three months and were not allowed to be withdrawn prior to the maturity date without the bank's consent. The investment deposits were unsecured and had an expected annual interest rate of 5.9% (2010: Nil).

30. 投資存款

於二零一一年十二月三十一日，本集團的投資存款均購買自信貸評級良好的本地銀行，並按攤銷成本列賬。所收購的投資存款的原到期日為三個月，且在並無銀行同意下，不得於到期日前撤銷。投資存款為無抵押，預期年利率為5.9%（二零一零年：無）。

31. Cash and Bank Balances and Pledged Deposits

31. 現金及銀行結存及保證金存款

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Cash and cash equivalents	現金及現金等價物	**4,359,872**	3,775,255
Pledged deposits	保證金存款	**175,289**	102,399
Time deposits with original maturity of more than three months	原到期日為三個月以上的定期存款	**2,163,203**	2,922,558
		6,698,364	6,800,212
Less: Deposits pledged for banking facilities (note 33 and 36)	減：作為銀行融資抵押的保證金存款(附註33及36)	**(175,289)**	(102,399)
Cash and bank balances	現金及銀行結存	**6,523,075**	6,697,813

		Company 本公司	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Cash and bank balances	現金及銀行結存	**622,766**	599,995

31. Cash and Bank Balances and Pledged Deposits (continued)

At the end of the reporting period, cash and bank balances of the Group and the Company denominated in RMB amounted to approximately RMB6,395,613,000 (2010: RMB5,101,754,000) and RMB402,307,000 (2010: Nil). The RMB is not freely convertible into other currencies. However, under Mainland China's Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations, the Group is permitted to exchange RMB for other currencies through banks authorised to conduct foreign exchange business.

Cash at banks earns interest at the prevailing market interest rates. Short-term time deposits are made for varying periods of between one day and three months depending on the immediate cash requirements of the Group and earn interest at the respective short-term time deposit rate. The bank balances and pledged deposits are deposited with creditworthy banks with no recent history of default.

31. 現金及銀行結存及保證金存款(續)

於報告期末，本集團及本公司的現金及銀行結存均以人民幣為單位，以及分別約為人民幣6,395,613,000元(二零一零年：人民幣5,101,754,000元)及人民幣402,307,000元(二零一零年：無)。人民幣並非可自由兌換為其他貨幣。然而，根據中國大陸的外匯管理條例及結匯、售匯及付匯管理規定，本集團獲准透過獲授權進行外匯業務的銀行，將人民幣匯兌為其他貨幣。

銀行存款根據市場利率計息。短期定期存款乃視乎本集團的即時現金需求而按介乎一日至三個月的不同存款期存放，以及根據短期定期存款利率計息。銀行結餘及保證金存款乃存放於信譽良好且無近期拖欠記錄的銀行。

32. Trade Payables

An aged analysis of the trade payables of the Group, based on the invoice date, is as follows:

32. 應付賬款

本集團應付賬款根據發票日期的賬齡分析如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Within 3 months	3個月以內	2,350,904	1,994,978
4 to 6 months	4至6個月	177,669	51,315
7 to 12 months	7至12個月	12,114	13,909
Over 1 year	1年以上	2,718	991
		2,543,405	2,061,193

The amounts due to an associate of approximately RMB1,000 (2010: RMB28,955,000) and due to a jointly-controlled entity of approximately RMB10,000 (2010: Nil) are included in the above balances. The balance is unsecured, non-interest-bearing and repayable on demand.

The Group's trade payables are unsecured and non-interest-bearing.

上述結餘包括應付聯營公司款項約人民幣1,000元(二零一零年：人民幣28,955,000元)及應付共同控制實體款項約人民幣10,000元(二零一零年：無)。該等結餘為無抵押、免息及須應要求償還。

本集團的應付賬款為無抵押及免息。

33. Bills Payable

An aged analysis of the bills payable of the Group, based on the invoice date, is as follows:

33. 應付票據

本集團應付票據根據發票日期的賬齡分析如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Within 3 months	3個月內	**617,363**	493,824
4 to 6 months	4至6個月	**523,778**	993,478
		1,141,141	1,487,302

Except for an aggregate balance of approximately RMB121,629,000 (2010: RMB539,490,000) secured by the pledge of certain of the Group's deposits amounting to approximately RMB37,504,000 (2010: RMB94,839,000) (note 31), bills payable are unsecured. The above balances are non-interest-bearing.

除合計約人民幣121,629,000元(二零一零年：人民幣539,490,000元)的應付票據結餘乃以本集團為數約人民幣37,504,000元(二零一零年：人民幣94,839,000元)(附註31)的若干存款作抵押外，其餘的應付票據為無抵押。上述結餘為免息。

34. Other Payables

Included in other payables is an amount of RMB6,731,000, which represents unrealised fair value losses of derivative financial instruments as at 31 December, 2011 (2010: Nil).

During the year, the Group has entered into various commodity futures contracts to manage its price exposure to future purchases of white sugar. Net fair value loss on derivative financial instruments of RMB6,731,000 (note 6) was charged to the consolidated income statement during the year.

Included in other payables was an amount due to associates of approximately RMB3,675,000 (2010: RMB16,962,000) and an amount due to a jointly-controlled entity of approximately RMB32,000 (2010: Nil).

34. 其他應付款項

於二零一一年十二月三十一日計入其他應付款項包括款額人民幣6,731,000元的衍生金融工具未變現公允值虧損(二零一零年：無)。

年內，本集團訂立多份商品期貨合約，以處理其日後購買白糖所面對的價格風險。年內計入綜合利潤表的衍生金融工具公允值虧損淨額為人民幣6,731,000元(附註6)。

計入其他應付款項為應付聯營公司款項約人民幣3,675,000元(二零一零年：人民幣16,962,000元)，以及應付共同控制實體款項約人民幣32,000元(二零一零年：無)。

35. Accruals and Customers' Deposits 35. 預提費用及客戶訂金

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Advances from customers	客戶預付款	**919,197**	666,841
Salary and welfare payables	應付薪金及福利費	**261,523**	213,301
		1,180,720	880,142

The amounts due to associates of approximately RMB112,217,000 (2010: RMB86,931,000) are included in the above balances. The balances are unsecured, non-interest-bearing and are repayable on demand.

上述結餘包括應付聯營公司款項約人民幣112,217,000元(二零一零年：人民幣86,931,000元)。上述結餘為無抵押、免息及須應要求償還。

36. Interest-Bearing Bank Loans 36. 計息銀行貸款

		Group 本集團					
		2011 二零一一年			2010 二零一零年		
		Maturity 到期日	Fixed rate 固定利率 RMB'000 人民幣千元	Floating rate 浮動利率 RMB'000 人民幣千元	Maturity 到期日	Fixed rate 固定利率 RMB'000 人民幣千元	Floating rate 浮動利率 RMB'000 人民幣千元
Current	即期						
Short term bank loans, secured	短期銀行貸款(有抵押)	**2012**	**128,575**	**45,000**	2011	118,686	–
Short term bank loans, unsecured	短期銀行貸款(無抵押)	**2012**	**38,500**	**175,469**	2011	152,100	80,000
Current portion of long term bank loans – unsecured	長期銀行貸款(無抵押)的即期部分	**2012**	**–**	**150,000**	2011	–	200,000
Non-current	非即期						
Long term bank loans, unsecured	長期銀行貸款(無抵押)	**–**	**–**	**–**	2012	–	150,000
			167,075	**370,469**		270,786	430,000

36. Interest-Bearing Bank Loans (continued)

The repayment schedule of the bank loans is as follows:

36. 計息銀行貸款(續)

銀行貸款的還款期如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Within 1 year	一年內	**537,544**	550,786
1 to 2 years	1年至2年	**–**	150,000
Total interest-bearing bank loans	計息銀行貸款總額	**537,544**	700,786
Less: Amount due within one year included in current liabilities	減：流動負債中一年內到期款項	**(537,544)**	(550,786)
		–	150,000

Notes:

(a) At 31 December 2011, short term bank loans of approximately RMB173,575,000 (2010: RMB93,686,000) were secured by certain land use rights (note 14), property, plant and equipment (note 12(b)) and pledged deposits (note 31) of the Group. At 31 December 2010, a short term bank loan of approximately RMB25,000,000 was secured by certain assets of an associate.

(b) As at 31 December 2011, except for a short term bank loan of US$21,500,000 equivalent to approximately RMB135,469,000 (2010: US$4,219,000) denominated in United States dollars, all the Group's interest-bearing bank loans were denominated in RMB.

(c) During the year, the annual interest rates of the short term bank loans and the long term bank loans varied from 1.95% to 9.36% and 4.86% to 5.76% (2010: varied from 2.05% to 9.36% and 4.86% to 5.04%), respectively.

附註：

(a) 於二零一一年十二月三十一日，短期銀行貸款約人民幣173,575,000元(二零一零年：人民幣93,686,000元)乃由本集團若干土地使用權(附註14)、物業、廠房及設備(附註12(b))及保證金存款(附註31)作抵押。於二零一零年十二月三十一日，短期銀行貸款約人民幣25,000,000元乃由一間聯營公司的若干資產作抵押。

(b) 於二零一一年十二月三十一日，除了短期銀行貸款21,500,000美元(相等於約人民幣135,469,000元)(二零一零年：4,219,000美元)以美元為單位外，本集團所有計息銀行貸款乃以人民幣為單位。

(c) 本年度內，短期銀行貸款和長期銀行貸款的年利率分別介乎1.95%至9.36%及4.86%至5.76%(二零一零年：介乎2.05%至9.36%及4.86%至5.04%)之間。

37. Other Loans 37. 其他貸款

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Short term loans	短期貸款	**119,094**	140,018

Except for other loans amounting to RMB2,646,000 as at 31 December 2010 which were interest-bearing and were secured by certain property, plant and equipment (note 12(b)), all other loans are unsecured, interest-free, and with no repayment terms.

Other loans were all granted by local government authorities in the PRC for the purpose of supporting the Group's establishment of production plants in various locations in the PRC.

除了於二零一零年十二月三十一日為數人民幣2,646,000元的其他貸款為計息及由若干物業、廠房及設備(附註12(b))作抵押外，所有其他貸款為無抵押、免息及無歸還期限貸款。

其他貸款全部由中國地方政府當局為支持本集團在中國多個地方設置生產廠房而授出。

38. Long Term Payables

The Group's long term payables represent the amortised costs of the outstanding instalments payable for the purchase of production equipment. The effective interest rate used for the amortisation is the prevailing market interest rate. The balances are repayable as follows:

38. 長期應付款項

本集團的長期應付款項指須就購置生產設備分期支付款項的攤銷成本。攤銷所使用的實際利率為當前市場利率。有關結餘的還款期如下：

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Within 1 year	1年內	**61,822**	43,932
1 to 2 years	1至2年	**47,648**	8,560
2 to 5 years	2至5年	**126,111**	5,542
Over 5 years	5年以上	**14,980**	–
Total long term payables	長期應付款項總額	**250,561**	58,034
Less: Amount due within one year included in current liabilities under other payables	減：計入流動負債中其他應付款項的一年內到期款項	**(61,822)**	(43,932)
		188,739	14,102

Certain long term payables are secured by the Group's property, plant and equipment (note 12(b)).

若干長期應付款項以本集團的物業、廠房及設備作抵押(附註12(b))。

39. Deferred Income

Various local government authorities have granted certain property, plant and equipment to the Group for nil consideration and provided finance to the Group to purchase certain property, plant and equipment by way of a cash donation. Both the property, plant and equipment and grants are recorded initially at fair value. The grants received are regarded as deferred income, which is amortised to match the depreciation charge of the property, plant and equipment granted or purchased in accordance with their estimated useful lives. Movements of the balances during the year are as follows:

39. 遞延收益

多個地方政府當局無償向本集團授予若干物業、廠房及設備，並以現金捐獻方式向本集團提供融資，讓本集團購買若干物業、廠房及設備。物業、廠房及設備及補助金最初均以公允值列賬。已收取的補助金均被視為遞延收益，遞延收益根據物業、廠房及設備的估計可使用年期攤銷，以配對該等授予或購置物業、廠房及設備的折舊費用。年內該結餘的變動如下：

		Group 本集團	
		2011 二零一一年 **RMB'000** 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
At beginning of year	年初	**241,131**	243,775
Received during the year	年內收取	**29,978**	12,213
Amortisation during the year (note 4)	年內攤銷(附註4)	**(17,257)**	(14,857)
At end of year	年終	**253,852**	241,131
Current portion	即期部分	**18,912**	15,082
Non-current portion	非即期部分	**234,940**	226,049
		253,852	241,131

40. Other Financial Liabilities

40. 其他金融負債

			Group 本集團	
		Notes 附註	**2011 二零一一年 RMB'000 人民幣千元**	2010 二零一零年 RMB'000 人民幣千元
Contingent consideration (note 45)	或然代價(附註45)	(a)	**96,659**	87,101
Present value of redemption amount for potential acquisition of puttable non-controlling interests	可沽售非控股股東權益潛在收購的贖回金額的現值	(b)	**383,872**	332,926
			480,531	420,027

Notes:

(a) The fair value of the contingent consideration of RMB100,000,000 arising from the Group's acquisition of Junlebao in 2010 was re-measured to RMB91,401,000 as at 31 December 2011.

The fair value of the contingent consideration of RMB6,025,000 arising from the Group's acquisition of Leshi in 2011 was re-measured to RMB5,258,000 as at 31 December 2011.

(b) According to the equity purchase agreement entered into among the Group, Junlebao and the non-controlling shareholders of Junlebao, the Group granted a put option to the non-controlling shareholders under which the non-controlling shareholders have the right to sell, and the Group has an obligation to buy the 49% equity interest in Junlebao after 2016. At 31 December 2011, the Group derecognised the carrying amount of non-controlling interests of RMB231,170,000 and recognised a financial liability at the present value of the amount payable upon exercise of the option of RMB383,872,000 and accounted for the difference in equity.

附註：

(a) 本集團於二零一零年收購君樂寶產生的或然代價公允值人民幣100,000,000元，於二零一一年十二月三十一日重新計量為人民幣91,401,000元。

本集團於二零一一年收購樂時產生的或然代價公允值人民幣6,025,000元，於二零一一年十二月三十一日重新計量為人民幣5,258,000元。

(b) 根據本集團、君樂寶及君樂寶的非控股股東訂立的股本購買協議，本集團向非控股股東授出認沽權，據此，於二零一六年後非控股股東有權出售，及本集團有責任購買君樂寶49%股權。於二零一一年十二月三十一日，本集團終止確認非控股股東權益的賬面值人民幣231,170,000元及按行使認沽權時應付款項的現值人民幣383,872,000元確認金融負債，並將差額計入權益。

41. Share Capital 41. 股本

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Authorised: 3,000,000,000 ordinary shares of HK$0.1 each	法定： 3,000,000,000股每股面值0.1港元的普通股	319,235	319,235

		Note 附註	Number of ordinary shares 普通股數目 '000 千股	RMB'000 人民幣千元
Issued and fully paid:	已發行及繳足：			
At 1 January 2011	於二零一一年一月一日		1,737,988	178,679
Shares issued under the equity-settled share option scheme	根據以股份支付的購股權計劃發行股份	(a)	29,452	2,408
At 31 December 2011	於二零一一年十二月三十一日		1,767,440	181,087

		Note 附註	Number of ordinary shares 普通股數目 '000 千股	RMB'000 人民幣千元
At 1 January 2010	於二零一零年一月一日		1,737,192	178,611
Shares issued under the equity-settled share option scheme	根據以股份支付的購股權計劃發行股份	(a)	796	68
At 31 December 2010	於二零一零年十二月三十一日		1,737,988	178,679

(a) Details of the Company's share option scheme and the share options issued under the scheme are included in note 44 to the financial statements.

(a) 本公司購股權計劃及根據該計劃發行的購股權的詳情載列於財務報表附註44。

42. Reserves

(A) Group

The movements of the Group's reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 73 to 74 of the financial statements.

Movements in the other reserves of the Group during the year are as follows:

42. 儲備

(A) 本集團

本集團的儲備變動及本年度及往年度的儲備變動，載於財務報表第73至第74頁的綜合權益變動表內。

年度內，本集團的其他儲備變動如下：

		Share premium 股份溢價 RMB'000 人民幣千元	Contributed surplus 實繳盈餘 RMB'000 人民幣千元 Note (a) 附註(a)	Statutory reserves 法定儲備 RMB'000 人民幣千元 Note (b) 附註(b)	Currency translation differences 貨幣換算差額 RMB'000 人民幣千元	Available-for-sale investment revaluation reserve 可供出售投資重估儲備 RMB'000 人民幣千元 Note 22 附註22	Share option reserve 購股權儲備 RMB'000 人民幣千元 Note 44 附註44	Other reserve 其他儲備 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
At 1 January 2010	於二零一零年一月一日	5,597,236	232,020	953,417	(141,981)	-	461,609	-	7,102,301
Other comprehensive income for the year	本年其他全面收益								
Change in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項	-	-	-	-	97,476	-	-	97,476
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額	-	-	-	(150,885)	-	-	-	(150,885)
Total comprehensive income for the year	年度全面收益總額	-	-	-	(150,885)	97,476	-	-	(53,409)
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	13,343	-	-	-	-	-	-	13,343
Equity-settled share option arrangements (note 44)	以股份支付的購股權安排(附註44)	-	-	-	-	-	365,183	-	366,183
Transfer to statutory reserves	轉撥至法定儲備	-	-	236,378	-	-	-	-	236,378
Derecognition of puttable non-controlling interests (note 40)	終止確認可沽售非控股股東權益(附註40)	-	-	-	-	-	-	(135,627)	(135,627)
Transfer of share option reserve upon exercise of share options	行使購股權時轉撥至購股權儲備	15,991	-	-	-	-	(15,991)	-	-
At 1 January 2011	於二零一一年一月一日	5,626,570	232,020	1,189,795	(292,866)	97,476	811,801	(135,627)	7,529,169
Other comprehensive income for the year	本年其他全面收益								
Change in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項	-	-	-	-	(88,072)	-	-	(88,072)
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額	-	-	-	(196,303)	-	-	-	(196,303)
Total comprehensive income for the year	年度全面收益總額	-	-	-	(196,303)	(88,072)	-	-	(284,375)
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	518,208	-	-	-	-	-	-	518,208
Equity-settled share option arrangements (note 44)	以股份支付的購股權安排(附註44)	-	-	-	-	-	173,541	-	173,541
Transfer to statutory reserves	轉撥至法定儲備	-	-	285,920	-	-	-	-	285,920
Derecognition of puttable non-controlling interests (note 40)	終止確認可沽售非控股股東權益(附註40)	-	-	-	-	-	-	(6,829)	(6,829)
Transfer of share option reserve upon exercise of share options	行使購股權時轉撥至購股權儲備	182,813	-	-	-	-	(182,813)	-	-
At 31 December 2011	於二零一一年十二月三十一日	6,327,591	232,020	1,475,715	(489,169)	9,404	802,529	(142,456)	8,215,634

42. Reserves (continued) 42. 儲備(續)

(B) Company (B) 本公司

Movements in the reserves of the Company during the year are as follows:

年度內，本公司的其他儲備變動如下：

		Share premium 股份溢價 RMB'000 人民幣千元	Contributed surplus 實繳盈餘 RMB'000 人民幣千元 Note (a) 附註(a)	Currency translation differences 貨幣換算差額 RMB'000 人民幣千元	Available-for-sale investment revaluation reserve 可供出售投資重估儲備 RMB'000 人民幣千元 Note 22 附註22	Retained earnings 保留利潤 RMB'000 人民幣千元	Share option reserve 購股權儲備 RMB'000 人民幣千元 Note 42 附註42	Total 總計 RMB'000 人民幣千元
At 1 January 2010	於二零一零年一月一日	7,946,289	387,574	(434,457)	-	176,044	461,609	8,537,059
Profit for the year (note (d))	本年利潤(附註(d))	-	-	-	-	265,954	-	265,954
Other comprehensive income for the year	本年其他全面收益							
Change in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項	-	-	-	(14,095)	-	-	(14,095)
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額	-	-	(297,271)	-	-	-	(297,271)
Total comprehensive income for the year	年度全面收益總額	-	-	(297,271)	(14,095)	265,954	-	(44,412)
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	13,348	-	-	-	-	-	13,348
Equity-settled share option arrangements (note 44)	以股份支付的購股權安排(附註44)	-	-	-	-	-	366,183	366,183
Transfer of share option reserve upon exercise of share options	行使購股權時轉撥至購股權儲備	15,991	-	-	-	-	(15,991)	-
Final 2009 dividend declared	已宣派二零零九年末期股息	-	-	-	-	(245,445)	-	(245,445)
At 1 January 2011	於二零一一年一月一日	7,975,623	387,574	(731,728)	(14,095)	197,553	811,801	8,626,728
Profit for the year (note (d))	本年利潤(附註(d))	-	-	-	-	280,383	-	280,383
Other comprehensive income for the year	本年其他全面收益：							
Change in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項	-	-	-	(40,395)	-	-	(40,395)
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額	-	-	(421,293)	-	-	-	(421,293)
Total comprehensive income for the year	年度全面收益總額	-	-	(421,293)	(40,395)	280,383	-	(181,305)
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	518,208	-	-	-	-	-	518,208
Equity-settled share option arrangements (note 44)	以股份支付的購股權安排(附註44)	-	-	-	-	-	173,541	173,541
Transfer of share option reserve upon exercise of share options	行使購股權時轉撥至購股權儲備	182,813	-	-	-	-	(182,813)	-
Final 2010 dividend declared	已宣派二零一零年末期股息	-	-	-	-	(279,233)	-	(279,233)
At 31 December 2011	於二零一一年十二月三十一日	8,676,644	387,574	(1,153,021)	(54,490)	198,703	802,529	8,857,939

42. Reserves (continued)

(B) Company (continued)

Notes:

(a) Contributed surplus

The balance of the contributed surplus of the Group represents the difference between the nominal value of the share capital of the subsidiaries acquired pursuant to the group reorganisation over the nominal value of the shares of the Company issued in exchange thereof, and the excess of the amount of capital injected by the minority shareholder over its additional interest in the subsidiary's net assets attributable to the Company's owners was recorded as contributed surplus of the Group.

The contributed surplus of the Company represents the difference between the then combined net assets value of the subsidiaries acquired pursuant to the group reorganisation over the nominal value of the shares of the Company issued in exchange thereof.

(b) Statutory reserves

In accordance with the relevant PRC laws and regulations, the PRC domestic companies are required to transfer 10% of their profit after income tax, as determined under the PRC accounting standards and financial regulations, to the statutory common reserve. Subject to certain restrictions as set out in the relevant PRC laws and regulations, the statutory common reserve may be used to offset against the accumulated losses, if any.

(c) Distributable reserves

Under the Companies Law (2004 Revision) of the Cayman Islands, the share premium and contributed surplus of the Company are distributable to shareholders, provided that immediately following such distributions, the Company is able to pay off its debts as and when they fall due in the ordinary course of business.

(d) The profit attributable to owners of the Company for the year ended 31 December 2011 dealt with in the financial statements of the Company was RMB280,383,000 (2010: RMB266,954,000), including the dividend income from subsidiaries amounting to approximately RMB238,573,000 (2010: RMB252,314,000).

43. Major Non-Cash Transactions

During the year, the Group purchased property, plant and equipment by means of long term payables with total contractual amount and total amortised cost of approximately RMB297,457,000 (2010: Nil) and RMB235,028,000 (2010: Nil), respectively.

42. 儲備(續)

(B) 本公司(續)

附註：

(a) 實繳盈餘

本集團的實繳盈餘的結餘指根據集團重組所收購子公司的股本面值與本公司為換取上述股本所發行股份的面值間的差額，及該少數股東所注入的資本金額超過其獲得該子公司資產淨值的額外權益中本公司擁有人應佔部分，已記錄為本集團的實繳盈餘。

本公司的實繳盈餘指根據集團重組所收購子公司的當時合併資產淨值與本公司為換取上述合併資產淨值所發行股份的面值間的差額。

(b) 法定儲備

根據中國有關法律及法規的規定，中國的國內公司須將除所得稅後利潤的10%(根據中國會計準則及財政法規釐定)轉撥至法定公積金。根據中國有關法律及法規所載若干限制的規定，法定公積金可被用作抵銷累計虧損(如有)。

(c) 可供分派儲備

根據開曼群島公司法(二零零四年修訂)，倘於緊隨擬派股息當日，本公司將能於日常業務過程中償還其到期的債務，則本公司股份溢價及實繳盈餘均可分派予股東。

(d) 截至二零一一年十二月三十一日止年度，在本公司財務報表中處理之本公司擁有人應佔利潤為人民幣280,383,000元(二零一零年：人民幣266,954,000元)，包括來自子公司的股息收入約人民幣238,573,000元(二零一零年：人民幣252,314,000元)。

43. 重大非現金交易

年內，本集團透過長期應付款項，即合約款項總額及攤銷成本總額分別約為人民幣297,457,000元(二零一零年：無)及人民幣235,028,000元(二零一零年：無)的方式購買物業、廠房及設備。

44. Share-Based Payment Plan

The Company operates a share option scheme (the "Scheme") for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Group's operations. Eligible participants of the Scheme include the Company's directors, including independent non-executive directors, other employees of the Group, suppliers of goods or services to the Group, customers and any person or entity that provides research, development or technological support to the Group. The Scheme became effective on 28 June 2005 and, unless otherwise cancelled or amended, will remain in force for 10 years from that date.

The maximum number of shares in respect of share options currently permitted to be granted under the Scheme is an amount equivalent, upon their exercise, to 10% of the total number of shares of the Company in issue as at the date of approval and adoption of the Scheme provided that the Group may at any time seek approval from its shareholders to refresh the limit to 10% of the shares in issue as at the date of approval by the shareholders in general meeting where such limit is refreshed. The maximum number of shares issuable under share options to each eligible participant in the Scheme within any 12-month period is limited to 1% of the total shares of the Company in issue at any time. Any further grant of share options in excess of these limits is subject to shareholders' approval in a general meeting.

Share options granted to a director, chief executive or substantial shareholder of the Company, or to any of their associates, are subject to approval in advance by the independent non-executive directors. In addition, any share options granted to a substantial shareholder or an independent non-executive director of the Company, or to any of their associates, in excess of 0.1% of the shares of the Company in issue at any time or with an aggregate value (based on the closing price of the Company's shares at the date of grant) in excess of HK$5,000,000, within any 12-month period, are subject to shareholders' approval in advance in a general meeting.

The offer of a grant of share options may be accepted within 20 business days from the date of offer, upon payment of a consideration of HK$1 in total by the grantee. The exercise period of the share options granted is determinable by the directors, and commences after a certain vesting period and ends on a date which is not later than seven years from the date of offer of the share options or the expiry date of the Scheme, if earlier.

44. 以股份為基礎的支付計劃

本公司設立之購股權計劃(「計劃」),目的為激勵對本集團業務成功作出貢獻的合資格參與者,並為彼等作出獎賞。計劃的合資格計劃參與者包括本公司董事(包括獨立非執行董事)、本集團之其他僱員、本集團之貨品或服務供應商、客戶以及向本集團提供研究、開發或技術支援的任何人士或實體。計劃於二零零五年六月二十八日生效,除另作取消或修訂外,否則於該日起十年內有效。

現時根據計劃准予授出之購股權經行使後可予發行的股份數目最多相等於本公司在批准及採納計劃當日已發行股份總數之10%,惟本集團可隨時徵求股東批准將上限重新釐定為股東於有關上限獲更新的股東大會上授出有關批准當日之已發行股份之10%。於任何十二個月期間內,根據購股權可發行予計劃內每位合資格參與者之股份數目最多為於任何時間本公司已發行股份總數之1%。凡再授出任何超出此上限之購股權,必須經股東在股東大會上批准。

向本公司董事、主要行政人員或主要股東或彼等之任何聯繫人授出之購股權必須經獨立非執行董事事先批准。此外,於任何十二個月期間內,凡向本公司主要股東或獨立非執行董事或彼等之任何聯繫人授出之任何購股權超出於任何時間本公司已發行股份之0.1%或總值(按授出日本公司股份之收市價計算)超出5,000,000港元,必須經股東在股東大會上事先批准。

承授人可於授出購股權建議日起20個營業日內以支付象徵性代價合共1港元接納此建議。授出購股權之行使期由董事會決定,行使期由某一歸屬期後起計及在不遲過授出購股權建議日七年之日或計劃到期日(以較早者為準)終止。

44. Share-Based Payment Plan (continued)

The exercise price of share options is determinable by the directors, but may not be less than the highest of (i) The Stock Exchange of Hong Kong Limited (the "Stock Exchange") closing price of the Company's shares on the offer date of the share options; (ii) the average Stock Exchange closing price of the Company's shares for the five business days immediately preceding the offer date; and (iii) the nominal value of the shares.

Share options do not confer rights on the holders to dividends or to vote at shareholders' meetings.

Particulars of share options

44. 以股份為基礎的支付計劃(續)

購股權之行使價由董事釐定，惟不可低於(i)本公司股份於授出購股權建議之日在香港聯合交易所有限公司(「聯交所」)所報之收市價；(ii)本公司股份於緊接建議授出日前五個營業日在聯交所所報之平均收市價；及(iii)股份面值之最高者。

購股權之持有人無權獲派股息或於股東大會上投票。

購股權詳情

Date of grant 授出日期	Exercise period of share options (both dates inclusive) 購股權的行使期(包括首尾兩日)	Exercise price per share option (note f) 每份購股權的行使價(附註f) (HK$) (港元)	Weighted average fair value per share option 每份購股權的加權平均公允值 (HK$) (港元)
26 October 2006 二零零六年十月二十六日	26 October 2007 to 25 October 2012 (note a) 二零零七年十月二十六日至二零一二年十月二十五日(附註a)	13.40	4.82
9 November 2007 二零零七年十一月九日	9 November 2009 to 8 November 2013 (note b) 二零零九年十一月九日至二零一三年十一月八日(附註b)	32.24	10.61
18 August 2008 二零零八年八月十八日	18 August 2010 to 17 August 2014 (note b) 二零一零年八月十八日至二零一四年八月十七日(附註b)	22.03	7.60
23 November 2009 二零零九年十一月二十三日	23 November 2011 to 22 November 2015 (note c) 二零一一年十一月二十三日至二零一五年十一月二十二日(附註c)	24.40	8.50
6 December 2010 二零一零年十二月六日	6 December 2012 to 5 December 2016 (note d) 二零一二年十二月六日至二零一六年十二月五日(附註d)	22.80	7.25
10 October 2011 二零一一年十月十日	10 October 2011 to 9 October 2018 (note e) 二零一一年十月十日至二零一八年十月九日(附註e)	24.10	8.37

44. Share-Based Payment Plan (continued)

Particulars of share options (continued)

(a) The share options will be vested in four equal batches with 25% of the share options granted vesting on the first, second, third and fourth anniversaries of the date of grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

(b) The share options will be vested in two equal batches with 50% of the share options granted vesting on the second and third anniversaries of the date of grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

(c) The share options will be vested in three batches with 20%, 40% and 40% of the share options granted vesting on, respectively, the second, third and fourth anniversaries of the date of the grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

Out of the 89,025,000 share options granted, in aggregate, 20,116,500 share options are granted in exchange for and replacement of the outstanding share options previously granted on 9 November 2007 to better achieve the objectives of the Scheme (the "Replacement").

(d) The share options will be vested in three batches with 20%, 40% and 40% of the share options granted vesting on, respectively, the second, third and fourth anniversaries of the date of the grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

44. 以股份為基礎的支付計劃(續)

購股權詳情(續)

(a) 購股權將歸屬分為四等份，25%購股權分別於由授出日期起第一、二、三及四個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

(b) 購股權將歸屬分為兩等份，50%購股權分別於由授出日起第二及三個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

(c) 購股權將歸屬分為三份，20%、40%及40%購股權分別於由授出日起第二、三及四個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

於合共授出的89,025,000份購股權中，其中20,116,500份購股權乃就交換及替代先前於二零零七年十一月九日所授出的未行使購股權而授出，以更好達致計劃的目標(「替代」)。

(d) 購股權將歸屬分為三份，20%、40%及40%購股權分別於由授出日期起第二、三及四個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

44. Share-Based Payment Plan (continued)

Particulars of share options (continued)

(e) The share options will be vested in two equal batches with 50% of the share options granted vesting on the fourth and fifth anniversaries of the date of grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

(f) The exercise price per share option was the average closing share price for the five business days immediately preceding the grant date or the closing price of the share on the grant date.

(g) Except for the options granted on 10 October 2011, which have a contractual life of seven years, the contractual life the above options granted is six years. All the above options granted have no cash alternatives.

44. 以股份為基礎的支付計劃(續)

購股權詳情(續)

(e) 購股權將歸屬分為兩等份，50%及50%購股權分別於由授出日期起第四及五個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

(f) 每份購股權的行使價乃緊接授出日前五個營業日的平均股份收市價或授出日期的股份收市價。

(g) 除了於二零一一年十月十日授出的購股權合約年期為七年外，上述所授出購股權的合約年期為六年。上述所有授出的購股權均並無現金替代品。

Movements of share options 購股權變動

2011 二零一一年

Date of grant 授出日期		As at 1 January 2011 於二零一一年一月一日	Granted during the year 年內授出	Exercised during the year 年內行使	Lapsed during the year 年內失效	As at 31 December 2011 於二零一一年十二月三十一日	Exercisable at 31 December 2011 於二零一一年十二月三十一日可行使
26 October 2006	二零零六年十月二十六日	1,757,642	–	(1,497,827)	(47,707)	212,108	212,108
18 August 2008	二零零八年八月十八日	73,125,280	–	(27,435,173)	(7,819,613)	37,870,494	37,870,494
23 November 2009	二零零九年十一月二十三日	86,538,000	–	(519,442)	(11,319,690)	74,698,868	12,911,988
6 December 2010	二零一零年十二月六日	4,470,000	–	–	(100,000)	4,370,000	–
10 October 2011	二零一一年十月十日	–	65,000,000	–	–	65,000,000	–
Total	總計	165,890,922	65,000,000	(29,452,442)	(19,287,010)	182,151,470	50,994,590

44. Share-Based Payment Plan (continued)

Movements of share options (continued)

2010

44. 以股份為基礎的支付計劃(續)

購股權變動(續)

二零一零年

Date of grant 授出日期		As at 1 January 2010 於二零一零年一月一日	Granted during the year 年內授出	Exercised during the year 年內行使	Lapsed during the year 年內失效	As at 31 December 2010 於二零一零年十二月三十一日	Exercisable at 31 December 2011 於二零一一年十二月三十一日可行使
26 October 2006	二零零六年十月二十六日	2,020,669	–	(206,056)	(56,971)	1,757,642	1,757,642
18 August 2008	二零零八年八月十八日	74,989,000	–	(589,759)	(1,273,961)	73,125,280	36,221,780
23 November 2009	二零零九年十一月二十三日	89,025,000	–	–	(2,487,000)	86,538,000	–
6 December 2010	二零一零年十二月六日	–	4,470,000	–	–	4,470,000	–
Total	總計	166,034,669	4,470,000	(795,815)	(3,817,932)	165,890,922	37,979,422

Subsequent to the end of reporting period, out of the total outstanding share options of 182,151,470 (2010: 165,890,922) as at 31 December 2011, 1,058,720 (2010: 5,324,300) share options had lapsed due to the unfulfilment of vesting conditions.

於二零一一年十二月三十一日尚餘購股權總計182,151,470份(二零一零年:165,890,922份)購股權單位中,1,058,720份購股權(二零一零年:5,324,300份)因未達到歸屬條件而於報告期末後失效。

The fair value of the share options granted during the year was estimated to be RMB444,559,000 (RMB6.84 each) (2010: RMB27,759,000, RMB6.21 each) at the grant date. The Group recognised an expense of RMB173,541,000 (note 6 and note 7) during the year ended 31 December 2011 (2010: RMB366,183,000).

於年內授出的購股權公允值乃於授出日期估計為人民幣444,559,000元(每份人民幣6.84元)(二零一零年:人民幣27,759,000元,每份人民幣6.21元)。本集團於截至二零一一年十二月三十一日止年度確認人民幣173,541,000元(附註6及附註7)的開支(二零一零年:人民幣366,183,000元)。

The fair value of the above equity-settled share options was estimated as at the date of grant, using a binomial model, taking into account the terms and conditions upon which the instruments were granted.

上述以股份支付的購股權的公允值乃於授出日期使用二項計價模式估計,並已考慮有關工具於授出時的條款及條件。

44. Share-Based Payment Plan (continued)

The following table lists the inputs to the model used for the two option schemes granted in the year of 2011 and 2010:

44. 以股份為基礎的支付計劃(續)

下表載列就於二零一一年及二零一零年授出的兩個購股權計劃所用模式的輸入項目：

		Date of grant 授出日期	
		10 October 2011 二零一一年十月十日	6 December 2010 二零一零年十二月六日
Dividend yield (%)	股息率(%)	1	0.7
Expected volatility (%)	預期波動率(%)	38	34
Risk-free interest rate (%)	無風險利率(%)	1.2	1.7
Expected life of options (years)	購股權預計年期(年)	7	6
Spot price (HK$ per share)	現貨價(港元/每股)	24.1	22.8
Exercise price (HK$ per share)	行使價(港元/每股)	24.1	22.8

In light of the lack of a historical exercise record, the expected life of the options is based on the results of empirical studies performed in the United States and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome. The spot price is the closing price of the Company's shares at the grant date. The exercise price is the closing price of the share on the grant date.

鑑於缺乏過往行使紀錄，購股權的預計年期乃參照美國的實證研究結果，未必表示可能發生之行使模式。預期波動率反映過往波動可指示未來趨勢的假設，但不一定為實際結果。現貨價為本公司股份於授出日期的收市價。行使價為授出日期的股份收市價。

The 29,452,442 share options (2010: 795,815) exercised during the year resulted in the issue of 29,452,442 (2010: 795,815) ordinary shares of the Company and new share capital of RMB2,408,000 (2010: RMB68,000) and share premium of RMB518,208,000 (2010: RMB13,343,000), as further detailed in note 41 to the financial statements. The weighted average share price at the date of exercise for these options was HK$26.78 (2010: HK$23.80).

29,452,442份(二零一零年：795,815份)購股權於年內行使，因而已發行29,452,442股(二零一零年：795,815股)本公司普通股，產生新股本為人民幣人民幣2,408,000元(二零一零年：人民幣68,000元)，股份溢價人民幣518,208,000元(二零一零年：人民幣13,343,000元)，詳情載於財務報表附註41。該等購股權於行使日的加權平均股價為26.78港元(二零一零年：23.80港元)。

At the end of the reporting period, the Company had 50,994,590 (2010: 37,979,422) vested share options outstanding under the Scheme. The exercise in full of the remaining share options would, under the present capital structure of the Company, result in the issue of 50,994,590 (2010: 37,979,422) additional ordinary shares of the Company and additional share capital of RMB4,134,000 (2010: RMB3,232,000) and share premium of RMB929,940,000 (2010: RMB695,823,000) (before issue expenses).

於報告期末，本公司共有50,994,590份(二零一零年：37,979,422份)計劃項下的已歸屬未行使購股權。按本公司現時之股本結構，全面行使尚餘之購股權將引致額外發行50,994,590股(二零一零年：37,979,422股)本公司普通股及人民幣4,134,000元(二零一零年：人民幣3,232,000元)額外股本及人民幣929,940,000元(二零一零年：人民幣695,823,000元)股份溢價(扣除發行費用前)。

45. Business Combination

(a) Acquisition of a subsidiary in 2011:

On 17 March 2011, the Group acquired an additional 41.66% equity interest in Leshi, in which the Group originally had an equity interest of 22.41%, from independent third parties. Leshi is mainly engaged in the production of dairy products. The acquisition was made as part of the Group's strategy to expand its market share of yogurt products in the PRC. The acquisition was made in the form of cash, with RMB50,907,000 paid at the acquisition date and the remaining RMB6,025,000 as a contingent consideration, which is to be paid in 2014 if certain operating results criteria can be achieved by Leshi over the three years subsequent to the acquisition date.

The Group has elected to measure the non-controlling interest in Leshi at the non-controlling interests' proportionate share of Leshi's identifiable net assets.

45. 業務合併

(a) 於二零一一年收購一家子公司：

於二零一一年三月十七日，本集團向獨立第三方收購樂時額外41.66%股權，而本集團原先擁有22.41%股權。樂時主要從事生產乳製品。該收購為本集團擴大其於中國酸奶產品市場份額的策略的一部分。該收購以現金形式支付，其中人民幣50,907,000元於收購日支付，其餘人民幣6,025,000元為或然代價，倘若樂時能於收購日後的三年達到若干經營業績條件，則將於二零一四年支付。

本集團選擇按非控股股東分佔的樂時的可識別淨資產的比例來計量於樂時的非控股股東權益。

45. Business Combination (continued)

(a) Acquisition of a subsidiary in 2011: (continued)

The fair values of the identifiable assets and liabilities of Leshi as at the date of acquisition were as follows:

45. 業務合併(續)

(a) 於二零一一年收購一家子公司：(續)

於收購日樂時的可識別資產及負債的公允值如下：

		Fair value recognised on acquisition 於收購時確認的公允值 RMB'000 人民幣千元
Assets	資產	
Property, plant and equipment	物業、廠房及設備	43,680
Construction in progress	在建工程	10,994
Land use rights	土地使用權	6,179
Other intangible assets	其他無形資產	2,938
Available-for-sale investments	可供出售投資	1,000
Cash and bank balances	現金及銀行結存	54,175
Trade receivables	應收賬款	430
Prepayments and deposits	預付款及按金	2,714
Other receivables	其他應收款項	97
Inventories	存貨	7,307
		129,514
Liabilities	負債	
Trade payables	應付賬款	(21,779)
Accruals and customers' deposits	預提費用及客戶訂金	(1,409)
Other payables	其他應付款項	(26,611)
Interest-bearing bank loans	計息銀行貸款	(19,500)
		(69,299)
Total identifiable net assets at fair value	按公允值列賬之可資識別淨資產總額	60,215
Non-controlling interests' proportionate share of identifiable net assets	非控股股東權益按比例分佔可資識別淨資產	(21,635)
Acquisition-date fair value of the Group's initial 22.41% equity interest in Leshi	本集團於收購日擁有的樂時22.41%股權的公允值	(13,494)
Goodwill arising on acquisition (note 15)	收購產生的商譽(附註15)	30,823
Purchase consideration	購買代價	55,909

45. Business Combination (continued)

(a) Acquisition of a subsidiary in 2011: (continued)

The fair value of the trade receivables and other receivables as at the date of acquisition amounted to RMB430,000 and RMB97,000, respectively. The gross amount of trade receivables and other receivables were RMB430,000 and RMB97,000, respectively.

The Group incurred transaction costs of RMB12,000 for this acquisition. These transaction costs have been expensed and are included in administrative expenses in the consolidated income statement.

The goodwill of RMB30,823,000 represents the value of expected synergies from the acquisition. None of the goodwill recognised is expected to be deductible for income tax purposes.

The fair value of the contingent consideration of RMB6,025,000 was recognised at RMB5,002,000 as at the acquisition date and then remeasured to RMB5,258,000 as at 31 December 2011. This was classified as other financial liabilities (note 40).

An analysis of the cash flows in respect of the acquisition of Leshi is as follows:

45. 業務合併(續)

(a) 於二零一一年收購一家子公司：(續)

於收購日的應收賬款及其他應收款項公允值分別為人民幣430,000元及人民幣97,000元。應收賬款及其他應收款項的合約總額分別為人民幣430,000元及人民幣97,000元。

本集團就該收購產生交易成本人民幣12,000元。該等交易成本已於綜合利潤表支銷並計入行政費用。

人民幣30,823,000元之商譽指預期從該收購產生的協同效應的價值。預期已確認商譽就所得稅目而言將不可扣減。

或然代價人民幣6,025,000元的公允值已於收購日確認為人民幣5,002,000元及其後於二零一一年十二月三十一日重新計量為人民幣5,258,000元。此乃分類為其他金融負債(附註40)。

有關收購樂時的現金流量分析如下：

		RMB'000 人民幣千元
Cash consideration	現金代價	50,907
Cash and bank balances acquired	所收購現金及銀行結存	(54,175)
Net inflow of cash and cash equivalents included in cash flows from investing activities	包括在投資活動產生的現金流量內的現金及現金等價物淨流入	(3,268)
Transaction costs of the acquisition included in cash flows from operating activities	包括在經營業務產生的現金流量內的收購交易成本	12
		(3,256)

45. Business Combination (continued)

(a) Acquisition of a subsidiary in 2011: (continued)

Since its acquisition, Leshi contributed RMB262,824,000 to the Group's turnover and RMB20,444,000 to the consolidated profit for the year ended 31 December 2011.

Had the combination taken place at the beginning of the year, the revenue and the profit of the Group for the year would have been RMB37,430,289,000 and RMB1,785,271,000, respectively.

(b) Acquisition of a subsidiary in 2010:

On 30 November 2010, the Group acquired a 51% interest in Junlebao from independent third parties. Junlebao is mainly engaged in the production and distribution of yogurt products. The acquisition was made as part of the Group's strategy to expand its market share of yogurt products in the PRC. The purchase consideration for the acquisition was in the form of cash, with RMB369,200,000 paid at the acquisition date and the remaining RMB100,000,000 as a contingent consideration, which is to be paid in December 2014 if certain operating results criteria can be achieved by Junlebao over the three years subsequent to the acquisition date.

The Group has elected to measure the non-controlling interest in Junlebao at the non-controlling interests' proportionate share of Junlebao's identifiable net asset.

45. 業務合併(續)

(a) 於二零一一年收購一家子公司：(續)

自其收購起，樂時為本集團截至二零一一年十二月三十一日止年度的營業額及綜合利潤分別貢獻人民幣262,824,000元及人民幣20,444,000元。

假設合併於年初發生，本集團於年內的收入及利潤會分別為人民幣37,430,289,000元及人民幣1,785,271,000元。

(b) 於二零一零年收購一家子公司：

於二零一零年十一月三十日，本集團向獨立第三方收購君樂寶51%股權。君樂寶主要從事生產及分銷酸奶產品。該收購為本集團擴大其於中國酸奶產品市場份額的策略的一部分。該收購的購買代價以現金形式支付，其中人民幣369,200,000元於收購日期支付，其餘人民幣100,000,000元為或然代價，倘若君樂寶能於收購日期後的三年達到若干經營業績條件，則將於二零一四年十二支付。

本集團選擇按非控股股東權益分佔君樂寶的可識別淨資產的比例來計量於君樂寶的非控股股東權益。

45. Business Combination (continued)

(b) Acquisition of a subsidiary in 2010: (continued)

The fair values of the identifiable assets and liabilities of Junlebao as at the date of acquisition were as follows:

45. 業務合併（續）

(b) 於二零一零年收購一家子公司：（續）

於收購日期君樂寶的可識別資產及負債的公允值如下：

		Fair value recognised on acquisition 於收購時確認的公允值 RMB'000 人民幣千元
Assets	資產	
Property, plant and equipment	物業、廠房及設備	317,035
Construction in progress	在建工程	27,188
Land use rights	土地使用權	43,850
Other intangible assets	其他無形資產	184,476
Interests in associates	於聯營公司的權益	13,875
Available-for-sale investments	可供出售投資	13,000
Cash and bank balances	現金及銀行結存	101,001
Pledged deposits	保證金存款	10,000
Bills receivable	應收票據	6,247
Trade receivables	應收賬款	29,877
Prepayments and deposits	預付款及按金	24,526
Other receivables	其他應收款項	94,883
Inventories	存貨	50,497
		916,455
Liabilities	負債	
Trade payables	應付賬款	(135,472)
Bills payable	應付票據	(20,000)
Accruals and customers' deposits	預提費用及客戶訂金	(38,184)
Other payables	其他應付款項	(74,346)
Interest-bearing bank loans and other borrowings	計息銀行貸款及其他借款	(202,996)
Income tax payable	應付所得稅	(18,139)
Long term payables	長期應付款項	(2,761)
		(491,898)
Total identifiable net assets at fair value	按公允值列賬之可資識別淨資產總額	424,557
Non-controlling interests' proportionate share of identifiable net assets	非控股股東權益分佔可資識別淨資產百分比	(221,287)
Goodwill arising on acquisition	收購產生的商譽	252,470
Purchase consideration	購買代價	455,740

45. Business Combination (continued)

The fair values of the trade receivables and other receivables as at the date of acquisition amounted to RMB29,877,000 and RMB94,883,000, respectively. The gross contractual of trade receivables and other receivables amounted to RMB29,905,000 and RMB95,198,000, respectively.

The Group incurred transaction costs of RMB1,156,000 for this acquisition. These transaction costs have been expensed and are included in administrative expenses in the consolidated income statement.

The goodwill of RMB252,470,000 represents the value of expected synergies arising from the acquisition. None of the goodwill recognised is expected to be deductible for income tax purposes.

The fair value of the contingent consideration of RMB100,000,000 was recognised at RMB86,540,000 as at the acquisition date and then remeasured to RMB87,101,000 as at 31 December 2010. This was classified as other financial liabilities (note 40).

An analysis of the cash flows in respect of the acquisition of a subsidiary is as follows:

45. 業務合併(續)

於收購日期的應收賬款及其他應收款項公允值分別為人民幣29,877,000元及人民幣94,883,000元。應收賬款及其他應收款項的合約總額分別為人民幣29,905,000元及人民幣95,198,000元。

本集團就該收購產生交易成本人民幣1,156,000元。該等交易成本已於綜合利潤表支銷並計入行政費用。

人民幣252,470,000元之商譽指預期從該收購產生的協同效應的價值。預期已確認商譽就所得稅目的而言將不可扣減。

或然代價人民幣100,000,000元的公允值已於收購日期確認為人民幣86,540,000元及其後於二零一零年十二月三十一日重新計量為人民幣87,101,000元。此乃分類為其他金融負債(附註40)。

有關收購一家子公司的現金流量分析如下：

		RMB'000 人民幣千元
Cash consideration	現金代價	369,200
Cash and bank balances acquired	所收購現金及銀行結存	(101,001)
Net outflow of cash and cash equivalents included in cash flows from investing activities	包括在投資活動產生的現金流量內的現金及現金等價物淨流出	268,199
Transaction costs of the acquisition included in cash flows from operating activities	包括在經營業務產生的現金流量內的收購的交易成本	1,156
		269,355

45. Business Combination (continued)

Since its acquisition, Junlebao contributed RMB119,541,000 to the Group's turnover and RMB4,089,000 to the consolidated profit for the year ended 31 December 2010.

Had the combination taken place at the beginning of that year ended 31 December 2010, the revenue and the profit of the Group for the year ended 31 December 2010 would have been RMB31,505,889,000 and RMB1,374,404,000, respectively.

45. 業務合併(續)

自其收購起，君樂寶為本集團截至二零一零年十二月三十一日止年度的營業額及綜合利潤分別貢獻人民幣119,541,000元及人民幣4,089,000元。

假設合併於截至二零一零年十二月三十一日止年度初發生，本集團於截至二零一零年十二月三十一日止年度內的收入及年度利潤會分別為人民幣31,505,889,000元及人民幣1,374,404,000元。

46. Contingent Liabilities

Save as the disclosure in note 45 and 50(b), the Group did not have any significant contingent liabilities at the end of reporting period.

The Company did not have any significant contingent liabilities at the end of reporting period.

46. 或然負債

除載於附註45及50(b)的披露外，本集團於報告期末無任何重大或然負債。

本公司於報告期末並無任何重大或然負債。

47. Pledge of Assets

Details of the Group's bank loans, other loans and long term payables, which are secured by the assets of the Group, are included in notes 36, 37 and 38, respectively, to the financial statements.

47. 資產抵押

有關據本集團的資產作抵押的本集團銀行貸款、其他貸款及長期應付款項詳情，分別載於財務報表附註36、37及38。

48. Operating Lease Arrangements

(a) As lessor

At the end of the reporting period, the Group had total future minimum lease receivables under non-cancellable operating leases with its tenants falling due as follows:

48. 經營租賃安排

(a) 作為出租人

於報告期末，本集團根據不可註銷經營租賃，日後到期應收其租戶的最低租金總額如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Within one year	1年內	762	–
In the second to fifth years, inclusive	2年至5年(包括首尾兩年在內)	69,467	–
		70,229	–

48. Operating Lease Arrangements (continued)

(b) As lessee

At the end of the reporting period, the Group had total future minimum lease payments under non-cancellable operating leases in respect of buildings and certain production equipment as follows:

48. 經營租賃安排(續)

(b) 作為承租人

於報告期末，本集團按照房屋及若干生產設備的不可註銷經營租賃須於日後支付的最低租金總額如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Within one year	1年內	71,252	65,475
In the second to fifth years, inclusive	2年至5年(包括首尾兩年在內)	205,406	239,844
Over five years	5年以上	13,801	32,120
		290,459	337,439

49. Commitments

In addition to the operating lease commitments detailed in note 48, the Group had the following outstanding capital commitments in respect of the purchase and construction of property, plant and equipment as at the end of reporting period:

49. 承擔

除了附註48詳述的經營租賃承擔外，於報告期末，本集團有關購置及興建物業、廠房及設備的資本承擔如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Contracted, but not provided for	已訂約但未撥備	694,483	527,900

Subsequent to the end of reporting period, the board of directors approved the capital expenditure (not contracted for) amounting to approximately RMB2,500,748,000 (2010: RMB1,919,820,000), out of which approximately RMB7,725,000 (2010: RMB5,850,000) was related to the Group's share of capital expenditure of a jointly-controlled entity.

於報告期末後，董事會批准資本開支(但未訂約)約為人民幣2,500,748,000元(二零一零年：人民幣1,919,820,000元)，其中約人民幣7,725,000元(二零一零年：人民幣5,850,000)與本集團分佔一共同控制實體的資本開支有關。

The Company did not have any significant commitments at the end of reporting period.

於報告期末，本公司並無任何重大承擔。

50. Related Party Transactions

(a) In addition to the transactions and balances which are disclosed elsewhere in these financial statements, the Group had the following significant transactions with its associates, a jointly-controlled entity and other related parties.

50. 關聯人士交易

(a) 除於本財務報表其他段落披露的交易及結餘外，本集團與其聯營公司、共同控制實體及其他關聯人士進行下列重大交易。

		Note 附註	Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
(I) Sales of liquid milk products to associates	(I) 向聯營公司銷售液體奶產品	(i)	**4,719,948**	4,856,436
(II) Sales of ice cream products to associates	(II) 向聯營公司銷售冰淇淋產品	(i)	**336,646**	546,971
(III) Sales of other dairy products to associates	(III) 向聯營公司銷售其他乳製品	(i)	**14,734**	25,141
(IV) Sales of raw materials to a jointly-controlled entity	(IV) 向共同控制實體銷售原材料	(ii)	**51,908**	45,059
(V) Sales of raw materials to affiliates of a major shareholder of the Company	(V) 向本公司一主要股東的聯屬公司銷售原材料	(i)	**158**	257
(VI) Purchase of raw materials from a jointly-controlled entity	(VI) 向共同控制實體購買其他乳製品	(ii)	**(84,300)**	(236,563)
(VII) Purchase of ice cream products from an associate	(VII) 向聯營公司購買冰淇淋產品	(i)	**(56,565)**	(66,251)
(VIII) Purchase of liquid milk products from an associate	(VIII) 向聯營公司購買液體奶產品	(i)	**(42,445)**	(14,217)
(IX) Purchase of raw materials from affiliates of a major shareholder of the Company	(IX) 向本公司一主要股東的聯屬公司購買原材料	(i)	**(265,832)**	(110,963)

Notes:

(i) The considerations were determined with reference to the then prevailing market prices/rates and the prices charged to third parties.

(ii) These transactions were conducted at cost, which approximated to the prevailing market price of the materials.

附註：

(i) 價格是經參考當時市場價格／費率及收取第三方的價格釐定。

(ii) 此等交易按成本值(約為原材料之市價)進行。

50. Related Party Transactions (continued)

(b) Other transactions with related parties

The Group has guarantees of the below amounts in connection with interest-bearing bank loans.

50. 關聯人士交易(續)

(b) 與關聯人士進行的其他交易

本集團就計息銀行貸款擔保的款項如下：

		Group 本集團 2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Guarantees provided for a jointly-controlled entity	為一間共同控制實體提供的擔保	**2, 709**	70,635
Guarantees provided by a partner of a jointly-controlled entity	由一間共同控制實體的夥伴提供的擔保	**–**	67,104
Guarantees provided for an associate	為一間聯營公司提供的擔保	**–**	19,500

(c) Compensation of key management personnel of the Group

Key management compensation is detailed in note 7 to the financial statements.

Except for (a.V) and (a.IX), the above transactions did not constitute connected transactions as defined in the Listing Rules.

(c) 本集團的主要管理人員的報酬

主要管理人員的報酬詳載於財務報表附註7。

除了(a.V)及(a.IX)外，上述交易並不構成上市規則所界定的關連交易。

51. Financial Instruments by Category

The carrying amounts of each of the categories of financial instruments as at the end of reporting period are as follows:

51. 按類別劃分的金融工具

於報告期末，各個分類的金融工具的賬面值如下：

Financial assets

金融資產

		Group 本集團					
		2011 二零一一年			2010 二零一零年		
		Loans and receivables 貸款及應收款項 RMB'000 人民幣千元	Available-for-sale financial assets 可供出售金融資產 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元	Loans and receivables 貸款及應收款項 RMB'000 人民幣千元	Available-for-sale financial assets 可供出售金融資產 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments	可供出售投資	–	295,206	295,206	–	301,681	301,681
Bills receivable	應收票據	261,024	–	261,024	20,539	–	20,539
Trade receivables	應收賬款	574,734	–	574,734	554,933	–	554,933
Other receivables	其他應收款項	289,427	–	289,427	169,897	–	169,897
Other financial assets	其他金融資產	69,961	–	69,961	71,754	–	71,754
Investment deposits	投資存款	102,800	–	102,800	–	–	–
Pledged deposits	保證金存款	175,289	–	175,289	102,399	–	102,399
Cash and bank balances	現金及銀行結存	6,523,075	–	6,523,075	6,697,813	–	6,697,813
		7,996,310	295,206	8,291,516	7,617,335	301,681	7,919,016

51. Financial Instruments by Category (continued) 51. 按類別劃分的金融工具(續)

Financial liabilities 金融負債

		Group 本集團			
		2011 二零一一年		2010 二零一零年	
		Financial liabilities at fair value 按公允值列賬的金融負債 RMB'000 人民幣千元	**Financial liabilities at amortised cost 按攤銷成本列賬的金融負債 RMB'000 人民幣千元**	Financial liabilities at fair value 按公允值列賬的金融負債 RMB'000 人民幣千元	Financial liabilities at amortised cost 按攤銷成本列賬的金融負債 RMB'000 人民幣千元
Trade payables	應付賬款	**–**	**2,543,405**	–	2,061,193
Bills payable	應付票據	**–**	**1,141,141**	–	1,487,302
Other payables	其他應付款項	**6,731**	**1,575,050**	–	1,061,253
Interest-bearing bank loans	計息銀行貸款	**–**	**537,544**	–	700,786
Other loans	其他貸款	**–**	**119,094**	–	140,018
Long term payables	長期應付款項	**–**	**188,739**	–	14,102
Other financial liabilities	其他金融負債	**–**	**480,531**	–	420,027
		6,731	**6,585,504**	–	5,884,681

51. Financial Instruments by Category (continued)

The carrying amounts of each of the categories of financial instruments as at the end of reporting period are as follows:

51. 按類別劃分的金融工具(續)

於報告期末，各個分類的金融工具的賬面值如下：

Financial assets

金融資產

		Company 本公司					
		2011 二零一一年			2010 二零一零年		
		Loans and receivables 貸款及應收款項 RMB'000 人民幣千元	Available-for-sale financial assets 可供出售金融資產 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元	Loans and receivables 貸款及應收款項 RMB'000 人民幣千元	Available-for-sale financial assets 可供出售金融資產 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Loans to a subsidiary included in interests in subsidiaries (note 19)	於子公司的權益包含的應收一家子公司款項(附註19)	741,060	–	741,060	777,835	–	777,835
Loans to a subsidiary (note 18)	應收一家子公司款項(附註18)	2,656,684	–	2,656,684	2,680,430	–	2,680,430
Financial assets included in other receivables	包括於其他應收款項的金融資產	52,171	–	52,171	36,949	–	36,949
Cash and bank balances	現金及銀行結餘	622,766	–	622,766	599,995	–	599,995
Available-for-sale investments	可供出售投資	–	69,008	69,008	–	114,831	114,831
		4,072,681	69,008	4,141,689	4,095,209	114,831	4,210,040

51. Financial Instruments by Category (continued) 51. 按類別劃分的金融工具(續)

Financial liabilities 金融負債

		Company 本公司	
		2011 二零一一年	2010 二零一零年
		Financial liabilities at amortised cost 按攤銷成本列賬的金融負債	Financial liabilities at amortised cost 按攤銷成本列賬的金融負債
		RMB'000 人民幣千元	RMB'000 人民幣千元
Financial liabilities included in other payables	包括於其他應付款項的金融負債	**1,133**	1,544

52. Fair Values and Fair Value Hierarchy 52. 公允值及公允值層級

Fair value 公允值

The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

金融資產及負債之公允值以該工具於自願訂約各方現時進行之交易(強迫或清算銷售除外)中可交換之金額入賬。

The following methods and assumptions were used to estimate the fair values:

下文載列用於估計公允值的方法和假設：

The fair value of cash and cash equivalents, the current portion of pledged deposits, trade receivables, trade and bills payables, financial assets included in prepayments, deposits and other receivables, financial liabilities included in other payables and accruals, current interest bearing bank loans, other loans, approximate to their carrying amounts largely due to the short term maturities of these instruments.

現金及現金等價物的公允值、保證金存款的即期部分、應收賬款、應付賬款及應付票據、包括於預付款、按金及其他應收款項的金融資產、包括於其他應付款項及預提費用的金融負債、流動計息銀行貸款及其他貸款等工具因短期內到期而與彼等之賬面值相若。

The fair values of other financial assets, loans to a subsidiary, non-current portion of interest-bearing bank loans and long term payables and other financial liabilities have been calculated by discounting the expected future cash flows using rates currently available for instruments on similar terms, credit risk and remaining maturities.

其他金融資產、應收一家子公司款項、計息銀行貸款及長期應付款項的非流動部分以及其他金融負債的公允值乃採用類似條款、信貸風險及餘下到期日的工具現時可獲得的利率折現預期未來現金流量的方式計算。

52. Fair Values and Fair Value Hierarchy (continued)

Fair value (continued)

The fair values of listed equity investments are based on quoted market prices. The fair values of unlisted available-for-sale equity investments have been estimated using a valuation technique based on assumptions that are not supported by observable market prices or rates. The directors believe that the estimated fair values resulting from the valuation technique, which are recorded in the consolidated statement of financial position, and the related changes in fair values, which are recorded in other comprehensive income, are reasonable, and that they were the most appropriate values at the end of the reporting period.

The Group enters into derivative financial instruments with established commodity trading exchanges. Derivative financial instruments are measured using market quoted prices. The carrying amounts of the commodity futures contracts are the same as their fair value.

Fair value hierarchy

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments:

Level 1: fair values measured based on quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2: fair values measured based on valuation techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

Level 3: fair values measured based on valuation techniques for which any inputs which have a significant effect on the recorded fair value are not based on observable market data (unobservable inputs)

52. 公允值及公允值層級(續)

公允值(續)

上市股本投資的公允值乃基於市場報價。非上市可供出售股本投資的公允值使用基於並無可觀察市場價格或利率支持的假設的估值技術進行估計。董事相信估值技術所達致的估計公允值(其列入綜合財務狀況表)及公允值的相關變動(其列入其他綜合收益)實屬合理，並為於報告期末的最適當估值。

本集團與已成立的商品貿易交易所訂立衍生金融工具。衍生金融工具乃使用市場報價計量。商品期貨合約的賬面值與彼等的公允值相同。

公允值層級

本集團採用以下層級以釐定及披露金融工具的公允值：

第一級： 根據相同資產或負債於活躍市場的報價(未經調整)計量公允值

第二級： 公允值基於估值技術計量，且全部對所記錄的公允值有重大影響的輸入數據是可直接或間接觀察得到

第三級： 公允值基於估值技術計量，且任何對所記錄的公允值有重大影響的輸入數據是並非基於可觀察的市場數據(非可觀察輸入數據)

52. Fair Values and Fair Value Hierarchy (continued) 52. 公允值及公允值層級(續)

Fair value hierarchy (continued) 公允值層級(續)

Assets measured at fair value: 按公允值計量的資產：

		Group 本集團 2011 二零一一年		
		Level 1 第一級 RMB'000 人民幣千元	Level 3 第三級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments at fair value	按公允值計量的可供出售投資	69,008	103,319	172,327

		Company 本公司 2011 二零一一年		
		Level 1 第一級 RMB'000 人民幣千元	Level 3 第三級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments at fair value	按公允值計量的可供出售投資	69,008	–	69,008

52. Fair Values and Fair Value Hierarchy (continued) 52. 公允值及公允值層級(續)

Fair value hierarchy (continued) 公允值層級(續)

Assets measured at fair value: 按公允值計量的資產：

		Group 本集團 2010 二零一零年	
	Level 1 第一級 RMB'000 人民幣千元	Level 3 第三級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments at fair value 按公允值計量的可供出售投資	114,831	171,461	286,292

		Company 本公司 2010 二零一零年	
	Level 1 第一級 RMB'000 人民幣千元	Level 3 第三級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments at fair value 按公允值計量的可供出售投資	114,831	–	114,831

52. Fair Values and Fair Value Hierarchy (continued)

Fair value hierarchy (continued)

The movements in fair value measurements in Level 3 during the year are as follows:

52. 公允值及公允值層級(續)

公允值層級(續)

年內第三級公允值計量的變動如下：

		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Available-for-sale investments – unlisted	可供出售投資－非上市		
At 1 January	於一月一日	171,461	–
Reclassification from available-for-sale investments at cost	自按成本值計量的可供出售投資重新分類	–	12,000
Total gains recognised in other comprehensive income	於其他綜合收益確認的收益總額	(68,142)	159,461
At 31 December	於十二月三十一日	103,319	171,461

Liabilities measured at fair value:

按公允值計量的負債：

		Group 本集團 2011 二零一一年	
		Level 1 第一級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Other payables – derivative financial instruments at fair value	其他應付款項－按公允值計量的衍生金融工具	6,731	6,731

52. Fair Values and Fair Value Hierarchy (continued)

Fair value hierarchy (continued)

Liabilities measured at fair value:

52. 公允值及公允值層級(續)

公允值層級(續)

按公允值計量的負債：

		Group 本集團 2010 二零一零年 Level 1 第一級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Other payables – derivative financial instruments at fair value	其他應付款項－按公允值計量的衍生金融工具	–	–

The Company did not have any financial liabilities measured at fair value as at 31 December 2011 and 2010.

於二零一一年及二零一零年十二月三十一日，本公司並無任何按公允值計量的金融負債。

53. Financial Risk Management Objectives and Policies

Financial risk management

The Group's principal financial instruments, other than derivatives, comprise cash and cash equivalents, trade receivables and payables, other receivables and payables, balances with related parties, interest-bearing bank loans, other loans and long term payables. The main purpose of these financial instruments is to raise finance for the Group's operations. The Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations.

The Group also entered into derivative transactions, mainly commodity futures contracts. The purpose is to manage the commodity risks arising from the Group's operations.

The main risks arising from the Group's financial instruments are interest rate risk, foreign currency risk, credit risk, liquidity risk and equity price risk. The board of directors and senior management meet periodically to analyse and formulate measures to manage the Group's exposure to these risks. Generally, the Group adopts prudent strategies on its risk management.

53. 財務風險管理目標及政策

財務風險管理

本集團之主要金融工具(衍生工具除外)包括現金及現金等價物、應收及應付賬款、其他應收及應付款項、與關聯人士的結餘、計息銀行貸款、其他貸款及長期應付款項。該等金融工具主要目的是為本集團的營運籌集資金。本集團有各式各樣直接來自其業務的其他金融資產及負債，例如應收賬款及應付賬款。

本集團亦訂立衍生交易，主要為商品期貨合約。目的是管理本集團業務所產生的商品風險。

來自本集團金融工具的主要風險有利率風險、外幣風險、信貸風險及流動性風險及股本價格風險。董事會及高級管理人員定期舉行會議，分析本集團所承受的風險，並制定用以管理風險的措施。本集團一般採納審慎的策略管理風險。

53. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(i) Interest rate risk

The Group's exposure to the risk of changes in market interest rates relates primarily to the Group's borrowings with floating interest rates. The Group closely monitors its interest rate risk by performing periodic reviews and evaluations of its debt portfolio and gearing ratio. The interest rates and terms of repayment of the bank loans of the Group are disclosed in note 36 to the financial statements. In the opinion of the directors, the Group has no significant interest rate risk and has not used any interest rate swaps to hedge its exposure to interest rate risk.

The following table demonstrates the sensitivity to a reasonably possible change in interest rates, with all other variables held constant, of the Group's profit before tax (through the impact on floating rate borrowings):

53. 財務風險管理目標及政策(續)

財務風險管理(續)

(i) 利率風險

本集團承受的市場利率變動風險主要有關本集團的浮息借貸。本集團定期檢討和評估其債務組合及資本負債比率，對其利率風險進行密切注視。本集團的銀行貸款利率及還款期於財務報表附註36披露。董事認為，本集團並無重大利率風險，亦未曾使用任何利率調期對沖利率風險。

下表列示在所有其他變數維持不變的情況下，利率可能出現合理變動對本集團稅前利潤(透過浮息借貸的影響)的影響：

		Group 本集團	
		Increase/ (decrease) in basis points 利率基點 增加╱(減少)	Increase/ (decrease) in profit before tax 稅前利潤 增加╱(減少) RMB'000 人民幣千元
2011	二零一一年		
RMB	人民幣	**50**	**(3,471)**
RMB	人民幣	**(50)**	**3,471**
United States dollar	美元	**50**	**(210)**
United States dollar	美元	**(50)**	**210**
2010	二零一零年		
RMB	人民幣	50	(2,032)
RMB	人民幣	(50)	2,032
United States dollar	美元	50	(119)
United States dollar	美元	(50)	119

53. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(ii) Foreign currency risk

The Group's businesses are principally located in Mainland China and substantially all transactions are conducted in RMB, except for the purchases of imported machinery and equipment and sales of dairy products to Hong Kong and Macau. As at 31 December 2011, substantially all of the Group's assets and liabilities were denominated in RMB except the cash and bank balances of approximately RMB139,724,000 (2010: RMB67,366,000) and RMB163,027,000(2010: RMB1,631,092,000) which were denominated in United States dollars and Hong Kong dollars, respectively, the interest-bearing bank loans of approximately RMB264,044,000 (2010: RMB27,866,000) and long term payables of approximately RMB100,128,000 (2010: RMB49,208,000) which were denominated in United States dollars, and long term payables of approximately RMB2,716,000 (2010: RMB8,125,000) which was denominated in Japanese yen. The fluctuation of the exchange rates of RMB against foreign currencies could affect the Group's results of operations. However, in the opinion of the directors, the foreign currency risk exposure is under management's control.

The following table demonstrates the sensitivity to a reasonably possible change in the RMB exchange rate as compared to United States dollars, Hong Kong dollars and Japanese yen with all other variables held constant, of the Group's profit before tax (due to changes in the fair value of monetary assets and liabilities) and equity:

53. 財務風險管理目標及政策(續)

財務風險管理(續)

(ii) 外幣風險

本集團的業務主要位於中國大陸，除了購置進口機器及設備以及向香港和澳門出售乳製品外，絕大部分交易均以人民幣為本位貨幣。於二零一一年十二月三十一日，本集團的資產及負債當中，除了為數約人民幣139,724,000元(二零一零年：人民幣67,366,000元)及人民幣163,027,000元(二零一零年：人民幣1,631,092,000元)的現金及銀行結存分別以美元及港元為單位，計息銀行貸款約人民幣264,044,000元(二零一零年：人民幣27,866,000元)及長期應付款項約人民幣100,128,000元(二零一零年：人民幣49,208,000元)乃以美元為單位，以及長期應付款項約人民幣2,716,000元(二零一零年：人民幣8,125,000元)乃以日圓為單位以外，絕大部分均以人民幣為單位。人民幣兑外幣的匯價若有波動，可能影響本集團的經營業績，但董事認為外幣風險在管理層的控制之中。

下表列示在所有其他變數維持不變的情況下，人民幣與美元、港元及日圓的兑換率可能出現的合理變動(因貨幣資產及負債的公允值變動導致)對本集團税前利潤及權益的影響：

		Increase/ (decrease) in RMB rate 人民幣匯率 上升／(下降) %	Increase/ (decrease) in profit before tax 税前利潤 增加／(減少) RMB'000 人民幣千元	Increase/ (decrease) in equity 權益 增加／(減少) RMB'000 人民幣千元
2011	**二零一一年**	**5**	**220,456**	**(218,838)**
		(5)	**(220,456)**	**218,838**
2010	二零一零年	5	60,593	(224,790)
		(5)	(60,593)	224,790

53. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(iii) Credit risk

The cash and bank balances, as well as the pledged deposits, of the Group are mainly deposited with state-owned commercial banks in Mainland China.

The majority of the Group's sales are conducted on a cash basis. The Group has implemented policies to ensure that sales of products are made to distributors, who wish to trade on credit terms, with an appropriate credit history which is subject to periodic reviews. Receivable balances are monitored on an ongoing basis and the Group's exposure to bad debts is not significant.

The credit risk of the Group's other financial assets, which comprise deposits and other receivables, arises from default of the counterparty, with a maximum exposure equal to the carrying amounts of these assets.

The Group is also exposed to credit risk through the provision of financial guarantees, further details of which are disclosed in note 50(b) to the financial statements.

Except for the above, the Group has no significant concentration of credit risk, with exposure spread over a number of counterparties.

Further quantitative data in respect of the Group's exposure to credit risk arising from trade receivables are disclosed in note 27 to the financial statements.

(iv) Liquidity risk

The Group closely monitors its liquidity risk by performing periodic reviews and evaluations of its liquidity with regard to the industry characteristics, market conditions, business strategies and changes in the Group's state of affairs and adjusting the current and non-current portions of the Group's debt portfolio on a proper and timely basis. In addition, the Group aims to ensure a continuity of funds and flexibility through the use of various means of financing and by keeping committed credit lines available.

53. 財務風險管理目標及政策(續)

財務風險管理(續)

(iii) 信貸風險

本集團的現金及銀行結存以及保證金存款，主要存於中國大陸的國有商業銀行。

本集團大部分的銷售均按現金基準進行。本集團已實施政策以確保產品是售予擁有適當信貸記錄並有意以賒賬形式進行交易的經銷商，並就其信貸記錄進行定期的覆檢。本集團一直持續監察應收款項的結餘，本集團並無重大壞賬風險。

由於交易方違約產生由按金及其他應收款項構成的本集團其他金融資產的信貸風險最高限額相等於此等資產的賬面值。

本集團亦因為提供財務擔保而面對信貸風險，進一步詳情於財務報表附註50(b)內披露。

除上述者外，本集團並無風險涉及若干對手方的重大集中信貸風險。

有關本集團因應收賬款而須面對之信貸風險之其他量化數據，披露於財務報表附註27。

(iv) 流動性風險

本集團定期會根據行業特點、市場環境及業務戰略、財務狀況的變化，對集團的流動性進行檢討及審視，適當並及時調整本集團負債結構的即期及非即期部分，以監控流動性風險。此外，本集團亦透過利用不同的融資方式及保持一定的承諾信貸額度以確保資金的連續性及靈活性。

53. Financial Risk Management Objectives and Policies (continued)

53. 財務風險管理目標及政策(續)

Financial risk management (continued)

財務風險管理(續)

(iv) Liquidity risk (continued)

The table below summarises the maturity profile of the Group's financial liabilities at 31 December 2011 based on contractual undiscounted payments.

(iv) 流動性風險(續)

下表載列於二零一一年十二月三十一日根據合約無折讓付款的本集團金融負債的到期情況。

		2011 二零一一年				
		On demand 按要求 RMB'000 人民幣千元	Less than 1 year 一年以內 RMB'000 人民幣千元	1 to 5 years 一至五年 RMB'000 人民幣千元	More than 5 years 五年以上 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Interest-bearing bank loans	計息銀行貸款	–	537,544	–	–	537,544
Other loans	其他貸款	119,094	–	–	–	119,094
Trade and bills payables	應付賬款及應付票據	–	3,684,546	–	–	3,684,546
Other payables, excluding current portion of long term payables	其他應付款項,不包括長期應付款項的即期部分	–	1,519,959	–	–	1,519,959
Long term payables	長期應付款項	–	72,216	203,068	15,204	290,488
Other financial liabilities	其他金融負債	–	–	363,328	593,060	956,388
Loan guarantees given to banks	給予銀行的貸款擔保	–	–	–	–	–

		2010 二零一零年				
		On demand 按要求 RMB'000 人民幣千元	Less than 1 year 一年以內 RMB'000 人民幣千元	1 to 5 years 一至五年 RMB'000 人民幣千元	More than 5 years 五年以上 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Interest-bearing bank loans	計息銀行貸款	–	550,786	150,000	–	700,786
Other loans	其他貸款	140,018	–	–	–	140,018
Trade and bills payables	應付賬款及應付票據	–	3,548,495	–	–	3,548,495
Other payables, excluding current portion of long term payables	其他應付款項,不包括長期應付款項的即期部分	–	1,017,321	–	–	1,017,321
Long term payables	長期應付款項	–	45,545	15,517	–	61,062
Other financial liabilities	其他金融負債	–	–	100,000	850,363	950,363
Loan guarantees given to banks	給予銀行的貸款擔保	–	2,500	–	–	2,500

53. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(v) Equity price risk

Equity price risk is the risk that the fair values of equity securities decrease as a result of changes in the levels of equity indices and the value of individual securities. The Group is exposed to equity price risk arising from individual equity investments classified as available-for-sale investments (note 22) as at 31 December 2011.

The following table demonstrates the sensitivity to every 5% change in the fair values of the equity investments, with all other variables held constant and before any impact on tax, based on their carrying amounts at the end of the reporting period. For the purpose of this analysis, for the available-for-sale equity investments, the impact is deemed to be on the available-for-sale investment revaluation reserve and no account is given for factors such as impairment which might impact the income statement.

53. 財務風險管理目標及政策(續)

財務風險管理(續)

(v) 股本價格風險

股本價格風險為股票指數水平及個別證券價值變動導致股本證券公允值下降之風險。於二零一一年十二月三十一日，本集團面對之股本價格風險來自分類為可供出售投資(附註22)之個別股本投資。

下表顯示在其他所有可變因素維持不變且未計入任何稅務影響之情況，股本投資之公允值每5%變動時之敏感度，乃按股本投資於報告期末之賬面值計算。就本分析而言，對於可供出售股本投資，視為對可供出售投資重估儲備造成影響，以及並無計及可能影響利潤表的因素，例如減值。

2011 二零一一年		Carrying amount of equity investments 股本投資的賬面值 RMB'000 人民幣千元	Change in equity 股本變動 RMB'000 人民幣千元
Investments listed in:	列入以下項目的投資：		
Hong Kong available-for-sale	香港可供出售	**69,008**	**3,540**
Unlisted investments at fair value:	按公允值計量的非上市投資：		
Available-for-sale	可供出售	**103,319**	**5,166**

53. Financial Risk Management Objectives and Policies (continued)

53. 財務風險管理目標及政策(續)

Financial risk management (continued)

財務風險管理(續)

(v) Equity price risk (continued)

(v) 股本價格風險(續)

2010 二零一零年		Carrying amount of equity investments 股本投資的賬面值 RMB'000 人民幣千元	Change in equity 股本變動 RMB'000 人民幣千元
Investments listed in:	列入以下項目的投資：		
Hong Kong available-for-sale	香港可供出售	114,831	5,742
Unlisted investments at fair value:	按公允值計量的非上市投資：		
Available-for-sale	可供出售	171,461	8,573

Capital management

The primary objectives of the Group's capital management are to safeguard the Group's ability to continue as a going concern and to maintain healthy capital ratios in order to support its business and maximise shareholders' value.

The Group manages its capital structure makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2011 and 31 December 2010.

資本管理

本集團資本管理的基本目標乃維持本集團持續經營的能力及保持穩健的資本比率，以支持其業務及提高股東價值。

本集團管理其資本架構，並因應經濟環境的變化及相關資產的風險特徵作出調整。為維持或調整資本架構，本集團可能會調整派付予股東的股息、股東的資本回報或發行新股。於截至二零一一年十二月三十一日及二零一零年十二月三十一日止年度有關資本管理的目標、政策或程序並無變動。

53. Financial Risk Management Objectives and Policies (continued)

Capital management (continued)

The Group monitors capital using a gearing ratio, which is net debt divided by the total capital plus net debt. Net debt includes interest-bearing bank loans and other loans, trade, bills and other payables, accruals and customers' deposits, long term payables, other financial liabilities, less cash and bank balances, and excludes discontinued operations. Capital represents equity attributable to owners of the Company. The gearing ratios as at the ends of reporting periods were as follows:

53. 財務風險管理目標及政策(續)

資本管理(續)

本集團以資本負債比率監控資本，資本負債比率即負債淨額除以資本總額加上負債淨額之和。負債淨額包括計息銀行貸款及其他貸款、應付賬款、應付票據及其他應付款項、預提費用及客戶訂金、長期應付款項以及其他金融負債等負債淨額之和，減現金及銀行結存，並不包括已終止經營業務。資本是指本公司擁有人應佔的權益。於報告期末的資本負債比率如下：

		Group 本集團	
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元
Interest-bearing bank loans	計息銀行貸款	537,544	700,786
Trade and bills payables	應付賬款及應付票據	3,684,546	3,548,495
Accruals and customers' deposits	預提費用及客戶訂金	1,180,720	880,142
Other payables	其他應付款項	1,581,781	1,061,253
Other loans	其他貸款	119,094	140,018
Long term payables	長期應付款項	188,739	14,102
Other financial liabilities	其他金融負債	480,531	420,027
Less: Cash and bank balances	減：現金及銀行結存	(6,523,075)	(6,697,813)
Net debt	淨負債	1,249,880	67,010
Equity attributable to owners of the Company	本公司擁有人應佔權	11,471,058	9,758,064
Capital and net debt	資本與淨負債	12,720,938	9,825,074
Gearing ratio	資本負債比率	9.83%	0.68%

54. Approval of the Financial Statements

The financial statements were approved and authorised for issue by the board of directors on 27 March 2012.

54. 批准財務報表

董事會已於二零一二年三月二十七日批准及授權刊發財務報表。

Financial Summary
財務概要

The following is a summary of the audited financial statements of China Mengniu Dairy Company Limited (the "Company") and its subsidiaries for the respective years.

下列為中國蒙牛乳業有限公司(「本公司」)及其子公司於下列各個年度之經審核財務報表概要。

Results 業績

		Year ended 截至十二月三十一日止年度				
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元	2009 二零零九年 RMB'000 人民幣千元	2008 二零零八年 RMB'000 人民幣千元	2007 二零零七年 RMB'000 人民幣千元
Revenue	收入	**37,387,844**	30,265,415	25,710,460	23,864,975	21,318,062
Profit/(loss) before tax	稅前利潤/(虧損)	**2,060,630**	1,538,102	1,346,346	(1,089,275)	1,130,310
Income tax income/(expense)	所得稅收益/(支出)	**(276,081)**	(182,185)	(126,240)	161,454	(21,658)
Profit/(loss) for the year from continuing operations	本年持續經營業務利潤/(虧損)	**1,784,549**	1,355,917	1,220,106	(927,821)	1,108,652
Profit for the year from a discontinued operation	本年終止經營業務利潤	**–**	–	–	3,357	–
Profit/(loss) for the year	本年利潤/(虧損)	**1,784,549**	1,355,917	1,220,106	(924,464)	1,108,652
Attributable to:	下列各方應佔:					
Owners of the Company	本公司擁有人	**1,589,274**	1,237,273	1,115,799	(948,600)	935,786
Non-controlling/minority interests	非控股/少數股東權益	**195,275**	118,644	104,307	24,136	172,866
Proposed dividend	擬派股息	**349,953**	278,078	245,465	–	187,535
Earnings per share attributable to ordinary owners of the Company (RMB) (note (i))	本公司普通股擁有人應佔每股盈利(人民幣元)(附註(i))					
For profit/(loss) for the year	本年利潤/(虧損)					
– Basic	–基本	**0.908**	0.712	0.681	(0.639)	0.664
– Diluted	–攤薄	**0.905**	0.711	N/A	N/A	0.664

Assets, Liabilities and Equity 資產、負債及權益

		At 31 December 於十二月三十一日				
		2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元	2009 二零零九年 RMB'000 人民幣千元	2008 二零零八年 RMB'000 人民幣千元	2007 二零零七年 RMB'000 人民幣千元
Total assets	總資產	**20,201,685**	17,305,841	14,096,126	11,315,275	9,681,279
Total liabilities	總負債	**8,152,865**	7,088,332	5,184,432	6,577,304	3,846,575
Equity attributable to owners of the Company	本公司擁有人應佔權益	**11,471,058**	9,758,064	8,575,678	4,464,616	5,111,629
Non-controlling/minority interests	非控股/少數股東權益	**577,762**	459,445	336,016	273,355	723,075

Note:

(i) Calculation basis for the earnings per share attributable to ordinary owners of the Company is set out in note 11 to the consolidated financial statements.

附註:

(i) 本公司普通股擁有人應佔每股盈利的計算基準載於綜合財務報表附註11。

Concept, design and printing: iOne Financial Press Limited.   Website: www.ione.com.hk
設計與製作: 卓智財經印刷有限公司   網址: www.ione.com.hk

蒙牛®

好品质 绿生活

China Mengniu Dairy Company Limited
中國蒙牛乳業有限公司*

(Incorporated in the Cayman Islands with limited liability)
(於開曼群島註冊成立之有限公司)

Stock Code 股份代號：2319

www.mengniu.com.cn
www.mengniuir.com

蒙牛

只為點滴幸福

China Mengniu Dairy Company Limited

中國蒙牛乳業有限公司*

(Incorporated in the Cayman Islands with limited liability)

(於開曼群島註冊成立之有限公司)

Stock Code 股份代號：2319

2012 年報
ANNUAL REPORT



* For identification purpose only 僅供識別

只為點滴幸福

Corporate Profile
公司簡介

China Mengniu Dairy Company Limited (Stock Code: 2319) and its subsidiaries (the "Group" or "Mengniu") manufacture and distribute quality dairy products in China. It is one of the leading dairy product manufacturers in China, with ***MENGNIU*** as its core brand.

The Group's diversified products range includes liquid milk products, such as UHT milk, milk beverages and yogurt, ice cream and other dairy products such as milk powder. In December 2012, the Group's annual production capacity of dairy products reached 7.58 million tons.

中國蒙牛乳業有限公司(股份代號：2319)及其子公司(統稱「本集團」或「蒙牛」)於中國生產及銷售優質乳製品。憑藉其主要品牌蒙牛，本集團已成為中國領先的乳製品生產商之一。

本集團提供多元化的產品，包括液體奶(如UHT奶、乳飲料及酸奶)、冰淇淋及其他乳製品(如奶粉)。於二零一二年十二月，本集團乳製品的年生產能力達758萬噸。

Contents 目錄

Highlights
摘要

For the year ended 31 December	截至十二月三十一日止年度	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Revenue	收入	36,080,353	37,387,844
Gross profit	毛利	9,054,567	9,592,152
Profit attributable to owners of the Company	本公司擁有人應佔利潤	1,257,148	1,589,274
Net cash flows from operating activities	經營業務產生的淨現金流量	2,006,896	2,520,057
Earnings per share (RMB)	每股盈利(人民幣元)		
– Basic	–基本	0.711	0.908
– Diluted	–攤薄	0.711	0.905

- Through continuous optimisation of product structure and stringent cost control measures, Mengniu's business remained stable during 2012. Revenue of the year amounted to RMB36,080.4 million, and profit attributable to owners of the Company was RMB1,257.1 million.
- In response to the market demand, Mengniu's annual production capacity increased by 0.53 million tons, amounting to a total of 7.58 million tons by December 2012.
- In alliance with international market-leading counterparts, Mengniu built up a new quality and safety management structure, bringing quality control into full play across every detail of the entire production chain.
- Continued to enhance the strength in milk sources by promoting scaled ranching. The proportion of milk sources provided by ranches and scaled farms further increased to 93%, a leading position within the industry. Mengniu also proceeded with eight self-built ranches.
- Introduced Arla Foods, a dairy enterprise in Europe, as its second largest strategic shareholder and established long-term strategic collaboration; co-established the China-Denmark Milk Technology and Cooperation Centre, extending collaboration on technology, talents exchange, etc, to boost the development of the whole industry.
- Launched the new brand concept focusing on "Quality" and "Happiness", marking the birth of a brand-oriented vision driven by consumer needs.
- Consolidated the sales channels aiming at better control over sales terminals and increasing overall efficiency; adjusted its branding strategies to focus on key brands and launched sales activities accordingly.

- 通過持續優化產品結構及嚴控成本等措施，蒙牛各項業務維持較為穩定的發展，於二零一二年實現收入人民幣360.804億元，本公司擁有人應佔利潤為人民幣12.571億元。
- 根據市場需求佈局產能，截至二零一二年十二月，合計年產能達758萬噸，按年增加53萬噸。
- 對標國際領先企業，建立新的質量安全管理架構，深度覆蓋全產業鏈，將嚴控質量的理念深入至每一個生產細節中。
- 繼續加強奶源資源優勢，推廣規模化養殖模式，蒙牛來自規模化、集約化牧場奶源比例進一步提高到93%，居於行業領先地位；同時開始建設八座自建牧場。
- 引入歐洲乳品企業Arla Foods為第二大戰略股東並建立長期戰略合作關係；共同成立中國丹麥乳品技術合作中心，促進技術、人才等多方面的合作及交流，推動行業整體發展。
- 發佈以「品質」和「幸福」為中心的品牌新理念，以消費者需求為驅動的品牌理念破繭而出。
- 對銷售渠道體系進行全面調整，以掌控終端為目標，提升銷售渠道整體效率；配合品牌策略調整，聚焦於重點品牌開展銷售活動。

Revenue by Product Mix
For the year ended 31 December

按產品劃分之收入
截至十二月三十一日止年度


RMB Million
人民幣百萬元
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
1.2%
8.7%
90.1%
1.6%
8.8%
89.6%
2011
2012
Liquid Milk
液體奶
Ice Cream
冰淇淋
Other Dairy Products
其他乳製品

Revenue by Product Mix in Liquid Milk Segment
For the year ended 31 December

按液體奶產品劃分之收入
截至十二月三十一日止年度


RMB Million
人民幣百萬元
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
13.5%
24.7%
61.8%
14.2%
24.9%
60.9%
2011
2012
UHT Milk
UHT奶
Milk Beverages
乳飲料
Yogurt
酸奶

Plant Map
生產基地位置圖



Saibei Plant
Chabei Plant
Taiyuan Plant
Helin (Hi-tech) Plant
Helin (Headquarters) Plant
Xinjiang Plant
Baotou Plant
Bameng Plant
Yinchuan Plant
Xinjiang
新疆
Inner Mongolia
內蒙古
Heilongjiang
黑龍江
Liaoning
遼寧
Beijing
北京
Hebei
河北
Shanxi
山西
Shandong
山東
Shaanxi
陝西
Henan
河南
Anhui
安徽
Jiangsu
江蘇
Hubei
湖北
Sichuan
四川
Guangdong
廣東
Qiqihaer Plant
Shangzhi Plant
Wulanhaote Plant
Tongliao (Keerqin) Plant
Shenyang Plant
Tangshan Plant
Luannan Plant
Beijing Plant
Tianjin Plant
Hengshui Plant
Baoding Plant
Shijiazhuang (Junlebao) Plant
Tai'an Plant
Jiaozuo Plant
Suqian Plant
Ma'anshan Plant
Qingyuan Plant
Baoji Plant
Meishan Plant
Shanxi Plant
Wuhan Plant
Dangyang Plant
UHT Milk and Milk Beverages
UHT 奶及乳飲料
Yogurt
酸奶
Ice Cream
冰淇淋
Other Dairy Products
其他乳製品

Major Awards and Achievements
主要獎項及殊榮



The Group

- Garnered the "Technology Innovation Award" from the Chinese Institute of Food Science and Technology
- Received the "2012 Dedication to Poverty Alleviation Award" from China Foundation for Poverty Alleviation
- Became a member of STCE (全國節能減排標準化技術聯盟)
- Named a "Leading Enterprise in Product After-sales (Public) Service Quality" by the China Association for Quality Promotion

Mengniu Brand

- Ranked among the "Most Influential Brands over the Last 20 Years in the China Consumer Market" by the China General Chamber of Commerce and China National Commercial Information Centre
- Mengniu's liquid milk products were honoured as "2012 Most Trustworthy Brand among Consumers" by the China Industrial Information Issuing Centre

Mengniu Products

- Mengniu's liquid milk products ranked first, in terms of sales volume and sales value, among similar products in China in 2012, according to China Industrial Information Issuing Centre
- *Fruit Milk Drink (真果粒)* garnered the "2012 First Prize of Technological Innovation Award" from the China Dairy Industry Association
- *Future Star Milk (未來星兒童成長牛奶)*, *Xinyangdao Zhenyang Milk (新養道珍養牛奶)*, *Champion Fermented Yogurt (冠益乳發酵乳)*, *Youyi C (優益C)* and *Mango Flavoured Ice+ (冰+芒果雪泥)*, etc, were named "2012 Outstanding New Products" by the China Dairy Industry Association
- *Junlebao (君樂寶) La Smooth (酸湯布丁)* and *Mei Ri Huo Jun (每日活菌)* were honoured as "Innovative Products" at the 13th SIAL China; *La Smooth (酸湯布丁)* was the only product to garner the "Special Award" at the exhibition

本集團

- 獲中國食品科學技術學會頒發「科技創新獎」
- 獲中國扶貧基金會頒發「2012年度扶貧愛心獎」
- 成為全國節能減排標準化技術聯盟成員單位
- 獲中國質量萬里行促進會授予「產品售後(公眾公共)服務質量先進企業」之榮譽

蒙牛品牌

- 獲中國商業聯合會、中華全國商業信息中心評選為「中國消費市場20年最具影響力品牌」之一
- 蒙牛牌液體奶獲中國行業企業信息發佈中心評為「2012年度消費者最信賴品牌」

蒙牛產品

- 根據中國行業企業信息發佈中心的資料，蒙牛液體奶榮列2012年度全國市場同類產品銷量、銷售額第一名
- *真果粒*獲中國乳製品工業協會評為「2012年度技術創新一等獎」
- *未來星兒童成長牛奶*、*新養道珍養牛奶*、*冠益乳發酵乳*、*優益C*、*冰+芒果雪泥*等產品獲中國乳製品工業協會評為「2012年度優秀新產品」
- *君樂寶酸湯布丁*及*每日活菌*榮膺第十三屆中國國際食品和飲料展覽會「創新產品」稱號，*酸湯布丁*同時摘得展會唯一「特別獎」

2012 Milestones
二零一二年大事記

12/4



Ms. Sun Yiping was appointed as the new CEO of Mengniu.

孫伊萍女士獲委任為蒙牛新任總裁。

12/6



Hong Kong and Macau media visited a production plant of Mengniu.

港澳媒體代表參觀蒙牛生產基地。

15/6



A strategic cooperation agreement was signed with Arla Foods, an European dairy industry leader.

蒙牛與歐洲乳業巨頭Arla Foods簽署戰略合作協議。

19/6



A press conference with the theme "The New Mengniu Listens with Heart" (新蒙牛．心溝通) was held.

舉辦「新蒙牛．心溝通」媒體溝通會。

22/8



Hengshui Plant was inaugurated and commenced production; phase two of Baoding Plant commenced operation.

衡水事業部投產開業及保定事業部二期投產。

14/9



The campaign "Looking for the Most Beautiful Teachers in Rural Areas" (尋找最美鄉村教師) was launched to spread love and hope.

啟動「尋找最美鄉村教師」活動，播灑愛與希望。

20/9



Mengniu revamped its slogan as "A Little Happiness Matters" (只為點滴幸福), and launched new product packages.

發佈「只為點滴幸福」新品牌形象，產品新包裝上市。

15/7



Organisational restructure was launched to enhance execution capabilities.

啟動組織結構變革，強化系統執行能力。

26/7



Investors visited a production plant of Mengniu on Investor Day.

舉辦「投資者關係日」，投資機構代表參觀蒙牛生產基地。

20/8



Mr. Li Changchun, Member of the Central Politburo Standing Committee of the Communist Party in China at the time, visited Mengniu and showed support for its prospects.

時任中國共產黨中央政治局常委李長春先生視察蒙牛，關懷企業發展。

21/9



Four divisions (四駕馬車) related to quality management were established to enhance quality control across the entire production chain.

「四駕馬車」帶動全面質量管理。

26/11



The China-Denmark Milk Technology and Cooperation Centre was officially inaugurated.

中國丹麥乳品技術合作中心正式揭幕。

8/12



The *Arla Foods (愛氏晨曦)* brand was launched in China.

*愛氏晨曦*品牌登陸中國。

20/12



Started the new Five-Year Strategic Plan to illustrate Mengniu's future direction.

啟動新的五年戰略規劃，明確未來方向。

CEO's Statement
總裁報告書

Dedicate Every Effort to Create Value
點滴行動 創造價值



Ms. Sun Yiping
孫伊萍
Chief Executive Officer
總裁

Thanks to the trust of the Board of Directors, I have been invited to join the family of Mengniu in April 2012. During the challenging year, I could feel every effort exerted by my colleagues to constantly drive the progress of Mengniu each and every day. Starting from every small detail, and working hand-in-hand with my colleagues, I also dedicated my best effort to leading the transformation and development of Mengniu. I am very grateful to my predecessors and all of our staff for building up such a dedicated, united and passionate team, which has contributed to the constant progress and the steady improvement in the overall results of Mengniu in recent years.

Looking back into 2012, while food safety incidents had made impacts on Mengniu's brand image and sales performance, the hard lessons have urged us to reflect deeply on ourselves. We continued to make improvements in reconstructing our quality management system, optimising our product structure, improving penetration into new markets and advancing brand management as a modern fast-moving consumer goods enterprise. Looking ahead, with the core value of "becoming a dairy enterprise that delivers products of the best quality and in the most professional and devoted manner in China", it is of utmost importance that Mengniu strengthens its foundation and devotes every bit of attention to every detail. As such, we will persistently strive for stable development, exert our social value as a leading dairy enterprise and find room for further development.

二零一二年四月，我有幸獲得董事會的信任，加入蒙牛大家庭。在這將近一年富有挑戰性的工作中，我每一天都能感受到我的同事們為推動蒙牛不斷進步而付出的點點滴滴努力。我並和他們從一點一滴做起，全力以赴地推動蒙牛的轉變和發展。非常感謝我的前任和所有同事們，是他們打造了這支團結優秀的隊伍，帶領蒙牛不斷進步，使整體業績在過去幾年中保持穩步上升的良好態勢。

回顧二零一二年，食品安全事件給蒙牛帶來了從品牌形象到市場銷售的全面沖擊。但同時，沉重的教訓也促使我們展開深刻的自我反思，並在質量體系建設、產品結構優化、新市場渠道滲透以及現代快消品企業的品牌管理等方面，不斷完善和改進。面向未來，蒙牛必須把「成為中國質量最好、最專注、最專業的乳品企業」作為我們的核心目標，不斷的夯實基礎、鑽研細節、務實點滴。只有這樣，我們才能獲得穩健發展的持久動力，實現乳製品企業的社會價值，並從中尋找到蒙牛自身的發展空間。

During the year, Mengniu reformed thoroughly in different aspects ranging from corporate culture to quality control and from milk sources to marketing. We launched the "Sunshine Campaign" (陽光行動) to rebuild Mengniu's culture and proclaimed the motto "The New Mengniu Listens with Heart" (新蒙牛‧心溝通). It promoted open and transparent communications, encouraged all staff members and business partners to re-ignite their passion for reviving the business and fully released their positive power. Arla Foods, a renowned dairy enterprise in Europe, was introduced to Mengniu as a strategic shareholder. With the support of the Ministry of Agriculture of the PRC, the two parties have co-established the China-Denmark Milk Technology and Cooperation Centre ("China-Denmark Cooperation Centre"), through which collaboration has been extended from the management of ranches and milk sources to the management of dairy product production, product development, activities related to clients and consumers, etc. We also re-rationalised the quality management system by setting up a head office of quality and safety management system as well as three quality centres on milk sources, operations and sales; through these four divisions, quality control is being implemented across the production chain and quality standards are applied to every detail. We focused on the brand concept of "A Little Happiness Matters" (只為點滴幸福), and renewed our brand image for the first time in 13 years. We rationalised the brand categories of Mengniu, established a branding strategy driven by market demand and formulated development plans with emphasis on the key brands. In addition, we boldly reformed the sales channels and sales strategy, and sent the sales team to the frontline to enhance our understanding of the market and serve our clients in a more professional manner.

在這一年中，蒙牛從企業文化到質量、從奶源到市場等不同層面重新進行了全面梳理。我們啟動了「陽光行動」以重建蒙牛文化，提出「新蒙牛，心溝通」的口號，倡導透明的溝通態度，激發全體員工和合作夥伴「二次創業」的激情，充分釋放正能量；我們引入歐洲知名乳品企業Arla Foods成為戰略股東，並在中國農業部的支持下與其展開合作，共同成立了「中國丹麥乳品技術合作中心」(「中丹合作中心」)，使雙方的交流與合作從牧場和奶源管理擴展到企業乳製品生產管理、產品研發、客戶與消費者的相關活動等多個方面；我們重新梳理質量管理體系，設立總部質量安全管理系統和奶源、營運、銷售三大質量管理中心，借助這「四駕馬車」實現了質量監控工作的全產業鏈式覆蓋，把質量標準落實到每一個細節；我們強調「只為點滴幸福」的品牌理念，13年來首度更新了品牌形象；我們梳理了蒙牛的品牌類別，確立了以市場需求為導向的品牌戰略，制訂出聚焦重點品牌的發展計劃；我們對銷售渠道和銷售策略進行了大膽改革，讓我們的銷售團隊深入市場最前沿，實現了更了解市場、更專業服務客戶的戰略目標。


蒙牛
纯牛奶
纯牛奶


蒙牛
焕轻
舒活牛奶
焕轻
骨力牛奶

We understand that Rome was not built in a day, yet, we are more courageous in facing our deficiencies than ever before. We are dedicated to perfect our internal systems and procedures through constant effort, so as to introduce gradual fundamental changes from inside out, and from details to the whole.

In 2013, taking into account the long-term development of Mengniu, we worked with a renowned consultancy firm to formulate a new Five-Year Strategic Plan, which has been implemented since 2013. According to the plan, we will fully integrate the value of responsibility into each of our internal systems and the daily operations. We will adopt scientific approach in coordination and planning, and focus closely on branding, channels, business structure, human resources, etc.

Driven by Mengniu's constant efforts to appreciate the diversified demands of consumers, we look forward to achieving a more balanced development by fully enhancing the quality system of the entire production chain, optimising the product structure and focusing on competitive product categories and brands. Meanwhile, Mengniu will further strengthen its collaboration with the world's leading dairy enterprises. We will leverage the advanced management experience from Arla Foods to adopt a more scientific and systematic approach to boost our own production and management efficiency. In addition, by fully introducing the production chain management systems of COFCO Group and Arla Foods, two major strategic partners of Mengniu, we will improve the management of ranch and quality assurance. In order to enhance the efficiency of milk sources management, we have redeployed the strategic road map for business structure and matching of supply and demand to align milk sources in a scientific manner and perfect the milk sources infrastructure.

我們深知，這些變革絕非一蹴而就。但是與以往相比，我們更加勇於正視自己的不足，並通過持續不斷的努力來完善內部體系建設，實現由內而外、從點滴到整體的轉變。

二零一三年，基於對企業長遠發展的考慮，我們與國際知名諮詢公司一起制訂了新的五年規劃，並在二零一三年伊始即投入積極實施。根據新的五年規劃，我們將負責任的價值觀全面融入到各系統及蒙牛員工的日常工作當中，科學統籌、全面規劃，緊密圍繞品牌、渠道、產業佈局、人力資源等幾方面展開工作。

展望未來，蒙牛將會立足於更加全面地了解消費者的多元化需求，全面提升整個產業鏈的質量體系建設，繼續優化產品結構，聚焦優勢品類和品牌，實現更加均衡的發展。與此同時，蒙牛與國際領先乳業的合作將會進一步強化和緊密，例如藉助Arla Foods先進的管理經驗，提升蒙牛的生產和管理效率，實現更加科學系統的管理模式；全面引入中糧集團和Arla Foods兩大戰略合作夥伴的產業鏈管理體系，改善蒙牛的牧場管理和質量控制。為此，我們重新設計了產業佈局和供需匹配的戰略實施路徑圖，完善奶源匹配及奶源基礎建設，提高奶源管理效率。

We strive to restore our brand, further strengthen our product competitiveness and optimise our product portfolio in the five years to come. Meanwhile, we will improve market penetration and channel expansion, and thus enhance our nationwide sales capability and realise a leaner management structure. Enhancement and optimisation of human resources is also our focus. On the one hand, we will fully develop the corporate culture of "Sunshine, Nobility, Responsibility and Innovation" (陽光、高尚、責任、創新), and attract more talents to join us; and on the other hand, we will provide training and promotion opportunities to existing key staff through the "Dawn Scheme" (晨曦計劃). We hope to increase team cohesiveness by creating a good working environment and offering an incentive mechanism for the purpose of laying a solid foundation in terms of human resources reserves and intellect for the reformation of Mengniu.

未來五年，我們將以「恢復品牌力，進一步提升產品力和優化產品結構」作為品牌管理的目標；同時，我們將加強市場滲透和渠道擴張，進一步提升全國銷售能力，實現精益化管理。人力資源建設也是我們工作的重點。一方面要全面形成蒙牛「陽光、高尚、責任、創新」的企業文化，吸引更多的國內外優秀人才加入我們；另一方面，通過「晨曦計劃」為現有骨幹員工提供培訓提升的機會。我們希望，通過創造良好的工作氛圍和激勵機制，提高團隊的凝聚力，為蒙牛的「二次創業」打下堅實的人力儲備和智力基礎。

In recent years, the development of China's dairy industry has attracted great concern of the community that every single member of the industry should fully appreciate the huge responsibility he or she bears. Looking ahead, we will dedicate every effort to attentively refine every detail in quality control, products and branding. As such, we can offer consumers dairy products that are safe, premium and healthy, as well as realise our brand concept of spreading happiness to more and more people. Through perseverance, we crave for creating greater value for our consumers, staff and shareholders, and turning Mengniu into a century-old enterprise and scoring more successes!

近年來，中國乳製品行業的發展備受社會的高度關注，每一位中國乳品行業的成員，都能深切地感受到我們自身的責任之重大。面向未來，只有用心抓好質量的細節、產品的細節、品牌的細節，通過不斷的點滴努力，才能為消費者奉獻安全、優質、健康的乳製品；才能全力踐行蒙牛的品牌主張，把「點滴幸福」傳遞到更多人身邊。我們期待通過堅持不懈的努力，可以為我們的消費者、員工和股東創造更大的價值，一步一步成就蒙牛百年企業的夢想！

Sun Yiping
Chief Executive Officer

Hong Kong, 26 March 2013

孫伊萍
總裁

香港，二零一三年三月二十六日



塑造優質奶源，打造點滴營養
Nutritious products from quality milk sources

蒙牛 只爲點滴幸福



點滴營養
點滴健康

Deliver **Nutrition**,
Deliver Health



Management Discussion and Analysis
管理層討論及分析

Economic Environment in China

There was a slight slowdown in China's economic growth under difficult global environment for the year 2012. However, guided by the PRC government's principle of progressing with stability, the GDP for the year exceeded RMB50 trillion, representing a year-on-year growth of 7.8%, down by 1.4 percentage points as compared with 2011. The actual growth of urban household income per capita and rural household net income per capita were 9.6% and 10.7% respectively. Retail sales of consumer goods for the year totaled RMB20,716.7 billion, representing an actual year-on-year growth of 12.1% eliminating the impact of price changes. The consumer price for the year showed a 2.6% year-on-year rise, down by 2.8 percentage points as compared with 2011.

中國經濟形勢

二零一二年，中國經濟在外部環境偏緊的情況下，增速稍有放緩。中國政府持續穩中求進的指導方針，令全年國內生產總值突破人民幣50萬億元，同比增長7.8%，增速較二零一一年回落1.4個百分點。城鎮居民人均收入實際增長9.6%，農村居民人均純收入實際增長10.7%。全年社會消費品零售總額為人民幣207,167億元，扣除價格因素後同比實際增長12.1%。全年居民消費價格同比上漲2.6%，漲幅較二零一一年回落2.8個百分點。

Fast-moving Consumer Goods and Dairy Industry

Structural upgrade of products remained a key driver for the growth in the fast-moving consumer goods sector. During the year, total sales of the sector grew by 16% comparing with 2011. The slowdown in the pace of growth was mainly due to difficult external economic conditions and fiercer market competition.

For the dairy industry, the government and society continued to reinforce regulated development through stringent supervision and media scrutiny. Driven by external environment and consumer demand, total sales of the dairy industry maintained steady growth. Meanwhile, product mix within the industry was further upgraded in response to the rising consumer demand for high-end dairy products. Furthermore, high priced and high value-added products grew at an accelerated rate. However, affected by the continuous rise in prices, the price of raw milk also increased as a result of the relatively fast growth of feeding costs.

快消品及乳製品行業情況

產品結構升級仍然是快消品市場增長的主要驅動力。年內，快消品行業銷售額同比增長16%，增速有所放緩，主要是受外部經濟環境及愈加激烈的競爭環境影響所致。

乳製品行業方面，國家及社會繼續通過加強監管及媒體監督等方式促進行業規範化發展。在外部環境和消費需求的共同推動下，乳製品行業銷售額保持穩定增長。同時，因應消費者對高端乳製品需求不斷增加的趨勢，行業內部產品結構進一步升級，高價位、高附加值的產品逐漸獲得市場青睞，增速加快。然而，受物價水平持續上漲影響，牧場飼養成本增長較快，使原奶價格亦相應上漲。



Created the "Happy Hours for Basketball Fans" (球迷幸福時刻) at the sixth NBA China Games

於第六屆NBA中國賽場打造「球迷幸福時刻」


欧世蒙牛"放心乳粉"市场监督员内蒙古工厂考察

Market inspectors for *MENGNIU ARLA (歐世蒙牛)* "Trustworthy Milk Powder" (放心乳粉) visited the production base in Inner Mongolia

歐世蒙牛「放心乳粉」市場監督員考察內蒙古生產基地

According to AC Nielsen, Mengniu's liquid milk products captured 27.4% of the market share of the sales of domestic liquid milk during the year, maintaining its top position in the market. Star brands such as *Milk Deluxe* (*特侖蘇*) also continued to lead the high-end market.

根據AC尼爾森監測資料顯示，年內蒙牛液體奶產品佔全國整體液體奶市場銷售額份額達27.4%，繼續位居市場第一位，而明星品牌*特侖蘇*等亦持續領銜高端市場。

BUSINESS REVIEW

Action One – Quality System Reform

In 2012, by aligning its quality management system with the international market-leading counterparts, Mengniu optimised its processes including milk sources, production and sales, and set up a new quality and safety management structure. Firstly, Mengniu established a quality and safety administration centre, which is responsible for formulating quality systems, developing uniformed standards, and assessing and inspecting quality management work. In addition, Mengniu established three separate quality administration centres in milk sources, operations and sales to manage quality and safety throughout the entire process. By establishing a comprehensive organisational structure, the quality and safety management duties and responsibilities of each department were more clearly defined and assigned, enabling effective coordination among departments and quality management across the entire production chain.

During the year, Mengniu devoted considerable resources in the quality and safety management system to enhance its overall quality management level. Important measures included engaging a quality assurance expert from the international fast-moving consumer goods industry, allocating more staff and equipment to different operational segments for quality assurance purpose and strengthening the training of staff to bolster their quality inspection skills.

業務回顧

行動之一－質量體系改革

二零一二年，蒙牛對標國際領先企業的質量管理模式，梳理了奶源、生產、銷售的各項環節，建立起新的質量安全管理架構。首先，蒙牛成立質量安全管理中心，負責建立質量體系，制定統一質量標準，並對質量管理工作進行評估和檢驗。其次，蒙牛成立了奶源質量管理中心、營運質量管理中心、銷售質量管理中心，分別將質量安全工作具體落實到從生產源頭到消費者手中的全過程。通過建立完善的架構，蒙牛對各部門質量安全管理的職能和責任工作有更清晰的劃分和定位，促進各部門能夠有效協作，將蒙牛的質量管理覆蓋到全產業鏈。

蒙牛在年內對質量安全管理體系投入了大量的資源，包括聘請國際快消品行業品質管控專家、在各運營環節增加品質檢測人員及設備、加強員工質量檢驗技能的培訓等，全面提升蒙牛的質量管理水平。



Participated in the "Earth Hour" (地球一小時) activity

參與「地球一小時」熄燈活動



Continued to build the "Charity Well" (愛心井)

持續建設「愛心井」

These measures have laid a solid foundation for quality management within Mengniu. In 2013, Mengniu will further implement standardised quality and safety management and introduce more advanced internationalised inspection techniques into the production process through cooperation with Arla Foods. Mengniu will also encourage all staff to participate in quality management so that quality control can be brought into full play.

上述的舉措為蒙牛打下堅實的品質基礎。在二零一三年，蒙牛還將進一步實施質量安全的標準化管理，並通過與Arla Foods合作將更多先進的國際化檢測技術引入生產環節，以及營造全員參與質量管理的工作氛圍，使質量管理工作能充分落到實處。

To reinforce the commitment to quality, Mengniu will take concrete actions by caring and refining every detail with sincerity and practicality, to spread happiness among consumers.

為由始至終的堅持質量，蒙牛將踏踏實實地做好每一步，用誠懇的態度和實際的行動打造產品的細節，使消費者能夠感受到「點滴幸福」。

Action Two – Milk Sources Enhancement

Mengniu continued to enhance its strength in milk sources by promoting scaled ranching and monitoring quality sources more strictly. Through provision of entrusted loans, raw milk prepayment, investment in large-scale ranches and construction of modernised ranch facilities, the proportion of Mengniu's milk sources provided by ranches and scaled farms further increased to 93%, a leading position within the industry.

行動之二－奶源建設加強

蒙牛繼續加強奶源資源優勢，推廣規模化的養殖模式，嚴格把關質量源頭。通過提供委託貸款、預支奶款、參股大型牧場及投資建設現代化牧場設備，蒙牛來自規模化、集約化牧場奶源比例進一步提高到93%，居於行業的領先地位。

To enhance the milk sources, Mengniu established two platforms in regard to ranch management, namely the Entrusted Management Centre and the Resource and Technology Integration Centre. The Entrusted Management Centre separates the ownership and management of Mengniu's collaborative ranches by introducing Mengniu's own professional team to manage and standardise the management standards of the ranches, and help increase their effectiveness and revenue, thereby ensure the safety of raw milk supply. The Resource and Technology Centre streamlines the workflow and reduces the operating costs by consolidating production materials including pasture, fodder, veterinary drugs, equipment, etc. In addition, Mengniu set up the Dairy Cattle University (奶牛大學) to consolidate domestic and international technical resources and enhance the management level of ranches in terms of yield rate per dairy cattle and somatic cell control, etc.

為了加強奶源建設，蒙牛成立了兩個牧場管理相關平台－委託管理中心和資源技術中心。委託管理中心通過分隔合作牧場之擁有權與管理權，由蒙牛專業團隊規範管理標準及進行管理，幫助合作牧場提高效率及增加收入，並保障原奶供應安全。資源技術中心則對合作牧場的牧草、飼料、獸藥、設備等生產資料進行整合，從而減少中間環節，提升運營效率，降低運營成本。另外，蒙牛成立奶牛大學，整合國內外技術資源，提升奶牛單產、體細胞控制等牧場管理水平。

Mengniu proceeded with eight self-built ranches during the year. The design of the standardised ranch in cooperation with Arla Foods was also completed during the year. The project covers processes from forage grass planting to preliminary processing of milk, and was a combination of advanced, scientific, intelligent and environmentally-friendly international farming concepts with Mengniu's self-built ranch management. It will be served as the model ranch of milk sources management of the Group.

蒙牛亦已於年內開始建設八座自建牧場。與Arla Foods合作的標準化牧場設計也在年內完成，涵蓋了從牧草種植到牛奶初加工的環節，將領先、科學、智能、環保的先進國際化養殖理念與蒙牛的自建牧場管理融合，將會成為本集團奶源管理的示範牧場。

Leveraging its position as a large-scale dairy product producer, Mengniu aims at facilitating the transformation of upstream industries to scaled ranching, so as to ensure reliable product quality for Mengniu, and contribute to the upgrade of dairy industry in China as well.

蒙牛希望藉助自身大型乳製品生產商的地位，推動上游產業向規模化奶牛養殖模式的轉化，一方面能為蒙牛的產品提供可靠的質量保障，另一方面也能為中國乳品行業的升級作出貢獻。

Action Three – International Strategic Collaboration

On 15 June 2012, Mengniu entered into a long-term strategic cooperation agreement with Arla Foods, an European dairy enterprise. Arla Foods became the second largest strategic shareholder of Mengniu by acquiring its equity interest, and began to participate in its daily operations.

Mengniu and Arla Foods efficiently formulated a range of plans to expedite cooperation, which has been implemented in phase. Supported by the Ministry of Agriculture of the PRC and the Ministry of Food, Agriculture and Fisheries of the Kingdom of Denmark, and prepared over the course of several rounds of negotiation, the China-Denmark Cooperation Centre was officially established on 26 November 2012. Combining the resources of both parties, a professional team was set up to facilitate technical exchanges.

During the year, the China-Denmark Cooperation Centre completed the design of the standardised model ranch. The quality management system model of Arla Foods will also be applied to Mengniu's self-built ranches which are currently under construction. The China-Denmark Cooperation Centre introduced the Fourier Transform Infra Red spectrum method on fingerprint technology (指紋圖譜原奶檢測方法) to enhance the accuracy of raw milk testing. The China-Denmark Cooperation Centre also proactively pushed forward the "Dawn Scheme" (晨曦計劃) to cultivate talents. The first group of outstanding staff selected from each department will be sent to Denmark to study dairy management and broaden their international horizon in 2013. The China-Denmark Cooperation Centre has also initiated several projects for cooperation and exchange over milk sources and quality inspection techniques, which will be further launched in 2013.

Moreover, quality dairy products including UHT milk, milk powder, cheese and butter produced by Arla Foods will also be brought to consumers in China through Mengniu's channels.

The collaboration between Mengniu and Arla Foods has gained full support from respective government departments of both countries. Mengniu believes that Arla Foods' 140-year long history and

行動之三－國際戰略合作

二零一二年六月十五日，蒙牛與歐洲乳品企業Arla Foods訂立戰略合作協議，建立長期戰略合作關係。此外，Arla Foods入股蒙牛，成為第二大戰略股東，參與蒙牛的實際運營。

蒙牛與Arla Foods迅速制定了一系列合作計劃並陸續開展。獲中國農業部和丹麥食品及漁農業部的支持，經過數輪磋商準備的中丹合作中心於二零一二年十一月二十六日正式成立，集合雙方資源組建起一支專業團隊，共同促進技術方面的交流。

年內，中丹合作中心已經完成了標準化示範牧場的設計工作，而蒙牛正處於建設中的自建牧場亦將引入Arla Foods的質量管理體系模式。中丹合作中心為奶源系統引入了指紋圖譜原奶檢測方法，提升原奶的檢測精準度。中丹合作中心還積極推進培養人才的「晨曦計劃」，蒙牛已於各部門選拔出首批優秀員工，將於二零一三年派往丹麥接受培訓，學習乳製品行業管理經驗，拓展國際化視野。中丹合作中心更就奶源和質量檢驗技術的合作交流設立了多個項目，將於二零一三年進一步開展。

此外，由Arla Foods生產的UHT奶、奶粉、奶酪及黃油等優質乳製品，也將經蒙牛的渠道帶給中國的消費者。

蒙牛與Arla Foods的合作得到了兩國政府部門的大力支持。藉助Arla Foods長達140年的悠久歷史和先進行業經驗，相信將為兩家企業共同搭建起國

advanced industrial experience will be beneficial to the establishment of an international technical exchange platform between the two enterprises. At the same time, the partnership will open a window for Chinese dairy industry, so as to promote the development of the whole industry.

Action Four – Branding Strategy Reform

The vision of "New Mengniu" has been reconstructed with a brand concept focusing on "Quality" and "Happiness". Under this theme, the overall sub-brand structure was established, marking the birth of a brand-oriented vision driven by consumer needs. Through the concept, Mengniu delivered the corporate vision of caring for the needs of consumers and bringing happiness to consumers by paying every bit of attention to every drop of raw milk.

In line with this concept, Mengniu has not only enhanced its product quality, but also actively launched a diversity of branding activities to deliver the brand promise of "Quality" and "Happiness" to its consumers. Mengniu has adopted a refreshing colour in the new packaging of its pure milk and basic functional milk products, and used the pattern of a drop of milk to demonstrate Mengniu's determination to change by "beginning from a drop" (從點滴做起). Mengniu held several interactive activities under the theme of "The New Mengniu Listens with Heart" (新蒙牛·心溝通) to present its corporate motto to the public sincerely and openly. Such activities included inviting internet opinion leaders and consumers to visit its production bases and communicate with Mengniu physically. Targeting major sports events, including the NBA Finals, the World Table Tennis Championships and the UEFA

際化技術交流平台，同時也為中國乳製品行業發展打開了一扇對外的窗口，推動行業的共同進步。

行動之四－品牌策略更新

蒙牛重新構建了「新蒙牛」品牌理念，確立了以「品質」和「幸福」為中心的品牌形象，並圍繞這個中心構建整體子品牌架構，以消費者需求為驅動的品牌理念破繭而出。蒙牛藉由該理念，傳達關注消費者需求，由每一滴原奶的品質抓起、憑藉點滴努力為消費者創造幸福的企業發展思路。

配合這個理念，蒙牛不僅從自身出發加強產品品質，還積極開展多元化的品牌活動，將「品質」及「幸福」的品牌形象傳達給消費者。蒙牛更換了純牛奶和基礎功能奶包裝，以清新的顏色和一滴奶的圖案創意傳達蒙牛「從點滴做起」的轉變；蒙牛多次開展「新蒙牛·心溝通」交流活動，真誠透明的與社會各界交流企業理念，包括主動邀請網絡意見領袖及大眾消費者親臨生產基地，考察各項生產活動及面對面進行溝通；針對NBA總決賽季、世界乒乓球錦標賽、歐洲杯足球賽季等多個體育賽事推出「因為信賴，所以選擇」的主題電視廣告，將品牌形象與健康、力量的體育明星聯繫起來；榮獲蒙古體育總局及蒙古奧林匹克發展基金會聯合頒發「二零一二年倫敦奧運會蒙古運動員




只为

Launched the new brand image "A Little Happiness Matters"

發佈「只為點滴幸福」之新品牌形象

Euro football competitions, Mengniu launched a series of television advertisements under the theme of "Selection Through Trust" (因為信賴·所以選擇) to connect the brand image with healthy and energetic sports stars. Mengniu was also designated as the "Official Milk Products for Mongolian Athletes at the London 2012 Olympic Games" (2012年倫敦奧運會蒙古運動員指定牛奶) by the General Administration of Sport of Mongolia (蒙古體育總局) and the Mongolian Foundation for the Promotion of the Olympic Games (蒙古奧林匹克發展基金會). In addition, Mengniu has been sponsoring China's space programme for nine consecutive years and took the opportunity of the successful launch of Shenzhou 9 Spacecraft (神舟九號) to promote its quality products.

Mengniu reorganised the overall structure of its sub-brands by eliminating certain brands and formulating the strategy of focusing its resources on selected key brands. Mengniu regrouped the sub-brands under four categories in light of consumer needs and market trends, namely daily nutrition, leisure nutrition, professional nutrition and luxurious nutrition, and set up brand centres to manage these diversified brand categories. Each brand centre implemented tailor-made branding strategies with different directions and focuses.

In the future, Mengniu will continue to build its brand under the two main themes of "Quality" and "Happiness", and communicate with consumers and stakeholders more proactively and openly. In order to gradually enhance consumers' confidence in the brand and deliver positive message to the consumers, Mengniu will also carry out more interactive thematic campaigns to meet consumer needs.

Action Five – Sales Channel Consolidation

During the year, Mengniu embarked on comprehensive consolidation of its sales channel aiming at taking more controls over sales terminals and increasing overall efficiency. At present, Mengniu has finished the consolidation on the three below aspects.

First, Mengniu has reduced layers between sales management headquarters and points-of-sale, which greatly enhanced efficiency of internal communication and approval process and shortened the response time. The decision-making point was also shifted from the headquarters to the points-of-sale to better cater for the demand of the distributors and increase overall operational efficiency with a view to facilitating business development.

Mengniu integrated sales resources of UHT milk, chilled products and ice cream, and set up centralised platforms based on key functions such as sales management and channel. The platforms were built for the purpose of sharing marketing resources and enhancing the utilisation efficiency of resources.

指定牛奶」稱號；蒙牛連續第九年助力航天事業，結合「神舟九號」成功發射，打造航天優質產品形象。

蒙牛重新梳理子品牌整體架構，淘汰部分品牌，制訂了集中資源打造個別重點品牌的策略。結合消費者需求及市場趨勢，蒙牛將所有子品牌重新整合規劃為基礎營養、休閒營養、專業營養、高端營養共四大類別，並成立了分管不同品牌類別的品牌中心，依據不同的方向和重點管理每一類品牌，落實品牌策略。

未來，蒙牛的品牌建設仍將圍繞「品質」和「幸福」兩條主線繼續發展，以更加陽光和透明的姿態與消費者及各利益相關方展開誠意溝通，並以消費者需求為出發點，開展更具互動性的主題活動，一步一步增強消費者對品牌的信任，傳遞正能量。

行動之五－銷售渠道整合

蒙牛於年內開始對銷售渠道體系進行全面調整，以掌控終端為目標，提升銷售渠道體系整體效率，目前主要完成了以下三方面的整合。

首先，蒙牛縮減了自銷售管理系統總部到終端售點之間的層級，內部溝通及審批環節因而大大減少，內部反應速度得以提升；並將決策方由系統總部向銷售前端前移，更好的關注經銷商需求，提升整體營運效率，促進業務發展。

其次，蒙牛對原有的常溫、低溫、冰淇淋營銷中心進行資源整合，依據銷售管理、渠道行銷等關鍵職能搭建統一平台，營銷資源得以充分共享，提升了資源使用效率。

Mengniu has formulated workflow and inspection standards to standardise the management process of all points-of-sale so that front-end sales will become more controllable with professional and standardised operational procedures.

蒙牛制定了終端標準化流程及檢查流程，未來將對所有終端售點實行標準化管理，以專業化配置、標準化作業使前端銷售工作得以規範可控。

With regard to channel promotion, Mengniu has adjusted its branding strategies to focus on key brands with an aim to boost their sales performance and channel penetration.

在渠道銷售活動方面，蒙牛配合品牌策略的調整聚焦於重點品牌，著力提升其銷售表現及渠道滲透。

The integration of the sales channel is still in progress. In the future, Mengniu intends to establish a standardised and informationalised operation model and perfect its system through resources consolidation and brands competitiveness.

蒙牛對銷售渠道體系的調整仍在繼續，未來將加緊標準化信息化作業模式的建立，利用整合資源，結合優勢品牌完善系統建設。

Action Six – Information System Upgrade

With an aim of establishing an informationalised operation management system that can quickly adapt to changes and meet internal control requirements, Mengniu launched a project to upgrade the information system in accordance with the industry standards during the year. Both the human resources management system and the financial budget management system were standardised accordingly.

行動之六－信息系統改革升級

為建立能快速適應業務變化、符合內控要求的信息化業務管理系統，蒙牛於年內對照行業標準，啟動內部信息系統升級項目，成功實現了人力資源管理系統和財務預算管理系統的標準化、系統化管理。

Besides, Mengniu has optimised the transportation system by deploying base stations and GPS systems, which not only enabled control of refrigeration and tracking of transportation vehicles, but also shortened the transportation distance, thereby lowered logistics costs and slowed down the melting of chilled products.

另外，蒙牛還採用基站和GPS定位優化運輸系統，不僅可對運輸車輛進行製冷監控及追蹤，並可助於縮短運輸路徑，從而降低了物流成本和低溫產品的融化率。

FINANCIAL REVIEW

Food quality and safety incidents during the year adversely affected consumer confidence and sales to a certain extent. In face of the severe challenges, Mengniu took the initiative to identify its shortcomings and perfect its quality management system. By devoting greater efforts to sales activities and enhancing communications with consumers, Mengniu has been regaining the affected market share and restoring its brand credibility gradually. During the year under review, revenue of the Group amounted to RMB36,080.4 million (2011: RMB37,387.8 million). Profit attributable to owners of the Company was RMB1,257.1 million (2011: RMB1,589.3 million). Basic earnings per share were RMB0.711 (2011: RMB0.908).

財務回顧

年內，食品質量安全事件對消費者信心及市場銷售帶來一定影響。面對嚴峻挑戰，蒙牛積極查找不足，加強完善質量管理體系，並通過加大營銷活動的投入及加強與消費者的溝通，逐步恢復受影響的市場份額及重建品牌的公信力。於回顧年內，本集團之收入為人民幣360.804億元（二零一一年：人民幣373.878億元）。本公司擁有人應佔利潤為人民幣12.571億元(二零一一年：人民幣15.893億元)。每股基本盈利為人民幣0.711元(二零一一年：人民幣0.908元)。

Revenue

Revenue for 2012 amounted to RMB36,080.4 million, representing a decline of 3.5% as compared with the revenue of RMB37,387.8 million in 2011. The decrease was mainly attributable to the drop in sales volume, partially offset by the price increase as a result of

收入

二零一二年全年收入為人民幣360.804億元，較二零一一年的收入人民幣373.878億元下降3.5%。這主要是由於受銷量下降影響，而產品結構優化帶來的價格上漲，則部分抵銷了上述影響。重點

the optimisation of product mix. Meanwhile, revenue of key brands including *Milk Deluxe* (*特侖蘇*), *Champion* (*冠益乳*), *Future Star* (*未來星*) and *Fruit Milk Drink* (*真果粒*) has maintained fast growth since their launch into the market, all of which recorded a double-digit increase in 2012, while *Youyi C* (*優益C*) enjoyed a three-digit growth during the year.

Gross Profit

Gross profit of the Group for the year ended 31 December 2012 amounted to RMB9,054.6 million (2011: RMB9,592.2 million), a decrease of 5.6% as compared with 2011. During the year under review, the Group continued to enhance the control over product quality and restore consumer confidence in its brand and dairy products by increasing the proportion of milk sources purchased from ranches and scaled farms, resulting in a rise in the cost of raw milk. Meanwhile, the Group devoted more resources to adding quality inspection staff and deploying more inspection equipment. As a result, the overall gross profit margin for the year was adjusted to 25.1% (2011: 25.7%).

To cope with the continued increase in raw milk and quality control costs, the Group enhanced operational efficiency through optimising the internal production and operation management flow, thereby lowered the production cost. The Group also reduced the procurement cost of raw and auxiliary materials and equipment by rationalising and optimising the deployment of suppliers. In addition, the Group optimised logistics and reduced transportation cost through effective production, sales and distribution arrangements and flexible deployment of conveyances.

Operating Expenses

The operating expenses of the Group for 2012 were RMB7,817.3 million (2011: RMB7,992 million), accounting for approximately 21.7% of the Group's revenue (2011: 21.4%). Among which, the selling and distribution expenses for the year decreased by 4% compared with the previous year to approximately RMB6,425.8 million (2011: RMB6,694.7 million), representing 17.8% of the Group's revenue (2011: 17.9%). Starting from the second half of 2012, the Group modified its sales channels strategies in light of the diversity of the market, and optimised its brand portfolio and distribution channels, in order to make better and more flexible use of sales and promotional resources. The percentage of advertising and promotion expenses to revenue for the year slightly declined to 6.4% (2011: 7.6%).

品牌*特侖蘇*、*冠益乳*、*未來星*和*真果粒*自上市以來收入一直保持高增長，二零一二年亦保持雙位數增長，*優益C*實現三位數增長。

毛利

本集團於年內錄得毛利為人民幣90.546億元(二零一一年：人民幣95.922億元)，較二零一一年減少5.6%。回顧年內，本集團為強化產品的質量管控及逐步恢復消費者對品牌及乳製品的信任度，一方面提升對牧場及養殖小區規模化奶源的採購比例，導致原奶成本上漲；同時加大對品質檢測人員及設備的投入。全年整體毛利率調整至25.1%(二零一一年：25.7%)。

面對原奶成本和質檢成本的不斷上漲，本集團一方面優化內部生產和經營管理流程，提高經營效率以降低生產成本；另一方面梳理和優化輔料供應商和設備供應商的區域佈局，令原輔料和設備的採購成本得以降低；同時，本集團通過有效的產銷及配送安排和靈活運用不同的運輸工具等，優化物流及降低運輸成本。

經營費用

於二零一二年，本集團的經營費用為人民幣78.173億元(二零一一年：人民幣79.92億元)，約佔本集團收入21.7%(二零一一年：21.4%)。其中，全年銷售及經銷費用較上年下降4%，約為人民幣64.258億元(二零一一年：人民幣66.947億元)，佔本集團收入17.8%(二零一一年：17.9%)。自二零一二年下半年開始，本集團針對多元化市場調整銷售渠道策略，梳理並優化品牌管理和銷售渠道，致力更加有效地使用營銷資源，合理安排廣告及宣傳資源的投入，全年的廣告及宣傳費用佔收入比例輕微下調至6.4%(二零一一年：7.6%)。

During the year, the Group not only devoted more resources to the quality management system, but also recruited a renowned professional agency to optimise its internal structure to increase the management efficiency. This led to a slight increase in the administrative and other operating expenses to RMB1,391.5 million (2011: RMB1,297.3 million), and its percentage to the Group's revenue has increased to 3.9% (2011: 3.5%).

年內集團加大了質量管制體系的投入，同時聘請國際知名專業機構對公司組織結構進行優化，提高管理效率，行政及其他經營費用較上年略有上升，為人民幣13.915億元(二零一一年：人民幣12.973億元)，佔本集團收入比例上升至3.9%(二零一一年：3.5%)。

Profit from Operating Activities and Profit Attributable to Owners of the Company

Owing to the decrease in turnover year-on-year and the increase in costs, the Group's earnings before interest, taxes, depreciation and amortisation (EBITDA) was RMB2,525.0 million (2011: RMB2,812.1 million). EBITDA margin declined to 7.0% (2011: 7.5%).

Profit attributable to owners of the Company was RMB1,257.1 million (2011: RMB1,589.3 million). Net profit margin was 3.5% for the year (2011: 4.3%).

經營業務利潤及本公司擁有人應佔利潤

由於營業額同比有所下降及成本上漲，本集團的息稅折舊攤銷前利潤(EBITDA)為人民幣25.250億元(二零一一年：人民幣28.121億元)。EBITDA利潤率下調至7.0%(二零一一年：7.5%)。

本公司擁有人應佔利潤為人民幣12.571億元(二零一一年：人民幣15.893億元)，全年淨利潤率為3.5%(二零一一年：4.3%)。

Income Tax Expenses

The effective income tax rate of the Group for 2012 was 14.6%, up by 1.2 percentage points as compared with 2011, primarily due to the less utilisation amount of the tax credit limit related to purchases of domestic equipment in 2012 as compared with 2011.

所得稅支出

本集團二零一二年的所得稅有效稅率為14.6%，較二零一一年上升1.2個百分點，主要是由於2012年利用的與購置國內設備有關的稅項抵免額度少於2011年。

Capital Expenditure

As at the end of 2012, the total capital expenditure of the Group amounted to RMB2,266.5 million, generally consistent with that of 2011. The capital expenditure for 2012 was mainly used for constructing production plants and equipments, enhancing milk sources, etc. Its investment in the enhancement of milk sources reached RMB193.6 million, demonstrating the Group's determination and efforts to enhance the safety of milk sources.

資本支出

截至二零一二年底，本集團資本支出總額為人民幣22.665億元，與二零一一年基本一致。年內的資本支出主要用於生產廠房和設備建設、奶源建設等方面，其中奶源建設投入達到人民幣1.936億元，充分證明了本集團在提高奶源供應安全的決心和付出的努力。

Capital Structure, Working Capital and Financial Resources

The Group's net cash flows from operating activities amounted to RMB2,006.9 million (2011: RMB2,520.1 million). The decrease in net cash flows was mainly due to the decrease in profit. Net cash balances (cash and bank balances net of total bank loans) of the Group reached RMB5,204.6 million as at 31 December 2012 (31 December 2011: RMB5,985.5 million), indicating a strong financial position and healthy cash flow of the Group.

The outstanding bank loans of the Group amounted to RMB573.8 million (31 December 2011: RMB537.5 million), which was repayable within one year. Furthermore, the bank loans totaling RMB93.4 million (31 December 2011: RMB167.1 million) were fixed interest-bearing loans.

資本架構、流動資金及財務資源

本集團經營業務產生的淨現金流量為人民幣20.069億元(二零一一年：人民幣25.201億元)，淨現金流量減少的原因主要來自利潤下降，而本集團於二零一二年十二月三十一日之淨現金(現金及銀行存款扣除銀行貸款總額)為人民幣52.046億元(二零一一年十二月三十一日：人民幣59.855億元)，顯示本集團之財務狀況穩健，且現金流量健康。

本集團的尚未償還銀行貸款為人民幣5.738億元(二零一一年十二月三十一日：人民幣5.375億元)，均為一年內償還貸款。另外，人民幣0.934億元之銀行貸款(二零一一年十二月三十一日：人民幣1.671億元)為按固定利率計算。

The total equity of the Group was RMB13,071.8 million as at 31 December 2012 (31 December 2011: RMB12,048.8 million), and the debt-to-equity ratio (total bank loans over total equity) of the Group was 4.4% (31 December 2011: 4.5%).

本集團於二零一二年十二月三十一日的總權益為人民幣130.718億元（二零一一年十二月三十一日：人民幣120.488億元），及債務權益比率（銀行貸款總額除以總權益）為4.4%（二零一一年十二月三十一日：4.5%）。

The Group's finance costs amounted to RMB41.75 million (2011: RMB60.94 million), representing approximately 0.1% of the Group's revenue (2011: 0.2%).

本集團的融資成本為人民幣4,175萬元（二零一一年：人民幣6,094萬元），佔收入比重約0.1%（二零一一年：0.2%）。

PRODUCTS

To meet the ever-increasing consumer needs for natural dairy products, Mengniu concentrated on category expansion along with research and development of pure natural and additive-free products, in addition to its continuous efforts in developing high-end products catering for diversified market segments. Mengniu will exert efforts to develop a safe, premium and healthy product structure.

Mengniu's business is mainly divided into three categories, which are liquid milk, ice cream and other dairy products. The performance during the year are highlighted as follows:

產品

由於消費者對天然乳製品需求不斷增加，蒙牛立足市場需要，在持續發展高端乳製品及功能細分化產品的同時，集中對產品品類進行拓展，加強純天然、無添加產品的研發，致力於推動整體產品結構向安全、高端、健康方向全面發展。

蒙牛的業務主要包括液體奶、冰淇淋及其他乳製品三大類別，年內的表現如下：




未来星
儿童成长牛奶
营养均衡型
3-6岁

Product category **產品品類**	**Financial performance** **財務表現**	**Highlights** **年內動向**
Liquid milk 液體奶	Revenue amounted to RMB32,337.0 million (2011: RMB33,701.2 million), accounting for 89.6% (2011: 90.1%) of the total revenue of Mengniu 收入為人民幣323.370億元(二零一一年：人民幣337.012億元)，佔蒙牛總收入的89.6%(二零一一年：90.1%)	
UHT milk *UHT奶*	Revenue amounted to RMB19,706.2 million (2011: RMB20,837.6 million), accounting for 60.9% (2011: 61.8%) of the liquid milk segment revenue 收入為人民幣197.062億元(二零一一年：人民幣208.376億元)，佔液體奶收入的60.9%(二零一一年：61.8%)  *Pure Milk* *純牛奶*  *Awakening Youth Milk* *煥輕牛奶*  *Future Star Milk* *未來星兒童成長牛奶*  *Milk Deluxe* *特侖蘇*  *Latte* *奶特*  *Arla Foods Pure Milk* *Arla Foods 純牛奶*	– To match Mengniu's new brand image, new packages have been used for basic functional products, such as *Pure Milk* (*純牛奶*) and *High Calcium Milk* (*高鈣牛奶*) 基礎產品*純牛奶*及*高鈣牛奶*配合蒙牛品牌新形象更換新包裝 – *Milk Deluxe* (*特侖蘇*) remained the top seller. Promotional activities were carried out at the experience stores to enhance communication with consumers and build a high-end brand image *特侖蘇*保持銷量冠軍，藉助品牌體驗店宣傳活動增加與消費者溝通，樹立高端品牌形象 – Launched functional products *Awakening Youth Guli Milk* (*煥輕骨力牛奶*) and *Awakening Youth Shuhuo Milk* (*煥輕舒活牛奶*), which help to improve the health of the bones and the cardiovascular system for the middle-aged and the elderly 細化功能性產品，推出有助中老年人骨骼健康及心血管健康的*煥輕骨力牛奶*及*煥輕舒活牛奶* – Expanded the *Future Star* (*未來星*) product category by launching *Future Star Kid Milk* (*未來星小小兒童成長牛奶*) and *Future Star Milk-Nutrition Balance* (*未來星兒童成長牛奶營養均衡型*) 延伸*未來星*產品品類，*未來星小小兒童成長牛奶*及*未來星兒童成長牛奶營養均衡型*先後上市 – Developed the innovative brand *Latte* (*奶特*) with several flavours including chocolate, vanilla and banana to bring leisure nutrition to consumers 重點培養創新品牌*奶特*，含朱古力、香草、香蕉等多種口味，為消費者帶來休閒營養 – *Arla Foods Pure Milk* (*Arla Foods 純牛奶*), which is imported from Europe, was launched in China 從歐洲原裝進口的*Arla Foods純牛奶*正式登陸中國市場

Product category 產品品類	Financial performance 財務表現	Highlights 年內動向
Milk beverages *乳飲料*	Revenue amounted to RMB8,038.8 million (2011: RMB8,309.6 million), accounting for 24.9% (2011: 24.7%) of the liquid milk segment revenue 收入為人民幣80.388億元(二零一一年：人民幣83.096億元)，佔液體奶收入的24.9%(二零一一年：24.7%)	– Focused on the chilled product *Youyi C* (*優益C*) by strengthening interactive experience and promotion under the theme of "Intestinal Exercises Help to Stay Young" (腸活動·常年輕) 主推低溫產品*優益C*，圍繞「腸活動，常年輕」之主題，加強互動體驗及推廣 – Continued to expand the market coverage of *Suan Suan Ru* (*酸酸乳*) and launched the campaign "Mengniu Suan Suan Ru Superstar Dream Academy" (蒙牛酸酸乳巨星夢想學院) to enhance interaction with young consumers 持續擴大*酸酸乳*市場覆蓋，開展「蒙牛酸酸乳巨星夢想學院」主題活動，增強與年輕消費者互動 – Maintained the market share by expanding the product category of *Fruit Milk Drink* (*真果粒*) 拓展*真果粒*產品品類，保持市場份額 – The PET-packaged milk beverages *Peanut Milk* (*花生奶*) and *Oat Milk* (*燕麥奶*) were launched into the market PET包裝乳飲料*花生奶*、*燕麥奶*上市
 *Fruit Milk Drink 真果粒*　*Suan Suan Ru 酸酸乳*　*Youyi C 優益C*　*PET-packaged Peanut Milk and Oat Milk PET包裝花生奶、燕麥奶*		
Yogurt *酸奶*	Revenue amounted to RMB4,592 million (2011: RMB4,554 million), accounting for 14.2% (2011: 13.5%) of the liquid milk segment revenue 收入為人民幣45.92億元(二零一一年：人民幣45.54億元)，佔液體奶收入的14.2%(二零一一年：13.5%)	– *Champion* (*冠益乳*) remained the top seller *冠益乳*保持銷量冠軍 – New product *Truly Pure Yogurt* (*純甄*), an additive-free pure natural healthy yogurt, was launched into the market *純甄*新品上市，打造無添加純天然健康酸奶 – *Future Star Kid Yogurt* (*未來星兒童成長酸牛奶*) was launched to bring brand synergy into full play *未來星兒童成長酸牛奶*新品上市，發揮品牌協同效應
 *Champion 冠益乳*　*Truly Pure Yogurt 純甄*　*Future Star Kid Yogurt 未來星兒童成長酸牛奶*		

Product category 產品品類	Financial performance 財務表現	Highlights 年內動向
Ice cream 冰淇淋	Revenue amounted to RMB3,171.5 million (2011: RMB3,258.6 million), accounting for 8.8% (2011: 8.7%) of the revenue of Mengniu 收入為人民幣31.715億元(二零一一年：人民幣32.586億元)，佔蒙牛總收入的8.8%(二零一一年：8.7%)  Deluxe 蒂蘭聖雪  Ice+ 冰+	– *Deluxe* (*蒂蘭聖雪*) launched a pure natural high-end new product named *Gelato*, which is made of pure natural materials using traditional Italian techniques *蒂蘭聖雪*推出純天然高端新品*Gelato*，採用意大利傳統工藝及純天然原料製作 – Certain products under *Ice+* (*冰+*) use natural mango juice imported from India, which are free from artificial pigment to give an original flavour *冰+*部分產品使用印度進口芒果原漿，不添加人工合成色素，品味原汁原味雪泥
Other dairy products 其他乳製品	Revenue amounted to RMB571.9 million (2011: RMB428 million), accounting for 1.6% (2011: 1.2%) of the revenue of Mengniu 收入為人民幣5.719億元(二零一一年：人民幣4.28億元)，佔蒙牛總收入的1.6%(二零一一年：1.2%)  MENGNIU ARLA 歐世蒙牛  Kids Cheese Sticks 兒童棒棒奶酪	– The sales coverage of milk powder was expanded. The "Trustworthy Milk Powder" (放心乳粉) project pioneered a pilot project with the Administration of Quality and Technology Supervision of Inner Mongolia 奶粉產品擴大銷售範圍；「放心乳粉」工程獲內蒙古質量監督局試點合作，開行業質量保證之先河 – Product lines were added to the cheese segment; the sales of new products such as *Cheese Baby* (*酪趣貝*) and *European Yogurt Cheese* (*歐式酸奶酪*) increased 奶酪業務增加產品線，*酪趣貝*及*歐式酸奶酪*等新品類提升銷售

Apart from the Mainland China market, Mengniu's products are also being sold in Hong Kong, Macau, Singapore and Mongolia. During the year under review, despite the slowdown in overall sales growth due to the food safety incidents, the business in overseas markets still achieved stable performance through targeted marketing and sales strategies.

蒙牛的產品除在中國內地銷售外，亦已在香港、澳門、新加坡及蒙古等市場推出。回顧年內，雖然食品安全事件令整體銷售增長放緩，但通過針對性的市場及營銷策略，各市場表現逐漸取得穩定進展。

In the future, Mengniu will continue to monitor the consumer demands and market trends closely, and seize the market opportunities in chilled products, organic products and infant milk formula. Mengniu will step up its efforts on developing potential new business. Meanwhile, Mengniu will continue to develop and expand high-end brands and diversify product portfolio to increase the profitability of each business segment.

未來，蒙牛將繼續緊貼消費者需求及市場趨勢，因應低溫產品、有機產品和嬰兒配方奶粉產品良好的發展前景，加強開發具有潛力的新業務；並持續培養及拓展高端產品品牌，豐富重點產品品類，提升各類業務盈利能力。

PRODUCTION

In response to market demands, Mengniu's annual production capacity reached 7.58 million tons by December 2012 (December 2011: 7.05 million tons).

生產

蒙牛繼續根據市場需求佈局產能，截至二零一二年十二月，合計年產能達758萬噸(二零一一年十二月：705萬噸)。

SOCIAL RESPONSIBILITY

With its strong commitment to social responsibility, Mengniu has not only actively participated in various community activities, but also attached great importance to environmental protection and sustainable development of ecology. In 2012, Mengniu set up the Centre of Health, Safety and Environmental Protection to better perform its social responsibilities.

社會責任

蒙牛一貫積極承擔社會責任，不僅透過參與及舉辦各類型公益活動來回饋社會，亦非常重視企業對生態環境的保護和可持續發展。蒙牛於二零一二年成立健康安全環保中心，全面履行相關領域職責。

Public Welfare Activities

Mengniu launched the campaign "Looking for the Most Beautiful Teachers in Rural Areas" (尋找最美鄉村教師) to support teachers in rural areas. Mengniu established cooperation with the World Wide Fund for Nature (WWF) to promote the "Earth Hour" (地球一小時) activity and went on with the "Charity Well Project" (愛心井項目) to help relieve the water shortage problem in remote areas. Mengniu also founded an education fund to support the "Dream Realisation" under "Project Hope" in Hainan Province (海南省希望工程圓夢行動), spreading happiness within the society.

公益活動

回顧年內，蒙牛先後舉辦了「尋找最美鄉村教師」活動，身體力行為鄉村教師服務；與WWF(世界自然基金會)合作，推動「地球一小時」活動；持續推行「愛心井項目」，幫助水資源短缺的邊疆地區解決用水困難；及設立助學基金支持「海南省希望工程圓夢行動」等，透過實際行動將「幸福」回饋給社會。

Upstream Ecosystem Building

Mengniu has always been taking initiatives in ecosystem building. During the year, the Group has set up a wholly-owned subsidiary Inner Mongolia Fuyuan Farming Co., Ltd. (內蒙古富源牧業有限責任公司) to offer professional services in dairy farm management. To resolve potential pollutions caused by manure, biogas slurry, biogas residue and sewage, Mengniu applied advanced technologies and equipment to minimise negative impact on the surrounding environment, and at the same time transformed those excessive energy and materials from ranch waste into renewable resources such as electricity and organic fertilisers, so as to achieve recycling use of resources and balanced ecological development.

上游生態建設

蒙牛一如既往履行企業生態環保責任。於年內成立全資子公司—內蒙古富源牧業有限責任公司，對蒙牛所屬現代化牧場進行專業管理。在對牧場周邊環境影響較大的牛糞處理、沼液、沼渣和污水處理等環節，引入國內領先技術與硬件設施，將乳牛養殖過程中所產生的剩餘能量和物質轉化為電能和有機肥等再生資源，實現了資源的循環使用和生態的平衡發展。

Water Resource Preservation

Mengniu pays great attention to water resource preservation, and also devotes considerable resources to build and improve water ecology environment. During the year, Mengniu set up 28 sewage disposal plants (with an annual treatment capacity of 15 million tons) under real-time supervision. The processed water complied with the national discharge standards and was reused for afforestation, road cleaning and toilet flushing in the plants. Besides, Mengniu managed to rebuild and restore rivers around the headquarters so as to improve the functions of floods and droughts prevention, wind-shielding and sand stabilisation, water preservation (with a reserving capacity of about 60,000 tons of water) to optimise the ecosystem. The renovation added an extra 80,000 square metres of greenbelt. Through technological upgrade and elimination of energy consuming equipment, Mengniu managed to save a total of 350,000 tons of water annually.

水資源保護

蒙牛亦高度重視對水資源的節約和保護，並積極投入資源改造和建設水資源生態環境。回顧年內，蒙牛對旗下工廠配套了28座污水處理廠(年總污水處理量達1,500萬噸)，並實現在線監測。經處理的水符合國家排放標準，並被二次利用於工廠內部綠化、工廠道路清洗以及衛生沖廁。此外，蒙牛對總部基地園區內的河流進行了重點重修和改造，改善其防洪排澇、防風固沙、蓄水調節生態(蓄水能力約六萬噸)等功能。通過改造，新增的綠化面積達八萬平方米。蒙牛通過技術升級和淘汰高能耗設備，年節水量達35萬噸。

Low Carbon Value Chain and Green Innovations

Mengniu has greatly reduced carbon emissions and improved efficiency in its logistics throughout the country by deploying the strategy of "selling to where it is produced and producing at where it is sold" (產地銷·銷地產). In addition, Mengniu has achieved satisfactory improvements on energy savings by means of implementing scientific design and optimising the combination of functional layout, lighting system and power facilities within workshops. With regard to the supply chain, Mengniu has worked closely with its suppliers to identify and use FSC-certified (a global forestry certification system) packaging materials. Mengniu has also established a green supply chain together with its upstream partners through innovative measures such as producing environmentally-friendly stools made from discarded packaging materials.

低碳價值鏈和綠色創新

蒙牛通過「產地銷、銷地產」的價值鏈運營策略，大幅降低了於全國範圍內物流環節的碳排放量，並提高了運輸效率。此外，通過對工廠車間內功能佈局、採光照明系統和動力配套設施的科學設計和優化組合，蒙牛亦在節能減排方面取得良好效果。在供應鏈環節，蒙牛聯合供應商積極探索，使用經森林管理委員會(FSC)認證的包裝材料，並通過將廢舊包材重新加工成環保凳等創新手段，與上游合作夥伴共同構建綠色供應鏈。

HUMAN RESOURCES

As at 31 December 2012, the Group had approximately 28,000 employees in Mainland China and Hong Kong. Total staff costs for the year, excluding directors' and chief executives' remuneration, were approximately RMB1,930.2 million (2011: RMB1,745.1 million).

Mengniu has recruited more senior management talents from international fast-moving consumer goods companies. Management experts have been employed particularly in areas of quality control, branding and sales, thus adding new expertise to power the strategic development of Mengniu.

人力資源

於二零一二年十二月三十一日，本集團於中國大陸及香港合共聘用僱員約28,000位。年內僱員總成本(不包括董事及最高行政人員酬金)約為人民幣19.302億元(二零一一年：人民幣17.451億元)。

蒙牛著重加強向國際化快消品公司招聘高級管理人才，尤其在質量、品牌、銷售等方面引進了管理專家，為蒙牛的戰略發展增添了新生力量。

Mengniu draws great emphasis on internal staff cultivation while bringing in professional expertise from the outside. To develop and reserve more outstanding talents for long term development, Mengniu launched the "Dawn Scheme" (晨曦計劃), a talent cultivation program allowing outstanding staff to study advanced management and techniques at Arla Foods in Denmark every year.

PROSPECTS

Stepping into 2013, there is still great development potential and room for improvement for China's dairy industry, in view of the continuous urbanisation and the ever-increasing spending power and health awareness of consumers. Under the government's stringent supervision, the dairy industry would maintain a healthy development along with a more concentrated industry trend. As one of the leaders in China's dairy market, Mengniu is continuing to lead the healthy development of the industry by proactively seizing industry opportunities and leveraging its strength.

Organisational restructuring in 2012 has prepared Mengniu for its overall enhancement in the coming years. By adhering to principles of strategy orientation, market-driven business, transformational upgrade and shared growth, Mengniu has developed a new Five-Year Strategic Plan. In the future, Mengniu will continue to enhance its cross-departmental collaboration, strengthen team cohesiveness and management capability by integrating the new and existing culture. Meanwhile, Mengniu will continue to carry forward the upgrade of information system and rebuild the core operating system in accordance with the benchmark software platform adopted by the fast-moving consumer goods industry. This will standardise the management system of purchase, sales and inventory, enabling Mengniu to respond quickly to market trends and feedback. At the same time, Mengniu will continue to make efforts on research and development to develop new star brands and products that meet market demands, product mix optimisation and sales channel expansion, in order to achieve a balanced development of Mengniu.

2013 will continue to be a challenging year. Mengniu will start afresh and implement measures guiding by the new Five-Year Strategic Plan. With an aim to achieve the transformation into "New Mengniu", Mengniu will sustainably strengthen milk sources and quality control, rationalise brand structure, enhance brand image, adjust product portfolio based on market demands and enhance the international management level. Mengniu is committed to becoming a dairy enterprise that delivers products of the best quality and in the most professional and devoted manner in China, and bringing happiness to consumers.

在引進人才的同時，蒙牛十分重視內部人才培養。本集團建立了人才儲備機制，啟動「晨曦計劃」，每年將選拔優秀的員工派往丹麥Arla Foods學習先進的管理經驗和技術，為蒙牛的長期發展培養及儲備更多優秀的人才。

展望

踏入二零一三年，中國城市化進程繼續推進，人民消費水平不斷提升，消費者的健康訴求日益增長，乳製品行業仍存在很大的發展潛力和提升空間。在國家的嚴格監管下，乳製品行業將保持健康發展的趨勢，且趨向集中化方向發展。蒙牛作為中國乳製品行業的領導者之一，將積極抓住行業機遇，結合自身優勢，繼續引領行業健康發展。

二零一二年的內部調整，為蒙牛今後的整體升級做好了充分的準備。基於「戰略導向、市場驅動、升級轉型、共同成長」的發展原則，蒙牛制定了新的五年發展總體戰略規劃。未來，蒙牛將繼續加強跨部門協同工作能力，將新的管理文化與蒙牛現有組織文化融合，增強在不同層級的團隊凝聚力和各職能部門的管理能力；同時，蒙牛將繼續推進信息系統改革，以快消品行業標竿軟件平台重構核心業務系統，並實現進、銷、存管理系統的標準化，亦能夠掌握市場趨勢及快速回應市場。蒙牛還將繼續積極研發符合消費者需求的新產品並培養新明星品牌，持續優化產品結構，並積極擴張渠道，推動蒙牛全面均衡發展。

二零一三年仍將是充滿挑戰的一年，蒙牛將以此為新的起點，按照五年規劃和發展目標，持續加強奶源建設和質量管控、梳理品牌結構和提升品牌形象、以市場需求為導向調整產品組合、提升國際化管理水平，逐步實現「新蒙牛」的轉變，以真誠的心意「成為中國質量最好、最專業、最專注的乳製品企業」，為消費者帶來「點滴幸福」。



對標國際水平，成就點滴品質
High product quality conforms to international standards

蒙牛 只為點滴幸福



點滴品質
從小做起

Excellence Springs
from the Smallest Detail

Directors and Senior Management
董事及高級管理層

Executive Directors

Ms. Sun Yiping, aged 46, was appointed as the Chief Executive Officer ("CEO") of the Group and an executive Director of the Company in April 2012. Ms. Sun graduated from China Agricultural University (formerly known as Beijing Agricultural Engineering University) in 1993 with a Bachelor's degree with specialisation in food engineering and a Master's degree with specialisation in agricultural products processing engineering. She also holds an Executive Master of Business Administration degree from the Olin School of Business of the University of Washington in the United States. She joined COFCO Group in 1993 and was involved in the management of COFCO's investment in Coca-Cola bottling business. In 1997, she became the deputy general manager of Swire Guangdong Coca-Cola Limited and subsequently the general manager of Hainan Coca-Cola Beverages Co., Ltd. in 2002. Ms. Sun also concurrently became the general manager of Zhanjiang COFCO Coca-Cola Beverages Ltd. in 2005. Prior to joining the Group as CEO, Ms. Sun was the deputy general manager of COFCO Property (Group) Co., Ltd. and the general manager of COFCO Group (south-west region). Throughout her nearly 20 years of work experience, Ms. Sun has acquired extensive management experience in sales and marketing of brand food, processing of food and oil, and real estate in addition to which she has over 10 years of extensive management experience in the international fast-moving consumer goods industry.

Mr. Yang Wenjun, aged 46, was appointed as an executive Director of the Company in February 2004. Mr. Yang was the former CEO of the Group and is one of the founders of Inner Mongolia Mengniu Dairy (Group) Company Limited ("Inner Mongolia Mengniu"). He was appointed as a Vice-Chairman of the Company with effect from 10 June 2011. Mr. Yang graduated from Inner Mongolia Light Industry Institute and holds a Master's degree from Inner Mongolia Agricultural University. Mr. Yang has over 20 years of management experience in the large-scale dairy industry and extensive experience in production management and sales and marketing of dairy products. Mr. Yang was elected as one of the "World Economy's Top 10 Outstanding Chinese Professional Managers" by the Professional System Assessment Committee of the appraisal system of World Chinese Economy (WCE) at the Annual Conference for Investment and Financing in Asia Pacific in 2008, and as one of the "China's Top 10 Celebrities for Industry Leaders" and "Tenth Session of Top 10 Celebrities for China's Reform Programme" in 2010. Mr. Yang resigned from his positions as CEO of the Group with effect from 12 April 2012 and an executive Director and a Vice-Chairman of the Company with effect from 30 July 2012.

執行董事

孫伊萍女士，46歲，於二零一二年四月獲委任為本集團總裁及本公司執行董事。孫女士一九九三年畢業於中國農業大學(原北京農業工程大學)，並獲食品工程專業學士學位和農產品加工工程專業碩士學位。她亦獲美國華盛頓大學奧林工商管理學院高級管理人員工商管理碩士學位。一九九三年加入中糧集團，從事中糧集團對可口可樂裝瓶業務的投資管理業務。一九九七年任廣東太古可口可樂有限公司副總經理，二零零二年任海南可口可樂飲料有限公司總經理，二零零五年兼任湛江中糧可口可樂飲料有限公司總經理。就任本集團總裁前，孫女士曾任中糧地產(集團)股份有限公司副總經理、中糧集團(西南)大區總經理。孫女士在其從業近二十年間積累了豐富的品牌食品營銷、糧油食品加工及地產的管理經驗，同時其本人亦在國際品牌快速消費品行業具有十幾年的資深管理經驗。

楊文俊先生，46歲，於二零零四年二月獲委任為本公司執行董事。楊先生為本集團前總裁及內蒙古蒙牛乳業(集團)股份有限公司(「內蒙蒙牛」)發起人之一，並由二零一一年六月十日起獲委任為本公司副主席。楊先生於內蒙古輕工業學院畢業，並持有內蒙古農業大學碩士學位。楊先生擁有二十多年的大型乳品行業管理經歷，積累了豐富的乳製品生產管理和營銷經驗。楊先生二零零八年在亞太(投融資)經濟年會上被世界華人經濟(WCE)測評體系專家系統評審委員會評為「世界經濟十大華人傑出職業經理人獎」，二零一零年被選為「中國十大產業領軍經濟新聞人物」及「第十屆中國改革十大新聞人物」。楊先生由二零一二年四月十二日起辭任本集團總裁及由二零一二年七月三十日起辭任本公司執行董事及副主席職務。

Mr. Bai Ying, aged 42, was appointed as an executive Director of the Company in July 2008 and is a Vice President in Operation of Inner Mongolia Mengniu. Mr. Bai graduated with a Master's degree from Inner Mongolia Agricultural University and holds a Master of Business Administration degree from China Europe International Business School. Mr. Bai was the Vice President of Inner Mongolia Mengniu and the General Manager of UHT milk division of Inner Mongolia Mengniu. He has been working in the dairy industry for almost 20 years and has extensive experience and advanced management concepts in the dairy industry. In 2010, Mr. Bai was elected as "Advanced Staff of Hohhot" and "Inner Mongolia Autonomous Region Labour Model" for the second time.

白瑛先生，42歲，於二零零八年七月獲委任為本公司執行董事，並為內蒙蒙牛營運副總裁。白先生畢業於內蒙古農業大學，持有碩士學位，並持有中歐國際工商學院工商管理碩士學位。白先生曾任內蒙蒙牛副總裁及歷任內蒙蒙牛常溫液體奶本部總經理，從事乳製品行業將近二十年，擁有豐富的乳品業從業經驗及先進的管理理念。白先生於二零一零年第二度當選「呼和浩特市先進工作者」及「內蒙古自治區勞動模範」。

Mr. Wu Jingshui, aged 47, was appointed as an executive Director and the Chief Financial Officer of the Company in March 2010 and is a Vice President (Finance) of Inner Mongolia Mengniu. Mr. Wu graduated from Inner Mongolia Light Industry Institute majoring in industrial enterprise financial accounting and holds a Master's degree from Inner Mongolia Agricultural University and a Master of Business Administration degree from China Europe International Business School. He also holds a senior accountant qualification. Before being appointed as the Vice President (Finance) of Inner Mongolia Mengniu in April 2008, Mr. Wu served as the Financial General Manager of liquid milk division and the Chief Financial Officer of Inner Mongolia Mengniu, and has extensive experience in financial management. In 2010, Mr. Wu was honoured as a "Labour Model (Advanced Staff) of Hohhot".

吳景水先生，47歲，於二零一零年三月獲委任為本公司執行董事兼首席財務官，並為內蒙蒙牛副總裁（分管財務工作）。吳先生畢業於內蒙古輕工業學院工業企業財務會計專業，持有內蒙古農業大學碩士學位、中歐國際工商學院工商管理碩士學位及持有高級會計師職稱。二零零八年四月獲委任為內蒙蒙牛副總裁（分管財務工作）前，吳先生曾任內蒙蒙牛液體奶本部財務總經理、內蒙蒙牛財務總監等職務，擁有豐富的財務管理經驗。二零一零年，吳先生榮獲「呼和浩特市勞動模範（先進工作者）」稱號。

Mr. Ding Sheng, aged 45, was appointed as an executive Director of the Company in March 2010 and is a Vice President of Inner Mongolia Mengniu. Mr. Ding graduated from Inner Mongolia Light Industry Institute majoring in dairy products techniques and is a senior engineer. During his work, he pursued studies in Inner Mongolia University and Nankai University majoring in economics and management and business administration. Mr. Ding joined Inner Mongolia Mengniu in 2003. He served as a Vice President and the General Manager of yogurt division of Inner Mongolia Mengniu and has extensive management experience in the dairy industry. Mr. Ding was elected as a "Labour Model (Advanced Staff) of Inner Mongolia Autonomous Region" in 2010. Mr. Ding currently serves as a member of the Chinese Institute of Food Science and Technology and the vice-chairman of the lactic acid bacteria branch of the Chinese Institute of Food Science and Technology.

丁聖先生，45歲，於二零一零年三月獲委任為本公司執行董事，並為內蒙蒙牛副總裁。丁先生畢業於內蒙古輕工業學院乳品工藝專業，具有高級工程師資格。工作期間曾先後在內蒙古大學、南開大學學習經濟管理專業、工商管理專業。丁先生於二零零三年加盟內蒙蒙牛，曾任內蒙蒙牛副總裁及低溫本部總經理，擁有豐富的乳品業管理經驗。丁先生二零一零年當選「內蒙古自治區勞動模範（先進工作者）」。丁先生目前還擔任中國食品科學技術學會理事、中國食品科學技術學會乳酸菌分會副理事長。

Non-Executive Directors

Mr. Ning Gaoning, aged 54, was appointed as a non-executive Director of the Company in August 2009 and the Chairman of the Board of Directors of the Company in June 2011. Mr. Ning is currently the chairman of COFCO Corporation and COFCO (Hong Kong) Limited, an executive director of China Foods Limited, a company listed in Hong Kong, a non-executive director of China Agri-Industries Holdings Limited, a company listed in Hong Kong, a non-executive director of CPMC Holdings Limited, a company listed in Hong Kong, and an independent director of Huayuan Property Co., Ltd., a company listed in Shanghai. Mr. Ning is also a director of BOC International Holdings Limited and an independent non-executive director of BOC Hong Kong (Holdings) Limited, a company listed in Hong Kong. Mr. Ning was a non-executive director of Lippo China Resources Limited, a company listed in Hong Kong, from December 1998 to August 2009 and a director of Smithfield Foods, Inc., a company listed in New York, from 27 August 2008 to 2 March 2011. Before joining COFCO Corporation, Mr. Ning held various positions such as vice-chairman, director and general manager of China Resources (Holdings) Company Limited. Mr. Ning has over 20 years of experience in corporate management, investment and corporate finance, business restructurings and governmental relations. Mr. Ning graduated from Shandong University in China with a Bachelor's degree in Economics and from the University of Pittsburgh in the United States with a Master of Business Administration degree in Finance.

Mr. Yu Xubo, aged 47, was appointed as a non-executive Director of the Company in August 2009 and a Vice-Chairman of the Board of Directors of the Company in June 2011. Mr. Yu is currently the president of COFCO Corporation and a director of COFCO (Hong Kong) Limited, the chairman of both COFCO Meat Investment Co. Ltd. and COFCO Coca-Cola Beverages Ltd. and also an executive director and the chairman of China Agri-Industries Holdings Limited, a company listed in Hong Kong. Mr. Yu holds a Bachelor's degree in Economics from the University of International Business and Economics in Beijing and an Executive Master of Business Administration degree from China Europe International Business School.

非執行董事

寧高寧先生，54歲，於二零零九年八月獲委任為本公司非執行董事，並由二零一一年六月起獲委任為本公司董事會主席。寧先生現為中糧集團有限公司及中糧集團(香港)有限公司董事長、香港上市公司中國食品有限公司執行董事、香港上市公司中國糧油控股有限公司非執行董事、香港上市公司中糧包裝控股有限公司非執行董事、上海上市公司華遠地產股份有限公司獨立董事。寧先生亦為中銀國際控股有限公司董事及香港上市公司中銀香港(控股)有限公司獨立非執行董事。寧先生自一九九八年十二月至二零零九年八月曾任香港上市公司力寶華潤有限公司非執行董事、自二零零八年八月二十七日至二零一一年三月二日曾任紐約上市公司Smithfield Foods, Inc.董事。加入中糧集團有限公司前，寧先生曾於華潤(集團)有限公司擔任副主席、董事、總經理等多個職位。寧先生於企業管理、投資及企業融資、業務重組及政府關係方面擁有逾二十年經驗。寧先生畢業於中國山東大學，獲經濟學學士學位，其後畢業於美國匹茲堡大學，獲金融學工商管理碩士學位。

于旭波先生，47歲，於二零零九年八月獲委任為本公司非執行董事，並於二零一一年六月獲委任為本公司董事會副主席。于先生現為中糧集團有限公司總裁、中糧集團(香港)有限公司董事、中糧肉食投資有限公司董事長及中糧可口可樂飲料有限公司董事長，亦為香港上市公司中國糧油控股有限公司執行董事兼主席。于先生畢業於北京對外經濟貿易大學並獲經濟學學士學位，後又獲中歐國際工商學院高級管理人員工商管理碩士學位。

Mr. Niu Gensheng, aged 55, is a non-executive Director of the Company, one of the members in the team founding Yili Group, the founder of Inner Mongolia Mengniu and the founder of Laoniu Foundation. Mr. Niu graduated from Inner Mongolia University with a degree in Administration and Management and obtained a Master's degree in Enterprise Management at the Chinese Academy of Social Sciences Graduate School. With his extensive experience and insights in China's dairy industry, Mr. Niu receives high reputation in the industry. In 2007, Mr. Niu was elected as one of "China's Most Influential Business Leaders" for the fifth consecutive year, and was honoured the "2007 Hong Kong Bauhinia Award". Mr. Niu is devoted to charity. He was among "China's Top 10 Philanthropists" guided and published by the Ministry of Civil Affairs of the People's Republic of China in 2007 and ranked third in the "2007 Hurun Top 10 for Charity", and received the first and only "Lifetime Achievement in Philanthropy Award" presented by the "China Philanthropists List" in 2010. Mr. Niu was an independent non-executive director of Alibaba.com Limited, a company previously listed in Hong Kong and withdrew from listing in June 2012, until 21 June 2012, and was an independent director of Shanghai Metersbonwe Fashion & Accessories Company, a company listed in Shenzhen, until 22 April 2011.

牛根生先生，55歲，本公司非執行董事及伊利集團創始團隊成員、內蒙蒙牛創始人和老牛基金會創始人。牛先生畢業於內蒙古大學，持有行政管理學位，並在中國社會科學院研究生院取得企業管理碩士學位。牛先生對中國乳品業的認識透徹，憑藉豐富的行業經驗，於行業中擁有崇高地位。牛先生於二零零七年第五度當選「中國最具影響力的企業領袖」，並獲授予「二零零七年香港紫荊花獎」。牛先生致力於慈善事業，於二零零七年入選中華人民共和國民政部指導發佈的「中國十大慈善家」榜單，並於「二零零七年胡潤十大慈善榜」中排名第三，又於二零一零年獲「中國慈善排行榜」首次設立及唯一的「慈善終身成就獎」。牛先生曾擔任阿里巴巴網絡有限公司(前香港上市公司，於二零一二年六月撤銷上市)獨立非執行董事直至二零一二年六月二十一日及曾擔任深圳上市公司上海美特斯邦威服飾股份有限公司獨立董事直至二零一一年四月二十二日。

Mr. Ma Jianping, aged 49, was appointed as a non-executive Director of the Company in August 2009. Mr. Ma is currently a vice president of COFCO Corporation. He is also a non-executive director of China Foods Limited and an executive director and the chairman of The Hong Kong Parkview Group Limited, both companies listed in Hong Kong, and a director of COFCO Property (Group) Co., Ltd., a company listed in Shenzhen. Mr. Ma graduated from the University of International Business and Economics in Beijing with a degree of Executive Master of Business Administration. Mr. Ma has extensive experience in corporate finance, investment, strategic planning and management and worked in Japan for over five years.

馬建平先生，49歲，於二零零九年八月獲委任為本公司非執行董事。馬先生現為中糧集團有限公司副總裁。馬先生亦為兩家香港上市公司－中國食品有限公司非執行董事及僑福建設企業機構執行董事兼主席，以及深圳上市公司中糧地產(集團)股份有限公司董事。馬先生畢業於北京對外經濟貿易大學，獲高級管理人員工商管理碩士學位。馬先生於企業融資、投資、戰略規劃及管理方面具備廣泛經驗，並曾於日本工作逾五年。

Mr. Fang Fenglei, aged 61, was appointed as a non-executive Director of the Company in August 2009. Mr. Fang is currently the chairman of HOPU Investment Management Co., Ltd. and the chairman of Goldman Sachs Gaohua Securities Company Limited. Previously, Mr. Fang was a deputy CEO of China International Capital Corporation Limited, CEO of BOC International Holdings Limited and CEO of ICEA Finance Holdings Limited. He was an independent non-executive director of Central China Real Estate Limited, a company listed in Hong Kong, from January 2008 to December 2009. Mr. Fang holds a Bachelor of Arts degree from Sun Yat-sen University. Mr. Fang resigned from his position as a non-executive Director of the Company with effect from 30 July 2012.

方風雷先生，61歲，於二零零九年八月獲委任為本公司非執行董事。方先生現任厚樸投資管理公司董事長及高盛高華證券有限責任公司董事長。此前，方先生曾先後擔任中國國際金融有限公司執行副總裁、中銀國際控股有限公司執行總裁、工商東亞金融控股有限公司執行總裁。方先生於二零零八年一月至二零零九年十二月曾任香港上市公司建業地產股份有限公司獨立非執行董事。方先生擁有中山大學文學學士學位。方先生由二零一二年七月三十日起辭任本公司非執行董事。

Mr. Ma Wangjun, aged 48, was appointed as a non-executive Director of the Company in March 2010. Mr. Ma is currently an assistant president and the chief accountant of COFCO Corporation. He is also a non-executive director of China Agri-Industries Holdings Limited and The Hong Kong Parkview Group Limited, both companies listed in Hong Kong. Mr. Ma holds a Bachelor's degree in Economics from Beijing Technology and Business University and an Executive Master of Business Administration degree from Cheung Kong Graduate School of Business. Mr. Ma resigned as a non-executive Director of the Company with effect from 12 April 2012.

馬王軍先生，48歲，於二零一零年三月獲委任為本公司非執行董事。彼現為中糧集團有限公司總裁助理兼總會計師。馬先生亦為兩家香港上市公司－中國糧油控股有限公司及僑福建設企業機構非執行董事。馬先生持有北京工商大學經濟學學士學位及長江商學院高級工商管理碩士學位。馬先生由二零一二年四月十二日起辭任本公司非執行董事。

Mr. Tim Ørting Jørgensen, aged 48, was appointed as a non-executive Director of the Company in July 2012. Mr. Jørgensen graduated from Copenhagen Business School in 1991 with a Master of Economics degree, specialising in international strategy and marketing. He joined Arla Foods Amba in 1991 and has held several management positions within Arla Foods Amba's international business group, including a three-year position in the Middle East and a three-year position in Brazil. In 2005, he became the business group director for Arla Foods Amba's Danish division and in 2007, he was appointed as executive vice president, with the overall responsibility for Arla Foods Amba's international activities outside Scandinavia and the United Kingdom. Since 2010, Mr. Jørgensen has also been a director of Mengniu Arla (Inner Mongolia) Dairy Products Co., Ltd., a Mengniu-Arla joint venture engaging in the principal activities of manufacture and sale of dairy products. In 2012, he was appointed to lead Arla Foods Amba's newly established German/Dutch business group, with the clear objective of establishing Arla Foods Amba as a leading dairy company in Germany through mergers and acquisitions. Throughout his 20 years in Arla Foods Amba, Mr. Jørgensen has acquired extensive management experience within international sales, brand building, supply chain efficiency and general management. Mr. Jørgensen has especially been focused on growing the business significantly both organically and through acquisitions.

Tim Ørting Jørgensen先生，48歲，於二零一二年七月獲委任為本公司非執行董事。Jørgensen先生一九九一年於哥本哈根商學院經濟碩士畢業，專修國際策略與市場推廣。一九九一年加入Arla Foods Amba，曾任其國際業務部多個管理職位，包括三年在中東工作，三年在巴西工作。二零零五年晉升為Arla Foods Amba丹麥分公司的業務集團董事，二零零七年獲委任為Arla Foods Amba的執行副總裁，負責Arla Foods Amba北歐和英國以外地區的整體國際業務。二零一零年起，Jørgensen先生兼任蒙牛與Arla Foods Amba主營乳製品生產銷售業務的合營企業—內蒙古歐世蒙牛乳製品有限責任公司的董事；二零一二年獲委任領導Arla Foods Amba新設的德國／荷蘭業務部，冀能透過併購將Arla Foods Amba建立為德國具領導地位的乳業公司。Jørgensen先生在Arla Foods Amba具備二十年經驗，積累了豐富的國際銷售、品牌建立、供應鏈效益與一般管理經驗。Jørgensen先生集中以實質增長與收購方式壯大業務。

Mr. Finn S. Hansen, aged 53, was appointed as a non-executive Director of the Company in July 2012. Mr. Hansen graduated from Haderslev Business College in 1986 with a Bachelor's degree in Commerce. He joined Arla Foods Amba in 1977 and has held several management positions within Arla Foods Amba's international business group, including a three-year position in Canada and more than ten years in different countries in the Middle East. In 2006, he became senior vice president with responsibility for Arla Foods Amba's activities in the Middle East and North Africa. Mr. Hansen was appointed as executive vice president in 2012, with the overall responsibility for Arla Foods Amba's activities outside Scandinavia and the United Kingdom.

Finn S. Hansen先生，53歲，於二零一二年七月獲委任為本公司非執行董事。Hansen先生一九八六年畢業於Haderslev Business College，獲商學士學位，一九七七年加入Arla Foods Amba，曾任其國際業務部多個管理職位，包括三年在加拿大工作，超過十年在中東不同國家工作。二零零六年晉升為高級副總裁，負責Arla Foods Amba在中東和北非地區的業務。Hansen先生二零一二年獲委任為執行副總裁，負責Arla Foods Amba北歐和英國以外地區的整體國際業務。

Ms. Liu Ding, aged 58, was appointed as a non-executive Director and a Vice-Chairwoman of the Board of Directors of the Company in January 2013. Ms. Liu graduated from Beijing Normal University with a Bachelor's degree in History and holds an Executive Master degree in Business Administration from Cheung Kong Graduate School of Business. Ms. Liu was appointed as a non-executive director of China Foods Limited, a company listed in Hong Kong, on 28 March 2011. Ms. Liu joined COFCO Corporation in April 2005 and is currently a director and the head of the Communist Party Discipline and Inspection Team of COFCO Corporation. She was a director of COFCO Property (Group) Co., Ltd., a company listed in Shenzhen, until 21 July 2011. Prior to joining COFCO Corporation, she was a deputy director of the Propaganda and Education Bureau of the Propaganda Department of the Chinese Communist Party. Ms. Liu has more than 20 years of experience in legal affairs, general management, governmental relations, public relations, corporate culture development, organisation development and propaganda and education.

柳丁女士，58歲，於二零一三年一月獲委任為本公司非執行董事及董事會副主席。畢業於北京師範大學並獲歷史學學士學位，亦持有長江商學院高級工商管理碩士學位。柳女士於二零一一年三月二十八日獲香港上市公司中國食品有限公司委任為非執行董事。柳女士於二零零五年四月加入中糧集團有限公司，現為中糧集團有限公司董事兼黨組紀檢組組長。她曾擔任深圳上市公司中糧地產(集團)股份有限公司董事直至二零一一年七月二十一日。在加入中糧集團有限公司前，她曾任中共中央宣傳部宣傳教育局副局長(正局級)。柳女士在法律事務、綜合性管理、政府關係、公共關係、企業文化建設、組織發展及宣傳教育等方面有超過二十年的經驗。

Independent Non-Executive Directors

Mr. Jiao Shuge (alias Jiao Zhen), aged 47, was appointed as a non-executive Director of the Company in February 2004 and is a Vice–Chairman of the Board of Directors of the Company. Mr. Jiao has been re-designated from a non-executive Director of the Company to an independent non-executive Director of the Company with effect from 12 April 2012. Mr. Jiao joined the Group in September 2002 and is currently a director and Managing Partner of CDH China Management Company Limited. Mr. Jiao received a Bachelor's degree in Mathematics from Shandong University and a Master's degree in Engineering from the Ministry of Aeronautics and Astronautics. Currently, Mr. Jiao also serves as a non-executive director of China Shanshui Cement Group Limited, a company listed in Hong Kong and a director of Joyoung Company Limited and a director of Henan Shuanghui Investment & Development Co., Ltd., both companies listed in Shenzhen. Mr. Jiao was a non-executive director of China Yurun Food Group Limited, a company listed in Hong Kong, from 13 April 2005 to 22 September 2012.

Mr. Julian Juul Wolhardt, aged 39, was appointed as a non-executive Director of the Company in January 2006 and has been re-designated from a non-executive Director of the Company to an independent non-executive Director of the Company with effect from 12 April 2012. Mr. Wolhardt is currently a partner of KKR Asia Limited focusing on private equity transactions in the Greater China region. Mr. Wolhardt is a Certified Public Accountant and Certified Management Accountant and received a Bachelor's degree in Accounting from the University of Illinois (Urbana-Champaign) in the United States. Mr. Wolhardt currently serves as a non-executive director and the chairman of China Modern Dairy Holdings Ltd., a company listed in Hong Kong, and an independent non-executive director of China Cord Blood Corporation, a company listed on the New York Stock Exchange. He was a non-executive director of United Envirotech Ltd, a company listed on the Singapore Stock Exchange, from October 2011 to August 2012.

Mr. Liu Fuchun, aged 67, was appointed as an independent non-executive Director of the Company in May 2009. Mr. Liu was a graduate of the Beijing Foreign Trade Institute and is now a senior commerce specialist. Prior to his retirement in 2007, Mr. Liu acted as an executive director and the CEO of COFCO Group. He served various departments in COFCO Group in the past, including the finance department, business planning department, general office

獨立非執行董事

焦樹閣(亦稱焦震)先生，47歲，於二零零四年二月獲委任為本公司非執行董事，並為本公司董事會副主席。焦先生已由二零一二年四月十二日起由本公司非執行董事調任為本公司獨立非執行董事。焦先生於二零零二年九月加盟本集團，現時為CDH China Management Company Limited的董事兼執行合夥人。焦先生畢業於山東大學，持有數學學士學位及航空航天工業部工學碩士學位。焦先生目前亦擔任香港上市公司中國山水水泥集團有限公司非執行董事及兩家深圳上市公司九陽股份有限公司董事及河南雙匯投資發展股份有限公司董事。焦先生自二零零五年四月十三日至二零一二年九月二十二日曾任香港上市公司中國雨潤食品集團有限公司非執行董事。

Julian Juul Wolhardt先生，39歲，於二零零六年一月獲委任為本公司非執行董事，並已由二零一二年四月十二日起由本公司非執行董事調任為本公司獨立非執行董事。Wolhardt先生現任KKR Asia Limited的合夥人，主要致力於大中華區私募股權交易。Wolhardt先生為執業註冊會計師及美國註冊管理會計師，於美國伊利諾大學Urbana-Champaign分校取得會計學學士學位。Wolhardt先生目前擔任香港上市公司中國現代牧業控股有限公司非執行董事兼主席，以及紐約證券交易所上市公司中國臍帶血庫企業集團獨立非執行董事。他於二零一一年十月至二零一二年八月期間曾任新加坡證券交易所上市公司United Envirotech Ltd非執行董事。

劉福春先生，67歲，於二零零九年五月獲委任為本公司獨立非執行董事。劉先生於北京外貿學院畢業，現為高級商務師。二零零七年退休前任中糧集團執行董事兼總裁。劉先生有在中糧集團多個部門工作經歷。例如中糧集團財務部、計劃部、綜合辦公室、油脂部、中糧集團駐美國代表處、中糧集團駐英國鵬利(倫敦)有限公司。曾任

and oils and fats department of COFCO Group, the representative office of COFCO Group in the United States and Top Glory (London) Ltd., the base of COFCO Group in the United Kingdom. Mr. Liu was the deputy consulate of the Chinese Consulate-General in Vancouver. Currently, Mr. Liu serves as an independent non-executive director of DaChan Food (Asia) Limited, a company listed in Hong Kong, and an independent director of China Aviation Oil (Singapore) Corporation Ltd., a company listed in Singapore.

中國駐溫哥華總領事館副領事。劉先生現為香港上市公司大成食品(亞洲)有限公司的獨立非執行董事，新加坡上市公司中國航油(新加坡)股份有限公司的獨立董事。

Mr. Zhang Xiaoya, aged 50, was appointed as an independent non-executive Director of the Company in May 2009. Mr. Zhang was a graduate of the Shandong University and the school of management at the Beihang University and is now a senior engineer. Mr. Zhang is the chairman of Unibank Media, and is also an independent director of SYSWIN INC., which is listed on the New York Stock Exchange, and an independent director of Guangzhou Zhujiang Digital Group. Mr. Zhang previously served as a director and president of Airmedia which was listed on NASDAQ and is experienced in the management of media operations and initial public offering.

張曉亞先生，50歲，於二零零九年五月獲委任為本公司獨立非執行董事。張先生畢業於山東大學及北京航空航天大學管理學院，現為高級工程師。現任銀廣通傳媒集團董事長，同時還擔任紐約證券交易所上市公司思源經紀獨立董事、廣州珠江數碼集團獨立董事。張先生之前擔任納斯達克交易所上市的航美傳媒集團董事兼總裁，擁有豐富媒體經營管理和融資上市經驗。

Mr. Xie Tao, aged 49, was appointed as an independent non-executive Director of the Company in June 2011. Mr. Xie was the chief executive officer and a director of Agria Corporation, a company listed on the New York Stock Exchange, and a director of PGG Wrightson Limited, a company listed on the New Zealand Stock Exchange, both until September 2012. Mr. Xie is also an independent non-executive director of China Merchants China Direct Investments Limited, a company listed in Hong Kong, and an independent non-executive director of Tongyu Heavy Industry Ltd., a company listed on the Shenzhen Stock Exchange. Mr. Xie has previously been engaged in the advisory practice at PricewaterhouseCoopers for 22 years where he led the China market corporate finance practice of PricewaterhouseCoopers and served on the firm's management board. Mr. Xie has extensive experience in China related cross-border investments and mergers and acquisitions and corporate restructuring. Mr. Xie received his Bachelor's degree in Physics from Peking University in China and is a member of The Association of Chartered Certified Accountants of the United Kingdom.

謝韜先生，49歲，於二零一一年六月獲委任為本公司獨立非執行董事。謝先生為紐約證券交易所上市公司華奧物種集團總裁兼董事及新西蘭證券交易所上市公司PGG Wrightson Limited董事，直至二零一二年九月為止。謝先生亦為香港上市公司招商局中國基金有限公司的獨立非執行董事以及深圳證券交易所上市公司通裕重工股份有限公司獨立非執行董事。謝先生之前曾於羅兵咸永道會計師事務所從事諮詢業務達二十二年，彼帶領羅兵咸永道會計師事務所中國市場企業融資業務，並為公司之管治委員會成員。謝先生在中國相關跨境投資、併購及企業重組方面積累了豐富經驗。謝先生獲頒中國北京大學物理學學士學位，並為英國特許會計師公會會員。

Mr. Andrew Y. Yan, aged 55, was appointed as an independent non-executive Director of the Company in January 2013. Mr. Yan is the founding managing partner of SAIF Partners ("SAIF"). Prior to joining SAIF, he was the managing director and head of the Hong Kong office of Emerging Markets Partnership from 1994 until 2001. From 1989 to 1994, he worked in the World Bank in Washington, the Hudson Institute and Sprint International Corporation as an economist, a research fellow and a director for strategic planning and business development for Asia Pacific Region respectively. From 1982 to 1984, he was a chief engineer at Jianghuai Airplane Corporation.

Mr. Yan received a Bachelor's degree in Engineering from Nanjing Aeronautic Institute in 1982. He studied in the Master Program in Department of Sociology of Peking University from 1984 to 1986 and received a Master of Arts degree from Princeton University in International Political Economy in 1989. Mr. Yan also studied advanced finance and accounting courses at the Wharton Business School in 1995.

Mr. Yan holds a number of directorships in listed companies – he is (a) an independent non-executive director of China Petroleum & Chemical Corporation (SinoPec), China Resources Land Limited and Fosun International Limited; (b) a non-executive director of Guodian Technology & Environment Group Corporation Limited, Digital China Holdings Limited, China Huiyuan Juice Group Limited, eSun Holdings Limited and MOBI Development Co., Ltd; (c) the chairman and a non-executive director of NVC Lighting Holding Limited (all listed in Hong Kong, other than that, China Petroleum & Chemical Corporation is also listed on the Shanghai Stock Exchange, London Stock Exchange and New York Stock Exchange); (d) an independent director of Giant Interactive Group Inc. (listed on the New York Stock Exchange); and (e) a director of Acorn International Inc. (listed on the New York Stock Exchange), ATA Inc. (listed on the NASDAQ) and Eternal Asia Supply Chain Management Ltd. (listed on the Shenzhen Stock Exchange). Mr. Yan was a director of Global Education & Technology Group Ltd. (which was formerly listed on the NASDAQ) from March 2007 to December 2011, the shares of which were withdrawn from listing on the NASDAQ in December 2011.

閻焱先生，55歲，於二零一三年一月獲委任為本公司獨立非執行董事。閻先生為賽富亞洲投資基金(「賽富」)的創始管理合夥人。在賽富工作之前，閻先生曾於一九九四至二零零一年任職Emerging Markets Partnership的董事總經理及香港辦公室主任。一九八九至一九九四年間，他先後在華盛頓世界銀行總部擔任經濟學家、哈德遜研究所擔任研究員和Sprint International Corporation擔任亞太區戰略規劃及業務發展董事。於一九八二年至一九八四年，他曾在江淮航空儀錶廠擔任主管工程師。

閻先生於一九八二年從南京航天學院取得工程學學士學位，於一九八四年至一九八六年在北京大學學習社會學碩士學位，於一九八九年從普林斯頓大學取得國際政治經濟碩士學位，並在一九九五年在沃頓商學院學習過高級金融和會計課程。

閻先生在多家上市公司擔任董事職位一他是(a)中國石油化工股份有限公司、華潤置地有限公司及復星國際有限公司的獨立非執行董事；(b)國電科技環保集團股份有限公司、神州數碼控股有限公司、中國滙源果汁集團有限公司、豐德麗控股有限公司和摩比發展有限公司的非執行董事；(c)雷士照明控股有限公司的主席兼非執行董事(以上公司均在香港上市，此外，中國石油化工股份有限公司也在上海證券交易所、倫敦證券交易所及紐約證券交易所上市)；(d)巨人網絡有限公司(在紐約證券交易所上市)的獨立董事；及(e)橡果國際(在紐約證券交易所上市)、ATA公司(在納斯達克上市)及深圳怡亞通供應鏈股份有限公司(在深圳證券交易所上市)的董事。閻先生於二零零七年三月至二零一一年十二月期間曾為環球天下教育科技集團(過往在納斯達克上市)的董事，該公司股份於二零一一年十二月撤銷在納斯達克上市。

Senior Management

Mr. Lu Jianjun, aged 36, is the Chief Administrative Officer of the Company and the Secretary of the Board of Directors of Inner Mongolia Mengniu. Mr. Lu graduated from Inner Mongolia Normal University with an Art degree in Chinese Language. Mr. Lu joined the Group in June 2000, and served as various positions including Secretary to CEO Office, Secretary to CEO and Executive Assistant to Chairman. Mr. Lu was re-designated as the Secretary of the Board of Directors of Inner Mongolia Mengniu in 2009 and was responsible for the office management of the board and the audit department as well as investor relations. In 2013, he started to be in charge of the office management of the CEO. In May 2010, Mr. Lu was awarded the professional qualification as secretary of board of directors by the Shanghai Stock Exchange.

Mr. Yao Haitao, aged 50, is a Vice President of Inner Mongolia Mengniu. He graduated from Inner Mongolia Finance and Economics College with a Bachelor's degree in Economics and holds a Master of Business Administration degree from China Europe International Business School. He also holds an accountant qualification. Mr. Yao joined Inner Mongolia Mengniu in 2003 and served as various positions including Deputy General Manager of the liquid milk division, Assistant to President and Vice President of Inner Mongolia Mengniu during his term. He has solid experience in administrative management. Mr. Yao currently serves as the deputy chairman of the China Dairy Industry Association.

高級管理層

盧建軍先生，36歲，本公司首席行政官兼內蒙蒙牛董事會秘書。盧先生畢業於內蒙古師範大學漢語言文學系。盧先生於二零零零年六月加盟本集團，先後擔任集團總裁辦公室綜合事務秘書、總裁秘書、董事長行政助理等職務，二零零九年調任內蒙蒙牛董事會秘書，負責董事會辦公室事務管理及審計辦公室事務管理工作，同期兼管投資者關係工作。二零一三年，開始負責總裁辦公室事務管理。二零一零年五月，獲上海證券交易所頒發的董事會秘書從業資格認證。

姚海濤先生，50歲，內蒙蒙牛副總裁。姚先生畢業於內蒙古財經學院，持有經濟學士學位，並於中歐國際工商學院取得工商管理碩士學位，具有會計師職稱。姚先生於二零零三年加盟內蒙蒙牛，期間曾擔任內蒙蒙牛液體奶本部行政副總經理、內蒙蒙牛總裁助理、副總裁等多項職務，有豐富的行政管理經驗。姚先生目前擔任中國乳製品工業協會副理事長。

Ms. Liu Yan, aged 54, is a Vice President in Strategy of Inner Mongolia Mengniu. Ms. Liu obtained a Master's degree in Business Administration from China Europe International Business School. Ms. Liu graduated with a Master's degree in Industrial Science from the Chinese Academy of Agricultural Mechanisation Sciences ("CAAMS") and was qualified as a senior engineer. Ms. Liu also held the position of senior engineer in CAAMS. She served as vice president of customer relationship management of Tetra Pak (Beijing) Co., Ltd. and is very experienced in the management of dairy industry. Ms. Liu joined Inner Mongolia Mengniu in December 2010 and is responsible for the research and planning of international strategies, planning and development of international businesses, including the planning and execution of mergers and acquisitions and investments of the Group.

劉燕女士，54歲，內蒙蒙牛國際戰略部副總裁。劉女士於中歐國際工商學院取得工商管理碩士學位。劉女士畢業於中國農業機械化科學研究院，取得工學碩士學位及高級工程師資格，劉女士並曾在此任職高級工程師。其後就職於利樂(北京)有限公司，任客戶管理副總裁，擁有豐富的乳品行業管理經驗。劉女士二零一零年十二月份加盟內蒙蒙牛，負責集團國際戰略研究與規劃、國際業務規劃與開發，其中包括併購投資計劃與實施。

Mr. Liu Shengli, aged 47, has served as a Vice President of Inner Mongolia Mengniu since September 2012. Mr. Liu was graduated from Dalian Ocean University majoring in aquaculture. During his work, he pursued studies in Hubei University of Technology and China Europe International Business School in Beijing. Mr. Liu joined Inner Mongolia Mengniu in 2002. He served as a Vice President, Assistant to President and the General Manager of ice cream division of Inner Mongolia Mengniu and has extensive management experience in the dairy industry. Mr. Liu was elected as a "Labour Model of Hohhot" of Inner Mongolia in 2010.

劉勝利先生，47歲，二零一二年九月任內蒙蒙牛副總裁。劉先生畢業於大連水產學院水產養殖專業。工作期間先後在湖北工業大學、北京中歐國際工商學院學習。劉先生於二零零二年加入內蒙蒙牛，曾擔任副總裁、總裁助理、冰淇淋事業本部總經理，擁有豐富的乳品業管理經驗。劉先生於二零一零年當選獲內蒙古「呼和浩特市勞動模範」。

Mr. Jesper Fournaise Colding, aged 42, a Vice President of Inner Mongolia Mengniu. Mr. Colding obtained a Bachelor's degree in Macro Economics and a Master of International Marketing from Southern Denmark University and the University of Denver in the United States. Before joining Inner Mongolia Mengniu, he was the senior vice president of Arla Foods in Global Categories and Operations from September 2009. From January 2007, he worked as the general manager of Royal Unibrew Baltic countries, a leading beer and beverage company in the region. From 1994 to 2007, Mr. Colding had taken various roles within sales/marketing in P&G and worked in leading roles in Denmark, Sweden, and Norway before he worked as an associate director in P&G Malaysia/Singapore. He has extensive experience in sales/marketing and general management and a record of building strong organisations and results. Mr. Colding joined Inner Mongolia Mengniu in 2012 and is responsible for managing the Marketing Division.

Jesper Fournaise Colding先生，42歲，內蒙蒙牛副總裁。Colding先生畢業於南丹麥大學及美國丹佛大學，取得宏觀經濟學學士學位及國際市場學碩士學位。在加盟內蒙蒙牛前，他曾自二零零九年九月起擔任Arla Foods的全球分類及營運部高級副總裁。自二零零七年一月起，他出任區內領先的啤酒及飲料公司Royal Unibrew Baltic countries總經理。於一九九四年至二零零七年間，Colding先生曾於寶潔公司(P&G)擔任各項銷售／市場推廣職務，並曾在丹麥、瑞典及挪威出任領導職務，其後更出任馬來西亞／新加坡寶潔公司(P&G Malaysia/Singapore)副總監。Colding先生擁有豐富的營銷及一般管理經驗，在壯大企業方面屢創佳績。Colding先生於二零一二年加盟內蒙蒙牛，負責管理市場推廣部。

Company Secretary and Qualified Accountant

Mr. Kwok Wai Cheong, Chris, aged 40, the Financial Controller and Company Secretary of the Company, joined the Group in May 2007. Prior to joining the Group, Mr. Kwok was the financial controller of a Hong Kong Main Board listed company and he also served in an international accounting firm. Mr. Kwok graduated from The Hong Kong Polytechnic University with a Bachelor's degree in Accountancy. Mr. Kwok is a member of the Hong Kong Institute of Certified Public Accountants and a fellow member of Association of Chartered Certified Accountants.

公司秘書及合資格會計師

郭偉昌先生，40歲，本公司財務總監兼公司秘書，於二零零七年五月加盟本集團。在加盟本集團前，郭先生曾任一香港主板上市公司之財務總監，並曾於國際性會計師事務所工作。郭先生畢業於香港理工大學，取得會計學學士學位，亦為香港會計師公會會員及英國特許公認會計師公會資深會員。



展開誠意溝通，傳遞點滴幸福

Deliver happiness to all people through open and transparent communications

蒙牛 只為點滴幸福



點滴之愛
從心發出

Love from Deep Within

Corporate Governance Report
企業管治報告

The Company is dedicated to ensure high standards of corporate governance with an emphasis on a diligent Board of Directors (the "Board"), sound internal control, and increasing transparency and accountability to shareholders. The Board acknowledges that good corporate governance practices and procedures are beneficial to the Group and its shareholders. The Company is committed to improving those practices and maintaining its ethical corporate culture.

本公司致力確保企業管治達致高水平，尤其著重組建勤勉盡職的董事會（「董事會」）和健全的內部監控制度，以及提高透明度和對股東之問責性。董事會知悉，良好企業管治常規及程序對本集團及其股東有利。本公司致力改善該等常規及維持其道德企業文化。

The Company has adopted the code provisions set out in the Code on Corporate Governance Practices (effective until 31 March 2012) during the period from 1 January 2012 to 31 March 2012 (the "Old Code") and the Corporate Governance Code (effective from 1 April 2012) during the period from 1 April 2012 to 31 December 2012 (the "CG Code") contained in Appendix 14 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules") as its own code of corporate governance practices.

本公司於二零一二年一月一日至二零一二年三月三十一日期間已採納香港聯合交易所有限公司證券上市規則（「上市規則」）附錄十四所載企業管治常規守則（有效直至二零一二年三月三十一日，「舊守則」）及於二零一二年四月一日至二零一二年十二月三十一日期間採納企業管治守則（由二零一二年四月一日起生效，「企業管治守則」）的守則條文作為其本身的企業管治常規守則。

Throughout the year, the Board has reviewed the Company's corporate governance practices and is satisfied that the Company has been in compliance with all applicable code provisions of the Old Code and the CG Code, except that nine Directors (1 executive Director (also the Chief Executive Officer), 6 non-executive Directors (including the Chairman) and 2 independent non-executive Directors) were unable to attend the annual general meeting of the Company (the "AGM") held on 15 June 2012 due to unavoidable business engagements and other commitments outside of Hong Kong. The AGM was attended by 3 executive Directors, and 3 independent non-executive Directors. For details, please refer to the section headed "Investor Relations and Communications".

董事會已於本年度內檢討本公司之企業管治常規，並確信除九名董事（一名執行董事（亦為總裁）、六名非執行董事（包括主席）及兩名獨立非執行董事）因不可避免的公務及其他香港境外的事務而未能出席本公司於二零一二年六月十五日舉行的股東週年大會（「股東週年大會」）外，本公司已符合舊守則及企業管治守則的所有適用守則條文。三名執行董事及三名獨立非執行董事已出席股東週年大會。詳情請參閱「投資者關係及溝通」一節。

The Board

As at 31 December 2012, the Board comprised fifteen Directors, including four executive Directors, namely, Ms. Sun Yiping, Mr. Bai Ying, Mr. Wu Jingshui and Mr. Ding Sheng, six non-executive Directors, namely, Mr. Ning Gaoning, Mr. Yu Xubo, Mr. Niu Gensheng, Mr. Ma Jianping, Mr. Tim Ørting Jørgensen and Mr. Finn S. Hansen and five independent non-executive Directors, namely, Mr. Jiao Shuge (alias Jiao Zhen), Mr. Julian Juul Wolhardt, Mr. Liu Fuchun, Mr. Zhang Xiaoya and Mr. Xie Tao. The Chairman of the Board is Mr. Ning Gaoning and the Chief Executive Officer of the Company is Ms. Sun Yiping. Each of Mr. Yu Xubo and Mr. Jiao Shuge (alias Jiao Zhen) is a Vice-Chairman of the Board. Subsequent to the year ended 31 December 2012 and up to the date of this report, two additional Directors were appointed. On 10 January 2013, Ms. Liu Ding was appointed as a non-executive Director and Mr. Andrew Y. Yan was appointed as an independent non-executive Director. Ms. Liu Ding is also a Vice-Chairwoman of the Board.

The Board is responsible for the leadership and management of the Company. Key responsibilities of the Board comprise formulation of the Group's overall strategies and policies, setting of performance and management targets, evaluation of business performance and supervision of management's performance. The management was delegated the authority and responsibility by the Board for the management and operations of the Group. The role of the management is to implement the strategies and directions determined by the Board and to work within the framework of any written procedures and instructions laid down by the Board. In addition, the Board has also delegated various responsibilities to the Board Committees as detailed in this report.

Biographies of the Directors are set out on pages 32 to 43 of the annual report, which demonstrates a diversity of skills, expertise, experience and qualifications of the Directors. There is no other material financial, business or relevant relationships among the Directors.

董事會

於二零一二年十二月三十一日，董事會有董事十五名，包括四名執行董事(孫伊萍女士、白瑛先生、吳景水先生及丁聖先生)、六名非執行董事(寧高寧先生、于旭波先生、牛根生先生、馬建平先生、Tim Ørting Jørgensen先生及Finn S. Hansen先生)和五名獨立非執行董事(焦樹閣(又名焦震)先生、Julian Juul Wolhardt先生、劉福春先生、張曉亞先生及謝韜先生)。本公司董事會主席是寧高寧先生，本公司總裁是孫伊萍女士。于旭波先生及焦樹閣(又名焦震)先生為董事會的副主席。於截至二零一二年十二月三十一日止年度後及截至本報告日期，已另外委任兩名董事。於二零一三年一月十日，柳丁女士獲委任為非執行董事而閻焱先生獲委任為獨立非執行董事。柳丁女士亦為董事會副主席。

董事會負責領導和管理本公司。董事會主要負責制訂本集團整體策略和政策、訂立績效和管理目標、評估業務表現和監察管理層表現。董事會向管理層轉授權力和責任，以管理和經營本集團。管理層負責實施董事會所決定的策略及方向，並在董事會制訂的任何書面程序及指示架構內工作。此外，董事會亦向各個董事委員會轉授多項責任，詳情載於本報告。

董事簡歷載於年報第32頁至第43頁，當中列出董事多方面的技能、專長、經驗和資格。董事之間概無其他重大財務、業務或相關關係。

Independence of Independent Non-Executive Directors

The independent non-executive Directors possess appropriate professional qualifications, or accounting or related financial management expertise. Their role is to provide independent and objective opinions to the Board for its consideration and decisions.

During the year, Mr. Jiao Shuge (alias Jiao Zhen) and Mr. Julian Juul Wolhardt have been re-designated from non-executive Directors to independent non-executive Directors with effect from 12 April 2012. Notwithstanding their positions as non-executive Directors and a director of the board of Inner Mongolia Mengniu Dairy (Group) Company Limited ("Inner Mongolia Mengniu"), the main operating subsidiary of the Company, the Board considers Mr. Jiao and Mr. Wolhardt to be sufficiently independent to act as independent non-executive Directors as, prior to their re-designation, Mr. Jiao and Mr. Wolhardt did not have any executive function or any day-to-day or operational management role in the Group, except for attending meetings of the Board, the relevant Committees and the board of Inner Mongolia Mengniu, carrying out supervising and monitoring functions.

The Company has received an annual confirmation of independence from each of the independent non-executive Directors in accordance with Rule 3.13 of the Listing Rules. The Board has assessed their independence and concluded that all independent non-executive Directors are independent in accordance with the definition of the Listing Rules.

獨立非執行董事的獨立性

獨立非執行董事具備合適的專業資格、會計或相關財務管理專長。彼等職責乃提供獨立及客觀的意見以供董事會考慮及作出決定。

本年度內，焦樹閣(又名焦震)先生及Julian Juul Wolhardt先生由非執行董事調任為獨立非執行董事，均自二零一二年四月十二日生效。儘管他們擔任非執行董事及本公司主要營運子公司內蒙古蒙牛乳業(集團)股份有限公司(「內蒙蒙牛」)的董事，惟董事會認為焦先生及Wolhardt先生足夠獨立擔任獨立非執行董事，原因是焦先生及Wolhardt先生在調任前除了出席董事會、相關委員會及內蒙蒙牛董事會的會議以及執行監督與監察職務外，並無於本集團擔任任何行政職務或日常或營運管理職責。

每名獨立非執行董事已根據上市規則第3.13條向本公司發出一份有關其獨立性的年度確認書。董事會已評估其獨立性，並作出總結，認為按上市規則之釋義，全體獨立非執行董事均為獨立。

Corporate Governance Functions

The Board is responsible for determining the policy for corporate governance of the Company and performing the corporate governance duties including:

(a) to develop and review the Company's policies and practices on corporate governance;

(b) to review and monitor the training and continuous professional development of Directors and senior management;

(c) to review and monitor the Company's policies and practices on compliance with legal and regulatory requirements;

(d) to develop, review and monitor the code of conduct and compliance manual (if any) applicable to employees and Directors; and

(e) to review the Company's compliance with Appendix 14 to the Listing Rules (Corporate Governance Code and Corporate Governance Report).

企業管治職能

董事會負責釐定本公司的企業管治政策及履行企業管治職責，其中包括：

(a) 制定及檢討本公司的企業管治政策及常規；

(b) 檢討及監察董事及高級管理層的培訓及持續專業發展；

(c) 檢討及監察本公司遵守法律及監管規定的政策及常規；

(d) 制定、檢討及監察適用於僱員及董事的操守準則及合規手冊(如有)；及

(e) 檢討本公司遵守上市規則附錄十四(《企業管治守則》及《企業管治報告》)的情況。

Directors' Training

Each newly appointed Director is provided with necessary induction and information to ensure that he/she has a proper understanding of the Company's operations and businesses as well as his/her responsibilities under relevant statues, laws, rules and regulations. The Company Secretary also provides Directors with updates on latest development and changes in the Listing Rules and other relevant legal and regulatory requirements from time to time.

董事培訓

每名新委任的董事均獲得所需的就任須知及資料，以確保他們對本公司的運作及業務以及本身在相關法令、法律、規則及法規下的職責均有適當的理解。公司秘書亦會不時向董事提供有關上市規則及其他相關法律及法規規定的最新發展及變動的最新資料。

All Directors are encouraged to participate in continuous professional development to develop and refresh their knowledge and skills. The Company has arranged in-house training for Directors in the form of a seminar and reading materials since the new CG Code became effective from 1 April 2012, with appropriate emphasis on the roles, functions and duties of the Directors. During the year, a Guide on Directors' Duties published by the Companies Registry of Hong Kong and a Guide for Independent Non-Executive Directors published by The Hong Kong Institute of Directors have been sent to each relevant Director for his/her information and ready reference. Directors' visit to the Group's operations and local management in the PRC, with briefings by senior PRC staff was arranged for the Board members to enable them to gain an up-to-date understanding on the businesses of the Group. A summary of training received by Directors during the period from 1 April 2012 up to 31 December 2012 according to the records provided by the Directors is as follows:

本公司鼓勵所有董事參與持續專業發展，以發展並更新其知識及技能。自新企業管治守則於二零一二年四月一日生效以來，本公司曾以研討會及讀物形式為董事安排內部培訓，以及適切著重董事的角色、職能及責任。年內，本公司已向各相關董事發出由香港公司註冊處刊發的《董事責任指引》及由香港董事學會刊發的《獨立非執行董事指南》，以供他們參考及閱覽。本公司亦安排董事參觀本集團在中國的業務及地方管理，並由中國高級職員向他們進行簡介，以便董事會成員了解本集團業務的最新情況。根據董事所提供的紀錄，董事於二零一二年四月一日至二零一二年十二月三十一日期間所接受的培訓概述如下：

Directors	董事	Type of trainings 培訓類別
Executive Directors	**執行董事**	
Sun Yiping (Note 1)	孫伊萍(附註1)	A, C, D
Yang Wenjun (Note 2)	楊文俊(附註2)	C, D
Bai Ying	白瑛	A, C, D
Wu Jingshui	吳景水	C, D
Ding Sheng	丁聖	A, C, D
Non-Executive Directors	**非執行董事**	
Ning Gaoning	寧高寧	A, B, C, D
Yu Xubo	于旭波	A, C, D
Niu Gensheng	牛根生	A, C, D
Ma Jianping	馬建平	A, C, D
Fang Fenglei (Note 3)	方風雷(附註3)	C
Ma Wangjun (Note 4)	馬王軍(附註4)	C
Tim Ørting Jørgensen (Note 5)	Tim Ørting Jørgensen(附註5)	A, C, D
Finn S. Hansen (Note 5)	Finn S. Hansen(附註5)	A, C, D
Independent Non-Executive Directors	**獨立非執行董事**	
Jiao Shuge (alias Jiao Zhen)	焦樹閣(又名焦震)	A, C, D
Julian Juul Wolhardt	Julian Juul Wolhardt	A, B, C, D
Liu Fuchun	劉福春	C, D
Zhang Xiaoya	張曉亞	C, D
Xie Tao	謝韜	A, C, D

A: attending seminars and/or conferences and/or forums relevant to the business or directors' duties

B: giving talks at seminars and/or conferences and/or forums

C: reading materials relevant to directors' duties and responsibilities and regulatory updates

D: visiting the Group's operations and local management in the PRC

Notes:

1. Ms. Sun was appointed as an executive Director with effect from 12 April 2012.
2. Mr. Yang resigned as an executive Director with effect from 30 July 2012.
3. Mr. Fang resigned as a non-executive Director with effect from 30 July 2012.
4. Mr. Ma resigned as a non-executive Director with effect from 12 April 2012.
5. Mr. Jørgensen and Mr. Hansen were appointed as non-executive Directors with effect from 30 July 2012.

Board Proceedings

The Board meets at least four times a year and additional operational meetings are also held, when required. The Company Secretary is responsible for preparing agenda and notices for the meetings. Senior management of the Group also provides the Directors with relevant information on a timely basis regarding key business developments of the Group and issues affecting the Group. Agenda and other information packages are normally delivered to the Directors before the meetings. The Directors also have independent access to the senior management in respect of operational issues. The Directors may take independent professional advice where appropriate to discharge their duties, at the Company's expenses.

A： 出席與業務或董事職責有關的研討會及／或會議及／或論壇

B： 在研討會及／或會議及／或論壇上發表演說

C： 與董事職責及責任及最新規管資料有關的讀物

D： 參觀本集團在中國的業務及地方管理

附註：

1. 孫女士已獲委任為執行董事，自二零一二年四月十二日生效。
2. 楊先生已辭任執行董事，自二零一二年七月三十日生效。
3. 方先生已辭任非執行董事，自二零一二年七月三十日生效。
4. 馬先生已辭任非執行董事，自二零一二年四月十二日生效。
5. Jørgensen先生及Hansen先生已獲委任為非執行董事，均自二零一二年七月三十日生效。

董事會處理事務程序

董事會每年最少舉行四次會議，並在有需要時也會舉行其他業務會議。公司秘書負責編製會議議程和通告。本集團高級管理層亦適時向董事提供有關本集團主要業務發展和影響本集團事項的資料。一般而言，議程和其他資料會一併在舉行會議前寄發給董事。而董事也可就營運事宜個別與高級管理層商討。董事可在適當情況下徵詢獨立專業意見，以便履行職責，費用由本公司負擔。

The Board held six meetings during the year ended 31 December 2012 and two further meetings since 1 January 2013 up to the date of this report. Details of the Directors' attendance at the Board and Board Committee meetings and the AGM held in 2012 are set out in the following table.

董事會截至二零一二年十二月三十一日止年度舉行了六次會議，並於二零一三年一月一日至本報告日期期間另外舉行了兩次會議。各董事出席於二零一二年舉行之董事會及董事委員會會議以及股東週年大會的情況詳情載於下表。

		Meeting Attended/Held 出席／舉行會議				
Directors	董事	Board Meetings[1] 董事會會議[1]	Audit Committee 審核委員會	Remuneration Committee 薪酬委員會	Nomination Committee 提名委員會	Annual General Meeting 股東週年大會
Executive Directors	**執行董事**					
Sun Yiping[2]	孫伊萍[2]	4/4				0/1
Yang Wenjun[2]	楊文俊[2]	3/4				0/1
Bai Ying	白瑛	5/6				1/1
Wu Jingshui	吳景水	6/6				1/1
Ding Sheng	丁聖	5/6				1/1
Non-executive Directors	**非執行董事**					
Ning Gaoning	寧高寧	3/6			1/3	0/1
Yu Xubo	于旭波	6/6		3/3		0/1
Niu Gensheng	牛根生	6/6				0/1
Ma Jianping	馬建平	6/6				0/1
Fang Fenglei[2]	方鳳雷[2]	2/4				0/1
Ma Wangjun[4]	馬王軍[4]	2/2	1/1			0/0
Tim Ørting Jørgensen[3]	Tim Ørting Jørgensen[3]	2/2				0/0
Finn S. Hansen[3]	Finn S. Hansen[3]	2/2				0/0
Independent Non-executive Directors	**獨立非執行董事**					
Jiao Shuge (alias Jiao Zhen)[4]	焦樹閣(又名焦震)[4]	6/6	4/4		3/3	0/1
Julian Juul Wolhardt[4]	Julian Juul Wolhardt[4]	6/6		3/3		1/1
Liu Fuchun	劉福春	5/6	2/4	3/3	3/3	0/1
Zhang Xiaoya	張曉亞	5/6	3/4	3/3	3/3	1/1
Xie Tao	謝濤	6/6	4/4	3/3	3/3	1/1

Notes:

(1) During the year, the Company held four quarterly meetings and two other meetings to handle operational-level matters. According to the Company's articles of association, the quorum for convening a Board meeting is two members.

(2) Ms. Sun Yiping was appointed while Mr. Yang Wenjun resigned as an executive Director with effect from 12 April 2012 and 30 July 2012 respectively.

(3) Mr. Fang Fenglei resigned as a non-executive Director with effect from 30 July 2012.

(4) Mr. Ma Wangjun resigned as a non-executive Director with effect from 12 April 2012.

(5) Mr. Tim Ørting Jørgensen and Mr. Finn S. Hansen were appointed as non-executive Directors with effect from 30 July 2012.

(6) Mr. Jiao Shuge (alias Jiao Zhen) and Mr. Julian Juul Wolhardt were re-designated from non-executive Directors to independent non-executive Directors with effect from 12 April 2012.

Minutes of meetings of the Board and Board Committees are kept by the Company Secretary of the Company and are not only open for inspection by the Directors but also sent to the Directors for their records. All Directors have access to the Company Secretary of the Company, who is responsible for ensuring that the Board procedures are complied with and advising the Board on compliance matters.

Chairman and Chief Executive Officer

The role of the Chairman is separate from that of the Chief Executive Officer to ensure a balance of power and authority. The Chairman is responsible for overseeing the functioning of the Board while the Chief Executive Officer is responsible for managing the Group's business. For the financial year ended 31 December 2012, the Chairman of the Board is Mr. Ning Gaoning, a non-executive Director and the Chief Executive Officer of the Company is Ms. Sun Yiping, an executive Director.

附註：

(1) 本公司於年內舉行了四次季度會議及兩次其他會議以處理運作層面事宜。根據本公司組織章程細則，召開董事會會議的法定人數為二人。

(2) 孫伊萍女士已獲委任為執行董事，自二零一二年四月十二日生效；而楊文俊先生已辭任執行董事，自二零一二年七月三十日生效。

(3) 方風雷先生已辭任非執行董事，自二零一二年七月三十日生效。

(4) 馬王軍先生已辭任非執行董事，自二零一二年四月十二日生效。

(5) Tim Ørting Jørgensen先生及Finn S. Hansen先生已獲委任為非執行董事，均自二零一二年七月三十日生效。

(6) 焦樹閣(又名焦震)先生及Julian Juul Wolhardt先生已由非執行董事調任為獨立非執行董事，均自二零一二年四月十二日生效。

董事會和董事委員會的會議紀錄由本公司的公司秘書負責存置，其後不但供董事查閱，同時也呈交各董事以作記錄。全體董事均可與本公司的公司秘書聯絡，公司秘書負責確保董事會程序已經符合並就遵例事宜向董事會提出意見。

主席及總裁

本公司對主席與總裁角色加以區分，以確保權力得到平衡。主席負責監察董事會履行職能，而總裁則負責管理本集團的業務。截至二零一二年十二月三十一日止財政年度，本公司董事會主席為非執行董事寧高寧先生，總裁為執行董事孫伊萍女士。

The Chairman shall ensure that Board meetings are planned and conducted effectively and all Directors are properly briefed on issues arising at Board meetings. He is also responsible for ensuring that the Directors receive adequate information in a timely manner, which must be accurate, clear, complete and reliable. The Chairman shall also ensure the Board works effectively and discharges its responsibilities; all key and appropriate issues are discussed by the Board in a timely manner; good corporate governance practices and procedures are established; and appropriate steps are taken to provide effective communication with shareholders and that views of shareholders are communicated to the Board as a whole.

主席須確保董事會會議有效籌劃和進行，而在董事會會議上就產生的問題，應向全體董事妥為簡報。他亦負責確保董事及時收取充足資料，而該等資料必須準確清晰及完備可靠。主席亦須確保董事會有效地運作，且履行應有職責，並及時就所有重要的適當事項進行討論；確保公司制定良好的企業管治常規及程序，採取適當步驟保持與股東有效聯繫，以及確保股東意見可傳達到整個董事會。

Appointment, Re-election and Removal of Directors

Each Director has entered into a letter of appointment with the Company for a term of three years. The Directors are subject to retirement by rotation and re-election at each annual general meeting of the Company in accordance with article 112 of the Company's articles of association. The Directors appointed as an addition to the Board or to fill a casual vacancy on the Board will be subject to re-election by the shareholders at the next following annual general meeting or next following general meeting of the Company respectively after the appointment.

董事之委任、重選和罷免

每名董事已與本公司訂立為期三年的委聘書。董事須根據本公司的組織章程細則第112條在本公司每屆股東週年大會上輪值告退和重選。委任為董事會新增成員或填補董事會臨時空缺的董事，將於獲委任後分別在下一個本公司股東週年大會或下一個本公司股東大會上由股東重選。

Board Committees

To oversee particular aspects of the Company's affairs and to assist in the execution of its responsibilities, the Company has established four Board Committees under the Board, namely the Audit Committee, the Remuneration Committee, the Nomination Committee and the Strategy and Development Committee, each of which is governed by specific terms of reference approved by the Board, covering its functions, duties and powers. The terms of reference of the respective Board Committees have complied with the Old Code and the CG Code provisions and are disclosed on the websites of the Company and the Stock Exchange and are available for public inspection at the Company's principal place of business in Hong Kong.

董事委員會

為了監察本公司特定事務及協助履行其責任，本公司董事會下設四個董事委員會，分別為審核委員會、薪酬委員會、提名委員會和戰略及發展委員會，各委員會分別受限於經董事會批准的特定職權範圍，其中涵蓋了職能、職責及權力。董事委員會各自的職權範圍已遵從舊守則及企業管治守則條文，並已於本公司及聯交所的網站披露，以及置放於本公司的香港主要營業地點供公眾查閱。

Remuneration Committee

As at 31 December 2012, the Remuneration Committee comprised five members, four of whom are independent non-executive Directors (Mr. Julian Juul Wolhardt, Mr. Liu Fuchun, Mr. Zhang Xiaoya and Mr. Xie Tao) and the remaining one member is a non-executive Director (Mr. Yu Xubo). The Remuneration Committee is chaired by Mr. Xie Tao.

The duties of the Remuneration Committee are to review annually and recommend to the Board the overall remuneration policy and structure for the directors and senior management to ensure that the level of remuneration is linked to their level of responsibilities undertaken. These shall include making recommendations to the Board on the remuneration packages of individual executive Directors and senior management, including benefits in kind, pension rights and compensation payments, including any compensation payable for loss or termination of their office or appointment. The Remuneration Committee shall also evaluate annually the performance of the directors and the senior management and recommend to the Board specific adjustments in their remuneration and/or reward payments.

The Company's policy on remuneration is to maintain fair and competitive packages based on business needs and industry practice. For determining the level of fees paid to members of the Board, market rates and factors such as each director's workload and required commitment will be taken into account. In addition, factors comprising economic and market situations, individual contributions to the Group's results and development as well as individual potential are considered when determining the remuneration packages of executive Directors.

薪酬委員會

於二零一二年十二月三十一日，薪酬委員會有五名成員，其中四名為獨立非執行董事(Julian Juul Wolhardt先生、劉福春先生、張曉亞先生及謝韜先生)，其餘一名為非執行董事(于旭波先生)。謝韜先生擔任薪酬委員會主席。

薪酬委員會的職責包括每年審閱董事和高級管理層的整體薪酬政策及結構，並向董事會提出有關建議，以確保薪酬水平與責任承擔相符。此應包括向董事會建議個別執行董事及高級管理層的薪酬待遇，包括非金錢利益、退休金權利及賠償金額(包括喪失或終止職務或委任的賠償)。薪酬委員會每年須評估董事和高級管理層的表現，並就其薪酬及／或獎勵金應作出的特定調整，向董事會提出建議。

本公司的薪酬政策乃根據業務需要及行業慣例維持公平及具競爭力的薪酬福利。對於釐定支付予董事會各董事之袍金，會考慮市場水平與各項因素，如董事之工作量及彼所承擔之責任。此外，當釐定執行董事薪酬福利時會考慮之因素包括：經濟及市場情況、彼對本集團業績及發展之貢獻，以及個人之潛能等。

The Remuneration Committee held three meetings during the year ended 31 December 2012. During the year, the Remuneration Committee had performed the following:

- assessed the performance of the Directors and senior management;
- reviewed and approved the remuneration for the Directors and senior management including terms of letters of appointments;
- reviewed the remuneration policy and recommended to the Board; and
- reviewed the proposal of granting of share options according to the Company's share option scheme, and made recommendations to the Board.

薪酬委員會於截至二零一二年十二月三十一日止年度舉行了三次會議。本年度內，薪酬委員會完成了下列各項工作：

- 評估董事及高級管理層的表現；
- 檢討及批准董事及高級管理層的薪酬，包括委聘書的條款；
- 檢討薪酬政策並向董事會提出建議；及
- 審議本公司按購股權計劃授出購股權的方案，並向董事會提出建議。

Remuneration of Directors and Senior Management

The remuneration of the members of the senior management by band for the year ended 31 December 2012 is set out below:

董事及高級管理層薪酬

截至二零一二年十二月三十一日止年度高級管理層成員按組別劃分的薪酬載列如下：

Remuneration bands (RMB) 薪酬組別（人民幣元）	Number of persons 人數
0–1,000,000	5
1,000,001–2,000,000	1

Further particulars regarding Directors' remuneration and the five highest paid employees as required to be disclosed pursuant to Appendix 16 to the Listing Rules are set out in note 7 to the financial statements.

根據上市規則附錄十六須予披露的董事及五名最高薪人士的薪酬詳情，載於財務報表附註7。

Nomination Committee

As at 31 December 2012, the Nomination Committee comprised five members, four of whom are independent non-executive Directors (Mr. Jiao Shuge (alias Jiao Zhen), Mr. Liu Fuchun, Mr. Zhang Xiaoya and Mr. Xie Tao) and the remaining one member is a non-executive Director (Mr. Ning Gaoning). The Nomination Committee is chaired by Mr. Ning Gaoning.

The responsibilities of the Nomination Committee are to determine the nomination policy, review the structure, size and composition, including the skills, knowledge and experiences of the Board and make recommendations to the Board regarding any proposed changes. The Nomination Committee is also responsible for identifying and nominating suitable candidates qualified to become Board members and makes recommendations to the Board on relevant matters relating to the appointment or re-appointment of directors if necessary, in particular, candidates who can add value to the management through their contributions in the relevant strategic business areas and which appointments will result in the constitution of a stronger and more diverse Board. In the selection process of a candidate to act as a Director, the Nomination Committee makes reference to criteria including, inter alia, reputation for integrity, accomplishment and experience in the dairy industry, professional and educational background, and commitment in respect of available time and assesses the independence of the independent non-executive Directors.

The Nomination Committee held three meetings during the year ended 31 December 2012 to discuss mainly, the change of the Board Committees chairman, re-designation of Directors, the new appointments of Directors and the Chief Executive Officer of the Company and the resignations of Directors.

提名委員會

於二零一二年十二月三十一日，提名委員會有五名成員，其中四名為獨立非執行董事(焦樹閣(又名焦震)先生、劉福春先生、張曉亞先生及謝韜先生)，其餘一名為非執行董事(寧高寧先生)。寧高寧先生擔任提名委員會主席。

提名委員會負責制定提名政策、就董事會的架構、規模和組成(包括技能、知識和經驗)作出檢討，並就任何變動方案向董事會提出建議。提名委員會亦負責識別並提名適合成為董事會成員的人選，並就有關董事之委任或重新委任(如有需要)的相關事宜，向董事會提出建議；倘若有關人選能夠在有關的策略性業務領域作出貢獻，尤其對管理層起增值作用，並且有關委任會導致董事會成員組合更為強健和全面，則更為合適。在董事候選人的篩選過程中，提名委員會所參照的標準包括有關人選的持正信譽、乳業的成就和經驗、專業和教育背景以及其對時間投入的承擔，並會評估獨立非執行董事的獨立性。

提名委員會於截至二零一二年十二月三十一日止年度舉行了三次會議，主要討論更改董事委員會主席、調任董事、新委任董事及本公司總裁以及董事辭任事宜。

Audit Committee

As at 31 December 2012, the Audit Committee comprised four independent non-executive Directors (Mr. Jiao Shuge (alias Jiao Zhen), Mr. Liu Fuchun, Mr. Zhang Xiaoya and Mr. Xie Tao) in which one possesses the relevant professional qualifications required under the Listing Rules. The Audit Committee is chaired by Mr. Xie Tao.

The Audit Committee serves as a focal point for communication between other directors, the external auditors, and the management as their duties relate to financial and other reporting, internal controls and the auditing. The Audit Committee assists the Board in fulfilling its responsibilities by providing an independent review of financial reporting and by satisfying themselves as to the effectiveness of the Company's internal controls and as to the efficiency of the audits.

The Audit Committee held four meetings during the year ended 31 December 2012. During the year, the Audit Committee has performed the following:

- met with the external auditors to discuss the general scope and findings of their audit and interim review works;
- reviewed external auditors' management letter and management's response;
- reviewed and recommended to the Board for approval of the external auditors' remuneration;
- made recommendations to the Board on the re-appointment of the external auditors;
- reviewed the external auditors' independence, objectivity and the effectiveness of the audit process;
- reviewed and monitored the integrity of financial statements, annual and interim reports, and annual and interim announcements of the Company;

審核委員會

於二零一二年十二月三十一日，審核委員會成員包括四名獨立非執行董事(焦樹閣(又名焦震)先生、劉福春先生、張曉亞先生及謝韜先生)，其中一名擁有上市規則所規定的相關專業資格。謝韜先生擔任審核委員會主席。

審核委員會充當其他董事、外部核數師和管理層之間的溝通渠道，因為此等人士的職責涉及財務和其他申報、內部監控和核數事宜。審核委員會應對財務報告作出獨立審閱，並確保本身信納本公司內部監控的效益和核數效率，藉此協助董事會履行其職責。

審核委員會於截至二零一二年十二月三十一日止年度舉行了四次會議。在本年度內，審核委員會完成了下列各項工作：

- 與外部核數師討論其核數和中期審閱工作的一般範疇和結果；
- 審閱外部核數師的管理建議書和管理層的回應；
- 檢討外部核數師酬金並建議董事會予以批准；
- 就重新委任外部核數師事宜，向董事會提出建議；
- 檢討外部核數師的獨立性、客觀性和核數程序的效益；
- 檢討並監察本公司的財務報表、年報和中期報告以及年度和中期業績公佈的完整；

- discussed auditing, internal control, risk management and financial reporting matters before recommending them to the Board for approval; and

- reviewed the arrangements that employees of the Company can use, in confidence, to raise concerns about possible improprieties in financial reporting, internal controls or other matters.

All issues raised by the external auditors and the Audit Committee have been addressed by the senior management. The work and findings of the Audit Committee have been reported to the Board. During the year, no issues brought to the attention of the senior management and the Board were of sufficient significance for disclosure in the annual report.

Other than the reporting responsibilities of the Company's auditors (please refer to the independent auditors' report set out on pages 81 to 82), the Directors acknowledge their responsibility for preparing the financial statements of the Group and the Company which give a true and fair view of the state of affairs of the Group and the Company as at 31 December 2012 and the profit and cash flows of the Group for the year then ended.

Internal Control

The Board is responsible for maintaining an established and effective internal control system, to safeguard the assets of the Group and the interest of shareholders, and for reviewing its effectiveness regularly. Aiming at strengthening the risk management culture of the Group and minimizing the impacts of the major risks on the business and earnings of the Group, the senior management of the Group meets to actively evaluate and review the significant risks to which the Group is exposed and reports to the Board on a regular basis. The Group also appoints external consultants, when considered appropriate, to review the Group's internal control, working systems and workflows, as well as the management systems, and to make suggestions on system enhancement.

- 就審核、內部監控、風險管理和財務報告事項，於建議董事會予以批准前進行討論；及

- 檢討本公司設定的以下安排：本公司僱員可暗中就財務匯報、內部監控或其他方面可能發生的不正當行為提出關注。

高級管理層已就外部核數師和審核委員會提出的所有問題作出回應。審核委員會的工作和結果已經向董事會匯報。本年度內，需要高級管理層和董事會注意的問題之重要性不足以在年報內作出有關披露。

董事知悉，除本公司核數師肩負申報責任(請參閱第81至第82頁所載的獨立核數師報告)外，董事亦須負責編製本集團及本公司的財務報表，此等財務報表須真實公允地反映本集團及本公司於二零一二年十二月三十一日的財政狀況及本集團截至該日止年度的利潤及現金流量。

內部監控

董事會有責任維持穩健而有效的內部監控機制以保障本集團的資產及股東的權益，並定期檢討有關機制是否有效。本集團之高級管理團隊定期舉行會議，積極評估及檢討本集團面對之重大風險，旨在強化本集團之風險管理文化，盡量減低主要風險對本集團業務及盈利所帶來之影響，並會定期向董事會匯報情況。本集團也適時聘用外部顧問以檢討本集團的內部監控、工作制度和流程，以及管理體系等方面，並提供優化系統的建議。

Besides strict implementation of a performance assessment system and training programs for its staff, the Group has in place a series of written working systems in respect of business, production, finance, legal compliance and administration aspects, to ensure the significant risks, to which the Group is exposed, are contained:

- Control environment – The Group has established defined organizational structures. Authority to operate various business functions is delegated to respective management within limits set by senior management of the headquarters or the executive Directors. The senior management meets on a regular basis to discuss and approve business strategies, plans and budgets prepared by individual business units. The performance of the Group is reported to the Board on a regular basis.
- Risk assessment – The Group identifies, assesses and ranks the risks that are most relevant to the Group's business according to their likelihood, financial consequence and reputational impact on the Group.
- Control activities – Policies and procedures are set for each business function, in which approvals, authorization, verification, recommendations, performance reviews, asset security and segregation of duties are included.
- Information and communication – The Group's working systems document operational procedures of all business units, as well as authorization and approval procedures for significant decision making.
- Monitoring – The Group adopts a control and risk self-assessment methodology, continuously assessing and managing its business risks by way of assessment by the headquarters of the Group and each business unit on a regular basis, and communication of key control procedures to employees.

本集團已設立一系列就業務、生產、財務、法律及行政等方面的書面工作制度，以及對員工的表現實施嚴格考核制度及為員工提供培訓，以確保本集團面對的重大風險得以控制。當中包括：

- 監控環境－本集團有清晰的組織架構，授權各管理層經營不同業務職能之權力，惟該權力乃受限於總部高級管理團隊或執行董事之限制。高級管理團隊定期討論及批核個別業務單位所編製之業務策略、計劃及預算，而本集團的表現將定期向董事會報告。
- 風險評估－本集團根據業務最關鍵的風險發生的可能性、及該等風險對本集團之財務及信譽所造成的影響，進行識別、評估及評級。
- 監控活動－為各業務功能設定政策及程序，當中包括批文、認可、核證、建議、表現檢討、資產擔保及職責劃分。
- 資訊及溝通－本集團的工作制度書面列明所有業務單位的經營程序，以及重大決策的授權及批准程序。
- 監察－本集團採用監控及風險自我評估方法，透過本集團總部及各業務單位定期進行的考核及向員工傳遞主要監控程序，以持續評估及管理其業務風險。

During the year ended 31 December 2012, the Board had examined the internal control system and reviewed the evaluation performed by the Audit Committee, the management and internal and external auditors, on the effectiveness of the internal control system of the Group. No significant areas of concern were identified.

截至二零一二年十二月三十一日止年度，董事會已審查內部監控系統，並已檢討了由審核委員會、管理層和內部及外部核數師執行有關本集團內部監控系統效能的評審。概無發現重大事宜。

The Board also reviewed the adequacy of resources, qualifications and experience of staff of the Company's accounting and financial reporting functions and their training programmes and budget and considered that they are adequate.

董事會亦檢討了本公司負責會計及財務匯報職能方面的資源、員工的資歷及經驗、彼等的培訓計劃及預算等的足夠性，檢討後認為是足夠的。

External Auditors

The Group's independent external auditors are Ernst & Young. The Audit Committee is responsible for the appointment of the external auditors and reviewing the non-audit functions performed by the external auditors for the Group. In particular, the Committee will, prior to the execution of contract with external auditors and the commencement of their duties, consider whether the non-audit functions will result in any potential material conflict of interest.

外部核數師

本集團的獨立外部核數師為安永會計師事務所。審核委員會負責委聘外部核數師及審閱該等核數師為本集團進行的非核數工作。特別是該委員會將於與外部核數師簽訂合約及開始履行其職責前，考慮有關非核數工作會否導致出現任何潛在重大利益衝突。

Details of fees paid or payable to Ernst & Young for the year ended 31 December 2012 are as follows:

截至二零一二年十二月三十一日止年度支付或應支付予安永會計師事務所的費用詳情如下：

Services rendered	提供的服務	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Annual audit	年度審計	3,600	3,540
Interim review	中期審閱	580	560
Non-audit service	非審計服務		
Review on continuing connected transactions	審閱持續關連交易	40	40
Other professional services	其他專業服務	760	300
		4,980	4,440

The Board is satisfied with the audit fees, process and effectiveness of Ernst & Young and has recommended their reappointment as the Company's external auditors at the forthcoming annual general meeting.

董事會滿意安永會計師事務所的核數費用、程序及效益，並已建議在應屆股東週年大會續聘安永會計師事務所為本公司的外部核數師。

Strategy and Development Committee

The Company has established a Strategy and Development Committee on 27 August 2009, which currently comprised two executive Directors, Ms. Sun Yiping and Mr. Wu Jingshui, two non-executive Directors, Mr. Ma Jianping and Mr. Tim Ørting Jørgensen and one independent non-executive Director, Mr. Jiao Shuge (alias Jiao Zhen). The Strategy and Development Committee is chaired by Mr. Ma Jianping.

The principal duties of the Strategy and Development Committee include drawing up long-term development strategies and significant investments on financing plans of the Company, proposing significant capital investment for operation projects, and conducting studies and making recommendation on important matters that would affect the development of the Company.

The Strategy and Development Committee held one meeting since 1 January 2013 up to the date of this report to discuss mainly the budget and performance target for 2013.

戰略及發展委員會

本公司於二零零九年八月二十七日成立戰略及發展委員會，目前由兩名執行董事(孫伊萍女士及吳景水先生)、兩名非執行董事(馬建平先生及Tim Ørting Jørgensen先生)及一名獨立非執行董事(焦樹閣(又名焦震)先生)組成。馬建平先生擔任戰略及發展委員會主席。

戰略及發展委員會的主要職責為草擬本公司長期發展策略及融資計劃的重大投資，就經營項目提出重大資本投資建議，並對影響本公司發展的重要事宜進行研究及作出建議。

戰略及發展委員會於二零一三年一月一日至本報告日期期間舉行了一次會議，主要討論二零一三年的預算及表現目標。

Company Secretary

The Company Secretary is a full time employee of the Company and has day-to-day knowledge of the Company's affairs. The Company Secretary is responsible for facilitating the Board process, as well as communication among Board members, with shareholders of the Company (the "Shareholders") and management. For the year ended 31 December 2012, the Company Secretary has confirmed that he has taken no less than 15 hours of relevant professional training.

公司秘書

公司秘書為本公司全職僱員，對本公司的日常事務有所認識。公司秘書負責安排董事會程序，以及促進董事會成員、與本公司股東(「股東」)及管理層之間的溝通。公司秘書確認，彼於截至二零一二年十二月三十一日止年度已參加不少於15小時的相關專業培訓。

Constitutional Documents

During the year, there is no significant change in the Company's constitutional documents.

組織章程文件

本年內，本公司組織章程文件概無任何重大變動。

Directors' Securities Transactions

The Company has adopted, in terms no less exacting than, the standard required by the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules as the Company's code of conduct and rules governing dealings by all the directors in the securities of the Company (the "Model Code"). Having made specific enquiry of all the Directors, the Company confirms that, during the year ended 31 December 2012, all the Directors have strictly complied with the Model Code.

Investor Relations and Communications

The Company adopts a proactive policy in promoting investor relations and communications. Regular meetings are held with institutional investors and financial analysts to ensure two-way communications on the Company's performance and development. When the Company announces its interim and annual results, briefings are conducted to apprise investors, analysts and the press of the Group's operating results as well as business strategies and outlook. Investor relations website is updated on a timely basis to ensure that investors are able to have access to the Company's information, latest news and reports.

The AGM of the Company was held on 15 June 2012. Due to unavoidable business engagements and other commitments outside of Hong Kong, nine Directors (1 executive Director (also the Chief Executive Officer), 6 non-executive Directors (including the Chairman) and 2 independent non-executive Directors) were unable to attend the AGM. Reasons for their absence were explained to the shareholders at the AGM.

Six Directors (three executive Directors (including the Chief Financial Officer) and three independent non-executive Directors (including the chairman of the Audit Committee)) attended the AGM and they were available in person for answering questions from shareholders and investors at the "Questions and Answers" session of the AGM.

Separate resolutions are proposed at general meetings for each substantially separate issue, including election of Directors. Poll voting has been adopted for decision-making at shareholders' meeting. Details of poll voting procedures were included in the circular dispatched to the shareholders of the Company. The circular also included relevant details of proposed resolutions and biographies of the Directors standing for election.

董事的證券交易

本公司已採納不遜於上市規則附錄十所載上市發行人董事進行證券交易的標準守則之規定準則，作為規管本公司所有董事進行本公司證券交易的行為守則和規則(「標準守則」)。對所有董事作出特定查詢後，本公司確認所有董事於截至二零一二年十二月三十一日止年度一直嚴格遵守標準守則。

投資者關係及溝通

本公司採取積極政策推動投資者關係及增進溝通。本公司定期與機構投資者及財務分析員舉行會議，以確保就本公司的表現及發展維持雙向的溝通。當本公司宣佈中期及年度業績時，會以簡報會形式知會投資者、分析員及媒體有關本集團的營運業績以及業務策略及展望。本集團會及時更新投資者關係網站，以確保投資者可查閱本公司的資訊、最新消息及報告。

本公司於二零一二年六月十五日舉行股東週年大會。九名董事(一名執行董事(亦為總裁)、六名非執行董事(包括主席)及兩名獨立非執行董事)因不可避免的公務及其他香港境外的事務而未能出席股東週年大會。本公司已在股東週年大會上向股東解釋他們缺席的原因。

六名董事(包括首席財務官在內的三名執行董事，以及包括審核委員會主席在內的三名獨立非執行董事)已出席股東週年大會，並親身於股東週年大會「答問環節」解答股東及投資者的提問。

股東大會上就每一重要事項提呈獨立的決議案，包括董事選舉。股東大會上採用投票表決方式作出決策。有關投票表決程序的詳情載於寄發予本公司股東的通函內。該份通函亦詳列有關提呈決議案的詳情及候選董事的履歷。

Shareholders' Rights

Convening of extraordinary general meeting on requisition by shareholders

According to the articles of association of the Company, any two or more shareholders of the Company or any one shareholder of the Company which is a recognized clearing house (or its nominee(s)) holding as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings of the Company shall have the right, by written requisition, to convene an extraordinary general meeting by depositing the written requisition at the principal office of the Company in Hong Kong at Suite 1602, 16th Floor, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong for the attention of the Company Secretary, specifying the objects of the meeting, the name(s) and contact details of the requisitionist(s) and signed by the requisitionist(s).

If the Board does not within 21 days from the date of deposit of the requisition proceed duly to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company.

股東權利

應股東要求召開股東特別大會

根據本公司組織章程細則，於送達要求之日持有附帶本公司股東大會投票權的不少於十分之一繳足股本的本公司任何兩名或以上股東或本公司任何一名股東(為一間認可結算所(或其代理人))，有權提出書面要求召開股東特別大會，書面要求應送達本公司於香港的主要辦事處(地址：香港銅鑼灣告士打道262號鵬利中心16樓1602室)，並以公司秘書為收件人，當中須列明大會的主要商議事項、請求人的姓名及聯絡資料，並由請求人簽署。

倘董事會於送達要求之日起計21日內並無按既定程序在之後的21日內召開大會，則請求人自身或當中持有彼等全部投票權50%以上的任何請求人可按董事會召開大會的相同方式召開股東大會，惟按上述方式召開的任何大會不得於送達有關要求之日起計三個月屆滿後召開，且本公司須向請求人償付因應董事會未有召開大會而致使彼等須召開大會所合理產生的所有開支。

Procedures for directing shareholders' enquiries to the Board

For enquiries to the Board, the shareholders of the Company may contact the Company Secretary at the Hong Kong office of the Company at Suite 1602, 16th Floor, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong or by email to info@mengniuir.com. The Company will endeavor to respond to their queries in a timely manner. Shareholders may also make enquiries with the Directors at the general meetings of the Company.

In addition, the Shareholders can contact Computershare Hong Kong Investor Services Limited, the share registrar of the Company in Hong Kong, if they have any enquiries about their shareholdings and entitlements to dividend.

Procedures for putting forward proposals at general meetings by shareholders

A shareholder of the Company may, during the period commencing no earlier than the day after the despatch of the notice of any general meeting and ending no later than seven days prior to the date of such general meeting, give a notice in writing to the Nomination Committee of the Board of his/her intention to propose any person (other than himself/herself) for election to the office of a Director and a notice in writing signed by the person to be proposed of his/her willingness to be elected. Such notices shall be sent to Suite 1602, 16th Floor, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong, for the attention of the Company Secretary, specifying the name and contact details of the shareholder putting forward the proposal for election of Director and the name and contact details of the person proposed to be elected.

Other than the above concerning a proposal of a person for election as Director, shareholders may follow the procedures set out above to convene an extraordinary general meeting for any business specified in such written requisition.

股東可向董事會提出查詢的程序

本公司股東如欲向董事會作出查詢，可聯絡本公司公司秘書，地址為香港銅鑼灣告士打道262號勝利中心16樓1602室，或電郵至info@mengniuir.com。本公司定當盡力及時回應他們的查詢。股東亦可於本公司股東大會上向董事查詢。

此外，股東如欲查詢其持股及獲派股息的權利，可聯絡本公司的香港股份過戶登記處香港中央證券登記有限公司。

股東在股東大會提出建議的程序

在不早於寄發任何股東大會通知翌日起至不遲於該股東大會舉行日期前七日止之期間內，本公司股東可向董事會提名委員會發出表明有意建議任何人士(不包括其本人)選舉董事的書面通知，及由該獲建議人士簽署表明願意獲選舉的通知。該等通知須送交香港銅鑼灣告士打道262號勝利中心16樓1602室，並以公司秘書為收件人，當中須列明提出選舉董事建議的股東的姓名及聯絡資料，以及獲建議選舉的人士的姓名及聯絡資料。

除上述有關選舉董事人士的建議外，股東亦可按上述程序就有關書面要求所註明的任何事項召開股東特別大會。

Report of the Directors
董事會報告

The board of directors (the "Directors") presents its report together with the audited financial statements of the Company and the Group for the year ended 31 December 2012.

董事會(「董事」)提呈其年度報告，連同本公司及本集團截至二零一二年十二月三十一日止年度的經審核財務報表。

Principal Activities and Analysis of Operations

The principal activity of the Company is investment holding. The principal activities of the Group's main operating subsidiary, Inner Mongolia Mengniu Dairy (Group) Company Limited ("Inner Mongolia Mengniu"), and its subsidiaries are manufacturing and distribution of dairy products including liquid milk (comprising UHT milk, milk beverages and yogurt), ice cream and other dairy products (such as milk powder) in China.

Particulars of the Company's subsidiaries are set out in note 19 to the financial statements.

The Group's revenue is derived principally from business activities in China. An analysis of the Group's performance for the year ended 31 December 2012 by business segments is set out in note 3 to the financial statements.

主要業務及營運分析

本公司主要業務為投資控股。本集團主營子公司一內蒙古蒙牛乳業(集團)股份有限公司(「內蒙蒙牛」)及其子公司的主要業務為在中國生產及經銷乳製品，產品計有液體奶(包括超高溫滅菌奶(「UHT奶」)、乳飲料及酸奶)、冰淇淋及其他乳製品(例如奶粉等)。

本公司子公司的詳情載於財務報表附註19。

本集團的收入主要來自中國業務。本集團截至二零一二年十二月三十一日止年度按業務分部資料劃分的業績分析載於財務報表附註3。

Results and Appropriations

The results of the Group for the year ended 31 December 2012 are set out in the consolidated income statement on page 83.

The Directors have recommended the payment of a final dividend of RMB0.16 (2011: RMB0.198) per share, amounting to approximately RMB282,917,000 (2011: RMB349,953,000) in total, to shareholders whose names appear on the register of members on Friday, 14 June 2013.

業績及分配

本集團截至二零一二年十二月三十一日止年度的業績載於第83頁綜合利潤表。

董事建議向二零一三年六月十四日(星期五)名列股東名冊的股東派付期末股息每股人民幣0.16元(二零一一年：人民幣0.198元)，合共約人民幣282,917,000元(二零一一年：人民幣349,953,000元)。

Property, Plant and Equipment

Details of the movements in the property, plant and equipment of the Group and the Company during the year are set out in note 12 to the financial statements.

物業、廠房及設備

本集團及本公司本年度物業、廠房及設備的變動詳情載於財務報表附註12。

Reserves

Details of the movements in the reserves of the Group and of the Company during the year are set out in the consolidated statement of changes in equity on pages 87 to 88 and note 43 to the financial statements. The Company's distributable reserves, calculated in accordance with statutory provisions applicable in the Company's place of incorporation, amounted to approximately RMB8,003,854,000 as at 31 December 2012 (2011: RMB8,055,410,000).

儲備

本集團及本公司年內的儲備變動詳情載於第87至88頁綜合權益變動表及財務報表附註43。本公司於二零一二年十二月三十一日的可供分派儲備(根據本公司註冊成立地點適用的法定條文計算)約為人民幣8,003,854,000元(二零一一年：人民幣8,055,410,000元)。

Donations

Charitable and other donations made by the Group during the year amounted to approximately RMB6,046,000 (2011: RMB7,924,000).

Share Capital and Share Options

Details of movement in the Company's share capital and share options during the year are set out in notes 42 and 45 to the financial statements.

Directors

The Directors during the year ended 31 December 2012 were:

Executive Directors

Ms. SUN Yiping	(appointed on 12 April 2012)
Mr. YANG Wenjun	(resigned on 30 July 2012)
Mr. BAI Ying	
Mr. WU Jingshui	
Mr. DING Sheng	

Non-Executive Directors

Mr. NING Gaoning	
Mr. YU Xubo	
Mr. NIU Gensheng	
Mr. MA Jianping	
Mr. FANG Fenglei	(resigned on 30 July 2012)
Mr. MA Wangjun	(resigned on 12 April 2012)
Mr. Tim Ørting JØRGENSEN	(appointed on 30 July 2012)
Mr. Finn S. HANSEN	(appointed on 30 July 2012)

Independent Non-Executive Directors

Mr. JIAO Shuge (alias JIAO Zhen)	(re-designated to an independent non-executive director on 12 April 2012)
Mr. Julian Juul WOLHARDT	(re-designated to an independent non-executive director on 12 April 2012)
Mr. LIU Fuchun	
Mr. ZHANG Xiaoya	
Mr. XIE Tao	

捐款

本集團於年內捐獻約人民幣6,046,000元(二零一一年：人民幣7,924,000元)作為慈善及其他捐款。

股本及購股權

本公司年內股本及購股權變動的詳情載於財務報表附註42與45。

董事

於截至二零一二年十二月三十一日止年度內，董事如下：

執行董事

孫伊萍女士	(於二零一二年四月十二日獲委任)
楊文俊先生	(於二零一二年七月三十日辭任)
白瑛先生	
吳景水先生	
丁聖先生	

非執行董事

寧高寧先生	
于旭波先生	
牛根生先生	
馬建平先生	
方風雷先生	(於二零一二年七月三十日辭任)
馬王軍先生	(於二零一二年四月十二日辭任)
Tim Ørting JØRGENSEN先生	(於二零一二年七月三十日獲委任)
Finn S. HANSEN先生	(於二零一二年七月三十日獲委任)

獨立非執行董事

焦樹閣(亦稱焦震)先生	(於二零一二年四月十二日調任為獨立非執行董事)
Julian Juul WOLHARDT先生	(於二零一二年四月十二日調任為獨立非執行董事)
劉福春先生	
張曉亞先生	
謝韜先生	

Subsequent to the end of the reporting period and up to the date of this report, Ms. Liu Ding was appointed as a non-executive Director and Mr. Andrew Y. Yan was appointed as an independent non-executive Director both with effect from 10 January 2013.

於報告期末後及截至本報告日期，柳丁女士獲委任為非執行董事，閻焱先生獲委任為獨立非執行董事，均自二零一三年一月十日起生效。

In accordance with Article 112 of the Company's articles of association, Mr. Bai Ying, Mr. Wu Jingshui, Mr. Ding Sheng and Mr. Niu Gensheng will retire by rotation and Mr. Tim Ørting Jørgensen, Mr. Finn S. Hansen, Ms. Liu Ding and Mr. Andrew Y. Yan will also retire in accordance with the Company's articles of association and, being eligible, offer themselves for re-election at the forthcoming annual general meeting.

根據本公司組織章程細則第112條，白瑛先生、吳景水先生、丁聖先生及牛根生先生將會輪值告退，以及根據本公司組織章程細則，Tim Ørting Jørgensen先生、Finn S. Hansen先生、柳丁女士及閻焱先生亦將會告退，惟彼等合資格及願意於應屆股東週年大會膺選連任。

The Company considers that all the independent non-executive Directors are independent pursuant to the criteria set out in Rule 3.13 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules") and that a confirmation of independence has been received from each of them.

根據香港聯合交易所有限公司證券上市規則(「上市規則」)第3.13條所載之準則，以及所有獨立非執行董事各人之獨立性確認書，本公司認為彼等均為獨立人士。

Biographical Details of Directors and Senior Management

Brief biographical details of the Directors and the senior management are set out on pages 32 to 43.

董事及高級管理人員履歷詳情

董事及高級管理人員履歷概要詳情載於第32頁至第43頁。

Directors' Service Contracts

No director proposed for re-election at the forthcoming annual general meeting has service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation.

董事之服務合約

將於應屆股東週年大會提呈重選之董事概無與本公司簽訂不可由本公司於一年內免付補償(法定補償除外)予以終止之服務合約。

Directors' Interests in Contracts

No contracts of significance in relation to the Group's business to which the Company or any of its subsidiaries was a party and in which a Director had a material interest, whether directly or indirectly, subsisted at the end of the year or at any time during the year.

董事之合約權益

於年底時或年內任何時間，本公司或其任何子公司概無簽訂任何涉及本集團的業務而任何董事直接或間接在其中擁有重大權益之重大合約。

Directors' Interests, Long and Short Positions in Shares, Underlying Shares and Debentures

As at 31 December 2012, the interests and short positions of the Directors and chief executives of the Company in the shares, underlying shares and debentures of the Company and any associated corporation (within the meaning of Part XV of the Securities and Futures Ordinance) (the "SFO") as recorded in the register required to be kept under Section 352 of the SFO or as otherwise notified to the Company and The Stock Exchange of Hong Kong Limited (the "Stock Exchange") pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers (the "Model Code") as set out in Appendix 10 to the Listing Rules were as follows:

董事於股份、相關股份及債權證之權益、好倉及淡倉

於二零一二年十二月三十一日，本公司董事及主要行政人員於本公司及任何相聯法團(定義見證券及期貨條例(「證券及期貨條例」)第XV部)之股份、相關股份及債權證中，擁有已列入證券及期貨條例第352條規定存置的登記冊內之權益及淡倉，或如上市規則附錄十所載列，根據上市發行人董事進行證券交易的標準守則(「標準守則」)須知會本公司和香港聯合交易所有限公司(「聯交所」)之權益及淡倉如下：

Long positions in the shares of the Company/Associated Corporation:

本公司／相聯法團股份之好倉：

Name of Director 董事姓名	Company/Name of Associated Corporation 公司／相聯法團名稱	Nature of Interest 權益性質	Total Number of Ordinary Shares 普通股總數	Percentage of the Company's/Associated Corporation's Issued Share Capital 佔本公司／相聯法團已發行股本之百分比 (Note 1) (附註1)
Bai Ying 白瑛	The Company 本公司	Personal Interest 個人權益	603,209 (L)	0.03%
	Inner Mongolia Mengniu 內蒙蒙牛	Personal Interest 個人權益	448,201 (L)	0.03%

Note:

1. The total issued shares of the Company as at 31 December 2012 was 1,768,232,712.

(L) Indicates a long position.

附註：

1. 於二零一二年十二月三十一日，本公司之已發行股份總數為1,768,232,712股。

(L) 表示好倉。

Certain Directors of the Company have been granted options under the Company's share option scheme, details of which are set out in the section "Share Option Scheme" below.

本公司若干董事根據本公司之購股權計劃獲授購股權，詳情載於下文「購股權計劃」一節。

Save as disclosed above, as at 31 December 2012, none of the Directors and the chief executive of the Company and their respective associates had any interests and short positions in the shares, underlying shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) as recorded in the register of the Company required to be kept under Section 352 of the SFO or as otherwise notified to the Company and the Stock Exchange pursuant to the Model Code.

除上文所披露者外，於二零一二年十二月三十一日，本公司各董事及主要行政人員及各自之聯繫人士於本公司或任何相聯法團(定義見證券及期貨條例第XV部)之股份、相關股份及債權證中，概無擁有須登記在根據證券及期貨條例第352條規定存置的登記冊內，或根據標準守則須知會本公司和聯交所之權益及淡倉。

Substantial Shareholders' Interests

As at 31 December 2012, the interests or short positions of substantial shareholders, other than the Directors or the chief executive of the Company whose interests and short positions in the shares of the Company and of its associated corporations (within the meaning of Part XV of the SFO) are set out above, in the shares and underlying shares of the Company as recorded in the register required to be maintained under section 336 of the SFO were as follows:

主要股東權益

於二零一二年十二月三十一日，根據證券及期貨條例第336條規定存置之登記冊所紀錄，主要股東(於本公司及其相聯法團(定義見證券及期貨條例第XV部)的股份中所擁有的權益及淡倉已於上文載列的本公司董事及主要行政人員除外)於本公司股份及相關股份中的權益或淡倉如下：

Name of Substantial Shareholder	主要股東姓名／名稱	Number of Ordinary Shares 普通股數目	Percentage of the Company's Issued Share Capital(6) 佔本公司已發行股本百分比(6)
COFCO Corporation	中糧集團有限公司	496,014,022 (L)(1)	28.05%
COFCO (Hong Kong) Limited	中糧集團(香港)有限公司	495,614,022 (L)(2)	28.03%
Farwill Limited	Farwill Limited	495,614,022 (L)(3)	28.03%
COFCO Dairy Holdings Limited	COFCO Dairy Holdings Limited	347,600,000 (L)(4)	19.66%
COFCO Dairy Investments Limited	COFCO Dairy Investments Limited	347,600,000 (L)	19.66%
Arla Foods Amba	Arla Foods Amba	495,614,022 (L)(5)	28.03%
Morgan Stanley	Morgan Stanley	91,000,570 (L)	5.15%
		25,162,491 (S)	1.42%
UBS AG	UBS AG	99,695,166 (L)	5.64%
		5,548,457 (S)	0.31%
Commonwealth Bank of Australia	Commonwealth Bank of Australia	160,884,000 (L)	9.10%

Notes:

(1) COFCO Corporation is deemed interested in (a) 495,614,022 shares in the Company through its wholly-owned subsidiary, COFCO (Hong Kong) Limited and (b) 400,000 shares in the Company through another of its wholly-owned subsidiary, COFCO (BVI) Limited. COFCO (BVI) Limited is deemed interested in 400,000 shares in the Company through its wholly-owned subsidiary, COFCO (BVI) No. 9 Limited.

(2) COFCO (Hong Kong) Limited is deemed interested in 495,614,022 shares in the Company through its wholly-owned subsidiary, Farwill Limited.

(3) Farwill Limited is deemed interested in 347,600,000 shares in the Company through its 70% owned subsidiary, COFCO Dairy Holdings Limited. Farwill Limited is also beneficially interested in 148,014,022 shares in the Company.

(4) COFCO Dairy Holdings Limited is deemed interested in 347,600,000 shares in the Company through its wholly-owned subsidiary, COFCO Dairy Investments Limited.

(5) On 15 June 2012, Arla Foods Amba entered into a shareholders' agreement in relation to COFCO Dairy Holdings Limited with COFCO (Hong Kong) Limited, Farwill Limited and COFCO Dairy Holdings Limited, which constitutes an agreement under Section 317 of the SFO. Accordingly, Arla Foods Amba is deemed interested in 495,614,022 shares in the Company.

(6) The total issued shares of the Company as at 31 December 2012 was 1,768,232,712.

(S) Indicates a short position.

(L) Indicates a long position.

Saved as disclosed above, as at 31 December 2012, no other interests or short position in the shares or underlying shares of the Company were recorded in the register maintained under Section 336 of the SFO.

附註：

(1) 中糧集團有限公司被視為(a)透過其全資子公司中糧集團(香港)有限公司於本公司495,614,022股股份及(b)透過其另一全資子公司COFCO (BVI) Limited於本公司400,000股股份中擁有權益。COFCO (BVI) Limited被視為透過其全資子公司COFCO (BVI) No. 9 Limited於本公司400,000股股份中擁有權益。

(2) 中糧集團(香港)有限公司被視為透過其全資子公司Farwill Limited於本公司495,614,022股股份中擁有權益。

(3) Farwill Limited被視為透過其70%子公司COFCO Dairy Holdings Limited於本公司347,600,000股股份中擁有權益。Farwill Limited亦實益擁有本公司148,014,022股股份。

(4) COFCO Dairy Holdings Limited被視為透過其全資子公司COFCO Dairy Investments Limited於本公司347,600,000股股份中擁有權益。

(5) 於二零一二年六月十五日，Arla Foods Amba與中糧集團(香港)有限公司、Farwill Limited及COFCO Dairy Holdings Limited 訂立有關 COFCO Dairy Holdings Limited的股東協議，其根據證券及期貨條例第317條構成協議。據此，Arla Foods Amba被視為於本公司495,614,022股股份中擁有權益。

(6) 於二零一二年十二月三十一日，本公司的已發行股份總數為1,768,232,712股。

(S) 表示淡倉。

(L) 表示好倉。

除上文所披露者外，於二零一二年十二月三十一日，根據證券及期貨條例第336條規定存置之登記冊所示，概無任何其他於本公司股份或相關股份中之權益或淡倉。

Continuing Connected Transactions

On 20 February 2012 the Company entered into a new Master Sale and Purchase Agreement with COFCO Corporation, a substantial shareholder of the Company holding approximately 28.05% in the shares of the Company as at 31 December 2012 and therefore a connected person of the Company, pursuant to which the Group will continue to, subject to the Group's regular review and at the Group's option, purchase white sugar, edible oil, other raw materials and related products from COFCO Corporation, its subsidiaries and certain associated companies (collectively "COFCO Corporation Group Companies") for a term commencing from 20 January 2012 to 31 December 2014.

The transactions under the new Master Sale and Purchase Agreement constituted continuing connected transactions of the Group. The annual transaction amount under the new Master Sale and Purchase Agreement for the year ended 31 December 2012 and each of the two years ending 2014 was/is not expected to exceed RMB600,000,000.

For the year ended 31 December 2012, the total amount paid/payable by the Group to the COFCO Corporation Group Companies for the purchase of white sugar, edible oil, other raw materials and related products was approximately RMB411,311,000.

The independent non-executive directors of the Company have reviewed the continuing connected transactions set out above and have confirmed that these continuing connected transactions were entered into (i) in the ordinary and usual course of business of the Group; (ii) on normal commercial terms or on terms no less favourable to the Group than terms available to or from independent third parties; and (iii) in accordance with the relevant agreements governing them on terms that are fair and reasonable and in the interests of the shareholders of the Company as a whole. The Company confirms that it has complied with the disclosure requirements in accordance with Chapter 14A of the Listing Rules.

持續關連交易

於二零一二年二月二十日，本公司與中糧集團有限公司(為於二零一二年十二月三十一日在本公司的股份中持有約28.05%權益的主要股東，故此為本公司的關連人士)訂立新總購銷協議，據此，在本集團定期檢討及本集團有權選擇之情況下，由二零一二年一月二十日至二零一四年十二月三十一日期間，本集團繼續從中糧集團有限公司、其子公司及其若干聯營公司(統稱「中糧集團公司」)購入白砂糖、食用油、其他原料及相關產品。

新總購銷協議項下的交易構成本集團的持續關連交易。新總購銷協議於截至二零一二年十二月三十一日止年度及截至二零一四年止兩年各年之交易額按每年計算並無超過／預期不超過人民幣600,000,000元。

截至二零一二年十二月三十一日止年度，本集團就購入白砂糖、食用油、其他原料及相關產品已付／應付中糧集團公司之總金額約為人民幣411,311,000元。

本公司獨立非執行董事已審閱上文所載之持續關連交易，並已確認該等持續關連交易乃(i)於本集團日常及一般業務過程中進行；(ii)按正常商業條款，或不遜於本集團向獨立第三方提供或獲獨立第三方提供之條款而進行；及(iii)根據規管上述交易的相關協議條款進行，而該等條款屬公平合理並符合本公司股東之整體利益。本公司確認其已遵守上市規則第14A章的披露規定。

Ernst & Young, the Company's auditors, were engaged to report on the Group's continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 *Assurance Engagements Other Than Audits or Reviews of Historical Financial Information* and with reference to Practice Note 740 *Auditor's Letter on Continuing Connected Transactions under the Hong Kong Listing Rules* issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing their findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.38 of the Listing Rules. A copy of the auditors' letter has been provided by the Company to the Hong Kong Stock Exchange.

本公司之核數師安永會計師事務所獲委聘根據香港會計師公會頒佈的香港核證委聘準則第3000號「*對過往財務資料進行審核或審閱以外的核證委聘*」及參考實務説明第740號「*關於香港上市規則所述持續關連交易的核數師函件*」對本集團的持續關連交易進行報告。安永會計師事務所已根據上市規則第14A.38條發出無保留意見函件，當中載有彼等就本集團於上文披露之持續關連交易之發現及結論。本公司已向香港聯交所提供核數師函件之副本。

Connected Transactions

On 8 November 2012, the Company announced that Inner Mongolia Mengniu, a subsidiary owned as to 93.29% by the Company, has entered into the Equity Transfer Agreement with Mr. Yang Wenjun ("Mr. Yang"), a former director and chief executive officer of the Company and Inner Mongolia Mengniu, on 8 November 2012, pursuant to which, Inner Mongolia Mengniu has agreed to sell (the "Disposal"), and Mr. Yang has agreed to purchase, 32,000,000 ordinary shares in Inner Mongolia Saikexing Reproductive Biotechnology Co., Ltd ("Saikexing"), a company incorporated in the PRC which is engaged in the business of cultivation and sale of cattle embryos, representing approximately 17.78% equity interest in Saikexing, at a cash consideration of RMB101,760,000, of which RMB50,880,000 has been paid within 30 business days from the date of the Equity Transfer Agreement. The balance of the consideration has been paid within 10 business days after all the approvals from the PRC governmental and regulatory authorities for the Disposal have been obtained. The Board believes that after the Disposal, the Company's management can focus on its principal business. After the Disposal, Saikexing will cease to be accounted for as associated corporation of the Company and Inner Mongolia Mengniu will continue to hold a minority equity interest of approximately 4.14% in Saikexing. By keeping a minority equity interest in Saikexing, the Company will continue to gain first hand insight of the dairy industry market trend, in particular, the new development in cultivation and sale of cattle embryos which are related to the Group's core business. The Disposal has been completed as at the date of this report.

關連交易

二零一二年十一月八日，本公司宣佈本公司擁有93.29%權益的子公司內蒙蒙牛已於二零一二年十一月八日與本公司及內蒙蒙牛前董事兼總裁楊文俊先生(「楊先生」)簽訂《股份轉讓協議》，據此內蒙蒙牛已同意以現金對價人民幣101,760,000元出售內蒙古賽科星繁育生物技術股份有限公司(「賽科星」，一家在中國註冊成立的公司，從事培育及出售牛胚胎的業務)的32,000,000股普通股，相當於賽科星約17.78%的股權(「售股交易」)，而楊先生亦已同意以該現金對價購買股權，其中人民幣50,880,000元已於《股份轉讓協議》簽訂之日後30個營業日內支付，而對價餘款已於取得中國政府及監管機構對售股交易授予的所有審批後10個營業日內支付。董事會相信，在售股交易後，本公司的管理層可專注處理其主要業務。在售股交易後，賽科星將不再列為本公司的聯營公司，而內蒙蒙牛將繼續持有賽科星約4.14%的少數股東權益。本公司透過持有賽科星的少數股東權益，將能夠繼續把握先機洞悉乳製品行業的市場走勢，特別是與本集團核心業務有關的培育及出售牛胚胎業務的最新發展。截至本報告日期，售股交易已告完成。

Since Mr. Yang is a former executive Director within the preceding 12 months of the date of the Equity Transfer Agreement and is therefore a connected person under Rule 14A.11(2) of the Listing Rules, the entering into of the Equity Transfer Agreement with Mr. Yang constitutes a connected transaction of the Company under Chapter 14A of the Listing Rules.

由於楊先生在《股份轉讓協議》日期前12個月內為前執行董事，因此根據上市規則第14A.11(2)條，楊先生為關連人士，與楊先生訂立《股份轉讓協議》構成上市規則第14A章所指的本公司關連交易。

Share Option Scheme

The Company operates a share option scheme (the "Scheme") for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Group's operations. The following share options were outstanding under the Scheme during the year.

購股權計劃

本公司採納一項購股權計劃(「計劃」)，藉此向對本集團業務成功有貢獻之合資格參與者作出鼓勵及獎賞。年內，計劃內尚未行使之購股權如下。

Name or Category of Participant 參與者姓名或類別	As at 1 January 2012 於二零一二年一月一日	Granted during the year 年內授出	Exercised during the year[2] 年內行使[2]	Lapsed during the year 年內失效	As at 31 December 2012 於二零一二年十二月三十一日	Date of grant of share options 授出購股權日期	Exercise period of share options (both dates inclusive)[1] 購股權行使期間(包括首尾兩天)[1]	Exercise price of share options 購股權行使價 HK$ 港元
Executive Directors 執行董事								
Bai Ying 白瑛	1,840,000	-	-	-	1,840,000	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	3,210,000	-	-	-	3,210,000	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	3,200,000	-	-	-	3,200,000	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10
Wu Jingshui 吳景水	1,100,000	-	-	-	1,100,000	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	1,500,000	-	-	-	1,500,000	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	2,400,000	-	-	-	2,400,000	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10
Ding Sheng 丁聖	1,150,000	-	-	-	1,150,000	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	1,800,000	-	-	-	1,800,000	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	3,200,000	-	-	-	3,200,000	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10

Name or Category of Participant 參與者姓名或類別	As at 1 January 2012 於二零一二年一月一日	Granted during the year 年內授出	Exercised during the year[2] 年內行使[2]	Lapsed during the year 年內失效	As at 31 December 2012 於二零一二年十二月三十一日	Date of grant of share options 授出購股權日期	Exercise period of share options (both dates inclusive)[1] 購股權行使期間(包括首尾兩天)[1]	Exercise price of share options 購股權行使價 HK$ 港元
Former Director 前董事								
Yang Wenjun 楊文俊	9,000,000	-	-	-	9,000,000	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	6,600,000	-	-	(2,200,000)	4,400,000	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	9,000,000	-	-	(9,000,000)	-	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10
Employees in Aggregate 僱員總計	212,108	-	(212,108)	-	-	26.10.2006 二零零六年十月二十六日	26.10.2007 to 25.10.2012 二零零七年十月二十六日至二零一二年十月二十五日	13.40
	24,780,494	-	(579,590)	-	24,200,904	18.8.2008 二零零八年八月十八日	18.8.2010 to 17.8.2014 二零一零年八月十八日至二零一四年八月十七日	22.03
	61,588,868	-	-	(4,201,473)	57,387,395	23.11.2009 二零零九年十一月二十三日	23.11.2011 to 22.11.2015 二零一一年十一月二十三日至二零一五年十一月二十二日	24.40
	4,370,000	-	-	(300,000)	4,070,000	6.12.2010 二零一零年十二月六日	6.12.2012 to 5.12.2016 二零一二年十二月六日至二零一六年十二月五日	22.80
	47,200,000	-	-	(3,000,000)	44,200,000	10.10.2011 二零一一年十月十日	10.10.2015 to 9.10.2018 二零一五年十月十日至二零一八年十月九日	24.10
	182,151,470	-	(791,698)	(18,701,473)	162,658,299			

Notes:

(1) The exercise period of the share options granted commences after a certain vesting period and the fulfilment of certain performance targets, and ends on a date which is no later than seven years from the date of grant of such options. Further details of the Scheme are set out in note 45 to the financial statements.

(2) The weighted average closing price of the Company's shares immediately before the dates on which the options were exercised was HK$23.14.

(3) Mr. Yang Wenjun resigned as executive Director with effect from 30 July 2012.

(4) As at the date of this report, the total number of the Company's shares available for issue under the Scheme (excluding the share options granted but not yet to be exercised) is 67,323,001 shares, which represented approximately 3.8% of the Company's shares in issue as at that date.

The values of share options calculated using the binomial model are subject to certain fundamental limitations, due to the subjective nature of and uncertainty related to a number of assumptions of the expected future performance input to the model, and certain inherent limitations of the model itself. Details of the valuation are set out in note 45 to the financial statements.

The value of an option varies with different variables of certain subjective assumptions. Any change to the variables used may materially affect the estimation of the fair value of an option.

Pre-emptive Rights

There is no provision for pre-emptive rights under the Company's articles of association or the laws of the Cayman Islands which would oblige the Company to offer new shares on a pro rata basis to its existing shareholders.

Purchase, Sale or Redemption of the Company's Listed Securities

During the year, neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Company's listed securities.

Public Float

As at the date of this report, the Company has maintained the prescribed public float under the Listing Rules, based on the information that is publicly available to the Company and within the knowledge of the Directors.

附註：

(1) 該等購股權之行使期由若干歸屬期及達成若干表現目標後開始生效，並至授出該等購股權日期起屆不超過七年當日為止。有關計劃的其他詳情載於財務報表附註45。

(2) 本公司緊接購股權獲行使日期前之加權平均收市價為23.14港元。

(3) 楊文俊先生已辭任執行董事，自二零一二年七月三十日起生效。

(4) 於本報告日期，根據計劃本公司可供發行股份總數（不包括已授出但尚未行使之購股權）為67,323,001股股份，佔本公司於該日期已發行股份約3.8%。

購股權之價值採用二項計價模式計算，但由於模式所採納的多項未來表現假設所存在的主觀性及不肯定因素，以及模式本身之若干內在限制，故此計算方法受到若干基本限制。估值詳情載於財務報表附註45。

購股權價值隨著若干主觀假設之不同變數而變動。所使用變數之任何變動或會對購股權之估計公允值造成重大影響。

優先認購權

本公司之組織章程細則或開曼群島法例並無訂出任何有關本公司須向現有股東按比例發售新股的優先認購權規定。

購買、出售或贖回本公司上市證券

年內，本公司或其任何子公司概無購買、出售或贖回本公司任何上市證券。

公眾持股量

基於公開予本公司查閱的資料及據董事所知悉，於本報告日，本公司已維持上市規則所訂明的公眾持股量。

Management Contracts

No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed during the year.

管理合約

本公司於年內概無訂立或存在牽涉本公司整體業務或任何重大業務部分的管理及行政合約。

Major Customers and Suppliers

The percentage of purchases attributable to the five largest suppliers of the Group combined was less than 30% of the total purchases of the Group.

The percentage of revenue attributable to the five largest customers of the Group combined was less than 30% of the total revenue of the Group.

主要客戶及供應商

本集團五大供應商合共應佔的採購百分比不足本集團總採購額的30%。

本集團五大客戶合共應佔的收入百分比不足本集團收入總額的30%。

Pledge of Assets

As at 31 December 2012, the Group has pledged certain bank deposits, bills receivable, land use rights and certain property, plant and equipment aggregating to approximately RMB347,306,000 (2011: RMB555,103,000). Details are set out in the respective notes to the financial statements.

資產抵押

於二零一二年十二月三十一日，本集團已抵押之若干銀行存款、應收票據、土地使用權及若干物業、廠房及設備合共約人民幣347,306,000元(二零一一年：人民幣555,103,000元)。有關詳情載於財務報表相關附註。

Contingent Liabilities and Commitments

Details of contingent liabilities and commitments are set out in notes 47 and 50, respectively, to the financial statements.

或然負債及承擔

或然負債及承擔的詳情分別載於財務報表附註47及50。

Financial Summary

A summary of the results for the year and of the assets and liabilities of the Group as at 31 December 2012 and for the previous four financial periods are set out on page 244.

財務概要

本集團於二零一二年十二月三十一日及過去四個財政年度期間的年度業績及資產負債概要載於第244頁。

Corporate Governance

The Company's corporate governance principles and practices are set out in the Corporate Governance Report on pages 46 to 65.

企業管治

本公司的企業管治原則及慣例載於第46頁至第65頁所載的企業管治報告內。

Auditors

The financial statements have been audited by Ernst & Young. A resolution for the re-appointment of Ernst & Young as auditors of the Company will be proposed at the forthcoming annual general meeting.

By order of the Board of Directors

Sun Yiping
Chief Executive Officer

Hong Kong, 26 March 2013

核數師

財務報表由安永會計師事務所審核。應屆股東週年大會將提呈決議案，續聘安永會計師事務所為本公司核數師。

承董事會命

孫伊萍
總裁

香港，二零一三年三月二十六日

Corporate Information
公司資料

Board of Directors

Executive Directors

Ms. SUN Yiping (appointed on 12 April 2012)
(Chief Executive Officer)
Mr. YANG Wenjun (resigned on 30 July 2012)
Mr. BAI Ying
Mr. WU Jingshui
Mr. DING Sheng

Non-Executive Directors

Mr. NING Gaoning *(Chairman)*
Mr. YU Xubo *(Vice-Chairman)*
Mr. NIU Gensheng
Mr. MA Jianping
Mr. FANG Fenglei (resigned on 30 July 2012)
Mr. MA Wangjun (resigned on 12 April 2012)
Mr. Tim Ørting JØRGENSEN (appointed on 30 July 2012)
Mr. Finn S. HANSEN (appointed on 30 July 2012)
Ms. LIU Ding *(Vice-Chairwoman)* (appointed on 10 January 2013)

Independent Non-Executive Directors

Mr. JIAO Shuge (alias JIAO Zhen) *(Vice-Chariman)* (re-designated to an independent non-executive director on 12 April 2012)
Mr. Julian Juul WOLHARDT (re-designated to an independent non-executive director on 12 April 2012)
Mr. LIU Fuchun
Mr. ZHANG Xiaoya
Mr. XIE Tao
Mr. Andrew Y. YAN (appointed on 10 January 2013)

Senior Management

Mr. LU Jianjun
Mr. YAO Haitao
Ms. LIU Yan
Mr. LIU Shengli
Mr. Jesper Fournaise COLDING
Mr. KWOK Wai Cheong, Chris
(Qualified Accountant & Company Secretary)

Stock Code

Hong Kong Stock Exchange 2319

董事會

執行董事

孫伊萍女士*(總裁)* （於二零一二年四月十二日委任）
楊文俊先生 （於二零一二年七月三十日辭任）
白瑛先生
吳景水先生
丁聖先生

非執行董事

寧高寧先生*(主席)*
于旭波先生*(副主席)*
牛根生先生
馬建平先生
方風雷先生 （於二零一二年七月三十日辭任）
馬王軍先生 （於二零一二年四月十二日辭任）
Tim Ørting JØRGENSEN先生 （於二零一二年七月三十日委任）
Finn S. HANSEN先生 （於二零一二年七月三十日委任）
柳丁女士*(副主席)* （於二零一三年一月十日委任）

獨立非執行董事

焦樹閣（亦稱焦震）先生*(副主席)* （於二零一二年四月十二日調任為獨立非執行董事）
Julian Juul WOLHARDT先生 （於二零一二年四月十二日調任為獨立非執行董事）
劉福春先生
張曉亞先生
謝韜先生
閻焱先生 （於二零一三年一月十日委任）

高級管理層

盧建軍先生
姚海濤先生
劉燕女士
劉勝利先生
Jesper Fournaise COLDING先生
郭偉昌先生
（合資格會計師及公司秘書）

股份代號

香港聯合交易所2319

Investor Relations Contact
Ms. Bessie Wu
29th Floor, Block A, IFC
No. 8A Jianguomenwai Avenue
Chaoyang District
Beijing, China
Email: info@mengniuir.com
Website: www.mengniuir.com

Place of Business in Hong Kong
Suite 1602, 16th Floor, Top Glory Tower
262 Gloucester Road, Causeway Bay
Hong Kong

Registered Office
Maples Corporate Services Limited
P.O. Box 309
Ugland House
Grand Cayman KY1-1104
Cayman Islands

Principal Share Registrar
Royal Bank of Canada Trust Company (Cayman) Limited
4th Floor, Royal Bank House
24 Shedden Road, George Town
Grand Cayman KY1-1110
Cayman Islands

Hong Kong Branch Share Registrar
Computershare Hong Kong Investor Services Limited
46th Floor, Hopewell Center
183 Queen's Road East, Wanchai
Hong Kong

Legal Advisors
As to Hong Kong Law
Norton Rose Hong Kong

As to Cayman Islands Law
Maples and Calder Asia

Principal Bankers
Agricultural Bank of China
Bank of China
Industrial Commercial Bank of China
BNP Paribas

Auditors
Ernst & Young

Investor Relations Consultant
Strategic Financial Relations (China) Limited

投資者關係聯絡人
吳文楠小姐
中國北京朝陽區
建國門外大街甲8號
國際財源中心
A座29層
電郵地址：info@mengniuir.com
網址：www.mengniuir.com

香港營業地點
香港
銅鑼灣告士打道262號
鵬利中心16樓1602室

註冊辦事處
Maples Corporate Services Limited
P.O. Box 309
Ugland House
Grand Cayman KY1-1104
Cayman Islands

主要股份過戶登記處
Royal Bank of Canada Trust Company (Cayman) Limited
4th Floor, Royal Bank House
24 Shedden Road, George Town
Grand Cayman KY1-1110
Cayman Islands

香港股份過戶登記分處
香港中央證券登記有限公司
香港
灣仔皇后大道東183號
合和中心46樓

法律顧問
香港法律
諾頓羅氏律師事務所

開曼群島法律
Maples and Calder Asia

主要往來銀行
中國農業銀行
中國銀行
中國工商銀行
法國巴黎銀行

核數師
安永會計師事務所

投資者關係顧問
縱橫財經公關顧問(中國)有限公司

Independent Auditors' Report
獨立核數師報告

ERNST & YOUNG
安永

Ernst & Young
22nd Floor
CITIC Tower
1 Tim Mei Avenue
Central, Hong Kong

Tel: +852 2846 9888
Fax: +852 2868 4432
www.ey.com

安永會計師事務所
香港中環添美道1號
中信大廈22樓

電話：+852 2846 9888
傳真：+852 2868 4432
www.ey.com

To the shareholders of China Mengniu Dairy Company Limited
(Incorporated in the Cayman Islands with limited liability)

We have audited the consolidated financial statements of China Mengniu Dairy Company Limited (the "Company") and its subsidiaries (together, the "Group") set out on pages 83 to 243, which comprise the consolidated and company statements of financial position as at 31 December 2012, and the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

致：中國蒙牛乳業有限公司全體股東
（於開曼群島註冊成立之有限公司）

我們已完成審核中國蒙牛乳業有限公司（「貴公司」）及其子公司（統稱「貴集團」）刊於第83至243頁的綜合財務報表，包括於二零一二年十二月三十一日的綜合及公司財務狀況表、截至該日止年度的綜合利潤表、綜合全面收益表、綜合權益變動表及綜合現金流量表，以及重大會計政策概要及其他解釋資料。

Directors' Responsibility for the Consolidated Financial Statements

The directors of the Company are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

董事對綜合財務報表的責任

貴公司董事須遵照國際會計準則委員會頒佈的國際財務報告準則以及香港公司法的披露規定，負責編製作出真實而公允反映的綜合財務報表，並落實董事認為就編製並無重大錯誤陳述（不論其由欺詐或錯誤引起）的綜合財務報表而言屬必要的內部監控。

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

核數師的責任

我們則負責根據我們的審核結果對綜合財務報表發表意見。本報告僅為全體股東編製，並不能作其他用途。我們概不會就本報告內容對任何其他人士承擔或接受任何責任。

我們按照香港會計師公會頒佈的香港核數準則進行審核工作。該等準則要求我們遵守道德規範，策劃和進行審核工作以合理確定該等綜合財務報表是否不存在重大錯誤陳述。

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation of consolidated financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated financial statements.

審核範圍包括進行程序以取得與綜合財務報表所載數額及披露事項有關的審核憑證。選用之程序須視乎核數師的判斷，包括評估綜合財務報表的重大錯誤陳述(不論由欺詐或錯誤引起)的風險。在作出該等風險評估時，核數師將考慮與公司編製作出真實而公允反映的綜合財務報表有關的內部監控，以為不同情況設計適當審核程序，但並非旨在就公司內部監控是否有效表達意見。審核範圍亦包括評估所用會計政策的恰當性，董事所作會計估算的合理性，並就綜合財務報表的整體呈列方式作出評估。

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

我們相信，就得出審核意見而言，我們所獲審核憑證屬充分而恰當。

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2012, and of the Group's profit and cash flows for the year then ended in accordance with International Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

意見

我們認為，綜合財務報表符合國際財務報告準則且能真實公允地反映　貴公司及　貴集團於二零一二年十二月三十一日的財務狀況以及　貴集團截至該日止年度的利潤和現金流量狀況，並已按照香港公司法的披露規定妥為編製。

Ernst & Young
Certified Public Accountants

Hong Kong

26 March 2013

安永會計師事務所
執業會計師

香港

二零一三年三月二十六日

Consolidated Income Statement
綜合利潤表

For the year ended 31 December 2012 截至二零一二年十二月三十一日止年度

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
REVENUE	**收入**	4	**36,080,353**	37,387,844
Cost of sales	銷售成本		**(27,025,786)**	(27,795,692)
GROSS PROFIT	**毛利**		**9,054,567**	9,592,152
Other income and gains	其他收入及收益	4	**257,054**	296,265
Selling and distribution expenses	銷售及經銷費用		**(6,425,842)**	(6,694,705)
Administrative expenses	行政費用		**(1,195,416)**	(1,110,089)
Other expenses	其他費用	5	**(196,046)**	(187,162)
PROFIT FROM OPERATING ACTIVITIES	**經營業務利潤**		**1,494,317**	1,896,461
Interest income	利息收入		**218,616**	173,052
Finance costs	融資成本	8	**(41,754)**	(60,942)
Share of profits and losses of associates	應佔聯營公司利潤及虧損	20	**13,855**	52,059
PROFIT BEFORE TAX	**稅前利潤**	6	**1,685,034**	2,060,630
Income tax expense	所得稅支出	9	**(245,476)**	(276,081)
PROFIT FOR THE YEAR	**本年利潤**		**1,439,558**	1,784,549
Attributable to:	以下各方應佔：			
Owners of the Company	本公司擁有人		**1,257,148**	1,589,274
Non-controlling interests	非控股股東		**182,410**	195,275
			1,439,558	1,784,549
EARNINGS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE COMPANY (EXPRESSED IN RMB PER SHARE)	**本公司普通股擁有人應佔每股盈利（以每股人民幣元計）**	11		
– Basic	–基本		**0.711**	0.908
– Diluted	–攤薄		**0.711**	0.905

Details of the dividends payable and proposed for the year are disclosed in note 10 to the financial statements.

本年應付及建議派付股息的詳情於財務報表附註10披露。

Consolidated Statement of Comprehensive Income
綜合全面收益表

For the year ended 31 December 2012 截至二零一二年十二月三十一日止年度

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
PROFIT FOR THE YEAR	**本年利潤**		**1,439,558**	1,784,549
OTHER COMPREHENSIVE INCOME	**其他全面收益**			
Available-for-sale investments:	可供出售投資：			
Changes in fair value	公允值變動	22	**61,504**	(108,536)
Income tax effect	所得税的影響	22	**(10,221)**	17,035
			51,283	(91,501)
Exchange differences on translation of foreign operations	換算海外業務的匯兑差額		**474**	(196,303)
OTHER COMPREHENSIVE INCOME FOR THE YEAR, NET OF TAX	**年度其他全面收益，扣除税項**		**51,757**	(287,804)
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	**年度全面收益總額**		**1,491,315**	1,496,745
Attributable to:	以下各方應佔：			
Owners of the Company	本公司擁有人		**1,306,848**	1,304,899
Non-controlling interests	非控股股東		**184,467**	191,846
			1,491,315	1,496,745

Consolidated Statement of Financial Position
綜合財務狀況表

As at 31 December 2012 於二零一二年十二月三十一日

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
NON-CURRENT ASSETS	**非流動資產**			
Property, plant and equipment	物業、廠房及設備	12	**7,891,914**	6,806,539
Construction in progress	在建工程	13	**596,812**	887,103
Land use rights	土地使用權	14	**807,443**	585,007
Long term prepayments	長期預付款	29	**299,947**	243,942
Goodwill	商譽	15	**482,436**	482,436
Other intangible assets	其他無形資產	16	**225,977**	224,887
Investments in associates	於聯營公司的投資	20	**77,921**	153,352
Available-for-sale investments	可供出售投資	22	**509,788**	295,206
Deferred tax assets	遞延所得税資產	23	**72,093**	66,749
Other financial assets	其他金融資產	24	**53,521**	69,961
Biological assets	生物資產	25	**211,686**	–
			11,229,538	9,815,182
CURRENT ASSETS	**流動資產**			
Available-for-sale investments	可供出售投資	22	**240,000**	–
Inventories	存貨	26	**1,419,898**	1,685,247
Bills receivable	應收票據	27	**176,386**	261,024
Trade receivables	應收賬款	28	**625,087**	574,734
Prepayments and deposits	預付款及按金	29	**949,956**	774,907
Other receivables	其他應收款項	30	**359,877**	289,427
Investment deposits	投資存款	31	**160,000**	102,800
Pledged deposits	保證金存款	32	**51,602**	175,289
Cash and bank balances	現金及銀行結存	32	**5,778,390**	6,523,075
			9,761,196	10,386,503
CURRENT LIABILITIES	**流動負債**			
Trade payables	應付賬款	33	**2,381,955**	2,543,405
Bills payable	應付票據	34	**1,296,910**	1,141,141
Deferred income	遞延收益	40	**19,056**	18,912
Other payables	其他應付款項	35	**1,632,144**	1,581,781
Accruals and customers' deposits	預提費用及客戶訂金	36	**993,460**	1,180,720
Interest-bearing bank loans	計息銀行貸款	37	**573,777**	537,544
Other loans	其他貸款	38	**24,915**	119,094
Income tax payable	應付所得税		**58,426**	103,228
			6,980,643	7,225,825
NET CURRENT ASSETS	**淨流動資產**		**2,780,553**	3,160,678
TOTAL ASSETS LESS CURRENT LIABILITIES	**總資產減流動負債**		**14,010,091**	12,975,860

As at 31 December 2012 於二零一二年十二月三十一日

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
NON-CURRENT LIABILITIES	**非流動負債**			
Long term payables	長期應付款項	39	**144,593**	188,739
Deferred income	遞延收益	40	**215,740**	234,940
Deferred tax liabilities	遞延所得税負債	23	**33,051**	22,830
Other financial liabilities	其他金融負債	41	**544,858**	480,531
			938,242	927,040
NET ASSETS	**淨資產**		**13,071,849**	12,048,820
EQUITY	**權益**			
Equity attributable to owners of the Company	本公司擁有人應佔權益			
Issued capital	已發行股本	42	**181,151**	181,087
Retained earnings	保留利潤		**3,745,840**	3,074,337
Other reserves	其他儲備	43(A)	**8,516,301**	8,215,634
			12,443,292	11,471,058
Non-controlling interests	非控股股東權益		**628,557**	577,762
TOTAL EQUITY	**總權益**		**13,071,849**	12,048,820

Ning Gaoning
寧高寧
Director
董事

Sun Yiping
孫伊萍
Director
董事

Consolidated Statement of Changes in Equity
綜合權益變動表

For the year ended 31 December 2012 截至二零一二年十二月三十一日止年度

			Attributable to owners of the Company 本公司擁有人應佔權益					
		Notes 附註	Issued capital 已發行股本 RMB'000 人民幣千元	Other reserves 其他儲備 RMB'000 人民幣千元 Note 43(A) 附註43(A)	Retained earnings 保留利潤 RMB'000 人民幣千元	Total 合計 RMB'000 人民幣千元	Non-controlling interests 非控股股東 RMB'000 人民幣千元	Total equity 總權益 RMB'000 人民幣千元
At 1 January 2011	於二零一一年一月一日		178,679	7,529,169	2,050,216	9,758,064	459,445	10,217,509
Profit for the year	本年利潤		–	–	1,589,274	1,589,274	195,275	1,784,549
Other comprehensive income for the year:	年度其他全面收益：							
Changes in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項		–	(88,072)	–	(88,072)	(3,429)	(91,501)
Exchange difference on translation of foreign operations	換算海外業務的匯兑差額		–	(196,303)	–	(196,303)	–	(196,303)
Total comprehensive income for the year	年度全面收益總額		–	(284,375)	1,589,274	1,304,899	191,846	1,496,745
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	45	2,408	518,208	–	520,616	–	520,616
Equity-settled share option arrangements	以股份支付的購股權安排	45	–	173,541	–	173,541	–	173,541
Transfer to statutory reserves	轉撥至法定儲備		–	285,920	(285,920)	–	–	–
Final 2010 dividend declared	已宣派二零一零年期末股息	10	–	–	(279,233)	(279,233)	–	(279,233)
Dividends paid to non-controlling shareholders	向非控股股東派付股息		–	–	–	–	(51,047)	(51,047)
Acquisition of a subsidiary	收購一家子公司	46	–	–	–	–	21,635	21,635
Derecognition of puttable non-controlling interests	終止確認可沽售非控股股東權益	41	–	(6,829)	–	(6,829)	(44,117)	(50,946)
At 31 December 2011	於二零一一年十二月三十一日		181,087	8,215,634	3,074,337	11,471,058	577,762	12,048,820

For the year ended 31 December 2012 截至二零一二年十二月三十一日止年度

			Attributable to owners of the Company 本公司擁有人應佔權益					
		Notes 附註	Issued capital 已發行股本 RMB'000 人民幣千元	Other reserves 其他儲備 RMB'000 人民幣千元 Note 43(A) 附註43(A)	Retained earnings 保留利潤 RMB'000 人民幣千元	Total 合計 RMB'000 人民幣千元	Non-controlling interests 非控股股東權益 RMB'000 人民幣千元	Total equity 總權益 RMB'000 人民幣千元
At 1 January 2012	於二零一二年一月一日		181,087	8,215,634	3,074,337	11,471,058	577,762	12,048,820
Profit for the year	本年利潤		–	–	1,257,148	1,257,148	182,410	1,439,558
Other comprehensive income for the year:	年度其他全面收益：							
Changes in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項		–	49,226	–	49,226	2,057	51,283
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額		–	474	–	474	–	474
Total comprehensive income for the year	年度全面收益總額		–	49,700	1,257,148	1,306,848	184,467	1,491,315
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	45	64	12,063	–	12,127	–	12,127
Equity-settled share option arrangements	以股份支付的購股權安排	45	–	19,172	–	19,172	–	19,172
Transfer to statutory reserves	轉撥至法定儲備		–	235,636	(235,636)	–	–	–
Final 2011 dividend declared	已宣派二零一一年期末股息	10	–	–	(350,009)	(350,009)	–	(350,009)
Dividends paid to non-controlling shareholders	向非控股股東派付股息		–	–	–	–	(79,363)	(79,363)
Acquisition of non-controlling interests	收購非控股股東權益		–	(2,346)	–	(2,346)	(8,367)	(10,713)
Derecognition of puttable non-controlling interests	終止確認可沽售非控股股東權益	41	–	(13,558)	–	(13,558)	(45,942)	(59,500)
At 31 December 2012	於二零一二年十二月三十一日		181,151	8,516,301	3,745,840	12,443,292	628,557	13,071,849

Consolidated Statement of Cash Flows
綜合現金流量表

For the year ended 31 December 2012 截至二零一二年十二月三十一日止年度

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Cash flows from operating activities	**經營業務產生的現金流量**			
Profit before tax	稅前利潤		1,685,034	2,060,630
Adjustments for:	就下列各項作出調整：			
Interest income	利息收入		(218,616)	(173,052)
Finance costs	融資成本	8	41,754	60,942
Depreciation of items of property, plant and equipment	物業、廠房及設備折舊	6	993,853	839,264
Amortisation of land use rights	土地使用權攤銷	6	14,863	12,538
Amortisation of other intangible assets	其他無形資產攤銷	6	8,156	11,735
Loss on disposal of items of property, plant and equipment	處置物業、廠房及設備虧損	5	6,035	8,502
Loss on disposal of biological assets	處置生物資產虧損	5	428	–
Share-based payment expense	以股份為基礎的支付	45	19,172	173,541
Provision for trade receivables and other receivables	應收賬款及其他應收款項撥備	6	31,198	12,973
Share of profits and losses of associates	應佔聯營公司利潤及虧損	20	(13,855)	(52,059)
Write-down of inventories to net realisable value	存貨撇減至可變現淨值	5	2,637	1,522
Government grants	政府補助		(103,493)	(55,771)
Amortisation of deferred income	遞延收益攤銷	4	(19,056)	(17,257)
Foreign exchange differences, net	匯兑差額淨額	5	289	(143,693)
Gain on deemed disposal of an associate	視同出售一家聯營公司收益	4	(4,384)	(21,566)
Gain on disposal of associates	出售聯營公司收益	4	(50,635)	–
Unrealised fair value losses on derivative financial instruments	未變現衍生金融工具公允值虧損		–	6,731
			2,393,380	2,724,980
Decrease/(increase) in other financial assets	其他金融資產減少／（增加）		20,974	(26,230)
Decrease/(increase) in inventories	存貨減少／（增加）		252,085	(512,744)
Increase in trade and bills receivables	應收賬款及應收票據增加		(11,728)	(272,752)
Decrease/(increase) in pledged deposits	保證金存款減少／（增加）		(11,278)	57,175
Increase in prepayments, deposits and other receivables	預付款、按金及其他應收款項增加		(143,577)	(167,288)
Decrease/(increase) in trade and bills payables	應付賬款及應付票據減少／（增加）		(137,781)	252,847
Decrease/(increase) in accruals and other payables	預提費用及其他應付款項減少／（增加）		(36,288)	706,936
Cash generated from operations	經營業務產生的現金		2,325,787	2,762,924
Interest paid	支付利息		(19,183)	(46,420)
Income taxes paid	支付所得税		(299,708)	(196,447)
Net cash flows from operating activities	**經營業務產生的淨現金流量**		2,006,896	2,520,057

For the year ended 31 December 2012 截至二零一二年十二月三十一日止年度

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Cash flows from investing activities	**投資活動產生的現金流量**			
Proceeds from disposal of items of property, plant and equipment	處置物業、廠房及設備所得款項		**14,738**	12,371
Proceeds from disposal of biological asset	處置生物資產所得款項		**300**	–
Purchase of items of property, plant and equipment	購置物業、廠房及設備		**(770,678)**	(586,726)
Purchase of biological assets	購置生物資產		**(143,893)**	–
Purchase of construction in progress	在建工程增加	13	**(1,189,527)**	(1,705,881)
Purchase of other intangible assets	其他無形資產增加	16	**(3,750)**	(6,796)
Purchase of land use rights	土地使用權增加		**(195,146)**	(94,110)
Purchase of available-for-sale investments	購買可供出售投資		**(370,258)**	(106,491)
Disposal of available-for-sale investments	出售可供出售投資		**400**	3,870
Acquisition of subsidiaries	收購子公司		**(5,200)**	3,268
Capital injection to associates	對聯營公司注資		**(1,871)**	(738)
Capital injection to a jointly-controlled entity	對一家共同控制實體注資		**–**	(20,000)
Receipt of government grants	收取政府補助金		**–**	20,630
Withdrawal/(purchase) of time deposits with original maturity of more than three months	收回／(購買)原到期日為三個月以上的定期存款		**(671,297)**	759,355
Interest received	收取利息		**175,552**	167,721
Dividends received from associates	收取聯營公司股息		**22,398**	11,163
Dividends received from an available-for-sale investment	從可供出售投資收取的股息		**153**	144
Disposal of associates	出售聯營公司		**101,810**	–
Advances to a jointly-controlled entity	預付一家共同控制實體款項		**(135,000)**	–
Purchase of investment deposits	投資存款增加		**(2,800,960)**	(102,800)
Withdrawal of investment deposits	收回投資存款		**2,743,760**	–
Acquisition of non-controlling interests	收購非控股股東權益		**(10,713)**	–
Net cash flows used in investing activities	**投資活動所用淨現金流量**		**(3,239,182)**	(1,645,020)

For the year ended 31 December 2012 截至二零一二年十二月三十一日止年度

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Cash flows from financing activities	**融資活動產生的現金流量**			
Proceeds from interest-bearing bank loans	計息銀行貸款所得款項		549,925	404,186
Repayment of interest-bearing bank loans	償還計息銀行貸款		(421,895)	(723,682)
Repayment of other loans	償還其他貸款		–	(2,646)
Decrease/(Increase) in pledged deposits for bank loans	銀行貸款的保證金存款減少／(增加)		134,965	(130,065)
Dividends paid to owners of the Company	支付本公司擁有人的股息	10	(350,009)	(279,233)
Dividends paid to non-controlling shareholders	支付非控股股東的股息		(71,397)	(51,970)
Proceeds from other loans	其他貸款所得款項		18,500	42,493
Repayment of long term payables	償還長期應付款項		(53,712)	(37,886)
Capital contribution by a joint venture partner	合營夥伴注資		–	20,000
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	45	12,127	520,616
Net cash flows from financing activities	**融資活動產生的淨現金流量**		(181,496)	(238,187)
Net increase/(decrease) in cash and cash equivalents	現金及現金等價物增加／(減少)淨額		(1,413,782)	636,850
Cash and cash equivalents at beginning of year	**年初的現金及現金等價物**	32	4,359,872	3,775,255
Effect of foreign exchange rate changes, net	匯率變動的影響(淨額)		(2,200)	(52,233)
Cash and cash equivalents at end of year	**年終的現金及現金等價物**	32	2,943,890	4,359,872
Analysis of balances of cash and cash equivalents	**現金及現金等價物結餘分析**			
Cash and bank balances as stated in the consolidated statement of financial position	於綜合財務狀況表中列賬的現金及銀行結存	32	5,778,390	6,523,075
Time deposits with original maturity more than three months	原到期日為三個月以上的定期存款	32	(2,834,500)	(2,163,203)
Cash and cash equivalents as stated in the consolidated statement of cash flows	於綜合現金流量表中列賬的現金及現金等價物	32	2,943,890	4,359,872

Statement of Financial Position
財務狀況表

As at 31 December 2012 於二零一二年十二月三十一日

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
NON-CURRENT ASSETS	**非流動資產**			
Property, plant and equipment	物業、廠房及設備	12	342	28
Available-for-sale investments	可供出售投資	22	89,642	69,008
Loans to a subsidiary	應收一家子公司款項	18	2,657,176	2,656,684
Investments in subsidiaries	於子公司的投資	19	5,108,191	5,043,682
			7,855,351	7,769,402
CURRENT ASSETS	**流動資產**			
Other receivables	其他應收款項	30	802,202	647,991
Cash and bank balances	現金及銀行結存	32	751,922	622,766
			1,554,124	1,270,757
CURRENT LIABILITIES	**流動負債**			
Other payables	其他應付款項		1,629	1,133
Interest-bearing bank loans	計息銀行貸款	37	405,425	–
			407,054	1,133
NET CURRENT ASSETS	**淨流動資產**		1,147,070	1,269,624
NET ASSETS	**淨資產**		9,002,421	9,039,026
EQUITY	**權益**			
Issued capital	已發行股本	42	181,151	181,087
Reserves	儲備	43(B)	8,821,270	8,857,939
TOTAL EQUITY	**總權益**		9,002,421	9,039,026

Ning Gaoning
寧高寧
Director
董事

Sun Yiping
孫伊萍
Director
董事

Notes to Financial Statements
財務報表附註

1. Corporate Information

The Company was incorporated as an exempted company with limited liability in the Cayman Islands. The Company is an investment holding company and its subsidiaries are engaged in the manufacture and distribution of dairy products mainly in the People's Republic of China (the "PRC").

1. 公司資料

本公司為在開曼群島註冊成立的獲豁免有限公司。本公司乃一家投資控股公司，而其子公司主要在中華人民共和國(「中國」)從事乳製品生產及經銷業務。

2.1 Basis of Preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRSs") issued by the International Accounting Standards Board ("IASB") and the disclosure requirements of the Hong Kong Companies Ordinance. They have been prepared on a historical cost basis except for share options, certain available-for-sale equity investments, biological assets and derivative financial instruments, which have been measured at fair value. They are presented in Renminbi ("RMB") and all values are rounded to the nearest thousand except when otherwise indicated.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries (collectively referred to as the "Group") for the year ended 31 December 2012. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. The result of subsidiaries are consolidated from the date of acquisition, being the date on which the Group obtains control, and continue to be consolidated until the day that such control ceases. All intra-group balances, transactions, unrealised gains and losses resulting from intra-group transactions and dividends are eliminated on consolidation in full.

Total comprehensive income within a subsidiary is attributed to the non-controlling interest even if that results in a deficit balance.

A change in the ownership of a subsidiary, without a loss of control, is accounted for as an equity transaction.

2.1 編製基準

該等財務報表是按照國際會計準則委員會(「國際會計準則委員會」)頒佈的國際財務報告準則(「國際財務報告準則」)及香港公司法的披露規定編製而成。財務報表以歷史成本法編製，惟購股權、若干可供出售股本投資、生物資產及衍生金融工具以公允值計量。財務報表以人民幣(「人民幣」)呈列，而所有數值除另有指明外，均調整至最接近的千位。

綜合基準

綜合財務報表包括本公司及其子公司(統稱「本集團」)截至二零一二年十二月三十一日止年度的財務報表。編製子公司財務報表的呈報期間與本公司相同，會計政策亦貫徹一致。子公司業績由收購日期(即本集團取得控制權當日)起綜合入賬，直至控制權不再存在當日為止。所有集團內公司間結餘、交易、因集團內公司間交易產生的未變現收益及虧損及股息均已於綜合入賬時全數對銷。

非控股股東須分享子公司的全面收益總額，即使非控股股東權益結餘為負數。

子公司的所有權變動(並無失去控制權)按權益交易入賬。

2.1 Basis of Preparation (continued)

Basis of consolidation (continued)

If the Group loses control over a subsidiary, it derecognises (i) the assets (including goodwill) and liabilities of the subsidiary, (ii) the carrying amount of any non-controlling interest and (iii) the cumulative translation differences recorded in equity; and recognises (i) the fair value of the consideration received, (ii) the fair value of any investment retained and (iii) any resulting surplus or deficit in the consolidated income statement. The Group's share of components previously recognised in other comprehensive income is reclassified to profit or loss or retained earnings, as appropriate.

2.2 Impact of Revised IFRSs

The Group has adopted the following revised IFRSs for the first time for the current year's financial statements.

IFRS 1 Amendments	Amendments to IFRS 1 *First-time Adoption of International Financial Reporting Standards – Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters*
IFRS 7 Amendments	Amendments to IFRS 7 *Financial Instruments: Disclosures – Transfers of Financial Assets*
IAS 12 Amendments	Amendments to IAS 12 *Income Taxes – Deferred Tax: Recovery of Underlying Assets*

The adoption of the revised IFRSs has had no significant financial effect on these financial statements.

2.1 編製基準(續)

綜合基準(續)

倘本集團失去對子公司的控制權，則其終止確認(i)該子公司的資產(包括商譽)及負債、(ii)任何非控股股東權益的賬面值及(iii)於權益內記錄的累計換算差額；及確認(i)所收代價的公允值、(ii)所保留任何投資的公允值及(iii)綜合利潤表中任何因此產生的盈餘或虧損。先前於其他全面收益內確認的本集團應佔部分重新歸類為損益或保留利潤(如適用)。

2.2 經修訂國際財務報告準則的影響

本集團已於本年度的財務報表首次採納以下經修訂國際財務報告準則。

國際財務報告準則第1號的修訂	國際財務報告準則第1號*「首次採納國際財務報告準則－嚴重高通脹及剔除首次採用者的固定日期」*的修訂
國際財務報告準則第7號的修訂	國際財務報告準則第7號*「金融工具：披露－轉讓金融資產」*的修訂
國際會計準則第12號的修訂	國際會計準則第12號*「所得稅－遞延稅項：收回相關資產」*的修訂

採納該等經修訂國際財務報告準則對該等財務報表並無重大財務影響。

2.3 Issued But Not Yet Effective IFRSs

The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in these financial statements.

IFRS 1 Amendments	Amendments to IFRS 1 *First-time Adoption of International Financial Reporting Standards – Government Loans*[2]
IFRS 7 Amendments	Amendments to IFRS 7 *Financial Instruments: Disclosures – Offsetting Financial Assets and Financial Liabilities*[2]
IFRS 9	*Financial Instruments*[4]
IFRS 10	*Consolidated Financial Statements*[2]
IFRS 11	*Joint Arrangements*[2]
IFRS 12	*Disclosure of Interests in Other Entities*[2]
IFRS 10, IFRS 11 and IFRS 12 Amendments	Amendments to IFRS 10, IFRS 11 and IFRS 12 – *Transition Guidance*[2]
IFRS 10, IFRS 12 and IAS 27 (Revised) Amendments	Amendments to IFRS 10, IFRS 12 and IAS 27 (Revised) – *Investment Entities*[3]
IFRS 13	*Fair Value Measurement*[2]
IAS 1 Amendments	Amendments to IAS 1 *Presentation of Financial Statements – Presentation of Items of Other Comprehensive Income*[1]
IAS 19 Amendments	*Employee Benefits*[2]
IAS 27 (Revised)	*Separate Financial Statements*[2]
IAS 28 (Revised)	*Investments in Associates and Joint Ventures*[2]
IAS 32 Amendments	Amendments to IAS 32 *Financial Instruments: Presentation – Offsetting Financial Assets and Financial Liabilities*[3]
IFRIC 20	*Stripping Costs in the Production Phase of a Surface Mine*[2]
Annual Improvements 2009-2011 Cycle	Amendments to a number of IFRSs issued in May 2012[2]

2.3 已頒佈惟尚未生效的國際財務報告準則

本集團尚未於本財務報表應用下列已頒佈惟尚未生效的新頒佈及經修訂國際財務報告準則。

國際財務報告準則第1號的修訂	國際財務報告準則第1號*「首次採納國際財務報告準則－政府貸款」*的修訂[2]
國際財務報告準則第7號的修訂	國際財務報告準則第7號*「金融工具：披露－抵銷金融資產及金融負債」*的修訂[2]
國際財務報告準則第9號	*金融工具*[4]
國際財務報告準則第10號	*綜合財務報表*[2]
國際財務報告準則第11號	*共同安排*[2]
國際財務報告準則第12號	*於其他實體的權益的披露*[2]
國際財務報告準則第10號、國際財務報告準則第11號及國際財務報告準則第12號的修訂	國際財務報告準則第10號、國際財務報告準則第11號及國際財務報告準則第12號的修訂－*過渡指引*[2]
國際財務報告準則第10號、國際財務報告準則第12號及國際會計準則第27號(經修訂)的修訂	國際財務報告準則第10號、國際財務報告準則第12號及國際會計準則第27號(經修訂)的修訂*－投資實體*[3]
國際財務報告準則第13號	*公允值計量*[2]
國際會計準則第1號的修訂	國際會計準則第1號*「財務報表的呈列－其他全面收益項目的呈列」*的修訂[1]
國際會計準則第19號的修訂	*僱員福利*[2]
國際會計準則第27號(經修訂)	*獨立財務報表*[2]
國際會計準則第28號(經修訂)	*於聯營公司及合營企業的投資*[2]
國際會計準則第32號的修訂	國際會計準則第32號*「金融工具：呈列－抵銷金融資產及金融負債」*的修訂[3]
國際財務報告詮釋委員會第20號	*露天礦生產階段的剝採成本*[2]
二零零九年至二零一一年週期的年度改進	於二零一二年五月頒佈的多項國際財務報告準則的修訂[2]

2.3 Issued But Not Yet Effective IFRSs (continued)

[1] Effective for annual periods beginning on or after 1 July 2012

[2] Effective for annual periods beginning on or after 1 January 2013

[3] Effective for annual periods beginning on or after 1 January 2014

[4] Effective for annual periods beginning on or after 1 January 2015

The Group is in the process of determining whether these new and revised standards and interpretations will have any material impact on the Group's results of operations and financial position.

2.3 已頒佈惟尚未生效的國際財務報告準則(續)

[1] 於二零一二年七月一日或之後開始的年度期間生效

[2] 於二零一三年一月一日或之後開始的年度期間生效

[3] 於二零一四年一月一日或之後開始的年度期間生效

[4] 於二零一五年一月一日或之後開始的年度期間生效

本集團現正釐定該等新頒佈及經修訂準則及詮釋是否會對本集團的經營業績及財務狀況造成任何重大影響。

2.4 Summary of Significant Accounting Policies

Subsidiaries

A subsidiary is an entity whose financial and operating policies the Company controls, directly or indirectly, so as to obtain benefits from its activities.

The results of subsidiaries are included in the Company's income statement to the extent of dividends received and receivable. The Company's investments in subsidiaries that are not classified as held-for-sale in accordance with IFRS 5 are stated at cost less any impairment losses.

Jointly-controlled entities

A jointly-controlled entity is a joint venture that is subject to joint control, resulting in none of the participating parties having unilateral control over the economic activity of the jointly-controlled entity.

The Group's investments in its jointly-controlled entities are accounted for by the proportionate consolidation method, which involves recognising its share of the jointly-controlled entities' assets, liabilities, income and expenses with similar items in the consolidated financial statements on a line-by-line basis. Unrealised gains and losses resulting from transactions between the Group and its jointly-controlled entities are eliminated to the extent of the Group's investments in the jointly-controlled entities, except where unrealised losses provide evidence of an impairment of the asset transferred. Adjustments are made to bring into line any dissimilar accounting policies that may exist.

2.4 重大會計政策概要

子公司

子公司指本公司直接或間接控制其財務及營運政策的公司,以便能從其業務中獲利。

子公司的業績計入本公司的利潤表中,並以已收和應收股息為限。本公司於子公司的投資(並不根據國際財務報告準則第5號分類為持有待售)以成本值減去任何減值損失列賬。

共同控制實體

共同控制實體指受共同控制的合營企業,致使參與各方於共同控制實體的經濟活動中均無單方面控制權。

本集團於共同控制實體的投資以比例綜合法入賬,當中涉及逐項確認其分佔共同控制實體的資產、負債、收入及開支於綜合財務報表中類似項目。本集團與其共同控制實體之間交易所產生的未變現收益及虧損,均以本集團於共同控制實體的投資為限予以抵銷,惟未變現虧損是由所轉讓資產減值導致則除外。任何可能存在的相異會計政策已相應作出調整,以使之貫徹一致。

2.4 Summary of Significant Accounting Policies (continued)

Jointly-controlled entities (continued)

The results of jointly-controlled entities are included in the Company's income statement to the extent of dividends received and receivable. The Company's investments in jointly-controlled entities are treated as non-current assets and are stated at cost less any impairment losses.

Associates

An associate is an entity, not being a subsidiary or a jointly-controlled entity, in which the Group has a long term interest of generally not less than 20% of the equity voting rights and over which it is in a position to exercise significant influence.

The Group's investments in associates are stated in the consolidated statement of financial position at the Group's share of net assets under the equity method of accounting, less any impairment losses. Adjustments are made to bring into line any dissimilar accounting policies that may exist. The Group's share of the post-acquisition results and reserves of associates is included in the consolidated income statement and consolidated reserves, respectively. Unrealised gains and losses resulting from transactions between the Group and its associates are eliminated to the extent of the Group's investments in the associates, except where unrealised losses provide evidence of an impairment of the asset transferred. Goodwill arising from the acquisition of associates is included as part of the Group's investments in associates and is not individually tested for impairment.

The results of associates are included in the Company's income statement to the extent of dividends received and receivable. The Company's investments in associates are treated as non-current assets and are stated at cost less any impairment losses.

2.4 重大會計政策概要(續)

共同控制實體(續)

共同控制實體業績以已收及應收股息為限計入本公司的利潤表。本公司於共同控制實體的投資當作非流動資產處理並按成本減任何減值損失列賬。

聯營公司

聯營公司指本集團持有其一般不少於20%投票權的長期權益而對其有重要影響力的公司,但該公司既非子公司,亦非共同控制實體。

本集團於聯營公司的投資,是採用權益會計法按本集團所佔資產淨值減任何減值損失在綜合財務狀況表列賬。任何可能存在的相異會計政策已相應作出調整,以使之貫徹一致。本集團所佔聯營公司的收購後業績及儲備分別計入綜合利潤表及綜合儲備。本集團與其聯營公司之間交易所產生的未變現收益及虧損,均以本集團於聯營公司的投資為限予以抵銷,惟未變現虧損是由所轉讓資產減值導致則除外。收購聯營公司產生的商譽乃作為本集團於聯營公司的投資的一部分入賬,且並不會單獨作減值測試。

聯營公司業績以已收及應收股息為限計入本公司的利潤表。本公司於聯營公司的投資當作非流動資產處理並按成本減任何減值損失列賬。

2.4 Summary of Significant Accounting Policies (continued)

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The consideration transferred is measured at the acquisition date fair value which is the sum of the acquisition date fair values of assets transferred by the Group, liabilities assumed by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportional share of net assets in the event of liquidation at fair value or at the proportionate share of the acquiree's identifiable net assets. All other components of non-controlling interests are measured at fair value. Acquisition-related costs are expensed as incurred.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the previously held equity interest is remeasured at the acquisition date fair value and any resulting gain or loss is recognised in the consolidated income statement.

Any contingent consideration to be transferred by the acquirer is recognised at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IAS 39 is measured at fair value with changes in fair value either recognised in the consolidated income statement or as a change to other comprehensive income. If the contingent consideration is not within the scope of IAS39, it is measured in accordance with the appropriate IFRS. Contingent consideration that is classified as equity is not remeasured and subsequent settlement is accounted for within equity.

2.4 重大會計政策概要(續)

業務合併及商譽

業務合併採用收購法入賬。所轉讓的代價按收購日期的公允值計量，乃本集團所轉讓資產、本集團對被收購方前擁有人所承擔的負債及本集團所發行以換取被收購方控制權的股權於收購日期公允值的總和。於各業務合併中，本集團選擇是否以公允值或被收購方可識別資產淨值的應佔比例，計算被賦予現時擁有人權利並將於清盤時按比例分佔實體的淨資產的非控股股東權益。非控股股東權益的一切其他成分乃按公允值計量。收購相關成本於產生時支銷。

當本集團收購業務時，其根據合約條款、經濟情況及於收購日期的相關條件評估金融資產及所承擔的負債以作出適當的分類及指定。這包括被收購方區分主合約的嵌入式衍生工具。

倘業務合併分階段完成，以往持有的股權須按收購日期公允值重新計量，因此產生的收益或虧損將於綜合利潤表確認。

收購方將轉讓的任何或然代價按收購日期的公允值確認。在國際會計準則第39號範疇內分類為屬於金融工具的資產或負債的或然代價乃按公允值計量，而公允值變動將於綜合利潤表或作為其他全面收益變動確認。倘或然代價並不屬於國際會計準則第39號的範疇，則按合適的國際財務報告準則計量。分類為權益的或然代價不會重新計量，其後結算將於權益內入賬。

2.4 Summary of Significant Accounting Policies (continued)

Business combinations and goodwill (continued)

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognised for non-controlling interests and any fair value of the Group's previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets acquired, the difference is, after reassessment, recognised in the consolidated income statement as a gain on bargain purchase.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (or group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognised. An impairment loss recognised for goodwill is not reversed in a subsequent period.

Where goodwill has been allocated to a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed of in these circumstances is measured based on the relative value of the operation disposed of and the portion of the cash-generating unit retained.

2.4 重大會計政策概要(續)

業務合併及商譽(續)

商譽初步按成本計量，而成本乃指所轉讓代價、就非控股股東權益確認的金額及本集團以往持有被收購方的股權的任何公允值的總和超出所購入可識別資產及所承擔負債淨額的差額。倘此代價與其他項目的總和低於所收購淨資產的公允值，則經重新評估後的差額於綜合利潤表確認為議價購入的收益。

繼最初確認後，商譽按成本值減任何累計減值損失計算。商譽每年測試是否有所減值，若有事件或情況變化顯示賬面值可能出現減值，則會更頻密進行測試。本集團於十二月三十一日進行年度商譽減值測試。就減值測試而言，業務合併收購的商譽自收購日期起分配至本集團各現金產生單位(或現金產生單位組別)，預期彼等將從合併的協同效益中受益，不論本集團其他資產或負債是否分配至該等單位或單位組別。

減值按與商譽有關的現金產生單位(或現金產生單位組別)可收回金額評估釐定。倘若現金產生單位(現金產生單位組別)的可收回金額低於賬面值，則確認減值損失。已確認的商譽減值損失不會在以後期間撥回。

倘商譽獲分配至現金產生單位(現金產生單位組別)並出售該單位中的一部分業務，則於釐定出售收益或虧損時，與該已出售業務相關的商譽計入該業務的賬面值。在此情況下出售的商譽根據所出售業務的相關價值及所保留現金產生單位的部分計量。

2.4 Summary of Significant Accounting Policies (continued)

Impairment of non-financial assets

Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than inventories, construction contract assets, financial assets, investment properties, goodwill and non-current assets/a disposal group classified as held for sale), the asset's recoverable amount is estimated. An asset's recoverable amount is the higher of the asset's or cash-generating unit's value in use and its fair value less costs to sell, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the consolidated income statement in the period in which it arises in those expense categories consistent with the function of the impaired asset.

An assessment is made at the end of each reporting period as to whether there is an indication that previously recognised impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount is estimated. A previously recognised impairment loss of an asset other than goodwill is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortisation) had no impairment loss been recognised for the asset in prior years. A reversal of such an impairment loss is credited to the consolidated income statement in the period in which it arises.

2.4 重大會計政策概要(續)

非金融資產減值

當有跡象顯示出現減值,或當須進行資產年度減值測試(存貨、建築合約資產、金融資產、投資物業、商譽及分類為持有待售的非流動資產/處置組除外),則估計資產的可收回金額。資產的可收回金額乃選取資產或現金產生單位的使用價值及其公允值減銷售成本的較高者,並對個別資產釐定,惟倘資產並無產生大致獨立於其他資產或資產組別的現金流入,則可收回金額在該資產所屬的現金產生單位基礎上確定。

減值損失僅於資產賬面值超逾其可收回金額時確認。在評估使用價值時,估計未來現金流量乃按稅前折現率折現至現值。所用稅前折現率反映了當前市場對貨幣時值及該資產特定風險的評估。減值損失於產生期間自綜合利潤表中與減值資產功能一致的支出類別扣除。

於各報告期末,本集團評估是否有跡象顯示先前確認的減值損失可能不再存在或已經減少。如有該等跡象,本集團會估計可收回金額。僅若用以釐定商譽除外資產的可收回金額的估計有變動,方會撥回先前確認該資產的減值損失,惟金額不得超過假使該資產在過往年度並無確認減值損失時,原應釐定的賬面值(扣減任何折舊/攤銷後)。減值損失撥回計入產生期間的綜合利潤表中。

2.4 Summary of Significant Accounting Policies (continued)

Related parties

A party is considered to be related to the Group if:

(a) the party is a person or a close member of that person's family and that person

(i) has control or joint control over the Group;

(ii) has significant influence over the Group; or

(iii) is a member of the key management personnel of the Group or of a parent of the Group;

or

(b) the party is an entity where any of the following conditions applies:

(i) the entity and the Group are members of the same group;

(ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

(iii) the entity and the Group are joint ventures of the same third party;

(iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v) the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

(vi) the entity is controlled or jointly controlled by a person identified in (a); and

(vii) a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

2.4 重大會計政策概要(續)

關聯人士

一方被視為與本集團有關聯，倘：

(a) 該方為該名人士家族的人士或直系親屬，而該名人士

(i) 控制或共同控制本集團；

(ii) 對本集團施加重大影響；或

(iii) 為本集團或本集團母公司主要管理人員的成員；

或

(b) 該方為符合下列任何條件的實體：

(i) 該實體與本集團屬同一集團的成員公司；

(ii) 一間實體為另一實體的聯營公司或合營企業(或另一實體的母公司、子公司或同系子公司之旗下)；

(iii) 該實體及本集團均為同一第三方的合營企業；

(iv) 一間實體為第三方實體的合營企業，而另一實體為該第三方實體的聯營公司；

(v) 該實體為離職後福利計劃，該計劃的受益人為本集團或與本集團有關的實體僱員；

(vi) 該實體由(a)項所述人士控制或共同控制；及

(vii) 於(a)(i)項所述人士對該實體有重大影響或屬該實體(或該實體的母公司)主要管理人員的成員。

2.4 Summary of Significant Accounting Policies (continued)

Property, plant and equipment and depreciation

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. When an item of property, plant and equipment is classified as held for sale or when it is part of a disposal group classified as held for sale, it is not depreciated and is accounted for in accordance with IFRS 5, as further explained in the accounting policy for "Non-current assets and disposal groups held for sale". The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Expenditure incurred after items of property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the consolidated income statement in the period in which it is incurred. In situations where the recognition criteria are satisfied, the expenditure for a major inspection is capitalised in the carrying amount of the asset as a replacement. Where significant parts of property, plant and equipment are required to be replaced at intervals, the Group recognises such parts as individual assets with specific useful lives and depreciates them accordingly.

Depreciation is calculated on the straight-line basis to write off the cost of each item of property, plant and equipment to its residual value over its estimated useful life. The estimated useful lives of property, plant and equipment are as follows:

Buildings and structures	20 years
Plant and machinery	5 to 10 years
Office equipment	5 years
Motor vehicles	5 years

Where parts of an item of property, plant and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately. Residual values, useful lives and the depreciation method are reviewed, and adjusted if appropriate, at least at each financial year end.

2.4 重大會計政策概要(續)

物業、廠房及設備和折舊

物業、廠房及設備是按成本值減去累計折舊及任何減值損失後列賬。倘物業、廠房及設備項目分類為持有待售或當其為分類為持有待售的處置組的一部分時，其不予折舊並根據國際財務報告準則第5號入賬，進一步闡釋見會計政策「持有待售的非流動資產及處置組」。物業、廠房及設備項目成本包括其購買價及使資產處於擬定用途的運作狀況及地點而產生的任何直接應佔成本。

物業、廠房及設備項目投入運作後產生的支出(例如維修及保養)，一般於其產生期間於綜合利潤表扣除。而大修支出在符合確認條件時，計入資產的賬面值作為更換成本。當物業、廠房及設備的重要部件須定期更換，本集團將該等部件確認為獨立的資產，並在特定可使用年期下單獨計提折舊。

折舊乃按物業、廠房及設備的各個項目於其估計可使用年期以直線法撇減其成本至剩餘價值。物業、廠房及設備的估計可使用年期如下：

房屋及建築物	20年
廠房及機器	5至10年
辦公設備	5年
汽車	5年

倘一項物業、廠房及設備的各部分有著不同可使用年期，則有關項目的成本以合理基準分配於各部分，而每部分將作獨立折舊。剩餘價值、可使用年期及折舊方法至少於各財政年度結算日審閱及調整(如適用)。

2.4 Summary of Significant Accounting Policies (continued)

Property, plant and equipment and depreciation (continued)

An item of property, plant and equipment including any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on disposal or retirement recognised in the consolidated income statement in the year the asset is derecognised is the difference between the net sales proceeds and the carrying amount of the relevant asset.

Construction in progress

Construction in progress represents plants and properties under construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalised borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property, plant and equipment when completed and ready for use.

Non-current assets and disposal groups held for sale

Non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered principally through a sales transaction rather than through continuing use. For this to be the case, the asset or disposal group must be available for immediate sale in its present condition subject only to terms that are usual and customary for the sale of such assets or disposal groups and its sale must be highly probable. All assets and liabilities of a subsidiary classified as a disposal group are reclassified as held for sale regardless of whether the Group retains a non-controlling interest in its former subsidiary after the sale.

Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amounts and fair values less costs to sell. Property, plant and equipment and intangible assets classified as held for sale are not depreciated or amortised.

2.4 重大會計政策概要(續)

物業、廠房及設備和折舊(續)

物業、廠房及設備項目(包括經初步確認為資產的任何重要部件)乃在處置時或在預計未來不可從其使用或處置中獲得經濟利益時終止確認。於終止確認資產當年的綜合利潤表中確認的處置或廢棄而產生的任何收益或虧損乃銷售所得款項淨額與相關資產賬面值之間的差額。

在建工程

在建工程是指正在興建的廠房及物業，乃以成本值減任何減值損失列賬。在建工程不計提折舊。成本值包括在建期間的直接建築成本以及已借相關資金所屬已撥充資本的借貸費用。當在建工程竣工、隨時可供使用時，在建工程重新分類歸入物業、廠房及設備內的適當類別。

持有待售的非流動資產及處置組

倘非流動資產及處置組的賬面值將主要透過一項銷售交易而非透過持續使用得以收回，該等非流動資產及處置組則分類為持有待售。為此，該資產(或處置組)必須在其當前情況下僅根據出售此類資產(或處置組)的通常和慣用的條款即可立即出售，並且出售必須極可能發生。所有分類為處置組的子公司資產及負債重新歸類為持有待售，而不論本集團於出售後有否保留其前子公司的非控股股東權益。

分類為持有待售的非流動資產及處置組乃按其賬面值及公允值減銷售成本後的餘額孰低計量。分類為持有待售的物業、廠房及設備以及無形資產不予折舊或攤銷。

2.4 Summary of Significant Accounting Policies (continued)

Intangible assets (other than goodwill)

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is the fair value at the date of acquisition.

The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year end.

Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash-generating unit level. Such intangible assets are not amortised. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Patents and licences

Purchased patents and licences are stated at cost less any impairment losses and are amortised on the straight-line basis over their estimated useful lives of 10 years.

Trademarks

Trademarks acquired separately are measured at cost. Trademarks acquired as part of a business combination are valued at fair value based on the royalty relief method.

Trademarks with finite useful lives are amortised on the straight-line basis over their estimated useful lives of 10 years. Trademarks with indefinite useful lives are tested for impairment annually.

Computer softwares

Acquired computer softwares are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised on the straight-line basis over their estimated useful lives of 3 to 10 years.

2.4 重大會計政策概要(續)

無形資產(商譽除外)

單獨收購的無形資產於初步確認時按成本計量。於業務合併時所收購無形資產的成本相等於收購日期的公允值。

無形資產的可使用年期可評估為有限或無限。年期有限的無形資產於可使用經濟年期內攤銷，並於有跡象顯示無形資產可能出現減值時評估減值。可使用年期有限的無形資產的攤銷年期及攤銷方法至少於各財政年度結算日複核一次。

可使用年期無限的無形資產於每年按個別或現金產生單位作減值測試，且不予攤銷。對年期無限的無形資產需每年對其使用年期作複核，以釐定無限可使用年期的評估是否持續可靠。否則，可使用年期評估按預期法自此由無限年期更改為有限年期。

專利及特許權

所購買專利及特許權乃按成本減任何減值損失列賬，且按估計可使用年期10年以直線法攤銷。

商標

所收購商標按成本單獨計量。作為業務合併一部分所收購的商標根據特許權費減免法按公允值進行估值。

可使用年期有限的商標按估計可使用年期10年以直線法攤銷。可使用年期無限的商標每年測試減值。

電腦軟件

購入的電腦軟件根據購買及使用該特定軟件所引起的成本進行資本化。有關成本按其估計可使用年期3至10年以直線法攤銷。

2.4 Summary of Significant Accounting Policies (continued)

Intangible assets (other than goodwill) (continued)

Research and development costs

All research costs are charged to the consolidated income statement as incurred.

Expenditure incurred on projects to develop new products is capitalised and deferred only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the project and the ability to measure reliably the expenditure during the development. Product development expenditure which does not meet these criteria is expensed when incurred.

Deferred development costs are stated at cost less any impairment losses and are amortised using the straight-line basis over the commercial lives of the underlying products, commencing from the date when the products are put into commercial production.

Leases

Leases that transfer substantially all the rewards and risks of ownership of assets to the Group, other than legal title, are accounted for as finance leases. At the inception of a finance lease, the cost of the leased asset is capitalised at the present value of the minimum lease payments and recorded together with the obligation, excluding the interest element, to reflect the purchase and financing. Assets held under capitalised finance leases, including prepaid land lease payments under finance leases, are included in property, plant and equipment, and depreciated over the shorter of the lease terms and the estimated useful lives of the assets. The finance costs of such leases are charged to the consolidated income statement so as to provide a constant periodic rate of charge over the lease terms.

Assets acquired through hire purchase contracts of a financing nature are accounted for as finance leases, but are depreciated over their estimated useful lives.

2.4 重大會計政策概要(續)

無形資產(商譽除外)(續)

研究開發費用

所有研究費用在產生時於綜合利潤表支銷。

開發新產品的項目產生的支出，僅當本集團可顯示下列各項，方予資本化及遞延：完成該項無形資產使其可供使用或出售在技術上的可行性、其完成的意向，及使用或出售該資產的能力、該資產日後如何產生經濟利益、是否有資源可以完成該項目，以及在開發過程中是否可以可靠地計量該項支出。不符合該等條件的產品開發支出在產生時支銷。

遞延開發費用按成本值減任何減值損失列賬並以直線法按相關產品自其投產日期起計的商業年期攤銷。

租賃

凡資產擁有權絕大部分回報及風險(不包括法定所有權)轉歸本集團所有的租約，均列作融資租約。於融資租約開始時，租賃資產的成本乃按最低租約付款的現值撥充資本，並連同債務(不包括利息部分)一併入賬，藉以反映購買與融資情況。根據已資本化的融資租約持有的資產(包括經營租賃下的土地租賃預付款)乃納入物業、廠房及設備，並按租期或資產的估計可使用年期兩者中的較短者折舊。有關租約的財務成本乃於綜合利潤表中扣除，以反映租期內的固定週期支出比率。

透過具融資性質的租購合約收購的資產乃列作融資租約，惟有關資產乃按估計可使用年期予以折舊。

2.4 Summary of Significant Accounting Policies (continued)

Leases (continued)

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Group is the lessor, assets leased by the Group under operating leases are included in non-current assets, and rentals receivable under the operating leases are credited to the consolidated income statement on the straight-line basis over the lease terms. Where the Group is the lessee, rentals payable under operating leases net of any incentives received from the lessor are charged to the consolidated income statement on the straight-line basis over the lease terms.

Prepaid land lease payments under operating lease are initially stated at cost and subsequently recognised as an expense in the consolidated income statement on the straight-line basis over the lease terms of 50 years.

When the lease payments cannot be allocated reliably between the land and buildings elements, the entire lease payments are included in the cost of the land and buildings as a finance lease in property, plant and equipment.

Investments and other financial assets

Initial recognition and measurement

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables and available-for-sale investments, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Group determines the classifications of its financial assets at initial recognition. When financial assets are recognised initially, they are measured at fair value plus transaction costs, except in the case of financial assets recorded at fair value through profit or loss.

All regular way purchases and sales of financial assets are recognised on the trade date, that is, the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

2.4 重大會計政策概要(續)

租賃(續)

若出租者保留資產所有權的絕大部分回報及風險，則有關租賃歸類為經營租賃。當本集團為出租者時，本集團根據經營租賃出租的資產計入在非流動資產，而經營租賃下的應收租金按租賃期以直線法計入綜合利潤表。當本集團為承租人時，經營租賃下的應付租金扣除從出租者收取的任何獎勵按租賃期以直線法自綜合利潤表扣除。

經營租賃下的土地租賃預付款最初按成本值列賬，其後按50年的租賃期以直線法在綜合利潤表確認為支出。

若無法在土地與房屋部分之間可靠劃分租金，則整筆租金將作為物業、廠房及設備分類項下的融資租賃計入土地及房屋的成本。

投資及其他金融資產

初始確認和計量

國際會計準則第39號範圍內的金融資產分類為以公允值計量且其變動計入損益的金融資產、貸款和應收款項及可供出售投資或於有效對沖中指定為對沖工具的衍生工具(如適用)。本集團於初始確認時釐定其金融資產的分類。當金融資產首次確認，乃按公允值計量，倘並非為以公允值計量且其變動計入損益的金融資產，則另加直接應佔的交易成本。

正常的購買和出售金融資產事項全部在交易日(即本集團購買或出售資產之日)確認。所謂正常的購買或出售金融資產事項，是指按市場監管規例或慣例所訂定的時限內交付有關資產的買賣活動。

2.4 Summary of Significant Accounting Policies (continued)

Investments and other financial assets (continued)

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of sale in the near term. Derivatives, including separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments as defined by IAS 39.

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with positive net changes in fair value presented as other income and gains and negative net changes in fair value presented as finance costs in the consolidated income statement. These net fair value changes do not include any dividends or interest earned on these financial assets, which are recognised in accordance with the policies set out for "Revenue recognition" below.

Financial assets designated upon initial recognition at fair value through profit or loss are designated at their initial recognition date and only if the criteria under IAS 39 are satisfied.

The Group evaluates its financial assets held for trading to determine whether the intention to sell them in the near term is still appropriate. When in rare circumstances the Group is unable to trade these financial assets due to inactive markets and management's intention to sell them in the foreseeable future significantly changes, the Group may elect to reclassify them. The reclassification from financial assets at fair value through profit or loss to loans and receivables, available-for-sale financial assets or held-to-maturity investments depends on the nature of the asset. This evaluation does not affect any financial assets designated at fair value through profit or loss using the fair value option at designation, as these instruments cannot be reclassified after initial recognition.

2.4 重大會計政策概要(續)

投資及其他金融資產(續)

後續計量

金融資產的後續計量取決於其分類如下：

以公允值計量且其變動計入損益的金融資產

以公允值計量且其變動計入損益的金融資產包括持作買賣的金融資產及於首次確認時指定為以公允值計量且其變動計入損益的金融資產。倘收購金融資產的目的是為在短期內出售，則該等資產分類為持作買賣。包括獨立嵌入式衍生工具的衍生工具亦歸類為持作買賣，除非其指定為按國際會計準則第39號定義的有效對沖工具。

以公允值計量且其變動計入損益的金融資產按公允值記錄於財務狀況表，並在綜合利潤表中將公允值的正數淨額變動呈列為其他收入及收益，及將公允值的負數淨額變動呈列為融資成本。該等公允淨值變動不包括此等金融資產所賺取的任何股息或利息，此等股息或利息乃根據下文「收入確認」一段所載的政策確認。

於首次確認時指定為以公允值計量且其變動計入損益的金融資產於首次確認日期及僅於符合國際會計準則第39號時予以指定。

本集團評估其持作買賣的金融資產於短期內出售的意向是否仍適用。在罕見情況下，倘由於在可預見的將來市場不活躍及管理層的出售意向有重大變化，本集團無法交易金融資產，本集團可以選擇重新歸類金融資產。將以公允值計量且其變動計入損益的金融資產重新分類至貸款及應收款項、可供出售金融資產或持有至到期投資乃基於這些資產的性質。該評估不適用於指定時採用公允值選擇的指定為以公允值計量且其變動計入損益的任何金融資產，原因是該等工具於首次確認後不能重新分類。

2.4 Summary of Significant Accounting Policies (continued)

Investments and other financial assets (continued)

Financial assets at fair value through profit or loss (continued)

Derivatives embedded in host contracts are accounted for as separate derivatives and recorded at fair value if their economic characteristics and risks are not closely related to those of the host contracts and the host contracts are not held for trading or designated at fair value though profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognised in the consolidated income statement. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables are subsequently measured at amortised cost using the effective interest rate method less any allowance for impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and includes fees or costs that are an integral part of the effective interest rate. The effective interest rate amortisation is included in interest income in the consolidated income statement. The loss arising from impairment is recognised in the consolidated income statement in finance costs for loans and in other expenses for receivables.

2.4 重大會計政策概要(續)

投資及其他金融資產(續)

以公允值計量且其變動計入損益的金融資產(續)

倘衍生工具的經濟特徵及風險與主合約所述者並無密切關係，而主合約並非持作買賣用途或指定按公允值計入損益，主合約的內含衍生工具以個別衍生工具入賬並按公允值記錄。此等內含衍生工具按公允值計量而公允值變動於綜合利潤表內確認。倘合約條款變動大幅改變現金流量，方會就所需重新評估。

貸款及應收款項

貸款及應收款項為並無活躍市場報價而具有固定的或可確認付款額的非衍生金融資產。經初步計算後，該等貸款及應收款項其後採用實際利率法，按攤銷成本減任何減值撥備計量。攤銷成本乃經考慮收購的任何折價或溢價以及屬實際利率組成部分的費用或成本後計算。實際利率攤銷金額列入綜合利潤表的利息收入中。減值產生的虧損在綜合利潤表就貸款確認為融資成本及就應收款項確認為其他費用。

2.4 Summary of Significant Accounting Policies (continued)

Investments and other financial assets (continued)

Available-for-sale investments

Available-for-sale investments are non-derivative financial assets in listed and unlisted equity investments and debt securities. Equity investments classified as available for sale are those which are neither classified as held for trading nor designated at fair value through profit or loss. Debt securities in this category are those which are intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or in response to changes in market conditions.

After initial recognition, available-for-sale investments are subsequently measured at fair value, with unrealised gains or losses recognised as other comprehensive income in the available-for-sale investment revaluation reserve until the investment is derecognised, at which time the cumulative gain and loss is recognised in the consolidated income statement in other income and gains, or until the investment is determined to be impaired when the cumulative gain or loss is reclassified from the available-for-sale investment revaluation reserve to the consolidated income statement in other expenses. Interest and dividends earned while holding the available-for-sale investments are reported as interest income and dividend income, respectively and are recognised in the consolidated income statement as "Other income and gains" in accordance with the policies set out for "Revenue recognition" below.

When the fair value of unlisted equity investments cannot be reliably measured because (a) the variability in the range of reasonable fair value estimates is significant for that investment or (b) the probabilities of the various estimates within the range cannot be reasonably assessed and used in estimating fair value, such investments are stated at cost less any impairment losses.

2.4 重大會計政策概要(續)

投資及其他金融資產(續)

可供出售投資

可供出售投資為上市及非上市權益性投資及債務證券的非衍生金融資產。歸類為可供出售的股本投資乃既未被歸類為持有作交易的股本投資亦未指定為以公允值計量且其變動計入損益的股本投資。屬於此類的債務證券指有意無限期持有及可能因應流動資金需要或因應市況變動而出售的投資。

於初步確認後,可供出售投資隨後按公允值計量,而未變現收益或虧損乃於可供出售的投資重估儲備中確認為其他全面收益,直至投資被終止確認,屆時,累計收益及虧損計入綜合利潤表的其他收入及收益,或直至投資被釐定出現減值時,屆時累計收益或虧損從可供出售投資重估儲備重新歸類為綜合利潤表內的其他費用。所賺取並同時持有可供出售投資的利息及股息分別呈報為利息收入及股息收入,並根據下文所載「收入確認」的政策在綜合利潤表內確認為「其他收入及收益」。

當非上市權益性證券的公允值,由於(a)該投資於合理公允值估計數目範圍的變動很重大,或(b)於範圍內不同估計數目的概率不能合理地評估並用於估計公允值時,該等證券將按成本減任何減值損失列賬。

2.4 Summary of Significant Accounting Policies (continued)

Investments and other financial assets (continued)

Available-for-sale investments (continued)

The Group evaluates whether the ability and intention to sell its available-for-sale financial assets in the near term are still appropriate. When, in rare circumstances, the Group is unable to trade these financial assets due to inactive markets and management's intent to do so significantly changes in the foreseeable future, the Group may elect to reclassify these financial assets. Reclassification to loans and receivables is permitted when the financial assets meet the definition of loans and receivables and the Group has the intent and ability to hold these assets for the foreseeable future or to maturity. Reclassification to the held-to-maturity category is permitted only when the Group has the ability and intent to hold until the maturity date of the financial asset.

For a financial asset reclassified from the available-for-sale category, the fair value carrying amount at the date of reclassification becomes its new amortised cost and any previous gain or loss on that asset that has been recognised in equity is amortised to the consolidated income statement over the remaining life of the investment using the effective interest rate. Any difference between the new amortised cost and the maturity amount is also amortised over the remaining life of the asset using the effective interest rate. If the asset is subsequently determined to the impaired, then the amount recorded in equity is reclassified to the consolidated income statement.

2.4 重大會計政策概要(續)

投資及其他金融資產(續)

可供出售投資(續)

本集團評估其可供出售的金融資產於短期內出售的能力及意向是否仍適用。在罕見情況下，倘本集團無法交易金融資產，乃由於在可預見的將來市場不活躍及管理層的意向有重大變化，本集團可以選擇重新歸類金融資產。當金融資產符合貸款和應收款項的定義，而本集團有意向及能力在可預見的將來持有該等資產或持有該等資產直至到期日，才允許重新歸類金融資產至貸款和應收款項。只有當本集團有能力及意向持有金融資產直至到期日，才被允許重新歸類為持有至到期日類別。

金融資產被重新歸類為不屬於可供出售的類別，於重新歸類日期的公允值賬面值成為其新攤銷成本，而已於權益確認的資產的任何過往收益或虧損，在投資餘下的年期內使用實際利率攤銷至綜合利潤表。任何新攤銷成本與到期款項之間的差額也在資產餘下的年期內使用實際利率攤銷。如果資產隨後被認定為減值，則列入權益的金額被重新歸類入綜合利潤表。

2.4 Summary of Significant Accounting Policies (continued)

Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognised when:

- the rights to receive cash flows from the asset have expired; or

- the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a "pass-through" arrangement and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Group's continuing involvement in the asset. In that case, the Group also recognises an associated liability. The transferred asset and associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

2.4 重大會計政策概要(續)

終止確認金融資產

金融資產(或，倘適用，一項金融資產的一部分或一組類似金融資產的一部分)在下列情況下將終止確認：

- 收取該項資產所得現金流量的權利經已屆滿；或

- 本集團已轉讓其收取該項資產所得現金流量的權利，或根據「轉手」安排承擔在無重大延誤下向第三方全數支付已收取現金流量的責任；及(a)本集團已轉讓資產絕大部分風險及回報，或(b)本集團並無轉讓或保留資產的絕大部分風險及回報，但已轉讓資產的控制權。

倘本集團已轉讓從資產收取現金流量的權利或已訂立轉手安排，則將評估其是否已保留資產所有權的風險及回報並其程度。倘並無轉讓或保留資產絕大部分風險及回報，亦無轉讓資產的控制權，則按本集團持續參與資產的程度確認資產。在此情況下，本集團將確認相應的負債。已轉移資產及相關負債以本集團保留的權利與義務為基礎進行計量。

通過對已轉讓資產作出擔保的形式持續參與的計量，按資產原賬面值與本集團或須償還的最高代價兩者較低者計算。

2.4 Summary of Significant Accounting Policies (continued)

Impairment of financial assets

The Group assesses at the end of each reporting period whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (an incurred "loss event") and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that a debtor or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortised cost

For financial assets carried at amortised cost, the Group first assesses individually whether objective evidence of impairment exists for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred). The present value of the estimated future cash flows is discounted at the financial asset's original effective interest rate (i.e., the effective interest rate computed at initial recognition). If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

2.4 重大會計政策概要(續)

金融資產減值

本集團會於各報告期末評估是否有任何客觀證據顯示某項金融資產或一組金融資產出現減值。當及僅當有客觀證據顯示由於其初始確認後發生一宗或多宗事件(發生的「損失事件」)致使某項金融資產或一組金融資產的預計未來現金流量受影響,且該影響金額可以可靠估計而發生減值,則有關資產被視為已發生減值。發生減值的證據可包括債務人或一組債務人出現重大財政困難,違約或拖欠利息或本金支付,有面臨破產或進行其他財務重組的可能以及有公開資料表明其估計未來現金流量確已減少且可計量,如欠款數目變動或出現與違約相關的經濟狀況。

按攤銷成本列賬的金融資產

對於按攤銷成本列賬的金融資產,本集團首先單獨評估單項金額重大的金融資產是否存在減值客觀證據,或對單項金額不重大的金融資產按組合評估是否存在減值客觀證據。對本集團釐定為不存在減值客觀證據的單獨評估金融資產,無論其金額是否重大,其應當包括在具有類似信用風險特性的金融資產組合內並按組合進行減值測試。已單獨進行減值測試及已確認減值損失或繼續確認減值損失的資產,不應包括在組合中進行減值測試。

倘有客觀證據顯示已發生減值損失,虧損金額按該資產的賬面值與估計未來現金流量的現值兩者的差額計量(不包括尚未發生的未來信貸虧損)。估計未來現金流量的現值按該金融資產的原實際利率(即初始確認時使用的實際利率)折現。對於浮動利率貸款,在計算任何減值損失時可採用現行實際利率作為折現率。

2.4 Summary of Significant Accounting Policies (continued)

Impairment of financial assets (continued)

Financial assets carried at amortised cost (continued)

The carrying amount of the asset is reduced through the use of an allowance account and the loss is recognised in the consolidated income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. Loans and receivables together with any associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the Group.

If, in a subsequent period, the amount of the estimated impairment loss increases or decreases because of the event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other expenses in the consolidated income statement.

Assets carried at cost

If there is objective evidence that an impairment loss has been incurred on an unquoted equity instrument that is not carried at fair value because its fair value cannot be reliably measured, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset. Impairment losses on these assets are not reversed.

Available-for-sale investments

For available-for-sale investments, the Group assesses at the end of each reporting period whether there is objective evidence that an investment or a group of investments is impaired.

If an available-for-sale financial asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortisation) and its current fair value, less any impairment loss previously recognised in the consolidated income statement, is removed from other comprehensive income and recognised in the consolidated income statement.

2.4 重大會計政策概要(續)

金融資產減值(續)

按攤銷成本列賬的金融資產(續)

該資產的賬面值可通過使用備抵賬目方式來抵減,虧損則於綜合利潤表確認。利息收入就削減賬面值持續累算,並按計量減值損失時對未來現金流進行折現時使用的利率累算。當並無可變現的未來減值恢復跡象並且所有抵押品已變現或已轉讓至本集團時,貸款及應收款項連同任何相關備抵可予撇銷。

倘在後續期間,在減值確認後發生致使估計減值損失的金額增加或減少的事件,則會調整備抵賬目以增加或減少先前確認的減值損失。倘其後收回撇銷,則收回金額記入綜合利潤表的其他費用。

按成本列賬的資產

倘有客觀證據表明一項無報價權益工具已產生減值損失,而該項工具由於公允值無法可靠計量而並無按公允值列賬,則損失的金額乃按該資產的賬面值與將該資產的預計未來現金流量按當前市場上相似金融資產的回報率折現的現值兩者的差額計算。該等資產的減值損失不得撥回。

可供出售投資

對於可供出售的投資,本集團於各報告期末評估是否存在客觀證據顯示一項或一組投資出現減值。

倘可供出售金融資產出現減值,則成本(已扣減任何本金及攤銷)與當時公允值的差額,於扣減任何過往在綜合利潤表確認的減值損失後,自其他全面收益轉撥至綜合利潤表確認。

2.4 Summary of Significant Accounting Policies (continued)

Impairment of financial assets (continued)

Available-for-sale investments (continued)

In the case of equity investments classified as available for sale, objective evidence would include a significant or prolonged decline in the fair value of an investment below its cost. The determination of what is "significant" or "prolonged" requires judgement. "Significant" is evaluated against the original cost of the investment and "prolonged" against the period in which the fair value has been below its original cost. Where there is evidence of impairment, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognised in the consolidated income statement – is removed from other comprehensive income and recognised in the consolidated income statement. Impairment losses on equity instruments classified as available for sale are not reversed through the consolidated income statement. Increases in their fair value after impairment are recognised directly in other comprehensive income.

In the case of debt instruments classified as available for sale, impairment is assessed based on the same criteria as financial assets carried at amortised cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortised cost and the current fair value, less any impairment loss on that investment previously recognised in the consolidated income statement. Future interest income continues to be accrued based on the reduced carrying amount of the asset and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income. Impairment losses on debt instruments are reversed through the consolidated income statement if the increase in fair value of the instruments can be objectively related to an event occurring after the impairment loss was recognised in the consolidated income statement.

2.4 重大會計政策概要(續)

金融資產減值(續)

可供出售投資(續)

倘被分類為可供出售的股本投資，客觀證據可包括該投資的公允值大幅或長期低於其成本。界定「大幅」或「長期」需要作出判斷。「大幅」乃與該投資的原始成本對照評估，而「長期」乃評價其公允值低於原始成本的時間。倘有證據顯示出現減值，則累計損失(按照收購成本與當前公允值的差異並扣除該投資之前已在綜合利潤表確認的任何減值損失所計算)自其他全面收益轉出至綜合利潤表確認。分類為可供出售的權益工具減值損失不會通過綜合利潤表撥回。已計減值後公允值的增加直接計入其他全面收益。

倘被分類為可供出售的債務證券，則會按與按攤銷成本列賬的金融資產相同的標準進行減值評估，惟減值金額為按攤銷成本與當前公允值的差異計量的累計損失(減過往就該項投資於綜合利潤表確認的減值損失)。日後利息收入會就該項資產的削減賬面值持續累算，並按計量減值損失時對未來現金流量進行折現時使用的利率累算。利息收入作為融資收入的一部分列賬。若債務工具的公允值增加可客觀地連繫至於減值損失在綜合利潤表確認後發生的事件，債務工具的減值損失可透過綜合利潤表撥回。

2.4 Summary of Significant Accounting Policies (continued)

Financial liabilities

Initial recognition and measurement

Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, loans and borrowings or as derivatives designated as hedging instruments in an effective hedge as appropriate. The Group determines the classification of its financial liabilities at initial recognition.

All financial liabilities are recognised at fair value and, in the case of loans and borrowings, net of directly attributable transaction costs.

The Group's financial liabilities include trade and bills payables, other payables, financial guarantee contracts, interest-bearing bank loans, other loans, and other financial liabilities.

Subsequent measurement

The subsequent measurement of financial liabilities depends on their classification as follows:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognised in the consolidated income statement. The net fair value gain or loss recognized in the consolidated income statement does not include any interest charged on these financial liabilities.

Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the date of initial recognition and only if the criteria in IAS 39 are satisfied.

2.4 重大會計政策概要(續)

金融負債

初始確認和計量

國際會計準則第39號範圍內的金融負債分類為以公允值計量且其變動計入損益的金融負債，貸款及借款，或指定為有效對沖的對沖工具的衍生工具(如適用)。本集團在初始確認時釐定其金融負債的分類。

所有金融負債按公允值確認，而貸款和借款則須在此基礎上扣除直接應佔交易成本。

本集團的金融負債包括應付賬款及應付票據、其他應付款項、財務擔保合約、計息銀行貸款、其他貸款及其他金融負債。

後續計量

金融負債的後續計量取決於其分類如下：

以公允值計量且其變動計入損益的金融負債

以公允值計量且其變動計入損益的金融負債包括持作買賣的金融負債及於首次確認時指定為以公允值計量且其變動計入損益的金融負債。

倘收購金融負債的目的是為在短期內出售，則該等負債分類為持作買賣。該分類包括本集團訂立但在對沖關係(定義見國際會計準則第39號)中並無指定為對沖工具的衍生金融工具。個別嵌入式衍生工具亦分類為持作買賣，惟彼等被指定為有效對沖工具除外。持作買賣的負債的收益或虧損乃於綜合利潤表中確認。於綜合利潤表中確認的公允值淨額收益或虧損不包括有關該等金融負債的任何利息。

於首次確認時指定為以公允值計量且其變動計入損益的金融負債於首次確認日期及僅於符合國際會計準則第39號的準則時予以指定。

2.4 Summary of Significant Accounting Policies (continued)

Financial liabilities (continued)

Loans and borrowings

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost, using the effective interest method unless the effect of discounting would be immaterial, in which case they are stated at cost. Gains and losses are recognised in the consolidated income statement when the liabilities are derecognised as well as through the effective interest rate amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortisation is included in finance costs in the consolidated income statement.

Financial guarantee contracts

Financial guarantee contracts issued by the Group are those contracts that require a payment to be made to reimburse the holder for a loss it incurs because the specified debtor fails to make a payment when due in accordance with the terms of a debt instrument. A financial guarantee contract is recognised initially as a liability at its fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantee. Subsequent to initial recognition, the Group measures the financial guarantee contract at the higher of: (i) the amount of the best estimate of the expenditure required to settle the present obligation at the end of the reporting period; and (ii) the amount initially recognised less, when appropriate, cumulative amortisation.

Derecognition of financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled, or expires.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference between the respective carrying amounts is recognised in the consolidated income statement.

2.4 重大會計政策概要(續)

金融負債(續)

貸款和借款

於初始確認後，計息貸款和借款其後採用實際利率法以攤銷成本計量，除非折現影響非屬重大，在此情況下，則按成本列賬。當負債終止確認並透過以實際利率法攤銷時，收益及虧損於綜合利潤表確認。

攤銷成本乃經考慮收購的任何折價或溢價以及屬實際利率組成部分的費用或成本後計算。實際利率攤銷金額列入綜合利潤表的融資成本中。

財務擔保合約

本集團發行的財務擔保合約乃因特定債務人不能支付到期款項(與債務工具所述條款一致)而應向持有人支付款項以彌補其由此招致的損失的合約。財務擔保合約首次按公允值並對發行擔保的直接應佔交易成本進行調整後確認為負債。於首次確認後，本集團按下列兩者的較高者計量財務擔保合約：(i)於報告期末履行現時責任的最佳估計開支金額；及(ii)首次確認金額減累計攤銷金額(如適用)。

終止確認金融負債

當負債項下的責任解除，註銷或屆滿，即終止確認金融負債。

倘現有的金融負債被另一項從同一貸款人按相當不同的條款訂定的金融負債取代，或現有負債的條款有相當修改，該項交換或修改乃被視作終止確認原負債並確認新負債，而各賬面值的差額乃於綜合利潤表中確認。

2.4 Summary of Significant Accounting Policies (continued)

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

Fair value of financial instruments

The fair value of financial instruments that are traded in active financial markets is determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs. For financial instruments where there is no active market, fair value is determined using appropriate valuation techniques. Such techniques include using recent arm's length market transactions; reference to the current market value of another instrument which is substantially the same; a discounted cash flow analysis; and option pricing model.

Derivative financial instruments

Initial recognition and subsequent measurement

The Group uses derivative financial instruments to hedge certain business risks. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

The fair value of commodity purchase contracts that meet the definition of a derivative under IAS 39 are recognised in the consolidated income statement as cost of sales. Commodity contracts that are entered into and continue to be held for the purpose of the receipt or delivery of a non-financial item in accordance with the Group's expected purchase, sale or usage requirements are held at cost.

Any gains or losses arising from changes in the fair value of derivatives are taken directly to the consolidated income statement, except for the effective portion of cash flow hedges, which is recognised in other comprehensive income.

2.4 重大會計政策概要(續)

金融工具的抵銷

倘且僅倘目前有強制執行的法律權力要求抵銷已確認的金額且有按照淨額結清，或同時變現資產和結清負債的意圖，金融資產和金融負債可抵銷並按淨值列報於財務狀況表中。

金融工具的公允值

在活躍金融市場交易的金融工具的公允值乃參考市場報價或交易商報價(多頭的買價及空頭的賣價)而釐定，不扣除任何交易成本。沒有活躍市場的金融工具，公允值的釐定使用適當估值技術。該等技術包括採用近期公平市場交易、參考大致上相同的另一工具的當前市場價值、折現現金流量分析及期權定價模型。

衍生金融工具

初始確認及其後計量

本集團利用衍生金融工具對沖特定商業風險。該等衍生金融工具乃按訂立衍生工具合約當日的公允值初步確認，其後按公允值重新計量。當公允值為正數時，該等衍生工具入賬列為金融資產，當公允值為負數時，則列為金融負債。

符合國際會計準則第39號項下衍生工具定義的商品購買合約的公允值乃於綜合利潤表中確認為銷售成本。按本集團預計買賣或使用要求就收款或交付非金融項目之目的而訂立及持續持有的商品合約以成本持有。

衍生工具公允值變動所產生的任何收益或虧損，直接列入綜合利潤表內，惟現金流量對沖的有效部分則在其他全面收益內確認。

2.4 Summary of Significant Accounting Policies (continued)

Derivative financial instruments (continued)

Current versus non-current classification

Derivative instruments that are not designated as effective hedging instruments are classified as current or non-current or separated into current and non-current portions based on an assessment of the facts and circumstances (i.e., the underlying contracted cash flows):

- Where the Group expects to hold a derivative as an economic hedge (and does not apply hedge accounting) for a period beyond 12 months after the reporting date, the derivative is classified as non-current (or separated into current and non-current portions) consistent with the classification of the underlying item.
- Embedded derivates that are not closely related to the host contract are classified consistent with the cash flows of the host contract.
- Derivative instruments that are designated as, and are effective hedging instruments, are classified consistently with the classification of the underlying hedged item. The derivative instruments are separated into a current portions and non-current portions only if a reliable allocation can be made.

Biological assets

Dairy cows

Dairy cows, including milkable cows, heifers and calves, are measured on initial recognition and at the end of the reporting period at their fair value less costs to sell, with any resultant gain or loss recognised in the consolidated income statement for the year in which it arises. Costs to sell are the incremental costs directly attributable to the disposal of an asset, mainly transportation cost and excluding finance costs and income taxes. The fair value of dairy cows is determined based on its present location and condition and is determined independently by a professional valuer.

The feeding costs and other related costs including the depreciation charge, utilities cost and consumables incurred for the raising of heifers and calves are capitalised, until such time as the heifers and calves begin to produce milk.

2.4 重大會計政策概要(續)

衍生金融工具(續)

流動與非流動分類

並無指定為有效對沖工具的衍生工具乃根據對事實及情況的評估(即相關合約現金流量)分類為流動或非流動，或單獨列為流動及非流動部分：

- 當本集團預期持有衍生工具作為經濟對沖(而並無應用對沖會計處理方法)至超過報告日期後十二個月期間，該衍生工具乃與相關項目的分類一致分類為非流動(或拆分列為流動及非流動部分)。
- 與主合約並非密切聯繫的嵌入式衍生工具乃與主合約的現金流量一致分類。
- 指定為及為有效對沖工具的衍生工具乃與相關對沖項目的分類一致分類。衍生工具僅於可作出可靠分配時拆分列為流動部分及非流動部分。

生物資產

乳牛

乳牛(包括奶牛、小母牛及小牛)於初步確認時及報告期末按公允值減銷售成本計量，所得收益或虧損於產生年度在綜合利潤表內確認。銷售成本為出售資產直接應佔的增量成本(主要為運輸成本，融資成本及所得税除外)。乳牛的公平值由專業估值師按其目前所處位置及狀況獨立釐定。

飼養成本及其他相關成本(包括飼養小母牛及小牛所產生的折舊開支、水電成本及消耗品)乃撥充資本，直至小母牛及小牛開始產奶為止。

2.4 Summary of Significant Accounting Policies (continued)

Agricultural produce

Milk

Agricultural produce represents milk. Milk is recognised at the point of harvest at its fair value less costs to sell. The fair value of milk is determined based on market prices in the local area.

Inventories

Inventories are stated at the lower of cost and net realisable value.

Costs incurred in bringing each product to its present location and conditions are accounted for as follows:

Raw materials	–	cost on a weighted average basis;
Finished goods	–	cost of direct materials and labour and a proportion of manufacturing overheads based on the normal operating capacity but excluding borrowing costs on a weighted average basis.

Net realisable value is the estimated selling price less any estimated costs to be incurred to completion and disposal.

Cash and cash equivalents

For the purpose of the consolidated statement of cash flows, cash and cash equivalents comprise cash on hand and demand deposits, and short term highly liquid investments that are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Group's cash management.

For the purpose of the statement of financial position, cash and cash equivalents comprise cash on hand and at banks, including term deposits, and assets similar in nature to cash, which are not restricted as to use.

2.4 重大會計政策概要(續)

農產品

牛奶

農產品指牛奶。牛奶於出產時按公允值減銷售成本確認。牛奶的公允值按當地市價釐定。

存貨

存貨以其成本值與可變現淨值兩者中的較低數額列賬。

將各產品運至現址和達致現狀產生的成本的會計處理方法如下:

原材料	–	成本(按加權平均法計算);
成品	–	直接材料及直接人工成本,以及根據正常運作量比例計算的生產經常費用,但不包括借貸費用(按加權平均法計算)。

可變現淨值按估計售價減去完工及銷售所需的任何估計成本釐定。

現金及現金等價物

就綜合現金流量表而言,現金及現金等價物包括手頭現金及活期存款以及可隨時轉換為已知數額現金、價值變動風險極微及一般自購入後三個月或三個月內到期的短期高流動性投資,扣減須應要求償還及構成本集團現金管理不可分割部分的銀行透支。

就財務狀況表而言,現金及現金等價物包括用途不受限制的手頭現金及銀行存款(包括定期存款)及與現金性質相似的資產。

2.4 Summary of Significant Accounting Policies (continued)

Provisions

A provisions is recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognised for a provision is the present value at the end of the reporting period of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the consolidated income statement.

A contingent liability recognised in a business combination is initially measured at its fair value. Subsequently, it is measured at the higher of (i) the amount that would be recognised in accordance with the general guidance for provisions above; and (ii) the amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with the guidance for revenue recognition.

Income tax

Income tax comprises current and deferred tax. Income tax relating to items recognised outside profit or loss is recognised outside profit or loss, either in other comprehensive income or directly in equity.

Current income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into considerations interpretations and practices prevailing in the countries in which the Group operates.

Deferred income tax

Deferred tax is provided, using the liability method on temporary differences at the end of the reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

2.4 重大會計政策概要(續)

撥備

本集團若因過往事項而現時有法定或推定債務，而且可能需要有涉及經濟利益的資源外流以償付這些債務，並能對債務數額作出可靠估計，便確認撥備。

如折現的影響重大，則確認的撥備額為預期需用作償還債務的未來支出於報告期末的現值。因時間流逝而增加的折現現值，列作融資成本計入綜合利潤表。

於業務合併中確認的或然負債按其公允值初步計量。其後以(i)根據上述計提準備的一般原則確認的金額；及(ii)初始確認金額扣減按照收入確認原則確認的累計攤銷金額(如適用)中較高者計量。

所得稅

所得稅包括即期及遞延稅項。損益賬外確認的相關所得稅項目，計入損益賬外的其他全面收益或直接計入權益。

即期所得稅

當期或前期的即期稅項資產及負債乃根據於報告期末已頒佈或實質上已頒佈的稅率(及稅法)按預期可收回的數額或支付予稅務機關數額計算，並考慮本集團經營所在國家的現行詮釋及慣例。

遞延所得稅

於報告期末的資產及負債的稅基與其就財務報告而言的賬面值之間的暫時性差異，須按債務法計提遞延稅項撥備。

2.4 Summary of Significant Accounting Policies (continued)

Income tax (continued)

Deferred income tax (continued)

Deferred tax liabilities are recognised for all taxable temporary differences, except:

- when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

- in respect of taxable temporary differences associated with investments in subsidiaries, associates and a joint venture, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses can be utilised, except:

- when the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

- in respect of deductible temporary differences associated with investments in subsidiaries, associates and a joint venture, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at the end of the reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at the end of the reporting period and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

2.4 重大會計政策概要(續)

所得稅(續)

遞延所得稅(續)

所有應課稅暫時性差異均會確認遞延稅項負債，惟下列各項除外：

- 倘若遞延稅項負債的起因，是產生於商譽或非業務合併交易中資產或負債的初始確認，而且在交易時，對會計利潤或應課稅利潤或虧損均無影響；及

- 對於涉及子公司、聯營公司及合營企業的投資的應課稅暫時性差異，倘若撥回暫時性差異的時間可以控制，且該暫時性差異在可預見的將來很可能不會撥回。

對於所有可扣減暫時性差異及結轉的未用稅項抵免及未用稅項虧損，若日後有可能出現應課稅利潤，可用以抵扣該等可扣減暫時性差異、結轉的未用稅項抵免及未用稅項虧損的，則遞延稅項資產一律確認入賬，惟下列各項除外：

- 倘若有關可扣減暫時性差異的遞延稅項資產的起因，是產生於非業務合併交易中資產或負債的初始確認，而且在交易時，對會計利潤或應課稅利潤或虧損均無影響；及

- 對於涉及子公司、聯營公司及合營企業的投資的可扣減暫時性差異，只有在暫時性差異有可能在可預見將來撥回，而且日後有可能出現應課稅利潤，可用以抵扣該等暫時性差異時，方會確認遞延稅項資產。

遞延稅項資產的賬面值，在報告期末予以審閱。若不再可能有足夠應課稅利潤用以抵扣遞延稅項資產的全部或部分金額，則扣減遞延稅項資產賬面值。並無確認的遞延稅項資產，在報告期末重新評估，若日後可能有應課稅利潤將可收回遞延稅項資產，則予確認。

2.4 Summary of Significant Accounting Policies (continued)

Income tax (continued)

Deferred income tax (continued)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current income tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Government grants

Grants relating to biological assets

An unconditional government grant related to a biological asset measured at its fair value less costs to sell is recognised in the consolidated income statement when, and only when, the government grant becomes receivable. If a government grant related to a biological asset measured at its fair value less costs to sell is conditional, the Group recognises the government grant in the consolidated income statement when, and only when, the conditions attaching to the government grant are met.

Other grants

Government grants are recognised at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognised as income on a systematic basis over the periods that the costs, which it is intended to compensate, are expensed.

Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments or deducted from the carrying amount of the asset and released to the consolidated income statement by way of a reduced depreciation charge.

2.4 重大會計政策概要(續)

所得税(續)

遞延所得税(續)

變現資產或清償負債的年度預期適用的税率，會用作計量遞延税項資產及負債，並以報告期末已經頒佈或實質上已經頒佈的税率(及税法)為基準。

若存在法律上可強制執行的權利，藉以用即期所得税資產抵銷即期所得税負債，而遞延税項與同一應課税實體及同一税務當局相關，則遞延税項資產及遞延税項負債相互抵銷。

政府補助金

與生物資產有關的補助金

與按公允值減銷售成本計量的生物資產有關的無條件政府補助金於(及只會於)預期可收到時在綜合利潤表確認。倘與按公允值減銷售成本計量的生物資產有關的政府補助金為有條件，本集團則於(及只會於)符合該政府補助金的附帶條件時在綜合利潤表確認該政府補助金。

其他補助金

當有相當把握將會收到補助金及將符合所有附帶條件時，政府補助金即按公允值確認入賬。若補助金與支出項目有關，即於所擬補償的成本的支銷期間內有系統地確認為收入。

若補助金與資產有關，即將其公允值計入遞延收益賬戶，並於有關資產的預計可使用年期內，以等額年金調撥往綜合利潤表或從資產賬面值中扣減並以經扣減折舊開支調撥往綜合利潤表。

2.4 Summary of Significant Accounting Policies (continued)

Government grants (continued)

Other grants (continued)

Where the Group receives a non-monetary grant, the asset and the grant are recorded at the fair value of the non-monetary asset and released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments.

Where the Group receives government loans granted with no or at a below-market rate of interest for the construction of a qualifying asset, the initial carrying amount of the government loans is determined using the effective interest rate method, as further explained in the accounting policy for "Financial liabilities" above. The benefit of the government loans granted with no or at a below-market rate of interest, which is the difference between the initial carrying value of the loans and the proceeds received, is treated as a government grant and released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments.

Revenue recognition

Revenue is recognised when it is probable that the economic benefits will flow to the Group and when the revenue can be measured reliably, on the following bases:

Sale of goods

Revenue is recognised when the significant risks and rewards of ownership of the goods have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold.

Rental income

Revenue is recognised on a time proportion basis over the lease terms.

Interest income

Revenue is recognised as interest accrues using the effective interest method by applying the rate that exactly discounts estimated future cash receipts over the expected life of the financial instrument or a shorter period, when appropriate, to the net carrying amount of the financial asset.

Dividends

Revenue is recognised when the shareholders' right to receive the payment has been established.

2.4 重大會計政策概要(續)

政府補助金(續)

其他補助金(續)

當本集團收取非貨幣補助金，資產及補助金按非貨幣資產的公允值入賬，並於有關資產的預計可使用年期內，以等額年金調撥往綜合利潤表。

當本集團因興建合資格資產而收取無息或低於市場利率的政府貸款，則政府貸款的初步賬面值採用實際利率法釐定(上文有關「金融負債」的會計政策中有進一步解釋)。所授出無息或低於市場利率的政府貸款的利益(即貸款的初步賬面值與所收取款項的差額)視為政府補助金並於有關資產的預計可使用年期內，以等額年金調撥往綜合利潤表。

收入確認

收入是在經濟利益很可能流入本集團以及能夠可靠地計量時按下列準則確認入賬：

貨品銷售

當貨品所有權附帶的重大風險及回報轉給買家，且本集團不再對所售貨品具有通常與所有權有關的管理權，亦無實際控制權時即確認收入。

租金收入

收入乃按租期的時間比例確認。

利息收入

在利息產生時確認利息收入，採用實際利率法計算，該比率為將金融工具估計未來收回現金按金融工具的估計年期或更短期間(如適用)折現至金融資產賬面淨值的折現率。

股息

當股東收取款項的權利得以確立時確認收入。

2.4 Summary of Significant Accounting Policies (continued)

Employee benefits

Retirement benefits

The Group's subsidiaries operating in the People's Republic of China except for Hong Kong ("Mainland China") participate in a central defined contribution retirement benefit plan managed by the local municipal government in the locations in which they operate. Contributions are made based on a percentage of the companies' payroll costs and are charged to the consolidated income statement as they become payable in accordance with the rules of the central defined contribution retirement benefit plan.

The Company also participates in the defined contribution Mandatory Provident Fund retirement benefit scheme (the "MPF Scheme") in Hong Kong under the Mandatory Provident Fund Schemes Ordinance for the its employees. Contributions are made based on a percentage of the employees' basic salaries and are charged to the consolidated income statement as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the Group in an independently administered fund. The Group's employer contributions vest fully with the employees when contributed into the MPF Scheme.

Share-based payments

The Company operates a share option scheme for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Group's operations. Employees (including directors) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments ("equity-settled transactions").

The cost of equity-settled transactions with employees is measured by reference to the fair value at the date on which they are granted. The fair value is determined by an external valuer using a binomial model, further details of which are given in note 45 to the financial statements.

2.4 重大會計政策概要(續)

僱員福利

退休福利

本集團在中華人民共和國(香港除外)(「中國大陸」)營運的子公司，參與其營業所在地的地方政府管理的中央界定供款退休福利計劃。有關供款乃根據公司薪金費用的某百分比計算，並根據中央界定供款退休福利計劃的規則，應付時在綜合利潤表內支銷。

本公司亦根據《強制性公積金計劃條例》就其僱員參與香港一項界定供款強制性公積金退休福利計劃(「強積金計劃」)。供款乃根據僱員基本薪金的某個百分比計算，並根據強積金計劃的規則，應付時在綜合利潤表內支銷。強積金計劃的資產乃以獨立於本集團的一項獨立管理的基金持有。當本集團就強積金計劃作出僱主供款時，供款全數歸屬僱員。

以股份為基礎的支付

本公司採納一項購股權計劃，藉此對本集團業務有貢獻的合資格參與者作出鼓勵及獎賞。本集團僱員(包括董事)會收取以股份為基礎的支付形式的酬金，而僱員會提供服務作為換取股本工具的代價(「股權結算交易」)。

與僱員進行的股權結算交易乃參考授出權利當日的公允值計算成本。公允值乃由外聘估值師按二項式計價模式釐定(詳情見財務報表附註45)。

2.4 Summary of Significant Accounting Policies (continued)

Employee benefits (continued)

Share-based payments (continued)

The cost of equity-settled transactions is recognised, together with a corresponding increase in equity, over the period in which the performance and service conditions are fulfilled. The cumulative expense recognised for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated income statement for the period represents the movement in cumulative expense recognised as at the beginning and end of that period.

No expense is recognised for awards that do not ultimately vest, except for equity-settled transactions where vesting is conditional upon a market or non-vesting condition, which are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity-settled award are modified, the minimum expense recognised is the expense if the terms had not been modified, if the original terms of the award are met. An additional expense is recognised for any modification that increases the total fair value of the share-based payments or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. This includes any award where non-vesting conditions within the control of either the Group or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share.

2.4 重大會計政策概要(續)

僱員福利(續)

以股份為基礎的支付(續)

股權結算交易的成本連同權益的相應增加會於業績及服務條件達到的期間內確認。歸屬日之前的各報告期末就股權結算交易確認的累計支出反映歸屬期屆滿的部分以及本集團對最終將歸屬的股本工具數目的最佳估計。期間內於綜合利潤表扣除或計入的數額指於該期間初及終已確認累計支出的變動。

最終未完成歸屬的報酬不會確認支出，除非歸屬的股權結算交易附帶市況或非歸屬條件，則該情況下不論是否達到該市況或非歸屬條件均會視作歸屬處理，惟其他所有業績及╱或服務條件必須達成。

當股權結算報酬條款修訂時，倘報酬的原條款達到，需按條款並無進行修訂的情形確認最少的支出。此外，倘任何修訂導致於修訂日期所計量的以股份為基礎的支付的總公允值增加或以其他方式令僱員受惠，則所產生的任何額外支出予以確認。

當股權結算報酬註銷時，視作報酬於註銷當日已經歸屬，而報酬尚未確認的任何支出會即時確認。此包括本集團或僱員並未達致其可控制的非歸屬條件的任何報酬。然而，倘註銷的報酬有任何替代的新報酬，並指定為授出當日的替代報酬，則該項註銷及新報酬會如上段所述被視為對原有報酬的修訂處理。

尚未行使購股權的攤薄影響應透過計算每股盈利時的額外股份攤薄反映。

2.4 Summary of Significant Accounting Policies (continued)

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e., assets that necessarily take a substantial period of time to prepare for their intended use, are capitalised as a part of the cost of those assets. The capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs capitalised.

All other borrowing costs are recognised as expenses in the consolidated income statement in the period in which they are incurred.

Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Dividends

Final dividends proposed by the directors are classified as a separate allocation of retained earnings within the equity section of the statement of financial position, until they have been approved by the shareholders in a general meeting. When these dividends are approved by the shareholders and declared, they are recognised as a liability.

Interim dividends are simultaneously proposed and declared, because the Company's memorandum and articles of association grant the directors the authority to declare interim dividends. Consequently, interim dividends are recognised directly as a liability when they are proposed and declared.

2.4 重大會計政策概要(續)

借貸費用

若借貸費用直接屬於購買、興建或生產合資格資產(即需要相當長時間才可擬定用途的資產)，即撥充資本作為該等資產成本的一部分，而當相關資產大致達到擬定用途時，即不再把該等借貸費用撥充資本。用以支付合資格資產的特定借款的臨時投資所賺取的投資收益從撥充資本的借貸費用中扣除。

所有其他借貸費用皆於產生期間在綜合利潤表支銷。

借貸費用包括利息及實體因資金借貸而產生的其他成本。

股息

董事擬派付的期末股息，未經股東在股東大會上批准以前，須作為保留利潤的單獨分配歸入綜合財務狀況表中權益項內。該等股息一經股東批准及宣派，即確認為負債。

由於本公司的組織章程大綱及細則授權董事宣派中期股息，故中期股息同時建議及宣派。因此，中期股息在建議及宣派時直接確認為負債。

2.4 Summary of Significant Accounting Policies (continued)

Foreign currencies

Each entity in the Group determines its own functional currency based on the assessment of its specific facts and circumstances. The Company, established in the Cayman Islands, uses the Hong Kong dollar as its functional currency and the subsidiaries, established in the PRC, use the Renminbi ("RMB") as their functional currency. As the Group mainly operates in Mainland China, RMB is used as the presentation currency of the Group. Foreign currency transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognised in the consolidated income statement.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. The gain or loss arising on translation of a non-monetary item measured at fair value is treated in line with the recognition of the gain or loss on change in fair value of the item (i.e., translation difference on the item whose fair value gain or loss is recognised in other comprehensive income or the consolidated income statement is also recognised in other comprehensive income or the consolidated income statement, respectively).

As at the reporting date, the assets and liabilities of companies whose functional currency differs from the presentation currency are translated into the presentation currency of the Group at the rates of exchange prevailing at the end of the reporting period and their income statements are translated at the weighted average exchange rates for the reporting period. The resulting exchange differences are recognised in other comprehensive income and accumulated in a separate component of equity. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in the consolidated income statement.

2.4 重大會計政策概要(續)

外幣

本集團各實體按其特定事實及情況釐定其功能貨幣。本公司於開曼群島成立，功能貨幣為港元，各子公司則於中國成立，功能貨幣為人民幣(「人民幣」)。由於本集團主要於中國大陸營業，故使用人民幣作為本集團的呈列貨幣。由本集團實體記錄的外幣交易最初以交易當日各適行功能貨幣匯率記錄入賬。以外幣列值的貨幣性資產及負債，則按報告期末的適用功能貨幣匯率換算。結算或換算貨幣項目產生的差額於綜合利潤表確認。

以外幣列值及按歷史成本計量的非貨幣項目，乃按最初進行交易當日的匯率換算。以外幣列值及按公允值計量的非貨幣項目，須按釐定公允值當日的匯率換算。換算按公允值計量的非貨幣項目而產生的收益或虧損，按確認該項目的公允值變動的收益或虧損一致的方法處理(即其他全面收益或綜合利潤表已確認的項目的公允值收益或虧損，其換算差額亦分別於其他全面收益或綜合利潤表確認)。

於報告日期，倘公司的功能貨幣與呈列貨幣不同，其資產及負債乃按報告期末通行的匯率換算為本集團的呈列貨幣，而利潤表則按該報告期間的加權平均匯率換算。因此產生的匯兑差額乃於其他全面收益內確認並於權益的一個獨立組成部分內累計。於處置外國業務時，與該特定外國業務有關的其他全面收益的組成部分於綜合利潤表內確認。

2.4 Summary of Significant Accounting Policies (continued)

Foreign currencies (continued)

For the purpose of the consolidated statement of cash flows, the cash flows of overseas subsidiaries are translated into RMB at the exchange rates ruling at the dates of the cash flows. Frequently recurring cash flows of overseas subsidiaries which arise throughout the year are translated into RMB at the weighted average exchange rates for the year.

2.5 Significant Accounting Judgements and Estimates

The preparation of the Group's financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amounts of the assets or liabilities affected in the future.

Judgements

In the process of applying the Group's accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Withholding tax arising from the distribution of dividends

The Group's determination as to whether to accrue for withholding taxes arising from the distributions of dividends from certain subsidiaries according to the relevant tax jurisdictions is subject to judgement on the timing of the payment of the dividends or on whether certain companies of the Group is determined to be a Chinese resident enterprise by the PRC governing tax authorities in the future. Management considered that it is not probable that the Group's PRC subsidiaries will distribute profits earned on or after 1 January 2008 till the end of 2012 in the foreseeable future, and accordingly no additional provision for withholding tax was made in 2012. Where the final outcome of these matters is different from the amounts originally rewarded, the difference will impact the deferred tax provision in the period in which the differences realise.

2.4 重大會計政策概要(續)

外幣(續)

就綜合現金流量表而言，海外子公司的現金流量按產生現金流量當日的適用匯率換算為人民幣。海外子公司全年經常產生的現金流量則按當年的加權平均匯率換算為人民幣。

2.5 重大會計判斷及估計

管理層於編製本集團的財務報表時，須對收入、開支、資產及負債及其隨附披露事項，以及或然負債的披露作出判斷、估計及假設。由於該等假設及估計具有不確定性，可能導致資產或負債的賬面值須於未來作出重大調整。

判斷

於應用本集團的會計政策的過程中，管理層已作出以下判斷，乃對綜合財務報表內已確認金額構成最重大影響：

分派股息產生的預扣稅

本集團根據相關稅務機關的規定計提從若干子公司分配股息所產生的預扣稅，是否計提取決於股息支付的時間或本集團的某些公司在未來期間是否被中國政府稅務當局認定為中國居民企業納稅人。管理層認為在可預見的未來，本集團的中國子公司不可能分派於二零零八年一月一日或之後直至二零一二年結束為止所賺取的利潤，因此對於二零一二年沒有計提額外的預扣稅。當該事件的最終結果與當初預計的不一樣時，差異所產生的遞延稅項將在差異變現的當期計提。

2.5 Significant Accounting Judgements and Estimates (continued)

Judgements (continued)

Operating lease commitments – group as lessor

The Group has entered into commercial leases on certain of its ranch facilities comprising of plant and machinery included in the property, plant and equipment account. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it retains all the significant risks and rewards of ownership of these properties which are leased out on operating leases.

Operating lease commitments – group as lessee

The Group has entered into commercial leases on certain machinery. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it does not bear all the significant risks and rewards of ownership of these machinery and accounts for the contracts as operating leases.

Classification between investment properties and own-occupied properties

The Group determines whether a property qualified as an investment property, and has developed criteria in making that judgement. Investment property is a property held to earn rentals or for capital appreciation or both. Therefore, the Group considers whether a property generates cash flows largely independently of the other assets held by the Group. Some properties comprise a portion that is held to earn rentals or for capital appreciation and another portion that is held for use in the production or supply of goods or services or for administrative purposes. If these portions could be sold separately or leased out separately under a finance lease, the Group accounts for the portions separately. If the portions could not be sold separately, the property is an investment property only if an insignificant portion is held for use in the production or supply of goods or services or for administrative purposes. Judgement is made on an individual property basis to determine whether ancillary services are so significant that a property does not qualify as an investment property.

2.5 重大會計判斷及估計(續)

判斷(續)

經營租賃承擔－本集團作為出租人

本集團已就其若干牧場設備(包括計入物業、廠房及設備的廠房及機器)訂立商業租約。本集團根據對該等安排的條款及條件進行評估，已決定保留此等按經營租賃租出的物業所有權的所有重大風險及回報。

經營租賃承擔－本集團作為承租人

本集團已就若干機器訂立商業租約。本集團根據對該等安排的條款及條件進行評估，已決定不會承擔此等機器所有權的所有重大風險及回報，並將合約歸類為經營租賃。

投資物業與自置物業的分類

本集團決定物業是否符合投資物業的資格，並已制訂出作此判斷的準則。投資物業是為賺取租金或資本增值或同時為此兩項目的而持有的物業。因此，本集團會考慮一項物業產生現金流量時是否基本上與本集團持有的其他資產無關。若干物業包括就賺取租金或資本增值而持有的部分及持作生產或供應貨品或服務或作行政用途的另一部分。倘此等部分可獨立出售或根據融資租約獨立出租，本集團會將該等部分個別列賬。倘該等部分無法獨立出售，則僅於非重大部分乃持作生產或供應貨品或服務或作行政用途的情況下，該項物業方分類為投資物業。本集團按個別物業基準作出判斷，以釐定輔助服務是否極為重大，以致物業不合資格列為投資物業。

2.5 Significant Accounting Judgements and Estimates (continued)

Estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below.

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. Details of goodwill are given in note 17 to the financial statements.

Impairment of non-financial assets (other than goodwill)

The Group assesses whether there are any indicators of impairment for all non-financial assets at the end of each reporting period. Indefinite life intangible assets are tested for impairment annually and at other times when such an indicator exists. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. An impairment exists when the carrying value of an asset or a cash-generating unit exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The calculation of the fair value less costs to sell is based on available data from binding sales transactions in an arm's length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. When value in use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash-generating unit and choose a suitable discount rate in order to calculate the present value of those cash flows.

2.5 重大會計判斷及估計(續)

估計的不確定性

對未來事項的主要假設及於報告期末估計的不確定性的其他主要來源(存有重大風險可能導致資產及負債賬面值須於下一財政年度內作出重大調整者)於下文論述。

商譽減值

本集團每年最少一次釐定商譽是否減值。釐定商譽是否減值須對獲分派商譽的現金產生單位的使用價值作出估計。估計使用價值時,本集團須估計預期來自現金產生單位之日後現金流量,並挑選合適的折現率以計算該等現金流量的現值。商譽詳情請參閱財務報表附註17。

非金融資產(商譽除外)減值

於每個報告期末,本集團評估所有非金融資產是否存在任何減值跡象。無特定年限的無形資產按年及於該等跡象出現時測試減值。倘跡象顯示其他非金融資產的賬面值可能無法收回時,將對該等資產進行減值測試。減值存在於當某一資產或某一現金產生單位的賬面值超過其可回收金額時,即其公允值減其銷售成本與其使用價值的較高者。公允值減銷售成本的計算基於在相似資產公平交易中,可獲得的具約束性銷售交易信息或可觀察市場價格減處置該資產的增量成本。計算使用價值時,管理層須估計來自資產或現金產生單位的預期未來現金流量,並選擇合適的折現率,以計算現金流量的現值。

2.5 Significant Accounting Judgements and Estimates (continued)

Estimation uncertainty (continued)

Deferred tax assets

Deferred tax assets are recognised for all deductible temporary differences and all unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the unused tax losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and level of future taxable profits, which affects the probability of utilisation and the tax rate to be used in the calculations. Details of deferred tax assets are contained in note 23 to the financial statements.

Fair value of financial instruments

Where the fair value of financial assets and financial liabilities recorded in the consolidated statement of financial position cannot be derived from active markets, their fair value is determined using valuation techniques including the discounted cash flow model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

Impairment of available-for-sale investments

For available-for-sale financial investments, the Group assesses at each reporting date whether there is objective evidence that an investment or a group of investments is impaired. In the case of equity investments classified as available-for-sale, objective evidence would include a significant or prolonged decline in the fair value of the investment below its cost. The determination of what is 'significant' or 'prolonged' requires judgement. In making this judgement, the Group evaluates, among other factors, historical share price movements and the duration or extent to which the fair value of an investment is less than its cost.

2.5 重大會計判斷及估計(續)

估計的不確定性(續)

遞延税項資產

遞延税項資產就所有可扣減暫時性差異及所有未用税項虧損加以確認，惟僅限於日後有可能出現應課税利潤，可用以抵扣該等可扣減暫時性差異及未用税項虧損的情況。在釐定可予確認的遞延税項資產金額時，須就會影響可用作扣減的可能性及用於計算的税率的日後應税利潤的大致時間及水平，作出重要的管理層判斷。遞延税項資產的詳情請參閱財務報表附註23。

金融工具的公允值

當於綜合財務狀況表內入賬的金融資產及金融負債的公允值不能由交投活躍市場取得時，則使用估值法(包括折現現金流量模式)釐定其公允值。該等模式的輸入數據在可能情況下從可觀察市場取得，惟在不可行情況下，則須作一定程度的判斷以釐定公允值。判斷包括考慮如流動資金風險、信貸風險及波動性等輸入數據。有關該等因素假設的變動可能對金融工具的已呈報公允值造成影響。

可供出售投資減值

至於可供出售金融投資，本集團於每個報告期末評估有否客觀證據顯示一項投資或一組投資項目出現減值。倘被列為可供出售股本投資，客觀證據應包括一項投資的公允值大幅或持續低於其成本。在釐定何謂「大幅」或「持續」時須作出判斷。在作出這判斷時，本集團評估(其中包括)歷史股價變動及投資的公允值低於其成本的期間或程度。

2.5 Significant Accounting Judgements and Estimates (continued)

Estimation uncertainty (continued)

Impairment of trade and other receivables

The Group determines the provision for impairment of trade and other receivables based on an assessment of the recoverability of the receivables. This assessment is based on the credit history of its customers and other debtors and the current market condition. Management reassesses the provisions at the end of each reporting period.

Fair value of contingent considerations

Contingent considerations, resulting from business combinations, are valued at fair value at the acquisition date as part of the business combinations. Where the contingent consideration meets the definition of a derivative and thus, a financial liability, it is subsequently remeasured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows. The key assumptions take into consideration the probability of meeting each performance target and the discount factors.

Share-based payments

The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield and making assumptions about them. The assumptions and models used are disclosed in note 45 to the financial statements.

2.5 重大會計判斷及估計(續)

估計的不確定性(續)

應收賬款及其他應收款項減值

本集團按應收款項可收回程度的評估就應收賬款及其他應收款項釐定減值撥備。該等評估乃基於客戶及其他債務人的信貸紀錄及現時市況。管理層於各報告期末重新評估撥備。

或然代價的公允值

業務合併產生的或然代價按收購日期的公允值進行估值作為業務合併的一部分。倘或然代價符合衍生工具的定義,則作為金融負債於各報告日期其後重新計量至公允值。公允值按照折現現金流量釐定。所考慮的主要假設為達致各表現目標的可能性及折現因素。

以股份為基礎的支付

本集團計量與僱員的股權結算交易的成本時乃參考權益工具授出當日的公允值。估算公允值須釐定授出權益工具(視乎授出的條款及條件)的最合適估值模式,亦須釐定估值模式最適合的輸入數據,包括購股權的預計年期、波動率及股息率,以及就此作出假設。各項假設及所採用的模式於財務報表附註45披露。

2.5 Significant Accounting Judgements and Estimates (continued)

Estimation uncertainty (continued)

Useful lives, residual values and depreciation of property, plant and equipment

The Group determines the estimated useful lives and related depreciation charges for its property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. The Group will revise the depreciation charges where useful lives are different to those previously estimated, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold. Actual economic lives may differ from estimated useful lives; actual residual values may differ from estimated residual values. Periodic review could result in a change in depreciable lives and residual values and therefore depreciation expenses in the future periods.

Fair value of dairy cows

The Group's dairy cows are valued at fair value less costs to sell. The fair value of dairy cows is determined based on either the market-determined prices as at the end of the reporting period adjusted with reference to the species, age, growing condition, costs incurred and expected yield of the milk to reflect differences in characteristics and/or stages of growth of the dairy cows; or the present value of expected net cash flows from the dairy cows discounted at a current market-determined rate, when market-determined prices are unavailable; or the cost when appropriate. Any change in the estimates may affect the fair value of the dairy cows significantly. The independent qualified professional valuer and management review the assumptions and estimates periodically to identify any significant change in the fair value of dairy cows. Details of assumptions used are disclosed in note 25.

2.5 重大會計判斷及估計(續)

估計的不確定性(續)

物業、廠房及設備的使用年期、剩餘價值及折舊

本集團就其物業、廠房及設備釐定估計可使用年期及相關折舊開支。此項估計乃按照性質及用途相似的物業、廠房及設備的實際可使用年期的過往經驗而作出。倘可使用年期與過往的估計年期有出入，本集團將調整折舊開支，或將撇銷或撇減技術上陳舊或非策略性而已遭廢棄或出售的資產。實際經濟年期或會與估計可使用年期有所不同；實際剩餘價值亦可能會與估計剩餘價值有所不同。定期審閱可導致可予折舊年期及剩餘價值有所更改，從而導致未來期間的折舊開支有所更改。

乳牛的公允值

本集團的乳牛乃按公允值減銷售成本後估值。乳牛的公允值乃按報告期末的市場定價釐定，並參考品種、年齡、生長狀況、所招致成本及預期產奶量作出調整，以反映乳牛的不同特點及／或生長階段；或如沒有市場定價，則以來自乳牛的按現行市場利率貼現的預期現金流量淨額的現值；或在適當情況下按成本釐定。任何估計變動均可能顯著影響乳牛的公允值。獨立合資格專業估值師及管理層定期複核各項假設及估計，以識別乳牛公允值的任何重大變動。所用假設詳情載於附註25。

3. Operating Segment Information

For management purposes, the Group is organised into business units based on their products and services and has three reportable operating segments as follows:

- Liquid milk products segment – manufacture and distribution of ultra-high temperature milk ("UHT milk"), milk beverages and yogurt;
- Ice cream products segment – manufacture and distribution of ice cream; and
- Other dairy products segment – mainly manufacture and distribution of milk powder.

Management monitors the results of the Group's operating segments separately for the purpose of making decisions about resources allocation and performance assessment. Segment performance is evaluated based on reportable segment profit/(loss), which is a measure of adjusted profit/(loss) before tax. The adjusted profit/(loss) before tax is measured consistently with the Group's profit/(loss) before tax except that interest income, finance costs, dividend income, as well as head office and corporate expenses are excluded from such measurement.

Segment assets exclude equity investments and other unallocated head office and corporate assets as these assets are managed on a group basis.

Segment liabilities exclude other unallocated head office and corporate liabilities as these liabilities are managed on a group basis.

Intersegment sales and transfers are transacted with reference to the selling prices used for sales made to third parties at the then prevailing market prices.

3. 經營分部資料

出於管理需要，本集團按產品及服務構組業務單元，共有下列三個可報告經營分部：

- 液體奶產品分部－生產及經銷超高溫滅菌奶(「UHT奶」)、乳飲料及酸奶；
- 冰淇淋產品分部－生產及經銷冰淇淋；及
- 其他乳製品分部－主要生產及經銷奶粉。

管理層獨立監察本集團各經營分部的業績，以作出有關資源分配及表現評估的決策。分部表現乃根據可報告分部利潤／(虧損)(其為對經調整稅前利潤／(虧損)的一種計量)予以評估。經調整稅前利潤／(虧損)乃貫徹以本集團的稅前利潤／(虧損)計量，惟利息收入、融資成本、股息收入及總部及公司支出不包含於該計量內。

分部資產並無包括股本投資，以及其他不分部的總部及公司資產，因該等資產按集團層面管理。

分部負債並無包括其他不分部的總部及公司負債，因該等負債按集團層面管理。

分部間銷售及轉讓是參考以當時市價向第三者銷售所採用的售價進行交易。

3. Operating Segment Information (continued) 3. 經營分部資料(續)

Year ended 31 December 2012

截至二零一二年十二月三十一日止年度

		Liquid milk products 液體奶產品 RMB'000 人民幣千元	Ice cream products 冰淇淋產品 RMB'000 人民幣千元	Other dairy products 其他乳製品 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Segment revenue:	**分部收入：**				
Sales to external customers	銷售予外部客戶	32,336,980	3,171,482	571,891	36,080,353
Intersegment sales	分部間銷售	245,591	27,153	223,935	496,679
		32,582,571	3,198,635	795,826	36,577,032
Reconciliation:	調整：				
Elimination of intersegment sales	對銷分部間銷售				(496,679)
Revenue	收入				36,080,353
Segment results	**分部業績**	1,830,740	39,048	(144,035)	1,725,753
Reconciliation:	調整：				
Interest income	利息收入				218,616
Finance costs	融資成本				(41,754)
Share of profits and losses of associates	應佔聯營公司利潤及虧損				13,855
Unallocated corporate expenses	不分部的公司支出				(231,436)
Profit before tax	税前利潤				1,685,034
Income tax expense	所得税支出				(245,476)
Profit for the year	本年利潤				1,439,558
Segment assets	**分部資產**	16,458,513	1,405,014	599,990	18,463,517
Reconciliation:	調整：				
Elimination of intersegment receivables	對銷分部間應收款項				(5,392,320)
Unallocated corporate assets	不分部的公司資產				7,919,537
Total assets	總資產				20,990,734
Segment liabilities	**分部負債**	10,988,647	816,066	675,978	12,480,691
Reconciliation:	調整：				
Elimination of intersegment payables	對銷分部間應付款項				(5,392,320)
Unallocated corporate liabilities	不分部的公司負債				830,514
Total liabilities	總負債				7,918,885

3. Operating Segment Information (continued) 3. 經營分部資料(續)

Year ended 31 December 2012 截至二零一二年十二月三十一日止年度

		Liquid milk products 液體奶產品 RMB'000 人民幣千元	Ice cream products 冰淇淋產品 RMB'000 人民幣千元	Other dairy products 其他乳製品 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Other segment information:	**其他分部資料：**				
Depreciation and amortisation	折舊及攤銷	851,104	90,441	27,085	968,630
Unallocated amounts	不分部款項				48,242
Total depreciation and amortisation	折舊及攤銷總額				1,016,872
Capital expenditure	資本開支	1,819,585	334,865	8,789	2,163,239
Unallocated amounts	不分部款項				103,291
Total capital expenditure	資本開支總額				2,266,530
Impairment losses recognised in the consolidated income statement	於綜合利潤表確認的減值虧損	31,396	418	2,021	33,835
Other non-cash expenses	其他非現金支出	21,273	3,277	(380)	24,170
Unallocated amounts	不分部款項				(4,998)
Total non-cash expenses	非現金支出總額				53,007

* Capital expenditure consists of additions to property, plant and equipment, construction in progress, intangible assets, land use rights, biological assets, and assets from the acquisition of associates and subsidiaries.

* 資本開支包括添置物業、廠房及設備、在建工程、無形資產、土地使用權、生物資產及收購聯營公司和子公司獲得的資產。

3. Operating Segment Information (continued) 3. 經營分部資料(續)

Year ended 31 December 2011
截至二零一一年十二月三十一日止年度

		Liquid milk products 液體奶產品 RMB'000 人民幣千元	Ice cream products 冰淇淋產品 RMB'000 人民幣千元	Other dairy products 其他乳製品 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Segment revenue:	**分部收入：**				
Sales to external customers	銷售予外部客戶	33,701,215	3,258,602	428,027	37,387,844
Intersegment sales	分部間銷售	185,099	17,057	89,761	291,917
		33,886,314	3,275,659	517,788	37,679,761
Reconciliation:	調整：				
Elimination of intersegment sales	對銷分部間銷售				(291,917)
Revenue	收入				37,387,844
Segment results	**分部業績**	2,026,108	31,181	(21,188)	2,036,101
Reconciliation:	調整：				
Interest income	利息收入				173,052
Finance costs	融資成本				(60,942)
Share of profits and losses of associates	應佔聯營公司利潤及虧損				52,059
Unallocated corporate expenses	不分部的公司支出				(139,640)
Profit before tax	稅前利潤				2,060,630
Income tax expense	所得稅支出				(276,081)
Profit for the year	本年利潤				1,784,549
Segment assets	**分部資產**	14,940,212	1,613,604	343,248	16,897,064
Reconciliation:	調整：				
Elimination of intersegment receivables	對銷分部間應收款項				(4,756,443)
Unallocated corporate assets	不分部的公司資產				8,061,064
Total assets	總資產				20,201,685
Segment liabilities	**分部負債**	10,814,233	1,016,822	261,879	12,092,934
Reconciliation:	調整：				
Elimination of intersegment payables	對銷分部間應付款項				(4,756,443)
Unallocated corporate liabilities	不分部的公司負債				816,374
Total liabilities	總負債				8,152,865

3. Operating Segment Information (continued) 3. 經營分部資料(續)

Year ended 31 December 2011 截至二零一一年十二月三十一日止年度

		Liquid milk products 液體奶產品 RMB'000 人民幣千元	Ice cream products 冰淇淋產品 RMB'000 人民幣千元	Other dairy products 其他乳製品 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Other segment information:	**其他分部資料：**				
Depreciation and amortisation	折舊及攤銷	706,532	85,752	23,113	815,397
Unallocated amounts	不分部款項				48,140
Total depreciation and amortisation	折舊及攤銷總額				863,537
Capital expenditure	資本開支	2,393,609	230,444	7,260	2,631,313
Unallocated amounts	不分部款項				64,951
Total capital expenditure	資本開支總額				2,696,264*
Impairment losses recognised in the consolidated income statement	於綜合利潤表確認的減值虧損	1,868	12,596	31	14,495
Other non-cash expenses	其他非現金支出	66,420	6,357	652	73,429
Unallocated amounts	不分部款項				100,112
Total non-cash expenses	非現金支出總額				188,036

* Capital expenditure consists of additions to property, plant and equipment, construction in progress, intangible assets, land use rights, and assets from the acquisition of associates and subsidiaries.

* 資本開支包括添置物業、廠房及設備、在建工程、無形資產、土地使用權及收購聯營公司和子公司獲得的資產。

Geographical information 地區資料

a. Revenue from external customers

Over 90% of the revenue is contributed by customers in Mainland China.

a. 來自外部客戶的收入

90%以上的收入來自位於中國大陸的客戶。

b. Non-current assets

Over 90% of the Group's non-current assets are located in Mainland China.

b. 非流動資產

本集團90%以上的非流動資產均位於中國大陸。

4. Revenue, Other Income and Gains

Revenue, being the turnover of the Group, represents the net invoiced value of goods sold, after allowances for goods returns and trade discounts, and after eliminations of all significant intra-group transactions.

An analysis of the Group's revenue, other income and gains is as follows:

4. 收入、其他收入及收益

收入為本集團的營業額，指已售出商品的發票淨值，經扣除退貨及貿易折扣，以及抵銷集團內所有公司間之重大交易後所得的數額。

本集團的收入、其他收入及收益的分析如下：

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Revenue:	收入：			
Sale of goods	商品銷售		36,080,353	37,387,844
Other income and gains:	其他收入及收益：			
Government grants related to	政府補助金			
– Biological assets	–與生物資產有關	(a)	7,000	–
– Other assets	–與其他資產有關	(b)	19,056	17,257
– Income	–與收入有關	(c)	136,544	59,488
Gain on deemed disposal of an associate	視同出售一家聯營公司收益		4,384	21,566
Gain on disposal of associates	出售聯營公司收益		50,635	–
Foreign exchange gains, net	匯兑收益淨額		–	143,693
Others	其他		39,435	54,261
			257,054	296,265
			36,337,407	37,684,109

Notes:

(a) These government grants are unconditional government subsidies paid in the form of cash by relevant government agencies for the purpose of supporting the Group to purchase dairy cows.

(b) The Group has received certain government grants in the form of property, plant and equipment donations or cash donations to purchase items of property, plant and equipment. The grants are initially recorded as deferred income and amortised to match the depreciation charge of the underlying property, plant and equipment in accordance with the assets' estimated useful lives (note 40).

(c) The government grants in the form of cash donations have been received for the Group's contribution to the development of the local dairy products industry. There are no unfulfilled conditions or contingencies attaching to these grants.

附註：

(a) 該等政府補助金為有關政府機關以現金支付的無條件政府津貼，以支持本集團購買乳牛。

(b) 政府以物業、廠房和設備捐獻或現金捐獻以購買物業、廠房及設備方式，向本集團授予若干補助。該等補助金初始確認為遞延收益，並根據資產的估計可使用年期攤銷，以配對相關物業、廠房及設備的折舊開支(附註40)。

(c) 本集團因對當地乳製品行業的發展有所貢獻，故獲現金捐獻形式的政府補助金。該等補助金並無附帶任何未達成的條件或或然事項。

5. Other Expenses

5. 其他費用

		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Write-off of inventories	撇銷存貨	**4,828**	6,258
Write-down of inventories to net realisable value	存貨撇減至可變現淨值	**2,637**	1,522
Loss on disposal of items of property, plant and equipment	處置物業、廠房及設備虧損	**6,035**	8,502
Loss on disposal of biological assets	處置生物資產虧損	**428**	–
Donations	捐贈支出	**6,046**	7,924
Provision for trade receivables and other receivables	應收賬款及其他應收款項撥備	**31,198**	12,973
Educational surcharges and city construction tax	教育費附加和城市維護建設稅	**134,944**	143,005
Foreign exchange losss, net	匯兑虧損淨額	**289**	–
Others	其他	**9,641**	6,978
		196,046	187,162

6. Profit Before Tax

The Group's profit before tax is arrived at after charging:

6. 稅前利潤

本集團的稅前利潤乃經扣除下列各項後計算所得：

		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Cost of inventories sold	銷售存貨成本	**27,024,074**	27,788,961
Realised and unrealised fair value losses of derivative financial instruments, net (a)	變現及未變現衍生金融工具公允值虧損淨額(a)	**1,712**	6,731
Cost of sales	銷售成本	**27,025,786**	27,795,692
Employee benefit expense (excluding directors' and chief executive's remuneration as disclosed in note 7)	僱員福利費用(不包括附註7所披露的董事及主要行政人員薪酬)		
– Wages, salaries, housing benefits and other allowances	－工資、薪金、住房福利及其他津貼	**1,738,773**	1,471,455
– Retirement benefit contributions	－退休福利供款	**174,963**	137,049
– Share-based payment expense (note 45)	－以股份為基礎的支付(附註45)	**16,508**	136,620
		1,930,244	1,745,124
Depreciation of items of property, plant and equipment	物業、廠房及設備折舊	**993,853**	839,264
Amortisation of land use rights	土地使用權攤銷	**14,863**	12,538
Amortisation of other intangible assets	其他無形資產攤銷	**8,156**	11,735
Research and development costs – current year expenditure	當年研究開發費用	**55,401**	54,787
Provision for trade receivables and other receivables	應收賬款及其他應收款項撥備	**31,198**	12,973
Minimum lease payments under operating leases on buildings and certain production equipment	房屋及若干生產設備的經營租賃最低租金	**212,739**	153,082
Display space leasing fees	陳列空間租賃費	**590,251**	593,090
Auditors' remuneration	核數師酬金	**4,220**	4,140

(a) Since 2011, the Group has entered into various commodity futures contracts to manage its price exposure to future purchases of white sugar. A net fair value loss on derivative financial instruments of RMB1,712,000 (2011: RMB6,731,000) was charged to the consolidated income statement.

(a) 本集團自二零一一年起訂立多份商品期貨合約，以處理其日後購買白糖所面對的價格風險。年內計入綜合利潤表的衍生金融工具公允值虧損淨額為人民幣1,712,000元(二零一一年：人民幣6,731,000元)。

7. Directors' and Chief Executive's Remuneration

Directors' and chief executive's remuneration for the year, disclosed pursuant to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules") and Section 161 of the Hong Kong Companies Ordinance, is as follows:

7. 董事及主要行政人員薪酬

根據香港聯合交易所有限公司證券上市規則(「上市規則」)及香港公司條例第161條披露的本年度董事及主要行政人員薪酬如下：

		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Fees	袍金	**1,062**	1,010
Other emoluments	其他酬金		
– Basic salaries, housing benefits, other allowances and benefits in kind	–基本薪金、住房福利、其他津貼及實物利益	**8,887**	7,224
– Retirement benefit contributions	–退休福利供款	**334**	249
		10,283	8,483

7. Directors' and Chief Executive's Remuneration (continued)　7. 董事及主要行政人員薪酬(續)

		Notes 附註	Fees 袍金 RMB'000 人民幣千元	Basic salaries, housing benefits, other allowances and benefits in kind 基本薪金、住房福利、其他津貼及實物利益 RMB'000 人民幣千元	Retirement benefit contributions 退休福利供款 RMB'000 人民幣千元	Total remuneration 總酬金 RMB'000 人民幣千元
2012	**二零一二年**					
Executive directors	執行董事					
– Ms. Sun Yiping	–孫伊萍女士	(a)	20	2,064	50	2,134
– Mr. Yang Wenjun	–楊文俊先生	(a)	17	1,375	46	1,438
– Mr. Wu Jingshui	–吳景水先生		30	1,062	46	1,138
– Mr. Bai Ying	–白瑛先生		30	2,181	73	2,284
– Mr. Ding Sheng	–丁聖先生		30	1,845	73	1,948
Non-executive directors	非執行董事					
– Mr. Ning Gaoning	–寧高寧先生		100	–	–	100
– Mr. Yu Xubo	–于旭波先生		100	–	–	100
– Mr. Niu Gensheng	–牛根生先生		100	360	46	506
– Mr. Ma Jianping	–馬建平先生		100	–	–	100
– Mr. Fang Fenglei	–方風雷先生	(a)	58	–	–	58
– Mr. Ma Wangjun	–馬王軍先生	(a)	33	–	–	33
– Mr. Tim Ørting Jørgensen	–Tim Ørting Jørgensen先生	(a)	42	–	–	42
– Mr. Finn S. Hansen	–Finn S. Hansen先生	(a)	42	–	–	42
Independent non-executive directors	獨立非執行董事					
– Mr. Jiao Shuge	–焦樹閣先生	(b)	–	–	–	–
– Mr. Julian Juul Wolhardt	–Julian Juul Wolhardt先生	(b)	–	–	–	–
– Mr. Zhang Xiaoya	–張曉亞先生		120	–	–	120
– Mr. Liu Fuchun	–劉福春先生		120	–	–	120
– Mr. Xie Tao	–謝韜先生	(a)	120	–	–	120
			1,062	8,887	334	10,283

7. Directors' and Chief Executive's Remuneration (continued) 7. 董事及主要行政人員薪酬(續)

		Notes 附註	Fees 袍金 RMB'000 人民幣千元	Basic salaries, housing benefits, other allowances and benefits in kind 基本薪金、住房福利、其他津貼及實物利益 RMB'000 人民幣千元	Retirement benefit contributions 退休福利供款 RMB'000 人民幣千元	Total remuneration 總酬金 RMB'000 人民幣千元
2011	二零一一年					
Executive directors	執行董事					
– Mr. Yang Wenjun	–楊文俊先生	(a)	30	2,425	43	2,498
– Mr. Wu Jingshui	–吳景水先生		30	1,069	43	1,142
– Mr. Bai Ying	–白瑛先生		30	2,108	53	2,191
– Mr. Ding Sheng	–丁聖先生		30	1,185	67	1,282
Non-executive directors	非執行董事					
– Mr. Ning Gaoning	–寧高寧先生		100	–	–	100
– Mr. Niu Gensheng	–牛根生先生		30	437	43	510
– Mr. Jiao Shuge	–焦樹閣先生	(b)	–	–	–	–
– Mr. Julian Juul Wolhardt	–Julian Juul Wolhardt先生	(b)	–	–	–	–
– Mr. Yu Xubo	–于旭波先生		100	–	–	100
– Mr. Ma Jianping	–馬建平先生		100	–	–	100
– Mr. Fang Fenglei	–方風雷先生	(a)	100	–	–	100
– Mr. Ma Wangjun	–馬王軍先生	(a)	100	–	–	100
Independent non-executive directors	獨立非執行董事					
– Mr. Zhang Julin	–張巨林先生	(a)	50	–	–	50
– Mr. Zhang Xiaoya	–張曉亞先生		120	–	–	120
– Mr. Liu Fuchun	–劉福春先生		120	–	–	120
– Mr. Xie Tao	–謝韜先生	(a)	70	–	–	70
			1,010	7,224	249	8,483

7. Directors' and Chief Executive's Remuneration (continued)

Notes:

a. Mr. Zhang Julin and Mr. Ma Wangjun resigned as directors on 10 June 2011 and 12 April 2012, respectively. Mr. Yang Wenjun and Mr. Fang Fenglei resigned as directors on 30 July 2012. Mr. Xie Tao and Ms. Sun Yiping were appointed as directors on 10 June 2011 and 12 April 2012, respectively. Mr. Tim Ørting Jørgensen and Mr. Finn S. Hansen were appointed as directors on 30 July 2012.

b. During 2012, the two directors agreed to waive their entitlements to directors' fees totalling RMB230,000 (2011: RMB200,000) for the year. Other than the aforementioned, there was no arrangement under which a director waived or agreed to waive any remuneration during the year.

c. During the year, certain directors were granted share options in respect of their services to the Group under the share option scheme of the Company, further details of which are set out in note 45 to the financial statements. In accordance with IFRS 2, share option benefits represent the fair value at the grant date of the share options issued under the share option scheme of the Company amortised to the consolidated income statement during the year disregarding whether the options have been vested/exercised or not. During the year, the share option benefits relating to the share options granted to Mr. Wu Jingshui, Mr. Bai Ying and Mr. Ding Sheng were approximately RMB2,787,000 (2011: RMB4,298,000), RMB3,035,000 (2011: RMB8,448,000) and RMB3,832,000 (2011: RMB5,223,000), respectively. In addition, there was a reversal of share-based payment expenses of RMB6,990,000 relating to the share options granted to Mr. Yang Wenjun in prior years but lapsed in the current year as a result of his resignation in July 2012 (2011: expenses charged in the consolidated income statement: RMB18,952,000). Share option benefits relating to the share options granted to the directors are not included in the above analysis.

7. 董事及主要行政人員薪酬(續)

附註：

a. 張巨林先生及馬王軍先生分別於二零一一年六月十日及二零一二年四月十二日辭任董事。楊文俊先生及方風雷先生於二零一二年七月三十日辭任董事。謝韜先生及孫伊萍女士分別於二零一一年六月十日及二零一二年四月十二日獲委任為董事。Tim Ørting Jørgensen先生及Finn S. Hansen先生於二零一二年七月三十日獲委任為董事。

b. 於二零一二年度，兩位董事同意放棄其董事袍金，金額合共人民幣230,000元(二零一一年：人民幣200,000元)。除前述者外，本年度並無任何有關董事放棄或同意放棄任何酬金的安排。

c. 年內，若干董事就其對本集團的服務獲本公司根據購股權計劃授出購股權(有關詳情載於財務報表附註45)。根據國際財務報告準則第2號，購股權福利指按本公司購股權計劃所發行的購股權於授出日期的公允值，年內已於綜合利潤表內予以攤銷，而不論該等購股權是否已歸屬／行使。年內，有關授予吳景水先生、白瑛先生及丁聖先生購股權的購股權福利分別約為人民幣2,787,000元(二零一一年：人民幣4,298,000元)、人民幣3,035,000元(二零一一年：人民幣8,448,000元)及人民幣3,832,000元(二零一一年：人民幣5,223,000元)。此外，由於楊文俊先生於二零一二年七月請辭，因此就過往年度向其授出但於本年度失效的購股權撥回以股份為基礎的支付人民幣6,990,000元(二零一一年：自綜合利潤表扣除費用人民幣18,952,000元)。上述分析並無包括有關向該等董事授出購股權的購股權福利。

7. Directors' and Chief Executive's Remuneration (continued)

7. 董事及主要行政人員薪酬(續)

Four (2011: four) of the five highest paid individuals were directors whose emoluments have been shown above. Details of emoluments paid to the remaining one (2011: one) non-director, highest paid individual, who is a senior executive, for the year was as follows:

五位最高薪人士包括四位(二零一一年：四位)董事，有關彼等的酬金資料已於上文披露。本年度支付予其餘一位(二零一一年：一位)非董事、最高薪高級行政人員的酬金如下：

		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Basic salaries, housing benefits, other allowances and benefits in kind	基本薪金、住房福利、其他津貼及實物利益	**1,788**	1,715
Retirement scheme contributions	退休福利計劃供款	**73**	67
		1,861	1,782

The number of non-director, highest paid employees whose remuneration fell within the following band is as follows:

酬金列入以下組別的最高薪非董事僱員的數目如下：

		Number of employees 僱員數目 2012 二零一二年	2011 二零一一年
HK$2,000,001 to HK$2,500,000	2,000,001港元至2,500,000港元	**1**	1
		1	1

During the year, share options were granted to one (2011: one) non-director, highest paid employee in respect of her services to the Group, further details of which are set out in note 45 to the financial statements. During the year, the share option benefits relating to the share options granted to the non-director, highest paid employee was approximately RMB1,942,000 (2011: RMB2,319,000) in aggregate. The share option benefits relating to the share options granted to this non-director, highest paid employee is not included in the above analysis.

年內，一名(二零一一年：一名)最高薪非董事僱員就其對本集團的服務獲授購股權(有關詳情在財務報表附註45中披露)。年內，有關向該名最高薪非董事僱員授出購股權的購股權福利合共約為人民幣1,942,000元(二零一一年：人民幣2,319,000元)。上述分析並無包括有關向該名最高薪非董事僱員授出購股權的購股權福利。

8. Finance Costs

An analysis of finance costs is as follows:

8. 融資成本

融資成本的分析如下：

		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Interest on long term payables	長期應付款項利息	15,913	9,846
Interest on bank loans wholly repayable within five years	須於五年內全數償還的銀行貸款利息	21,014	46,540
Increase in discounted amounts of contingent consideration arising from the passage of time	因時間流逝而增加或然代價的折現現值	4,827	4,556
		41,754	60,942

9. Income Tax Expense

Hong Kong profits tax has not been provided as the Group had no assessable profits arising in Hong Kong during the year. The tax charge represents the provision for the PRC corporate income tax ("CIT") and deferred tax for the year.

Under the Law of the People's Republic of China on Corporate Income Tax ("PRC CIT law"), except for certain preferential treatment available to eighteen (2011: sixteen) of the Group's subsidiaries and a jointly-controlled entity, the entities within the Group are subject to CIT at a rate of 25% (2011: 25%) on the taxable income as reported in their statutory accounts which are prepared in accordance with the PRC accounting standards and financial regulations.

9. 所得税支出

本集團在本年度並無在香港產生任何應課税利潤，故無計提香港利得税撥備。税項支出指在本年內計提的中國企業所得税(「企業所得税」)及遞延所得税撥備。

根據中華人民共和國企業所得税法(「中國企業所得税法」)，除了本集團十八間(二零一一年：十六間)子公司及一間共同控制實體獲得若干税務優惠外，本集團旗下的企業應就其法定賬目所呈報應課税利潤按25%(二零一一年：25%)之税率交納企業所得税，法定賬目是按照中國會計準則及財務法規編製。

9. Income Tax Expense (continued) 9. 所得稅支出(續)

		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Current income tax	**即期所得稅**		
Current income tax charge	即期所得稅支出	**255,739**	260,330
Adjustments recognised in the year for current tax of prior years	年內就往年當期所得稅確認的調整	**(4,919)**	1,440
Deferred income tax	**遞延所得稅**		
Relating to origination and reversal of tax losses and temporary differences (note 23)	有關稅項虧損及暫時性差異的產生及回撥(附註23)	**(5,344)**	14,311
		245,476	276,081

A reconciliation of the income tax expense applicable to profit before tax at the statutory income tax rate to the income tax expense at the Group's effective income tax rate for the year is as follows:

在年度內，就稅前利潤按法定所得稅稅率計算的所得稅支出，與按照本集團實際所得稅稅率計算的所得稅支出，調節如下：

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Profit before tax	稅前利潤		**1,685,034**	2,060,630
At CIT rate of 25% (2011: 25%)	按25%(二零一一年：25%)企業所得稅稅率計算		**421,259**	515,157
Non-deductible items and others, net	不可抵扣稅的項目及其他(淨額)		**4,645**	17,352
Adjustment recognised in the year for current tax of prior years	年內就往年當期所得稅確認的調整		**(4,919)**	1,440
Effect of preferential tax rates	優惠稅率的影響	(a)	**(65,011)**	(102,931)
Effect of tax exemptions	稅務減免的影響	(a)	**(124,537)**	(132,691)
Tax losses not recognised	未確認稅務虧損		**34,821**	13,566
Utilisation of previously unrecognised tax credits	使用先前未確認的稅務抵免		**(20,782)**	(35,812)
At the effective income tax rate of 14.6% (2011: 13.4%)	按14.6%(二零一一年：13.4%)實際所得稅稅率計算		**245,476**	276,081

9. Income Tax Expense (continued)

Notes:

(a) Eighteen (2011: sixteen) subsidiaries and a jointly-controlled entity were subject to tax concessions in 2012. The total taxable profits of the subsidiaries that are subject to tax concessions amounted to approximately RMB723,966,000 (2011: RMB541,960,000) in aggregate. Out of the eighteen subsidiaries, nine (2011: six) were granted tax concessions by the state tax bureau in accordance with the PRC CIT law and the corresponding transitional tax concession policy and "The notice of tax policies relating to the implementation of the western China development strategy". Fifteen (2011: thirteen) subsidiaries were granted tax concessions in accordance with the policy of "The notice of preferential tax policy for preliminary processing of agriculture products".

(b) The share of tax attributable to associates amounting to approximately RMB8,613,000 (2011: RMB17,447,000) is included in the share of profits and losses of associates on the face of the consolidated income statement.

9. 所得稅支出(續)

附註：

(a) 於二零一二年，十八間(二零一一年：十六間)子公司及一間共同控制實體享受稅務減免。該等獲稅務減免的子公司的應課稅利潤總額合計約人民幣723,966,000元(二零一一年：人民幣541,960,000元)。十八間子公司中，有九間(二零一一年：六間)子公司獲國家稅務局授予的稅務減免以中國企業所得稅法、有關稅收優惠過渡政策及《關於深入實施西部大開發戰略有關稅收政策問題的通知》的政策為據。十五間(二零一一年：十三間)子公司的稅務減免以《關於發佈享受企業所得稅優惠政策的農產品初加工範圍(試行)的通知》的政策為據。

(b) 聯營公司應佔稅項約為人民幣8,613,000元(二零一一年：人民幣17,447,000元)，已計入綜合利潤表的應佔聯營公司利潤及虧損內。

10. Dividends 10. 股息

		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Declared and paid during the year	*本年度宣派及支付*			
Equity dividends on ordinary shares	普通股股息		**350,009**	279,233
Proposed for approval at the AGM	*建議提呈於股東週年大會批准*			
Equity dividends on ordinary shares: Proposed final – RMB0.16 (2011: 0.198) per ordinary share	普通股股息：擬派期末股息－每股普通股人民幣0.16元(二零一一年：0.198元)	(a)/(b)	**282,917**	349,953

Notes:

a. The proposed final dividend for the year is subject to the approval of the Company's shareholders at the forthcoming Annual General Meeting (the "AGM"). This dividend was not recognised as a liability in the consolidated financial statements as at 31 December 2012 but was reflected as an appropriation of retained earnings for the year ending 31 December 2013.

b. The proposed final dividend for the year is appropriated from the undistributed profit earned before 1 January 2008.

附註：

a. 擬派年度期末股息須由本公司的股東在應屆股東週年大會(「股東週年大會」)批准。該等股息並未在二零一二年十二月三十一日的綜合財務報表確認為負債，但已反映為截至二零一三年十二月三十一日止年度的保留利潤分配。

b. 擬派年度期末股息從二零零八年一月一日前所獲得的未分配利潤中撥出。

11. Earnings Per Share Attributable to Ordinary Equity Holders of the Company

The basic earnings per share for the year is calculated by dividing the profit for the year attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the year.

The diluted earnings per share was calculated by dividing the profit for the year attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares in issue during that year, as used in the basic earnings per share calculation, and the weighted average number of ordinary shares assumed to have been issued at no consideration on the deemed exercise of all share options during the year pursuant to the contingent ordinary share provision in IAS 33 *Earnings per Share*.

A reconciliation of the weighted average number of shares used in calculating the basic and diluted earnings per share amount is as follows:

11. 本公司普通股擁有人應佔的每股盈利

本年度的每股基本盈利乃根據年內本公司普通股擁有人應佔利潤除以年內已發行普通股的加權平均數計算。

每股攤薄盈利乃根據年內本公司普通股擁有人應佔利潤除以用作計算每股基本盈利所採用的年內已發行普通股加權平均數並假設年內所有購股權獲行使並根據國際會計準則第33號「*每股盈利*」的或然普通股撥備按無代價發行的普通股加權平均數計算。

計算每股基本及攤薄盈利時所用加權平均股份數目調節如下：

		2012 **二零一二年** **Number of shares** **股份數目** **'000** **千股**	2011 二零一一年 Number of shares 股份數目 '000 千股
Weighted average number of ordinary shares for the purpose of the basic earnings per share calculation	計算每股基本盈利所用的普通股加權平均數	**1,767,801**	1,750,820
Weighted average number of ordinary shares, assuming issued at no consideration on the deemed exercise of all share options during the year	假設年內所有購股權獲行使並按無代價發行之普通股加權平均數	**165**	5,728
Weighted average number of ordinary shares for the purpose of the diluted earnings per share calculation	計算每股攤薄盈利所用的普通股加權平均數	**1,767,966**	1,756,548

12. Property, Plant and Equipment

Movements of the Group's property, plant and equipment during the year are as follows:

12. 物業、廠房及設備

本集團的物業、廠房及設備於本年內變動如下：

		Buildings and structures 房屋及建築物 RMB'000 人民幣千元	Plant and machinery 廠房及機器 RMB'000 人民幣千元	Office equipment 辦公設備 RMB'000 人民幣千元	Motor vehicles 汽車 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
At 1 January 2012, net of accumulated depreciation	於二零一二年一月一日，扣減累計折舊	2,326,945	4,245,648	195,909	38,037	6,806,539
Acquisition of a subsidiary (note 46)	收購一家子公司（附註46）	8,323	5,784	148	15	14,270
Additions	增加	192,498	307,299	107,273	20,977	628,047
Transfers from construction in progress (note 13)	轉撥自在建工程（附註13）	457,579	998,385	12,835	5,598	1,474,397
Disposals	處置	(1,066)	(33,584)	(1,862)	(974)	(37,486)
Depreciation provided during the year	年內折舊撥備	(158,273)	(753,963)	(68,749)	(12,868)	(993,853)
At 31 December 2012, net of accumulated depreciation	於二零一二年十二月三十一日，扣減累計折舊	2,826,006	4,769,569	245,554	50,785	7,891,914
At 1 January 2012	於二零一二年一月一日					
Cost	成本值	2,937,279	7,547,572	427,662	88,157	11,000,670
Accumulated depreciation	累計折舊	(610,334)	(3,301,924)	(231,753)	(50,120)	(4,194,131)
Net carrying amount	賬面淨值	2,326,945	4,245,648	195,909	38,037	6,806,539
At 31 December 2012	於二零一二年十二月三十一日					
Cost	成本值	3,598,090	8,768,330	533,117	101,762	13,001,299
Accumulated depreciation	累計折舊	(772,084)	(3,998,761)	(287,563)	(50,977)	(5,109,385)
Net carrying amount	賬面淨值	2,826,006	4,769,569	245,554	50,785	7,891,914

12. Property, Plant and Equipment (continued) 12. 物業、廠房及設備(續)

		Buildings and structures 房屋及建築物 RMB'000 人民幣千元	Plant and machinery 廠房及機器 RMB'000 人民幣千元	Office equipment 辦公設備 RMB'000 人民幣千元	Motor vehicles 汽車 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
At 1 January 2011, net of accumulated depreciation	於二零一一年一月一日，扣減累計折舊	1,722,074	3,468,268	157,939	32,104	5,380,385
Acquisition of a subsidiary (note 46)	收購一家子公司(附註46)	16,065	25,850	1,521	244	43,680
Additions	增加	102,097	693,933	79,876	12,833	888,739
Transfers from construction in progress (note 13)	轉撥自在建工程(附註13)	603,541	722,168	15,063	3,721	1,344,493
Disposals	處置	(561)	(9,539)	(923)	(471)	(11,494)
Depreciation provided during the year	年內折舊撥備	(116,271)	(655,032)	(57,567)	(10,394)	(839,264)
At 31 December 2011, net of accumulated depreciation	於二零一一年十二月三十一日，扣減累計折舊	2,326,945	4,245,648	195,909	38,037	6,806,539
At 1 January 2011	於二零一一年一月一日					
Cost	成本值	2,207,809	6,139,155	347,408	72,540	8,766,912
Accumulated depreciation	累計折舊	(485,735)	(2,670,887)	(189,469)	(40,436)	(3,386,527)
Net carrying amount	賬面淨值	1,722,074	3,468,268	157,939	32,104	5,380,385
At 31 December 2011	於二零一一年十二月三十一日					
Cost	成本值	2,937,279	7,547,572	427,662	88,157	11,000,670
Accumulated depreciation	累計折舊	(610,334)	(3,301,924)	(231,753)	(50,120)	(4,194,131)
Net carrying amount	賬面淨值	2,326,945	4,245,648	195,909	38,037	6,806,539

12. Property, Plant and Equipment (continued)

(a) All of the Group's buildings are located in Mainland China.

(b) Certain property, plant and equipment of the Group with a net book value of approximately RMB271,327,000 (2011: RMB345,261,000) and RMB8,047,000 (2011: RMB31,958,000) have been pledged to secure the long term payables and short term bank loans, respectively, details of which are set out in notes 39 and 37 to the financial statements.

(c) The Group leases its ranch facilities included in property, plant and equipment with a net book value of approximately RMB233,971,000 (2011: RMB185,243,000) to certain dairy farm companies under operating lease arrangements, with lease terms ranging from five to six years (note 49(a)).

12. 物業、廠房及設備(續)

(a) 本集團的房屋均位於中國大陸。

(b) 本集團若干賬面淨值約為人民幣271,327,000元(二零一一年:人民幣345,261,000元)及人民幣8,047,000元(二零一一年:31,958,000元)的物業、廠房及設備已經用作本集團獲得長期應付款項及短期銀行貸款的抵押品。有關詳情載於財務報表附註39及附註37。

(c) 本集團根據經營租賃安排向若干家牧場公司租賃其列入物業、廠房及設備的牧場設施的賬面淨值約人民幣233,971,000元(二零一一年:人民幣185,243,000元),租賃為期五年至六年(附註49(a))。

12. Property, Plant and Equipment (continued)

Movements of the Company's property, plant and equipment during the year, which comprise only office equipment, are as follows:

12. 物業、廠房及設備(續)

本公司的物業、廠房及設備(全部為辦公設備)於本年內變動如下：

		Company 本公司	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
At 1 January, net of accumulated depreciation	於一月一日，扣減累計折舊	28	17
Additions	增加	363	21
Depreciation provided during the year	年內折舊撥備	(49)	(10)
At 31 December, net of accumulated depreciation	於十二月三十一日，扣減累計折舊	342	28
At 1 January	於一月一日		
Cost	成本值	188	167
Accumulated depreciation	累計折舊	(160)	(150)
Net carrying amount	賬面淨值	28	17
At 31 December	於十二月三十一日		
Cost	成本值	463	188
Accumulated depreciation	累計折舊	(121)	(160)
Net carrying amount	賬面淨值	342	28

13. Construction in Progress

Movements of the Group's construction in progress, all of which are located in Mainland China, are as follows:

13. 在建工程

本集團全部位於中國大陸的在建工程變動如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Carrying amount at beginning of year	年初的賬面值	**887,103**	535,104
Acquisition of a subsidiary (note 46)	收購一家子公司(附註46)	**45**	10,994
Additions during the year	年內增加	**1,189,527**	1,705,881
Transfers to property, plant and equipment (note 12)	轉撥至物業、廠房及設備（附註12）	**(1,474,397)**	(1,344,493)
Transfers to land use rights (note 14)	轉撥至土地使用權(附註14)	**–**	(15,003)
Transfers to other intangible assets (note 16)	轉撥至其他無形資產（附註16）	**(5,466)**	(5,380)
Carrying amount at end of year	年終的賬面值	**596,812**	887,103

14. Land Use Rights 14. 土地使用權

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Carrying amount at beginning of year	年初的賬面值	**597,806**	495,052
Acquisition of a subsidiary (note 46)	收購一家子公司(附註46)	**5,448**	6,179
Additions during the year	年內增加	**236,696**	94,110
Transfers from construction in progress (note 13)	轉撥自在建工程(附註13)	**–**	15,003
Amortisation provided during the year	年內計提攤銷	**(14,863)**	(12,538)
Carrying amount at end of year	年終的賬面值	**825,087**	597,806
Current portion included in prepayments and deposits under current assets (note 29)	即期部分(計入流動資產中預付款及按金(附註29))	**17,644**	12,799
Non-current portion	非即期部分	**807,443**	585,007
		825,087	597,806

(a) The leasehold land is held under a long term lease of 50 years and is situated in Mainland China.

(a) 租賃土地以50年長期租賃持有，位於中國大陸。

(b) Certain land use rights of the Group with a net book value of approximately RMB2,530,000 (2011: RMB2,595,000) have been pledged to secure the short term bank loans of the Group, details of which are set out in note 37 to the financial statements.

(b) 本集團賬面淨值約為人民幣2,530,000元(二零一一年：人民幣2,595,000元)的若干土地使用權已質押作為本集團短期銀行貸款的抵押，有關詳情載於財務報表附註37。

15. Goodwill

15. 商譽

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Carrying amount at 1 January	於一月一日的賬面值	482,436	451,613
Acquisition of a subsidiary (note 46)	收購一家子公司(附註46)	–	30,823
Carrying amount at 31 December	於十二月三十一日的賬面值	482,436	482,436

During 2012, the Group acquired a 100% equity interest in Shijiazhuang Taihang Dairy Co., Ltd. ("Taihang"). The business acquisition did not give rise to any goodwill.

During 2011, the Group acquired an additional 41.66% equity interest in Shijiazhuang Junlebao Leshi Dairy Co., Ltd. ("Leshi"). The business acquisition gave rise to goodwill of RMB30,823,000. Further details of the acquisition are included in note 46 to the financial statements.

As at 31 December 2012 and 2011, the goodwill was tested for impairment (note 17).

於二零一二年內，本集團收購石家莊太行乳業有限公司(「太行」)100%股權。該業務收購並無產生任何商譽。

於二零一一年內，本集團收購石家莊君樂寶樂時乳業有限公司(「樂時」)額外41.66%股權。該業務收購產生商譽人民幣30,823,000元。收購的進一步詳情載於財務報表附註46。

於二零一二年及二零一一年十二月三十一日，商譽已進行減值測試(附註17)。

16. Other Intangible Assets

Movements of the Group's other intangible assets are as follows:

16. 其他無形資產

本集團的其他無形資產變動如下：

		Patents and licences 專利及特許權 RMB'000 人民幣千元	Trademarks 商標 RMB'000 人民幣千元 (a)	Computer software 電腦軟件 RMB'000 人民幣千元	Others 其他 RMB'000 人民幣千元 (b)	Total 總計 RMB'000 人民幣千元
Cost at 1 January 2012, net of accumulated amortisation	於二零一二年一月一日，按成本值，扣減累計攤銷	3,819	182,499	35,952	2,617	224,887
Acquisition of a subsidiary (note 46)	收購一家子公司(附註46)	–	–	30	–	30
Additions	增加	251	–	3,499	–	3,750
Transfers from construction in progress (note 13)	轉撥自在建工程(附註13)	–	–	5,466		5,466
Amortisation provided during the year	年內計提攤銷	(522)	(1,560)	(5,413)	(661)	(8,156)
At 31 December 2012	於二零一二年十二月三十一日	3,548	180,939	39,534	1,956	225,977
At 31 December 2012	於二零一二年十二月三十一日					
Cost	成本值	6,664	189,909	58,843	9,503	264,919
Accumulated amortisation	累計攤銷	(3,116)	(8,970)	(19,309)	(7,547)	(38,942)
Net carrying amount	賬面淨值	3,548	180,939	39,534	1,956	225,977
Cost at 1 January 2011, net of accumulated amortisation	於二零一一年一月一日，按成本值，扣減累計攤銷	1,062	184,059	27,936	8,451	221,508
Acquisition of a subsidiary (note 46)	收購一家子公司(附註46)	2,938	–	–	–	2,938
Additions	增加	–	–	6,796	–	6,796
Transfers from construction in progress (note 13)	轉撥自在建工程(附註13)	–	–	5,380	–	5,380
Amortisation provided during the year	年內計提攤銷	(181)	(1,560)	(4,160)	(5,834)	(11,735)
At 31 December 2011	於二零一一年十二月三十一日	3,819	182,499	35,952	2,617	224,887
At 31 December 2011	於二零一一年十二月三十一日					
Cost	成本值	6,413	189,909	49,904	9,503	255,729
Accumulated amortisation	累計攤銷	(2,594)	(7,410)	(13,952)	(6,886)	(30,842)
Net carrying amount	賬面淨值	3,819	182,499	35,952	2,617	224,887

16. Other Intangible Assets (continued)

(a) There were two trademarks: a trademark acquired in 2007 at a cost of RMB15,690,000, which was stated at cost less any impairment losses and was amortised on the straight-line basis over its estimated useful life of 10 years; a trademark acquired as part of a business combination in 2010 at RMB174,219,000, which was regarded as having an indefinite useful life because the trademarked product is expected to generate net cash inflows indefinitely. As at 31 December 2012 and 2011, the trademark was tested for impairment (note 17).

(b) Others mainly represented the exclusive right of milk supply, distribution channels and a right to receive dividends acquired as part of a business combination in 2010 at RMB5,982,000, RMB2,195,000 and RMB1,326,000, respectively. Their useful lives ranged from six months to 10 years.

17. Impairment Testing of Goodwill and Trademarks with Indefinite Lives

Goodwill acquired through business combinations and trademarks with indefinite lives have been allocated to the following cash-generating units (the "CGUs") for impairment testing:

- liquid milk products excluding CGU of Shijiazhuang Junlebao Dairy Co., Ltd. ("Junlebao");
- ice cream products CGU;
- other dairy products CGU; and
- Junlebao CGU.

16. 其他無形資產(續)

(a) 商標共有兩個：一個於二零零七年按成本人民幣15,690,000元收購，已按成本值減去任何減值損失列賬及以直線法按其估計可使用年期十年攤銷；另一個則作為業務合併的一部分於二零一零年以人民幣174,219,000元收購，並因商標產品預期可以無限期產生淨現金流入而被視為擁有無限可使用年期。於二零一二年及二零一一年十二月三十一日，該商標已進行減值測試(附註17)。

(b) 其他主要指作為業務合併的一部分於二零一零年收購的牛奶供應專營權、分銷渠道及收取股息的權利分別為人民幣5,982,000元、人民幣2,195,000元及人民幣1,326,000元。其可使用年期由六個月至十年不等。

17. 商譽及無限年期商標的減值測試

透過業務合併取得的商譽及無限年期商標已分配至下列現金產生單位(「現金產生單位」)作減值測試：

- 液體奶產品現金產生單位(石家莊君樂寶乳業有限公司(「君樂寶」)現金產生單位除外)；
- 冰淇淋產品現金產生單位；
- 其他乳製品現金產生單位；及
- 君樂寶現金產生單位。

17. Impairment Testing of Goodwill and Trademarks with Indefinite Lives (continued)

The carrying amounts of goodwill and trademarks with indefinite useful lives allocated to each of the cash generating units are as follows:

17. 商譽及無限年期商標的減值測試（續）

分配至各現金產生單位的商譽及無限可使用年期商標的賬面值如下：

		Liquid milk products excluding Junlebao 液體奶產品（君樂寶除外）		Ice cream products 冰淇淋產品		Other dairy products 其他乳製品		Junlebao 君樂寶		Total 總計	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Goodwill	商譽	167,433	167,433	23,865	23,865	7,845	7,845	283,293	283,293	482,436	482,436
Trademarks	商標	-	-	-	-	-	-	174,219	174,219	174,219	174,219
		167,433	167,433	23,865	23,865	7,845	7,845	457,512	457,512	656,655	656,655

The recoverable amount of each CGU has been determined based on a value in use calculation using cash flow projections based on financial budgets or forecasts approved by senior management covering a five-year period. The growth rates used to extrapolate the cash flows beyond the five-year period are based on the estimated growth rate of each unit taking into account the industry growth rate, past experience and the medium or long term growth target of each CGU. The growth rates for these CGUs are higher than the respective average industry growth rates. Senior management believes such growth rates are justified because:

- the growth rates of these CGUs have significantly exceeded those in the market in the past years;
- the new product launch and new market expansion have been successful in the past;
- market share grew continuously in the past years due to strong brand equity and marketing capability; and
- expertise on product innovation, portfolio enhancement and marketing will be further leveraged.

各現金產生單位的可收回金額乃以經高級管理人員批准的五年財政預算或預測為基準，採用現金流量預測計算所得的使用價值予以釐定。用於推算五年期以後現金流量的增長率，乃以各單位的估計增長率為基準，並考慮行業增長率、過往經驗及各現金產生單位的中長期增長目標而計算所得。此等現金產生單位的增長率高於各自的平均行業增長率。高級管理人員相信該等增長率合理，原因是：

- 此等現金產生單位在過去多年遠超市場增長率；
- 過去推出新產品及開拓新市場一直十分成功；
- 在強勁品牌優勢和營銷能力的推動下，過去幾年市場份額持續增長；及
- 將會進一步發揮產品創新、優化產品結構及營銷專長。

17. Impairment Testing of Goodwill and Trademarks with Indefinite Lives (continued)

17. 商譽及無限年期商標的減值測試（續）

The discount rates applied to cash flow projections and the growth rates used to extrapolate cash flows beyond the five-year period are as follows:

用於現金流量預測的折現率及用於五年期以後現金流量推斷的增長率如下：

		Discount rate 折現率		Growth rate 增長率	
		2012 二零一二年	2011 二零一一年	2012 二零一二年	2011 二零一一年
Liquid milk products excluding Junlebao CGU	液體奶產品現金產生單位（君樂寶現金產生單位除外）	**13.18%**	13.93%	**4.0%**	4.0%
Ice cream products CGU	冰淇淋產品現金產生單位	**13.19%**	14.03%	**3.0%**	3.0%
Other dairy products CGU	其他乳製品現金產生單位	**13.06%**	13.82%	**4.0%**	4.0%
Junlebao CGU	君樂寶現金產生單位	**15.74%**	15.44%	**4.0%**	4.0%

Assumptions were used in the value in use calculation of each CGU. The following describes each key assumption on which management has based its cash flow projections to undertake impairment testing of goodwill:

在計算各現金產生單位的使用價值時採用了一些假設。管理層按現金流量預測進行商譽減值測試所依據的各項主要假設詳述如下：

a) Budgeted gross margins – The basis used to determine the value assigned to the budgeted gross margins is the average gross margin achieved in the year immediately before the budget year, adjusted for expected efficiency improvements and expected increase in production costs.

a) 預算毛利率－用於釐定預算毛利率價值的基準乃緊接預算年度前一年所達致的平均毛利率，並因應預計效能提升及預期生產成本增加而予以調整。

b) Discount rates – The discount rates used are before tax and reflect specific risks relating to the relevant CGUs.

b) 折現率－所用折現率乃稅前並反映有關現金產生單位的特定風險。

c) Raw materials price fluctuation – Reference is made to the actual data of the past year of countries from where raw materials are sourced.

c) 原材料價格變動－參考原料採購國家往年實際數據。

The values assigned to key assumptions are consistent with external information sources.

主要假設的價值與外部數據來源一致。

In the opinion of the Company's directors, any reasonably possible change in the key assumptions on which the recoverable amount is based would not cause the cash-generating unit's carrying amount to exceed its recoverable amount.

本公司董事認為，可收回金額所依據的主要假設的任何可能的合理變動，均不會導致現金產生單位的賬面值超逾其可收回金額。

18. Loans to a Subsidiary

The loans to a subsidiary included in the Company's non-current assets of RMB2,657,176,000 (2011: RMB2,656,684,000) are unsecured and repayable within twenty years. The annual interest rates had been made by reference to the Hong Kong Interbank Offered Rate. The carrying amount of the loans to a subsidiary approximates to their fair value.

18. 應收一家子公司款項

計入本公司非流動資產的應收一家子公司款項人民幣2,657,176,000元(二零一一年：人民幣2,656,684,000元)為無抵押，且須於二十年內償還。年利率參考香港銀行同業拆息計算。應收一家子公司款項的賬面值與其公允值相若。

19. Investments in Subsidiaries

19. 於子公司的投資

		Company 本公司 2012 二零一二年 RMB'000 人民幣千元	 2011 二零一一年 RMB'000 人民幣千元
Unlisted shares, at cost	非上市股份，按成本值	**4,366,994**	4,302,622
Loans to a subsidiary	應收一家子公司款項	**741,197**	741,060
		5,108,191	5,043,682

Loans to a subsidiary included in the investments in subsidiaries above are unsecured, interest-free and have no fixed terms of repayment. In the opinion of the directors, the loans are considered as quasi-equity loans to the subsidiary. The carrying amount of the loans to a subsidiary approximates to their fair value.

計入上述於子公司的投資的應收一家子公司款項為無抵押、免息且無固定還款期。董事認為，該應收款項被視為應收一家子公司的準權益款項。應收一家子公司款項的賬面值與其公允值相若。

19. Investments in Subsidiaries (continued)

Details of the Company's principal subsidiaries at 31 December 2012 are set out below:

19. 於子公司的投資(續)

於二零一二年十二月三十一日，本公司主要子公司的詳情載於下文：

Name 名稱	Date of incorporation/ registration and operation* 註冊成立／註冊及營運日期*	Issued/ registered share capital 已發行／註冊股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	 Indirect 間接	Principal activities 主要業務
China Dairy Holdings (i)	5 June 2002 二零零二年六月五日	US$214 214美元	100%	–	Investment holding 投資控股
China Dairy (Mauritius) Limited (i)	15 June 2002 二零零二年六月十五日	US$100 100美元	–	100%	Investment holding 投資控股
China Mengniu Investment Company Limited (i) (中國蒙牛投資有限公司)(i)	11 April 2011 二零一一年四月十一日	HK$1,000 1,000港元	100%	–	Investment holding 投資控股
Inner Mongolia Mengniu Dairy (Group) Company Limited ("Inner Mongolia Mengniu") (iii) (內蒙古蒙牛乳業(集團)股份有限公司(「內蒙蒙牛」))(iii)	18 August 1999 一九九九年八月十八日	RMB1,504,290,870 人民幣1,504,290,870元	8.97%	84.32%	Manufacture and sale of dairy products 生產及出售乳製品
Beijing Mengniu Dairy Co., Ltd. (i) (ii) (iv) (北京蒙牛乳製品有限責任公司)(i) (ii) (iv)	4 July 2000 二零零零年七月四日	RMB500,000 人民幣500,000元	–	48.51%	Packaging and sale of dairy products 包裝及出售乳製品
Inner Mongolia Mengniu Founding Industry Management Co., Ltd. (i) (ii) (內蒙古蒙牛方鼎產業管理有限責任公司)(i) (ii)	9 February 2002 二零零二年二月九日	RMB45,000,000 人民幣45,000,000元	–	93.29%	Investment holding 投資控股
Mengniu Dairy (Wulanhaote) Co., Ltd. (i) (ii) (蒙牛乳業(烏蘭浩特)有限責任公司)(i) (ii)	18 June 2002 二零零二年六月十八日	RMB60,000,000 人民幣60,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Inner Mongolia Mengniu Dairy Keerqin Co., Ltd. (i) (ii) (內蒙古蒙牛乳業科爾沁有限責任公司)(i) (ii)	19 June 2002 二零零二年六月十九日	RMB100,000,000 人民幣100,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued) 19. 於子公司的投資(續)

Name 名稱	Date of incorporation/ registration and operation* 註冊成立/註冊及營運日期*	Issued/ registered share capital 已發行/註冊股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	 Indirect 間接	Principal activities 主要業務
Mengniu Dairy (Dangyang) Co., Ltd. (i) (ii) (蒙牛乳業(當陽)有限責任公司)(i) (ii)	7 November 2002 二零零二年十一月七日	RMB42,000,000 人民幣42,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Beijing) Co., Ltd. (i) (iii) (蒙牛乳業(北京)有限責任公司)(i) (iii)	11 November 2002 二零零二年十一月十一日	RMB120,000,000 人民幣120,000,000元	26.70%	68.38%	Manufacture and sale of dairy products 生產及出售乳製品
Jinhua Mengniu Fronzen Food Co., Ltd. (Former name: Jinhua Mengniu Dairy Co., Ltd.) (i) (ii) (iv) (金華蒙牛冷凍食品有限公司 (原名:金華蒙牛乳業有限公司)) (i) (ii) (iv)	19 February 2003 二零零三年二月十九日	RMB500,000 人民幣500,000元	–	47.58%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Shenyang) Co., Ltd. (i) (iii) (蒙牛乳業(瀋陽)有限責任公司)(i) (iii)	4 December 2003 二零零三年十二月四日	RMB100,000,000 人民幣100,000,000元	26.05%	68.99%	Manufacture and sale of dairy products 生產及出售乳製品
Beijing Mengniu Hongda Dairy Co., Ltd. (i) (ii) (iv) (北京蒙牛宏達乳製品有限責任公司)(i) (ii) (iv)	12 September 2002 二零零二年九月十二日	RMB20,000,000 人民幣20,000,000元	–	48.51%	Packaging and sale of dairy products 包裝及出售乳製品
Inner Mongolia Mengniu Dairy Baotou Co., Ltd. (i) (iii) (內蒙古蒙牛乳業包頭有限責任公司)(i) (iii)	9 January 2003 二零零三年一月九日	RMB30,000,000 人民幣30,000,000元	26.40%	68.66%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Dengkou Bayan Gaole) Co., Ltd. (i) (ii) (蒙牛乳業(磴口巴彥高勒)有限責任公司)(i) (ii)	13 July 2003 二零零三年七月十三日	RMB70,000,000 人民幣70,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued)　19. 於子公司的投資(續)

Name 名稱	Date of incorporation/ registration and operation* 註冊成立/註冊及營運日期*	Issued/ registered share capital 已發行/註冊股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	 Indirect 間接	Principal activities 主要業務
Inner Mongolia Mengniu Dairy (Group) Shanxi Dairy Co., Ltd. (i) (ii) (內蒙古蒙牛乳業(集團)山西乳業有限公司)(i) (ii)	14 July 2003 二零零三年七月十四日	RMB10,000,000 人民幣10,000,000元	–	83.96%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Jiaozuo) Co., Ltd. (i) (ii) (蒙牛乳業(焦作)有限公司)(i) (ii)	6 November 2003 二零零三年十一月六日	RMB170,000,000 人民幣170,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy Taian Co., Ltd. (i) (iii) (蒙牛乳業泰安有限責任公司)(i) (iii)	18 November 2003 二零零三年十一月十八日	RMB110,000,000 人民幣110,000,000元	**26.03%**	69.01%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Luannan) Co., Ltd. (i) (iii) (蒙牛乳業(灤南)有限責任公司)(i) (iii)	31 March 2004 二零零四年三月三十一日	RMB56,000,000 人民幣56,000,000元	**26.06%**	68.98%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Tangshan) Co., Ltd. (i) (iii) (蒙牛乳業(唐山)有限責任公司)(i) (iii)	31 March 2004 二零零四年三月三十一日	RMB70,000,000 人民幣70,000,000元	**26.05%**	68.99%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Maanshan) Co., Ltd. (i) (ii) (蒙牛乳業(馬鞍山)有限責任公司)(i) (ii)	4 February 2005 二零零五年二月四日	RMB355,000,000 人民幣355,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Hubei Frealth Dairy Co., Ltd. (i) (ii) (蒙牛(武漢)友芝友乳業有限公司) (i) (ii)	6 January 2006 二零零六年一月六日	RMB120,000,000 人民幣120,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Inner Mongolia Mengniu Hi-tech Dairy Co., Ltd. (i) (ii) (內蒙古蒙牛高科乳業有限公司)(i) (ii)	2 August 2006 二零零六年八月二日	RMB150,000,000 人民幣150,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Tai Yuan) Co., Ltd. (i) (ii) (蒙牛乳業(太原)有限公司)(i) (ii)	13 April 2006 二零零六年四月十三日	RMB116,670,000 人民幣116,670,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued) 19. 於子公司的投資(續)

Name 名稱	Date of incorporation/ registration and operation* 註冊成立/註冊及營運日期*	Issued/ registered share capital 已發行/註冊股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	 Indirect 間接	Principal activities 主要業務
Mengniu Dairy (Shangzhi) Co., Ltd. (i) (ii) (蒙牛乳業(尚志)有限責任公司)(i) (ii)	10 June 2005 二零零五年六月十日	RMB80,000,000 人民幣80,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Chabei) Co., Ltd. (i) (ii) (蒙牛乳業(察北)有限公司)(i) (ii)	15 June 2005 二零零五年六月十五日	RMB30,000,000 人民幣30,000,000元	–	72.77%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Baoji) Co., Ltd. (i) (iii) (蒙牛乳業(寶雞)有限公司)(i) (iii)	1 November 2005 二零零五年十一月一日	RMB96,840,000 人民幣96,840,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Baoding) Co., Ltd. (i) (ii) (蒙牛乳業(保定)有限公司)(i) (ii)	22 January 2007 二零零七年一月二十二日	RMB62,000,000 人民幣62,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Beijing Mengniu Cheese Co., Ltd. (i) (ii) (北京蒙牛奶酪有限公司)(i) (ii)	23 May 2007 二零零七年五月二十三日	RMB5,000,000 人民幣5,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy Meishan Co., Ltd. (i) (ii) (蒙牛乳業眉山有限公司)(i) (ii)	29 August 2007 二零零七年八月二十九日	RMB60,000,000 人民幣60,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Saibei Dairy Co., Ltd. (i) (iii) (蒙牛塞北乳業有限公司)(i) (iii)	29 August 2007 二零零七年八月二十九日	RMB67,121,418 人民幣67,121,418元	26%	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Qiqihaer) Co., Ltd. (i) (iii) (蒙牛乳業(齊齊哈爾)有限公司)(i) (iii)	23 November 2007 二零零七年十一月二十三日	RMB75,000,000 人民幣75,000,000元	26%	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Qingyuan) Co., Ltd. (i) (ii) (蒙牛乳業(清遠)有限公司)(i) (ii)	25 September 2009 二零零九年九月二十五日	RMB120,000,000 人民幣120,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued)　19. 於子公司的投資(續)

Name 名稱	Date of incorporation/ registration and operation* 註冊成立／註冊及營運日期*	Issued/ registered share capital 已發行／註冊股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	Indirect 間接	Principal activities 主要業務
Mengniu Dairy (Suqian) Co., Ltd. (i) (ii) (蒙牛乳業(宿遷)有限公司)(i) (ii)	20 September 2010 二零一零年九月二十日	RMB110,000,000 人民幣110,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Tianjin) Co., Ltd. (i) (iii) (蒙牛乳業(天津)有限公司)(i) (iii)	9 July 2010 二零一零年七月九日	RMB134,000,000 人民幣134,000,000元	26%	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Yinchuan) Co., Ltd. (i) (ii) (蒙牛乳業(銀川)有限公司)(i) (ii)	27 July 2010 二零一零年七月二十七日	RMB210,000,000 人民幣210,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy Hehe Investment Co., Ltd. (i) (ii) (蒙牛乳業(禾和)有限公司)(i) (ii)	29 November 2010 二零一零年十一月二十九日	RMB200,000,000 人民幣200,000,000元	–	93.29%	Investment holding 投資控股
Mengniu Dairy (Hengshui) Co., Ltd. (i) (iii) (蒙牛乳業(衡水)有限公司)(i) (iii)	16 May 2011 二零一一年五月十六日	RMB150,000,000 人民幣150,000,000元	26%	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Baoding Mengniu Beverage Co., Ltd. (i) (iii) (保定蒙牛飲料有限公司)(i) (iii)	17 May 2011 二零一一年五月十七日	RMB80,000,000 人民幣80,000,000元	26%	69.03%	Manufacture and sale of dairy products 生產及出售乳製品
Mengniu Dairy (Jinhua) Co., Ltd. (i) (iii) (蒙牛乳業(金華)有限公司)(i) (iii)	31 December 2011 二零一一年十二月三十一日	RMB172,458,007 人民幣172,458,007元	26.06%	68.98%	Research and development of dairy products 研發乳製品
Sichuan Mengniu Dairy Co., Ltd. (i) (ii) (四川蒙牛乳業有限公司)(i) (ii)	1 April 2012 二零一二年四月一日	RMB5,000,000 人民幣5,000,000元	–	93.29%	Manufacture and sale of dairy products 生產及出售乳製品
Xinjiang Mengniu Dairy Co., Ltd. (i) (ii) (新疆蒙牛乳業有限公司)(i) (ii)	13 February 2012 二零一二年二月十三日	RMB10,000,000 人民幣10,000,000元	–	93.29%	Packaging and sale of dairy products 包裝及出售乳製品

19. Investments in Subsidiaries (continued)　19. 於子公司的投資(續)

Name 名稱	Date of incorporation/ registration and operation* 註冊成立/註冊及營運日期*	Issued/ registered share capital 已發行/註冊股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	 Indirect 間接	Principal activities 主要業務
Beijing Fangshan Mengniu Dairy Co., Ltd. (i) (ii) (北京房山蒙牛乳業有限公司)(i) (ii)	5 September 2012 二零一二年九月五日	RMB50,000,000 人民幣50,000,000元	-	93.29%	Technology development 技術開發
Arla Foods Dairy Products Imp. & Exp. Co., Ltd. (i) (ii) (愛氏晨曦乳製品進出口有限公司)(i) (ii)	16 August 2012 二零一二年八月十六日	RMB50,000,000 人民幣50,000,000元	-	93.29%	Packaging and sale of dairy products 包裝及出售乳製品
Chengdu Founding Sales Dairy Co., Ltd. (i) (ii) (成都方鼎乳品銷售有限公司)(i) (ii)	25 November 2012 二零一二年十一月二十五日	RMB7,000,000 人民幣7,000,000元	-	93.29%	Packaging and sale of dairy products 包裝及出售乳製品
Inner Mongolia Fuyuan Farming Co., Ltd. (i) (ii) (內蒙古富源牧業有限責任公司)(i) (ii)	17 February 2012 二零一二年二月十七日	RMB100,000,000 人民幣100,000,000元	-	93.29%	Dairy farming 養殖
Wuzhong Nuogan Farming Co., Ltd. (i) (ii) (吳忠市諾干養殖有限責任公司)(i) (ii)	24 July 2012 二零一二年七月二十四日	RMB20,000,000 人民幣20,000,000元	-	93.29%	Dairy farming 養殖
Inner Mongolia Saihan Fuyuan Huasheng Farming Co., Ltd. (i) (ii) (內蒙古賽罕區富源華聖牧業有限責任公司)(i) (ii)	23 August 2012 二零一二年八月二十三日	RMB25,000,000 人民幣25,000,000元	-	93.29%	Dairy farming 養殖
Inner Mongolia Tuoketuo Fuyuan Huatai Farming Co., Ltd. (i) (ii) (內蒙古托克托縣富源華泰牧業有限責任公司)(i) (ii)	23 August 2012 二零一二年八月二十三日	RMB50,000,000 人民幣50,000,000元	-	93.29%	Dairy farming 養殖
Suqian Nuogan Farming Co., Ltd. (i) (ii) (宿遷諾干牧業有限責任公司)(i) (ii)	29 July 2011 二零一一年七月二十九日	RMB55,000,000 人民幣55,000,000元	-	93.29%	Dairy farming 養殖
Xing'anmeng Nuogan Farming Co., Ltd. (i) (ii) (興安盟諾干牧業有限責任公司)(i) (ii)	15 June 2012 二零一二年六月十五日	RMB10,000,000 人民幣10,000,000元	-	93.29%	Dairy farming 養殖

19. Investments in Subsidiaries (continued) 19. 於子公司的投資(續)

Name 名稱	Date of incorporation/ registration and operation* 註冊成立／註冊及營運日期*	Issued/ registered share capital 已發行／註冊股本	Percentage of equity interest attributable to the Company 本公司應佔的股權百分比 Direct 直接	Indirect 間接	Principal activities 主要業務
Zhangjiakou Saibei Nuogan Farming Co., Ltd. (i) (ii) (張家口塞北諾干牧業有限責任公司)(i) (ii)	29 June 2012 二零一二年六月二十九日	RMB20,000,000 人民幣20,000,000元	–	93.29%	Dairy farming 養殖
Shijiazhuang Junlebao Dairy Co., Ltd. (ii) (iv) (石家莊君樂寶乳業有限公司)(ii) (iv)	21 April 2000 二零零零年四月二十一日	RMB53,251,700 人民幣53,251,700元	–	47.58%	Manufacture and sale of dairy products 生產及出售乳製品
Shijiazhuang Yongsheng Dairy Co., Ltd. (i) (ii) (iv) (石家莊永盛乳業有限公司)(i) (ii) (iv)	25 September 2007 二零零七年九月二十五日	RMB80,000,000 人民幣80,000,000元	–	47.58%	Manufacture and sale of dairy products 生產及出售乳製品
Baoding Junlebao Dairy Co., Ltd. (i) (ii) (iv) (保定君樂寶乳業有限公司)(i) (ii) (iv)	25 August 2003 二零零三年八月二十五日	RMB32,540,000 人民幣32,540,000元	–	24.23%	Manufacture and sale of dairy products 生產及出售乳製品
Hebei Guanwei Dairy Co., Ltd. (i) (ii) (iv) (河北冠維乳業有限公司)(i) (ii) (iv)	30 July 1996 一九九六年七月三十日	RMB9,650,000 人民幣9,650,000元	–	24.26%	Manufacture and sale of dairy products 生產及出售乳製品
Jiangsu Junlebao Dairy Co., Ltd. (i) (ii) (iv) (江蘇君樂寶乳業有限公司)(i) (ii) (iv)	8 March 2004 二零零四年三月八日	RMB20,617,666 人民幣20,617,666元	–	24.26%	Manufacture and sale of dairy products 生產及出售乳製品
Xuzhou Junlebao Guorun Dairy Co., Ltd. (i) (ii) (iv) (徐州君樂寶國潤乳業有限公司)(i) (ii) (iv)	20 June 2008 二零零八年六月二十日	RMB10,000,000 人民幣10,000,000元	–	24.26%	Manufacture and sale of dairy products 生產及出售乳製品
Shijiazhuang Junlebao Leshi Dairy Co., Ltd. (i) (ii) (iv) (石家莊君樂寶樂時乳業有限公司)(i) (ii) (iv)	20 June 2008 二零零八年六月二十日	RMB29,000,300 人民幣29,000,300元	–	34.21%	Manufacture and sale of dairy products 生產及出售乳製品
Shijiazhuang Taihang Dairy Co., Ltd. (i) (ii) (iv) (石家莊太行乳業有限公司)(i) (ii) (iv)	12 September 2006 二零零六年九月十二日	RMB20,637,500 人民幣20,637,500元	–	47.58%	Manufacture and sale of dairy products 生產及出售乳製品

19. Investments in Subsidiaries (continued)

* Except for China Dairy Holdings and China Dairy (Mauritius) Limited, which were incorporated in the Cayman Islands and Mauritius, respectively, all subsidiaries were established in the PRC.

(i) Not audited by Ernst & Young, Hong Kong or another member firm of the Ernst & Young global network.

(ii) The subsidiaries are registered as companies with limited liability under PRC law.

(iii) The subsidiaries are registered as Sino-foreign equity joint ventures under PRC law.

(iv) Since more than 50% of the equity interest of the subsidiaries was held by either Inner Mongolia Mengniu Dairy (Group) Company Limited ("Inner Mongolia Mengniu") or Inner Mongolia Hehe Investment Co., Ltd. ("Hehe") in which the Company held a 93.29% equity interest, the Company had control over the subsidiaries even with less than 50% of equity interest held indirectly as at the end of the reporting period.

19. 於子公司的投資(續)

* 除 China Dairy Holdings 及 China Dairy (Mauritius) Limited分別於開曼群島及毛裡求斯註冊成立外，所有子公司均於中國註冊成立。

(i) 未經香港安永會計師事務所或安永全球網絡的其他成員公司所審核。

(ii) 該等子公司均根據中國法律註冊為有限責任公司。

(iii) 該等子公司均根據中國法律註冊為中外合資公司。

(iv) 於報告期末，由於該等子公司逾一半股權由內蒙古蒙牛乳業(集團)股份有限公司(「內蒙蒙牛」)或內蒙古禾和投資有限責任公司(「禾和」)(本公司持有其93.29%股權)持有，縱使本公司間接持有少於一半股權，本公司對該等子公司仍具有控制權。

20. Investments in Associates

20. 於聯營公司的投資

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Share of net assets	分佔淨資產	**77,921**	153,352

20. Investments in Associates (continued)

Details of the Group's principal associates at 31 December 2012 are set out below:

20. 於聯營公司的投資(續)

於二零一二年十二月三十一日，本集團之主要聯營公司的詳情載於下文：

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立／登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2012 二零一二年	 2011 二零一一年	Principal activities 主要業務
Xinjiang Tianxue Food Co., Ltd. (i) (新疆天雪食品有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**23%**	23%	Trading of dairy products 乳製品貿易
Fuzhou Mengxin Trading Co., Ltd. (i) (福州蒙鑫貿易有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**43%**	43%	Trading of dairy products 乳製品貿易
Shijiazhuang Mengniu Ice Cream Sales Co., Ltd. (i) (石家莊蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Tianjin Mengniu Ice Cream Sales Co., Ltd. (i) (天津蒙牛冰淇淋銷售有限責任公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Guangzhou Mengniu Dairy Trading Co., Ltd. (i) (廣州市蒙牛乳業貿易有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**-**	37%	Trading of dairy products 乳製品貿易
Wuhan Mengniu Dairy Co., Ltd. (i) (武漢蒙牛乳業有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**26%**	26%	Trading of dairy products 乳製品貿易
Guilin Mengniu Dairy Sales Co., Ltd. (i) (桂林蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Tianjin Mengniu Dairy Sales Co., Ltd. (i) (天津市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Wenzhou Mengniu Dairy Co., Ltd. (i) (溫州蒙牛乳業有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Heilongjiang Mengniu Dairy Sales Co., Ltd. (i) (黑龍江蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Chengdu Mengniu Dairy Sales Co., Ltd. (i) (成都蒙牛乳業銷售有限責任公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**34%**	34%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued) 20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立/登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2012 二零一二年	 2011 二零一一年	Principal activities 主要業務
Nanjing Mengniu Dairy Sales Co., Ltd. (i) (南京蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Jinan Mengniu Dairy Co., Ltd. (i) (濟南蒙牛乳業有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Taiyuan Mengniu Dairy Co., Ltd. (i) (太原市蒙牛乳業有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Nanchang Mengniu Dairy Sales Co., Ltd. (i) (南昌蒙牛乳業銷售有限責任公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Chongqing Mengniu Dairy Sales Co., Ltd. (i) (重慶市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Hefei Mengniu Dairy Sales Co., Ltd. (i) (合肥市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**43%**	43%	Trading of dairy products 乳製品貿易
Shijiazhuang Jinmengyuan Trading Co., Ltd. (i) (石家莊金蒙源貿易有限責任公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Beijing Mengniu Technical Development Co., Ltd. (i) (ii) (北京蒙牛科技發展有限公司)(i) (ii)	Registered capital 註冊資本	Mainland China 中國大陸	**19%**	19%	Technology development 技術開發
Wulumuqi Mengniu Dairy Sales Co., Ltd. (i) (烏魯木齊蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Kunming Deluxe Commercial Trading Co., Ltd. (i) (昆明特侖蘇商貿有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Changsha Mengniu Dairy Co., Ltd. (i) (長沙市蒙牛乳業有限責任公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued)

20. 於聯營公司的投資（續）

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立／登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比（間接） 2012 二零一二年	 2011 二零一一年	Principal activities 主要業務
Xi'an Mengniu Dairy Sales Co., Ltd. (i) （西安蒙牛乳業銷售有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**43%**	43%	Trading of dairy products 乳製品貿易
Changchun Mengniu Dairy Sales Co., Ltd. (i) （長春蒙牛乳品銷售有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Xuzhou Mengniu Dairy Sales Co., Ltd. (i) （徐州蒙牛乳業銷售有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Foshan Mengniu Dairy Sales Co., Ltd. (i) （佛山市蒙牛乳業銷售有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	46%	Trading of dairy products 乳製品貿易
Guiyang Mengniu Dairy Trading Co., Ltd. (i) （貴陽蒙牛乳業貿易有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Shengyang Mengniu Dairy Sales Co., Ltd. (i) (ii) （瀋陽蒙牛乳業銷售有限公司）(i) (ii)	Registered capital 註冊資本	Mainland China 中國大陸	**19%**	19%	Trading of dairy products 乳製品貿易
Xiangfan Mengniu Dairy Sales Co., Ltd. (i) （襄樊市蒙牛乳業銷售有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Hangzhou Mengniu Dairy Trading Co., Ltd. (i) （杭州蒙牛貿易有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Suzhou Mengniu Dairy Sales Co., Ltd. (i) （蘇州蒙牛乳製品銷售有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Guangzhou Mengniu Dairy Sales Co., Ltd. (i) （廣州市蒙牛乳業銷售有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**29%**	29%	Trading of dairy products 乳製品貿易
Shanghai Mengniu Food Sales Co., Ltd. (i) （上海蒙牛食品銷售有限公司）(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued)　20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立/登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2012 二零一二年	 2011 二零一一年	Principal activities 主要業務
Hohhot Menglai Trading Co., Ltd. (i) (呼和浩特市蒙萊商貿有限責任公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Cangzhou Mengniu Dairy Sales Co., Ltd. (i) (滄州市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Changsha Mengniu Frealth Dairy Sales Co., Ltd. (i) (長沙蒙牛友芝友乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Changsha Mengniu Ice Cream Sales Co., Ltd. (i) (長沙蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Wuhan Mengniu Hongtai Sales Co., Ltd. (i) (武漢蒙牛宏泰食品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Nanjing Wanjiahao Mengniu Ice Cream Sales Co., Ltd. (i) (南京萬家好蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Hefei Mengniu Ice Cream Sales Co., Ltd. (i) (合肥蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Nanjing Mengniu Low Temperature Dairy Products Sales Co., Ltd. (i) (南京蒙牛乳業低溫乳品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易
Changsha Mengniu Low Temperature Dairy Products Sales Co., Ltd. (i) (長沙蒙牛乳業低溫乳製品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	37%	37%	Trading of dairy products 乳製品貿易
Guangzhou Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (廣州市蒙牛乳業低溫奶銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	42%	42%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued) 20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立／登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2012 二零一二年	 2011 二零一一年	Principal activities 主要業務
Jinhua Mengniu Ice Cream Sales Co., Ltd. (i) (金華蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Dalian Mengniu Ice Cream Sales Co., Ltd. (i) (大連蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Nanchang Mengniu Ice Cream Sales Co., Ltd. (i) (南昌蒙牛冰淇淋銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Taiyuan Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (太原蒙牛乳業低溫乳品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Xi'an Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (西安蒙牛乳業低溫乳品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Zhanjiang Mengniu Dairy Sales Co., Ltd. (i) (湛江市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	42%	Trading of dairy products 乳製品貿易
Dezhou Mengniu Dairy Sales Co., Ltd. (i) (德州市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Zhaoqing Mengniu Dairy Sales Co., Ltd. (i) (肇慶市蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	29%	Trading of dairy products 乳製品貿易
Liuzhou Mengniu Dairy Sales Co., Ltd. (i) (柳州蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**33%**	33%	Trading of dairy products 乳製品貿易
Quanzhou Mengniu Hongtai Sales Co., Ltd. (i) (泉州市蒙牛乳業鴻泰銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**23%**	23%	Trading of dairy products 乳製品貿易
Harbin Mengniu Frozen Food Sales Co., Ltd. (i) (哈爾濱蒙牛冷凍食品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued) 20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立／登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2012 二零一二年	 2011 二零一一年	Principal activities 主要業務
Harbin Mengniu Trading Co., Ltd. (i) (哈爾濱蒙牛商貿有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**28%**	37%	Trading of dairy products 乳製品貿易
Jiaxing Mengniu Dairy Sales Co., Ltd. (i) (嘉興蒙牛乳品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Hengshui Guangyuanjuxing Trading Co., Ltd. (i) (衡水市廣源聚鑫商貿有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Kunming Mengniu Sales Co., Ltd. (i) (昆明蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Inner Mongolia Saikexing Reproductive Biotechnology Co., Ltd. ("Saikexing") (i) (iii) (內蒙古賽科星繁育生物技術股份有限公司)(「賽科星」)(i) (iii)	Registered capital 註冊資本	Mainland China 中國大陸	**4%**	20%	Cultivation and sale of cattle embryos 培育及出售牛胚胎
Xianyang Mengniu Sales Co., Ltd. (i) (咸陽蒙牛乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Wuhan Mengniu Frealth Dairy Sales Co., Ltd. (i) (武漢蒙牛友芝友乳業銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Tianjin Mengniu Trading Co., Ltd. (i) (天津市開元蒙牛商貿有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**45%**	45%	Trading of dairy products 乳製品貿易
Shenzhen Mengniu Trading Co., Ltd. (i) (深圳蒙牛貿易有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**37%**	37%	Trading of dairy products 乳製品貿易
Changzhou Mengniu Dairy Sales Co., Ltd. (i) (常州蒙牛乳品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**42%**	42%	Trading of dairy products 乳製品貿易
Beijing Mengniu Dairy Trading Co., Ltd. (i) (北京蒙牛貿易有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**45%**	45%	Trading of dairy products 乳製品貿易

20. Investments in Associates (continued) 20. 於聯營公司的投資(續)

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of incorporation/ registration and operations 註冊成立／登記及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2012 二零一二年	2011 二零一一年	Principal activities 主要業務
Chengdu Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (成都蒙牛低溫乳品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**46%**	46%	Trading of dairy products 乳製品貿易
Zhengzhou Mengyuan Trading Co., Ltd. (i) (鄭州蒙源貿易有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**33%**	–	Trading of dairy products 乳製品貿易
Shijiazhuang Junelebao Langsheng Food Sales Co., Ltd. (i) (石家莊君樂寶朗盛食品銷售有限公司)(i)	Registered capital 註冊資本	Mainland China 中國大陸	**23%**	–	Trading of dairy products 乳製品貿易

(i) Not audited by Ernst & Young, Hong Kong or another member firm of the Ernst & Young global network.

(ii) Since more than 20% of the equity interest of the associates was held by Inner Mongolia Mengniu, the Company had significant influence over the associates even with less than 20% of equity interest held indirectly as at the end of the reporting period.

(iii) Saikexing ceased to be accounted for as an associate of the Group after the Group disposed of certain ordinary share in Saikexing in 2012.

(i) 未經香港安永會計師事務所或安永全球網絡的其他成員公司所審核。

(ii) 於報告期末，由於該等聯營公司逾20%股權由內蒙蒙牛持有，縱使本公司間接持有的股權低於20%，本公司對該等聯營公司仍有重大影響力。

(iii) 於二零一二年，由於本集團處置了部分持有的賽科星的普通股，本集團停止將賽科星作為聯營公司核算。

20. Investments in Associates (continued)

The following table illustrates the summarised financial information of the Group's associates extracted from their unaudited management accounts:

20. 於聯營公司的投資(續)

下表顯示本集團聯營公司的財務資料概要(摘錄自其未經審核管理賬目):

		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Share of the associates' assets and liabilities:	分佔聯營公司的資產及負債:		
Current assets	流動資產	275,868	415,951
Non-current assets	非流動資產	5,517	49,137
Current liabilities	流動負債	(203,464)	(300,035)
Non-current liabilities	非流動負債	–	(11,701)
Net assets	淨資產	77,921	153,352
Share of the associates' revenues and profits and losses:	分佔聯營公司的收入及利潤(或虧損):		
Revenues	收入	1,769,294	2,150,137
Profits and losses	利潤(或虧損)	13,855	52,059

All the above associates have been accounted for using the equity method in these financial statements. The Group has discontinued the recognition of its share of losses of certain associates because the share of losses of the associates exceeded the Group's interests in the associates. The amounts of the Group's unrecognised share of losses of these associates for the current year and cumulatively were RMB22,378,000 (2011: RMB6,607,000) and RMB53,502,000 (2011: RMB33,142,000), respectively.

上述所有聯營公司已採用權益法於財務報表內處理。本集團已終止確認其所佔若干聯營公司的虧損,因為應佔聯營公司的虧損超過本集團於聯營公司的權益。於本年度,本集團未確認應佔該等聯營公司的虧損及累計虧損分別為人民幣22,378,000元(二零一一年:人民幣6,607,000元)及人民幣53,502,000元(二零一一年:人民幣33,142,000元)。

21. Investment in a Jointly-Controlled Entity

Details of the Company's jointly-controlled entity are set out below:

21. 於共同控制實體的投資

本公司的共同控制實體的詳情載列如下：

Name 名稱	Particulars of issued shares held 所持有已發行股份資料	Place of establishment and operations 成立及營業地點	Percentage of equity interest attributable to the Group (indirect) 本集團應佔的股權百分比(間接) 2012 二零一二年	 2011 二零一一年	Principal activities 主要業務
Mengniu Arla (Inner Mongolia) Dairy Products Co., Ltd. ("Mengniu Arla") 內蒙古歐世蒙牛乳製品有限責任公司(「歐世蒙牛」)	Registered capital 註冊資本	Mainland China 中國大陸	**46.65%**	46.65%	Manufacture and sale of dairy products 生產及出售乳製品

The share of the assets, liabilities, income and expenses of the jointly-controlled entity at 31 December 2012 and for the year then ended, which is included in the consolidated financial statements, is as follows:

下表顯示於二零一二年十二月三十一日及截至該日止年度本集團分佔共同控制實體的資產、負債、收入及開支，有關金額已計入綜合財務報表：

		2012 **二零一二年** **RMB'000** **人民幣千元**	2011 二零一一年 RMB'000 人民幣千元
Share of the assets and liabilities:	應佔資產及負債：		
Current assets	流動資產	**104,757**	110,090
Non-current assets	非流動資產	**169,921**	190,659
Current liabilities	流動負債	**(315,185)**	(222,736)
Net assets	淨資產	**(40,507)**	78,013
Share of the revenue and loss:	應佔收入及虧損：		
Revenue	收入	**79,355**	286,595
Cost of sales and operating expenses	銷售成本及經營費用	**(197,865)**	(321,543)
Loss	虧損	**(118,510)**	(34,948)

22. Available-For-Sale Investments

22. 可供出售投資

		Notes 附註	Group 本集團 2012 二零一二年 RMB'000 人民幣千元	Group 本集團 2011 二零一一年 RMB'000 人民幣千元
Non-current assets:	非流動資產：			
Listed equity investments, at fair value:	上市股本投資，按公允值：			
Hong Kong	香港	(a)	**89,642**	69,008
Unlisted equity investments, at fair value	非上市股本投資，按公允值	(a)	**144,201**	103,319
Unlisted equity investments, at cost	非上市股本投資，按成本值	(b)	**275,945**	122,879
			420,146	226,198
			509,788	295,206
Current assets:	流動資產：			
Unlisted equity investments, at cost	非上市股本投資，按成本值	(c)	**240,000**	–

			Company 本公司 2012 二零一二年 RMB'000 人民幣千元	Company 本公司 2011 二零一一年 RMB'000 人民幣千元
Listed equity investments, at fair value:	上市股本投資，按公允值：			
Hong Kong	香港	(a)	**89,642**	69,008

22. Available-For-Sale Investments (continued)

Notes:

(a) The holding company of an unlisted company, in which the Group held a 2.13% equity interest at the cost of RMB12,000,000 at that time, was listed in 2010. Accordingly, the fair value of the unlisted equity investment has been estimated by reference to the quoted market share price of its holding company, taking into account the liquidity factors.

In addition, the Company invested cash of approximately HK$151,512,000 (equivalent to RMB128,926,000) into the aforementioned holding company upon its listing, representing a 1.08% equity interest in the holding company at that time. The fair value of the listed equity securities is determined by reference to published quotations in an active market.

The above equity investments have no fixed maturity date or coupon rate and were designated as available-for-sale financial assets.

Changes in fair value of the Group's above available-for-sale investments recognised in other comprehensive income amounted to RMB51,283,000 (2011: loss of RMB91,501,000), net of tax of RMB10,221,000 (2011: RMB17,035,000) (note 23).

(b) As at 31 December 2012, certain unlisted equity investments with a carrying amount of RMB145,687,000 (2011: RMB122,879,000) were stated at cost less impairment because the range of reasonable fair value estimates is so significant that the directors are of opinion that their fair value cannot be measured reliably. The Group does not intend to dispose of them in the near future.

In addition, during the year of 2012, the Group, as one of the beneficiaries, purchased 130,000,000 units in certain unit trusts set up and managed by an affiliate of a substantial shareholder and connected party of the Company, at a consideration of RMB130,258,000. According to the trust documents, the trust shall apply the entire amount of trust fund invested by its beneficiaries to finance certain specific projects owned and operated by an independent third party. The investments in unit trusts were unsecured with no guaranteed return amount and with original maturity of more than one year, which were measured at costs less impairment under non-current assets because the range of reasonable fair value estimates is so significant that the directors are of opinion that their fair value cannot be measured reliably.

(c) As at 31 December 2012, the available-for-sale investments of approximately RMB240,000,000 with original maturity of less than one year, which were measured at costs less impairment under current assets because the range of reasonable fair value estimates is so significant that the directors are of opinion that their fair value cannot be measured reliably, represented certain investment instruments acquired from domestic financial institutions. The investment instruments were unsecured with no guaranteed return amount.

22. 可供出售投資(續)

附註：

(a) 一間非上市公司(本集團於二零一零年按成本人民幣12,000,000元持有其2.13%股權)之控股公司於二零一零年上市。據此，該非上市股本投資的公允值乃參考其控股公司的市場所報股價並考慮流動性因素而作估計。

此外，本公司於上述控股公司上市時向其投資約151,512,000港元(相等於人民幣128,926,000元)現金，相當於該控股公司當時的1.08%股權。上市股本證券的公允值乃參考於活躍市場公佈的報價釐定。

上述股本投資並無固定到期日或票面息率，並被指定為可供出售金融資產。

於其他全面收益確認的本集團可供出售投資的公允值變動為人民幣51,283,000元(二零一一年：虧損人民幣91,501,000元(扣除稅項人民幣10,221,000元(二零一一年：人民幣17,035,000元)(附註23))。

(b) 於二零一二年十二月三十一日，由於合理估計公允值的範圍的變動很重大，董事認為其公允值不能可靠計量，故賬面值為人民幣145,687,000元(二零一一年：人民幣122,879,000元)的若干非上市股本投資按成本扣除減值後列賬。本集團無意於短期內出售該等投資。

此外，本集團(作為受益人之一)於二零一二年以人民幣130,258,000元購入由主要股東及關連人士的聯屬公司設立及管理的若干單位信託內的130,000,000個單位。根據信託文件，該信託須把其受益人所投資的信託基金全數用作資助由獨立第三方擁有及營運的若干特定項目。單位信託的投資為無抵押及不設保證回報金額，原到期日超過一年，由於合理估計公允值的範圍的變動很重大，董事認為其公允值不能可靠計量，因此在非流動資產項下按成本值扣除減值後計量。

(c) 於二零一二年十二月三十一日，原到期日少於一年的可供出售投資約人民幣240,000,000元指若干購自國內金融機構的投資工具，由於合理估計公允值的範圍的變動很重大，董事認為其公允值不能可靠計量，因此在流動資產項下按成本值扣除減值後計量。該等投資工具為無抵押及不設保證回報金額。

23. Deferred Tax

The movements in the deferred tax assets and liabilities during the year are as follows:

23. 遞延稅項

年內遞延稅項資產及負債的變動如下：

Deferred tax assets:

遞延稅項資產：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
At 1 January	於一月一日	66,749	81,060
Deferred tax debited to the consolidated income statement during the year (note 9)	年內於綜合利潤表扣除的遞延稅項(附註9)	5,344	(14,311)
Gross deferred tax assets at 31 December	於十二月三十一日的遞延稅項資產總額	72,093	66,749

Deferred tax liabilities:

遞延稅項負債：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
At 1 January	於一月一日	22,830	39,865
Deferred tax credited to the consolidated statement of comprehensive income arising from fair value changes of available-for-sale investments during the year (note 22(a))	年內因可供出售投資的公允值變動而產生計入綜合全面收益表的遞延稅項(附註22(a))	10,221	(17,035)
Gross deferred tax liabilities at 31 December	於十二月三十一日的遞延稅項負債總額	33,051	22,830

23. Deferred Tax (continued)

Deferred income tax assets at 31 December 2012 related to the following:

23. 遞延稅項(續)

於二零一二年十二月三十一日的遞延所得稅資產與下列項目有關：

		Consolidated statement of financial position 綜合財務狀況表		Consolidated income statement 綜合利潤表	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	**2012 二零一二年 RMB'000 人民幣千元**	2011 二零一一年 RMB'000 人民幣千元
Tax losses available for offsetting against future taxable profits	可抵銷日後應課稅利潤的稅項虧損	**26,268**	10,244	**16,024**	(46,321)
Write-down of inventories to net realisable value	撇減存貨至可變現淨值	**224**	257	**(33)**	154
Un-invoiced accruals	未獲得發票的預提費用	**21,797**	30,859	**(9,062)**	30,859
Deferred income	遞延收益	**23,804**	25,389	**(1,585)**	997
Deferred tax assets	遞延稅項資產	**72,093**	66,749		
Deferred income tax expense (note 9)	遞延所得稅支出(附註9)			**5,344**	(14,311)

Management expects it is probable that taxable profits will be available against which the above tax losses and deductible temporary differences can be utilised in the coming years.

管理層預期未來年度有可能出現應課稅利潤，可用以抵扣上述稅項虧損及可扣減暫時性差異。

23. Deferred Tax (continued)

Deferred tax assets have not been recognised in respect of the following items:

23. 遞延税項(續)

遞延税項資產並未就下列項目確認：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Tax losses arising in Mainland China (i)	於中國大陸產生的税項虧損(i)	**278,673**	160,102
Tax credits related to purchases of domestic equipment (ii)	與購置國內設備有關的税項抵免(ii)	**2,100**	20,749
Deductible temporary differences	可扣減暫時性差異	**134,474**	132,379
		415,247	313,230

(i) The above tax losses are available for offsetting against future taxable profits of the companies in which the losses arose for a maximum of five years.

(ii) Tax credits can be carried forward for five to seven years to offset the tax payables if the future year tax exceeded the base year tax.

Deferred tax assets have not been recognised in respect of the above items as it is not considered probable that tax profits will be available against which the above items can be utilised or tax authorities should approve the Group to utilise the above tax credits or deductible temporary differences.

(i) 上述税項虧損可用以抵銷公司產生虧損日後應課税利潤最多五年。

(ii) 倘未來年度的税款超逾基準年度的税款，税項抵免可結轉五至七年以抵銷應付税款。

遞延税項資產並無就上述各項而予以確認，因認為可能沒有可供上述各項動用的税項利潤，或税務機關可能不會批准本集團動用上述税項抵免或可扣減暫時性差異。

23. Deferred Tax (continued)

Pursuant to the PRC CIT Law, a 10% withholding tax is levied on dividends declared to foreign investors from the foreign investment enterprises established in Mainland China. The requirement is effective from 1 January 2008 and applies to earnings after 31 December 2007. A lower withholding tax rate may be applied if there is a tax treaty between China and the jurisdiction of the foreign investors. For the Group, the applicable rate is 5% or 10%. The Group is therefore liable for withholding taxes on dividends distributed by those subsidiaries established in Mainland China in respect of earnings generated from 1 January 2008.

At 31 December 2012, no deferred tax liabilities (2011: Nil) have been recognised for the withholding taxes that would be payable on the unremitted earnings that are subject to withholding tax of Inner Mongolia Mengniu and other subsidiaries located in Mainland China whose equity interests were directly held by the Company. The directors of the Company represented that there was no plan to distribute the earnings generated in 2009, 2010, 2011 and 2012.

At 31 December 2012, there were no significant unrecognised deferred tax liabilities (2011: Nil) for taxes that would be payable on the unremitted earnings of certain of Inner Mongolia Mengniu's subsidiaries and associates, as Inner Mongolia Mengniu has no liability to additional tax should such amount be remitted.

There are no income tax consequences attaching to the payment of dividends by the Company to its shareholders.

Except for the amount disclosed above, the Group and the Company did not have any material unrecognised deferred tax liabilities or deferred tax assets at 31 December 2012 (2011: Nil).

23. 遞延稅項(續)

根據中國企業所得稅法，於中國大陸成立的外資企業向外國投資者宣派的股息須徵收10%預扣稅。有關規定自二零零八年一月一日起生效，並適用於二零零七年十二月三十一日後所產生的盈利。倘中國與外國投資者所屬司法權區之間訂有稅務協定，則可按較低預扣稅率徵收。本集團的適用稅率為5%或10%。因此，本集團須就該等於中國大陸成立的子公司就二零零八年一月一日起產生的盈利所分派的股息計繳預扣稅。

於二零一二年十二月三十一日，並未就於內蒙蒙牛及位於中國大陸的其他本公司擁有直接股權子公司的未匯出盈利而應付的預扣稅確認遞延稅項負債(二零一一年：無)。本公司董事表示概無計劃就於二零零九年、二零一零年、二零一一年及二零一二年產生的盈利作分派。

於二零一二年十二月三十一日，概無任何涉及內蒙蒙牛若干子公司及聯營公司的未匯出盈利而應付的稅項的重大未確認遞延稅項負債(二零一一年：無)，此乃因為即使該等款項獲匯出，內蒙蒙牛亦無須繳付額外稅項。

概無因本公司向其股東支付股息而附帶的所得稅後果。

除上述所披露的金額外，於二零一二年十二月三十一日，本集團及本公司概無任何重大未確認遞延稅項負債或遞延稅項資產(二零一一年：無)。

24. Other Financial Assets

Other financial assets represented entrusted loans to certain dairy farmers via banks. A maturity analysis of the entrusted loans of the Group is as follows:

24. 其他金融資產

其他金融資產乃透過銀行提供予若干奶戶的委託貸款。本集團委託貸款之到期分析如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within 1 year	一年內	**41,377**	45,911
1 to 2 years	一至兩年	**45,318**	41,564
2 to 3 years	兩至三年	**7,051**	24,666
Over 3 years	三年以上	**1,152**	3,731
Total entrusted loans	委託貸款總額	**94,898**	115,872
Less: Amount due within one year included in current assets under other receivables (note 30)	減：計入流動資產中其他應收款項的一年內到期款項（附註30）	**(41,377)**	(45,911)
		53,521	69,961

The above entrusted loans are unsecured, with annual interest rates ranging from 5% to 9.98% (2011: 5.40% to 6.90%).

The above entrusted loans are neither past due nor impaired and have no recent history of default.

As the Group's entrusted loans related to a large number of diversified suppliers, there is no significant concentration of credit risk.

上述委託貸款為無抵押，年利率介乎5%至9.98%（二零一一年：5.40%至6.90%）。

上述委託貸款並無過期或減值，以及在近期並無拖欠款項之記錄。

由於本集團的委託貸款與大量不同類別供應商相關，故並無重大信貸集中風險。

25. Biological Assets

(A) Nature of activities

Certain subsidiaries of the Company are milk production companies that principally engaged in the production and sales of milk. Dairy cows are primarily held to produce milk. The quantity of dairy cows owned by the Group and the output of milk during the year at end of the reporting period are shown below.

25. 生物資產

(A) 業務性質

本公司若干子公司是牛奶生產企業，主要從事牛奶產銷。乳牛主要乃持有作產奶之用。年內，本集團於報告期末擁有的乳牛數量及產奶量如下。

		Group 本集團 2012 二零一二年 Head of dairy cows 乳牛(頭)	2011 二零一一年 Head of dairy cows 乳牛(頭)
Milkable cows	奶牛	**86**	–
Heifers and calves	小母牛及小牛	**8,923**	–
Total dairy cows	乳牛總數	**9,009**	–

Milkable cows are those dairy cows that are held for milk production. Heifers and calves are those dairy cows that have not reached the age that can produce milk.

In general, the heifers are inseminated with semen when heifers reached approximately 14 months old. After an approximately 9 month pregnancy term, a calf is born and the dairy cow begins to produce raw milk and the lactation period begins. A milkable cow is typically milked for approximately 340 days before a dry period of approximately 60 days.

奶牛是持有作產奶用途的乳牛。小母牛及小牛是未到產奶年齡的乳牛。

一般情況下，小母牛於長至約十四個月大時進行配種。約九個月的孕期過後，小牛出生，乳牛開始出產原奶，哺乳期開始。奶牛通常會擠奶約340天，之後進入約60天的乾乳期。

25. Biological Assets (continued)

(A) Nature of activities (continued)

When a heifer begins to produce milk, it would be transferred to the category of milkable cows based on the estimated fair value on the date of transfer. The sales of dairy cows is not one of the Group's principal activities and is not included as revenue. The sales of dairy cows are determined based on the actual selling price.

25. 生物資產(續)

(A) 業務性質(續)

小母牛開始產奶時，將按轉撥日期的估計公允值轉撥至奶牛類別。乳牛銷售並非本集團的主要業務之一，亦不計入收入。乳牛銷售乃根據實際售價而定。

		Group 本集團 2012 二零一二年 KG 千克	2011 二零一一年 KG 千克
Volume of sales of milk produced	所產奶銷量	24,320	–

The Group is exposed to fair value risks arising from changes in price of the dairy products. The Group does not anticipate that the price of the dairy products will decline significantly in the foreseeable future and the directors of the Company are of the view that there is no available derivative or other contracts which the Group can enter into to manage the risk of a decline in the price of the dairy products.

本集團承受乳製品價格變動所產生的公允值風險。本集團預計在可見將來乳製品價格不會大幅下跌。本公司董事認為，並無可用的衍生工具或本集團可以訂立的其他合約可用以控制乳製品價格下跌的風險。

25. Biological Assets (continued) 25. 生物資產(續)

(B) Value of dairy cows (B) 乳牛的價值

The value of dairy cows at the end of the reporting period was:

於報告期末的乳牛價值：

		Group 本集團 Heifers and calves 小母牛及小牛 RMB'000 人民幣千元	Milkable cows 奶牛 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
At 1 January 2012	於二零一二年一月一日	–	–	–
Increases due to purchase	收購	193,639	–	193,639
Increase due to raising (Feeding cost and others)	養殖(飼養成本及其他)	18,775	–	18,775
Transfer	轉出	(2,007)	2,007	–
Decrease due to sales	出售	(728)	–	(728)
Gains (loss) arising from changes in fair value less costs to sell	公允值變動減銷售成本產生的收益(虧損)	–	–	–
At 31 December 2012	於二零一二年十二月三十一日	209,679	2,007	211,686

The Group's dairy cows in the PRC were valued by an independent qualified professional valuer. The fair value of dairy cows approximates to their purchase costs plus raising costs at the end of the reporting period.

本集團在中國的乳牛乃由獨立合資格專業估值師進行估值。於報告期末，乳牛的公允值與其採購成本及養殖成本相加後之金額相若。

26. Inventories

26. 存貨

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Raw materials	原材料	**865,596**	1,155,840
Finished goods	產成品	**554,302**	529,407
Total inventories at the lower of cost and net realisable value	按成本與可變現淨值的較低者計價的存貨總額	**1,419,898**	1,685,247

The amount of write-down of inventories recognised as an expense was RMB2,637,000 (2011: RMB1,522,000). This was recognised in other expenses (note 5).

確認為開支的存貨撇減金額為人民幣2,637,000元(二零一一年:人民幣1,522,000元),並於其他費用(附註5)中確認。

27. Bills Receivable

27. 應收票據

An aged analysis of the bills receivable as at the end of the reporting period, based on the invoice date, is as follows:

本集團於報告期末的應收票據按發票日期的賬齡分析如下:

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within 3 months	3個月以內	**123,024**	224,987
4 to 6 months	4至6個月	**53,362**	36,037
		176,386	261,024

27. Bills Receivable (continued)

The amount due from associates of approximately RMB45,838,000 (2011: RMB66,316,000) is included in the above balances.

None of the bills receivable is either past due or impaired, for which there were no recent history of default.

Certain bills receivable of the Group amounting to approximately RMB13,800,000 (2011: Nil) have been pledged to secure the bills payable of the Group, details of which are set out in note 34 to the financial statements.

27. 應收票據(續)

應收聯營公司款項約人民幣45,838,000元(二零一一年：人民幣66,316,000元)乃列入上述結餘。

概無應收票據為過期或減值，且在近期並無拖欠款項記錄。

本集團為數約人民幣13,800,000元(二零一一年：無)的若干應收票據已質押作為本集團應付票據的抵押，有關詳情載於財務報表附註34。

28. Trade Receivables

28. 應收賬款

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Trade receivables	應收賬款	641,788	576,578
Impairment	減值	(16,701)	(1,844)
		625,087	574,734

The Group normally allows a credit limit to its customers which is adjustable in certain circumstances. The Group closely monitors overdue balances. In view of the aforementioned and the fact that the Group's trade receivables relate to a large number of diversified customers, there is no significant concentration of credit risk. The Group does not hold any collateral or other credit enhancements over its trade receivables. The trade receivables are non-interest-bearing.

本集團通常授予客戶特定信貸額度，並可在特定情形下進行調整。本集團密切留意逾期未償還結餘。鑒於上文所述及本集團的應收賬款乃與大量不同類別的客戶有關，故並無重大信貸集中風險。本集團並無在其應收賬款方面持有任何抵押品或其他信貸提升。應收賬款並無附帶利息。

28. Trade Receivables (continued)

An aged analysis of the trade receivables as at the end of the reporting period, based on the invoice dated and net of provision, is as follows:

28. 應收賬款(續)

於報告期末，經扣除撥備的應收賬款按發票日期的賬齡分析如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within 3 months	3個月以內	**488,313**	465,053
4 to 6 months	4至6個月	**129,015**	86,195
7 to 12 months	7至12個月	**6,811**	15,347
Over 1 year	1年以上	**948**	8,139
		625,087	574,734

The movements in the provision for impairment of trade receivables are as follows:

應收賬款減值撥備的變動如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
At 1 January	於一月一日	**1,844**	1,489
Impairment losses recognised	已確認的減值損失	**31,212**	14,818
Amount written-off as uncollectible	因不可收回而撇銷的款額	**(16,341)**	(12,541)
Impairment losses reversed	撥回減值損失	**(14)**	(1,922)
At 31 December	於十二月三十一日	**16,701**	1,844

28. Trade Receivables (continued)

The aged analysis of the trade receivables that are not individually nor collectively considered to be impaired is as follows:

28. 應收賬款(續)

個別或總體均不存在減值問題的應收賬款的賬齡分析如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Neither past due nor impaired	既未過期亦無減值	591,009	573,220
Past due but not impaired	已過期但無減值		
– Within 3 months	–3個月內	10	249
– Over 3 months	–3個月以上	–	–
		591,019	573,469

Receivables that were neither past due nor impaired relate to a large number of diversified customers for whom there was no recent history of default.

Receivables that were past due but not impaired relate to a number of independent customers that have a good track record with the Group. Based on past experience, the directors of the Company are of the opinion that no provision for impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.

The amounts due from associates of approximately RMB300,303,000 (2011: RMB259,948,000) and due from a jointly-controlled entity of approximately RMB48,770,000 (2011: Nil) are included in the above balances. These balances are unsecured, non-interest-bearing and are repayable on credit terms similar to those offered to other major customers of the Group.

既未過期亦無減值之應收款項乃與大量不同類別的客戶有關，彼等在近期並無拖欠款項之記錄。

到期未付但並無減值之應收款項乃與一些獨立客戶有關，該等客戶在本集團內有良好的往績記錄。根據過往經驗，本公司董事認為無需就該等結餘計提減值撥備，皆因信貸質量並無太大的轉變而結餘被認為依然可以全數收回。

上述結餘包括應收聯營公司款項約人民幣300,303,000元(二零一一年：人民幣259,948,000元)及應收一家共同控制實體款項約人民幣48,770,000元(二零一一年：無)。上述結餘為無抵押及免息，償還信貸期與給予本集團其他主要客戶的相若。

29. Prepayments and Deposits

29. 預付款及按金

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Deposits	按金	**8,271**	11,406
Prepayments	預付款	**708,221**	644,627
Value-added tax recoverable	可抵扣增值税	**161,870**	82,204
Corporate income tax recoverable	可退企業所得税	**12,101**	10,357
Land use rights – current portion (note 14)	土地使用權－即期部分（附註14）	**17,644**	12,799
Long term prepayments (note a)	長期預付款(附註a)	**341,796**	257,456
Total prepayments and deposits	預付款及按金總額	**1,249,903**	1,018,849
Less: Long term prepayments – non-current portion (note a)	減：長期預付款－非即期部分(附註a)	**(299,947)**	(243,942)
		949,956	774,907

Notes:

(a) During the year, the Group has entered into various long term raw milk supply contracts with certain milking cow raising companies. In accordance with these contracts, the Group prepaid for raw milk supplies for the next two to five years.

(b) The amount due from associates of approximately RMB12,886,000 (2011: RMB32,215,000) is included in the above balances. As at 31 December 2011, an amount due from a jointly-controlled entity of approximately RMB20,689,000 is included in the above balances. These balances are unsecured, non-interest-bearing and are repayable on credit terms similar to those offered to other major customers of the Group.

附註：

(a) 年內，本集團與若干飼養泌乳牛公司訂立多份長期原料鮮奶供貨合約。根據該等合約，本公司就未來二至五年預付原料鮮奶供貨。

(b) 上述結餘包括應收聯營公司款項約人民幣12,886,000元（二零一一年：人民幣32,215,000元）。於二零一一年十二月三十一日，上述結餘包括應收一家共同控制實體款項約人民幣20,689,000元。上述結餘為無抵押及免息，償還信貸期與給予本集團其他主要客戶的相若。

30. Other Receivables

The balance of other receivables can be analysed as follows:

30. 其他應收款項

其他應收款項結餘分析如下：

		Group 本集團	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Dividends receivable	應收股息	7,391	13,302
Other financial assets (note 24)	其他金融資產(附註24)	41,377	45,911
Others	其他	311,109	230,214
Total	總計	359,877	289,427

The amount due from associates of approximately RMB30,000 (2011: RMB29,000) is included in the above balances. These balances are unsecured, non-interest-bearing and are repayable on demand.

上述結餘包括應收聯營公司款項約人民幣30,000元(二零一一年：人民幣29,000元)。上述結餘為無抵押及免息，並須應本集團要求隨時歸還。

In addition, during the year of 2012, the Group lent an amount of RMB270,000,000 (2011: Nil) to a jointly-controlled entity to repay its interest-bearing bank loans and accordingly when applying the proportionate consolidation method, an amount due from a jointly-controlled entity of approximately RMB135,000,000 (2011: Nil) is included in the above balances.

此外，本集團於二零一二年向一家共同控制實體借出人民幣270,000,000元(二零一一年：無)，用以償還其計息銀行貸款，因此在使用比例綜合法時，則上述結餘包括應收一家共同控制實體款項約人民幣135,000,000元(二零一一年：無)。

		Company 本公司	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Dividends receivable	應收股息	729,756	595,820
Loans to a subsidiary	應收一家子公司款項	72,306	52,034
Others	其他	140	137
Total	總計	802,202	647,991

The loans to a subsidiary included in other receivables above are unsecured, interest-bearing and repayable within one year. The carrying amount of the loans to a subsidiary approximates to their fair value.

計入上述其他應收款項的應收一家子公司款項為無抵押、計息且須於一年內償還。應收一家子公司款項的賬面值與其公允值相若。

31. Investment Deposits

As at 31 December 2012, the Group's investment deposits were purchased from a domestic bank with good credit rating and were stated at amortised cost. The investment deposits were acquired with original maturity of three months or one year and were not allowed to be withdrawn prior to the maturity date without the bank's consent. The investment deposits were unsecured with guaranteed return amount and had an expected annual interest rate of 5.05% (2011: 5.9%).

31. 投資存款

於二零一二年十二月三十一日，本集團的投資存款均購買自信貸評級良好的本地銀行，並按攤銷成本列賬。所收購的投資存款的原到期日為三個月或一年，且在並無銀行同意下，不得於到期日前撤銷。投資存款為無抵押及設有保證回報金額，預期年利率為5.05%（二零一一年：5.9%）。

32. Cash and Bank Balances and Pledged Deposits

32. 現金及銀行結存及保證金存款

		Group 本集團	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Cash and cash equivalents	現金及現金等價物	2,943,890	4,359,872
Pledged deposits	保證金存款	51,602	175,289
Time deposits with original maturity of more than three months	原到期日為三個月以上的定期存款	2,834,500	2,163,203
		5,829,992	6,698,364
Less: Deposits pledged for banking facilities (note 34 and 37)	減：作為銀行融資抵押的保證金存款（附註34及37）	(51,602)	(175,289)
Cash and bank balances	現金及銀行結存	5,778,390	6,523,075

		Company 本公司	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Cash and bank balances	現金及銀行結存	751,922	622,766

32. Cash and Bank Balances and Pledged Deposits (continued)

At the end of the reporting period, cash and bank balances of the Group and the Company denominated in RMB amounted to approximately RMB5,650,315,000 (2011: RMB6,395,613,000) and RMB607,402,000 (2011: RMB402,307,000). The RMB is not freely convertible into other currencies. However, under Mainland China's Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations, the Group is permitted to exchange RMB for other currencies through banks authorised to conduct foreign exchange business.

Cash at banks earns interest at the prevailing market interest rates. Short-term time deposits are made for varying periods of between one day and three months depending on the immediate cash requirements of the Group and earn interest at the respective short-term time deposit rate. The bank balances and pledged deposits are deposited with creditworthy banks with no recent history of default.

32. 現金及銀行結存及保證金存款(續)

於報告期末，本集團及本公司的現金及銀行結存均以人民幣為單位，分別約為人民幣5,650,315,000元(二零一一年：人民幣6,395,613,000元)及人民幣607,402,000元(二零一一年：人民幣402,307,000元)。人民幣並非可自由兌換為其他貨幣。然而，根據中國大陸的外匯管理條例及結匯、售匯及付匯管理規定，本集團獲准透過獲授權進行外匯業務的銀行，將人民幣匯兌為其他貨幣。

銀行存款根據市場利率計息。短期定期存款乃視乎本集團的即時現金需求而按介乎一日至三個月的不同存款期存放，以及根據短期定期存款利率計息。銀行結存及保證金存款乃存放於信譽良好且無近期拖欠記錄的銀行。

33. Trade Payables

An aged analysis of the trade payables of the Group, based on the invoice date, is as follows:

33. 應付賬款

本集團應付賬款根據發票日期的賬齡分析如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within 3 months	3個月以內	2,282,063	2,350,904
4 to 6 months	4至6個月	72,400	177,669
7 to 12 months	7至12個月	23,501	12,114
Over 1 year	1年以上	3,991	2,718
		2,381,955	2,543,405

The amount due to an associate of approximately RMB8,000 (2011: RMB1,000) and the amount due to a jointly-controlled entity of approximately RMB7,318,000 (2011: RMB10,000) are included in the above balances. The balance is unsecured, non-interest-bearing and repayable on demand.

The Group's trade payables are unsecured and non-interest-bearing.

上述結餘包括應付一家聯營公司款項約人民幣8,000元(二零一一年：人民幣1,000元)及應付一家共同控制實體款項約人民幣7,318,000元(二零一一年：人民幣10,000元)。該等結餘為無抵押、免息及須應要求償還。

本集團的應付賬款為無抵押及免息。

34. Bills Payable

An aged analysis of the bills payable of the Group, based on the invoice date, is as follows:

34. 應付票據

本集團應付票據根據發票日期的賬齡分析如下：

		Group 本集團	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within 3 months	3個月內	600,589	617,363
4 to 6 months	4至6個月	696,321	523,778
		1,296,910	1,141,141

Except for an aggregate balance of approximately RMB110,081,000 (2011: RMB121,629,000) secured by the pledge of certain of the Group's deposits amounting to approximately RMB49,602,000 (2011: RMB37,504,000) (note 32) and certain of the Group's bills receivable amounting to approximately RMB13,800,000 (2011: Nil) (note27), bills payable are unsecured. The above balances are non-interest-bearing.

除合計約人民幣110,081,000元（二零一一年：人民幣121,629,000元）的應付票據結餘乃以本集團為數約人民幣49,602,000元（二零一一年：人民幣37,504,000元）的若干存款（附註32）及本集團為數約人民幣13,800,000元（二零一一年：無）的若干應收票據（附註27）作抵押外，其餘的應付票據為無抵押。上述結餘為免息。

35. Other Payables

As at 31 December 2011, an amount of RMB6,731,000, included in other payables, represents unrealised fair value losses of derivative financial instruments.

The amounts due to associates of approximately RMB12,706,000 (2011: RMB3,675,000) are included in other payables. As at 31 December 2011, an amount due to a jointly-controlled entity of approximately RMB32,000 is included in other payables. These balances are unsecured, non-interest-bearing and repayable on demand.

35. 其他應付款項

於二零一一年十二月三十一日計入其他應付款項的款額人民幣6,731,000元為衍生金融工具的未變現公允值虧損。

其他應付款項包括應付聯營公司款項約人民幣12,706,000元（二零一一年：人民幣3,675,000元）。於二零一一年十二月三十一日，其他應付款項包括應付一家共同控制實體款項約人民幣32,000元。上述結餘為無抵押、免息及須應要求隨時償還。

36. Accruals and Customers' Deposits

36. 預提費用及客戶訂金

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Advances from customers	客戶預付款	676,231	919,197
Salary and welfare payables	應付薪金及福利費	317,229	261,523
		993,460	1,180,720

The amount due to associates of approximately RMB80,642,000 (2011: RMB112,217,000) is included in the above balances. The balances are unsecured, non-interest-bearing and are repayable on demand.

上述結餘包括應付聯營公司款項約人民幣80,642,000元（二零一一年：人民幣112,217,000元）。上述結餘為無抵押、免息及須應要求償還。

37. Interest-Bearing Bank Loans

37. 計息銀行貸款

		Group 本集團 2012 二零一二年 Maturity 到期日	2012 二零一二年 Fixed rate 固定利率 RMB'000 人民幣千元	2012 二零一二年 Floating rate 浮動利率 RMB'000 人民幣千元	2011 二零一一年 Maturity 到期日	2011 二零一一年 Fixed rate 固定利率 RMB'000 人民幣千元	2011 二零一一年 Floating rate 浮動利率 RMB'000 人民幣千元
Current	**即期**						
Short term bank loans, secured	短期銀行貸款(有抵押)	2013	16,000	–	2012	128,575	45,000
Short term bank loans, unsecured	短期銀行貸款(無抵押)	2013	77,352	480,425	2012	38,500	175,469
Current portion of long term bank loans – unsecured	長期銀行貸款(無抵押)的即期部分	–	–	–	2012	–	150,000
			93,352	480,425		167,075	370,469

37. Interest-Bearing Bank Loans (continued) 37. 計息銀行貸款(續)

The repayment schedule of the bank loans is as follows:

銀行貸款的還款期如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within 1 year	一年內	573,777	537,544

		Company 本公司					
		2012 二零一二年			2011 二零一一年		
		Maturity 到期日	Fixed rate 固定利率 RMB'000 人民幣千元	Floating rate 浮動利率 RMB'000 人民幣千元	Maturity 到期日	Fixed rate 固定利率 RMB'000 人民幣千元	Floating rate 浮動利率 RMB'000 人民幣千元
Current	**即期**						
Short term bank loans, unsecured	短期銀行貸款(無抵押)	2013	–	405,425	–	–	–

The repayment schedule of the bank loans is as follows:

銀行貸款的還款期如下：

		Company 本公司 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within 1 year	一年內	405,425	–

37. Interest-Bearing Bank Loans (continued)

Notes:

(a) At 31 December 2012, short term bank loans of approximately RMB16,000,000 (2011: RMB45,000,000) were secured by certain land use rights (note 14) and property, plant and equipment (note 12(b)) of the Group. At 31 December 2011, short term bank loans of approximately RMB128,575,000 were secured by certain pledged deposits (note 32) of the Group.

(b) As at 31 December 2012, except for a short term bank loan of HK$500,000,000 equivalent to approximately RMB405,425,000 (2011: Nil) denominated in Hong Kong dollars and a short term bank loan of US$6,216,000 (2011: US$41,906,000) equivalent to approximately RMB38,852,000 (2011: RMB264,044,000), all the Group's interest-bearing bank loans were denominated in RMB.

(c) During the year, the annual interest rates of the short term bank loans varied from 1.11% to 7.22% (2011: varied from 1.95% to 9.36%). During 2011, the annual interest rates of the long term bank loans varied from 4.86% to 5.76%.

37. 計息銀行貸款(續)

附註：

(a) 於二零一二年十二月三十一日，短期銀行貸款約人民幣16,000,000元(二零一一年：人民幣45,000,000元)乃由本集團若干土地使用權(附註14)及物業、廠房及設備(附註12(b))作抵押。於二零一一年十二月三十一日，短期銀行貸款約人民幣128,575,000元乃由本集團的若干保證金存款(附註32)作抵押。

(b) 於二零一二年十二月三十一日，除了短期銀行貸款500,000,000港元(相等於約人民幣405,425,000元(二零一一年：無))以港元為單位及短期銀行貸款6,216,000美元(二零一一年：41,906,000美元)(相等於約人民幣38,852,000元(二零一一年：人民幣264,044,000元))外，本集團所有計息銀行貸款乃以人民幣為單位。

(c) 本年度內，短期銀行貸款的年利率介乎1.11%至7.22%(二零一一年：介乎1.95%至9.36%)之間。二零一一年度，長期銀行貸款的年利率介乎4.86%至5.76%。

38. Other Loans

38. 其他貸款

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Short term loans	短期貸款	**24,915**	119,094

The Group's other loans are unsecured, interest-free, and with no repayment terms.

Other loans were all granted by local government authorities in the PRC for the purpose of supporting the Group's establishment of production plants in various locations in the PRC.

本集團的其他貸款為無抵押、免息及無歸還期限貸款。

其他貸款全部由中國地方政府當局為支持本集團在中國多個地方設置生產廠房而授出。

39. Long Term Payables

The Group's long term payables represent the amortised costs of the outstanding instalments payable for the purchase of production equipment. The effective interest rate used for the amortisation is the prevailing market interest rate. The balances are repayable as follows:

39. 長期應付款項

本集團的長期應付款項指須就購置生產設備分期支付款項的攤銷成本。攤銷所使用的實際利率為市場利率。有關結餘的還款期如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within 1 year	1年內	**51,536**	61,822
1 to 2 years	1至2年	**48,859**	47,648
2 to 5 years	2至5年	**95,734**	126,111
Over 5 years	5年以上	**–**	14,980
Total long term payables	長期應付款項總額	**196,129**	250,561
Less: Amount due within one year included in current liabilities under other payables	減：計入流動負債中其他應付款項的一年內到期款項	**(51,536)**	(61,822)
		144,593	188,739

Certain long term payables are secured by the Group's property, plant and equipment (note 12(b)).

若干長期應付款項以本集團的物業、廠房及設備作抵押(附註12(b))。

40. Deferred Income

Various local government authorities have granted certain property, plant and equipment to the Group for nil consideration and provided finance to the Group for the purchase of certain property, plant and equipment by way of a cash donation. Both the property, plant and equipment and grants are recorded initially at fair value. The grants received are regarded as deferred income, which is amortised to match the depreciation charge of the property, plant and equipment granted or purchased in accordance with their estimated useful lives. Movements of the balances during the year are as follows:

40. 遞延收益

多個地方政府當局無償向本集團授予若干物業、廠房及設備，並以現金捐獻方式向本集團提供融資，讓本集團購買若干物業、廠房及設備。物業、廠房及設備及補助金最初均以公允值列賬。已收取的補助金均被視為遞延收益，遞延收益根據物業、廠房及設備的估計可使用年期攤銷，以配對該等授予或購置物業、廠房及設備的折舊費用。年內該結餘的變動如下：

		Group 本集團	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
At beginning of year	年初	253,852	241,131
Received during the year	年內收取	–	29,978
Amortisation during the year (note 4)	年內攤銷(附註4)	(19,056)	(17,257)
At end of year	年終	234,796	253,852
Current portion	即期部分	19,056	18,912
Non-current portion	非即期部分	215,740	234,940
		234,796	253,852

41. Other Financial Liabilities

41. 其他金融負債

			Group 本集團	
		Notes 附註	2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Contingent consideration	或然代價	(a)	101,486	96,659
Present value of redemption amount for potential acquisition of puttable non-controlling interests	可沽售非控股股東權益潛在收購的贖回金額的現值	(b)	443,372	383,872
			544,858	480,531

Notes:

(a) The fair value of the contingent consideration of RMB100,000,000 arising from the Group's acquisition of Junlebao in 2010 was remeasured to RMB95,887,000 as at 31 December 2012 (2011: RMB91,401,000).

The fair value of the contingent consideration of RMB6,025,000 arising from the Group's acquisition of Leshi in 2011 was remeasured to RMB5,599,000 as at 31 December 2012 (2011: RMB5,258,000).

(b) According to the equity purchase agreement entered into among the Group, Junlebao and the non-controlling shareholders of Junlebao, the Group granted a put option to the non-controlling shareholders under which the non-controlling shareholders have the right to sell, and the Group has an obligation to buy the 49% equity interest in Junlebao after 2016. At 31 December 2012, the Group derecognised the carrying amount of non-controlling interests of RMB276,137,000 (2011: RMB231,170,000) and recognised a financial liability at the present value of the amount payable upon exercise of the option of RMB443,372,000 (2011: RMB383,872,000) and accounted for the difference in equity.

附註：

(a) 本集團於二零一零年收購君樂寶產生的或然代價公允值人民幣100,000,000元，於二零一二年十二月三十一日重新計量為人民幣95,887,000元（二零一一年：人民幣91,401,000元）。

本集團於二零一一年收購樂時產生的或然代價公允值人民幣6,025,000元，於二零一二年十二月三十一日重新計量為人民幣5,599,000元(二零一一年：人民幣5,258,000元)。

(b) 根據本集團、君樂寶及君樂寶的非控股股東訂立的股本購買協議，本集團向非控股股東授出認沽權，據此，於二零一六年後非控股股東有權出售，及本集團有責任購買君樂寶49%股權。於二零一二年十二月三十一日，本集團終止確認非控股股東權益的賬面值人民幣276,137,000元（二零一一年：人民幣231,170,000元）及按行使認沽權時應付款項的現值人民幣443,372,000元(二零一一年：人民幣383,872,000元)確認金融負債，並將差額計入權益。

42. Share Capital

42. 股本

		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Authorised: 3,000,000,000 ordinary shares of HK$0.1 each	法定： 3,000,000,000股每股面值0.1港元的普通股	319,235	319,235

		Note 附註	Number of ordinary shares 普通股數目 '000 千股	RMB'000 人民幣千元
Issued and fully paid:	已發行及繳足：			
At 1 January 2012	於二零一二年一月一日		1,767,440	181,087
Shares issued under the equity-settled share option scheme	根據以股份支付的購股權計劃發行股份	(a)	792	64
At 31 December 2012	於二零一二年十二月三十一日		1,768,232	181,151

		Note 附註	Number of ordinary shares 普通股數目 '000 千股	RMB'000 人民幣千元
At 1 January 2011	於二零一一年一月一日		1,737,988	178,679
Shares issued under the equity-settled share option scheme	根據以股份支付的購股權計劃發行股份	(a)	29,452	2,408
At 31 December 2011	於二零一一年十二月三十一日		1,767,440	181,087

Note:

(a) Details of the Company's share option scheme and the share options issued under the scheme are included in note 45 to the financial statements.

附註：

(a) 本公司購股權計劃及根據該計劃發行的購股權的詳情載列於財務報表附註45。

43. Reserves

(A) Group

The movements of the Group's reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on pages 87 to 88 of the financial statements.

Movements in the other reserves of the Group during the year are as follows:

43. 儲備

(A) 本集團

本集團的儲備及本年度及往年度的儲備變動，載於財務報表第87至第88頁的綜合權益變動表內。

年度內，本集團的其他儲備變動如下：

		Share premium 股份溢價 RMB'000 人民幣千元	Contributed surplus 實繳盈餘 RMB'000 人民幣千元 Note (a) 附註(a)	Statutory reserves 法定儲備 RMB'000 人民幣千元 Note (b) 附註(b)	Currency translation differences 貨幣換算差額 RMB'000 人民幣千元	Available-for-sale investment revaluation reserve 可供出售投資重估儲備 RMB'000 人民幣千元 Note 22 附註22	Share option reserve 購股權儲備 RMB'000 人民幣千元 Note 45 附註45	Other reserve 其他儲備 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
At 1 January 2011	於二零一一年一月一日	5,626,570	232,020	1,189,795	(292,866)	97,476	811,801	(135,627)	7,529,169
Other comprehensive income for the year:	本年其他全面收益：								
Change in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項	-	-	-	-	(88,072)	-	-	(88,072)
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額	-	-	-	(196,303)	-	-	-	(196,303)
Total comprehensive income for the year	年度全面收益總額	-	-	-	(196,303)	(88,072)	-	-	(284,375)
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	518,208	-	-	-	-	-	-	518,208
Equity-settled share option arrangements (note 45)	以股份支付的購股權安排（附註45）	-	-	-	-	-	173,541	-	173,541
Transfer to statutory reserves	轉撥至法定儲備	-	-	285,920	-	-	-	-	285,920
Derecognition of puttable non-controlling interests (note 41)	終止確認可沽售非控股股東權益（附註41）	-	-	-	-	-	-	(6,829)	(6,829)
Transfer of share option reserve upon exercise of share options	行使購股權時轉出購股權儲備	182,813	-	-	-	-	(182,813)	-	-
At 1 January 2012	於二零一二年一月一日	6,327,591	232,020	1,475,715	(489,169)	9,404	802,529	(142,456)	8,215,634
Other comprehensive income for the year:	本年其他全面收益：								
Change in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動，扣除稅項	-	-	-	-	49,226	-	-	49,226
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額	-	-	-	474	-	-	-	474
Total comprehensive income for the year	年度全面收益總額	-	-	-	474	49,226	-	-	49,700
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	12,063	-	-	-	-	-	-	12,063
Equity-settled share option arrangements (note 45)	以股份支付的購股權安排（附註45）	-	-	-	-	-	19,172	-	19,172
Transfer to statutory reserves	轉撥至法定儲備	-	-	235,636	-	-	-		235,636
Acquisition of non-controlling interests	收購非控股股東權益	-	-	-	-	-	-	(2,346)	(2,346)
Derecognition of puttable non-controlling interests (note 41)	終止確認可沽售非控股股東權益（附註41）	-	-	-	-	-	-	(13,558)	(13,558)
Transfer of share option reserve upon exercise of share options	行使購股權時轉出購股權儲備	4,285	-	-	-	-	(4,285)	-	-
At 31 December 2012	於二零一二年十二月三十一日	6,343,939	232,020	1,711,351	(488,695)	58,630	817,416	(158,360)	8,516,301

43. Reserves (continued)

(B) Company

Movements in the reserves of the Company during the year are as follows:

43. 儲備(續)

(B) 本公司

年度內，本公司的儲備變動如下：

		Share premium 股份溢價 RMB'000 人民幣千元	Contributed surplus 實繳盈餘 RMB'000 人民幣千元 Note (a) 附註(a)	Currency translation differences 貨幣換算差額 RMB'000 人民幣千元	Available-for-sale investment revaluation reserve 可供出售投資重估儲備 RMB'000 人民幣千元 Note 22 附註22	Retained earnings 保留利潤 RMB'000 人民幣千元	Share option reserve 購股權儲備 RMB'000 人民幣千元 Note 45 附註45	Total 總計 RMB'000 人民幣千元
At 1 January 2011	於二零一一年一月一日	7,975,623	387,574	(731,728)	(14,095)	197,553	811,801	8,626,728
Profit for the year (note (d))	本年利潤(附註(d))	-	-	-	-	280,383	-	280,383
Other comprehensive income for the year:	本年其他全面收益：							
Change in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動－扣除稅項	-	-	-	(40,395)	-	-	(40,395)
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額	-	-	(421,293)	-	-	-	(421,293)
Total comprehensive income for the year	年度全面收益總額	-	-	(421,293)	(40,395)	280,383	-	(181,305)
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	518,208	-	-	-	-	-	518,208
Equity-settled share option arrangements (note 45)	以股份支付的購股權安排(附註45)	-	-	-	-	-	173,541	173,541
Transfer of share option reserve upon exercise of share options	行使購股權時轉出購股權儲備	182,813	-	-	-	-	(182,813)	-
Final 2010 dividend declared	已宣派二零一零年期末股息	-	-	-	-	(279,233)	-	(279,233)
At 1 January 2012	於二零一二年一月一日	8,676,644	387,574	(1,153,021)	(54,490)	198,703	802,529	8,857,939
Profit for the year (note (d))	本年利潤(附註(d))	-	-	-	-	259,846	-	259,846
Other comprehensive income for the year:	本年其他全面收益：							
Change in fair value of available-for-sale investments, net of tax	可供出售投資公允值變動－扣除稅項	-	-	-	20,622	-	-	20,622
Exchange difference on translation of foreign operations	換算海外業務的匯兌差額	-	-	1,637	-	-	-	1,637
Total comprehensive income for the year	年度全面收益總額	-	-	1,637	20,622	259,846	-	282,105
Shares issued under equity-settled share option arrangements	根據以股份支付的購股權安排發行股份	12,063	-	-	-	-	-	12,063
Equity-settled share option arrangements (note 45)	以股份支付的購股權安排(附註45)	-	-	-	-	-	19,172	19,172
Transfer of share option reserve upon exercise of share options	行使購股權時轉出購股權儲備	4,285	-	-	-	-	(4,285)	-
Final 2011 dividend declared	已宣派二零一一年期末股息	-	-	-	-	(350,009)	-	(350,009)
At 31 December 2012	於二零一二年十二月三十一日	8,692,992	387,574	(1,151,384)	(33,868)	108,540	817,416	8,821,270

43. Reserves (continued)

Notes:

(a) Contributed surplus

The balance of the contributed surplus of the Group represents the difference between the nominal value of the share capital of the subsidiaries acquired pursuant to the group reorganisation over the nominal value of the shares of the Company issued in exchange therefor, and the excess of the amount of capital injected by the minority shareholder over its additional interest in the subsidiary's net assets attributable to the Company's owners was recorded as contributed surplus of the Group.

The contributed surplus of the Company represents the difference between the then combined net assets value of the subsidiaries acquired pursuant to the group reorganisation over the nominal value of the shares of the Company issued in exchange therefor.

(b) Statutory reserves

In accordance with the relevant PRC laws and regulations, the PRC domestic companies are required to transfer 10% of their profit after income tax, as determined under the PRC accounting standards and financial regulations, to the statutory common reserve. Subject to certain restrictions as set out in the relevant PRC laws and regulations, the statutory common reserve may be used to offset against the accumulated losses, if any.

(c) Distributable reserves

Under the Companies Law (2004 Revision) of the Cayman Islands, the share premium and contributed surplus of the Company are distributable to shareholders, provided that immediately following such distributions, the Company is able to pay off its debts as and when they fall due in the ordinary course of business.

(d) The profit attributable to owners of the Company for the year ended 31 December 2012 dealt with in the financial statements of the Company was RMB259,846,000 (2011: RMB280,383,000), including the dividend income from subsidiaries amounting to approximately RMB266,641,000 (2011: RMB238,573,000).

44. Major Non-Cash Transactions

During 2011, the Group purchased property, plant and equipment by means of long term payables with a total contractual amount and a total amortised cost of approximately RMB297,457,000 and RMB235,028,000, respectively.

43. 儲備(續)

附註：

(a) 實繳盈餘

本集團的實繳盈餘的結餘指根據集團重組所收購子公司的股本面值與本公司為換取上述股本所發行股份的面值間的差額，及該少數股東所注入的資本金額超過其獲得該子公司資產淨值的額外權益中本公司擁有人應佔部分，已記錄為本集團的實繳盈餘。

本公司的實繳盈餘指根據集團重組所收購子公司的當時合併資產淨值與本公司為換取上述合併資產淨值所發行股份的面值間的差額。

(b) 法定儲備

根據中國有關法律及法規的規定，中國的國內公司須將除所得稅後利潤的10%(根據中國會計準則及財政法規釐定)轉撥至法定公積金。根據中國有關法律及法規所載若干限制的規定，法定公積金可被用作抵銷累計虧損(如有)。

(c) 可供分派儲備

根據開曼群島公司法(二零零四年修訂)，倘於緊隨擬派股息當日，本公司將能於日常業務過程中償還其到期的債務，則本公司股份溢價及實繳盈餘均可分派予股東。

(d) 截至二零一二年十二月三十一日止年度，在本公司財務報表中處理之本公司擁有人應佔利潤為人民幣259,846,000元(二零一一年：人民幣280,383,000元)，包括來自子公司的股息收入約人民幣266,641,000元(二零一一年：人民幣238,573,000元)。

44. 重大非現金交易

二零一一年，本集團透過長期應付款項，即合約款項總額及攤銷成本總額分別約為人民幣297,457,000元及人民幣235,028,000元的方式購買物業、廠房及設備。

45. Share-Based Payment Plan

The Company operates a share option scheme (the "Scheme") for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Group's operations. Eligible participants of the Scheme include the Company's directors, including independent non-executive directors, other employees of the Group, suppliers of goods or services to the Group, customers and any person or entity that provides research, development or technological support to the Group. The Scheme became effective on 28 June 2005 and, unless otherwise cancelled or amended, will remain in force for 10 years from that date.

The maximum number of shares in respect of share options currently permitted to be granted under the Scheme is an amount equivalent, upon their exercise, to 10% of the total number of shares of the Company in issue as at the date of approval and adoption of the Scheme provided that the Group may at any time seek approval from its shareholders to refresh the limit to 10% of the shares in issue as at the date of approval by the shareholders in a general meeting where such limit is refreshed. The maximum number of shares issuable under share options to each eligible participant in the Scheme within any 12-month period is limited to 1% of the total shares of the Company in issue at any time. Any further grant of share options in excess of these limits is subject to shareholders' approval in a general meeting.

Share options granted to a director, chief executive or substantial shareholder of the Company, or to any of their associates, are subject to approval in advance by the independent non-executive directors. In addition, any share options granted to a substantial shareholder or an independent non-executive director of the Company, or to any of their associates, in excess of 0.1% of the shares of the Company in issue at any time or with an aggregate value (based on the closing price of the Company's shares at the date of grant) in excess of HK$5,000,000, within any 12-month period, are subject to shareholders' approval in advance in a general meeting.

The offer of a grant of share options may be accepted within 20 business days from the date of offer, upon payment of a consideration of HK$1 in total by the grantee. The exercise period of the share options granted is determinable by the directors, and commences after a certain vesting period and ends on a date which is not later than seven years from the date of offer of the share options or the expiry date of the Scheme, if earlier.

45. 以股份為基礎的支付計劃

本公司設立之購股權計劃(「計劃」),目的為激勵對本集團業務成功作出貢獻的合資格參與者,並為彼等作出獎賞。計劃的合資格計劃參與者包括本公司董事(包括獨立非執行董事)、本集團之其他僱員、本集團之貨品或服務供應商、客戶以及向本集團提供研究、開發或技術支援的任何人士或實體。計劃於二零零五年六月二十八日生效,除另作取消或修訂外,否則於該日起十年內有效。

現時根據計劃准予授出之購股權經行使後可予發行的股份數目最多相等於本公司在批准及採納計劃當日已發行股份總數之10%,惟本集團可隨時徵求股東批准將上限重新釐定為股東於有關上限獲更新的股東大會上授出有關批准當日之已發行股份之10%。於任何十二個月期間內,根據購股權可發行予計劃內每位合資格參與者之股份數目最多為於任何時間本公司已發行股份總數之1%。凡再授出任何超出此上限之購股權,必須經股東在股東大會上批准。

向本公司董事、主要行政人員或主要股東或彼等之任何聯繫人授出之購股權必須經獨立非執行董事事先批准。此外,於任何十二個月期間內,凡向本公司主要股東或獨立非執行董事或彼等之任何聯繫人授出之任何購股權超出於任何時間本公司已發行股份之0.1%或總值(按授出日期本公司股份之收市價計算)超出5,000,000港元,必須經股東在股東大會上事先批准。

承授人可於授出購股權建議日起20個營業日內以支付象徵性代價合共1港元接納此建議。授出購股權之行使期由董事會決定,行使期由某一歸屬期後起計及在不遲過授出購股權建議日七年之日或計劃到期日(以較早者為準)終止。

45. Share-Based Payment Plan (continued)

The exercise price of share options is determinable by the directors, but may not be less than the highest of (i) The Stock Exchange of Hong Kong Limited (the "Stock Exchange") closing price of the Company's shares on the offer date of the share options; (ii) the average Stock Exchange closing price of the Company's shares for the five business days immediately preceding the offer date; and (iii) the nominal value of the shares.

Share options do not confer rights on the holders to dividends or to vote at shareholders' meetings.

Particulars of share options

45. 以股份為基礎的支付計劃(續)

購股權之行使價由董事釐定，惟不可低於(i)本公司股份於授出購股權建議之日在香港聯合交易所有限公司(「聯交所」)所報之收市價；(ii)本公司股份於緊接建議授出日期前五個營業日在聯交所所報之平均收市價；及(iii)股份面值之最高者。

購股權之持有人無權獲派股息或於股東大會上投票。

購股權詳情

Date of grant 授出日期	Exercise period of share options (both dates inclusive) 購股權的行使期(包括首尾兩日)	Exercise price per share option (note f) 每份購股權的行使價(附註f) (HK$) (港元)	Weighted average fair value per share option 每份購股權的加權平均公允值 (HK$) (港元)
26 October 2006 二零零六年十月二十六日	26 October 2007 to 25 October 2012 (note a) 二零零七年十月二十六日至二零一二年十月二十五日(附註a)	13.40	4.82
9 November 2007 二零零七年十一月九日	9 November 2009 to 8 November 2013 (note b) 二零零九年十一月九日至二零一三年十一月八日(附註b)	32.24	10.61
18 August 2008 二零零八年八月十八日	18 August 2010 to 17 August 2014 (note b) 二零一零年八月十八日至二零一四年八月十七日(附註b)	22.03	7.60
23 November 2009 二零零九年十一月二十三日	23 November 2011 to 22 November 2015 (note c) 二零一一年十一月二十三日至二零一五年十一月二十二日(附註c)	24.40	8.50
6 December 2010 二零一零年十二月六日	6 December 2012 to 5 December 2016 (note d) 二零一二年十二月六日至二零一六年十二月五日(附註d)	22.80	7.25
10 October 2011 二零一一年十月十日	10 October 2011 to 9 October 2018 (note e) 二零一一年十月十日至二零一八年十月九日(附註e)	24.10	8.37

45. Share-Based Payment Plan (continued)

Particulars of share options (continued)

(a) The share options will be vested in four equal batches with 25% of the share options granted vesting on the first, second, third and fourth anniversaries of the date of grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

(b) The share options will be vested in two equal batches with 50% of the share options granted vesting on the second and third anniversaries of the date of grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

(c) The share options will be vested in three batches with 20%, 40% and 40% of the share options granted vesting on, respectively, the second, third and fourth anniversaries of the date of the grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

Out of the 89,025,000 share options granted, in aggregate, 20,116,500 share options are granted in exchange for and replacement of the outstanding share options previously granted on 9 November 2007 to better achieve the objectives of the Scheme (the "Replacement").

(d) The share options will be vested in three batches with 20%, 40% and 40% of the share options granted vesting on, respectively, the second, third and fourth anniversaries of the date of the grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

45. 以股份為基礎的支付計劃(續)

購股權詳情(續)

(a) 購股權將歸屬分為四等份，25%購股權分別於由授出日期起第一、二、三及四個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

(b) 購股權將歸屬分為兩等份，50%購股權分別於由授出日期起第二及三個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

(c) 購股權將歸屬分為三份，20%、40%及40%購股權分別於由授出日期起第二、三及四個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

於合共授出的89,025,000份購股權中，其中20,116,500份購股權乃就替代先前於二零零七年十一月九日所授出的未行使購股權而授出，以更好達致計劃的目標(「替代」)。

(d) 購股權將歸屬分為三份，20%、40%及40%購股權分別於由授出日期起第二、三及四個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

45. Share-Based Payment Plan (continued)

Particulars of share options (continued)

(e) The share options will be vested in two equal batches with 50% of the share options granted vesting on the fourth and fifth anniversaries of the date of grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

(f) The exercise price per share option was the average closing share price for the five business days immediately preceding the grant date or the closing price of the share on the grant date.

(g) Except for the options granted on 10 October 2011, which have a contractual life of seven years, the contractual life of the above options granted is six years. All the above options granted have no cash alternatives.

45. 以股份為基礎的支付計劃(續)

購股權詳情(續)

(e) 購股權將歸屬分為兩等份，50%及50%購股權分別於由授出日期起第四及五個週年歸屬。此外，倘若達到本集團、承授人所屬部門及承授人之預定表現目標，則有關購股權方獲歸屬。倘未能達致上述全部目標，則有關購股權將失效。

(f) 每份購股權的行使價乃緊接授出日期前五個營業日的平均股份收市價或授出日期的股份收市價。

(g) 除了於二零一一年十月十日授出的購股權合約年期為七年外，上述所授出購股權的合約年期為六年。上述所有授出的購股權均並無現金替代品。

Movements of share options 購股權變動

2012 二零一二年

Date of grant 授出日期		As at 1 January 2012 於二零一二年一月一日	Granted during the year 年內授出	Exercised during the year 年內行使	Lapsed during the year 年內失效	As at 31 December 2012 於二零一二年十二月三十一日	Exercisable at 31 December 2012 於二零一二年十二月三十一日可行使
26 October 2006	二零零六年十月二十六日	212,108	-	(212,108)	-	-	-
18 August 2008	二零零八年八月十八日	37,870,494	-	(579,590)	-	37,290,904	37,290,904
23 November 2009	二零零九年十一月二十三日	74,698,868	-	-	(6,401,473)	68,297,395	41,237,095
6 December 2010	二零一零年十二月六日	4,370,000	-	-	(300,000)	4,070,000	814,000
10 October 2011	二零一一年十月十日	65,000,000	-	-	(12,000,000)	53,000,000	-
Total	總計	182,151,470	-	(791,698)	(18,701,473)	162,658,299	79,341,999

45. Share-Based Payment Plan (continued)

Movements of share options (continued)

2011

45. 以股份為基礎的支付計劃(續)

購股權變動(續)

二零一一年

Date of grant 授出日期		As at 1 January 2011 於二零一一年一月一日	Granted during the year 年內授出	Exercised during the year 年內行使	Lapsed during the year 年內失效	As at 31 December 2011 於二零一一年十二月三十一日	Exercisable at 31 December 2011 於二零一一年十二月三十一日可行使
26 October 2006	二零零六年十月二十六日	1,757,642	–	(1,497,827)	(47,707)	212,108	212,108
18 August 2008	二零零八年八月十八日	73,125,280	–	(27,435,173)	(7,819,613)	37,870,494	37,870,494
23 November 2009	二零零九年十一月二十三日	86,538,000	–	(519,442)	(11,319,690)	74,698,868	12,911,988
6 December 2010	二零一零年十二月六日	4,470,000	–	–	(100,000)	4,370,000	–
10 October 2011	二零一一年十月十日	–	65,000,000	–	–	65,000,000	–
Total	總計	165,890,922	65,000,000	(29,452,442)	(19,287,010)	182,151,470	50,994,590

Subsequent to the end of the reporting period, out of the total outstanding share options of 162,658,299 (2011: 182,151,470) as at 31 December 2012, 28,688,800 (2011:1,058,720) share options had lapsed due to the unfulfilment of vesting conditions.

於二零一二年十二月三十一日尚餘購股權總計162,658,299份(二零一一年:182,151,470份)購股權單位中，28,688,800份購股權(二零一一年:1,058,720份)因未達到歸屬條件而於報告期末後失效。

The fair value of the share options granted during 2011 was estimated to be RMB444,559,000 (RMB6.84 each) at the grant date. The Group recognised an expense of RMB19,172,000 in 2012 (2011: RMB173,541,000) (note 6 and note 7).

於二零一一年授出的購股權公允值乃於授出日期估計為人民幣444,559,000元(每份人民幣6.84元)。於二零一二年，本集團確認人民幣19,172,000元的開支(二零一一年:人民幣173,541,000元)(附註6及附註7)。

The fair value of the above equity-settled share options was estimated as at the date of grant, using a binomial model, taking into account the terms and conditions upon which the instruments were granted.

上述以股份支付的購股權的公允值乃於授出日期使用二項計價模式估計，並已考慮有關工具於授出時的條款及條件。

45. Share-Based Payment Plan (continued)

The following table lists the inputs to the model used for the option scheme granted in the year of 2011:

45. 以股份為基礎的支付計劃(續)

下表載列就於二零一一年授出的購股權計劃所用模式的輸入項目：

		Date of grant 授出日期 10 October 2011 二零一一年十月十日
Dividend yield (%)	股息率(%)	1
Expected volatility (%)	預期波動率(%)	38
Risk-free interest rate (%)	無風險利率(%)	1.2
Expected life of options (years)	購股權預計年期(年)	7
Spot price (HK$ per share)	現貨價(港元／每股)	24.1
Exercise price (HK$ per share)	行使價(港元／每股)	24.1

In light of the lack of a historical exercise record, the expected life of the options is based on the results of empirical studies performed in the United States and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome. The spot price is the closing price of the Company's shares at the grant date.

鑑於缺乏過往行使紀錄，購股權的預計年期乃參照美國的實證研究結果，未必表示可能發生之行使模式。預期波動率反映過往波動可指示未來趨勢的假設，但不一定為實際結果。現貨價為本公司股份於授出日期的收市價。

The 791,698 share options (2011: 29,452,442) exercised during the year resulted in the issue of 791,698 (2011: 29,452,442) ordinary shares of the Company and new share capital of RMB64,000 (2011: RMB2,408,000) and share premium of RMB12,063,000 (2011: RMB518,208,000), as further detailed in note 42 to the financial statements. The weighted average share price at the date of exercise of these options was HK$23.40 (2011: HK$26.78).

791,698份(二零一一年：29,452,442份)購股權於年內行使，因而已發行791,698股(二零一一年：29,452,442股)本公司普通股，產生新股本為人民幣64,000元(二零一一年：人民幣2,408,000元)，股份溢價人民幣12,063,000元(二零一一年：人民幣518,208,000元)，詳情載於財務報表附註42。該等購股權行使日的加權平均股價為23.40港元(二零一一年：26.78港元)。

At the end of the reporting period, the Company had 79,341,499 (2011: 50,994,590) vested share options outstanding under the Scheme. The exercise in full of the remaining share options would, under the present capital structure of the Company, result in the issue of 79,341,499 (2011: 50,994,590) additional ordinary shares of the Company and additional share capital of RMB6,433,000 (2011: RMB4,134,000) and share premium of RMB1,488,948,000 (2011: RMB929,940,000) (before issue expenses).

於報告期末，本公司共有79,341,499份(二零一一年：50,994,590份)計劃項下的已歸屬未行使購股權。按本公司現時之股本結構，全面行使尚餘之購股權將引致額外發行79,341,499股(二零一一年：50,994,590股)本公司普通股及人民幣6,433,000元(二零一一年：人民幣4,134,000元)額外股本及人民幣1,488,948,000元(二零一一年：人民幣929,940,000元)股份溢價(扣除發行費用前)。

46. Business combination

(a) Acquisition of a subsidiary in 2012:

On 11 April 2012, the Group acquired a 100% interest in Taihang from independent third parties. Taihang is mainly engaged in the production of dairy products. The acquisition was made as part of the Group's strategy to expand its market share of dairy products in the PRC. The purchase consideration for the acquisition was in the form of cash, with RMB5,200,000 paid at the acquisition date and the remaining RMB7,800,000 to pay when Taihang completes certain business administrative registration procedures.

The fair values of the identifiable assets and liabilities of Taihang as at the date of acquisition were as follows:

46. 業務合併

(a) 於二零一二年收購一家子公司：

於二零一二年四月十一日，本集團向獨立第三方收購太行的100%權益。太行主要從事生產乳製品。該收購為本集團擴大其於中國乳製品市場份額的策略的一部分。該收購的購買代價中，人民幣5,200,000元於收購日以現金形式支付，其餘人民幣7,800,000元將於太行完成若干商業管理登記手續時支付。

於收購日太行的可識別資產及負債的公允值如下：

		Fair value recognised on acquisition 於收購時確認的公允值 RMB'000 人民幣千元
Assets	**資產**	
Property, plant and equipment	物業、廠房及設備	14,270
Construction in progress	在建工程	45
Land use rights	土地使用權	5,448
Other intangible assets	其他無形資產	30
Trade receivables	應收賬款	391
Prepayments and deposits	預付款及按金	1,220
Other receivables	其他應收款項	70
Inventories	存貨	33
		21,507
Liabilities	**負債**	
Trade payables	應付賬款	(3,526)
Accruals and customers' deposits	預提費用及客戶訂金	(480)
Other payables	其他應付款項	(750)
Other loans	其他貸款	(3,416)
Income tax payables	應付所得稅	(335)
		(8,507)
Total identifiable net assets at fair value	**按公允值列賬之可資識別淨資產總額**	13,000
Goodwill arising on acquisition (note 15)	收購產生的商譽(附註15)	–
Purchase consideration	**購買代價**	13,000

46. Business Combination (continued)

(a) Acquisition of a subsidiary in 2012: (continued)

The fair values of the trade receivables and other receivables as at the date of acquisition amounted to RMB391,000 and RMB70,000, respectively. The gross amounts of trade receivables and other receivables were RMB391,000 and RMB70,000, respectively.

The Group incurred transaction costs of RMB45,000 for this acquisition. These transaction costs have been expensed and are included in administrative expenses in the consolidated income statement.

An analysis of the cash flows in respect of the acquisition of Taihang is as follows:

46. 業務合併(續)

(a) 於二零一二年收購一家子公司：(續)

於收購日的應收賬款及其他應收款項公允值分別為人民幣391,000元及人民幣70,000元。應收賬款及其他應收款項的合約總額分別為人民幣391,000元及人民幣70,000元。

本集團就該收購產生交易成本人民幣45,000元。該等交易成本已於綜合利潤表支銷並計入行政費用。

有關收購太行的現金流量分析如下：

		RMB'000 人民幣千元
Cash consideration	現金代價	5,200
Cash and bank balances acquired	所收購現金及銀行結存	–
Net outflow of cash and cash equivalents included in cash flows from investing activities	包括在投資活動產生的現金流量內的現金及現金等價物淨流出	5,200
Transaction costs of the acquisition included in cash flows from operating activities	包括在經營業務產生的現金流量內的收購交易成本	45
		5,245

46. Business Combination (continued)

(a) Acquisition of a subsidiary in 2012: (continued)

Since its acquisition, Taihang contributed nil to the Group's turnover and net losses of RMB3,327,000 to the consolidated profit for the year ended 31 December 2012.

Had the combination taken place at the beginning of the year, the revenue and the profit of the Group for the year would have been RMB36,080,353,000 and RMB1,438,732,000, respectively.

(b) Acquisition of a subsidiary in 2011:

On 17 March 2011, the Group acquired an additional 41.66% equity interest in Leshi, in which the Group originally had an equity interest of 22.41%, from independent third parties. Leshi is mainly engaged in the production of dairy products. The acquisition was made as part of the Group's strategy to expand its market share of yogurt products in the PRC. The acquisition was made in the form of cash, with RMB50,907,000 paid at the acquisition date and the remaining RMB6,025,000 as a contingent consideration, which is to be paid in 2014 if certain operating results criteria can be achieved by Leshi over the three years subsequent to the acquisition date.

The Group has elected to measure the non-controlling interest in Leshi at the non-controlling interests' proportionate share of Leshi's identifiable net assets.

46. 業務合併(續)

(a) 於二零一二年收購一家子公司：(續)

自其收購起，太行為本集團截至二零一二年十二月三十一日止年度的營業額及綜合利潤分別貢獻零及淨虧損人民幣3,327,000元。

假設合併於年初發生，本集團於年內的收入及利潤會分別為人民幣36,080,353,000元及人民幣1,438,732,000元。

(b) 於二零一一年收購一家子公司：

於二零一一年三月十七日，本集團向獨立第三方收購樂時額外41.66%股權，而本集團原先擁有22.41%股權。樂時主要從事生產乳製品。該收購為本集團擴大其於中國酸奶產品市場份額的策略的一部分。該收購以現金形式支付，其中人民幣50,907,000元於收購日支付，其餘人民幣6,025,000元為或然代價，倘若樂時能於收購日後的三年達到若干經營業績條件，則將於二零一四年支付。

本集團選擇按非控股股東權益分佔樂時的可識別淨資產的比例來計量於樂時的非控股股東權益。

46. Business Combination (continued)

(b) Acquisition of a subsidiary in 2011: (continued)

The fair values of the identifiable assets and liabilities of Leshi as at the date of acquisition were as follows:

46. 業務合併(續)

(b) 於二零一一年收購一家子公司：(續)

於收購日樂時的可識別資產及負債的公允值如下：

		Fair value recognised on acquisition 於收購時確認的公允值 RMB'000 人民幣千元
Assets	**資產**	
Property, plant and equipment	物業、廠房及設備	43,680
Construction in progress	在建工程	10,994
Land use rights	土地使用權	6,179
Other intangible assets	其他無形資產	2,938
Available-for-sale investments	可供出售投資	1,000
Cash and bank balances	現金及銀行結存	54,175
Trade receivables	應收賬款	430
Prepayments and deposits	預付款及按金	2,714
Other receivables	其他應收款項	97
Inventories	存貨	7,307
		129,514
Liabilities	**負債**	
Trade payables	應付賬款	(21,779)
Accruals and customers' deposits	預提費用及客戶訂金	(1,409)
Other payables	其他應付款項	(26,611)
Interest-bearing bank loans	計息銀行貸款	(19,500)
		(69,299)
Total identifiable net assets at fair value	**按公允值列賬之可資識別淨資產總額**	60,215
Non-controlling interests' proportionate share of identifiable net assets	非控股股東權益按比例分佔可資識別淨資產	(21,635)
Acquisition-date fair value of the Group's initial 22.41% equity interest in Leshi	本集團於收購日擁有的樂時22.41%股權的公允值	(13,494)
Goodwill arising on acquisition (note 15)	收購產生的商譽(附註15)	30,823
Purchase consideration	**購買代價**	55,909

46. Business Combination (continued)

(b) Acquisition of a subsidiary in 2011: (continued)

The fair values of the trade receivables and other receivables as at the date of acquisition amounted to RMB430,000 and RMB97,000, respectively. The gross amounts of trade receivables and other receivables were RMB430,000 and RMB97,000, respectively.

The Group incurred transaction costs of RMB12,000 for this acquisition. These transaction costs have been expensed and are included in administrative expenses in the consolidated income statement.

The goodwill of RMB30,823,000 represents the value of expected synergies from the acquisition. None of the goodwill recognised is expected to be deductible for income tax purposes.

The fair value of the contingent consideration of RMB6,025,000 was recognised at RMB5,002,000 as at the acquisition date and then remeasured to RMB5,599,000 as at 31 December 2012 (2011: RMB5,258,000). This was classified as other financial liabilities (note 41).

An analysis of the cash flows in respect of the acquisition of Leshi is as follows:

46. 業務合併(續)

(b) 於二零一一年收購一家子公司：(續)

於收購日的應收賬款及其他應收款項公允值分別為人民幣430,000元及人民幣97,000元。應收賬款及其他應收款項的合約總額分別為人民幣430,000元及人民幣97,000元。

本集團就該收購產生交易成本人民幣12,000元。該等交易成本已於綜合利潤表支銷並計入行政費用。

人民幣30,823,000元之商譽指預期從該收購產生的協同效應的價值。預期已確認商譽就所得稅目而言將不可扣減。

或然代價人民幣6,025,000元的公允值已於收購日確認為人民幣5,002,000元及其後於二零一二年十二月三十一日重新計量為人民幣5,599,000元(二零一一年：人民幣5,258,000元)。此乃分類為其他金融負債(附註41)。

有關收購樂時的現金流量分析如下：

		RMB'000 人民幣千元
Cash consideration	現金代價	50,907
Cash and bank balances acquired	所收購現金及銀行結存	(54,175)
Net inflow of cash and cash equivalents included in cash flows from investing activities	包括在投資活動產生的現金流量內的現金及現金等價物淨流入	(3,268)
Transaction costs of the acquisition included in cash flows from operating activities	包括在經營業務產生的現金流量內的收購的交易成本	12
		(3,256)

46. Business Combination (continued)

(b) Acquisition of a subsidiary in 2011: (continued)

Since its acquisition, Leshi contributed RMB262,824,000 to the Group's turnover and RMB20,444,000 to the consolidated profit for the year ended 31 December 2011.

Had the combination taken place at the beginning of the year ended 31 December 2011, the revenue and the profit of the Group for the year ended 31 December 2011 would have been RMB37,430,289,000 and RMB1,785,271,000, respectively.

46. 業務合併(續)

(b) 於二零一一年收購一家子公司：(續)

自其收購起，樂時為本集團截至二零一一年十二月三十一日止年度的營業額及綜合利潤分別貢獻人民幣262,824,000元及人民幣20,444,000元。

假設合併於截至二零一一年十二月三十一日止年度初發生，本集團於截至二零一一年十二月三十一日止年度內的收入及利潤會分別為人民幣37,430,289,000元及人民幣1,785,271,000元。

47. Contingent Liabilities

Save as the disclosures in note 41 and 51(b), the Group did not have any significant contingent liabilities at the end of the reporting period.

The Company did not have any significant contingent liabilities at the end of the reporting period.

47. 或然負債

除載於附註41及51(b)的披露外，本集團於報告期末無任何重大或然負債。

本公司於報告期末並無任何重大或然負債。

48. Pledge of Assets

Details of the Group's bills payable, bank loans and long term payables, which are secured by the assets of the Group, are included in notes 34, 37 and 39, respectively, to the financial statements.

48. 資產抵押

有關獲本集團的資產作抵押的本集團應付票據、銀行貸款及長期應付款項詳情，分別載於財務報表附註34、37及39。

49. Operating Lease Arrangements

(a) As lessor

At the end of the reporting period, the Group had total future minimum lease receivables under non-cancellable operating leases with its tenants falling due as follows:

49. 經營租賃安排

(a) 作為出租人

於報告期末，本集團根據不可註銷經營租賃，日後到期應收其租戶的最低租金總額如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within one year	1年內	15,415	762
In the second to fifth years, inclusive	2年至5年(包括首尾兩年在內)	64,442	69,467
		79,857	70,229

(b) As lessee

At the end of the reporting period, the Group had total future minimum lease payments under non-cancellable operating leases in respect of buildings and certain production equipment as follows:

(b) 作為承租人

於報告期末，本集團按照房屋及若干生產設備的不可註銷經營租賃須於日後支付的最低租金總額如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Within one year	1年內	88,758	71,252
In the second to fifth years, inclusive	2年至5年(包括首尾兩年在內)	190,748	205,406
Over five years	5年以上	3,425	13,801
		282,931	290,459

50. Commitments

In addition to the operating lease commitments detailed in note 49, the Group had the following outstanding capital commitments in respect of the purchase and construction of property, plant and equipment as at the end of the reporting period:

50. 承擔

除了附註49詳述的經營租賃承擔外，於報告期末，本集團有關購置及興建物業、廠房及設備的資本承擔如下：

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Contracted, but not provided for	已訂約但未撥備	**520,464**	694,483

Subsequent to the end of the reporting date, the board of directors approved the capital expenditure (not contracted for) amounting to approximately RMB2,276,557,500 (2011: RMB2,500,748,000). As at 31 December 2011, the amount related to the Group's share of capital expenditure of a jointly-controlled entity of approximately RMB7,725,000 is included in the above balances.

於報告期末後，董事會批准資本開支(但未訂約)約為人民幣2,276,557,500元(二零一一年：人民幣2,500,748,000元)。於二零一一年十二月三十一日，上述結餘包括本集團分佔一家共同控制實體的資本開支款項約人民幣7,725,000元。

The Company did not have any significant commitments at the end of the reporting period.

於報告期末，本公司並無任何重大承擔。

51. Related Party Transactions

(a) In addition to the transactions and balances which are disclosed elsewhere in these financial statements, the Group had the following significant transactions with its associates, a jointly-controlled entity and other related parties.

51. 關聯人士交易

(a) 除於本財務報表其他段落披露的交易及結餘外，本集團與其聯營公司、共同控制實體及其他關聯人士進行下列重大交易。

				Note 附註	Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
(I)	Sales of liquid milk products to associates	(I)	向聯營公司銷售液體奶產品	(i)	**4,261,668**	4,719,948
(II)	Sales of ice cream products to associates	(II)	向聯營公司銷售冰淇淋產品	(i)	**243,711**	336,646
(III)	Sales of other dairy products to associates	(III)	向聯營公司銷售其他乳製品	(i)	**18,479**	14,734
(IV)	Sales of raw materials to a jointly-controlled entity	(IV)	向共同控制實體銷售原材料	(ii)	**169,304**	51,908
(V)	Sales of raw materials to affiliates of a substantial shareholder of the Company	(V)	向本公司一主要股東的聯屬公司銷售原材料	(i)	**–**	158
(VI)	Purchase of raw materials from a jointly-controlled entity	(VI)	向共同控制實體購買原材料	(ii)	**(112,791)**	(84,300)
(VII)	Purchase of ice cream products from an associate	(VII)	向聯營公司購買冰淇淋產品	(i)	**(8,394)**	(56,565)
(VIII)	Purchase of liquid milk products from an associate	(VIII)	向聯營公司購買液體奶產品	(i)	**–**	(42,445)
(IX)	Purchase of raw materials from affiliates of a substantial shareholder of the Company	(IX)	向本公司一主要股東的聯屬公司購買原材料	(i)	**(411,311)**	(265,832)

Notes:

(i) The considerations were determined with reference to the then prevailing market prices/rates and the prices charged to third parties.

(ii) These transactions were conducted at cost, which approximated to the prevailing market prices of the materials.

附註：

(i) 價格是經參考當時市場價格／費率及收取第三方的價格釐定。

(ii) 此等交易按成本值（約為原材料之市價）進行。

51. Related Party Transactions (continued)

(b) Other transactions with related parties

51. 關聯人士交易(續)

(b) 與關聯人士進行的其他交易

		Group 本集團 2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
(I) Guarantees in connection with interest-bearing bank loans provided for a jointly-controlled entity	(I) 就計息銀行貸款向一家共同控制實體提供擔保	–	2,709

(II) During the year of 2012, Inner Mongolia Mengniu sold 32,000,000 ordinary shares in Saikexing, an associate of Inner Mongolia Mengniu, to a former executive director and chief executive officer of the Company at the price of RM101,760,000. The consideration of RMB101,760,000 was arrived at after negotiation taking into consideration the appraised value of the shares prepared by an independent valuer.

(II) 於二零一二年度，內蒙蒙牛向本公司前執行董事兼總裁出售內蒙蒙牛的聯營公司賽科星的32,000,000股普通股，作價人民幣101,760,000元。對價人民幣101,760,000元乃經考慮獨立估值師所釐定的股份估定價值，經磋商後釐定的。

(c) Compensation of key management personnel of the Group

Key management compensation is detailed in note 7 to the financial statements.

(c) 本集團的主要管理人員的報酬

主要管理人員的報酬詳載於財務報表附註7。

Except for (a.V), (a.IX) and (b.II), the above transactions did not constitute connected transactions as defined in the Listing Rules.

除了(a.V)、(a.IX)及(b.II)外，上述交易並不構成上市規則所界定的關連交易。

52. Financial Instruments by Category

The carrying amounts of each of the categories of financial instruments as at the end of the reporting period are as follows:

52. 按類別劃分的金融工具

於報告期末，各個分類的金融工具的賬面值如下：

Financial assets

金融資產

		Group 本集團					
		2012 二零一二年			2011 二零一一年		
		Loans and receivables 貸款及應收款項 RMB'000 人民幣千元	Available-for-sale financial assets 可供出售金融資產 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元	Loans and receivables 貸款及應收款項 RMB'000 人民幣千元	Available-for-sale financial assets 可供出售金融資產 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments	可供出售投資	–	749,788	749,788	–	295,206	295,206
Bills receivable	應收票據	176,386	–	176,386	261,024	–	261,024
Trade receivables	應收賬款	625,087	–	625,087	574,734	–	574,734
Other receivables	其他應收款項	359,877	–	359,877	289,427	–	289,427
Other financial assets	其他金融資產	53,521	–	53,521	69,961	–	69,961
Investment deposits	投資存款	160,000	–	160,000	102,800	–	102,800
Pledged deposits	保證金存款	51,602	–	51,602	175,289	–	175,289
Cash and bank balances	現金及銀行結存	5,778,390	–	5,778,390	6,523,075	–	6,523,075
		7,204,863	749,788	7,954,651	7,996,310	295,206	8,291,516

52. Financial Instruments by Category (continued) 52. 按類別劃分的金融工具（續）

Financial liabilities 金融負債

		Group 本集團			
		2012 二零一二年		2011 二零一一年	
		Financial liabilities at fair value 按公允值列賬的金融負債 RMB'000 人民幣千元	Financial liabilities at amortised cost 按攤銷成本列賬的金融負債 RMB'000 人民幣千元	Financial liabilities at fair value 按公允值列賬的金融負債 RMB'000 人民幣千元	Financial liabilities at amortised cost 按攤銷成本列賬的金融負債 RMB'000 人民幣千元
Trade payables	應付賬款	–	2,381,955	–	2,543,405
Bills payable	應付票據	–	1,296,910	–	1,141,141
Other payables	其他應付款項	–	1,632,144	6,731	1,575,050
Interest-bearing bank loans	計息銀行貸款	–	573,777	–	537,544
Other loans	其他貸款	–	24,915	–	119,094
Long term payables	長期應付款項	–	144,593	–	188,739
Other financial liabilities	其他金融負債	–	544,858	–	480,531
		–	6,599,152	6,731	6,585,504

52. Financial Instruments by Category (continued)

The carrying amounts of each of the categories of financial instruments as at the end of the reporting period are as follows:

52. 按類別劃分的金融工具(續)

於報告期末，各個分類的金融工具的賬面值如下：

Financial assets

金融資產

		Company 本公司					
		2012 二零一二年			2011 二零一一年		
		Loans and receivables 貸款及應收款項 RMB'000 人民幣千元	Available-for-sale financial assets 可供出售金融資產 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元	Loans and receivables 貸款及應收款項 RMB'000 人民幣千元	Available-for-sale financial assets 可供出售金融資產 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Loans to a subsidiary included in interests in subsidiaries (note 19)	於子公司的權益包含的應收一家子公司款項(附註19)	741,197	-	741,197	741,060	-	741,060
Loans to a subsidiary (note 18)	應收一家子公司款項(附註18)	2,657,176	-	2,657,176	2,656,684	-	2,656,684
Financial assets included in other receivables	包括於其他應收款項的金融資產	72,446	-	72,446	52,171	-	52,171
Cash and bank balances	現金及銀行結存	751,922	-	751,922	622,766	-	622,766
Available-for-sale investments	可供出售投資	-	89,642	89,642	-	69,008	69,008
		4,222,741	89,642	4,312,383	4,072,681	69,008	4,141,689

52. Financial Instruments by Category (continued)

Financial liabilities

52. 按類別劃分的金融工具(續)

金融負債

		Company 本公司 2012 二零一二年 Financial liabilities at amortised cost 按攤銷成本列賬的金融負債 RMB'000 人民幣千元	Company 本公司 2011 二零一一年 Financial liabilities at amortised cost 按攤銷成本列賬的金融負債 RMB'000 人民幣千元
Other payables	其他應付款項	1,629	1,133
Interest-bearing bank loans	計息銀行貸款	405,425	–

53. Fair Values and Fair Value Hierarchy

Fair value

The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following methods and assumptions were used to estimate the fair values:

The fair values of cash and cash equivalents, the current portion of pledged deposits, trade receivables, trade and bills payables, financial assets included in prepayments, deposits and other receivables, financial liabilities included in other payables and accruals, current interest-bearing bank loans, other loans, approximate to their carrying amounts largely due to the short term maturities of these instruments.

The fair values of other financial assets, loans to a subsidiary, the non-current portion of interest-bearing bank loans and long term payables and other financial liabilities have been calculated by discounting the expected future cash flows using rates currently available for instruments on similar terms, credit risk and remaining maturities.

53. 公允值及公允值層級

公允值

金融資產及負債之公允值以該工具於自願訂約各方現時進行之交易(強迫或清算銷售除外)中可交換之金額入賬。

下文載列用於估計公允值的方法和假設：

現金及現金等價物的公允值、保證金存款的即期部分、應收賬款、應付賬款及應付票據、包括於預付款、按金及其他應收款項的金融資產、包括於其他應付款項及預提費用的金融負債、流動計息銀行貸款及其他貸款等工具因短期內到期而與彼等之賬面值相若。

其他金融資產、應收一家子公司款項、計息銀行貸款及長期應付款項的非流動部分以及其他金融負債的公允值乃採用類似條款、信貸風險及餘下到期日的工具現時可獲得的利率折現預期未來現金流量的方式計算。

53. Fair Values and Fair Value Hierarchy (continued)

Fair value (continued)

The fair values of listed equity investments are based on quoted market prices. The fair values of unlisted available-for-sale equity investments have been estimated using a valuation technique based on assumptions that are not supported by observable market prices or rates. The directors believe that the estimated fair values resulting from the valuation technique, which are recorded in the consolidated statement of financial position, and the related changes in fair values, which are recorded in other comprehensive income, are reasonable, and that they were the most appropriate values at the end of the reporting period.

The Group enters into derivative financial instruments with established commodity trading exchanges. Derivative financial instruments are measured using market quoted prices. The carrying amounts of the commodity futures contracts are the same as their fair values.

Fair value hierarchy

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments:

Level 1: fair values measured based on quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2: fair values measured based on valuation techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

Level 3: fair values measured based on valuation techniques for which any inputs which have a significant effect on the recorded fair value are not based on observable market data (unobservable inputs)

53. 公允值及公允值層級(續)

公允值(續)

上市股本投資的公允值乃基於市場報價。非上市可供出售股本投資的公允值使用基於並無可觀察市場價格或利率支持的假設的估值技術進行估計。董事相信估值技術所達致的估計公允值(其列入綜合財務狀況表)及公允值的相關變動(其列入其他全面收益)實屬合理,並為於報告期末的最適當估值。

本集團與已成立的商品貿易交易所訂立衍生金融工具。衍生金融工具乃使用市場報價計量。商品期貨合約的賬面值與彼等的公允值相同。

公允值層級

本集團採用以下層級以釐定及披露金融工具的公允值:

第一級: 根據相同資產或負債於活躍市場的報價(未經調整)計量公允值

第二級: 公允值基於估值技術計量,且全部對所記錄的公允值有重大影響的輸入數據是可直接或間接觀察得到

第三級: 公允值基於估值技術計量,且任何對所記錄的公允值有重大影響的輸入數據是並非基於可觀察的市場數據(非可觀察輸入數據)

53. Fair Values and Fair Value Hierarchy (continued)

53. 公允值及公允值層級(續)

Fair value hierarchy (continued)

公允值層級(續)

Assets measured at fair value:

按公允值計量的資產：

		Group 本集團 2012 二零一二年		
		Level 1 第一級 RMB'000 人民幣千元	Level 3 第三級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments	可供出售投資	89,642	144,201	233,843
Biological asset	生物資產	–	211,686	211,686
		89,642	355,887	445,529

		Company 本公司 2012 二零一二年		
		Level 1 第一級 RMB'000 人民幣千元	Level 3 第三級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments	可供出售投資	89,642	–	89,642

53. Fair Values and Fair Value Hierarchy (continued) 53. 公允值及公允值層級(續)

Fair value hierarchy (continued) 公允值層級(續)

Assets measured at fair value: 按公允值計量的資產：

		Group 本集團 2011 二零一一年		
		Level 1 第一級 RMB'000 人民幣千元	Level 3 第三級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments	可供出售投資	69,008	103,319	172,327

		Company 本公司 2011 二零一一年		
		Level 1 第一級 RMB'000 人民幣千元	Level 3 第三級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Available-for-sale investments	可供出售投資	69,008	–	69,008

53. Fair Values and Fair Value Hierarchy (continued) 53. 公允值及公允值層級(續)

Fair value hierarchy (continued) 公允值層級(續)

The movements in fair value measurements in Level 3 during the year are as follows:

年內第三級公允值計量的變動如下：

		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Available-for-sale investments – unlisted	可供出售投資－非上市		
At 1 January	於一月一日	**103,319**	171,461
Total gains/(losses) recognised in other comprehensive income	於其他全面收益確認的收益／(虧損)總額	**40,882**	(68,142)
At 31 December	於十二月三十一日	**144,201**	103,319

Liabilities measured at fair value:

按公允值計量的負債：

		Group 本集團 2012 二零一二年	
		Level 1 第一級 RMB' 000 人民幣千元	Total 總計 RMB' 000 人民幣千元
Other payables – derivative financial instruments at fair value	其他應付款項－按公允值計量的衍生金融工具	–	–

53. Fair Values and Fair Value Hierarchy (continued)

Fair value hierarchy (continued)

Liabilities measured at fair value:

53. 公允值及公允值層級(續)

公允值層級(續)

按公允值計量的負債：

		Group 本集團 2011 二零一一年 Level 1 第一級 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Other payables – derivative financial instruments at fair value	其他應付款項－按公允值計量的衍生金融工具	6,731	6,731

The Company did not have any financial liabilities measured at fair value as at 31 December 2012 and 2011.

於二零一二年及二零一一年十二月三十一日，本公司並無任何按公允值計量的金融負債。

54. Financial Risk Management Objectives and Policies

Financial risk management

The Group's principal financial instruments, other than derivatives, comprise cash and cash equivalents, trade receivables and payables, other receivables and payables, balances with related parties, interest-bearing bank loans, other loans and long term payables. The main purpose of these financial instruments is to raise finance for the Group's operations. The Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations.

54. 財務風險管理目標及政策

財務風險管理

本集團之主要金融工具(衍生工具除外)包括現金及現金等價物、應收及應付賬款、其他應收及應付款項、與關聯人士的結餘、計息銀行貸款、其他貸款及長期應付款項。該等金融工具主要目的是為本集團的營運籌集資金。本集團有各式各樣直接來自其業務的其他金融資產及負債，例如應收賬款及應付賬款。

54. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

The Group also entered into derivative transactions, mainly commodity futures contracts. The purpose is to manage the commodity risks arising from the Group's operations.

The main risks arising from the Group's financial instruments are interest rate risk, foreign currency risk, credit risk, liquidity risk and equity price risk. The board of directors and senior management meet periodically to analyse and formulate measures to manage the Group's exposure to these risks. Generally, the Group adopts prudent strategies on its risk management.

(i) Interest rate risk

The Group's exposure to the risk of changes in market interest rates relates primarily to the Group's borrowings with floating interest rates. The Group closely monitors its interest rate risk by performing periodic reviews and evaluations of its debt portfolio and gearing ratio. The interest rates and terms of repayment of the bank loans of the Group are disclosed in note 37 to the financial statements. In the opinion of the directors, the Group has no significant interest rate risk and has not used any interest rate swaps to hedge its exposure to interest rate risk.

54. 財務風險管理目標及政策(續)

財務風險管理(續)

本集團亦訂立衍生交易，主要為商品期貨合約。目的是管理本集團業務所產生的商品風險。

來自本集團金融工具的主要風險有利率風險、外幣風險、信貸風險及流動性風險及股本價格風險。董事會及高級管理人員定期舉行會議，分析本集團所承受的風險，並制定用以管理風險的措施。本集團一般採納審慎的策略管理風險。

(i) 利率風險

本集團承受的市場利率變動風險主要有關本集團的浮息借貸。本集團定期檢討和評估其債務組合及資本負債比率，對其利率風險進行密切注視。本集團的銀行貸款利率及還款期於財務報表附註37披露。董事認為，本集團並無重大利率風險，亦未曾使用任何利率調期對沖利率風險。

54. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(i) Interest rate risk (continued)

The following table demonstrates the sensitivity to a reasonably possible change in interest rates, with all other variables held constant, of the Group's profit before tax (through the impact on floating rate borrowings):

54. 財務風險管理目標及政策(續)

財務風險管理(續)

(i) 利率風險(續)

下表列示在所有其他變數維持不變的情況下，利率可能出現合理變動對本集團稅前利潤(透過浮息借貸的影響)的影響：

		Group 本集團	
		Increase/ (decrease) in basis points 利率基點 增加╱(減少)	Increase/ (decrease) in profit before tax 稅前利潤 增加╱(減少) RMB'000 人民幣千元
2012	**二零一二年**		
RMB	**人民幣**	**50**	**(2,797)**
RMB	**人民幣**	**(50)**	**2,797**
Hong Kong dollars	**港元**	**50**	**(1,901)**
Hong Kong dollars	**港元**	**(50)**	**1,901**
United States dollar	**美元**	**50**	**–**
United States dollar	**美元**	**(50)**	**–**
2011	二零一一年		
RMB	人民幣	50	(3,471)
RMB	人民幣	(50)	3,471
Hong Kong dollars	港元	50	–
Hong Kong dollars	港元	(50)	–
United States dollar	美元	50	(210)
United States dollar	美元	(50)	210

54. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(ii) Foreign currency risk

The Group's businesses are principally located in Mainland China and substantially all transactions are conducted in RMB, except for the purchases of imported machinery and equipment and sales of dairy products to Hong Kong and Macau. As at 31 December 2012, substantially all of the Group's assets and liabilities were denominated in RMB except the cash and bank balances of approximately RMB327,503,000 (2011: RMB139,724,000), RMB12,565,000 (2011: RMB163,027,000) and RMB23,000 (2011: Nil) which were denominated in United States dollars, Hong Kong dollars and European dollars, respectively, the interest-bearing bank loans of approximately RMB405,425,000 (2011: Nil) and approximately RMB38,852,000 (2011: RMB264,044,000) which were denominated in Hong Kong dollars and United States dollars, respectively, and the long term payables of approximately RMB79,867,000 (2011: RMB100,128,000) which were denominated in United States dollars. The fluctuation of the exchange rates of RMB against foreign currencies could affect the Group's results of operations. However, in the opinion of the directors, the foreign currency risk exposure is under management's control.

54. 財務風險管理目標及政策(續)

財務風險管理(續)

(ii) 外幣風險

本集團的業務主要位於中國大陸，除了購置進口機器及設備以及向香港和澳門出售乳製品外，絕大部分交易均以人民幣為本位貨幣。於二零一二年十二月三十一日，本集團的資產及負債當中，除了為數約人民幣327,503,000元(二零一一年：人民幣139,724,000元)、人民幣12,565,000元(二零一一年：人民幣163,027,000)及人民幣23,000元(二零一一年：無)的現金及銀行結存分別以美元、港元及歐元為單位，計息銀行貸款約人民幣405,425,000元(二零一一年：無)及約人民幣38,852,000元(二零一一年：人民幣264,044,000元)乃分別以港元及美元為單位，以及長期應付款項約人民幣79,867,000元(二零一一年：人民幣100,128,000元)乃以美元為單位以外，絕大部分均以人民幣為單位。人民幣兑外幣的匯價若有波動，可能影響本集團的經營業績，但董事認為外幣風險在管理層的控制之中。

54. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(ii) Foreign currency risk (continued)

The following table demonstrates the sensitivity to a reasonably possible change in the RMB exchange rate as compared to United States dollars, Hong Kong dollars, European dollars, Japanese yen, Canadian dollars and Australian dollars with all other variables held constant, of the Group's profit before tax (due to changes in the fair value of monetary assets and liabilities) and equity:

54. 財務風險管理目標及政策(續)

財務風險管理(續)

(ii) 外幣風險(續)

下表列示在所有其他變數維持不變的情況下，人民幣與美元、港元、歐元、日圓、加拿大元及澳元的兑換率可能出現的合理變動(因貨幣資產及負債的公允值變動導致)對本集團税前利潤及權益的影響：

		Increase/ (decrease) in RMB rate 人民幣匯率 上升／(下降) %	Increase/ (decrease) in profit before tax 税前利潤 增加／(減少) RMB'000 人民幣千元	Increase/ (decrease) in equity 權益 增加／(減少) RMB'000 人民幣千元
2012	**二零一二年**	**5**	**148,648**	**(191,538)**
		(5)	**(148,648)**	**191,538**
2011	二零一一年	5	220,456	(218,838)
		(5)	(220,456)	218,838

(iii) Credit risk

The cash and bank balances, as well as the pledged deposits, of the Group are mainly deposited with state-owned commercial banks in Mainland China.

(iii) 信貸風險

本集團的現金及銀行結存以及保證金存款，主要存於中國大陸的國有商業銀行。

54. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(iii) Credit risk (continued)

The majority of the Group's sales are conducted on a cash basis. The Group has implemented policies to ensure that sales of products are made to distributors, who wish to trade on credit terms, with an appropriate credit history which is subject to periodic reviews. Receivable balances are monitored on an ongoing basis and the Group's exposure to bad debts is not significant.

The credit risk of the Group's other financial assets, which comprise deposits and other receivables, arises from default of the counterparty, with a maximum exposure equal to the carrying amounts of these assets.

The Group is also exposed to credit risk through the provision of financial guarantees, further details of which are disclosed in note 51(b) to the financial statements.

Except for the above, the Group has no significant concentration of credit risk, with exposure spreading over a number of counterparties.

Further quantitative data in respect of the Group's exposure to credit risk arising from trade receivables are disclosed in note 28 to the financial statements.

(iv) Liquidity risk

The Group closely monitors its liquidity risk by performing periodic reviews and evaluations of its liquidity with regard to the industry characteristics, market conditions, business strategies and changes in the Group's state of affairs and adjusting the current and non-current portions of the Group's debt portfolio on a proper and timely basis. In addition, the Group aims to ensure a continuity of funds and flexibility through the use of various means of financing and by keeping committed credit lines available.

54. 財務風險管理目標及政策(續)

財務風險管理(續)

(iii) 信貸風險(續)

本集團大部分的銷售均按現金基準進行。本集團已實施政策以確保產品是售予擁有適當信貸記錄並有意以賒賬形式進行交易的經銷商，並就其信貸記錄進行定期的覆檢。本集團一直持續監察應收款項的結餘，本集團並無重大壞賬風險。

由於交易方違約產生由按金及其他應收款項構成的本集團其他金融資產的信貸風險最高限額相等於此等資產的賬面值。

本集團亦因為提供財務擔保而面對信貸風險，進一步詳情於財務報表附註51(b)內披露。

除上述者外，本集團的風險涉及多名對手方，並無重大的集中信貸風險。

有關本集團因應收賬款而須面對之信貸風險之其他量化數據，披露於財務報表附註28。

(iv) 流動性風險

本集團定期會根據行業特點、市場環境及業務戰略、財務狀況的變化，對集團的流動性進行檢討及審視，適當並及時調整本集團負債結構的即期及非即期部分，以監控流動性風險。此外，本集團亦透過利用不同的融資方式及保持一定的承諾信貸額度以確保資金的連續性及靈活性。

54. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(iv) Liquidity risk (continued)

The table below summarises the maturity profile of the Group's financial liabilities at 31 December 2012 based on contractual undiscounted payments.

54. 財務風險管理目標及政策(續)

財務風險管理(續)

(iv) 流動性風險(續)

下表載列於二零一二年十二月三十一日根據合約無折讓付款的本集團金融負債的到期情況。

				2012 二零一二年		
		On demand 按要求 RMB'000 人民幣千元	Less than 1 year 一年以內 RMB'000 人民幣千元	1 to 5 years 一至五年 RMB'000 人民幣千元	More than 5 years 五年以上 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Interest-bearing bank loans	計息銀行貸款	–	581,925	–	–	581,925
Other loans	其他貸款	24,915	–	–	–	24,915
Trade and bills payables	應付賬款及應付票據	–	3,678,865	–	–	3,678,865
Other payables, excluding current portion of long term payables	其他應付款項，不包括長期應付款項的即期部分	–	1,580,608	–	–	1,580,608
Long term payables	長期應付款項	–	60,330	162,127	–	222,457
Other financial liabilities	其他金融負債	–	–	647,113	309,275	956,388

				2011 二零一一年		
		On demand 按要求 RMB'000 人民幣千元	Less than 1 year 一年以內 RMB'000 人民幣千元	1 to 5 years 一至五年 RMB'000 人民幣千元	More than 5 years 五年以上 RMB'000 人民幣千元	Total 總計 RMB'000 人民幣千元
Interest-bearing bank loans	計息銀行貸款	–	547,951	–	–	547,951
Other loans	其他貸款	119,094	–	–	–	119,094
Trade and bills payables	應付賬款及應付票據	–	3,684,546	–	–	3,684,546
Other payables, excluding current portion of long term payables	其他應付款項，不包括長期應付款項的即期部分	–	1,519,959	–	–	1,519,959
Long term payables	長期應付款項	–	72,216	203,068	15,204	290,488
Other financial liabilities	其他金融負債	–	–	363,328	593,060	956,388

54. Financial Risk Management Objectives and Policies (continued)

Financial risk management (continued)

(v) Equity price risk

Equity price risk is the risk that the fair values of equity securities decrease as a result of changes in the levels of equity indices and the value of individual securities. The Group is exposed to equity price risk arising from individual equity investments classified as available-for-sale investments (note 22) as at 31 December 2012.

The following table demonstrates the sensitivity to every 5% change in the fair values of the equity investments, with all other variables held constant and before any impact on tax, based on their carrying amounts at the end of the reporting period. For the purpose of this analysis, for the available-for-sale equity investments, the impact is deemed to be on the available-for-sale investment revaluation reserve and no account is given for factors such as impairment which might impact the consolidated income statement.

54. 財務風險管理目標及政策(續)

財務風險管理(續)

(v) 股本價格風險

股本價格風險為股票指數水平及個別證券價值變動導致股本證券公允值下降之風險。於二零一二年十二月三十一日，本集團面對之股本價格風險來自分類為可供出售投資(附註22)之個別股本投資。

下表顯示在其他所有可變因素維持不變且未計入任何税務影響之情況下，股本投資之公允值每5%變動時之敏感度，乃按股本投資於報告期末之賬面值計算。就本分析而言，對於可供出售股本投資，視為對可供出售投資重估儲備造成影響，並無計及可能影響綜合利潤表的因素，例如減值。

2012 二零一二年		Carrying amount of equity investments 股本投資的賬面值 RMB'000 人民幣千元	Change in equity 股本變動 RMB'000 人民幣千元
Investments listed in:	列入以下項目的投資：		
Hong Kong – available-for-sale	香港—可供出售	89,642	4,482
Unlisted investments at fair value:	按公允值計量的非上市投資：		
Available-for-sale	可供出售	144,201	7,210

54. Financial Risk Management Objectives and Policies (continued)

54. 財務風險管理目標及政策(續)

Financial risk management (continued)

財務風險管理(續)

(v) Equity price risk (continued)

(v) 股本價格風險(續)

2011 二零一一年		Carrying amount of equity investments 股本投資的賬面值 RMB'000 人民幣千元	Change in equity 股本變動 RMB'000 人民幣千元
Investments listed in:	列入以下項目的投資：		
Hong Kong – available-for-sale	香港－可供出售	69,008	3,540
Unlisted investments at fair value:	按公允值計量的非上市投資：		
Available-for-sale	可供出售	103,319	5,166

Capital management

The primary objectives of the Group's capital management are to safeguard the Group's ability to continue as a going concern and to maintain healthy capital ratios in order to support its business and maximise shareholders' value.

The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2012 and 31 December 2011.

資本管理

本集團資本管理的基本目標乃維持本集團持續經營的能力及保持穩健的資本比率，以支持其業務及提高股東價值。

本集團管理其資本架構，並因應經濟環境的變化及相關資產的風險特徵作出調整。為維持或調整資本架構，本集團可能會調整派付予股東的股息、股東的資本回報或發行新股。於截至二零一二年十二月三十一日及二零一一年十二月三十一日止年度有關資本管理的目標、政策或程序並無變動。

54. Financial Risk Management Objectives and Policies (continued)

Capital management (continued)

The Group monitors capital using a gearing ratio, which is net debt divided by the total capital plus net debt. Net debt includes interest-bearing bank loans and other loans, trade, bills and other payables, accruals and customers' deposits, long term payables, other financial liabilities, less cash and bank balances, and excludes discontinued operations. Capital represents equity attributable to owners of the Company. The gearing ratios as at the ends of reporting periods were as follows:

54. 財務風險管理目標及政策(續)

資本管理(續)

本集團以資本負債比率監控資本，資本負債比率即淨負債除以資本總額加上淨負債之和。淨負債包括計息銀行貸款及其他貸款、應付賬款、應付票據及其他應付款項、預提費用及客戶訂金、長期應付款項以及其他金融負債等淨負債之和，減現金及銀行結存，並不包括已終止經營業務。資本是指本公司擁有人應佔的權益。於報告期末的資本負債比率如下：

		Group 本集團	
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元
Interest-bearing bank loans	計息銀行貸款	**573,777**	537,544
Trade and bills payables	應付賬款及應付票據	**3,678,865**	3,684,546
Accruals and customers' deposits	預提費用及客戶訂金	**993,460**	1,180,720
Other payables	其他應付款項	**1,632,144**	1,581,781
Other loans	其他貸款	**24,915**	119,094
Long term payables	長期應付款項	**144,593**	188,739
Other financial liabilities	其他金融負債	**544,858**	480,531
Less: Cash and bank balances	減：現金及銀行結存	**(5,778,390)**	(6,523,075)
Net debt	淨負債	**1,814,222**	1,249,880
Equity attributable to owners of the Company	本公司擁有人應佔權益	**12,443,292**	11,471,058
Capital and net debt	資本與淨負債	**14,257,514**	12,720,938
Gearing ratio	資本負債比率	**12.72%**	9.83%

55. Events After the Reporting Period

During 2013, Inner Mongolia Mengniu acquired an additional 49% interest in Mengniu Arla, in which Inner Mongolia Mengniu originally had an equity interest of 50%. The acquisition was made as part of the Group's strategy to expand its market share of dairy products in the PRC. The acquisition was made in the form of cash, with RMB60,000,000 paid at the acquisition date, a total of RMB40,000,000 to be paid equally on the first, second, third and fourth anniversaries, and the remaining RMB150,000,000 as a contingent consideration, which is to be paid if certain operating results criteria can be achieved by Mengniu Arla subsequent to the acquisition date.

56. Approval of the Financial Statements

The financial statements were approved and authorised for issue by the board of directors on 26 March 2013.

55. 報告期後事項

於二零一三年，內蒙蒙牛收購歐世蒙牛額外49%權益，而內蒙蒙牛原先擁有其50%股權。該收購為本集團擴大其於中國乳製品市場份額的戰略的一部分。該收購以現金形式支付，其中人民幣60,000,000元於收購日支付，於第一、二、三及四個週年將等額支付合共人民幣40,000,000元，其餘人民幣150,000,000元為或然代價，將在歐世蒙牛於收購日後達到若干經營業績條件時支付。

56. 批准財務報表

董事會已於二零一三年三月二十六日批准及授權刊發財務報表。

Financial Summary
財務概要

The following is a summary of the audited financial statements of China Mengniu Dairy Company Limited (the "Company") and its subsidiaries for the respective years.

下列為中國蒙牛乳業有限公司(「本公司」)及其子公司於下列各個年度之經審核財務報表概要。

Results 業績

		Year ended 截至十二月三十一日止年度				
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元	2009 二零零九年 RMB'000 人民幣千元	2008 二零零八年 RMB'000 人民幣千元
Revenue	收入	**36,080,353**	37,387,844	30,265,415	25,710,460	23,864,975
Profit/(loss) before tax	稅前利潤/(虧損)	**1,685,034**	2,060,630	1,538,102	1,346,346	(1,089,275)
Income tax income/(expense)	所得稅收益/(支出)	**(245,476)**	(276,081)	(182,185)	(126,240)	161,454
Profit/(loss) for the year from continuing operations	本年持續經營業務利潤/(虧損)	**1,439,558**	1,784,549	1,355,917	1,220,106	(927,821)
Profit for the year from a discontinued operation	本年終止經營業務利潤	**–**	–	–	–	3,357
Profit/(loss) for the year	本年利潤/(虧損)	**1,439,558**	1,784,549	1,355,917	1,220,106	(924,464)
Attributable to:	以下各方應佔:					
Owners of the Company	本公司擁有人	**1,257,148**	1,589,274	1,237,273	1,115,799	(948,600)
Non-controlling interests	非控股股東	**182,410**	195,275	118,644	104,307	24,136
Proposed dividend	擬派股息	**282,917**	349,953	278,078	245,465	–
Earnings per share attributable to ordinary owners of the Company (RMB) (note (i))	本公司普通股擁有人應佔每股盈利(人民幣元)(附註(i))					
For profit/(loss) for the year	本年利潤/(虧損)					
– Basic	–基本	**0.711**	0.908	0.712	0.681	(0.639)
– Diluted	–攤薄	**0.711**	0.905	0.711	N/A	N/A

Assets, liabilities and equity 資產、負債及權益

		At 31 December 於十二月三十一日				
		2012 二零一二年 RMB'000 人民幣千元	2011 二零一一年 RMB'000 人民幣千元	2010 二零一零年 RMB'000 人民幣千元	2009 二零零九年 RMB'000 人民幣千元	2008 二零零八年 RMB'000 人民幣千元
Total assets	總資產	**20,990,734**	20,201,685	17,305,841	14,096,126	11,315,275
Total liabilities	總負債	**7,918,885**	8,152,865	7,088,332	5,184,432	6,577,304
Equity attributable to owners of the Company	本公司擁有人應佔權益	**12,443,292**	11,471,058	9,758,064	8,575,678	4,464,616
Non-controlling interests	非控股股東權益	**628,557**	577,762	459,445	336,016	273,355

Note:

(i) The calculation basis for the earnings per share attributable to ordinary owners of the Company is set out in note 11 to the consolidated financial statements.

附註:

(i) 本公司普通股擁有人應佔每股盈利的計算基準載於綜合財務報表附註11。

蒙牛®

只為點滴幸福

China Mengniu Dairy Company Limited
中國蒙牛乳業有限公司*

(Incorporated in the Cayman Islands with limited liability)
(於開曼群島註冊成立之有限公司)

Stock Code 股份代號：2319

www.mengniu.com.cn
www.mengniuir.com